As filed with the U.S. Securities and Exchange Commission on March 14, 2025

Registration No.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM F-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

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Polibeli Group Ltd

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N/A
(Translation of registrant’s name into English)

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Cayman Islands	8900	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

For co-registrants, see “Table of Co-Registrants” on the following page.

Landmark Pluit Tower D 5th & 6th Floor.
Jl. Pluit Selatan Raya, Pluit, Penjaringan,
Kota Jakarta Utara, Daerah Khusus Ibukota Jakarta 14450
Republic of Indonesia
Tel: +62-21-22531366
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

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Cogency Global Inc.
122 East 42nd Street,
18th Floor
New York, NY 10168
+1(800) 221-0102
(Name, address, including zip code, and telephone number, including area code, of agent for service)

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With copies to:

Stephanie Tang, Esq. Hogan Lovells 11th Floor, One Pacific Place 88 Queensway Road Hong Kong +852-2219-0888	R. William Burns Christopher Centrich Paul Hastings LLP 600 Travis Street 58th Floor Houston, TX 77002 +1-713-860-7300

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Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effectiveness of this registration statement and upon completion of the business combination described in the enclosed Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction: Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third Party Tender Offer) ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Registrant and Co-Registrant:

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant and co-registrant hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrant and co-registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF CO-REGISTRANTS

Exact Name of Co-Registrant as Specified in its Charter(1)(2)	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number
Chenghe Acquisition II Co.	Cayman Islands	6770	Not Applicable

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(1)      The Co-Registrant has the following principal executive office:

38 Beach Road #29-11
South Beach Tower
Singapore
Tel: (+65) 9851 8611

(2)      The agent for service for the Co-Registrant is:

Cogency Global Inc.
122 East 42nd Street, 18th Floor
New York, NY 10168
Tel: (212) 947-7200

EXPLANATORY NOTE

This registration statement contains two forms of prospectus, as set forth below.

•        Public Offering Prospectus.    A public offering prospectus of Polibeli Group Ltd under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to, up to (i) 11,810,000 Company Class A Ordinary Shares (as defined in the accompanying proxy statement/prospectus), 4,467,495 Company Warrants (as defined in the accompanying proxy statement/prospectus), and (ii) 4,467,495 Company Class A Ordinary Shares issuable upon exercise of Company Warrants, if the Business Combination (as defined in the accompanying proxy statement/prospectus) described herein is consummated; and

•        Resale Prospectus.    A resale prospectus of the Company Shareholder (as defined in the accompanying proxy statement/prospectus) with respect to the resale by the Company Shareholder of up to 30,102,200 Company Class A Ordinary Shares to be received by it, if the Business Combination described herein is consummated.

The resale prospectus is substantively identical to the public offering prospectus, except for the following principal points:

•        the resale prospectus contains a different cover page;

•        a “Selling Shareholder” section is included in the resale prospectus; and

•        a “Selling Shareholder Plan of Distribution” section is included in the resale prospectus.

The Company has included in this registration statement a set of alternate pages after the end of the public offering prospectus (the “Alternate Pages”) to reflect the foregoing differences in the resale prospectus as compared to the public offering prospectus. The public offering prospectus will exclude the Alternate Pages and will be used for the public offering by the Company. The resale prospectus will be substantively identical to the public offering prospectus except for the addition or substitution of the Alternate Pages and will be used for the resale offering by the Company Shareholder.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. The Registrant may not sell these securities until the Securities and Exchange Commission declares the registration statement effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction or state where the offer or sale is not permitted.

PRELIMINARY, SUBJECT TO COMPLETION, DATED MARCH 14, 2025

PROXY STATEMENT FOR EXTRAORDINARY GENERAL MEETING
OF SHAREHOLDERS OF CHENGHE ACQUISITION II CO.
AND PROSPECTUS FOR UP TO 11,810,000 CLASS A ORDINARY SHARES,
4,467,495 WARRANTS AND 4,467,495 CLASS A ORDINARY SHARES
ISSUABLE UPON THE EXERCISE OF THE WARRANTS OF
Polibeli Group Ltd

On September 16, 2024, Chenghe Acquisition II Co., a Cayman Islands exempted company with limited liability (“Chenghe”, “SPAC”, “we” or “our”), entered into a Business Combination Agreement (the “Business Combination Agreement”) with Polibeli Group Ltd, a Cayman Islands exempted company with limited liability (the “Company”), Polibeli Merger One Limited, a Cayman Islands exempted company with limited liability and a direct wholly owned subsidiary of the Company (“Merger Sub” and together with the Company, the “Company Parties”), pursuant to which, among other transactions, on the terms and subject to the conditions set forth therein, Merger Sub shall be merged with and into Chenghe with Chenghe being the surviving company and as a direct, wholly owned subsidiary of the Company (the “Merger” or “Business Combination”). The time of the closing of the Business Combination is referred to herein as the “Closing.” The date of the Closing of the Business Combination is referred to herein as the “Closing Date.”

Company Capital Restructuring

Pursuant to the Business Combination Agreement, on the Closing Date, immediately prior to the Merger Effective Time, the following actions shall take place or be effected (in the order set forth below):

(a)     The amended and restated memorandum and articles of association of the Company substantially in the form of Annex B attached to the accompanying proxy statement/prospectus (the “A&R Company Listing Articles”) shall be adopted and become effective.

(b)    Immediately prior to the Recapitalization, the authorized share capital of the Company of US$50,000 divided into 500,000,000 ordinary shares of par value US$0.0001 each shall be re-designated as (i) 3,000,000,000 shares of Company Class A ordinary shares of a par value of US$0.00001 each (each, a “Company Class A Ordinary Share”), (ii) 1,000,000,000 shares of Company Class B ordinary shares of a par value of US$0.00001 each (each, a “Company Class B Ordinary Share,” and together with the Company Class A Ordinary Shares, the “Company Ordinary Shares”), and (iii) 1,000,000,000 shares of such class or classes (however designated) as the Company Board may determine, from time to time, of a par value of US$0.00001 each in accordance with the A&R Company Listing Articles (the “Re-designation”), such that the authorized share capital of the Company shall be US$50,000.

(c)     Immediately following the Re-designation, each issued Company Ordinary Share shall be recapitalized by way of a repurchase in exchange for the issuance of such number of Company Ordinary Shares equal to the Recapitalization Factor (i.e., one such Company Ordinary Share multiplied by the Recapitalization Factor) (the “Recapitalization” and, together with the adoption of the A&R Company Listing Articles and the Re-designation, the “Company Capital Restructuring”), subject to any adjustment in relation to the issuance of fractional shares as set forth in the Business Combination Agreement.

The Merger

Pursuant to the Business Combination Agreement, at the Merger Effective Time, and in respect of the SPAC Class B Conversion, immediately prior to the Merger Effective Time, (i) each outstanding SPAC Unit (“SPAC Unit”), consisting of one (1) SPAC Class A Ordinary Share and one-half (1/2) of one (1) SPAC Warrant, will be automatically separated (“Unit Separation”) and the holder thereof will be deemed to hold one (1) SPAC Class A Ordinary Share and one-half (1/2) of one (1) SPAC Warrant; (ii) each SPAC Class B Ordinary Share that is issued and outstanding immediately prior to the Merger Effective Time shall be automatically converted into one (1) SPAC Class A Ordinary Share (the “SPAC Class B Conversion”) and each SPAC Class B Ordinary Share shall no longer be issued and outstanding and shall automatically be cancelled and cease to exist; (iii) each SPAC Class A Ordinary Share (which for the avoidance of doubt, includes the SPAC Class A Ordinary Shares (A) issued in connection with the SPAC Class B Conversion; and (B) held as a result of Unit Separation) that is issued and outstanding (other than the SPAC Dissenting Shares (as defined in the Business Combination Agreement), Redeeming SPAC Shares (as defined in the Business Combination Agreement) and the shares set forth in Section 3.7(a)(vii) of the Business Combination Agreement) shall be converted into the right to receive one (1) Company Class A Ordinary Share; and (iv) each SPAC Warrant that is outstanding and unexercised shall be automatically converted into the right to receive a Company Warrant, pursuant to the A&R Warrant Agreement.

At the Closing, in accordance with the Cayman Companies Act, Merger Sub will merge with and into Chenghe, the separate corporate existence of Merger Sub will cease and Chenghe will be the surviving corporation and a wholly-owned subsidiary of the Company.

Following the Closing of the Business Combination, the Company Shareholder (as defined in the accompanying proxy statement/prospectus) is expected to hold a total of 360,000,000 Company Ordinary Shares, including 312,720,720 Company Class A Ordinary Shares and 47,279,280 Company Class B Ordinary Shares. Pursuant to the A&R Company Listing Articles, the Company Class B Ordinary Shares will be entitled to ten (10) votes per share compared to one (1) vote per share of the Company Class A Ordinary Shares. As a result, it is expected that the Company Shareholder will hold over 50% of the outstanding voting power of the Company following the Closing of the Business Combination: (1) assuming no redemption of SPAC Public Shares and the exercise of all issued and outstanding SPAC Warrants, it is estimated that the Company Shareholder will hold approximately 95.67% of the total Company Ordinary Shares and control approximately 97.97% of the voting power of Company Ordinary Shares; (2) assuming the intermediate (50%) redemption of SPAC Public Shares and the exercise of all issued and outstanding SPAC Warrants, it is estimated that the Company Shareholder will hold approximately 96.78% of the total Company Ordinary Shares and control approximately 98.50% of the voting power of Company Ordinary Shares; and (3) assuming the maximum (100%) redemption of SPAC Public Shares and the exercise of all issued and outstanding SPAC Warrants, it is estimated that the Company Shareholder will hold approximately 97.92% of the total Company Ordinary Shares and control approximately 99.04% of the voting power of Company Ordinary Shares. Therefore, the Company Shareholder will be able to exert significant control over matters requiring shareholder approval, including the election of director, amendment of organizational documents, and approval or major corporate transactions such as a change in control, merger, consolidation, or sale of assets. The Company will be a “controlled company” under the Stock Exchange Listing Rules. Although the Company does not intend to do so immediately following the consummation of the Business Combination, the Company may elect to rely on one or more of the exemptions to certain corporate governance requirements so long as it remains a “controlled company.” See the sections titled “Management of the Company After the Business Combination — Controlled Company Exemption” and “Beneficial Ownership of Company Securities After the Business Combination.” Following the Closing of the Business Combination, public shareholders will only receive Company Class A Ordinary Shares.

The board of directors of Chenghe (the “Chenghe Board”) has approved the Business Combination. As a part of approving the Business Combination, the Chenghe Board received and considered a fairness opinion from its independent financial advisor, EntrepreneurShares Valuation Services (“ER Shares”), stating that the consideration to be issued or paid to the Chenghe Shareholders in the Business Combination is fair from a financial point of view to Chenghe and the Chenghe Shareholders, other than the Sponsor and any of its affiliates.

Proposals to approve the Business Combination Agreement and the other matters discussed in this proxy statement/prospectus will be presented at the extraordinary general meeting (the “Extraordinary General Meeting”) of Chenghe Shareholders scheduled to be held at            a.m. Eastern Time, on            , 2025, at            and via live webcast at            . As described in further detail in this proxy statement/prospectus, the Chenghe Board has determined that each of the SPAC Shareholder Proposals is fair to and in the best interest of SPAC and its shareholders and recommended that SPAC Shareholders vote “FOR” each of the Business Combination Proposal and the Merger Proposal and “FOR” the Adjournment Proposal, if presented.

Although the Company is not currently a public reporting company, following the effectiveness of the registration statement of which this proxy statement/prospectus is a part and the Closing, the Company will become subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Company intends to apply for listing of the Company Ordinary Shares on either the New York Stock Exchange including the NYSE American LLC (“NYSE”) or the Nasdaq Stock Market LLC (“Nasdaq”) (either, the “Stock Exchange”), under the proposed symbol “PLBL,” to be effective at the consummation of the Business Combination. It is a condition of the consummation of the Business Combination that the Company Ordinary Shares are approved for listing on the Stock Exchange (subject only to official notice of issuance thereof). While trading on the Stock Exchange is expected to begin on the first Business Day following the date of completion of the Business Combination, there can be no assurance that the Company’s securities will be listed on the Stock Exchange or that a viable and active trading market will develop. The Company intends to apply for the listing of the Company Warrants on the Stock Exchange after the Closing. See “Risk Factors” beginning on page 21 for more information.

Assuming none of the Public Shareholders demand redemption pursuant to the Chenghe Articles, assuming the exercise of all issued and outstanding SPAC Warrants, it is anticipated that (i) the Company Shareholder will retain an ownership interest of approximately 95.67% of the Post-Closing Company’s total issued and outstanding share capital; (ii) Chenghe Investment II Limited (the “Sponsor”) and its affiliates holding the Founder Shares as well as SPAC Private Placement Warrants and SPAC Class A Ordinary Shares underlying the SPAC Private Placement Units will hold approximately 0.87% of the Post-Closing Company’s total issued and outstanding share capital; (iii) the Public Shareholders will hold approximately 2.29% of the Post-Closing Company’s total issued and outstanding share capital; and (iv) the holders of SPAC Public Warrants will hold 1.15% of the Post-Closing Company’s total issued and outstanding share capital.

Assuming intermediate redemptions by Public Shareholders, assuming the exercise of all issued and outstanding SPAC Warrants, it is anticipated that (i) the Company Shareholder will retain an ownership interest of approximately 96.78% of the Post-Closing Company’s total issued and outstanding share capital; (ii) the Sponsor and its affiliates holding the Founder Shares as well as SPAC Private Placement Warrants and SPAC Class A Ordinary Shares underlying the SPAC Private Placement Units will hold approximately 0.88% of the Post-Closing Company’s total issued and outstanding share capital; (iii) the Public Shareholders will hold approximately 1.16% of the Post-Closing Company’s total issued and outstanding share capital; and (iv) the holders of SPAC Public Warrants will hold 1.16% of the Post-Closing Company’s total issued and outstanding share capital.

Assuming maximum redemptions by Public Shareholders, assuming the exercise of all issued and outstanding SPAC Warrants, it is anticipated that (i) the Company Shareholder will retain an ownership interest of approximately 97.92% of the Post-Closing Company’s total issued and outstanding share capital; (ii) the Sponsor and its affiliates holding the Founder Shares as well as SPAC Private Placement Warrants and SPAC Class A Ordinary Shares underlying the SPAC Private Placement Units will hold approximately 0.89% of the Post-Closing Company’s total issued and outstanding share capital; (iii) the Public Shareholders will hold approximately 0% of the Post-Closing Company’s total issued and outstanding share capital; and (iv) the holders of SPAC Public Warrants will hold 1.17% of the Post-Closing Company’s total issued and outstanding share capital.

The following table illustrates the ownership levels in the Post-Closing Company, assuming consummation of the Business Combination and the exercise of all issued and outstanding SPAC Warrants, under several redemption scenarios:

	Assuming No Redemptions		Assuming Intermediate (50%) Redemptions(1)		Assuming Maximum (100%) Redemptions(2)
	Number of Shares	Share Ownership %	Number of Shares	Share Ownership %	Number of Shares	Share Ownership %
Company Shareholder	360,000,000	95.67%	360,000,000	96.78%	360,000,000	97.92%
Public Shareholders	8,625,000	2.29%	4,312,500	1.16%	—	0.00%
Holders of Founder Shares(3)	2,875,000	0.76%	2,875,000	0.77%	2,875,000	0.78%
Holders of Private Placement Shares	310,000	0.08%	310,000	0.08%	310,000	0.08%
Holders of SPAC Public Warrants(4)	4,312,495	1.15%	4,312,495	1.16%	4,312,495	1.17%
Holders of SPAC Private Placement Warrants(3)(5)	155,000	0.04%	155,000	0.04%	155,000	0.04%
Ordinary shares of the Post-Closing Company	376,277,495	100%	371,964,995	100%	367,652,495	100%

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*        The percentages may not sum up to 100% due to rounding.

(1)      Assumes that 4,312,500 Public Shares are redeemed for aggregate redemption payments of approximately $43.25 million, assuming a $10.03 per share redemption price and based on funds in the Trust Account as of June 30, 2024.

(2)      Assumes that 8,625,000 Public Shares are redeemed for aggregate redemption payments of approximately $86.50 million, assuming a $10.03 per share redemption price and based on funds in the Trust Account as of June 30, 2024. If the number of Public Shares redeemed under the maximum redemption scenario is calculated based on the assumptions that following the redemption, (i) SPAC will be able to pay total liabilities in the amount of $3,877,764 as of June 30, 2024 from the Trust Account at the Closing; (ii) SPAC will be able to pay approximately $4.6 million of estimated transaction expenses incurred in connection with the Business Combination from the Trust Account at the Closing; and (iii) after the payment of liabilities and expenses set forth in (i) and (ii) above, SPAC will have U.S.$5,000,001 net tangible assets at the Closing as required by the Business Combination Agreement, which will be distributed immediately to the Company at the instruction of the Company, and used for working capital and general corporate purposes. Assuming a $10.03 per share redemption price, the number of Public Shares remaining outstanding following the redemption must be at least 1,254,496 shares for SPAC to fulfill all of the abovementioned assumptions.

(3)      The Sponsor and its affiliates’ total potential ownership interest in the post-Closing Company, assuming the separation, exercise and conversion of all securities following the Closing, including the SPAC Private Placement Units, SPAC Private Placement Warrants and Founder Shares, is estimated to comprise approximately 0.87% of outstanding Company Ordinary Shares in a no redemption scenario, 0.88% of outstanding Company Ordinary Shares in an intermediate redemption scenario and 0.89% of outstanding Company Ordinary Shares in a maximum redemption scenario.

(4)      Assumes the exercise of all issued and outstanding SPAC Public Warrants, each for one Company Ordinary Share, at the closing of the Business Combination.

(5)      Assumes the exercise of all issued and outstanding SPAC Private Placement Warrants underlying the SPAC Private Placement Units, each for one Company Ordinary Share, at the closing of the Business Combination.

Compensation Received by the Sponsor

The Sponsor currently holds 2,785,000 Founder Shares, as well as 266,875 SPAC Class A Ordinary Shares and 133,438 SPAC Private Placement Warrants, both of which underlie the SPAC Private Placement Units. Prior to the SPAC IPO, the Sponsor paid $25,000, or approximately $0.009 per share, to cover certain offering costs in consideration for 2,875,000 SPAC Class B Ordinary Shares. In March of 2024, the Sponsor transferred an aggregate of 90,000 SPAC Class B Ordinary Shares to its independent directors and advisory board member, for their board and advisory services, in each case for no cash consideration. Simultaneously with SPAC IPO, the Sponsor purchased 266,875 SPAC Private Placement Units for an aggregate purchase price of $2,668,750. At Closing, pursuant to the Business Combination Agreement, (i) each outstanding SPAC Unit (including the Private Placement Units) will be automatically separated into one SPAC Class A Ordinary and one-half of one SPAC Warrant, (ii) each Class B Ordinary Share will be converted into one SPAC Class A Ordinary Share, and (iii) each SPAC Class A Ordinary Share will be converted into the right to receive one Company Class A Ordinary Share, and each SPAC Warrant will be converted into the right to receive a Company Warrant. Upon the completion of the Business Combination, the Sponsor will hold a total of 3,051,875 Company Ordinary Shares and 133,438 Company Warrants.

At Closing, pursuant to the Business Combination Agreement, the Company will use cash from the Trust Account to pay Chenghe transaction expenses and to reimburse or pay the Sponsor for any unpaid Working Capital Loans. The Company currently estimates that the total amount payable for Chenghe transaction expenses is approximately $4.0 million, as of September 24, 2024.

The retention of shares by the Sponsor and the reimbursements payable to the Sponsor at Closing will not result in a material dilution of the equity interests of non-redeeming SPAC Public Shareholders who hold their securities through the consummation of the Business Combination. See “Summary of Proxy Statement/Prospectus — Compensation Received by the Sponsor.”

Conflicts of Interest

In considering the recommendation of Chenghe Board to vote in favor of the Business Combination, shareholders should be aware that, the Sponsor and Chenghe’s directors and officers have interests in the Business Combination that are different from, or in addition to, those of other shareholders generally, which could cause them to benefit from and incentivize them to pursue a business combination with a less favorable target company or on terms less favorable to non-redeeming shareholders rather than liquidate, subject always to their fiduciary duties under Cayman Islands law. Our directors were aware of and considered these interests, among other matters, in evaluating the Business Combination and did not believe that such interests would preclude them from approving the Business Combination or from recommending the Business Combination to shareholders, considering that these interests would be disclosed in this proxy statement/prospectus. Shareholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things:

•        the fact that the Sponsor paid an aggregate of $25,000 for 2,875,000 Founder Shares, which will have a significantly higher value at the time of the Business Combination but will become worthless if a business combination is not consummated by June 10, 2026 (the “Deadline”). Based on the closing price for the Public Shares of $           on the NYSE on           , 2025, the value of the Founder Shares held by the Founder Shareholders would be $          ;

•        the fact that our Sponsor paid an aggregate of approximately $2,668,750 for its 266,875 SPAC Private Placement Units and that the SPAC Private Placement Warrants underlying such units will expire worthless if a business combination is not consummated by the Deadline;

•        the fact that the Founder Shareholders are anticipated to hold 0.87% of issued and outstanding shares of the Post-Closing Company immediately following the Business Combination (assuming no redemptions of our Public Shareholders and the exercise of SPAC Private Placement Warrants);

•        the fact that, given the differential in the purchase price that our Sponsor paid for the Founder Shares and the purchase price that the Sponsor paid for the SPAC Private Placement Units as compared to the price of the Public Shares and SPAC Public Units and the substantial number of SPAC Class A Ordinary Shares that the Founder Shareholders will receive upon conversion of the Founder Shares and (as applicable) SPAC Private Placement Warrants and SPAC Class A Ordinary Shares underlying the SPAC Private Placement Units, the Founder Shareholders can earn a positive return on their investment, even if Public Shareholders have a negative return on their investment;

•        the fact that our Founder Shareholders have agreed not to redeem any SPAC Ordinary Shares held by it in connection with the shareholder vote to approve a proposed initial business combination pursuant to the SPAC IPO Letter Agreement;

•        the fact that our Founder Shareholders will lose their entire investment in us if an initial business combination is not consummated by June 10, 2026. Our Sponsor, officers and directors and their respective affiliates have not incurred any out-of-pocket fees and expenses in relation to our initial business combination since the SPAC IPO, except that, on February 29, 2024, SPAC issued a non-interest bearing non-convertible unsecured promissory note to the Sponsor, for a principal amount of up to $300,000 (the “Sponsor Note”). At the closing date of the SPAC IPO, SPAC repaid $206,896, the outstanding balance of the Sponsor Note, to the Sponsor;

•        the fact that our Sponsor has agreed to waive its rights to liquidating distributions from the Trust Account with respect to Founder Shares held by it if we fail to complete an initial business combination by the Deadline;

•        the fact that our Sponsor, officers, directors and their respective affiliates are entitled to reimbursement of reasonable out-of-pocket expenses incurred by them in connection with certain activities on our behalf, such as identifying and investing possible business targets and business combinations. However, if we fail to consummate a business combination within the required period, they will not have any claim against the Trust Account for reimbursement. Accordingly, we may not be able to reimburse these expenses if the Business Combination or another business combination is not consummated by the Deadline;

•        the right of our Founder Shareholders to transfer the Company Ordinary Shares and Company Warrants following the Business Combination, subject to certain lock-up periods;

•        in the event of the liquidation of the Trust Account upon the failure of the Company to consummate a business combination by the Deadline, our Sponsor has agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.00 per Public Share, or such lesser per-Public Share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which we have entered into a written letter of intent, confidentiality or other similar agreement or claims of any third party (other than our independent public accountants) for services rendered or products sold to us, provided that such indemnification will not apply to any claims by a third party that executed a waiver of any and all rights to seek access to the Trust Account, nor will it apply to any claims under indemnity of the underwriters of the SPAC IPO against certain liabilities, including liabilities under the Securities Act;

•        the Sponsor (including its representatives and affiliates) and SPAC’s officers and directors are, or in the future may become, affiliated with entities that are engaged in similar business to SPAC. For example, the Sponsor is controlled by Mr. Richard Qi Li, who is the owner of Chenghe Group Limited, a British Virgin Islands incorporated company (“Chenghe Group”), founder and director of Chenghe Capital Management Limited and also served as a director and the chief executive officer of HH&L Acquisition Co., a NYSE-listed special purpose acquisition company and served as chairman of the board of Chenghe Acquisition Co., a Nasdaq-listed special purpose acquisition company, and currently serves as the chairman of the advisory board of Chenghe Acquisition I Co., a Nasdaq-listed special purpose acquisition company. Our chairman of the board and chief executive officer, Dr. Shibin Wang, served as chief executive officer of Chenghe Acquisition Co. and the chairman of the board of Chenghe Acquisition I Co. The Sponsor and our officers and directors are not prohibited from sponsoring, or otherwise becoming involved with, another blank check company prior to SPAC completing its initial business combination. SPAC’s officers and directors may become aware of business opportunities which may be appropriate for presentation to SPAC, and the other entities to which they owe certain fiduciary or contractual duties. Accordingly, they may have had conflicts of interest in determining to which entity a particular business opportunity should be presented. These conflicts may not be resolved in SPAC’s favor and such potential business opportunities may be presented to other entities prior to their presentation to SPAC, subject always to applicable fiduciary duties under Cayman Islands law. SPAC MAA provide that SPAC renounces its interest in any corporate opportunity offered to any officer or director of SPAC. This waiver allows SPAC’s officers and directors to allocate opportunities based on a combination of the objectives and fundraising needs of the target, as well as the investment objectives of the entity. SPAC does not believe that the waiver of the corporate opportunities doctrine otherwise had a material impact on its search for an acquisition target;

•        the fact that our officers and directors have not received any cash compensation;

•        the fact that the Business Combination Agreement provides for the continued indemnification of some of our existing directors and officers and the continuation of our directors’ and officers’ liability insurance after the Business Combination; and

•        the fact that we have entered into a registration rights agreement with our Founder Shareholders, which provides for customary registration rights to them and their permitted transferees.

The personal and financial interests of our Sponsor, directors and officers may have influenced their motivations in identifying and selecting the Company and completing a business combination with the Company and may influence the operation of the Post-Closing Company following the Business Combination by some of them. For more information about SPAC’s business and Sponsor’s shareholding in SPAC, see the section entitled “Business of SPAC and Certain Information about SPAC.” For dilution of non-redeeming SPAC Public Shareholders, see “Questions and Answers about the Business Combination and the Extraordinary General Meeting — Q: What ownership levels will current shareholders of Chenghe have after consummation of the Business Combination” and “Summary of Proxy Statement/Prospectus — Ownership of the Post-Closing Company — Potential Sources of Dilution.”

As of the date of this proxy statement/prospectus, none of the Company and SPAC has entered into any agreement with any investor in relation to any PIPE Investment (as defined below).

The Company is an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), and is therefore eligible to take advantage of certain reduced reporting requirements otherwise applicable to other public companies.

The Company is also a “foreign private issuer” as defined in the Exchange Act and will be exempt from certain rules under the Exchange Act that impose certain disclosure obligations and procedural requirements for proxy solicitations under Section 14 of the Exchange Act. In addition, the Company’s officers, directors and principal shareholders will be exempt from the reporting and “short-swing” profit recovery provisions under Section 16 of the Exchange Act. Moreover, the Company will not be required to file periodic reports and financial statements with the Securities and Exchange Commission as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. Accordingly, after the Business Combination, the Company Shareholder may receive less or different information about the Company than they would receive about a U.S. domestic public company. See “Risk Factors — the Company will be a foreign private issuer, and as a result, the Company will not be subject to U.S. proxy rules and will be subject to Exchange Act reporting obligations that, to some extent, are more lenient and less frequent than those of a U.S. domestic public company.”

The accompanying proxy statement/prospectus provides Chenghe Shareholders with detailed information about the Business Combination and other matters to be considered at the Extraordinary General Meeting. We encourage you to read the entire accompanying proxy statement/prospectus, including the Annexes and other documents referred to therein, carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 21 of the accompanying proxy statement/prospectus.

This proxy statement/prospectus also covers the resale by the Company Shareholder as described in the section entitled “Selling Shareholder” of up to 30,102,200 Company Class A Ordinary Shares to be received by it in the Business Combination. Sales of a substantial number of such Company Class A Ordinary Shares in the public market by the Company Shareholder, or the perception that those sales might occur, could increase the volatility of and cause a significant decline in the market price of the Company Class A Ordinary Shares and could impar our ability to raise capital through the sale of additional equity securities. The Company Shareholder is deemed to be an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act. The Company Shareholder may sell all, some or none of such Company Class A Ordinary Shares. The Company will not receive any proceeds from any such offer or sale by the Company Shareholder.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the Business Combination, or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

Investing in Chenghe and the Company’s securities involves a high degree of risk. Before making an investment decision, please read the information under the section entitled “Risk Factors” elsewhere in the accompanying proxy statement/prospectus and under similar headings or in any amendment or supplement to the accompanying proxy statement/prospectus.

The accompanying proxy statement/prospectus is dated           , and is expected to be first mailed or otherwise delivered to SPAC Shareholders on or about             .

ADDITIONAL INFORMATION

No person is authorized to give any information or to make any representation with respect to the matters that this proxy statement/prospectus describes other than those contained in this proxy statement/prospectus, and, if given or made, the information or representation must not be relied upon as having been authorized by the Company or Chenghe. This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy securities or a solicitation of a proxy in any jurisdiction where, or to any person to whom, it is unlawful to make such an offer or a solicitation. Neither the delivery of this proxy statement/prospectus nor any distribution of securities made under this proxy statement/prospectus will, under any circumstances, create an implication that there has been no change in the affairs of the Company or Chenghe since the date of this proxy statement/prospectus or that any information contained herein is correct as of any time subsequent to such date.

NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS OF
CHENGHE ACQUISITION II CO.
TO THE SHAREHOLDERS OF CHENGHE ACQUISITION II CO.:

NOTICE IS HEREBY GIVEN that an extraordinary general meeting (the “Extraordinary General Meeting”) of shareholders of Chenghe Acquisition II Co. (“Chenghe” or “SPAC”), an exempted company incorporated with limited liability under the laws of the Cayman Islands, will be held at            a.m. Eastern Time, on            , 2025 at            , or at such other time, on such other date and at such other place to which the meeting may be adjourned. You may also attend the Extraordinary General Meeting webcast by accessing the web portal located at            . The Extraordinary General Meeting will be held for the following purposes:

•        Proposal No. 1 — The Business Combination Proposal — to consider and vote upon, as an ordinary resolution, a proposal to approve and adopt the business combination agreement dated as of September 16, 2024 (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among Chenghe, Polibeli Group Ltd, a Cayman Islands exempted company with limited liability (the “Company”), Polibeli Merger One Limited, a Cayman Islands exempted company with limited liability and a direct wholly owned subsidiary of the Company (“Merger Sub” and together with the Company, the “Company Parties”), and approve the transactions contemplated thereby, pursuant to which, among other things, Merger Sub shall be merged with and into Chenghe with Chenghe being the surviving company and as a direct, wholly owned subsidiary of the Company (the “Merger” or “Business Combination”). The Business Combination and other transactions contemplated by the Business Combination Agreement are referred to as the “Transactions.” A copy of the Business Combination Agreement is attached as Annex A to the accompanying Registration Statement/Proxy Statement and a copy of the Plan of Merger is attached as Annex A-1 to the accompanying proxy statement/prospectus;

•        Proposal No. 2 — The Merger Proposal — to consider and vote upon, as a special resolution, a proposal to approve and adopt the plan of merger to be filed with the Registrar of Companies of the Cayman Islands (the “Plan of Merger”) and approve the transactions contemplated thereby, including, without limitation the Merger. A copy of the Plan of Merger is attached as Annex A-1 to the accompanying proxy statement/prospectus; and

•        Proposal No. 3 — The Adjournment Proposal — to consider and vote upon, as an ordinary resolution, a proposal to adjourn the Extraordinary General Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Extraordinary General Meeting, there are not sufficient votes to approve one or more proposals presented to the shareholders for vote.

The items of business listed above are more fully described elsewhere in the proxy statement. Whether or not you intend to attend the Extraordinary General Meeting, we urge you to read the attached proxy statement in its entirety, including the annexes and accompanying financial statements, before voting. IN PARTICULAR, WE URGE YOU TO CAREFULLY READ THE SECTION IN THE PROXY STATEMENT TITLED “RISK FACTORS.”

Only holders of record of ordinary shares of Chenghe at the close of business on            , 2025 (the “Record Date”) are entitled to notice of the Extraordinary General Meeting and to vote and have their votes counted at the Extraordinary General Meeting and any adjournments or postponements of the Extraordinary General Meeting.

After careful consideration, our board of directors has determined that each of the proposals listed is fair to and in the best interests of Chenghe and its shareholders and recommends that you vote or give instruction to vote “FOR” each of the proposals set forth above. When you consider the recommendations of our board of directors, you should keep in mind that our directors and officers may have interests in the Business Combination that conflict with, or are different from, your interests as a shareholder. See the section titled “SPAC Shareholder Proposal No. 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination.”

The Closing is conditioned on approval of the Business Combination Proposal and the Merger Proposal at the Extraordinary General Meeting. If any of these proposals is not approved and the applicable closing condition in the Business Combination Agreement is not waived, then we will not consummate the Business Combination.

All shareholders at the close of business on the Record Date are cordially invited to attend the Extraordinary General Meeting, which will also be held over the Internet by means of a live webcast at            . To ensure your representation at the Extraordinary General Meeting, however, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible in the postage-paid return envelope provided and, in any event so as to be received by Chenghe no later than            a.m. Eastern Time, on            , 2025, being 48 hours before the time appointed for the holding of the Extraordinary General Meeting (or, in the case of an adjournment, no later than 48 hours before the time appointed for the holding of the adjourned meeting). In the case of joint shareholders, where more than one of the joint shareholder purports to appoint a proxy, only the appointment submitted by the most senior holder (being the first named holder in respect of the shares in our register of members) will be accepted. If you are a holder of record of ordinary shares of ours at the close of business on the Record Date, you may also cast your vote at the Extraordinary General Meeting. If you hold your ordinary shares in “street” name, which means your shares are held of record by a broker, bank or nominee, you must instruct your broker or bank on how to vote the shares you beneficially own or, if you wish to attend the Extraordinary General Meeting, you must obtain a legal proxy from the shareholder of record and email a copy (a legible photograph is sufficient) of your proxy to proxy@continentalstock.com no later than 72 hours prior to the Extraordinary General Meeting. Holders should contact their bank, broker or other nominee for instructions regarding obtaining a legal proxy. Holders who email a valid legal proxy will be issued a meeting control number that will allow them to register to attend and participate in the Extraordinary General Meeting virtually. You will receive an email prior to the meeting with a link and instructions for entering the Extraordinary General Meeting.

Your vote is important regardless of the number of shares you own. Whether you plan to attend the Extraordinary General Meeting or not, please complete, sign, date and return the enclosed proxy card as soon as possible in the envelope provided. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the Extraordinary General Meeting.

If you have any questions or need assistance voting your ordinary shares, please             contact            (“            ”), our proxy solicitor, at +1            (for individuals), and +1            (for banks and brokers). Questions can also be sent by email to            .

Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors,

Shibin Wang
Chief Executive Officer
(Principal Executive Officer)

IF YOU RETURN YOUR SIGNED PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS.

ALL HOLDERS (THE “PUBLIC SHAREHOLDERS”) OF SPAC CLASS A ORDINARY SHARES ISSUED IN CHENGHE’S INITIAL PUBLIC OFFERING (THE “PUBLIC SHARES”) HAVE THE RIGHT TO HAVE THEIR PUBLIC SHARES REDEEMED FOR CASH IN CONNECTION WITH THE PROPOSED BUSINESS COMBINATION. PUBLIC SHAREHOLDERS ARE NOT REQUIRED TO AFFIRMATIVELY VOTE FOR OR AGAINST THE BUSINESS COMBINATION PROPOSAL, TO VOTE ON THE BUSINESS COMBINATION PROPOSAL AT ALL, OR TO BE HOLDERS OF RECORD ON THE RECORD DATE IN ORDER TO HAVE THEIR PUBLIC SHARES REDEEMED FOR CASH.

THIS MEANS THAT ANY PUBLIC SHAREHOLDER HOLDING PUBLIC SHARES MAY EXERCISE REDEMPTION RIGHTS REGARDLESS OF WHETHER THEY ARE ENTITLED TO VOTE ON THE BUSINESS COMBINATION PROPOSAL AND REGARDLESS OF WHETHER THEY VOTE AT ALL.

TO EXERCISE REDEMPTION RIGHTS, PUBLIC SHAREHOLDERS MUST TENDER THEIR SHARES TO CONTINENTAL STOCK TRANSFER & TRUST COMPANY, CHENGHE’S TRANSFER AGENT, NO LATER THAN TWO (2) BUSINESS DAYS PRIOR TO THE EXTRAORDINARY GENERAL MEETING.    YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATES (IF ANY) AND OTHER REDEMPTION FORMS TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DEPOSIT WITHDRAWAL AT CUSTODIAN (DWAC) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED FOR CASH AND WILL BE RETURNED TO YOU. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “EXTRAORDINARY GENERAL MEETING OF SPAC SHAREHOLDERS — REDEMPTION RIGHTS” FOR MORE SPECIFIC INSTRUCTIONS.

i

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form F-4 filed with the Securities and Exchange Commission (the “SEC”) by the Company, as it may be amended or supplemented from time to time (File No. 377-07461), contains a public offering prospectus of the Company under Section 5 of the Securities Act with respect to (i) the Company Class A Ordinary to be issued to SPAC Shareholders, (ii) the Company Warrants to be issued to holders of SPAC Warrants, and (iii) the Company Class A Ordinary Shares issuable upon exercise of Company Warrants, if the Business Combination described herein is consummated.

This document also contains a resale prospectus of the Company Shareholder with respect to the resale by the Company Shareholder of certain Company Class A Ordinary Shares to be received by it in the Business Combination, if the Business Combination described herein is consummated. The Company Shareholder may sell all, some or none of such Company Class A Ordinary Shares. The Company will not receive any proceeds from any such offer or sale by the Company Shareholder.

These two forms of prospectus (i.e., the public offering prospectus and the resale prospectus) will be substantively identical in all respects, except that the resale prospectus contains a separate cover page, a “Selling Shareholder” section, and a “Selling Shareholder Plan of Distribution” section in the Alternate Pages.

This document also constitutes a notice of meeting and proxy statement of SPAC under Section 14(a) of the Exchange Act, for the Extraordinary General Meeting being held on            , 2025, where SPAC Shareholders will vote on, among other things, the proposed Business Combination and related transactions and each of the SPAC Shareholder Proposals described herein.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction.

This information is available without charge to you upon written or oral request. To make this request, you should contact SPAC’s proxy solicitor at:

To obtain timely delivery of requested materials, you must request the information no later than five (5) Business Days prior to the date of the SPAC Shareholders’ Meeting. Please be sure to include your complete name and address in your request.

You may also obtain additional information about SPAC from documents filed with the SEC by following the instruction in the section entitled “Where You Can Find More Information.”

MARKET AND INDUSTRY DATA

This proxy statement/prospectus contains estimates, projections, and other information concerning the Company’s industry and business, as well as data regarding market research, estimates, forecasts and projections prepared by the Company’s management. Information that is based on market research, estimates, forecasts, projections, or similar methodologies is inherently subject to uncertainties, and actual events or circumstances may differ materially from events and circumstances that are assumed in this information. The industry in which the Company operates is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section entitled “Risk Factors.”

Unless otherwise expressly stated, the Company obtained industry, business, market, and other data from reports, research surveys, studies, and similar data prepared by market research firms and other third parties, industry and general publications, government data, and similar sources. Certain information contained in this proxy statement/prospectus concerning the Company’s industry and the regions in which it operates, including the Company’s general expectations and market position, market size, market opportunity, market share and other management estimates, is based on information obtained from industry publications and reports and forecasts provided to the Company, including independent market research carried out by Frost & Sullivan (Beijing) Inc., Shanghai Branch Co. (“Frost & Sullivan”). In some cases, the Company does not expressly refer to the sources from which this information is derived. The Company has not commissioned any of the industry publications or other reports generated by third-party providers that it refers to in this proxy statement/prospectus. This information is subject to significant uncertainties and limitations and is based on assumptions and estimates that may prove to be inaccurate. You are therefore cautioned not to give undue weight to this information.

Industry publications, research, studies and forecasts generally state that the information they contain has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. Forecasts and other forward-looking information with respect to industry, business, market, and other data are subject to the same qualifications and additional uncertainties regarding the other forward-looking statements in this proxy statement/prospectus. See “Cautionary Note Regarding Forward-Looking Statements.” These forecasts and forward-looking information are subject to uncertainty and risk due to a variety of factors, including those described under “Risk Factors.” These and other factors could cause results to differ materially from those expressed in the forecasts or estimates from independent third parties and the Company.

TRADEMARKS AND TRADE NAMES

The Company owns or has rights to various trademarks, service marks and trade names that they use in connection with the operation of its businesses. This proxy statement/prospectus also contains trademarks, service marks and trade names of third parties, which are the property of their respective owners. The use or display of third parties’ trademarks, service marks, trade names or products in this proxy statement/prospectus is not intended to create, and does not imply, a relationship with the Company or SPAC, or an endorsement or sponsorship by or of the Company or SPAC. Solely for convenience, the trademarks, service marks and trade names referred to in this proxy statement/prospectus may appear without the ®, TM or SM symbols, but such references are not intended to indicate, in any way, that the Company or SPAC will not assert, to the fullest extent under applicable law, their rights or the right of the applicable licensor to these trademarks, service marks and trade names.

v

PRESENTATION OF FINANCIAL INFORMATION

This proxy statement/prospectus contains:

•        the audited consolidated financial statements of the Company as of and for the years ended December 31, 2023 and December 31, 2022;

•        the unaudited condensed consolidated financial statements of the Company as of June 30, 2024 and for the six months ended June 30, 2024 and June 30, 2023.

•        the audited financial statements of SPAC as of March 4, 2024 and for the period from January 15, 2024 (inception) through March 4, 2024;

•        the unaudited financial statements of SPAC as of June 30, 2024 and for the period from January 15, 2024 (inception) through March 31, 2024, for the three months ended June 30, 2024 and for the period from January 15, 2024 (inception) through June 30, 2024.

Unless indicated otherwise, financial data presented in this proxy statement/prospectus has been taken from the audited and unaudited financial statements of SPAC and the audited financial statements of the Company included in this proxy statement/prospectus. Unless otherwise indicated, financial information of SPAC has been prepared in accordance with accounting principles generally accepted in the United States and the financial information in respect of the Company has been prepared in accordance with Generally Accepted Accounting Principles.

SPAC and the Company publish their financial statements in U.S. dollars. In this proxy statement/prospectus, unless otherwise specified, all monetary amounts are in U.S. dollars, all references to “$,” “US$,” “U.S.$,” “USD,” “U.S. Dollars” and “dollars” mean U.S dollars.

EXCHANGE RATES

Polibeli’s reporting currency is the U.S. Dollars. The determination of the functional and reporting currency of each group company is based on the primary currency in which the Group company operates. The Group companies with functional currencies other than USD translate their operating results and financial position into USD. Monetary assets and liabilities in foreign currencies are translated into USD using the applicable exchange rates at the balance sheet date. Equity accounts other than earnings generated in current period are translated into USD at the appropriate historical rates. Revenues, expenses, gains and losses are translated into USD using the periodic average exchange rates. The resulting foreign currency translation adjustments are recorded in accumulated other comprehensive loss as a component of shareholders’ deficit.

Certain information presented in this proxy statement/prospectus has been converted from Japanese Yen (“JPY”), Indonesian Rupiah (“IDR”), Singapore Dollars (“SGD”), Korean Won (“KRW”) and Euro (“EUR”) to USD at the respective exchange rate set forth in the H.10 statistical release of the Federal Reserve Board. Exchange rates fluctuate, and such fluctuation can be significant.

CERTAIN DEFINED TERMS

Unless the context otherwise requires, references in this proxy statement/prospectus to:

“A&R Company Listing Articles” means the amended and restated memorandum and articles of association of the Company, substantially in the form set forth in Annex B to this proxy statement/prospectus.

“A&R Warrant Agreement” means the amended and restated warrant agreement that the Company, SPAC and the warrant agent thereunder may enter into at the Closing, substantially in the form set forth in Exhibit 4.7 to this proxy statement/prospectus, as amended or modified from time to time.

“Adjournment Proposal” means an ordinary resolution to adjourn the Extraordinary General Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Extraordinary General Meeting, there are not sufficient votes to approve one or more proposals presented to the shareholders for vote.

“Aggregate Fully Diluted Company Shares” means, without duplication, the aggregate number of Company Ordinary Shares that are (i) issued and outstanding immediately prior to the Recapitalization and (ii) issuable upon the exercise, exchange or conversion of any other equity securities of the Company that are issued and outstanding immediately prior to the Recapitalization.

“Agreement End Date” means 5:00 p.m. (Hong Kong time) on September 16, 2025.

“Ancillary Documents” means, collectively, the Registration Rights Agreement, the Subscription Agreements, the Lock-Up Agreement, the Sponsor Support Agreement, the Company Holders Support Agreement and the A&R Warrant Agreement.

“Base Equity Value” means U.S.$3,600,000,000.

“Business Combination” or “Merger” means the merger of Merger Sub with and into SPAC, in accordance with Part XVI of Cayman Companies Act, following which the separate corporate existence of Merger Sub shall cease and SPAC shall continue as the surviving company and a direct wholly owned subsidiary of the Company.

“Business Combination Agreement” means the business combination agreement entered into by and among Merger Sub, SPAC and the Company dated as of September 16, 2024 (as it may be amended, supplemented or otherwise modified from time to time).

“Business Combination Proposal” means the ordinary resolution to approve and adopt the Business Combination Agreement and the transactions contemplated thereby.

“Business Day” means a day on which commercial banks are open for business in New York, U.S., the Cayman Islands, mainland China and Hong Kong, except a Saturday, Sunday or public holiday (gazetted or ungazetted and whether scheduled or unscheduled).

“CAGR” means compound annual growth rate.

“Cayman Companies Act” means the Companies Act (As Revised) of the Cayman Islands, amended from time to time.

“Chenghe” or “SPAC” means Chenghe Acquisition II Co., an exempted company incorporated with limited liability under the laws of the Cayman Islands.

“Chenghe Preference Share” means a preference share of SPAC, par value of $0.0001 each.

“Chenghe Shareholders” or “SPAC Shareholders” means the shareholders of Chenghe.

“Closing” means the consummation of the Business Combination.

“Closing Conditions” means the conditions to Closing set forth in the Business Combination Agreement.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company” means Polibeli Group Ltd, a Cayman Islands exempted company with limited liability.

“Company Board” means the board of directors of the Company.

“Company Capital Restructuring” means, collectively, the adoption of the A&R Company Listing Articles, the Re-designation and the Recapitalization.

“Company Class A Ordinary Shares” means the authorized share capital of the Company that is re-designated as Class A ordinary shares, with par value of U.S.$0.00001 per share, pursuant to the Re-designation.

“Company Class B Ordinary Shares” means the authorized share capital of the Company that is re-designated as Class B ordinary shares, with par value of U.S.$0.00001 per share, pursuant to the Re-designation.

“Company Material Adverse Effect” means any event, state of facts, development, circumstance, occurrence or effect (collectively, “Events”) that, individually or in combination with any other Events (as defined in the Business Combination Agreement), (x) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, results of operations or condition (financial or otherwise) of the Group or (y) does or would reasonably be expected to, individually or in the aggregate, prevent or materially delay the ability of the Company Parties to consummate the Merger; provided, however, that in no event would any of the clauses (a) through (h) below, solely with respect to clause (x) of this definition, or any of the clauses (e) through (h) below, solely with respect to clause (y) of this definition, in each case, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect”: (a) any change in applicable laws or GAAP or any interpretation thereof following the date of the Business Combination Agreement; (b) any change in interest rates or economic, political, business or financial market conditions generally; (c) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), pandemic, acts of nature or change in climate; (d) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, riots or insurrections; (e) the announcement of the Business Combination Agreement and consummation of the Transactions, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on relationships, contractual or otherwise, with any landlords, customers, suppliers, business partners or employees of the Group; (f) the taking of any action by the Company that is expressly required by the Business Combination Agreement; (g) any action taken by, or at the written request of, SPAC, (h) any failure in and of itself of the Company and any of its Subsidiaries to meet any projections or forecasts, provided, however, that the exception in this clause (h) shall not prevent or otherwise affect a determination that any Event underlying such failure has resulted in or contributed to a Company Material Adverse Effect except to the extent such Event is within the scope of any other exception within this definition, or (i) any Events generally applicable to the industries or markets in which the Company or any of its Subsidiaries operate; provided, further, that any Event referred to in clauses (a), (b), (c), (d) or (i) above may be taken into account in determining if a Company Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the business, assets, results of operations or condition (financial or otherwise) of the Group, relative to similarly situated companies in the industry in which the Group conducts its operations.

“Company Ordinary Shares” means, collectively, the Company Class A Ordinary Shares and the Company Class B Ordinary Shares.

“Company Parties” means, collectively, the Company and Merger Sub.

“Company Shareholder Support Agreement” means the company shareholder support agreement entered into concurrently with the execution of the Business Combination Agreement by and among SPAC, the Company and the Company Shareholder, as amended or modified from time to time.

“Company Shareholder” or “Xingyun International” means Xingyun International Company Limited.

“Company Warrants” means the warrants of the Company into which the SPAC Warrants convert at the Merger Effective Time, each entitling the holder to purchase one Company Ordinary Share at a price of $11.50 per share, subject to adjustment, terms and limitations.

“CSRC” means the China Securities Regulatory Commission.

“Deadline” means June 10, 2026, the deadline by which SPAC is required to consummate a business combination transaction.

“EU” means European Union.

“Founder Shareholders” means, collectively, the Sponsor and the directors and officers of SPAC set forth on Schedule A to the Sponsor Support Agreement.

“Founder Shares” means the SPAC Class B Ordinary Shares initially purchased by the Sponsor in a private placement prior to the SPAC IPO and the SPAC Class A Ordinary Shares that will be issued upon (i) the automatic conversion of the SPAC Class B Ordinary Shares at the time of the Business Combination or (ii) the conversion at any time prior to the Business Combination, at the option of the holder.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time, consistently applied.

“GDP” means gross domestic product.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of an exempted company incorporated in the Cayman Islands are its certificate of incorporation, memorandum and articles of association, shareholders agreement or similar constitutional or organizational documents, in each case, as amended or restated.

“Governmental Authority” means any federal, state, provincial, municipal, local, foreign, multinational, supra-national, government or governmental authority or regulatory body thereof, or political subdivision thereof, or any commission, department, board, bureau, agency, instrumentality or authority thereof, any court, tribunal, arbitrator, arbitration panel or similar judicial body or any self-regulatory organization.

“Group” or “Polibeli” means the Company and all of its Subsidiaries from time to time, including Merger Sub.

“Hong Kong” means the Hong Kong Special Administrative Region of the PRC.

“IRS” means the Internal Revenue Service of the United States of America.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“Lock-Up Agreement” means the lock-up agreement that the Sponsor, the Company, the Company Shareholder and SPAC Key Holders will enter into at the Closing, as amended or modified from time to time.

“Merger Effective Time” means the date on which the Plan of Merger is registered by the Registrar of Companies of the Cayman Islands or such later time or such later date as may be agreed by SPAC and the Company in writing pursuant to the terms and conditions of the Plan of Merger but subject to the Cayman Companies Act.

“Merger Proposal” means a special resolution to approve the Plan of Merger and any and all transactions provided for in the Plan of Merger.

“Merger Sub” means Polibeli Merger One Limited, a Cayman Islands exempted company with limited liability and directly wholly owned by the Company.

“Nasdaq Listing Rules” means the listing rules of the Nasdaq Stock Market LLC.

“NYSE Listing Rules” means NYSE Listed Company Manual or the NYSE American LLC Company Guide, together with the Nasdaq Listing Rules, “Stock Exchange Listing Rules.”

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint share company, Governmental Authority or instrumentality or other entity of any kind.

“PIPE Investment” means the purchase of Company Ordinary Shares or SPAC Class A Ordinary Shares pursuant to any purchase agreements as may be agreed by SPAC and the Company from time to time.

“Plan of Merger” means a plan of merger between SPAC and Merger Sub, pursuant to which Merger Sub will merge with and into SPAC, that is substantially in the form of exhibit C to the Business Combination Agreement.

x

“Post-Closing Company” means the Company after the consummation of the Business Combination.

“PRC” means the People’s Republic of China, and for the purpose of this proxy statement/prospectus, does not include Hong Kong, Macau Special Administrative Region and Taiwan.

“Private Placement Shares” means the SPAC Class A Ordinary Shares underlying the SPAC Private Placement Units.

“Public Shares” or “SPAC Public Shares” means the issued and outstanding SPAC Class A Ordinary Shares.

“Public Shareholders” or “SPAC Public Shareholders” means the holders of Public Shares.

“Recapitalization” means the recapitalization of each issued Company Ordinary Share by way of a repurchase in exchange for the issuance of such number of Company Ordinary Shares equal to the Recapitalization Factor (i.e., one such Company Ordinary Share multiplied by the Recapitalization Factor).

“Recapitalization Factor” means the quotient obtained by dividing the Base Equity Value by the quotient of dividing the Aggregate Fully Diluted Company Shares by $10.00.

“Record Date” means            , 2025, the record date of SPAC Shareholders’ Meeting.

“Registration Rights Agreement” means the registration rights agreement that the Company, SPAC and other parties listed thereto will enter into at the Closing, as amended or modified from time to time.

“Regulatory Authorizations” means any necessary or advisable regulatory approvals, consents, notifications, actions, non-actions or waivers in connection with the Transactions.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“SME” means small and mid-size enterprises.

“SPAC Board” or “Chenghe Board” means the board of directors of SPAC.

“SPAC Class A Ordinary Share” means a Class A ordinary share of SPAC, par value $0.0001 per share.

“SPAC Class B Ordinary Share” means a Class B ordinary share of SPAC, par value $0.0001 per share.

“SPAC IPO” means the initial public offering of SPAC securities consummated on June 10, 2024.

“SPAC IPO Letter Agreement” means the letter agreement, dated as of June 7, 2024, by and among the SPAC, the Sponsor and the insiders listed thereunder.

“SPAC IPO Underwriting Agreement” means the underwriting agreement, dated as of June 7, 2024, by and among the SPAC, Cohen & Company Capital Markets, a division of J.V.B. Financial Group, LLC and Seaport Global Securities LLC.

“SPAC Key Holders” means Richard Li, Kwan Sun, Ning Ma and James Zhang, those certain SPAC Shareholders that will enter into the Lock-Up Agreement at Closing.

“SPAC MAA” or “Chenghe Articles” means the third amended and restated memorandum and articles of association of SPAC, adopted pursuant to a special resolution passed on May 10, 2024, and as may be amended from time to time.

“SPAC Ordinary Shares” means SPAC Class A Ordinary Shares and SPAC Class B Ordinary Shares.

“SPAC Private Placement Units” means units issued to the Sponsor and the underwriters in a private placement simultaneously with the closing of the SPAC IPO, each unit consisting of one SPAC Class A Ordinary Share and one-half of one redeemable SPAC Private Placement Warrant, to be separated no later than the Closing of the Business Combination.

“SPAC Private Placement Warrants” means the warrants underlying the SPAC Private Placement Units that entitle the holder thereof to purchase SPAC Class A Ordinary Shares at an exercise price of $11.50 per share.

“SPAC Public Units” means equity securities of SPAC consisting of one (1) SPAC Class A Ordinary Share and one-half of one (1/2) SPAC Public Warrant.

“SPAC Public Warrants” means the warrants sold to the public by SPAC as part of the SPAC IPO (whether purchased in such offering or thereafter in the public market) that entitle the holder thereof to purchase SPAC Class A Ordinary Shares at an exercise price of $11.50 per share.

“SPAC Shareholder Approval” means (i) the approval of the Merger and the Plan of Merger and the transactions contemplated thereby, in each case, by a special resolution (as defined in the Cayman Companies Act, being a resolution approved by an affirmative vote of the holders of at least a two-thirds (2/3) majority of the issued and outstanding SPAC Ordinary Shares entitled to vote thereupon (as determined in accordance with the SPAC MAA)) at a SPAC Shareholders’ Meeting duly called by the SPAC Board and held for such purpose, and (ii) the approval of the other SPAC Shareholder Proposals not included in (i) above by an ordinary resolution (being a resolution passed by a simple majority of the SPAC Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting) at a SPAC Shareholders’ Meeting.

“SPAC Shareholder Proposals” means collectively, the Business Combination Proposal, the Merger Proposal and, if presented, the Adjournment Proposal.

“SPAC Shareholders’ Meeting” or “Extraordinary General Meeting” means an extraordinary general meeting of SPAC Shareholders.

“SPAC Termination Date” means the date by which SPAC must (i) consummate a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination involving SPAC with one or more business or (ii) cease its operations except for the purpose of winding up if it fails to complete an initial business combination and redeem or repurchase 100% of the then issued and outstanding SPAC Class A Ordinary Shares.

“SPAC Transfer Agent” means the transfer agent of SPAC, Continental Stock Transfer & Trust Company.

“SPAC Units” means the SPAC Public Units and the SPAC Private Placement Units.

“SPAC Warrants” means the SPAC Public Warrants and the SPAC Private Placement Warrants.

“Sponsor” means Chenghe Investment II Limited, an exempted Cayman Islands company with limited liability.

“Sponsor Support Agreement” means the sponsor support agreement entered into concurrently with the execution of the Business Combination Agreement between and among the Sponsor, SPAC, the Company and certain other parties thereto, as amended or modified from time to time.

“sq.m.” means square meters.

“Subscription Agreements” means the subscription agreements pursuant to which the PIPE Investment will be consummated.

“Subsidiary” means, with respect to any Person (for purposes of this definition, the “Controlling Company”), any other Person (i) of which a majority of the outstanding voting securities or other voting equity interests, or a majority of any other interests having the power to direct or cause the direction of the management and policies of such other Person, are owned, directly or indirectly, by the Controlling Company and/or (ii) with respect to which the Controlling Company is, directly or indirectly, a general partner or managing member.

“Taxes” means any and all federal, state, local, foreign or other taxes imposed by any Governmental Authority, including all income, gross receipts, license, payroll, recapture, net worth, employment, escheat and unclaimed property obligations, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital share, capital stock, capital gain, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, assessments, sales, use, transfer, registration, governmental charges, duties, levies and any other charge of any kind in the nature of (or similar to) taxes whatsoever, in each case including any interest, linkage differentials, surcharges, penalty, or addition thereto.

“Third Party Consent” means the applicable consent, waiver or approval required from any third party.

“Transaction Agreements” means the Business Combination Agreement (including the Plan of Merger), the A&R Warrant Agreement, the Registration Rights Agreement, the Lock-Up Agreement, the Sponsor Support Agreement, the Company Shareholder Support Agreement and all the agreements documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

“Transactions” means, collectively, the Merger and each of the other transactions contemplated by the Business Combination Agreement or any of the other Transaction Agreements.

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury (whether in final, proposed or temporary form), as the same may be amended from time to time.

“Trust Account” means the trust account established by SPAC upon the consummation of its initial public offering and into which a certain amount of the net proceeds of the initial public offering, together with a certain amount of the proceeds of a private placement of warrants were deposited simultaneously with the closing of the initial public offering.

“Trust Agreement” means the Investment Management Trust Agreement, dated as of June 7, 2024, between SPAC and Continental Stock Transfer & Trust Company, as trustee, as may be amended from time to time.

“Warrant Agreement” means the Warrant Agreement, dated as of June 7, 2024, between SPAC and Continental Stock Transfer & Trust Company as the warrant agent.

“Working Capital Loans” means any loan made to SPAC by any of the Sponsor, an affiliate of the Sponsor or any of SPAC’s officers or directors for the purpose of financing costs incurred in connection with a Business Combination.

QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION AND THE EXTRAORDINARY GENERAL MEETING

The questions and answers below highlight only elected information set forth elsewhere in this proxy statement/prospectus and only briefly address some commonly asked questions about the Extraordinary General Meeting and the proposals to be presented at the Extraordinary General Meeting, including with respect to the proposed Business Combination. The following questions and answers do not include all the information that may be important to our shareholders. We urge shareholders to carefully read this entire proxy statement/prospectus, including the annexes and the other documents referred to herein, to fully understand the proposed Business Combination and the voting procedures for the Extraordinary General Meeting.

In this section, “we,” “us,” or “our” and “Company” refers to Chenghe, and “Polibeli” refers to Polibeli Group Ltd. Capitalized terms hereunder but not otherwise defined shall have the meaning as set forth under the section titled “Certain Defined Terms.”

Q:     Why am I receiving this proxy statement?

A:     Our shareholders are being asked to consider and vote upon, as an ordinary resolution, a proposal to approve the Business Combination and other transactions as contemplated by the Business Combination Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A, among other proposals. We have entered into the Business Combination Agreement, which provides that, among other transactions, on the terms and subject to the conditions set forth therein, Merger Sub will merge into and with us, with us being the surviving company and becoming a wholly-owned subsidiary of Polibeli. You are being asked to vote on the Business Combination and related matters (SPAC Shareholder Proposal No. 1 — The Business Combination Proposal).

Q:     Are there any other matters being presented to shareholders at the meeting?

A:     In addition to the Business Combination Proposal as described in the question above, the Company’s shareholders are also being asked to consider and vote upon the following proposals:

•        The Merger Proposal — to consider and vote upon, as a special resolution, a proposal to approve and adopt the Plan of Merger and approve the transactions contemplated thereby, including, without limitation the Merger. A copy of the Plan of Merger is attached as Annex A-1 to this proxy statement/prospectus (SPAC Shareholder Proposal No. 2 — The Merger Proposal); and

•        The Adjournment Proposal — to consider and vote upon, as an ordinary resolution, a proposal to adjourn the Extraordinary General Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Extraordinary General Meeting, there are not sufficient votes to approve one or more proposals presented to shareholders for vote (SPAC Shareholder Proposal No.4 — The Adjournment Proposal).

We will hold the Extraordinary General Meeting of shareholders to consider and vote upon these proposals. This proxy statement/prospectus and its annexes contain important information about the proposed Business Combination and the other matters to be acted upon at the Extraordinary General Meeting. You should read this proxy statement/prospectus and its annexes carefully and in their entirety.

The vote of shareholders is important. Regardless of how many shares you own, you are encouraged to vote as soon as possible after carefully reviewing this proxy statement/prospectus.

Q:     Why is the Company providing shareholders with the opportunity to vote on the Business Combination?

A:     Pursuant to Chenghe Articles, we are required to provide Public Shareholders with an opportunity to have their shares redeemed for cash upon the consummation of our initial business combination, either in conjunction with a shareholder vote or tender offer. Due to the structure of the Business Combination, we are providing this opportunity in conjunction with a shareholder vote.

Q:     What will happen to our securities upon consummation of the Business Combination?

A:     SPAC Public Units, SPAC Public Warrants and Public Shares are currently listed on the NYSE under the symbols “CHEB.U”, “CHEB.WS” and “CHEB”, respectively. Polibeli intends to apply for the listing of the Company Warrants on the Stock Exchange after the Closing. Our securities will cease trading upon consummation of the Business Combination. Polibeli intends to apply for listing of Company Ordinary Shares on the Stock Exchange under the symbol “PLBL,” to be effective upon consummation of the Business Combination. While trading on the Stock Exchange is expected to begin on the first Business Day following the consummation of the Business Combination, there can be no assurance that the Company Ordinary Shares will be listed on the Stock Exchange or that a viable and active trading market will develop. Upon consummation of the Business Combination, the Company Shareholder and SPAC Shareholders will become Company Shareholders. Following the Closing of the Business Combination, the Company Shareholder is expected to hold a total of 360,000,000 Company Ordinary Shares, including 312,720,720 Company Class A Ordinary Shares and 47,279,280 Company Class B Ordinary Shares. Pursuant to the A&R Company Listing Articles, the Company Class B Ordinary Shares will be entitled to ten (10) votes per share compared to one (1) vote per share of the Company Class A Ordinary Shares. As a result, it is expected that the Company Shareholder will hold over 50% of the outstanding voting power of the Company following the Closing of the Business Combination: (1) assuming no redemption of SPAC Public Shares and the exercise of all issued and outstanding SPAC Warrants, it is estimated that the Company Shareholder will hold approximately 95.67% of the total Company Ordinary Shares and control approximately 97.97% of the voting power of Company Ordinary Shares; (2) assuming the intermediate (50%) redemption of SPAC Public Shares and the exercise of all issued and outstanding SPAC Warrants, it is estimated that the Company Shareholder will hold approximately 96.78% of the total Company Ordinary Shares and control approximately 98.50% of the voting power of Company Ordinary Shares; and (3) assuming the maximum (100%) redemption of SPAC Public Shares and the exercise of all issued and outstanding SPAC Warrants, it is estimated that the Company Shareholder will hold approximately 97.92% of the total Company Ordinary Shares and control approximately 99.04% of the voting power of Company Ordinary Shares. See “Beneficial Ownership of Company Securities After the Business Combination.” Following the Closing of the Business Combination, public shareholders will only receive Company Class A Ordinary Shares.

Q:     What are the U.S. federal income tax consequences of the Business Combination to a U.S. Holder of SPAC Class A Ordinary Shares and/or SPAC Warrants?

A:     Subject to the limitations and qualifications described more fully under the section titled “Material U.S. Federal Income Tax Considerations,” including discussions regarding the PFIC rules, it is intended by the parties to the Business Combination Agreement that, for U.S. federal income tax purposes, the Business Combination qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder (the “Intended Tax Treatment”). However, there are significant factual and legal uncertainties as to whether the Business Combination qualifies for Intended Tax Treatment, and no assurance can be given that the IRS would not assert, or that a court would not sustain, a contrary position. In addition, the potential application of the “passive foreign investment company” rules may impact such tax consequences as described below in the section titled “Material U.S. Federal Income Tax Considerations”. No ruling has been, or will be, sought by Chenghe or Polibeli from the IRS with respect to the Business Combination and no legal opinion will be provided in respect of the qualification of the Business Combination for the Intended Tax Treatment, and there can be no assurance that the IRS will not challenge the Intended Tax Treatment or that a court would not sustain such a challenge.

The tax consequences of the Business Combination are complex and will depend on your particular circumstances. For a more detailed discussion of U.S. federal income tax considerations in respect of the Business Combination for U.S. Holders (as defined below in the section titled “Material U.S. Federal Income Tax Considerations”) of SPAC Ordinary Shares and/or SPAC Warrants, see the section titled “Material U.S. Federal Income Tax Considerations.” If you are a U.S. Holder whose SPAC Ordinary Shares and/or SPAC Warrants are exchanged in the Business Combination, you are urged to consult your own tax advisors regarding the tax consequences thereof.

The summary above is qualified in its entirety by the more detailed discussion provided in the section titled “Material U.S. Federal Income Tax Considerations.”

Q:     Why is the Company proposing the Business Combination?

A:     We were incorporated to effect a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

On June 10, 2024, we consummated the SPAC IPO of 8,625,000 SPAC Public Units at an offering price of $10.00 per SPAC Public Unit, generating total gross proceeds of $86,250,000. Simultaneously with the closing of the SPAC IPO, we consummated the sale of 310,000 SPAC Private Placement Units at a price of $10.00 per unit in a private placement to the Sponsor and the underwriters, generating gross proceeds of $3,100,000. Following the closing of the SPAC IPO, an amount equal to $86,250,000 from the net proceeds of the sale of the SPAC Public Units and SPAC Private Placement Units in the SPAC IPO was placed into the Trust Account. Since the SPAC IPO, our activity has been limited to the evaluation of business combination candidates.

We believe that the Business Combination will provide our shareholders with an opportunity to participate in the ownership of a company with significant growth potential. See the section titled “SPAC Shareholder Proposal No.1 — The Business Combination Proposal — SPAC Board’s Reasons for the Approval of the Business Combination and Recommendation.”

Q:     Did Chenghe Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A:     Yes, Chenghe obtained a fairness opinion from its independent financial advisor, EntrepreneurShares Valuation Services (“ER Shares”), with respect to whether the consideration to be paid by the Company in the Business Combination pursuant to the terms of the Business Combination Agreement is fair, from a financial point of view, to Chenghe and the Chenghe Shareholders, other than the Sponsor and any of its affiliates. In its fairness opinion, ER Shares concluded that the consideration to be issued or paid to the Chenghe Shareholders in the Business Combination is fair from a financial point of view to Chenghe and the Chenghe Shareholders, other than the Sponsor and any of its affiliates. The Chenghe Board considered the fairness opinion before making its recommendation to shareholders to vote in favor of the Business Combination.

Q:     Do I have redemption rights?

A:     If you are a Public Shareholder, you have the right to demand that we redeem your Public Shares for a pro rata portion of the cash held in our Trust Account, calculated as of two (2) Business Days prior to the consummation of the Business Combination. We refer to the right to demand redemption of the Public Shares as “redemption rights.”

Notwithstanding the foregoing, a Public Shareholder, together with any affiliate of his or her or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to more than 20% of the Public Shares.

Accordingly, all Public Shares in excess of 20% held by a Public Shareholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group,” will not be redeemed and converted into cash.

Furthermore, under the Business Combination Agreement, as one of the Closing Conditions, we shall not redeem Public Shares that would cause our net tangible assets to be less than $5,000,001 following such redemptions, unless such condition have been waived by all parties.

Q:     Will how I vote on the Business Combination affect my ability to exercise my redemption rights?

A:     No. A Public Shareholder may exercise redemption rights regardless of whether it votes for or against the Business Combination Proposal or votes on such proposal at all, or if it is a shareholder on the Record Date. This means that any Public Shareholder holding Public Shares may exercise redemptions rights so long as it holds Public Shares as of the date it tenders the shares for redemption, regardless of whether it is entitled to vote on any of the SPAC Shareholder Proposals and regardless of whether it votes at all.

Q:     How do I exercise my redemption rights?

A:     If you are a Public Shareholder and wish to exercise your redemption rights, you must demand that we redeem your shares for cash and tender your Public Shares to Continental Stock Transfer & Trust Company, our transfer agent, no later than two (2) Business Days prior to the Extraordinary General Meeting. You may tender your Public Shares by either delivering your share certificates (if any) and other redemption forms to the transfer agent or by delivering your Public Shares to the transfer agent electronically using The Depository Trust Company’s Deposit/Withdrawal at Custodian (“DWAC”) System. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your Public Shares are properly tendered for redemption. Any Public Shareholder satisfying the requirements for exercising redemption rights will be entitled to a pro rata portion of the amount then in the Trust Account (which, for illustrative purposes, was $            per share, as of the Record Date), less any owed but unpaid taxes on the funds in the Trust Account and deferring underwriting fees. Such amount will be paid promptly upon consummation of the Business Combination. There are currently no owed but unpaid income taxes on the funds in the Trust Account.

Any request for redemption, once made by a Public Shareholder, may be withdrawn at any time up to the deadline for submitting redemption requests, which is            , 2025 (two (2) Business Days prior to the date of the Extraordinary General Meeting), and thereafter, with our consent, until the Closing. If you deliver your share certificates (if any) and other redemption forms to our transfer agent and later decide prior to the Extraordinary General Meeting not to elect redemption, you may request that our transfer agent return the shares (physically or electronically). You may make such request by contacting our transfer agent at the address listed at the end of this section or, if you hold your shares in “street name,” by contacting your bank, broker or other nominee and following their instructions to withdraw your request for redemption.

Any corrected or changed written exercise of redemption rights must be received by our transfer agent at least two (2) Business Days prior to the vote taken on the Business Combination Proposal at the Extraordinary General Meeting. No demand for redemption will be honored unless the holder’s share certificates (if any) and other redemption forms or Public Shares have been delivered (either physically or electronically) to the transfer agent.

If you are a Public Shareholder and you exercise your redemption rights validly, it will not result in loss of any SPAC Public Warrants that you may hold.

Q:     If I am a holder of the SPAC Public Warrants, can I exercise redemption rights with respect to my warrants?

A:     No. Warrant holders have no redemption rights with respect to such securities.

Q:     Can the Sponsor and its affiliates redeem its Founder Shares in connection with the consummation of the Business Combination?

A:     No. The Sponsor and its affiliates have agreed to waive their redemption rights with respect to the SPAC Public Shares that they may acquire and SPAC Class B Ordinary Shares they may hold in connection with the consummation of the Business Combination, pursuant to the SPAC IPO Letter Agreement, and they did not, and are not expected to, receive any consideration in exchange for such waiver. As set forth in the SPAC IPO Letter Agreement, the relevant parties agreed to waive their redemption rights in order to induce SPAC and the underwriters of SPAC IPO to enter into the SPAC IPO Underwriting Agreement and to proceed with the SPAC IPO.

Q:     What are the U.S. federal income tax consequences to me if I exercise my redemption rights?

A:     If you are a U.S. Holder that exercises your redemption rights to receive cash from the Trust Account in exchange for your SPAC Class A Ordinary Shares, we expect that you will generally be treated as selling such SPAC Class A Ordinary Shares resulting, subject to the PFIC rules, in the recognition of capital gain or loss. There may be certain circumstances in which the redemption may be treated as a distribution for U.S. federal income tax purposes depending on the amount of SPAC Class A Ordinary Shares that you own or are deemed to own (including through the ownership of warrants) prior to and following the redemption. The U.S. federal income tax consequences of the redemption depend on your particular facts and circumstances. In addition, the potential application of the “passive foreign investment company” rules may impact such tax consequences as described below in the section titled “Material U.S. Federal Income Tax Considerations — Certain U.S. Federal Income Tax Consequences of Exercising Redemption Rights to U.S. Holders — PFIC Considerations.” For a more complete discussion of the U.S. federal income tax considerations of an exercise of redemption rights, please see the section titled “Material U.S. Federal Income Tax Considerations.” We urge you to consult your own tax advisors regarding the tax consequences of exercising your redemption rights, including with respect to the application of the “passive foreign investment company” rules to any such exercise of redemption rights.

Q:     Do I have appraisal rights if I object to the proposed Business Combination?

A:     The Cayman Companies Act prescribes when shareholder appraisal rights will be available and sets the limitations on such rights. Where such rights are available and have been validly exercised and not effectively withdrawn or lost, dissenting shareholders are entitled to receive fair value for their shares as determined by the Grand Court of the Cayman Islands.

Regardless of whether shareholder appraisal rights are or are not available, Holders of SPAC Class A Ordinary Shares are still entitled to exercise the rights of redemption as set out herein. However, Holders of SPAC Class A Ordinary Shares who elect to exercise appraisal rights will lose their right to exercise their redemption rights as described herein.

In order for Holders of SPAC Class A Ordinary Shares to validly exercise their appraisal rights in connection with the Business Combination under the Cayman Companies Act, they must provide to Chenghe prior to the Extraordinary General Meeting their written objection to the Business Combination and a statement demanding the payment for their SPAC Class A Ordinary Shares, and subsequently comply with all procedures and requirements of Section 238 of the Cayman Companies Act for the exercise of shareholder appraisal rights.

In essence, that procedure is as follows: (i) as noted above, the shareholder must give his written objection to the merger or consolidation to the constituent company before the vote on the merger or consolidation, including a statement that the shareholder proposes to demand payment for his shares if the merger or consolidation is authorized by the vote; (ii) within 20 days following the date on which the merger or consolidation is approved by the shareholders, the constituent company must give written notice of such approval to each shareholder who made a written objection; (iii) a shareholder must within 20 days following receipt of such notice from the constituent company, give the constituent company a written notice of his intention to dissent in respect of all of his shares, including, among other details, a demand for payment of the fair value of his shares; (iv) within seven days following the date of the expiration of the period set out in (iii) above or seven days following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company must make a written offer to each dissenting shareholder to purchase his shares at a price that the company determines is the fair value and if the company and the dissenting shareholder agree the price within 30 days following the date on which the offer was made, the company must pay the dissenting shareholder such amount; and (v) if the company and the dissenting shareholder fail to agree on a price within such 30 day period, within 20 days following the date on which such 30 day period expires, the company must (and any dissenting shareholder may) file a petition with the Grand Court of the Cayman Islands to determine the fair value, and such petition must be accompanied by a list of the names and addresses of the dissenting shareholders with whom agreements as to the fair value of their shares have not been reached by the company. At the hearing of that petition, the court has the power to determine the fair value of the shares together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value. Any dissenting shareholder whose name appears on the list filed by the company may participate fully in all proceedings until the determination of fair value is reached.

Q:     What happens to the funds deposited in the Trust Account after consummation of the Business Combination?

A:     The net proceeds of the SPAC IPO, together with a portion of the proceeds from the sale of the warrants in a private placement to the Sponsor, equal in the aggregate to $86,250,000, were placed in the Trust Account immediately following the SPAC IPO.

After consummation of the Business Combination, the funds in the Trust Account will be used to pay, on a pro rata basis, Public Shareholders who exercise redemption rights and to pay fees and expenses incurred in connection with the Business Combination. Any remaining cash will be used for working capital and general corporate purposes of the Post-Closing Company.

Q:     What happens if a substantial number of Public Shareholders vote in favor of the Business Combination Proposal and exercise their redemption rights?

A:     Public Shareholders may vote in favor of the Business Combination and still exercise their redemption rights, although they are not required to vote in any way to exercise such redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of Public Shareholders is substantially reduced as a result of redemptions by Public Shareholders. To the extent that there are fewer Public Shares and Public Shareholders, the trading market for the SPAC Ordinary Shares of the Post-Closing Company may be less liquid than the market was for SPAC Public Shares prior to the Transactions. Further, given that the Company Shareholder is currently the sole shareholder of the Company, and the Company Ordinary Shares to be received by it will be subject to the Lock-Up Agreement (except for the shares that will be waived from such restrictions as discussed elsewhere in this proxy statement/prospectus), it is less likely that the Post-Closing Company will satisfy the listing standards of the Stock Exchange. See “The Business Combination Agreement and Ancillary Documents — Ancillary Document — Lock-Up Agreement.” In addition, to the extent of any redemptions, fewer funds from the Trust Account would be available to the Post-Closing Company following the consummation of the Business Combination.

Furthermore, under the Business Combination Agreement, as one of the Closing Conditions, we shall not redeem Public Shares that would cause our net tangible assets to be less than $5,000,001 following such redemptions, unless such condition has been waived by all parties.

Q:     What ownership levels will current shareholders of Chenghe have after consummation of the Business Combination?

A:     In connection with the Business Combination, Chenghe and Polibeli agreed on a fixed pre-money enterprise value of U.S.$3,600,000,000 for the Post-Closing Company. Immediately following the Re-designation, each issued Company Ordinary Share will be recapitalized by way of the issuance of such number of Company Ordinary Shares equal to the Recapitalization Factor, which is the quotient obtained by dividing the Base Equity Value by the quotient of dividing the Aggregate Fully Diluted Company Shares by $10.00. As of the date of this proxy statement/prospectus, none of Polibeli and Chenghe has entered into any agreement with any investor in relation to the PIPE Investment.

Assuming none of the Public Shareholders demand redemption pursuant to the Chenghe Articles, assuming the exercise of all issued and outstanding SPAC Warrants, it is anticipated that (i) the Company Shareholder will retain an ownership interest of approximately 95.67% of the Post-Closing Company’s total issued and outstanding share capital; (ii) the Sponsor and its affiliates holding the Founder Shares as well as SPAC Private Placement Warrants and SPAC Class A Ordinary Shares underlying the SPAC Private Placement Units will hold approximately 0.87% of the Post-Closing Company’s total issued and outstanding share capital; (iii) the Public Shareholders will hold approximately 2.29% of the Post-Closing Company’s total issued and outstanding share capital; and (iv) the holders of SPAC Public Warrants will hold 1.15% of the Post-Closing Company’s total issued and outstanding share capital.

Assuming intermediate redemptions by Public Shareholders, assuming the exercise of all issued and outstanding SPAC Warrants, it is anticipated that (i) the Company Shareholder will retain an ownership interest of approximately 96.78% of the Post-Closing Company’s total issued and outstanding share capital; (ii) the Sponsor and its affiliates holding the Founder Shares as well as SPAC Private Placement Warrants and SPAC Class A Ordinary Shares underlying the SPAC Private Placement Units will hold approximately 0.88% of the Post-Closing Company’s total issued and outstanding share capital; (iii) the Public Shareholders will hold approximately 1.16% of the Post-Closing Company’s total issued and outstanding share capital; and (iv) the holders of SPAC Public Warrants will hold 1.16% of the Post-Closing Company’s total issued and outstanding share capital.

Assuming maximum redemptions by Public Shareholders, assuming the exercise of all issued and outstanding SPAC Warrants, it is anticipated that (i) the Company Shareholder will retain an ownership interest of approximately 97.92% of the Post-Closing Company’s total issued and outstanding share capital; (ii) the Sponsor and its affiliates holding the Founder Shares as well as SPAC Private Placement Warrants and SPAC Class A Ordinary Shares underlying the SPAC Private Placement Units will hold approximately 0.89% of the Post-Closing Company’s total issued and outstanding share capital; (iii) the Public Shareholders will hold approximately 0% of the Post-Closing Company’s total issued and outstanding share capital; and (iv) the holders of SPAC Public Warrants will hold 1.17% of the Post-Closing Company’s total issued and outstanding share capital.

The following table illustrates the ownership levels in the Post-Closing Company, assuming consummation of the Business Combination and the exercise of all issued and outstanding SPAC Warrants, and no redemptions by Public Shareholders, 50% redemptions by Public Shareholders (the “Intermediate Redemption”) and the redemptions by Public Shareholders holding 4,312,500 Public Shares, so that following the redemption, (i) SPAC will be able to pay total liabilities in the amount of $3,877,764 as of June 30, 2024 from the Trust Account at the Closing; (ii) SPAC will be able to pay approximately $4.0 million of estimated transaction expenses incurred in connection with the Business Combination from the Trust Account at the Closing; and (iii) after the payment of liabilities and expenses set forth in (i) and (ii) above, SPAC will have U.S.$5,000,001 net tangible assets at the Closing as required by the Business Combination Agreement, which will be distributed immediately to Polibeli at the instruction of Polibeli, and used for working capital and general corporate purposes (the “Maximum Redemption”). The amounts of percentage ownership and voting power will change if the actual facts differ from the assumptions.

	Assuming No Redemptions		Assuming Intermediate (50%) Redemptions(1)		Assuming Maximum (100%) Redemptions(2)
	Number of Shares	Share Ownership %	Number of Shares	Share Ownership %	Number of Shares	Share Ownership %
Company Shareholder	360,000,000	95.67%	360,000,000	96.78%	360,000,000	97.92%
Public Shareholders	8,625,000	2.29%	4,312,500	1.16%	—	0.00%
Holders of Founder Shares(3)	2,875,000	0.76%	2,875,000	0.77%	2,875,000	0.78%
Holders of Private Placement Shares	310,000	0.08%	310,000	0.08%	310,000	0.08%
Holders of SPAC Public Warrants(4)	4,312,495	1.15%	4,312,495	1.16%	4,312,495	1.17%
Holders of SPAC Private Placement Warrants(3)(5)	155,000	0.04%	155,000	0.04%	155,000	0.04%
Ordinary shares of the Post-Closing Company	376,277,495	100%	371,964,995	100%	367,652,495	100%

____________

*        The percentages may not sum up to 100% due to rounding.

(1)      Assumes that 4,312,500 Public Shares are redeemed for aggregate redemption payments of approximately $43.25 million, assuming a $10.03 per share redemption price and based on funds in the Trust Account as of June 30, 2024.

(2)      Assumes that 8,625,000 Public Shares are redeemed for aggregate redemption payments of approximately $86.88 million, assuming a $10.03 per share redemption price and based on funds in the Trust Account as of June 30, 2024. If the number of Public Shares redeemed under the maximum redemption scenario is calculated based on the assumptions that following the redemption, (i) SPAC will be able to pay total liabilities in the amount of $3,877,764 as of June 30, 2024 from the Trust Account at the Closing; (ii) SPAC will be able to pay approximately $4.6 million of estimated transaction expenses incurred in connection with the Business Combination from the Trust Account at the Closing; and (iii) after the payment of liabilities and expenses set forth in (i) and (ii) above, SPAC will have U.S.$5,000,001 net tangible assets at the Closing as required by the Business Combination Agreement, which will be distributed immediately to Polibeli at the instruction of Polibeli, and used for working capital and general corporate purposes. Assuming a $10.03 per share redemption price, the number of Public Shares remaining outstanding following the redemption must be at least 1,254,496 shares for SPAC to fulfill all of the abovementioned assumptions.

(3)      The Sponsor and its affiliates’ total potential ownership interest in the Post-Closing Company, assuming the separation, exercise and conversion of all securities following the Closing, including the SPAC Private Placement Units, SPAC Private Placement Warrants and Founder Shares, is estimated to comprise approximately 0.87% of outstanding Company Ordinary Shares in a no redemption scenario, 0.88% of outstanding Company Ordinary Shares in an intermediate redemption scenario and 0.89% of outstanding Company Ordinary Shares in a maximum redemption scenario.

(4)      Assumes the exercise of all issued and outstanding SPAC Public Warrants, each for one Company Ordinary Share, at the closing of the Business Combination.

(5)      Assumes the exercise of all issued and outstanding SPAC Private Placement Warrants underlying the SPAC Private Placement Units, each for one Company Ordinary Share, at the closing of the Business Combination.

The following table further illustrates the potential impact of varying levels of redemptions and certain dilutive events on the per share value of the shares owned by non-redeeming Public Shareholders.

	Assuming No Redemptions		Assuming Intermediate (50%) Redemptions(1)		Assuming Maximum (100%) Redemptions(2)
	Number of Shares	Value per Share	Number of Shares	Value per Share	Number of Shares	Value per Share
Base Scenario(3)
Fully Diluted Scenario(4)

____________

(1)      Assumes that 4,312,500 Public Shares are redeemed for aggregate redemption payments of approximately $43.25 million, assuming a $10.03 per share redemption price and based on funds in the Trust Account as of June 30, 2024.

(2)      Assumes that 8,625,000 Public Shares are redeemed for aggregate redemption payments of approximately $86.50 million, assuming a $10.03 per share redemption price and based on funds in the Trust Account as of June 30, 2024. If the number of Public Shares redeemed under the maximum redemption scenario is calculated based on the assumptions that following the redemption, (i) SPAC will be able to pay total liabilities in the amount of $3,877,764 as of June 30, 2024 from the Trust Account at the Closing; (ii) SPAC will be able to pay approximately $4.6 million of estimated transaction expenses incurred in connection with the Business Combination from the Trust Account at the Closing; and (iii) after the payment of liabilities and expenses set forth in (i) and (ii) above, SPAC will have U.S.$5,000,001 net tangible assets at the Closing as required by the Business Combination Agreement. Assuming a $10.03 per share redemption price, the number of Public Shares remaining outstanding following the redemption must be at least 1,254,496 shares for SPAC to fulfill all of the abovementioned assumptions.

(3)      Assumes (i) fixed pre-money enterprise value of $3,600,000,000 of the Post-Closing Company, (ii) approximately $         of funds in the Trust Account immediately prior to any redemptions, and (iii) no exercise of any warrants that remain outstanding after consummation of the Business Combination regardless of the level of redemptions.

(4)      Assumes (i) fixed pre-money enterprise value of $3,600,000,000 of the Post-Closing Company, (ii) approximately $         of funds in the Trust Account immediately prior to any redemptions and (iii) the exercise of all 4,312,495 SPAC Public Warrants and 155,000 SPAC Private Placement Warrants underlying the SPAC Private Placement Units that will remain outstanding after consummation of the Business Combination regardless of the level of redemptions.

Potential Sources of Dilution

Dilution per share to the original investors in SPAC is determined by its net tangible book value per share, as adjusted, while excluding the Business Combination, while giving effect to material probable or consummated transactions and other material effects on SPAC’s net tangible book value per share, from the initial public offering price per share paid by original investors in SPAC as set forth as follows under the five redemption scenarios:

	Assuming No Redemptions	Assuming 25% Redemptions	Assuming 50% Redemptions	Assuming 75% Redemptions	Assuming 100% Redemptions
Number of shares
SPAC Public Shareholders	8,625,000	6,468,750	4,312,500	2,156,250	—
Holders of Founder Shares	2,875,000	2,875,000	2,875,000	2,875,000	2,875,000
Holders of Private Placement Shares	310,000	310,000	310,000	310,000	310,000
Total outstanding SPAC Ordinary Shares as of June 30, 2024	11,810,000	9,653,750	7,497,500	5,341,250	3,185,000
Adjusted for: No subsequent changes to total outstanding SPAC Ordinary Shares as of November 30, 2024	—	—	—	—	—
Total outstanding SPAC Ordinary Shares as of June 30, 2024, as adjusted	11,810,000	9,653,750	7,497,500	5,341,250	3,185,000
Potential source of dilution(1):	—	—	—	—	—
Fully diluted outstanding SPAC Ordinary Shares as of June 30, 2024, as adjusted	11,810,000	9,653,750	7,497,500	5,341,250	3,185,000
SPAC’s net tangible book value as of June 30, 2024(2)	$(3,018,908)	$(3,018,908)	$(3,018,908)	$(3,018,908)	$(3,018,908)
Adjusted for(3):
Trust account balance as of June 30, 2024 under different redemption scenarios	86,495,905	64,871,929	43,247,953	21,623,976	—
Transaction expenses to be paid by SPAC	(4,561,822)	(4,561,822)	(4,561,822)	(4,561,822)	(4,561,822)

	Assuming No Redemptions	Assuming 25% Redemptions	Assuming 50% Redemptions	Assuming 75% Redemptions	Assuming 100% Redemptions
Deferred underwriting commissions to be paid by SPAC(4)	(3,450,000)	(2,587,500)	(1,725,000)	(862,500)	—
SPAC’s net tangible book value as of June 30, 2024, as adjusted	$75,465,175	$54,703,699	$33,942,223	$13,180,746	$(7,580,730)

Net tangible book value per share as of June 30, 2024	$(0.26)	$(0.31)	$(0.40)	$(0.57)	$(0.95)
Net tangible book value per share as of June 30, 2024, as adjusted	$6.39	$5.67	$4.53	$2.47	$(2.38)
Offering price per share	$10.00	$10.00	$10.00	$10.00	$10.00
Dilution(5)	$3.61	$4.33	$5.47	$7.53	$12.38

____________

(1)      Potential sources of dilution exclude transactions that are considered improbable by SPAC to be effected at or prior to the consummation of the Business Combination:

•        the issuance of up to 4,467,495 Company Class A Ordinary Shares upon the exercise of 4,467,495 SPAC Warrants (including 4,312,495 SPAC Public Warrants and 155,000 SPAC Private Placement Warrants). The SPAC Warrants will only become exercisable 30 days after the completion of the Business Combination) at the holders’ election, at an exercise price of $11.50 (subject to adjustment), and will expire five years after the completion of the Business Combination or earlier upon redemption or liquidation.

(2)      SPAC’s net tangible book value was calculated by total assets minus total liabilities minus ordinary shares subject to redemption.

(3)      SPAC’s net tangible book value was adjusted for (i) trust account balance as a result of different levels of redemption; (ii) transaction expenses that have not recorded on SPAC’s financial statements as of June 30, 2024, which will have impacts on the calculation of net tangible book value upon closing; and (iii) the deferred unwriting commissions payable dependent upon the trust account balance remained as a result of different levels of redemption.

(4)      The underwriters have agreed to defer underwriting commissions of up to 4.0% of the gross proceeds of the 8,625,000 units sold in the offering including pursuant to the over-allotment option. The deferred commissions will be released to the underwriters only upon completion of an initial business combination. The amount of commission payable to the underwriters is determined based on the percentage of funds remaining in the trust account after redemptions of public shares from the funds held in the Trust Account. That is, the deferred underwriting commission payable will be $3.45 million, $2.59 million, $1.73 million, $0.86 million and nil in the scenario of no redemption, 25% redemption, 50% redemption, 75% redemption and 100% redemption, respectively.

(5)      Dilution was calculated by subtracting SPAC’s net tangible book value per share as of June 30, 2024, as adjusted from SPAC’s IPO price per share paid by the public investors ($10.00 per share).

For each of the five redemption scenarios, potential dilution results in the amount of non-redeeming shareholders’ interest per share being at least the IPO price per share:

	Assuming No Redemptions	Assuming 25% Redemptions	Assuming 50% Redemptions	Assuming 75% Redemptions	Assuming 100% Redemptions
Outstanding SPAC Ordinary Shares as of June 30, 2024	11,810,000	9,653,750	7,497,500	5,341,250	3,185,000
Company Ordinary Shares issued to the Company Shareholder in Business Combination	360,000,000	360,000,000	360,000,000	360,000,000	360,000,000
Number of Company Ordinary Shares after giving effect to the de-SPAC transaction and related financing(1)	371,810,000	369,653,750	367,497,500	365,341,250	363,185,000
The Company’s valuation at or above which the non-redeeming SPAC Shareholders’ interest per share being at least the IPO price per share	$3,718,100,000	$3,696,537,500	$3,674,975,000	$3,653,412,500	$3,631,850,000

____________

(1)      This table does not include potential sources of dilution that are not probable or not automatically convertible upon the consummation of the Business Combination.

The above discussion and table are based on a total of 11,810,000 outstanding SPAC Ordinary Shares on June 30, 2024, and exclude the following material potential sources of future dilution that are considered improbable by SPAC to be effected at or prior to the consummation of the Business Combination:

•        the issuance of up to 4,467,495 Company Class A Ordinary Shares upon the exercise of 4,467,495 SPAC Warrants (including 4,312,495 SPAC Public Warrants and 155,000 SPAC Private Placement Warrants). The SPAC Warrants will only become exercisable 30 days after the completion of the Business Combination at the holders’ election, at an exercise price of $11.50 (subject to adjustment), and will expire five years after the completion of the Business Combination or earlier upon redemption or liquidation. If all of the SPAC Warrants are exercised, the total number of outstanding Company Class A Ordinary Shares will be increased by 4,467,495 shares, and SPAC’s net tangible book value as of June 30, 2024, as adjusted will be increased by $51,376,193.

Q:     What conditions must be satisfied to complete the Business Combination?

A:     There are a number of Closing Conditions, including among others, (i) the accuracy of representations and warranties to various standards, from no materiality qualifier to a material adverse effect qualifier, (ii) material compliance with pre-closing covenants, (iii) no Company Material Adverse Effect, (iv) the receipt of any required Regulatory Authorizations, (v) the absence of a legal prohibition on consummating the Transactions, (vi) approval by Chenghe’s shareholders, (vii) approval of a listing application on the applicable Stock Exchange for newly issued shares, and (viii) Chenghe having at least U.S.$5,000,001 of net tangible assets remaining after redemption. For a description of the Closing Conditions, see the section titled “The Business Combination Agreement and Ancillary Documents — Conditions to Closing of the Business Combination.”

Q:     What happens if the Business Combination is not consummated?

A:     If we do not complete the Business Combination for whatever reason, we would search for another target business with which to complete a business combination. If we do not complete the Business Combination or another business combination by the Deadline, we must redeem 100% of the issued and outstanding Public Shares, at a per-share price, payable in cash, equal to an amount then held in the Trust Account (less taxes payable and up to $100,000 of interest to pay dissolution expenses) divided by the number of outstanding Public Shares and, following such redemption, we will liquidate and dissolve. Our holders of the Founder Shares waived their redemption rights with respect to SPAC Ordinary Shares owned by them in the event a business combination is not effected in the required time period.

Q:     How does our Sponsor intend to vote on the proposals?

A:     The Sponsor beneficially owns and is entitled to vote an aggregate of 25.8% of our issued and outstanding SPAC Ordinary Shares prior to the Business Combination. They have agreed to vote their shares in favor of the Business Combination Proposal and all other proposals being presented at the Extraordinary General Meeting, and to not exercise redemption rights with respect to their shares.

Q:     What interests do the Sponsor and our current directors and officers have in the Business Combination?

A:     In considering the recommendation of Chenghe Board to vote in favor of the Business Combination, shareholders should be aware that, our Sponsor, directors and officers have interests in the Business Combination that are different from, or in addition to, those of other shareholders generally, which could cause them to benefit from and incentivize them to pursue a business combination with a less favorable target company or on terms less favorable to non-redeeming shareholders rather than liquidate, subject always to their fiduciary duties under Cayman Islands law. Our directors were aware of and considered these interests, among other matters, in evaluating the Business Combination and did not believe that such interests would preclude them from approving the Business Combination or from recommending the Business Combination to shareholders, considering that these interests would be disclosed in this proxy statement/prospectus. Shareholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things:

•        the fact that the Sponsor paid an aggregate of $25,000 for 2,875,000 Founder Shares, which will have a significantly higher value at the time of the Business Combination but will become worthless if a business combination is not consummated by the Deadline. Based on the closing price for the Public Shares of $         on the NYSE on         , 2025, the value of the Founder Shares held by the Sponsor would be $        ;

•        the fact that our Sponsor paid an aggregate of approximately $2,668,750 for its 266,875 SPAC Private Placement Units and that the SPAC Private Placement Warrants underlying such units will expire worthless if a business combination is not consummated by the Deadline;

•        the fact that the Sponsor is anticipated to hold 0.85% of issued and outstanding shares of the Post-Closing Company immediately following the Business Combination (assuming no redemptions of our Public Shareholders and the exercise of SPAC Private Placement Warrants);

•        the fact that, given the differential in the purchase price that our Sponsor paid for the Founder Shares and the purchase price that the Sponsor paid for the SPAC Private Placement Units as compared to the price of the Public Shares and SPAC Public Units and the substantial number of SPAC Class A Ordinary Shares that the Sponsor and these individuals will receive upon conversion of the Founder Shares and (as applicable) SPAC Private Placement Warrants and SPAC Class A Ordinary Shares underlying the SPAC Private Placement Units, the Sponsor and these individuals can earn a positive return on their investment, even if Public Shareholders have a negative return on their investment;

•        the fact that our Sponsor has agreed not to redeem any SPAC Ordinary Shares held by it in connection with the shareholder vote to approve a proposed initial business combination pursuant to the SPAC IPO Letter Agreement;

•        the fact that our Sponsor will lose its entire investment in us if an initial business combination is not consummated by the Deadline. Our Sponsor, officers and directors and their respective affiliates have not incurred any out-of-pocket fees and expenses in relation to our initial business combination since the SPAC IPO, except that, on February 29, 2024, SPAC issued a non-interest bearing non-convertible unsecured promissory note to the Sponsor, for a principal amount of up to $300,000 (the “Sponsor Note”). As of June 10, 2024, SPAC had borrowed $186,896 under the Sponsor Note. At the closing date of the SPAC IPO, SPAC repaid $206,896 to the Sponsor;

•        the fact that our Sponsor has agreed to waive its rights to liquidating distributions from the Trust Account with respect to Founder Shares held by it if we fail to complete an initial business combination by the Deadline;

•        the fact that our Sponsor, officers, directors and their respective affiliates are entitled to reimbursement of reasonable out-of-pocket expenses incurred by them in connection with certain activities on our behalf, such as identifying and investing possible business targets and business combinations. However, if we fail to consummate a business combination within the required period, they will not have any claim against the Trust Account for reimbursement. Accordingly, we may not be able to reimburse these expenses if the Business Combination or another business combination is not consummated by the Deadline;

•        the right of our Sponsor to hold the Company Ordinary Shares and Company Warrants following the Business Combination, subject to certain lock-up periods;

•        in the event of the liquidation of the Trust Account upon the failure of the Company to consummate a business combination by the Deadline, our Sponsor has agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.00 per Public Share, or such lesser per-Public Share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which we have entered into a written letter of intent, confidentiality or other similar agreement or claims of any third party (other than our independent public accountants) for services rendered or products sold to us, provided that such indemnification will not apply to any claims by a third party that executed a waiver of any and all rights to seek access to the Trust Account, nor will it apply to any claims under indemnity of the underwriters of the SPAC IPO against certain liabilities, including liabilities under the Securities Act;

•        the Sponsor (including its representatives and affiliates) and SPAC’s officers and directors are, or in the future may become, affiliated with entities that are engaged in similar business to SPAC. For example, the Sponsor is controlled by Mr. Richard Qi Li, who is the owner of Chenghe Group, founder and director of Chenghe Capital Management Limited and also served as a director and the chief executive officer of HH&L Acquisition Co., a NYSE-listed special purpose acquisition company and served as chairman of the board of Chenghe Acquisition Co., a Nasdaq-listed special purpose acquisition company, and currently serves as the chairman of the advisory board of Chenghe Acquisition I Co., a Nasdaq-listed special purpose acquisition company. Our chief executive officer and chairman of the board, Dr. Shibin Wang, served as chief executive officer of Chenghe Acquisition Co. and as the chairman of the board of Chenghe Acquisition I Co. The Sponsor and our officers and directors are not prohibited from sponsoring, or otherwise becoming involved with, another blank check company prior to SPAC completing its initial business combination. SPAC’s officers and directors may become aware of business opportunities which may be appropriate for presentation to SPAC, and the other entities to which they owe certain fiduciary or contractual duties. Accordingly, they may have had conflicts of interest in determining to which entity a particular business opportunity should be presented. These conflicts may not be resolved in SPAC’s favor and such potential business opportunities may be presented to other entities prior to their presentation to SPAC, subject always to applicable fiduciary duties under Cayman Islands law. SPAC MAA provide that SPAC renounces its interest in any corporate opportunity offered to any officer or director of SPAC. This waiver allows SPAC’s officers and directors to allocate opportunities based on a combination of the objectives and fundraising needs of the target, as well as the investment objectives of the entity. SPAC does not believe that the waiver of the corporate opportunities doctrine otherwise had a material impact on its search for an acquisition target;

•        the fact that the Business Combination Agreement provides for the continued indemnification of some of our existing directors and officers and the continuation of our directors’ and officers’ liability insurance after the Business Combination; and

•        the fact that we have entered into a registration rights agreement with our Sponsor, which provides for customary registration rights to it and its permitted transferees.

Q:     When do you expect the Business Combination to be completed?

A:     It is currently anticipated that the Business Combination will be consummated promptly following the Extraordinary General Meeting, which is set for            , 2025; however, such meeting could be adjourned or postponed to a later date, as described above. The Closing is also subject to other customary closing conditions. Furthermore, the signing parties to the Business Combination Agreement will have the right to terminate the Business Combination Agreement if the Business Combination is not consummated by the Agreement End Date, subject to certain conditions and exceptions.

Q:     What do I need to do now?

A:     We urge you to carefully read and consider the information contained in this proxy statement/prospectus, including the annexes, and to consider how the Business Combination will affect you as a shareholder. Shareholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q:     When and where will the Extraordinary General Meeting take place?

A:     The Extraordinary General Meeting will be held at            a.m. Eastern Time, on            , 2025 at            and virtually over the Internet by means of a live webcast. You may also attend the Extraordinary General Meeting webcast by accessing the web portal located at            and following the instructions set forth below. In order to maintain the interactive nature of the Extraordinary General Meeting, virtual attendees who have registered for the meeting and entered a valid control number will be able to:

•        vote via the web portal during the Extraordinary General Meeting webcast; and

•        submit questions or comments to our directors and officers during the Extraordinary General Meeting.

Shareholders who have registered for the meeting and entered a valid control number may submit questions or comments during the meeting through the Extraordinary General Meeting webcast by typing in the “Submit a question” box.

To register for and attend the Extraordinary General Meeting virtually, please follow these instructions as applicable to the nature of your ownership of SPAC Ordinary Shares:

•        Shares Held of Record.    If you are a record holder, and you wish to attend the Extraordinary General Meeting virtually, go to            , enter the control number you received on your proxy card or notice of the meeting and click on the “Click here to register for the online meeting” link at the top of the page. Immediately prior to the start of the Extraordinary General Meeting, you will need to log back into the meeting site using your control number.

•        Shares Held in Street Name.    If you hold your SPAC Ordinary Shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you must instruct your broker or bank on how to vote the shares you beneficially own or, if you wish to attend the Extraordinary General Meeting, you must obtain a legal proxy from the shareholder of record and email a copy (a legible photograph is sufficient) of your proxy to proxy@continentalstock.com no later than 72 hours prior to the Extraordinary General Meeting. Holders should contact their bank, broker or other nominee for instructions regarding obtaining a legal proxy. Holders who email a valid legal proxy will be issued a meeting control number that will allow them to register to attend and participate in the Extraordinary General Meeting virtually. You will receive an email prior to the meeting with a link and instructions for entering the Extraordinary General Meeting. “Street” name holders should contact Continental Stock Transfer & Trust Company on or before            , 2025.

•        Shareholders will also have the option to listen to the Extraordinary General Meeting by telephone by calling:

•        Within the U.S. and Canada: +1            (toll-free)

•        Outside of the U.S. and Canada: +1            (standard rates apply)

•        The conference ID is            . This is listen-only; you will not be able to vote or enter questions during the Extraordinary General Meeting.

Q:     How do I vote?

A:     If you are a holder of record of Public Shares at the close of business on the Record Date, you may vote by attending the Extraordinary General Meeting in person, including virtually by submitting a ballot through the web portal during the Extraordinary General Meeting webcast, or by submitting a proxy for the Extraordinary General Meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying preaddressed postage paid envelope so that it is received no later than 48 hours before the time appointed for the holding of the Extraordinary General Meeting (or, in the case of an adjournment, no later than 48 hours before the time appointed for the holding of the adjourned meeting). If you hold your shares in “street name,” you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly voted and counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the virtual meeting and vote through the web portal, obtain a legal proxy from your broker, bank or nominee.

Q:     If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:     Your broker, bank or nominee can vote your shares without receiving your instructions on “routine” proposals only. Your broker, bank or nominee cannot vote your shares with respect to “non-routine” proposals, unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee.

The Business Combination Proposal, the Merger Proposal and the Adjournment Proposal are non-routine proposals. Accordingly, your broker, bank or nominee may not vote your shares with respect to these proposals, unless you provide voting instructions.

Q:     May I change my vote after I have mailed my signed proxy card?

A:     Yes. Shareholders of record may send a later-dated, signed proxy card to our transfer agent at the address set forth below so that it is received no later than 48 hours before the time appointed for the holding of the Extraordinary General Meeting (or, in the case of an adjournment, no later than 48 hours before the time appointed for the holding of the adjourned meeting) or attend the Extraordinary General Meeting and vote in person, including virtually by submitting a ballot through the web portal during the Extraordinary General Meeting webcast. Shareholders of record also may revoke their proxy by sending a notice of revocation to our transfer agent, which must be received prior to the vote at the Extraordinary General Meeting. If you hold your shares in “street name,” you should contact your broker, bank or nominee to change your instructions on how to vote. If you hold your shares in “street name” and wish to virtually attend the Extraordinary General Meeting and vote through the web portal, you must obtain a legal proxy from your broker, bank or nominee.

Q:     What constitutes a quorum for the Extraordinary General Meeting?

A:     A quorum is the minimum number of our SPAC Ordinary Shares that must be present to hold a valid meeting. The holders of majority of the SPAC Ordinary Shares being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorized representative or proxy shall be a quorum. Abstentions will count as present for the purposes of establishing a quorum. Broker non-votes will not count as present for the purposes of establishing a quorum. SPAC Class A Ordinary Shares and SPAC Class B Ordinary Shares are entitled to vote together as a single class on all matters to be considered at the Extraordinary General Meeting. Voting on all resolutions at the Extraordinary General Meeting will be conducted by way of a poll vote. Shareholders will have one vote for each SPAC Ordinary Share owned at the close of business on the Record Date.

Q:     What shareholder vote thresholds are required for the approval of each proposal brought before the Extraordinary General Meeting?

A:     Under Cayman Islands law and pursuant to Chenghe Articles, the Merger Proposal will require a special resolution, being the affirmative vote of shareholders holding at least two-thirds of the SPAC Ordinary Shares which are voted on such resolution in person or by proxy at the Extraordinary General Meeting at which a quorum is present. Each of the Business Combination Proposal and the Adjournment Proposal will require an ordinary resolution, being the affirmative vote of shareholders holding a majority of the SPAC Ordinary Shares which are voted on such resolution in person or by proxy at the Extraordinary General Meeting at which a quorum is present.

Therefore, in addition to the Founder Shares held by the Sponsor and certain SPAC directors, assuming all issued and outstanding shares are voted on each proposal, we would need 4,688,334 Public Shares, or approximately 54.36% of the 8,625,000 Public Shares held by SPAC Public Shareholders to be voted in favor of the Merger Proposal, and we would need 2,720,000 Public Shares, or approximately 31.54% of the 8,625,000 Public Shares held by SPAC Public Shareholders to be voted in favor of each of the Business Combination Proposal and the Adjournment Proposal.

Brokers are not entitled to vote on the aforementioned proposals absent voting instructions from the beneficial holder. Abstentions are considered present for the purposes of establishing a quorum but, as a matter of Cayman Islands law, will not constitute a vote cast at the Extraordinary General Meeting and therefore will have no effect on the approval of each of the SPAC Shareholder Proposals as a matter of Cayman Islands law. Broker non-votes do not count as votes cast.

Q:     What happens if I fail to take any action with respect to the Extraordinary General Meeting?

A:     If you fail to take any action with respect to the Extraordinary General Meeting and the Business Combination is approved by our shareholders and consummated, you will become a shareholder of the Post-Closing Company.

If you fail to take any action with respect to the Extraordinary General Meeting and the Business Combination is not approved, you will continue to be a shareholder of Chenghe, and we will continue to search for another target business with which to complete an initial business combination. If we do not complete an initial business combination by the Deadline, we must cease all operations except for the purpose of winding up, redeem 100% of the issued and outstanding Public Shares, at a per-share price, payable in cash, equal to an amount then held in the Trust Account (less taxes payable and up to $100,000 of interest to pay dissolution expenses), and as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and the board of directors, liquidate and dissolve.

Q:     What should I do with my share certificates?

A:     Public Shareholders who do not elect to have their shares redeemed for a pro rata share of the Trust Account should wait for instructions from our transfer agent regarding what to do with their certificates. Public Shareholders who exercise their redemption rights must deliver their share certificates (if any) and other redemption forms to our transfer agent or deliver their Public Shares electronically to our transfer agent using The Depository Trust Company’s DWAC System no later than two (2) Business Days prior to the Extraordinary General Meeting as described above. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your Public Shares are properly tendered for redemption.

Q:     What should I do if I receive more than one set of voting materials?

A:     Shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your shares.

Q:     Who will solicit and pay the cost of soliciting proxies for the Extraordinary General Meeting?

A:     We will pay the cost of soliciting proxies for the Extraordinary General Meeting. We have engaged         to assist in the solicitation of proxies for the Extraordinary General Meeting. We have agreed to pay          $        , plus disbursements, to reimburse the firm for its reasonable and documented costs and expenses and to indemnify the firm and its affiliates against certain claims, liabilities, losses, damages and expenses. We will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of Public Shares for their expenses in forwarding soliciting materials to beneficial owners of Public Shares and in obtaining voting instructions from those owners. Our directors and officers may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:     Who can help answer my questions?

A:     If you have questions about the Business Combination or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card, you should contact the proxy solicitor at:

You may also obtain additional information about the Company from documents filed with the SEC by following the instructions in the section titled “Where You Can Find More Information.” If you are a Public Shareholder and you intend to seek redemption of your shares, you will need to deliver your share certificates (if any) and other redemption documents (either physically or electronically) to our transfer agent at the address below or deliver your shares electronically to the transfer agent using The Depository Trust Company’s DWAC System at least two (2) Business Days prior to the vote at the Extraordinary General Meeting. If you have questions regarding the certification of your position or delivery of your share certificates and redemption forms, please contact:

Continental Stock Transfer & Trust Company
1 State Street — 30th Floor
New York New York 10004
Attn: SPAC Redemption Team
Email: spacredemptions@continentalstock.com

DELIVERY OF DOCUMENTS TO CHENGHE SHAREHOLDERS

Pursuant to the rules of the SEC, Chenghe and vendors that it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of this proxy statement/prospectus, unless Chenghe has received contrary instructions from one or more of such shareholders. Upon written or oral request, Chenghe will deliver a separate copy of this proxy statement/prospectus to any shareholder at a shared address to which a single copy of this proxy statement/prospectus was delivered and who wishes to receive separate copies in the future. Shareholders receiving multiple copies of the proxy statement may likewise request that Chenghe deliver single copies of this proxy statement/prospectus in the future.

If the shares are registered in the name of the shareholder, the shareholder should contact us at our offices at 38 Beach Road #29-11, South Beach Tower, Singapore or by telephone at (+65) 9851 8611, to inform us of his or her requests.

If a bank, broker or other nominee holds the shares, the shareholder should contact the bank, broker or other nominee directly.

SUMMARY OF PROXY STATEMENT/PROSPECTUS

This summary highlights selected information contained in this proxy statement/prospectus and does not contain all of the information that is important to you. You should carefully read this entire proxy statement/prospectus, including the annexes and accompanying financial statements of SPAC and the Company, to fully understand the proposed Business Combination and the SPAC Shareholder Proposals to be considered at the SPAC Shareholders’ Meeting (each as described below). Please see the section entitled “Where You Can Find More Information” elsewhere in this proxy statement/prospectus.

Parties to the Business Combination

SPAC

SPAC is a blank check company incorporated on January 15, 2024 as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination involving SPAC and one or more target businesses. For more information about SPAC, see the section entitled “Business of SPAC and Certain Information About SPAC.”

In February 2024, the Sponsor paid $25,000, or approximately $0.009 per share, to cover certain offering expenses of SPAC in consideration for 2,875,000 SPAC Class B Ordinary Shares. Up to 375,000 Founder Shares were subject to forfeiture by the Sponsor depending on the extent to which the underwriters’ over-allotment option is exercised. In March 2024, the Sponsor transferred an aggregate of 90,000 of its Founder Shares to the SPAC’s independent directors and advisory board member, for their board and advisory services, in each case, for no cash consideration. The Founder Shares transferred to these independent directors and advisory board member were not subject to forfeiture in the event the underwriters’ over-allotment option is not exercised.

On June 10, 2024, SPAC consummated the SPAC IPO of 8,625,000 SPAC Public Units. Each SPAC Public Unit consists of one SPAC Class A Ordinary Share, and one-half of one redeemable SPAC Public Warrant, with each SPAC Public Warrant entitling the holder thereof to purchase one SPAC Class A Ordinary Share for $11.50 per share, subject to adjustment. The SPAC Public Units were sold at a price of $10.00 per unit, generating gross proceeds of $86,250,000. Concurrently with the closing of the SPAC IPO, the Sponsor and underwriters purchased an aggregate of 310,000 SPAC Private Placement Units at a price of $10.00 per unit, generating gross proceeds of $3,100,000.

Following the closing of the SPAC IPO, a total of $86,250,000 ($10.00 per SPAC Public Unit) of net proceeds of the SPAC IPO and certain of the proceeds of the private placement of units was placed in the Trust Account. The Trust Account is located in the United States with SPAC Transfer Agent acting as trustee, and may only be invested in U.S. government securities, within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 (as amended, the “Investment Company Act”), having a maturity of 185 days or less or in the money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations.

There are currently outstanding 4,312,495 SPAC Public Warrants and 155,000 SPAC Private Placement Warrants underlying the SPAC Private Placement Units. Each SPAC Warrant entitles the holder to purchase one SPAC Class A Ordinary Share for $11.50 per share. Each SPAC Warrant that is outstanding and unexercised immediately prior to the Merger Effective Time will be automatically converted into the right to receive a Company Warrant, which shall be on the terms and conditions set forth in the A&R Warrant Agreement

The mailing address of SPAC’s principal executive offices is 38 Beach Road #29-11, South Beach Tower Singapore 189767. Its telephone number is +65 9851 8611. Its corporate website address is https://chengheinv.com/chenghe-acquisition-co/overview/. SPAC’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus.

The Company

The Company was incorporated in the Cayman Islands in March 2024 as a company with limited liability under the Cayman Islands Companies Law. The Company is a holding company without any business operations.

Polibeli is a leading digital supply chain services and distribution sales provider with business operations in a number of countries around the globe, offering end-to-end solutions including products procurement, channel distribution, logistics services, brand operations, and digital marketing services to both upstream and downstream business partners. Its vision is to establish the most valuable digital supply chain services platform, and its mission is to make the purchasing experience simpler and at more affordable costs.

Polibeli’s principal business is global goods trading, providing products procurement and sales services to both upstream and downstream business partners. Polibeli conducts its business mainly in Japan and Indonesia, while it also has business operations in a number of international locations including Singapore, Korea, the US, France and Italy. Polibeli has also recently established a subsidiary in Hong Kong with the aim to expand its goods trading business in the future. With core values focusing on customer services, innovation, growth, communication, commitment and integrity, Polibeli endeavors to provide a one-stop procurement solution to its customers, which mainly consist of SME retailers and, in some locations, large retailers. Polibeli procures a wide range of products directly from the suppliers such as manufacturers and brand owners and sell them to its customers. It also provides warehousing and logistics services as part of the order fulfillment process. The products that Polibeli offers are from seven major categories, including (1) consumer electronic accessories, (2) household appliances, (3) skincare products, (4) oral-care products, (5) cosmetics products, (6) toys and game products, and (7) health-care products. Polibeli also conducts a collection of other services ancillary to its global goods trading business.

Polibeli operates at the forefront of the digital supply chain services industry, driven by its extensive industry resources and experience, and technology capabilities to simplify the originally complicated and costly procurement process. Polibeli’s business is bolstered by its deep reach into local communities across multiple countries and regions, its insights into purchasing and selling needs directly from sources of demand and supply in the market, as well as its collaborations with different brands to provide a multitude of products either as a supplement or complement to local supplies. Leveraging these assets, Polibeli has established an integrated platform which creates value for both its customers and suppliers. For retailers, Polibeli provides advanced digitalization tools, including its Polibeli mobile application (“Polibeli App”), offering them a one-stop procurement solution of a variety of high-quality, cost-effective products as well as warehousing and logistics solutions. For suppliers, Polibeli provides them with market opportunities, distribution channels and market insights. With its integrated digital supply chain services platform, Polibeli optimizes the collaboration among different players and improve efficiency of the entire supply chain.

Merger Sub

Merger Sub is a Cayman Islands exempted company with limited liability and a wholly-owned subsidiary of the Company incorporated on April 10, 2024 solely for the purpose of effecting the Business Combination. Merger Sub owns no material assets and does not operate any business and has not carried on any activities other than those in connection with the transactions contemplated under the Business Combination Agreement. The address and telephone number for Merger Sub is the same as those for the Company. Following the consummation of the Merger, Merger Sub will have merged with and into SPAC, with SPAC as the surviving company.

The Business Combination

On September 16, 2024, SPAC, the Company and Merger Sub entered into the Business Combination Agreement, pursuant to which, among other things and subject to the terms and conditions contained in the Business Combination Agreement, Merger Sub will merge with and into SPAC pursuant to the Plan of Merger and SPAC will be the surviving company and as a direct, wholly owned subsidiary of the Company. The Merger will become effective after the Company Capital Restructuring is effected and on the date when the Plan of Merger executed by SPAC and Merger Sub is registered by the Cayman Islands Registrar of Companies or such later time as SPAC and the Company may agree in writing, as specified in the Plan of Merger. For more information, see the section entitled “The Business Combination Agreement and Ancillary Documents.”

Under the Business Combination Agreement, except as otherwise set forth therein, each party to the Business Combination Agreement will pay its own fees and expenses incurred in connection with the Business Combination Agreement, the Ancillary Documents and the Transactions, including the fees and disbursements of legal counsel, investment bankers, finders and other representatives or consultants. If the Business Combination Agreement is terminated by SPAC due to certain termination events in accordance with the terms set forth therein, the Company will pay and reimburse all out-of-pocket attorney fees incurred by SPAC and its affiliates in connection with the preparation, negotiation and execution of the Transaction Agreements and the Transactions. If the Business Combination Agreement is terminated by the Company due to certain termination events in accordance with the terms set forth therein, SPAC will pay and reimburse all out-of-pocket attorney fees incurred by the Company Parties and their respective affiliates in connection with the preparation, negotiation and execution of the Transaction Agreements and the Transactions. If the Closing occurs, then the Company will pay, or cause to be paid, all Unpaid Transaction Expenses (as defined in the Business Combination Agreement) as provided in the Business Combination Agreement.

Each party to the Merger expects that they will be able to finance the costs of the Business Combination from the cash available to them at the time of the consummation of the Business Combination. Each of the Company and SPAC expect that it will be able to pay its attorneys’ fees, investment bankers’ fees, finders’ and other representatives’ or consultants’ fees with funds then available to it at the Closing.

Sources and Uses of Funds for the Business Combination

Pursuant to the Business Combination Agreement, holders of SPAC Units, SPAC Ordinary Shares and SPAC Warrants will receive Company Class A Ordinary Shares as consideration of the Business Combination in accordance with the mechanism set forth below:

(a)     each outstanding SPAC Unit, consisting of one (1) SPAC Class A Ordinary Share and one-half (1/2) of one (1) SPAC Warrant, will be automatically separated and the holder thereof will be deemed to hold one (1) SPAC Class A Ordinary Share and one-half (1/2) of one (1) SPAC Warrant;

(b)    each SPAC Class B Ordinary Share that is issued and outstanding immediately prior to the Merger Effective Time shall be automatically converted into one (1) SPAC Class A Ordinary Share and each SPAC Class B Ordinary Share shall no longer be issued and outstanding and shall automatically be cancelled and cease to exist;

(c)     each SPAC Class A Ordinary Share (which for the avoidance of doubt, includes the SPAC Class A Ordinary Shares (A) issued in connection with the SPAC Class B Conversion; and (B) held as a result of Unit Separation) that is issued and outstanding (other than the SPAC Dissenting Shares (as defined in the Business Combination Agreement), Redeeming SPAC Shares (as defined in the Business Combination Agreement) and the shares set forth in Section 3.7(a)(vii) of the Business Combination Agreement) shall be converted into the right to receive one (1) Company Class A Ordinary Share; and

(d)    each SPAC Warrant that is outstanding and unexercised shall be automatically converted into the right to receive a Company Warrant, pursuant to the A&R Warrant Agreement.

For number of Company Class A Ordinary Shares to be received by the holders of Founder Shares, holders of Private Placement Shares, holders SPAC Public Warrants and holders SPAC Private Placement Warrants, see “— Ownership of the Post-Closing Company.”

Under the Business Combination Agreement, the Business Combination will not be consummated unless all Closing Conditions are satisfied or, as applicable, waived. The Closing Conditions include, but are not limited to, Chenghe having net tangible assets of at least $5,000,001 upon consummation of the Business Combination.

Assuming maximum redemptions by SPAC Public Shareholders and the exercise of all issued and outstanding SPAC Warrants, it is anticipated that the Company would have approximately 367.65 million ordinary shares upon Closing of the Business Combination. See also the “Assuming Maximum (100%) Redemptions” column of the table in the section titled “— Ownership of the Post-Closing Company.”

As of August 31, 2024, Chenghe had $87,259,651.56 of cash and marketable securities held in the Trust Account in an interest bearing demand deposit account at a bank. Chenghe intends to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned (less income taxes payable), to complete the Business Combination, after payment to SPAC Public Shareholders who have validly redeemed their Public Shares upon the consummation of the Business Combination, and any remaining amount will be used as working capital to finance the operations of the Company, make other acquisitions and pursue its growth strategies.

To finance transaction costs in connection with the Business Combination, or in connection with additional deposits into the Trust Account to extend the time available to Chenghe to consummate the Business Combination, the Sponsor or an affiliate of the Sponsor or certain of Chenghe’s officers and directors may, but are not obligated to, loan Chenghe funds on a non-interest-bearing basis as may be required. If the Business Combination is completed, Chenghe will repay such loaned amounts out of the proceeds of the funds remaining in the Trust Account. Otherwise, in the event that the Business Combination does not close, Chenghe may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used to repay such loaned amounts. Up to $1,500,000 of such loans may be convertible into units of the Company at a price of $10.00 per unit at the option of the lender. The terms of such units would be identical to those of the SPAC Private Placement Units.

To finance the Business Combination, the Company may also enter into Subscription Agreements or other purchase agreements with “PIPE” investors for the purchase of Company Ordinary Shares at the time of the Business Combination. As of the date of this proxy statement/prospectus, none of the Company and SPAC has entered into any agreement in relation to any PIPE Investment.

Business Combination Expenses

Polibeli and Chenghe expect the Business Combination expenses to amount to approximately $6.9 million, in which $2.8 million to be incurred by Company, and $4.1 million to be incurred by Chenghe. As of June 30, 2024, Polibeli and Chenghe respectively incurred approximately $1.4 million and $3.7 million in unpaid Business Combination expenses. Assuming none of the SPAC Public Shareholders demand redemption pursuant to the Chenghe Articles, it is anticipated that Polibeli’s liquidity position immediately following the Business Combination, including the amount of cash on hand, will be approximately $              million. Assuming intermediate redemptions by Public Shareholders, it is anticipated that Polibeli’s liquidity position immediately following the Business Combination, including the amount of cash on hand, will be approximately $              million. Assuming maximum redemptions by Public Shareholders, it is anticipated that Polibeli’s liquidity position immediately following the Business Combination, including the amount of cash on hand, will be approximately $              million. However, there is no assurance that the Business Combination expenses actually incurred will not exceed the parties’ estimates, which would result in less liquidity available to Polibeli at the Closing. There is no assurance that the liquidity available to Polibeli immediately after the Business Combination will be sufficient for Polibeli to conduct its operations, which could have material and adverse results on Polibeli’s business, results of operations and financial condition.

Simplified Corporate Structures

The following diagrams depict the corporate structures of the Company and SPAC prior to the Closing of the Business Combination:

The Company:

Polibeli Group Ltd
100%
Polibeli Merger One Limited
100%
Tian Xing Cloud (Singapore) Supply Chain Pte. Ltd.
100%
Kouun Syoji Co., Ltd
99%
PT TianXing Cloud Supply Chain Indonesia
1%
100%
Biltech Ltd
99%
PT Innovative Cloud Indonesia
1%
100%
Tian Xing Cloud Supply Chain Korea Ltd
99%
PT Xingyunindo Jaya Niaga
1%
100%
Tian Xing Cloud (France) Supply Chain
99%
PT Ezmart Electronic Commerce Indonesia
1%
100%
Tianxing Cloud (Italy) Supply Chain Srl
100%
Polibeli Trading (Hong Kong) Limited
100%
Tian Xing Cloud (America) Supply Chain Ltd
100%
Tianxingyun International Trade Pte. Ltd.

SPAC:

The following diagram depicts corporate structure of the Post-Closing Company of the Business Combination:

Polibeli Group Ltd
100%
100%
Chenghe Acquisition II Co.
Tian Xing Cloud (Singapore) Supply Chain Pte. Ltd.
100%
99%
1%
Kouun Syoji Co., Ltd
PT TianXing Cloud Supply Chain Indonesia
100%
99%
1%
Biltech Ltd
PT Innovative Cloud Indonesia
100%
99%
1%
Tian Xing Cloud Supply Chain Korea Ltd
PT Xingyunindo Jaya Niaga
100%
99%
1%
Tian Xing Cloud (France) Supply Chain
PT Ezmart Electronic Commerce Indonesia
100%
100%
Tianxing Cloud (Italy) Supply Chain Srl
Polibeli Trading (Hong Kong) Limited
100%
100%
Tian Xing Cloud (America) Supply Chain Ltd
Tianxingyun International Trade Pte. Ltd.

____________

Note:

(1)      As of the date of this proxy statement/prospectus, there are 11,810,000 SPAC Ordinary Shares issued and outstanding, consisting of (i) 8,625,000 SPAC Class A Ordinary Shares held by SPAC Public Shareholders, (ii) 310,000 SPAC Class A Ordinary Shares underlying the SPAC Private Placement Units held by SPAC’s Sponsor and underwriters, and (iii) 2,875,000 SPAC Class B Ordinary Shares held by SPAC’s initial shareholders.

(2)      Assuming none of the Public Shareholders demand redemption pursuant to the Chenghe Articles, assuming the exercise of all issued and outstanding SPAC Warrants, it is anticipated that (i) the Company Shareholder will retain an ownership interest of approximately 95.67% of the Post-Closing Company’s total issued and outstanding share capital; (ii) the Sponsor and its affiliates holding the Founder Shares as well as SPAC Private Placement Warrants and SPAC Class A Ordinary Shares underlying the SPAC Private Placement Units will hold approximately 0.87% of the Post-Closing Company’s total issued and outstanding share capital; (iii) the Public Shareholders will hold approximately 2.29% of the Post-Closing Company’s total issued and outstanding share capital; and (iv) the holders of SPAC Public Warrants will hold 1.15% of the Post-Closing Company’s total issued and outstanding share capital.

Assuming intermediate redemptions by Public Shareholders, assuming the exercise of all issued and outstanding SPAC Warrants, it is anticipated that (i) the Company Shareholder will retain an ownership interest of approximately 96.78% of the Post-Closing Company’s total issued and outstanding share capital; (ii) the Sponsor and its affiliates holding the Founder Shares as well as SPAC Private Placement Warrants and SPAC Class A Ordinary Shares underlying the SPAC Private Placement Units will hold approximately 0.88% of the Post-Closing Company’s total issued and outstanding share capital; (iii) the Public Shareholders will hold approximately 1.16% of the Post-Closing Company’s total issued and outstanding share capital; and (iv) the holders of SPAC Public Warrants will hold 1.16% of the Post-Closing Company’s total issued and outstanding share capital.

Assuming maximum redemptions by Public Shareholders, assuming the exercise of all issued and outstanding SPAC Warrants, it is anticipated that (i) the Company Shareholder will retain an ownership interest of approximately 97.92% of the Post-Closing Company’s total issued and outstanding share capital; (ii) the Sponsor and its affiliates holding the Founder Shares as well as SPAC Private Placement Warrants and SPAC Class A Ordinary Shares underlying the SPAC Private Placement Units will hold approximately 0.89% of the Post-Closing Company’s total issued and outstanding share capital; (iii) the Public Shareholders will hold approximately 0% of the Post-Closing Company’s total issued and outstanding share capital; and (iv) the holders of SPAC Public Warrants will hold 1.17% of the Post-Closing Company’s total issued and outstanding share capital.

Conditions to Closing of the Business Combination

Conditions to the Obligations of SPAC and the Company Parties

Under the Business Combination Agreement, the obligations of SPAC and the Company Parties to consummate the Transactions are subject to satisfaction or, at or prior to the Merger Effective Time, waiver in writing by all such parties of the following conditions:

(a)     the SPAC Shareholder Approval will have been obtained and will remain in full force and effect;

(b)    there will not be in force any governmental order, statute, rule or regulation enjoining or prohibiting the consummation of the Merger; provided, that the Governmental Authority issuing such governmental order has jurisdiction over the parties hereto with respect to the Transactions;

(c)     after deducting the SPAC shareholder redemptions amount, SPAC will have at least U.S.$5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act);

(d)    Company Ordinary Shares to be issued in connection with the Merger will have been conditionally approved for initial listing on the applicable Stock Exchange, subject to official notice of issuance, and such approval will be ongoing, and not revoked or withdrawn, as of the Closing Date;

(e)     the registration statement on Form F-4 will have become effective under the Securities Act and no stop order suspending the effectiveness of the registration statement will have been issued and no proceedings for that purpose will have been initiated or threatened by the SEC and not withdrawn;

(f)     the Regulatory Authorizations shall have been obtained; and

(g)    the A&R Warrant Agreement shall have been duly executed and delivered by the Company, SPAC and the warrant agent thereunder.

Other Conditions to the Obligations of SPAC

The obligations of SPAC to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by SPAC:

(a)     (i) certain fundamental representations and warranties of the Company will be true and correct in all material respects, in each case as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date, except for changes after the date of the Business Combination Agreement which are contemplated or expressly permitted by the Business Combination Agreement or the Ancillary Documents, (ii) the representations and warranties of the Company contained in the second sentence of Section 5.24 of the Business Combination Agreement will be true and correct as of the Closing Date in all respects, and (iii) each of the other representations and warranties of the Company contained in the Business Combination Agreement (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and Company Material Adverse Effect or any similar qualification or exception) shall be true and correct in all material respects as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties will be true and correct in all material respects at and as of such date, except for, in the case of clause (iii) only, inaccuracies or omissions that would not reasonably be expected to have a Company Material Adverse Effect;

(b)    each of the covenants of the Company Parties under Section 7.1 of the Business Combination Agreement (disregarding any qualifications and exceptions contained therein relating to materiality or any similar qualification or exception) and each of the covenants of the Company Parties contained in the Business Combination Agreement other than Section 7.1 thereof, in each case, to be performed as of or prior to the Closing will have been performed in all material respects;

(c)     there will not have occurred a Company Material Adverse Effect after the date of the Business Combination Agreement;

(d)    the Company Capital Restructuring will have been completed in accordance with the terms of the Business Combination Agreement and the A&R Company Listing Articles; and

(e)     all Third Party Consents will have been obtained, if any.

Conditions to the Obligations of the Company Parties

The obligations of the Company Parties to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a)     (i) certain fundamental representations and warranties of SPAC will be true and correct in all material respects as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties will be true and correct in all material respects at and as of such date, except for changes after the date of the Business Combination Agreement which are contemplated or expressly permitted by the Business Combination Agreement, (ii) the representations and warranties of SPAC contained in Section 6.10 of the Business Combination Agreement will be true and correct as of the Closing Date in all respects, and (iii) each of the other representations and warranties of SPAC contained in the Business Combination Agreement (other than the representations and warranties listed in subparts (i) and (ii) above) (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) will be true and correct as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties will be true and correct in all material respects at and as of such date, in each case, inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on SPAC’s ability to consummate the Transactions;

(b)    each of the covenants of SPAC to be performed as of or prior to the Closing will have been performed in all material respects;

(c)     there will not have been any Event that has had, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on SPAC’s ability to consummate the Transactions (a “SPAC Material Adverse Effect”); provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a SPAC Material Adverse Effect: (i) the announcement of the Business Combination Agreement and consummation of the Transactions, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on relationships, contractual or otherwise, with any landlords, suppliers, business partners or employees of SPAC, (ii) the taking of any action by SPAC that is expressly required by the Business Combination Agreement, or (iii) any action taken by, or at the written request of, the Company; and

(d)    the SPAC Units, the SPAC Class A Ordinary Shares and the SPAC Public Warrants will remain listed on a Stock Exchange, and SPAC will have been in material compliance with the reporting requirements under the Exchange Act applicable to SPAC.

Termination

The Business Combination Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing:

(a)     by mutual written consent of both the Company and SPAC at any time;

(b)     by the Company or SPAC, if the Closing shall not have occurred by 5:00 p.m. (Hong Kong time) on September 16, 2025 (as such date may be extended pursuant to the terms of the Business Combination Agreement); provided, however, that SPAC and the Company may mutually agree in writing to extend such date by a period of up to three months if the Regulatory Authorizations shall have not been obtained (as may be extended, the “Agreement End Date”); provided, that neither the Company nor SPAC may terminate the Business Combination Agreement if it is in material breach of any of its obligations set forth in the Business Combination Agreement and such material breach causes, or results in, either (i) the failure to satisfy the conditions to the obligations of the terminating party to consummate the Closing prior to the Agreement End Date, or (ii) the failure of the Closing to have occurred prior to the Agreement End Date;

(c)     by the Company or SPAC, if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any governmental order, which has become final and non-appealable and has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger;

(d)    by the Company, if the SPAC Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Extraordinary General Meeting duly convened therefor and at any adjournment or postponement thereof, as applicable;

(e)     by the Company, if the SPAC Board shall have made a Change in Recommendation (as defined in the Business Combination Agreement);

(f)     by the Company, if there shall have been any event or occurrence that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on SPAC’s ability to consummate the Transactions;

(g)     by the Company, if SPAC is in material breach of any of its obligations under the Business Combination Agreement and such material breach will result in the failure to satisfy the conditions to the obligations of the Company Parties to consummate the Closing, provided that if such material breaches are curable by SPAC, then, for a period of up to thirty (30) calendar days after receipt by SPAC of notice from the Company of such material breaches, but only as long as SPAC continues to use its reasonable best efforts to cure such material breaches, such termination by the Company shall be effective by the end of such thirty (30) calendar days;

(h)    by SPAC, if the Company Parties fail to receive the Regulatory Authorizations within 365 calendar days after the date of the Business Combination Agreement; or (or such Regulatory Authorizations are revoked, terminated or lose effect, provided that, if the Company provides a written confirmation prior to the deadline (or if later, the date on which SPAC notifies the Company it wants to terminate under this subsection) to SPAC, with reasonable evidence demonstrating that failure to obtain Regulatory Authorizations was due to curable defects, then, for sixty (60) calendar days from the delivery of such confirmation, any termination notice from SPAC under this subsection shall not be effective, as long as the Company Parties use their respective best efforts in such period to cure all such defects and seek the Regulatory Authorizations, and if by the end of the period the Regulatory Authorizations have not been obtained, any termination notice by SPAC under this subsection can be immediately effective;

(i)     by SPAC, if the Company has suffered or there is a Company Material Adverse Effect;

(j)     by SPAC, if the Company Parties are in material breach of any of their respective obligations set forth in the Business Combination Agreement and such material breach will result in the failure to satisfy the conditions to the obligations of SPAC to consummate the Closing, provided that if such material breaches are curable by the Company Parties, then, for a period of up to thirty (30) calendar days after receipt by the Company of notice from SPAC of such material breaches, but only as long as the Company Parties continue to use their respective reasonable best efforts to cure such material breaches, such termination by SPAC shall be effective by the end of such thirty (30) calendar days; and

(k)    by the Company or SPAC, if, prior to the Agreement End Date, circumstances exist whereby conditional approval for the initial listing of the Company Ordinary Shares on the applicable Stock Exchange cannot be obtained due to an inability to meet the minimum listing requirements of such Stock Exchange.

Effect of Termination

If the Business Combination Agreement is terminated, the Business Combination Agreement will become void, and there will be no liability under the Business Combination Agreement on the part of any party thereto or their affiliates, except as set forth in the Business Combination Agreement. The Business Combination Agreement provides that no such termination shall relieve any liability on the part of any party for a willful breach of the Business Combination Agreement, willful misconduct or fraud.

Agreements Entered into in Connection with the Business Combination

The Business Combination Agreement contemplates the execution of various additional agreements and instruments on or before the Closing, including, among others, the Sponsor Support Agreement, the Company Shareholder Support Agreement, the Lock-Up Agreement, the Registration Rights Agreement and the A&R Warrant Agreement. The following description of the agreements does not purport to be complete and is qualified in its entirety by the terms and conditions of each agreement, a copy of which is attached hereto as annex and is incorporated herein by reference. See the section entitled “The Business Combination Agreement and Ancillary Documents” for more information.

Sponsor Support Agreement

Concurrently with the execution of the Business Combination Agreement, SPAC, the Company and the Founder Shareholders entered into the Sponsor Support Agreement, pursuant to which the Founder Shareholders have agreed to, among other things, vote in favor of the transactions contemplated under the Business Combination Agreement, including the Business Combination, from the date of the Sponsor Support Agreement until the Closing Date or, if earlier, until termination of the Business Combination Agreement.

Company Shareholder Support Agreement

Concurrently with the execution of the Business Combination Agreement, SPAC, the Company and the Company Shareholder entered into the Company Shareholder Support Agreement, pursuant to which the Company Shareholder has agreed to, among other things, (i) vote to the transactions contemplated under the Business Combination Agreement, including the Merger, and to not transfer any Subject Shares (as defined in the Company Shareholder Support Agreement) until the earlier of the Merger Effective Time and the termination of the Business Combination Agreement and (ii) grant certain waivers and consents in connection therewith and with the Business Combination Agreement pursuant to the Company’s Governing Documents. The Company and the SPAC also entered into a waiver and consent to the Company Shareholder Support Agreement to waive certain transfer restrictions on 30,102,200 Company Class A Ordinary Shares to be received by the Company Shareholder as set forth therein.

Lock-Up Agreement

At the Closing, the Company, the Sponsor, the Company Shareholder and certain SPAC Key Holders will enter into the Lock-Up Agreement, pursuant to which, the Sponsor, the Company Shareholder and each SPAC Key Holder agrees to not to transfer any Lock-Up Shares (as defined in the Lock-Up Agreement) for a period of twelve (12) months after the Closing Date, with certain exceptions and carveouts. The Company Ordinary Shares that the Company Shareholder will hold immediately after the Closing of the Business Combination (representing 96.82%, 97.96% or 99.12% of the total outstanding Company Ordinary Shares, assuming no redemption, intermediate redemption or maximum redemption of SPAC Public Shares, respectively, prior to giving effect to the exercise of any SPAC Warrants) shall be subject to the Lock-Up Agreement in accordance with the terms and conditions thereunder.

Concurrently with the entry into the Lock-Up Agreement at the Closing of the Business Combination, the Company, the Company Shareholder and the Sponsor will agree to waive the lock-up restrictions on 30,102,200 Company Class A Ordinary Shares to be received by the Company Shareholder, 2,785,000 Company Class A Ordinary Shares to be received by the Sponsor and 90,000 Company Class A Ordinary Shares to be received by the SPAC Key Holders.

Further, given that the Company Shareholder is currently the sole shareholder of the Company, and the Company Ordinary Shares to be received by it will be subject to the lock-up restrictions as set forth in the Lock-Up Agreement (except for the shares that will be waived from such restrictions as discussed above), it is less likely that the Company will satisfy the listing standards of the Stock Exchange. See also “Risk Factors — Risks Related to the Post-Closing Company’s Securities — There can be no assurance that an active trading market for Company Ordinary Shares will develop or be sustained, or the Company will successfully obtain authorization for listing on the Stock Exchange.”

Registration Rights Agreement

At the Closing, the Company, SPAC and other parties listed thereto will enter into the Registration Rights Agreement, pursuant to which, among other things, the Company will agree to undertake certain resale shelf registration obligations in accordance with the Securities Act and certain holders have been granted customary demand and piggyback registration rights.

A&R Warrant Agreement

At the Closing, the Company, SPAC and the warrant agent thereunder will enter into the A&R Warrant Agreement, pursuant to which, among other things, the Warrant Agreement will be amended to cause each SPAC Warrant to represent the right to receive, from the Closing, a warrant to purchase one Company Class A Ordinary Share, on the terms and subject to the conditions set forth therein.

Ownership of the Post-Closing Company

Upon consummation of the Business Combination, the Company Shareholder and SPAC Shareholders will become Company Shareholders.

As of the date of this proxy statement/prospectus, none of the Company and SPAC has entered into any agreement with any investor in relation to any PIPE Investment.

Assuming the consummation of the Business Combination and the exercise of all issued and outstanding SPAC Warrants, on a fully diluted basis, the following tables illustrate the varying ownership levels of Company Ordinary Shares after the Business Combination under three scenarios: (i) no redemptions by SPAC Shareholders, (ii) 50% of SPAC Class A Ordinary Shares have been redeemed, (iii) maximum number of SPAC Class A Ordinary Shares has been redeemed so that following the redemption, (i) SPAC will be able to pay total liabilities in the amount of $3,877,764 as of June 30, 2024 from the Trust Account at the Closing; (ii) SPAC will be able to pay approximately $4.0 million of estimated transaction expenses incurred in connection with the Business Combination from the Trust Account at the Closing; and (iii) after the payment of liabilities and expenses set forth in (i) and (ii) above, SPAC will have U.S.$5,000,001 net tangible assets at the Closing as required by the Business Combination Agreement, which will be distributed immediately to the Company at the instruction of the Company, and used for working capital and general corporate purposes.

Following the Closing of the Business Combination, the Company Shareholder is expected to hold a total of 360,000,000 Company Ordinary Shares, including 312,720,720 Company Class A Ordinary Shares and 47,279,280 Company Class B Ordinary Shares. Pursuant to the A&R Company Listing Articles, the Company Class B Ordinary Shares will be entitled to ten (10) votes per share compared to one (1) vote per share of the Company Class A Ordinary Shares. As a result, it is expected that the Company Shareholder will hold over 50% of the outstanding voting power of the Company following the Closing of the Business Combination: (1) assuming no redemption of SPAC Public Shares and the exercise of all issued and outstanding SPAC Warrants, it is estimated that the Company Shareholder will hold approximately 95.67% of the total Company Ordinary Shares and control approximately 97.97% of the voting power of Company Ordinary Shares; (2) assuming the intermediate (50%) redemption of SPAC Public Shares and the exercise of all issued and outstanding SPAC Warrants, it is estimated that the Company Shareholder will hold approximately 96.78% of the total Company Ordinary Shares and control approximately 98.50% of the voting power of Company Ordinary Shares; and (3) assuming the maximum (100%) redemption of SPAC Public Shares and the exercise of all issued and outstanding SPAC Warrants, it is estimated that the Company Shareholder will hold approximately 97.92% of the total Company Ordinary Shares and control approximately 99.04% of the voting power of Company Ordinary Shares. See “Beneficial Ownership of Company Securities After the Business Combination.” Following the Closing of the Business Combination, public shareholders will only receive Company Class A Ordinary Shares.

	Assuming No Redemptions		Assuming Intermediate (50%) Redemptions(1)		Assuming Maximum (100%) Redemptions(2)
	Number of Shares	Share Ownership %	Number of Shares	Share Ownership %	Number of Shares	Share Ownership %
Company Shareholder	360,000,000	95.67%	360,000,000	96.78%	360,000,000	97.92%
Public Shareholders	8,625,000	2.29%	4,312,500	1.16%	—	0.00%
Holders of Founder Shares(3)	2,875,000	0.76%	2,875,000	0.77%	2,875,000	0.78%
Holders of Private Placement Shares	310,000	0.08%	310,000	0.08%	310,000	0.08%
Holders of SPAC Public Warrants(4)	4,312,495	1.15%	4,312,495	1.16%	4,312,495	1.17%
Holders of SPAC Private Placement Warrants(3)(5)	155,000	0.04%	155,000	0.04%	155,000	0.04%
Ordinary shares of the Post-Closing Company	376,277,495	100%	371,964,995	100%	367,652,495	100%

____________

*        The percentages may not sum up to 100% due to rounding.

(1)      Assumes that 4,312,500 Public Shares are redeemed for aggregate redemption payments of approximately $43.25 million, assuming a $10.03 per share redemption price and based on funds in the Trust Account as of June 30, 2024.

(2)      Assumes that 8,625,000 Public Shares are redeemed for aggregate redemption payments of approximately $86.50 million, assuming a $10.03 per share redemption price and based on funds in the Trust Account as of June 30, 2024. If the number of Public Shares redeemed under the maximum redemption scenario is calculated based on the assumptions that following the redemption, (i) SPAC will be able to pay total liabilities in the amount of $3,877,764 as of June 30, 2024 from the Trust Account at the Closing; (ii) SPAC will be able to pay approximately $4.6 million of estimated transaction expenses incurred in connection with the Business Combination from the Trust Account at the Closing; and (iii) after the payment of liabilities and expenses set forth in (i) and (ii) above, SPAC will have U.S.$5,000,001 net tangible assets at the Closing as required by the Business Combination Agreement, which will be distributed immediately to the Company at the instruction of the Company, and used for working capital and general corporate purposes. Assuming a $10.03 per share redemption price, the number of Public Shares remaining outstanding following the redemption must be at least 1,254,496 shares for SPAC to fulfill all of the abovementioned assumptions.

(3)      The Sponsor and its affiliates’ total potential ownership interest in the Post-Closing Company, assuming the separation, exercise and conversion of all securities following the Closing, including the SPAC Private Placement Units, SPAC Private Placement Warrants and Founder Shares, is estimated to comprise approximately 0.87% of outstanding Company Ordinary Shares in a no redemption scenario, 0.88% of outstanding Company Ordinary Shares in an intermediate redemption scenario and 0.89% of outstanding Company Ordinary Shares in a maximum redemption scenario.

(4)      Assumes the exercise of all issued and outstanding SPAC Public Warrants, each for one Company Ordinary Share.

(5)      Assumes the exercise of all issued and outstanding SPAC Private Placement Warrants underlying the SPAC Private Placement Units, each for one Company Ordinary Share.

Potential Sources of Dilution

Dilution per share to the original investors in SPAC is determined by its net tangible book value per share, as adjusted, while excluding the Business Combination, while giving effect to material probable or consummated transactions and other material effects on SPAC’s net tangible book value per share, from the initial public offering price per share paid by original investors in SPAC as set forth as follows under the five redemption scenarios:

	Assuming No Redemptions	Assuming 25% Redemptions	Assuming 50% Redemptions	Assuming 75% Redemptions	Assuming 100% Redemptions
Number of shares
SPAC Public Shareholders	8,625,000	6,468,750	4,312,500	2,156,250	—
Holders of Founder Shares	2,875,000	2,875,000	2,875,000	2,875,000	2,875,000
Holders of Private Placement Shares	310,000	310,000	310,000	310,000	310,000
Total outstanding SPAC Ordinary Shares as of June 30, 2024	11,810,000	9,653,750	7,497,500	5,341,250	3,185,000
Adjusted for: No subsequent changes to total outstanding SPAC Ordinary Shares as of November 30, 2024	—	—	—	—	—
Total outstanding SPAC Ordinary Shares as of June 30, 2024, as adjusted	11,810,000	9,653,750	7,497,500	5,341,250	3,185,000
Potential source of dilution(1):	—	—	—	—	—
Fully diluted outstanding SPAC Ordinary Shares as of June 30, 2024, as adjusted	11,810,000	9,653,750	7,497,500	5,341,250	3,185,000
SPAC’s net tangible book value as of June 30, 2024(2)	$(3,018,908)	$(3,018,908)	$(3,018,908)	$(3,018,908)	$(3,018,908)
Adjusted for(3):
Trust account balance as of June 30, 2024 under different redemption scenarios	86,495,905	64,871,929	43,247,953	21,623,976	—
Transaction expense to be paid by SPAC	(4,561,822)	(4,561,822)	(4,561,822)	(4,561,822)	(4,561,822)
Deferred underwriting commissions to be paid by SPAC(4)	(3,450,000)	(2,587,500)	(1,725,000)	(862,500)	—
SPAC’s net tangible book value as of June 30, 2024, as adjusted	$75,465,175	$54,703,699	$33,942,223	$13,180,746	$(7,580,730)

Net tangible book value per share as of June 30, 2024	$(0.26)	$(0.31)	$(0.40)	$(0.57)	$(0.95)

	Assuming No Redemptions	Assuming 25% Redemptions	Assuming 50% Redemptions	Assuming 75% Redemptions	Assuming 100% Redemptions
Net tangible book value per share as of June 30, 2024, as adjusted	$6.39	$5.67	$4.53	$2.47	$(2.38)
Offering price per share	$10.00	$10.00	$10.00	$10.00	$10.00
Dilution(5)	$3.61	$4.33	$5.47	$7.53	$12.38

____________

(1)      Potential sources of dilution exclude transactions that are considered improbable by SPAC to be effected at or prior to the consummation of the Business Combination:

•         the issuance of up to 4,467,495 Company Class A Ordinary Shares upon the exercise of 4,467,495 SPAC Warrants (including 4,312,495 SPAC Public Warrants and 155,000 SPAC Private Placement Warrants). The SPAC Warrants will only become exercisable 30 days after the completion of the Business Combination), at the holders’ election at an exercise price of $11.50 (subject to adjustment), and will expire five years after the completion of the Business Combination or earlier upon redemption or liquidation.

(2)      SPAC’s net tangible book value was calculated by total assets minus total liabilities minus ordinary shares subject to redemption.

(3)      SPAC’s net tangible book value was adjusted for (i) trust account balance as a result of different levels of redemption; (ii) transaction expenses that have not recorded on SPAC’s financial statements as of June 30, 2024, which will have impacts on the calculation of net tangible book value upon closing; and (iii) the deferred unwriting commissions payable dependent upon the trust account balance remained as a result of different levels of redemption.

(4)      The underwriters have agreed to defer underwriting commissions of up to 4.0% of the gross proceeds of the 8,625,000 units sold in the offering including pursuant to the over-allotment option. The deferred commissions will be released to the underwriters only upon completion of an initial business combination. The amount of commission payable to the underwriters is determined based on the percentage of funds remaining in the trust account after redemptions of public shares from the funds held in the Trust Account. That is, the deferred underwriting commission payable will be $3.45 million, $2.59 million, $1.73 million, $0.86 million and nil in the scenario of no redemption, 25% redemption, 50% redemption, 75% redemption and 100% redemption, respectively.

(5)      Dilution was calculated by subtracting SPAC’s net tangible book value per share as of June 30, 2024, as adjusted from SPAC’s IPO price per share paid by the public investors ($10.00 per share).

For each of the five redemption scenarios, potential dilution results in the amount of non-redeeming shareholders’ interest per share being at least the IPO price per share:

	Assuming No Redemptions	Assuming 25% Redemptions	Assuming 50% Redemptions	Assuming 75% Redemptions	Assuming 100% Redemptions
Outstanding SPAC Ordinary Shares as of June 30, 2024	11,810,000	9,653,750	7,497,500	5,341,250	3,185,000
Company Ordinary Shares issued to the Company Shareholder in Business Combination	360,000,000	360,000,000	360,000,000	360,000,000	360,000,000
Number of Company Ordinary Shares after giving effect to the de-SPAC transaction and related financing(1)	371,810,000	369,653,750	367,497,500	365,341,250	363,185,000
The Company’s valuation at or above which the non-redeeming shareholders’ interest per share being at least the IPO price per share	$3,718,100,000	$3,696,537,500	$3,674,975,000	$3,653,412,500	$3,631,850,000

____________

(1)      This table does not include potential sources of dilution that are not probable or not automatically convertible upon the consummation of the Business Combination.

The above discussion and table are based on a total of 11,810,000 outstanding SPAC Ordinary Shares on June 30, 2024, and exclude the following material potential sources of future dilution that are considered improbable by SPAC to be effected at or prior to the consummation of the Business Combination:

•        the issuance of up to 4,467,495 Company Class A Ordinary Shares upon the exercise of 4,467,495 SPAC Warrants (including 4,312,495 SPAC Public Warrants and 155,000 SPAC Private Placement Warrants). The SPAC Warrants will only become exercisable 30 days after the completion of the Business Combination at the holders’ election, at an exercise price of $11.50 (subject to adjustment), and will expire five years after the completion of the Business Combination or earlier upon redemption or liquidation. If all of the SPAC Warrants are exercised, the total number of outstanding Company Class A Ordinary Shares will be increased by 4,467,495 shares, and SPAC’s net tangible book value as of June 30, 2024, as adjusted, will increase by $51,376,193.

Compensation Received by the Sponsor

Set forth below is a summary of the terms and amount of the compensation received or to be received by the Sponsor and its affiliates in connection with the Business Combination or any related financing transaction, the amount of securities issued or to be issued by SPAC to the Sponsor and its affiliates and the price paid or to be paid for such securities or any related financing transaction.

	Interest in Securities	Other Compensation
Sponsor

The Sponsor currently holds 2,875,000 Founder Shares, as well as 266,875 SPAC Class A Ordinary Shares and 133,438 SPAC Warrants, both of which underlie the Private Placement Units. Prior to the SPAC IPO, the Sponsor paid $25,000, or approximately $0.009 per share, to cover certain offering expenses in consideration for 2,875,000 SPAC Class B Ordinary Shares. In March of 2024, the Sponsor transferred an aggregate of 90,000 SPAC Class B Ordinary Shares to its independent directors and advisory board member for their board and advisory board services, in each case for no cash consideration. Simultaneously with the SPAC IPO, the Sponsor purchased 266,875 Private Placement Units for an aggregate purchase price of $2,668,750. At Closing, pursuant to the Business Combination Agreement, (i) each outstanding SPAC Unit (including the Private Placement Units) will be automatically separated into one Class A Ordinary Share and one-half of one SPAC Warrant, (ii) each SPAC Class B Ordinary Share will be converted into one SPAC Class A Ordinary Share and (iii) each SPAC Class A Ordinary Share will be converted into the right to receive one Company Class A Ordinary Share, and each SPAC Warrant will be converted into the right to receive one Company Warrant. Upon the completion of the Business Combination, Sponsor shall hold a total of 3,051,875 Company Ordinary Shares.

At Closing, pursuant to the Business Combination Agreement, the Company will use cash from the Trust Account to pay Chenghe transaction expenses and to reimburse or pay the Sponsor for any unpaid Working Capital Loans. The Company currently estimates that the total amount payable for Chenghe transaction expenses is approximately $4.0 million, as of September 24, 2024.

The retention of shares by the Sponsor and the reimbursements payable to the Sponsor at Closing will not result in a material dilution of the equity interests of non-redeeming SPAC Public Shareholders who hold their securities through the consummation of the Business Combination.

The Proposals for the SPAC Shareholders’ Meeting

•        Proposal No. 1 — The Business Combination Proposal — to consider and vote upon, as an ordinary resolution, a proposal to approve and adopt the business combination agreement dated as of September 16, 2024 (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among Chenghe, Polibeli Group Ltd, a Cayman Islands exempted company with limited liability (the “Company”) and Polibeli Merger One Limited, a Cayman Islands exempted company with limited liability and a direct wholly owned subsidiary of the Company (“Merger Sub” and together with the Company, the “Company Parties”), and approve the transactions contemplated thereby, pursuant to which, among other things, Merger Sub shall be merged with and into Chenghe with Chenghe being the surviving company and as a direct, wholly owned subsidiary of the Company (the “Merger” or “Business Combination”). The Business Combination and other transactions contemplated by the Business Combination Agreement are referred to as the “Transactions.” A copy of the Business Combination Agreement is attached as Annex A to the accompanying proxy statement/prospectus and a copy of the Plan of Merger is attached as Annex A-1 to this proxy statement/prospectus;

•        Proposal No. 2 — The Merger Proposal — to consider and vote upon, as a special resolution, a proposal to approve and adopt the plan of merger to be filed with the Registrar of Companies of the Cayman Islands (the “Plan of Merger”) and approve the transactions contemplated thereby, including, without limitation the Merger. A copy of the Plan of Merger is attached as Annex A-1 to this proxy statement/prospectus; and

•        Proposal No. 3 — The Adjournment Proposal — to consider and vote upon, as an ordinary resolution, a proposal to adjourn the Extraordinary General Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Extraordinary General Meeting, there are not sufficient votes to approve one or more proposals presented to the shareholders for vote.

Please see the sections entitled “Extraordinary General Meeting of SPAC Shareholders,” “SPAC Shareholder Proposal No. 1 — The Business Combination Proposal,” “SPAC Shareholder Proposal No. 2 — The Merger Proposal” and “SPAC Shareholder Proposal No. 3 — The Adjournment Proposal” for more information on the foregoing proposals.

Date, Time and Place of SPAC Shareholders’ Meeting

The SPAC Shareholders’ Meeting will be held at            a.m. Eastern Time, on            , 2025, at            , and via live webcast at:            , or such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the SPAC Shareholder Proposals.

Voting Securities, Record Date

SPAC Shareholders will be entitled to vote or direct votes to be cast at the SPAC Shareholders’ Meeting if they owned SPAC Ordinary Shares at the close of business on            , 2025, which is the Record Date for the SPAC Shareholders’ Meeting. SPAC Shareholders will have one vote for each SPAC Ordinary Share owned at the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. On the Record Date, there were            SPAC Ordinary Shares issued and outstanding, of which            were held by Public Shareholders with the rest being held by the Sponsor and certain SPAC directors.

Redemption Rights

Pursuant to SPAC MAA, SPAC Public Shareholders may elect to have their SPAC Class A Ordinary Shares redeemed for a pro rata portion of the cash held in the Trust Account (which, for illustrative purposes, was $            per share as of the Record Date), less any owed but unpaid taxes on the funds and deferred underwriting fees. if the Business Combination is consummated. If a SPAC Public Shareholder properly exercises its redemption rights, SPAC will redeem the related SPAC Class A Ordinary Shares for cash, and such shareholder will no longer own such SPAC Class A Ordinary Shares and will not participate in the future growth of the Company, if any in respect of the SPAC Class A Ordinary Shares so redeemed. Notwithstanding the foregoing, a SPAC Public Shareholders, together with any affiliate of his or her or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to more than 20% of the SPAC Class A Ordinary Shares.

SPAC Public Shareholders will be entitled to receive cash for these shares only if they deliver their share certificates (if any) and other redemption forms to the SPAC Transfer Agent no later than two (2) Business Days prior to the SPAC Shareholders’ Meeting. SPAC Public Shareholders do not need to affirmatively vote on the Business Combination Proposal or be a holder of such shares as of the Record Date to exercise redemption rights. If the Business Combination is not consummated, these shares will not be converted into cash. If a SPAC Public Shareholder properly demands conversion, delivers his, her or its share certificates (if any) and other redemption forms to SPAC Transfer Agent as described above, and the Business Combination is consummated, SPAC will convert each SPAC Class A Ordinary Share into a full pro rata portion of the Trust Account, calculated as of two (2) Business Days prior to the consummation of the Business Combination. If a SPAC Public Shareholder exercises his, her or its redemption rights, then it will be exchanging its SPAC Class A Ordinary Shares for cash and will not become a Company Shareholder. See the sections entitled “Questions and Answers about the Business Combination and the Extraordinary General Meeting” and “Extraordinary General Meeting of SPAC Shareholders — Redemption Rights” for a detailed description of the procedures to be followed for the redemption of SPAC Class A Ordinary Shares.

Furthermore, under the Business Combination Agreement, as one of the Closing Conditions, SPAC shall not redeem Public Shares that would cause its net tangible assets to be less than $5,000,001 following such redemptions, unless such condition have been waived by all parties.

Appraisal Rights

The Cayman Companies Act prescribes when shareholder appraisal rights will be available and sets the limitations on such rights. Where such rights are available and have been validly exercised and not effectively withdrawn or lost, dissenting shareholders are entitled to receive fair value for their shares as determined by the Grand Court of the Cayman Islands.

Regardless of whether shareholder appraisal rights are or are not available, Holders of SPAC Class A Ordinary Shares are still entitled to exercise the rights of redemption as set out herein. However, Holders of SPAC Class A Ordinary Shares who elect to exercise appraisal rights will lose their right to exercise their redemption rights as described herein.

In order for Holders of SPAC Ordinary Shares to validly exercise their appraisal rights in connection with the Business Combination under the Cayman Companies Act, they must provide to SPAC prior to the SPAC Shareholders’ Meeting their written objection to the Business Combination and a statement demanding the payment for their SPAC Ordinary Shares, and subsequently comply with all the procedures and requirements set out in Section 238 of the Cayman Companies Act for the exercise of shareholder appraisal rights.

In essence, that procedure is as follows: (i) as noted above, the shareholder must give his/her/its written objection to the merger or consolidation to the constituent company before the vote on the merger or consolidation, including a statement that the shareholder proposes to demand payment for his shares if the merger or consolidation is authorized by the vote; (ii) within 20 days following the date on which the merger or consolidation is approved by the shareholders, the constituent company must give written notice of such approval to each shareholder who made a written objection; (iii) a shareholder must within 20 days following receipt of such notice from the constituent company, give the constituent company a written notice of his/her/its intention to dissent in respect of all of his shares, including, among other details, a demand for payment of the fair value of his shares; (iv) within seven days following the date of the expiration of the period set out in (iii) above or seven days following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company must make a written offer to each dissenting shareholder to purchase his, her or its shares at a price that the company determines is the fair value and if the company and the dissenting shareholder agree the price within 30 days following the date on which the offer was made, the company must pay the dissenting shareholder such amount; and (v) if the company and the dissenting shareholder fail to agree on a price within such 30 day period, within 20 days following the date on which such 30 day period expires, the company must (and any dissenting shareholder may) file a petition with the Grand Court of the Cayman Islands to determine the fair value and such petition must be accompanied by a list of the names and addresses of the dissenting shareholders with whom agreements as to the fair value of their shares have not been reached by the company. At the hearing of that petition, the court has the power to determine the fair value of the shares together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value. Any dissenting shareholder whose name appears on the list filed by the company may participate fully in all proceedings until the determination of fair value is reached.

Recommendations of SPAC’s Board of Directors to SPAC Shareholders

The SPAC Board has determined that each of the SPAC Shareholder Proposals is fair to and in the best interest of SPAC and its shareholders and recommended that SPAC Shareholders vote “FOR” each of the Business Combination Proposal and the Merger Proposal and “FOR” the Adjournment Proposal, if presented.

Reasons for the Approval of the Business Combination and Recommendations

The SPAC Board, in evaluating the transaction with the Company, consulted with its legal counsel and financial and other advisors. In reaching its decision (i) that the terms and conditions of the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination, are advisable, fair to and in the best interests of, SPAC and its shareholders, and (ii) to recommend that the shareholders approve the transactions contemplated by the Business Combination Agreement, including the Business Combination, the SPAC Board considered and evaluated a number of factors, including, but not limited to, the factors discussed below. The independent directors of SPAC Board did not retain an unaffiliated representative to act solely on behalf of the unaffiliated SPAC Public Shareholders to negotiate the terms of the Business Combination and/or prepare a report concerning the approval of the Business Combination.

Before reaching its decision, the SPAC Board reviewed the results of management’s due diligence, which included:

•        research on industry trends, competitive landscape and other industry factors;

•        benchmarking versus key competitors on historical financial and operational performance;

•        extensive meetings and calls with the Company management team and representatives regarding operations, major suppliers and financial prospectus, among other customary due diligence matters;

•        review of the Company’s material business contracts and certain other legal and commercial diligence; and

•        review of the Company’s business model and historical financial statements, among other financial information.

Management’s due diligence process also included frequent consultations with its outside legal counsel Paul Hastings LLP, as well as with local counsel engaged to provide legal due diligence and advice with respect to the jurisdictions of Indonesia, Japan, South Korea and the People’s Republic of China, as relevant in connection with Polibeli’s business and the transaction. The subjects of legal due diligence included such matters as (i) corporate governance and approvals, (ii) compliance with local law and other regulations (including labor, privacy, and reporting), (iii) related party transactions and arrangements, and (iv) merger controls. Management of SPAC received and reviewed written reports prepared by external advisors summarizing the scope of review and diligence observations. The SPAC Board was provided a synopsis of high-level legal diligence issues raised by the diligence process and summarized in the diligence reports, and was afforded an opportunity to ask questions of SPACs outside legal advisors.

In light of the wide variety of factors considered in connection with its evaluation of the Business Combination Agreement and the transactions contemplated thereby, the SPAC Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that the SPAC Board considered in reaching its determination and supporting its decision. The SPAC Board viewed its decision as being based on all of the information available and the factors presented to and considered by the SPAC Board. In addition, individual directors may have given different weight to different factors. The SPAC Board was conscious of the fact that there could be no assurance about future results, including results considered or expected as discussed in further detail below. This explanation of the SPAC Board’s reasons for the Business Combination and all other information presented in this section are forward-looking in nature and, therefore, should be read in light of the factors discussed under the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

As a part of approving the Business Combination, the Chenghe Board received, and relied upon, an oral opinion from ER Shares subsequently confirmed by delivery of a written opinion dated September 16, 2024 that the consideration to be issued or paid by the Company pursuant to the Business Combination is the fair, from a financial point of view, to Chenghe and the Chenghe Shareholders (other than the Sponsor or any of its Affiliates), based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by ER Shares in preparing its opinion.

ER Shares’ opinion was directed to the Chenghe Board and only addressed the fairness from a financial point of view to Chenghe and the Chenghe shareholders (other than Sponsor or any of its affiliates) of the consideration to be issued or paid by the Company pursuant to the Business Combination and does not address any other aspect or implication of the Business Combination. The summary of ER Shares’ opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex G to this proxy statement/prospectus and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by ER Shares in preparing its opinion. The opinion did not address the relative merits of the Business Combination as compared to any alternative business strategies or transactions that might be available to Chenghe or any other party, nor did it address the underlying business decision of the Chenghe Board, Chenghe Shareholders, the Company, the Company Shareholder, or any other party or entity to proceed with or effect the Business Combination or any terms or aspects of any voting or other agreements to be entered into in connection with the Business Combination, any potential financing for the Business Combination or the likelihood of consummation of such financing. ER Shares’ opinion should not be construed as creating any fiduciary duty on ER Shares’ part to any party or entity. ER Shares’ opinion was not intended to be, and does not constitute, advice or a recommendation to Chenghe or the Company, or the board of directors or any shareholder of either Chenghe or the Company as to how to act or vote with respect to the Business Combination or related matters. Please see “SPAC Shareholder Proposal No. 1 — The Business Combination Proposal — SPAC Board’s Reasons for the Approval of the Business Combination and Recommendations” for additional information.

SPAC considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Business Combination Agreement and the transactions contemplated thereby. The SPAC Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination.

The SPAC Board concluded that the potential benefits that it expected SPAC and its shareholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, the SPAC Board determined that the Business Combination Agreement and the Business Combination contemplated therein were advisable, fair to and in the best interests of SPAC and its shareholders. See the section entitled “SPAC Shareholder Proposal No. 1 — The Business Combination Proposal — SPAC Board’s Reasons for the Approval of the Business Combination and Recommendations.”

Interests of Certain Persons in the Business Combination

In considering the recommendation of the SPAC Board to vote in favor of the Business Combination, shareholders should be aware that, the Sponsor, SPAC’s directors and officers have interests in the Business Combination that are different from, or in addition to, those of other SPAC Shareholders generally, which could cause them to benefit from and incentivize them to pursue a business combination with a less favorable target company or on terms less favorable to non-redeeming shareholders rather than liquidate, subject always to their fiduciary duties under Cayman Islands law. SPAC’s directors were aware of and considered these interests, among other matters, in evaluating the Business Combination and did not believe that such interests would preclude them from approving the Business Combination or from recommending the Business Combination to SPAC Shareholders, considering that these interests would be disclosed in this proxy statement/prospectus. SPAC Shareholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things:

•        the fact that the Sponsor paid an aggregate of $25,000 for 2,875,000 Founder Shares, which will have a significantly higher value at the time of the Business Combination but will become worthless if a business combination is not consummated by the Deadline;

•        the fact that the Sponsor paid an aggregate of approximately $2,668,750 for its 266,875 SPAC Private Placement Units and that the SPAC Private Placement Warrants underlying such units will expire worthless if a business combination is not consummated by the Deadline;

•        the fact that the Sponsor is anticipated to hold 0.85% of issued and outstanding shares of the Company immediately following the Business Combination (assuming no redemptions of holders of SPAC Class A Ordinary Shares and the exercise of SPAC Private Placement Warrants);

•        the fact that given the differential in the purchase price that the Sponsor paid for the SPAC Class B Ordinary Shares as compared to the price of the SPAC Class A Ordinary Shares and SPAC Public Warrants and the substantial number of SPAC Class A Ordinary Shares that the Sponsor will receive upon conversion of the SPAC Class B Ordinary Shares, the separation of the SPAC Private Placement Units, and (as applicable) the exercise of the SPAC Private Placement Warrants, the Sponsor can earn a positive return on their investment, even if holders of SPAC Class A Ordinary Shares have a negative return on their investment;

•        the fact that the Sponsor has agreed not to redeem any SPAC Ordinary Shares held by it in connection with the shareholder vote to approve a proposed initial business combination pursuant to the SPAC IPO Letter Agreement;

•        the fact that the Sponsor will lose its entire investment in SPAC if an initial business combination is not consummated by the Deadline Date. The Sponsor, SPAC’s directors and officers, and their respective affiliates have not incurred any out-of-pocket fees and expenses in relation to the initial business combination since the SPAC IPO, except that, on February 29, 2024, SPAC issued the Sponsor Note to the Sponsor, for a principal amount of up to $300,000. As of June 10, 2024, SPAC had borrowed $186,896 under the Sponsor Note. At the closing date of the SPAC IPO, SPAC repaid $206,896 to the Sponsor;

•        the fact that the Sponsor has agreed to waive its rights to liquidating distributions from the Trust Account with respect to SPAC Class B Ordinary Shares held by it if SPAC fails to complete an initial business combination by the Deadline;

•        the fact that the Sponsor, SPAC’s directors and officers, and their respective affiliates are entitled to reimbursement of reasonable out-of-pocket expenses incurred by them in connection with certain activities on SPAC’s behalf, such as identifying and investing possible business targets and business combinations. However, if SPAC fails to consummate a business combination within the required period, they will not have any claim against the Trust Account for reimbursement. Accordingly, SPAC may not be able to reimburse these expenses if the Business Combination or another business combination is not completed by the Deadline;

•        the right of the Sponsor to hold the Company Ordinary Shares and Company Warrants following the Business Combination, subject to certain lock-up periods;

•        in the event of the liquidation of the Trust Account upon the failure of SPAC to consummate a business combination by the Deadline, the Sponsor has agreed to indemnify SPAC to ensure that the proceeds in the Trust Account are not reduced below $10.00 per SPAC Class A Ordinary Share, or such lesser per-Public Share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which SPAC has entered into a written letter of intent, confidentiality or other similar agreement or claims of any third party (other than its independent public accountants) for services rendered or products sold to SPAC, provided that such indemnification will not apply to any claims by a third party that executed a waiver of any and all rights to seek access to the Trust Account, nor will it apply to any claims under indemnity of the underwriters of the SPAC IPO against certain liabilities, including liabilities under the Securities Act;

•        the Sponsor (including its representatives and affiliates) and SPAC’s officers and directors are, or in the future may become, affiliated with entities that are engaged in similar business to SPAC. For example, the Sponsor is controlled by Mr. Richard Qi Li, who is the owner of Chenghe Group, founder and director of Chenghe Capital Management Limited and also served as a director and the chief executive officer of HH&L Acquisition Co., a NYSE-listed special purpose acquisition company, and served as chairman of the board of Chenghe Acquisition Co., a Nasdaq-listed special purpose acquisition company, and currently serves as the chairman of the advisory board of Chenghe Acquisition I Co., a Nasdaq-listed special purpose acquisition company. The chairman of SPAC Board and chief executive officer of the SPAC, Dr. Shibin Wang, served as chief executive officer of Chenghe Acquisition Co and as the chairman of the board for Chenghe Acquisition I Co. The Sponsor and SPAC’s officers and directors are not prohibited from sponsoring, or otherwise becoming involved with, another blank check company prior to SPAC completing its initial business combination. SPAC’s officers and directors may become aware of business opportunities which may be appropriate for presentation to SPAC, and the other entities to which they owe certain fiduciary or contractual duties. Accordingly, they may have had conflicts of interest in determining to which entity a particular business opportunity should be presented. These conflicts may not be resolved in SPAC’s favor and such potential business opportunities may be presented to other entities prior to their presentation to SPAC, subject to applicable fiduciary duties under Cayman Islands law. SPAC MAA provide that SPAC renounces its interest in any corporate opportunity offered to any officer or director of SPAC. This waiver allows SPAC’s officers and directors to allocate opportunities based on a combination of the objectives and fundraising needs of the target, as well as the investment objectives of the entity. SPAC does not believe that the waiver of the corporate opportunities doctrine otherwise had a material impact on its search for an acquisition target;

•        the fact that SPAC’s officers and directors have not received any cash compensation;

•        the fact that the Business Combination Agreement provides for the continued indemnification of SPAC’s existing directors and officers and the continuation of the directors’ and officers’ liability insurance after the Business Combination; and

•        the fact that SPAC has entered into a registration rights agreement with the Sponsor, which provides for customary registration rights to it and its permitted transferees.

Comparison of Rights of Company Shareholders and SPAC Shareholders

If the Business Combination is successfully completed, SPAC Shareholders will become Company Shareholders and their rights as shareholders will be governed by the Company’s constitutional documents. Please see the section entitled “Comparison of Rights of Company Shareholders and Chenghe Shareholders” for more information.

Emerging Growth Company

The Company is, and consequently, following the Business Combination, will be, an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, post-Closing, the Company will be eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in their periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find the Company’s securities less attractive as a result, there may be a less active trading market for the Company’s securities and the prices of the Company’s securities may be more volatile.

Post-Closing, the Company will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of the date of its first sale of common equity securities pursuant to an effective registration statement, (b) in which the Company has total annual gross revenue of at least $1.235 billion, or (c) in which the Company is deemed to be a large accelerated filer, which means the market value of the Company’s common equity that is held by non-affiliates exceeds $700 million as of the last Business Day of its most recently completed second fiscal quarter; and (ii) the date on which the Company has issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

Foreign Private Issuer

The Company is a foreign private issuer within the meaning of the rules under the Exchange Act and, as such, the Company is permitted to follow the corporate governance practices of its home country in lieu of the corporate governance standards of the Stock Exchange applicable to U.S. domestic companies. For example, the Company is not required to have a majority of the board consisting of independent directors nor have a compensation committee or a nominating and corporate governance committee consisting entirely of independent directors. The Company intends to continue to follow its home country’s corporate governance practices as long as it remains a foreign private issuer. As a result, the Company’s shareholders may not have the same protection afforded to shareholders of U.S. domestic companies that are subject to corporate governance requirements of the Stock Exchange. As a foreign private issuer, the Company is also subject to reduced disclosure requirements and are exempt from certain provisions of the U.S. securities rules and regulations applicable to U.S. domestic issuers such as the rules regulating solicitation of proxies and certain insider reporting and short-swing profit rules.

Risk Factors Summary

In evaluating the proposals set forth in this proxy statement/prospectus, you should carefully read this proxy statement/prospectus, including the annexes, and especially consider the factors discussed in the section entitled “Risk Factors.” The occurrence of one or more of the events or circumstances described in that section, alone or in combination with other events or circumstances, may have a material adverse effect on (i) SPAC’s ability to complete the Business Combination, and (ii) the business, cash flows, financial condition, results of operations and prospects of Polibeli following consummation of the Business Combination. Such risks include, but are not limited to, the following.

Risks Related to Polibeli’s Business and Industry

•        Polibeli’s business, results of operations and financial condition may be materially and adversely affected if it is unable to attract and retain customers.

•        The expansion into new product categories and services may expose Polibeli to new challenges and more risks.

•        Failure to effectively expand Polibeli’s marketing and sales capabilities could harm its ability to achieve broader market acceptance of the Polibeli Platform.

•        The Company has incurred, and may continue to incur, net losses.

•        Uncertainties relating to the growth and profitability of the evolving and dynamic supply chain services industry in emerging markets could adversely affect Polibeli’s business, prospects and results of operations.

•        If Polibeli cannot manage its business growth or execute its strategies effectively, its business and prospects may be materially and adversely affected.

•        Polibeli’s long-term success depends on its ability to operate internationally, making it susceptible to risks associated with cross-border sales and international operations. Specifically, if it fails to comply with any local laws or regulations applicable to its operations, it may face administrative penalties and/or sanctions, and its business operations may be materially and adversely affected.

•        If Polibeli fails to develop or acquire new digital solutions or enhance its existing platform to meet the evolving needs of its current and future customers, its business may be adversely affected.

•        Polibeli relies on third-party service providers, such as logistics service providers and payment processors, in operating its platform and services.

•        Unfavorable conditions in Polibeli’s industry and the global economy, including the resulting effects on spendings by SMEs, could limit Polibeli’s ability to grow its business and negatively affect its results of operations.

Risks Related to Chenghe and the Business Combination

•        The Business Combination remains subject to conditions that Chenghe cannot control, and if such conditions are not satisfied or otherwise waived, the Business Combination may not be consummated.

•        Because the Company is not conducting an underwritten offering of its securities, no underwriter has conducted due diligence of the Company’s business, operations or financial condition or reviewed the disclosure in this proxy statement/prospectus.

RISK FACTORS

You should carefully review and consider the following risk factors and the other information contained in this proxy statement/prospectus, including the financial statements and notes to the financial statements included herein, in evaluating the Business Combination and the SPAC Shareholder Proposals to be voted on at the SPAC Shareholders’ Meeting. The risks discussed herein have been identified based on an evaluation of the historical risks faced by Polibeli and the SPAC and relate to current expectations as to future risks that may result from the Business Combination. Certain of the following risk factors apply to the business and operations of Polibeli and will also apply to its business and operations of Polibeli following the completion of the Business Combination. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may adversely affect the ability to complete or realize the anticipated benefits of the Business Combination, and may have a material adverse effect on the business, cash flows, financial condition and results of operations of Polibeli following the Business Combination. This could cause the trading price of the Company Ordinary Shares, the SPAC Units, the SPAC Warrants, or the Company Warrants to decline, perhaps significantly, and you therefore may lose all or part of your investment. You should carefully consider the following risk factors in conjunction with the other information included in this proxy statement/prospectus, including matters addressed in the section entitled “Cautionary Note Regarding Forward-Looking Statements,” “Polibeli Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “SPAC Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the financial statements of Polibeli, the financial statements of SPAC and notes to the financial statements included herein. The risks discussed below are not exhaustive and are based on certain assumptions made by SPAC and Polibeli which later may prove to be incorrect or incomplete. Investors are encouraged to perform their own investigation with respect to the business, financial condition and prospects of Polibeli and SPAC. Each of SPAC and Polibeli may face additional risks and uncertainties that are not presently known to it, or that are currently deemed immaterial, which may also impair its business or financial condition.

Risks Related to Polibeli’s Business and Industry

Polibeli’s business, results of operations and financial condition may be materially and adversely affected if it is unable to attract and retain customers.

The success of Polibeli’s business depends on its ability to provide superior product procurement experiences to expand its customer base, which in turn depends on a variety of factors. These factors include its ability to offer a wide array of products, optimize product offerings in response to the diverse and evolving demands of its customers, expand and maintain relationships with its customers, suppliers and service providers, offer timely and reliable logistics and order fulfillment services, develop digital solutions and intelligence services for its supply chain services platform and distribution sales, all of which require substantial costs and expenses. If such costs and expenses fail to effectively translate into a larger customer base, it may not be able to achieve its business goals and its results of operations may be materially and adversely affected. Polibeli’s efforts to grow its customer base may not lead to increased revenues in the immediate future. Even if they do, any increases in revenues may not offset the costs and expenses incurred. Additionally, as many of Polibeli’s customers are SMEs, they are more susceptible to changes in the general economic condition and other risks affecting their business than larger businesses and many of them are in the entrepreneurial stage of development, Polibeli may experience a high turnover rate of its customers and there can be no assurance that it can retain its existing customers.

If Polibeli is not successful in its efforts to attract new and retain existing customers, increase spending levels of its customers, and ensure the quality of its services, its revenues may decline and its results of operations may be materially and adversely affected.

The expansion into new product categories and services may expose Polibeli to new challenges and more risks.

As Polibeli’s customer base and product mix change over time, it needs to identify new products and services that respond to the evolving trends and customer needs. If Polibeli is unable to introduce new products and services that meet evolving demands of its customers, or effectively integrate them into its existing product and service mix, there could be a negative impact on future sales growth and its competitive position. Specifically, customer demands and preferences are influenced by factors such as technological advancements, shifts in consumer behavior, and changing market trends. Polibeli may lack familiarity with new products and its lack of relevant customer insights relating to these products may impose difficulties for it to anticipate customer demands and preferences or to ensure the quality of products and services. Polibeli may not have an accurate prediction of customer demands of certain products, resulting in inventory buildup and possible inventory write-down, which may also impose difficulties for it to inspect and control quality and ensure proper handling, storage and delivery of products. Polibeli may experience higher return rates on new products and receive more customer complaints as a result of selling them, which would harm its brand and reputation as well as its results of operations. Polibeli may not have much bargaining power over suppliers in new categories of products and it may not be able to negotiate favorable terms with suppliers or ensure stable supplies of these new product categories. From time to time, Polibeli may need to price aggressively to gain market share or remain competitive with new product categories. Furthermore, Polibeli may need to adjust its product mix from time to time in response to its customers’ evolving procurement demands. It may be difficult for Polibeli to achieve profitability in new product categories and its profit margin, if any, may be lower than anticipated, which would adversely affect its overall profitability and results of operations. Polibeli cannot assure you that it will be able to recoup its investments in introducing these new product categories.

Failure to effectively expand Polibeli’s marketing and sales capabilities could harm its ability to achieve broader market acceptance of the Polibeli Platform.

Polibeli’s ability to achieve broader market acceptance of the Polibeli Platform, consisting of the Polibeli App and the Polisales App (see “Business of Polibeli and Certain Information about Polibeli — Our Supply Chain Services Platform — Polibeli Platform”), will depend on its ability to expand its marketing and sales operations. Polibeli plans to continue expanding its sales force and dedicating appropriate resources to the improvement of its Polisales App. Polibeli’s business and results of operations will be harmed if its sales and marketing efforts do not generate a corresponding increase in revenue. Polibeli may not achieve anticipated revenue growth from expanding its sales force and investing on the improvement of the Polisales App if it is unable to hire, develop, and retain talented sales personnel, if its new sales personnel are unable to achieve desired productivity levels in a reasonable period of time, or if the new features of its Polisales App are not effective. Furthermore, if the cost of marketing the Polibeli Platform increases, Polibeli’s business and results of operations could be adversely affected.

Polibeli has incurred, and may continue to incur, net losses.

Polibeli has incurred losses in the past. Its net losses were US$8.0 million, US$6.7 million, US$3.35 million and US$5.69 million for the years ended December 31, 2022 and 2023 and for the six months ended June 30, 2023 and 2024, respectively. Polibeli cannot assure you that it will be able to generate net profits in the future. Polibeli’s ability to achieve profitability will depend primarily on its ability to increase its gross profit margin, either by growing revenues at a rate faster than cost of revenues increase or by reducing cost of revenues or operating expenses as a percentage of revenues. There can be no assurance that Polibeli will be able to improve gross profit margin or achieve profitability, and it may continue to experience losses in the future.

Uncertainties relating to the growth and profitability of the evolving and dynamic supply chain services industry in emerging markets could adversely affect Polibeli’s business, prospects and results of operations.

The market for supply chain services platforms and distribution sales in one of Polibeli’s main business locations, Indonesia, is still in an early stage of development, which may not develop into the stage and scale Polibeli expects. As Polibeli launched the Polibeli App in 2022 and Polisales App in 2023 specifically for the Indonesian market, which together operate as one Polibeli Platform, it has a limited operating history and limited experience in providing digital solutions, intelligence services and warehousing, logistics and fulfillment services in Indonesia. As Polibeli’s business grows, or in response to fierce competition, it may continue to introduce new products and services, adjust its existing product and service offerings, or adjust its business operations in general to effectively withstand changes of purchase price of products to maintain its growth and profitability, which may incur considerable costs with no obvious improvement in its operations or its financial results. Polibeli may also seek to expand its current customer base, which may result in additional costs and expenses. Furthermore, Polibeli’s ability to continuously attract funding sources on reasonable terms is critical to its business. Any significant change to its business model that does not achieve expected results may have a material and adverse impact on its results of operations and financial condition.

As supply chain services platforms and distribution sales emerged in Indonesia only in recent years, the long-term viability and prospects of shifting the product procurement process of SMEs in Indonesia from offline to online remain untested and subject to significant uncertainties. You should consider Polibeli’s business and prospects in light of the risks and challenges it encounters or may encounter given the rapidly evolving trends of this emerging market in which it operates and its limited operating history. These risks and challenges include Polibeli’s ability to, among other things:

•        expand or optimize the product mix, sustain and improve the quality of products and fulfillment solutions on the Polibeli Platform and provide satisfactory procurement experiences to its customers;

•        maintain and enhance its relationship and business collaboration with suppliers and warehousing and logistics service providers;

•        attract new customers, retain existing customers and increase their spending on the Polibeli App;

•        enhance its technology infrastructure to support the growth of business and maintain the security of systems;

•        navigate the regulatory environment in the local regions where it conducts business;

•        manage strategic investments and alliances;

•        respond to macroeconomic conditions and fluctuations; and

•        defend against legal and regulatory actions, such as actions involving intellectual property.

If Polibeli cannot manage business growth or execute strategies effectively, its business and prospects may be materially and adversely affected.

Polibeli has experienced, and expects to continue to experience, rapid growth, which has placed, and may continue to place, significant demands on its management and technological, operational and financial resources. For example, its total number of employees has grown significantly from 123 as of December 31, 2022 to 323 as of June 30, 2024. Polibeli has established several international offices, including offices in Japan, Indonesia, Singapore, and Italy and it plans to continue to expand its international operations into other countries in the future. In addition, if results of operations and revenue growth in new business locations fail to achieve management’s expectations, it may also reduce its level of investment or ultimately close down operations in such new locations, which would lead to loss of invested resources such as capital investment and management’s time. See also “— Polibeli’s long-term success depends on its ability to operate internationally, making it susceptible to risks associated with cross-border sales and operations. Specifically, if it fails to comply with any local laws or regulations applicable to its operations, it may face administrative penalties and/or sanctions, and its business operations may be materially and adversely affected.”

Polibeli has also experienced significant growth in both the number of customers and the number of transactions facilitated by its platform. Accordingly, its organizational structure is becoming more complex as it scales technological, operational, financial and management controls as well as reporting systems and procedures. To manage growth in its operations and personnel, Polibeli will need to continue to grow and improve its operational, financial, and management controls and its reporting systems and procedures. Polibeli may require significant capital expenditures and the allocation of valuable management resources to grow and adapt to its developing needs in these areas without undermining its corporate culture, which has been central to its growth so far. If Polibeli fails to manage its anticipated growth and change in a manner that preserves the key aspects of its corporate culture, the quality of its services available through the Polibeli Platform may suffer, which could negatively affect the procurement experiences of customers on the Polibeli Platform and as a result harm its reputation and operations.

Forecasts and projections of Polibeli’s operating and financial results relies in large part upon assumptions and analyses developed by its management. If these assumptions or analyses prove to be incorrect, Polibeli’s actual operating results may be materially different from those forecasted or projected.

Polibeli’s operating results forecast relies in large part upon assumptions and analyses developed by its management and reflects current estimates of future performance, any or all of which may not prove to be correct or accurate. If these assumptions, analyses or estimates prove to be incorrect or inaccurate, Polibeli’s actual operating results may differ materially and adversely from those forecasted or projected. Polibeli believes that the assumptions in the forecasts and projections were reasonable at the time such information was prepared, given the information it had at the time. In particular, the prospective financial information was prepared by Polibeli’s management based on estimates and assumptions believed to be reasonable with respect to the expected future financial performance of Polibeli, which do not take into account any circumstances or events occurring thereafter. This prospective financial information incorporates certain financial and operational assumptions, including, but not limited to, future industry performance, general business, economic, market and financial conditions, and matters specific to Polibeli’s business. In addition, such projections incorporate assumptions relating to, but not limited to, (a) sales volumes, selling prices and revenues, average repurchasing value for repeating customers and numbers of business developers, which could be significantly impacted by economic events and customer demand for Polibeli’s products; (b) Polibeli’s expectation to conduct business internationally, which could be impacted by trade policies, regulatory constraints and other factors; (c) Polibeli’s ability to attract and retain customers; (d) Polibeli’s continuous optimization of working capital, which affects its bargaining power over products as the business scales; (e) Polibeli’s maintenance of the operating expense ratio at a reasonable level; and (f) Polibeli’s ability to successfully carry out strategic mergers and acquisitions to expand its business.

However, the assumptions that underlie the prospective financial information are preliminary and there can be no assurance that Polibeli’s actual results will be in line with its expectations. The prospective financial information covers multiple years and such financial projections, by their nature, become subject to greater uncertainty with each succeeding year. In addition, whether actual operating and financial results and business developments will be consistent with Polibeli’s expectations and assumptions as reflected in the forecast depends on a number of factors, many of which are outside our control, including, but not limited to those stated elsewhere in this “Risk Factors” section.

The forecasts and projections also reflect assumptions as to certain business decisions that are subject to change. The forecasts and projections were not prepared with a view toward public disclosure or with a view toward complying with the guidelines of the SEC, or the guidelines established by the American Institute of Certified Public Accountants with respect to the forecasts and projections, but, in the view of Polibeli’s management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of Polibeli. However, such information is not historical fact, should not be seen as guidance or relied upon as being necessarily indicative of future results.

The projections and forecasts were prepared based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of Polibeli’s management. Neither Polibeli’s independent auditors, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the projections and forecasts, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the forecasts and projections.

Unfavorable changes in any of these or other factors, most of which are beyond Polibeli’s control, could turn out to be different than those anticipated, materially and adversely affect Polibeli’s business, prospects, financial results, and results of operations, and have an adverse impact on the market price of Company Ordinary Shares or the financial position of the Post-Closing Company.

Polibeli may need to raise additional funds to pursue its growth strategy, and it may be unable to raise capital when needed or on acceptable terms.

From time to time, Polibeli may seek additional equity or debt financing to fund its growth, enhance its supply chain services platform and distribution sales, respond to competitive pressures or make acquisitions or other investments. Its current or future strategies may not be successfully implemented or generate sustainable profit, and its business plans may change. General economic, financial or political conditions in the jurisdictions where it conducts business may deteriorate or other circumstances may arise. Any of these cases may have a material adverse effect on its cash flows and the anticipated cash needs of its business and therefore could result in significant additional funding needs, requiring it to raise additional capital. Polibeli cannot predict the timing or amount of any such capital requirements at this time. If financing is not available on satisfactory terms, or at all, Polibeli may be unable to expand its business at the rate desired and its results of operations may suffer. Financing through issuances of equity securities would be dilutive to holders of its shares.

Polibeli’s long-term success depends on its ability to operate internationally, making it susceptible to risks associated with cross-border sales and international operations. Specifically, if it fails to comply with any local laws or regulations applicable to its operations, it may face administrative penalties and/or sanctions, and its business operations may be materially and adversely affected.

Polibeli conducts its global goods trading business mainly in Japan and Indonesia, while it also has business operations in a variety of international locations in Asia, North America and Europe, including Singapore, Korea, the US, France and Italy. Polibeli may expand to new geographic regions and markets as its business grows. Conducting international operations subjects Polibeli to risks and burdens which include:

•        the need to localize its solutions, including product customizations and adaptations for local practices and regulatory requirements;

•        lack of familiarity and burdens of ongoing compliance with local laws, legal standards, regulatory requirements, tariffs, customs formalities and other barriers, including restrictions on advertising practices, regulations governing online services, restrictions on importation or shipping of specified or proscribed items, importation quotas, enforcement of intellectual property rights, laws dealing with consumer and data protection, privacy, encryption, sanctions, and restrictions on pricing or discounts;

•        heightened exposure to fraud;

•        legal uncertainty in countries with less developed legal systems;

•        unexpected changes in local laws, regulatory requirements, trade laws, tariffs, export quotas, custom duties or customs formalities, embargoes, exchange controls, government controls or other trade restrictions;

•        differing requirements on licenses and certificates for its business operations;

•        potentially adverse tax consequences, including the complexities of tax laws of different jurisdictions (including with respect to value added taxes) and restrictions on the repatriation of earnings;

•        increased likelihood of potential or actual violations of domestic and international anti-money laundering laws and anticorruption laws, such as the U.S. Foreign Corrupt Practices Act, which correlates with the scope of its sales and operations in a number of international jurisdictions and operations in certain industries, such that an increase in such operations would increase risk of non-compliance with the aforementioned laws;

•        varying levels of internet, e-commerce and mobile technology adoption and infrastructure;

•        differing technology standards;

•        reduced or varied protection for intellectual property rights in some countries;

•        new and different sources of competition; and

•        costs and liabilities related to compliance with the numerous and ever-growing landscape of international data privacy and cybersecurity regimes, many of which involve disparate standards and enforcement approaches.

These factors may require significant management attention and financial resources. As Polibeli has operations in a number of international locations, it may from time to time fail to be in full compliance with the local laws and regulations and/or timely obtain or renew all licenses and certificates necessary for its business activities and operations. However, as the laws, regulations, standards and policies in the jurisdictions in which Polibeli operates or may in the future operate are continuously evolving and it may not be familiar with the legal framework of the markets which it expands into, Polibeli cannot assure you similar situations will not arise in the future. If Polibeli is not in compliance with the local laws and regulations applicable to its business in any of the countries where it operates, it may face administrative penalties or sanctions, which may result in negative impacts and adversely affect its business, results of operations and financial condition. Additionally, the costs of compliance, including remediation of any discovered issues and any changes to its operations regulated by new or amended laws, may be significant and result in additional expenses, delays or fines.

Current and future investments and acquisitions may fail and divert management’s attention, resulting in equity and earning’s dilution.

Polibeli may acquire in the future, companies, assets and technologies that are complementary to its business. From time to time, it may also make alternative investments and enter into strategic partnerships or alliances as it sees fit to expand its product offerings or business operations into new geographic regions. Its investments or acquisitions may not yield the results it expects. In addition, investments and acquisitions could result in the use of substantial amounts of cash, diversion of management time and focus from business operations, potentially dilutive issuances of equity securities, significant amortization expenses related to intangible assets and exposure to potential unknown liabilities of the acquired business. In addition, these strategic partnerships or alliances may not generate the level of synergy Polibeli expects as a result of operational difficulties and strategic disagreements between its management and that of the acquired companies. Moreover, the cost of identifying and consummating investments and acquisitions, and integrating the acquired businesses into Polibeli’s, may be significant, and the integration of acquired businesses may be disruptive to its existing business operations. In the event that its investments and acquisitions are not successful, Polibeli’s results of operations and financial condition may be materially and adversely affected.

If Polibeli fails to develop or acquire new digital solutions or enhance its existing platform to meet the evolving needs of its current and future customers, its business may be adversely affected.

The market for supply chain services platforms and distribution sales is characterized by rapid technological changes, frequent new product and services introductions, evolving industry standards and changing customer preferences. To keep pace with the industry developments and satisfy the customer needs, Polibeli must continue to adapt, enhance and improve the Polibeli Platform and existing services, and it must also continue to introduce or acquire new functionality on the Polibeli Platform. Any new digital solutions or functionality it develops or acquire may not be introduced in a timely manner and may not achieve the broad market acceptance necessary to generate significant revenue. If Polibeli is unable to successfully develop or acquire new digital solutions or enhance its existing solutions, its business, results of operations and financial condition could be adversely affected.

Polibeli expects to incur significant expenses to develop additional digital solutions and functionalities and to integrate any acquired solutions or functionalities into the Polibeli Platform to maintain its competitive position. These efforts may not result in commercially viable solutions. It may experience difficulties with software development, industry standards, threats to the security and integrity of its technological infrastructure, design, manufacturing or marketing that could delay or prevent its development, introduction or implementation of new solutions and enhancements. If Polibeli does not receive significant revenue from these investments, its business, results of operations and financial condition could be adversely affected. In addition, its customers may also require customized integrations, or features and functions that it does not yet offer or do not intend to offer, which may cause them to choose a competing solution. If Polibeli fails to develop solutions that satisfy its customers’ preferences in a timely and cost-effective manner, its ability to create or increase demand for its supply chain services platform and distribution sales could be harmed, and its business, results of operations and financial condition could be materially adversely affected.

Furthermore, as Polibeli expects that the number of customers on the Polibeli Platform to increase, it must offer increased functionality, stability, scalability and support, which requires it to devote additional resources to such efforts. To the extent that Polibeli is not able to enhance the functionality and scalability of the Polibeli Platform in order to maintain its utility and its performance and availability, or improve support functions on the platform in order to meet increased customer demands, its business, results of operations and financial condition could be adversely affected.

Polibeli relies on third-party service providers, such as logistics service providers and payment processors, in operating its platform and services.

Polibeli relies on third-party logistics service providers to transfer products from port to port and country to country, and eventually to deliver to its customers. Shortages of transportation vessels, transportation disruptions or other adverse conditions in the transportation industry due to shortages of relevant personnel such as truck drivers, strikes, slowdowns, piracy, terrorism, disruptions in rail services, closures of shipping routes, unavailability of ports and port services, increases in fuel prices and adverse weather conditions, or other adverse changes related to such third-party services, including any regional or global pandemic or the measures attempting to contain and mitigate the effects thereof, could increase its costs and disrupt its operations and ability to deliver products to its customers on the timing they expect or at all. The lack of shipping resources under such circumstances will likely result in the sudden spike of costs to secure shipping resources given existing shipping demands from both the origin and destination countries. In addition, the failure of its logistics service providers to provide quality customer services when delivering products to its customers would adversely affect its reputation which in turn could negatively impact its business and results of operations.

Furthermore, Polibeli relies on a combination of primarily banking networks and sometimes third-party payment processors to process payments from and made to it. Polibeli cannot guarantee that such providers will perform adequately. Errors made by, or delays in service from, such banks and third-party payment processors could adversely affect its ability to process payments and process purchases by customers on its platform in a timely manner or at all, which could adversely affect its business, results of operations and financial condition.

Polibeli’s success will depend on its ability to build and maintain relationships with these and other third-party service providers on commercially reasonable terms. If Polibeli is unable to build and maintain such relationships on commercially reasonable terms, it may have to suspend or cease operations. Even if Polibeli is able to build and maintain such relationships, if these third-parties are unable to deliver their services on a timely basis, customers could become dissatisfied and decline to make future purchases on the Polibeli Platform, which would adversely affect its revenue and results of operations.

Polibeli depends on its executive officers and other key employees for the continued growth of its business.

Polibeli’s future performance depends on the continued services and contributions of its executive officers and other key employees to execute its business plans and identify and pursue new business opportunities. From time to time, there may be changes in its executive management team resulting from the hiring or departure of executives, which could disrupt its business. Polibeli does not have employment agreements with its executive officers or other key personnel that require them to continue to work for it for any specified period and, therefore, they could terminate their employment with Polibeli at any time subject only to the notice periods prescribed by their respective executive agreements. The loss of one or more of Polibeli’s executive officers, or key employees could adversely affect its business.

Additionally, some of Polibeli’s management may have actual or potential conflicts of interests in its business. See “Certain Relationships and Related Party Transactions — Related Party Transactions of Polibeli — Other Related Party Transactions.” A director who has a material interest in a matter before our board of directors or any committee on which he or she serves is required to disclose such interest as soon as the director becomes aware of it in accordance with applicable law. While Polibeli believes that, such actual or potential conflicts of interest can be managed adequately, including that the independent members of our board of directors may meet in the absence of senior executive officers and non-independent directors in respect of the relevant matter, the actual or perceived conflicts of interest that may arise could cause reputational or other harm to Polibeli’s business.

If Polibeli is unable to hire, retain and motivate qualified personnel, its business operations will be adversely affected.

Polibeli’s future success depends, in part, on its ability to continue to attract and retain highly skilled personnel. The inability to attract or retain qualified personnel or delays in hiring required personnel may seriously harm its business, results of operations and financial condition. Polibeli’s ability to continue to attract and retain highly skilled personnel, specifically employees with technical and engineering skills in designing and developing software as well as experienced sales professionals, will be critical to its future success. Competition for highly skilled personnel in Japan, Indonesia and other jurisdictions Polibeli operates can be intense, and it may encounter difficulties in hiring employees from foreign jurisdictions to work in its offices.

As Polibeli intends to issue options or other equity awards as key components of its overall compensation and employee attraction and retention efforts, job candidates and existing employees often consider the value of the equity awards they receive in connection with their employment. If the perceived value of Polibeli’s equity awards declines, Polibeli’s ability to recruit and retain highly skilled employees may be harmed.

Volatility or lack of appreciation in the price of Polibeli’s ordinary shares may also affect its ability to attract and retain key employees. After the Closing of the Business Combination, many of its senior personnel and other key employees are expected to be granted a substantial number of options. Employees may be more likely to leave if the shares they own or the shares underlying their vested options, restricted shares or restricted share units have significantly appreciated in value relative to the original purchase price of the shares or the exercise price of the options, or conversely, if the exercise price of the options that they hold are significantly above the market price of the Company Ordinary Shares.

Polibeli’s corporate culture has contributed to its success, and if it cannot maintain such culture as it grows, Polibeli could lose the innovative approach, creativity, and teamwork fostered by its culture and its business could be harmed.

Polibeli believes that an important contributing factor to its success has been its corporate culture, which has fostered an environment that drives and perpetuates its strategy to create a better, more productive way to work and focuses on driving success for customers. As Polibeli continues to expand its business, especially in different geographic regions, and to develop the infrastructure of a public company, it may encounter differences in employer/employee relationships in the new regions, face difficulties in managing and staffing operations over broader geographic areas with varying cultural, religious norms and customs it, and therefore it may be difficult for Polibeli to maintain its corporate culture. If Polibeli does not maintain or continue to develop its corporate culture as it grows and evolves, it could harm Polibeli’s ability to foster the innovation, teamwork, curiosity, and diversity which are needed to support it growth. Failure to preserve its culture could also harm Polibeli’s ability to retain and recruit personnel, innovate and operate effectively, and execute its business strategies, which may further have an adverse impact on its business operations.

Polibeli may not be able to compete successfully against current and future competitors.

Polibeli faces increasing competition in the market of supply chain services platforms and distribution sales, and expects competition and alternative and competing solutions to intensify in the future. If some of its competitors acquire a larger installed customer base and distribution network to adopt more aggressive pricing policies and offer more attractive sales terms, Polibeli could lose potential sales and encounter difficulty in attracting new customers or retaining existing customers. As a result, increased competition could reduce its revenue or gross profit margin, any of which could negatively affect Polibeli’s business, results of operations and financial condition. In addition, Polibeli’s potential competitors may be able to develop products and services better received by customers or may be able to respond more quickly and effectively than it can to new or changing opportunities, technology developments, regulations or customer preferences.

Competition may also intensify as Polibeli’s competitors enter into business combinations or alliances or raise additional capital, or as established companies in other market segments or geographic markets expand into its market segments or geographic markets. For instance, certain competitors could use strong or dominant positions in one or more markets to gain a competitive advantage against Polibeli in areas where it operates including: by integrating competing platforms or features into products they control such as search engines, web browsers, mobile device operating systems or social networks; by making acquisitions; or by making access to its platform more difficult. If Polibeli cannot compete successfully against current and future competitors, its business, results of operations and financial condition could be negatively impacted.

If Polibeli fails to manage its inventory effectively, its results of operations and financial condition may be materially and adversely affected.

Polibeli’s scale and its business model require it to manage a large volume of inventory effectively. Polibeli depends on its demand forecasts for various kinds of products to make purchase decisions and to manage its inventory. Demand for products, however, can change between the time when inventory is ordered and the date by which Polibeli expects to sell it. Demand may be affected by the macroeconomic environment, seasonality, new product launches, defects, changes in customer needs with respect to its products and other factors, and its customers may not order products in the quantities that it expects. In addition, when it begins to sell a new product, it may be difficult to establish relationships with new suppliers, determine appropriate product selection, and accurately forecast the demand. As Polibeli plans to continue expanding its product offerings, it expects to include more products in its inventory, which will make it more challenging to manage its inventory effectively and will put more pressure on its warehousing system.

If Polibeli fails to manage its inventory effectively, it may be subject to a heightened risk of obsolete inventory, decline in inventory values, and significant inventory write-downs or write-offs. In addition, Polibeli may be required to lower sale prices in order to reduce inventory levels, which may lead to lower gross profit margin. High inventory levels may also require Polibeli to commit substantial capital resources, preventing it from using that capital for other important purposes. Any of the above may materially and adversely affect Polibeli’s results of operations and financial condition. On the other hand, if Polibeli underestimates the demand for products, or if its suppliers fail to supply quality products in a timely manner, Polibeli may experience inventory shortages, which might result in missed sales, diminished brand loyalty and lost revenues, any of which could harm its business and reputation.

Moreover, as Polibeli continues to expand the scale of its business, it expects to manage larger inventory in the future, which will also require increased cost to maintain larger warehouse capacity and more resources to cater more diversified storing requirement, while at the same time pose potential risks of greater loss due to inefficiency in local warehouse management, man-made errors associated with inventory management or natural disasters out of its control. Polibeli’s financial condition and results of operations will be adversely affected if any of the above happens.

Payment transactions through the Polibeli Platform subject Polibeli to regulatory requirements, additional fees, and other risks that could be costly and difficult to comply with or that could harm its business.

Polibeli’s business depends on its ability to process a wide range of payment methods, including cash on delivery, telegraphic transfers, cheque, and online payment methods such as digital wallet, credit card and debit cards, as well as other payment methods facilitated by banks or third-party payment processors.

Polibeli relies on banks and other third-party payment processors to process transactions on its behalf. These third parties may fail or refuse to process transactions adequately, may breach their agreements with it, or may refuse to renegotiate or renew these agreements on terms that are favorable or commercially reasonable. They might also take actions that degrade the functionality of Polibeli’s services, impose additional costs or requirements on Polibeli, or give preferential treatment to competitive competing services, including their own services. These providers may encounter changes in regulatory environment both locally and internationally, which may negatively affect their abilities to provide services to Polibeli. If Polibeli is unsuccessful in establishing, renegotiating or maintaining mutually beneficial relationships with these payment networks, banks and third parties, its business may be harmed.

In addition, Polibeli faces the risk that one or more payment networks or other third-party payment processors may, at any time, assess penalties against it or terminate its ability to accept payments via certain payment methods from customers. Also, banks and other third-party payment processors may terminate its accounts with them due to various events such as insufficient usage, inability to meet the minimum payment level required by the banks or services providers, incapacity to upgrade to the latest technical integration requirement, which would have an adverse effect on Polibeli’s business, results of operations and financial condition.

If Polibeli fails to develop and maintain its brand, its business and results of operations may be materially and adversely affected.

Polibeli believes that developing and maintaining the recognition and reputation of its brand of the Polibeli Platform effectively is critical to attracting new and retaining existing suppliers and customers and has contributed significantly to the growth and success of its business. Many factors, some of which are beyond Polibeli’s control, are important to maintaining and enhancing its brand. These factors include Polibeli’s abilities to:

•        provide satisfactory procurement experiences to its customers and maintain or improve customers’ satisfaction with its customer services;

•        maintain the popularity, quality and authenticity of the products it offers;

•        maintain the efficiency, safety, reliability and quality of its warehousing and logistics solutions;

•        increase brand awareness through marketing and brand promotion activities;

•        preserve its reputation and goodwill in the event of any negative publicity on customer services, internet security, product quality, price or authenticity, or other issues affecting it or other supply chain services platforms and distribution sales in the regions where it conducts business; and

•        maintain cooperative relationships with its suppliers and third-party service providers.

If Polibeli is unable to maintain its reputation, enhance its brand recognition or increase positive awareness of the Polibeli Platform and the products and services it offers, it may be difficult to maintain and grow its customer base, and its business and growth prospects may be materially and adversely affected.

Polibeli’s efforts to build its brands may cause it to incur significant expenses. These efforts may not result in increased revenue in the immediate future or at all and, even if they do, any increase in revenue may not cover the expenses incurred. Marketing approaches and tools in the emerging markets such as Indonesia are developing. This further requires Polibeli to adapt its marketing activities to local cultures and develop new approaches to keep pace with customer preferences, which may not be cost-effective and may lead to significantly higher marketing expenses in the future. Failure to refine its existing marketing approaches or to introduce new effective marketing approaches in a cost-effective manner could impact Polibeli’s revenues and profitability. If Polibeli is unable to conduct its sales and marketing activities cost-effectively, its results of operations and financial condition may be materially and adversely affected.

Any negative publicity with respect to Polibeli and its partners, as well as its industry in general, may materially and adversely affect Polibeli’s business and results of operations.

Any unfavorable media coverage or negative publicity about Polibeli, its partners and its industry in general, such as the reliability of the Polibeli Platform, its privacy and security practices, product quality on its platform, litigation, regulatory activity, or actions of its suppliers, could seriously harm Polibeli’s reputation. Such negative publicity could also adversely affect the size, engagement, and loyalty of Polibeli’s customers and result in decreased revenue, which could seriously harm its business and results of operations. Critics of Polibeli’s industry, and others who may want to pursue an agenda against its industry, company and competitors may in the future utilize the internet, the press and other means to publish criticisms of its industry, company and competitors, or make allegations regarding its business and operations, or the business and operations of its competitors. Polibeli or others in its industry may receive similar negative publicity or allegations in the future, and it could be costly, time-consuming, distracting to management and may materially and adversely affect its business and results of operations.

Unfavorable conditions in Polibeli’s industry and the global economy, including the resulting effects on spendings by SMEs, could limit Polibeli’s ability to grow its business and negatively affect its results of operations.

A majority of Polibeli’s customers are SMEs. Its performance is subject to global and regional economic conditions and their impact on the spending levels of SMEs and their customers. SMEs may be disproportionately affected by economic downturns and frequently have limited budgets. In times of economic uncertainty of recessions, they may choose to allocate their spending to products other than those offered by Polibeli.

Economic downturns may also adversely impact retail sales, which could result in SMEs who are Polibeli’s customers going out of business or deciding to stop using its services due to reduced purchases from their customers. Weakening economic conditions may also adversely affect third-parties with whom Polibeli has entered into business partnerships and upon which it depends in order to grow its business. Uncertain and adverse economic conditions may also lead to increased return of products and refund requests or inability to make payments, any of which could adversely affect Polibeli’s business.

Moreover, economic downturns may also reduce local demands of consumer products in general and local governments may tighten import and export controls in order to protect local suppliers. Since Polibeli sources most of its product from international suppliers, such governmental restrictions would also have an adverse impact on its business and results of operations.

Products Polibeli imports from foreign markets may cease to be available for various reasons including changes in trade policy and trade preferences, which could adversely affect Polibeli’s inventory levels and results of operations.

Polibeli sources products from different jurisdictions worldwide, with the majority coming from China. Polibeli’s suppliers could discontinue selling products or the amount of products manufactured could decrease substantially at any time for reasons that may or may not be in Polibeli’s control or its suppliers’ control, including changes in trade policy and multilateral trade preferences, government regulations, political unrest, war, disease, disruption or delays in shipments, or changes in local economic conditions. Polibeli’s inventory levels and results of operations could suffer if it is unable to promptly replace a supplier who is unwilling or unable to satisfy its requirements with another supplier providing equally appealing products and services.

Polibeli’s pricing decisions may adversely affect its financial performance and its ability to attract new suppliers and customers and retain existing suppliers and customers.

Polibeli may change its pricing model from time to time. If Polibeli’s pricing model is not optimal, it may materially and adversely affect its profitability. As competitors introduce new solutions that compete with Polibeli’s, it may be unable to attract new suppliers and customers at the same price or based on the same pricing models as it has used historically. Pricing decisions may also impact Polibeli’s product mix and negatively impact its overall revenue. As a result, in the future Polibeli may be required to reduce its prices, which could adversely affect its revenue, gross profit, profitability, financial condition and cash flows.

Polibeli’s business and results of operations are subject to seasonal fluctuations and unexpected interruptions.

Polibeli experiences seasonality in its business, as a combined result of seasonal fluctuations in purchases of its customers, promotional events, and digital supply chain services industry seasonality patterns. For example, Polibeli generally receives fewer purchase orders during public and religious holidays in Japan and Indonesia, particularly during the holiday seasons in the first and second quarters of each year, and its sales are significantly higher in the third and fourth quarters of each calendar year, ahead of the holiday seasons. Overall, the impact of seasonality on Polibeli’s business has been relatively mild but an upward trend has been observed and such a trend may continue in the future. Due to its limited operating history, the seasonal trends that Polibeli has experienced in the past may not apply to, or be indicative of, its future results of operations. Fluctuations due to seasonality may materially and adversely affect the predictability of Polibeli’s results of operations.

During peak seasons, any disruption in Polibeli’s ability to process and fulfill orders could have a negative effect on its quarterly and annual results of operations. For example, surges in volumes may strain Polibeli’s technological infrastructure, logistics channels, customer support activities as well as its third-party service providers. Inability of any of these components to process increased transaction volumes may prevent it from efficiently processing and fulfilling orders, which may reduce the attractiveness of its platform and results of operations. On the other hand, lack of manpower during national and religious holidays may hinder its ability to process and fulfill orders on time and therefore affect its results of operations.

Failure to renew Polibeli’s current leases or locate desirable alternatives for its facilities could materially and adversely affect its business.

Polibeli leases properties for its offices and warehouses in different locations where it conducts business. Polibeli may not be able to successfully extend or renew such leases upon expiration of the current term on commercially reasonable terms or at all, and may therefore be forced to relocate the affected operations. This could disrupt Polibeli’s operations and result in significant relocation expenses, which could adversely affect its business, results of operations and financial condition. In addition, Polibeli competes with other businesses for premises at certain locations of desirable sizes. As a result, even if Polibeli could extend or renew its leases, rental payments may significantly increase as a result of the high demand for the leased properties. In addition, Polibeli may not be able to locate desirable alternative sites for its facilities as its business continues to grow, and failure in relocating its affected operations could adversely affect its business and operations.

Any disruption to Polibeli’s IT systems and technology infrastructure or the inability to maintain or upgrade its IT systems could disrupt its operations, cause unanticipated increases in costs and decreases in revenues, and materially affect its ability to maintain satisfactory performance of its platform and deliver consistent services to its customers.

Polibeli’s IT systems mainly include technology infrastructure supporting the Polibeli Platform, digital solutions and intelligence services, and other digital services available on the Polibeli Platform. The reliability, availability and satisfactory performance of Polibeli’s IT systems are critical to its business operations, its ability to attract and retain customers and its ability to provide satisfactory procurement experiences to its customers. Furthermore, Polibeli’s ability to process orders, maintain proper levels of inventories, pay expenses and maintain the security of customer data, is also dependent on the effective and timely operation and support of its IT systems and infrastructure in varying degrees. Although Polibeli’s IT systems are protected with robust backup and security systems, its servers may still be vulnerable to computer viruses, traffic spikes that exceeds their capacity, power interruptions, physical or electronic break-ins and similar disruptions, which could lead to system interruptions, website slowdown and unavailability, App dysfunction, delays in transaction processing, loss of data, and the inability to accept and fulfill customer orders. Furthermore, Polibeli’s third-party service providers may also experience IT disruptions that may affect the operations of the Polibeli Platform. Polibeli has experienced and may continue to experience interruptions to its IT systems. Even though in the past such interruptions experienced to date have not caused any material impact to its business operations, there is no assurance that it will not experience unexpected interruptions in the future and whether such future interruptions will have a material impact on its operations. Polibeli can provide no assurance that its current security mechanisms will be sufficient to protect its IT systems and technology infrastructure from any third-party intrusions, power interruptions, viruses and hacker attacks, information and data theft, and other similar activities. Any such future occurrences could damage Polibeli’s reputation, impact its results of operations, and result in a material decrease in its revenue.

Additionally, Polibeli is constantly upgrading its platform and digital interfaces to provide increased scale, improved performance, additional functions and capacity. Maintaining and upgrading its technology infrastructure requires significant investment of time and resources, including adding new hardware, updating software, and recruiting and training new engineering personnel. During updates, Polibeli’s systems may experience interruptions, and the new technologies and infrastructures may not be fully integrated with the existing systems timely, or at all. Any failure to maintain and improve Polibeli’s technology infrastructure could result in unanticipated system disruptions, slower response time, impaired quality of user experience and delays in reporting accurate operating and financial information, which in turn, could materially and adversely affect its business, results of operations and financial condition.

The complex and innovative technologies Polibeli uses for its digital solutions and intelligence services on the Polibeli Platform are new and require more time to prove their reliability and effectiveness.

Polibeli regards technology as critical to its ability to provide satisfactory procurement experiences to its customers as well as high-quality customer services. Polibeli has invested substantial resources in developing its IT systems that it uses for daily operations and to provide digital solutions and intelligence services available on the Polibeli Platform. Polibeli expects these technologies to support the smooth performance of certain key functions on its platform, such as searching for products, making orders online and finding suitable logistics information and warehousing but there is no assurance to the uninterrupted performance of its IT systems. In addition, as Polibeli has been constantly upgrading its IT systems, it will take time to finish the upgrades and solidify a reputation for reliability and effectiveness among its customers. To adapt to evolving and increasingly demanding customer requirements and evolving market trends, Polibeli may need to develop other new technologies or to upgrade the Polibeli Platform, mobile Apps and systems. If Polibeli’s efforts to invest in the development of new technologies are unsuccessful, its business, results of operations and financial condition may be materially and adversely affected.

In addition, the maintenance and processing of inventory and warehousing information, as well as various operating and financial data, is essential to the day-to-day operation of its business and formulation of its development strategies. Therefore, Polibeli’s business operations and growth prospects depend, in part, on its ability to maintain and make timely and cost-effective enhancements and upgrades to its technology and to introduce innovative additions which can meet changing operational needs. While continuing to invest in technology to enhance operational efficiency and reliability is one of Polibeli’s growth strategies, its current level of technology expenditure may not be sufficient to fully support its business operations and expansion needs. Failure to do so could cause economic losses and put it at a disadvantage to its competitors. Polibeli can provide no assurance that it will be able to keep up with technological improvements or that the technology developed by others will not render its services less competitive or attractive.

Polibeli stores personally identifiable information of its customers. If the security of this information is compromised or otherwise subjected to unauthorized access, its reputation may be harmed and it may be exposed to liability.

Polibeli collects, stores and uses personally identifiable information, bank account information and other confidential information of its customers during the process of order fulfillment, customer services, or other essential processes in completing the transactions on its platform. Polibeli may experience successful attempts by third parties to obtain unauthorized access to the personally identifiable information of its customers. This information could also be otherwise exposed through human error or malfeasance. The unauthorized access or compromise of such personally identifiable information could have an adverse effect on its business, results of operations and financial condition.

The collection and use of personal data is governed by the various data privacy and protections laws and regulations in the jurisdictions Polibeli operates, including the European Union’s General Data Protection Regulation (GDPR) by virtue of its operations in France and Italy, and Polibeli is required to comply with applicable laws, rules and regulations relating to the collection, use, storage, transfer, disclosure and security of personal data. Polibeli faces risks inherent in handling and protecting a large amount of data that its business generates and processes from the significant number of transactions its platform facilitates, such as protecting the data hosted on its systems against attacks on its systems or fraudulent behavior or improper use by its employees. Although Polibeli employs comprehensive security measures to prevent, detect, address, and mitigate these risks (including access controls, data encryption, vulnerability assessments, and maintenance of backup and protective systems), these threats may still materialize. If any of its security measures are compromised, information of its customers or other personally identifiable data belonging to its customers maybe misappropriated or publicly disseminated, which may result in enforcement action being taken against it by the relevant data protection regulatory bodies, such as fines, revocation of licenses, suspension of relevant operations or other legal or administrative penalties. Furthermore, any failure or perceived failure by Polibeli or its business partners to comply with all applicable data privacy and protection laws and regulations may result in negative publicity, which may, in turn, damage its reputation, cause customers to lose trust and confidence in it, and stop using its solutions or platform altogether. Polibeli may also incur significant costs to remedy such security breaches, such as repairing any system damage and compensation to its customers and business partners. If any of these risks materialize, it may have an adverse effect on Polibeli’s business and results of operations.

Additionally, privacy regulations continue to evolve and, occasionally, may be inconsistent from one jurisdiction to another. Compliance with both currently applicable privacy regulations and privacy regulations that may become applicable as our business grows may increase Polibeli’s operating costs. If Polibeli fails to comply with any of the applicable laws and regulations, depending on the type and severity of any such violation, it may be subject to, amongst others, warnings from relevant authorities, imposition of fines and/or criminal liability, being ordered to close down its business operations and/or suspension of relevant licenses and permits. As a result, its reputation may be harmed and its business, prospects, results of operations and financial condition could be materially and adversely affected.

If Polibeli fails to adequately maintain, protect or enforce its intellectual property rights, its competitive position could be impaired and it may lose valuable assets, generate reduced revenue, and incur costly litigation to protect its rights.

Polibeli’s success is dependent, in part, upon protecting its intellectual property rights, including those in its know-how and proprietary technology. Polibeli relies on a combination of trademarks, trade secret and other intellectual property laws and contractual restrictions to establish and protect its intellectual property rights. While it is Polibeli’s policy to protect and defend its rights to its intellectual property, it cannot predict whether measures taken by it will be adequate to prevent infringement, misappropriation or other violations of its intellectual property rights.

Policing unauthorized use of its know-how, technology and intellectual property is difficult and may not be effective. Polibeli will not be able to protect its intellectual property if it is unable to enforce its rights or if Polibeli does not detect unauthorized use of its intellectual property. Despite its precautions, it may be possible for unauthorized third parties to copy the Polibeli Platform or technology and use information that Polibeli regards as proprietary to create products or services that compete with its offerings. Some of the provisions of Polibeli’s service agreements that protect it against unauthorized use, copying, transfer, and disclosure of its platform, may be unenforceable under the laws of certain jurisdictions. Further, the laws of some countries where Polibeli operates do not protect intellectual property to the same extent as the laws of the United States, and mechanisms for enforcement of intellectual property rights in some countries may be inadequate. To the extent Polibeli expands its international activities, its exposure to unauthorized copying and use of the Polibeli Platform and proprietary information may increase. Further, Polibeli’s competitors, foreign governments, foreign government-backed actors, criminals, or other third parties may gain unauthorized access to its confidential information and technology. Accordingly, despite Polibeli’s efforts, it may be unable to prevent third parties from infringing upon or misappropriating its intellectual property rights. If Polibeli is unable to protect its intellectual property rights or prevent unauthorized use, infringement or misappropriation thereof by third parties, the value of its intellectual property and intellectual property rights may be diminished, and its competitors may be able to more effectively mimic its solutions and services. In addition, Polibeli’s know-how is derived in part from insights it obtains from the historical individual and aggregate transactions which it conducted in the past and took place on the Polibeli Platform. If the availability, security or integrity of such data is lost or compromised due to a technology failure, cyberattack or similar event, Polibeli’s know-how could be lost or diminished, and this could materially adversely affect its ability to serve its customers.

Although Polibeli attempts to protect its intellectual property, technology and confidential information by entering into confidentiality agreements with its employees, consultants and third parties with whom it has strategic relationships and business relationships, these agreements may not be effective in controlling access to and the distribution of its platform, technology and confidential information or provide an adequate remedy in the event of unauthorized use of the Polibeli Platform or technology or unauthorized access, use or disclosure of its confidential information. Additionally, employees and consultants may not comply with the terms of their confidentiality agreements. Further, these agreements do not prevent Polibeli’s competitors from independently developing technologies that are substantially equivalent or superior to Polibeli’s. Polibeli cannot guarantee that others will not independently develop technology with the same or similar functions to any proprietary technology it relies on to conduct its business and differentiate itself from its competitors.

Polibeli may be required to spend significant resources to monitor and protect its intellectual property rights, and it may or may not be able to detect infringement, misappropriation or other violations of its intellectual property rights by third parties. Litigation may be necessary in the future to enforce Polibeli’s intellectual property rights and to protect its proprietary technology. Such litigation could be costly, time consuming, and distracting to management and could result in the impairment or loss of portions of its intellectual property. Furthermore, Polibeli’s efforts to enforce its intellectual property rights may be met with defenses, counterclaims, and countersuits attacking the validity and enforceability of its intellectual property rights. Polibeli’s inability to protect its proprietary technology against unauthorized copying or use, as well as any costly litigation or diversion of its management’s attention and resources, could delay further sales or the implementation of its platform, impair its functionality, delay introductions of new features, integrations, and capabilities, result in its substituting inferior or more costly technologies into its platform, or harm its reputation. In addition, Polibeli may be required to license additional technology from third parties to develop and market new features, integrations, and capabilities, and it cannot assure you that it could license that technology on commercially reasonable terms or at all, and its inability to license this technology could harm its ability to compete. Any one or more of the foregoing could harm its business, results of operations and financial condition.

Polibeli may incur substantial costs to defend against intellectual property infringement claims brought against it by others.

There is a considerable level of intellectual property development and enforcement activities in Polibeli’s industry. Polibeli expects that software developers in its industry will increasingly be subject to infringement claims as the number of competing solutions grows and the functionality of platforms and services in different industries overlap. Polibeli’s future success depends in part on not infringing upon or misappropriating the intellectual property rights of others. There is a risk that Polibeli’s operations, platforms and services may infringe or otherwise violate, or be alleged to infringe or otherwise violate, the intellectual property rights of third parties. Other companies may claim in the future, that Polibeli infringes upon or otherwise violates their intellectual property rights. A claim may also be made relating to technology or intellectual property that it acquires or licenses from third parties. If Polibeli was subject to a claim of infringement, regardless of the merit of the claim or its defenses, the claim could:

•        require costly litigation to resolve and the payment of substantial royalty or license fees, lost profits or other damages;

•        require and divert significant time and attention of the management;

•        cause Polibeli to enter into unfavorable royalty or license agreements;

•        require Polibeli to discontinue some or all of the features, integrations, and capabilities available on its platform; and/or

•        require Polibeli to expend additional development resources to redesign its platform.

Any one or more of the above could harm Polibeli’s business, results of operations and financial condition.

Polibeli uses open source software, which may pose particular risks to its proprietary software, technologies, products and services in a manner that could negatively affect its business.

Polibeli uses open source software in the Polibeli Platform and expects to use more open source software in the future. From time to time, there have been claims challenging both the ownership of open source software against companies that incorporate open source software into their products and whether such incorporation is permissible under various open source licenses. There is a risk that these licenses could be construed in a way that could impose unanticipated conditions or restrictions on Polibeli’s ability to commercialize its platform. As a result, Polibeli could be subject to lawsuits by parties claiming ownership of what it believes to be open source software, or breach of open source licenses. Litigation could be costly for Polibeli to defend, have a negative effect on its business, results of operations and financial condition, or require it to devote additional research and development resources to change its platform. In addition, if Polibeli was to combine its proprietary source code or software with open source software in a certain manner, it could, under certain open source licenses, be required to release the source code of its proprietary software to the public. This would allow Polibeli’s competition to create similar products with less development effort and time. If Polibeli inappropriately uses open source software, or if the license terms for open source software that it uses change, it may be required to re-engineer its platform, or certain aspects of it, incur additional costs, discontinue the availability of certain features, or take other remedial actions.

In addition to risks related to license requirements, usage of open source software can lead to greater risks than use of third-party commercial software, as open source licensors generally do not provide warranties support, indemnification, assurance of title or controls on origin of the software or other contractual protections regarding infringement claims or the quality of the code. In addition, many of the risks associated with usage of open source software, such as the lack of warranties or assurances of title, cannot be eliminated, and could, if not properly addressed, negatively affect Polibeli’s business. Polibeli has established processes to help alleviate these risks, but it cannot be sure that all of its use of open source software is in a manner that is consistent with its current policies and procedures, or will not subject it to liability.

In addition, open source libraries incorporated in the Polibeli Platform must be constantly updated in order to avoid security vulnerabilities that may be present in an outdated version of the software. Updating the open source libraries Polibeli uses in a timely manner requires ongoing development efforts, and any delay relating to this process may expose Polibeli to risk of security breach. To the extent that the Polibeli Platform depends upon the successful operation of open source software, any undetected errors or defects in this open source software could prevent the deployment or impair the functionality of its platform, delay new solutions introductions, result in a failure of its platform, and injure its reputation. For example, undetected errors or defects in open source software could render Polibeli vulnerable to breaches or security attacks, and, in conjunction, make its systems more vulnerable to data breaches. In addition, the public availability of such software may make it easier for others to compromise the Polibeli Platform.

Interruptions or delays in the services provided by third-party data centers or internet service providers could impair the Polibeli Platform and Polibeli’s business could suffer.

Polibeli relies on the internet and, accordingly, depends upon the continuous, reliable, and secure operation of internet servers, related hardware and software, and network infrastructure. Any damage to, failure or delay of Polibeli’s systems would prevent it from operating its business.

Polibeli currently hosts its online platform using one third-party provider for data and cloud infrastructure services. Polibeli’s operations depend on protecting the virtual cloud infrastructure hosted by such cloud services provider by maintaining its configuration, architecture, and interconnection specifications, as well as the information stored in these virtual data centers and transmitted by third-party internet service providers. Furthermore, Polibeli has no physical access to or control over the services provided by its cloud services provider. Although Polibeli has disaster recovery plans that utilize multiple locations, the data centers that it uses are vulnerable to damage or interruption from human error, intentional bad acts, earthquakes, floods, fires, severe storms, war, terrorist attacks, power losses, hardware failures, systems failures, telecommunications failures, and similar events, many of which are beyond its control, any of which could disrupt its service, destroy its data, or prevent it from being able to continuously back up or record changes in its platform. In the event of significant physical damage to one of these data centers, it may take a significant period of time to achieve full resumption of Polibeli’s services, it may incur data loss during the service resumption process and Polibeli’s disaster recovery planning may not account for all eventualities. Further, a prolonged service disruption to Polibeli’s cloud services provider, affecting its platform for any of the foregoing reasons could damage its reputation, expose it to liability, cause it to lose customers, or otherwise harm its business. It may also incur significant costs for using alternative equipment or taking other actions in preparation for, or in reaction to, events that damage the systems Polibeli uses. Moreover, negative publicity arising from these types of disruptions could damage Polibeli’s reputation and may adversely impact use of its solutions and platform. Polibeli may not carry sufficient business interruption insurance to compensate it for losses that may occur as a result of any events that cause interruptions in its services. Further, the contractual commitments that Polibeli provides to its third-party providers with regard to data privacy are limited by the commitments that its third-party cloud infrastructure services provider has provided it.

Polibeli’s cloud services provider enables it to order and reserve server capacity in varying amounts and sizes distributed across multiple regions. In addition, Polibeli’s cloud services provider also provides it with continuous computing and storage capacity until terminated by either party pursuant to terms of service. If Polibeli does not accurately predict its infrastructure capacity requirements, its customers could experience service shortfalls which could interrupt the performance of the Polibeli Platform, and adversely affect the perception of its reliability and Polibeli’s revenue. Polibeli may also be unable to effectively address capacity constraints, upgrade its systems as needed and continually develop its technology and network architecture to accommodate actual and anticipated changes in technology.

The Polibeli Platform is utilized by a large number of customers. As Polibeli continues to expand its customer base, it may not be able to scale its technology to accommodate the increased capacity requirements, which may result in interruptions or delays in service. In the event that Polibeli conducts a high volume of sales in a short period of time, especially during peak seasons, it may not be capable of securing the then-necessary capacity for such internet traffic which may cause a degradation in the quality of its services. Furthermore, if Polibeli is incapable of anticipating high traffic levels and reserving server capacity accordingly, its platform and services may be adversely affected. In addition, the failure of Polibeli’s cloud services providers’ data centers or third-party internet service providers to meet its capacity requirements could impede its ability to scale its operations, and therefore have a material adverse effect on its business and results of operations.

Polibeli is dependent upon its customers’ continued and unimpeded access to the internet, and upon their willingness to use the internet for commerce.

Polibeli’s success depends upon the customers’ ability to access the internet and their continued willingness to use the internet as a means to pay for purchases, communicate, and conduct commercial transactions, including through mobile devices. The adoption of any laws or regulations that adversely affect the growth, popularity or use of the internet, including changes to laws or regulations impacting internet neutrality, or restrictions imposed by companies with significant market power in the broadband and internet marketplace could decrease the demand for Polibeli’s offering of products, increase its operating costs, or otherwise adversely affect its business. Given uncertainty around these rules, it could experience discriminatory or anti-competitive practices that could impede its growth, increase its costs or adversely affect its business. If Polibeli’s customers become unable, unwilling or less willing to use the internet for commerce for any reason, including lack of access to high-speed communications equipment, congestion of traffic on the internet, internet outages or delays, disruptions or other damage to suppliers’ computers, increases in the cost of accessing the internet and security and privacy risks or the perception of such risks, its business could be adversely affected.

If Polibeli fails to maintain an effective system of internal control over financial reporting, its ability to produce accurate financial statements timely or comply with applicable regulations could be impaired.

Prior to the consummation of Business Combination, Polibeli was a private company with limited accounting personnel and other resources with which to address its internal controls and procedures. In the course of preparing and auditing its consolidated financial statements for the years ended December 31, 2022 and 2023, and reviewing its unaudited condensed consolidated financial statements for the six months ended June 30, 2023 and 2024, Polibeli and its independent registered public accounting firm identified two material weaknesses in its internal control over financial reporting as of June 30, 2024: (i) its lack of sufficient financial reporting and accounting personnel with appropriate knowledge of U.S. GAAP and SEC reporting requirements to properly address U.S. GAAP technical accounting issues and prepare and review financial statements and related disclosures in accordance with U.S. GAAP and reporting requirements set forth by the SEC; and (ii) its lack of formal risk assessment process and internal control framework over financial reporting, including lack of a formal group-wide risk assessment process to identify, assess, address or mitigate the risks in internal control, and lack of sufficient IT general controls designed and implemented surrounding the key financial related systems. Following the identification of the material weaknesses, Polibeli has taken measures and plans to continue to take measures to remedy these material weaknesses. See “Polibeli Management’s Discussion and Analysis of Financial Condition and Results of Operations — Internal Control over Financial Reporting.”

However, Polibeli cannot assure you that the implementation of these measures will be sufficient to remediate its material weakness, or that material weaknesses or significant deficiencies in its internal control over financial reporting will not be identified in the future. Polibeli’s failure to correct the above mentioned material weaknesses or its failure to discover and address any other material weaknesses or significant deficiencies could result in inaccuracies in its financial statements and impair its ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis. Moreover, ineffective internal control over financial reporting could significantly hinder Polibeli’s ability to prevent fraud.

Upon completion of the consummation of the Business Combination, Polibeli will become subject to the Sarbanes-Oxley Act of 2002. Section 404 of the Sarbanes-Oxley Act, or Section 404, will require that Polibeli include a report from management on the effectiveness of its internal control over financial reporting in its annual report on Form 20-F beginning with its annual report for the fiscal year ending December 31, 2026. In addition, once Polibeli ceases to be an “emerging growth company” as such term is defined in the JOBS Act, its independent registered public accounting firm must attest to and report on the effectiveness of its internal control over financial reporting. Polibeli’s management may conclude that its internal control over financial reporting is not effective. Moreover, even if Polibeli’s management concludes that its internal control over financial reporting is effective, its independent registered public accounting firm, after conducting its own independent testing, may issue a report that is qualified if it is not satisfied with its internal controls or the level at which its controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from it. In addition, after Polibeli becomes a public company, its reporting obligations may place a significant strain on its management, operational and financial resources and systems for the foreseeable future. Polibeli may be unable to timely complete its evaluation testing and any required remediation.

During the course of documenting and testing Polibeli’s internal control procedures, in order to satisfy the requirements of Section 404, it may identify other weaknesses and deficiencies in its internal control over financial reporting. In addition, if Polibeli fails to maintain the adequacy of its internal control over financial reporting, as these standards are modified, supplemented or amended from time to time, it may not be able to conclude on an ongoing basis that it has effective internal control over financial reporting in accordance with Section 404. If Polibeli fails to achieve and maintain an effective internal control environment, it could suffer material misstatements in its financial statements and fail to meet its reporting obligations, which would likely cause investors to lose confidence in its reported financial information. This could in turn limit Polibeli’s access to capital markets, harm its results of operations, and lead to a decline in the trading price of its securities. Additionally, ineffective internal control over financial reporting could expose Polibeli to increased risk of fraud or misuse of corporate assets and subject it to potential delisting from the stock exchange on which it lists, regulatory investigations, and civil or criminal sanctions. Polibeli may also be required to restate its financial statements from prior periods.

Polibeli’s current risk management system may not be able to exhaustively assess or mitigate all risks to which it is exposed. If Polibeli fails to develop and maintain an effective system of internal control, its business operations might be negatively affected.

Polibeli has established risk management, quality control and internal control systems consisting of policies and procedures that it believes are appropriate for its business. However, the implementation of such policies and procedures may involve human error and mistakes. Moreover, Polibeli may be exposed to deliberate fraud or other misconduct committed by its employees, or other third parties, including, but not limited to, its suppliers and customers, or other events that are out of its control, that could adversely affect the quality of products sold on its platform and its reputation, and subject it to financial losses and sanctions imposed by government authorities. As a result, despite Polibeli’s efforts to improve the aforementioned systems, it cannot assure you that its risk management, quality control and internal control systems are able to completely eliminate non-compliance matters or product defects.

Polibeli faces risks related to acts of war, terrorist attacks, political unrest, natural disasters, health epidemics and other uncontrollable events, which could significantly disrupt its operations.

Polibeli conducts its business principally in Japan and Indonesia, while it also has business operations in Singapore, Korea, the US, France and Italy. In the future, Polibeli may also look for opportunities to expand its business to new markets such as Southeast Asia. Polibeli’s global presence may make it vulnerable to uncontrollable events in these regions such as acts of war, terrorist attacks, political unrest, natural disasters, health epidemics such as the COVID-19 pandemic in recent years or other public safety concerns. Among these events, natural disasters may give rise to server interruptions, breakdowns, system failures, technology platform failures or internet failures, which could cause the loss or corruption of data or malfunctions of software or hardware as well as adversely affect its ability to operate its platform, provide warehousing and logistics solutions and fulfill orders placed by its customers, and terrorist attacks or other acts of violence may further materially and adversely affect the global financial markets and business and consumer confidence.

Furthermore, regional or global outbreaks of epidemics could disrupt Polibeli’s business operations. In recent years, the COVID-19 pandemic and the measures attempting to contain and mitigate the effects of it, including quarantines, temporary business closure, social distancing and other restrictive orders, have resulted in changes in consumer behaviors, disrupted Polibeli’s normal operations and impacted its employees, suppliers, third-party service providers such as logistics companies as well as customers. Although the COVID-19 pandemic has seen an end globally and relevant restrictive measures have been gradually lifted, there is no guarantee that there will not be any future outbreaks of epidemics in the regions where Polibeli operates or global pandemic. Such outbreaks could significantly impact the day-to-day operations of Polibeli’s business, limit its ability to fulfill orders from and disrupt its logistics and warehousing networks, which could further adversely affect its business, results of operations and financial condition.

Polibeli may be subject to litigation for a variety of claims, which could harm its reputation and adversely affect its business, results of operations and financial condition.

In the ordinary course of business, Polibeli may be involved in and subject to litigation for a variety of claims or disputes and receive regulatory inquiries. These claims, lawsuits, and proceedings could include product liability, labor and employment, wage and hour, commercial, antitrust, alleged securities law violations or other investor claims, and other matters. The number and significance of these potential claims and disputes may increase as Polibeli’s business expands. Further, Polibeli’s general liability insurance may not cover all potential claims made against it or be sufficient to indemnify it for all liability that may be imposed. Any claim against Polibeli, regardless of its merit, could be costly, divert management’s attention and operational resources, and harmful to0 its reputation. As litigation is inherently unpredictable, it cannot assure you that any potential claims or disputes will not have a material adverse effect on its business, results of operations and financial condition.

Polibeli has limited insurance coverage, which could expose it to significant costs and business disruptions.

Polibeli maintains limited insurance policies to safeguard against risks and unexpected events including property insurance covering its fixed assets such as office facilities, product liability insurance, automobile insurance, as well as earthquake insurance in Japan. Additionally, Polibeli provides social security insurance including pension insurance, medical insurance and group travel insurances for its employees. Polibeli does not maintain business interruption insurance, nor does it maintain key person insurance. Polibeli considers its insurance coverage to be in line with that of other companies in the same industry of similar size in the jurisdictions where it operates, but it cannot assure you that its insurance coverage is sufficient to prevent it from any loss or that it will be able to successfully claim its losses under its current insurance policies on a timely basis, or at all. If Polibeli incurs any loss that is not covered by its insurance policies, or the compensated amount is significantly less than its actual loss, its business, results of operations and financial condition could be materially and adversely affected.

Exchange rate fluctuations may negatively affect Polibeli’s results of operations.

A majority of Polibeli’s operating expenses and sales transactions are carried out in different currencies and Polibeli bears the risk of diminution in value of the customers’ purchasing currency in the interim periods between the transaction stages (for example, order placement/payment and returns/refund). Despite the natural hedge provided by Polibeli’s international business activities in different jurisdictions, it may incur additional costs and experience losses resulting from fluctuations in exchange rates.

The Group companies currently has revenues denominated in different currencies, including JPY, IDR, USD, SGD, KRW and EUR, and may in the future, have significant sales denominated in the currencies of additional countries. Polibeli incurs a substantial portion of its operating expenses in Japanese yen and Indonesian rupiah, and to a lesser extent, other foreign currencies. Polibeli may incur additional costs and experience losses resulting from fluctuations in exchange rates for revenues and operating expenses in foreign currencies to USD, which may negatively impact its results of operations.

Risks Related to Chenghe and the Business Combination

Any restatement of financial results, or the time required to evaluate possible errors, may impact the market price for SPAC Units, and SPAC’s ability to complete a Business Combination on a timely basis.

There has been recent focus on historical accounting practices by special purpose acquisition companies. For example, on April 12, 2021, the SEC Staff issued a statement which resulted in a determination that the warrants and other related instruments issued by many special purpose acquisition companies, including the SPAC, should be classified as liabilities rather than equity. Further guidance from the SEC or industry-wide consensus could result in additional changes in the accounting treatment related to special purpose acquisition companies. Changes could result in the identification of accounting errors in SPAC’s previously issued financial statements, restatements of SPAC’s previously issued financial statements, the filing of notices that previously issued financial statements may not be relied upon, and findings of material weaknesses and significant deficiencies in internal controls over financial reporting. In addition, changes in accounting treatment, or the time required to evaluate any such changes, could delay SPAC’s ability to consummate an initial business combination or otherwise have a material adverse effect on SPAC’s ability to consummate the Business Combination with the Company, or another business combination.

Because the Company is not conducting an underwritten offering of its securities, no underwriter has conducted due diligence of the Company’s business, operations or financial condition or reviewed the disclosure in this proxy statement/prospectus.

Section 11 of the Securities Act (“Section 11”) imposes liability on parties, including underwriters, involved in a securities offering if the registration statement contains a materially false statement or material omission. To effectively establish a due diligence defense against a cause of action brought pursuant to Section 11, a defendant, including an underwriter, carries the burden of proof to demonstrate that such defendant, after reasonable investigation, believed that the statements in the registration statement were true and free of material omissions. In order to meet this burden of proof, underwriters in a registered offering typically conduct extensive due diligence of the registrant and vet the registrant’s disclosure. Such due diligence may include calls with the issuer’s management, review of material agreements, and background checks on key personnel, among other investigations.

Because the Company intends to become publicly traded through a business combination with a special purpose acquisition company rather through an underwritten offering of its ordinary shares, no underwriter is involved in the Business Combination. As a result, no underwriter has conducted due diligence on the Company in order to establish a due diligence defense with respect to the disclosure presented in this proxy statement/prospectus. If such investigation had occurred, certain information in this proxy statement/prospectus may have been presented in a different manner or additional information may have been presented at the request of such underwriter.

In addition, going public via a business combination with a special purpose acquisition company does not involve a book-building process as is the case in an underwritten public offering. In any underwritten public offering, the initial value of a company is set by investors who indicate the price at which they are prepared to purchase shares from the underwriters. In the case of a special purpose acquisition company transaction, the value of the company is established by means of negotiations between the target company, the special purpose acquisition company and, in some cases, “PIPE” investors who agree to purchase shares at the time of the business combination. The process of establishing the value of a company in a special purpose acquisition company business combination may be less effective than the bookbuilding process in an underwritten public offering and also does not reflect events that may have occurred between the interim period. In addition, underwritten public offerings are frequently oversubscribed resulting in additional potential demand for shares in the aftermarket following the underwritten public offering. There is no such book of demand built up in connection with special purpose acquisition company transaction and no underwriters with the responsibility of stabilizing the share price which may result in the share price being harder to sustain after the transaction.

The Business Combination remains subject to conditions that Chenghe cannot control, and if such conditions are not satisfied or otherwise waived, the Business Combination may not be consummated.

The Business Combination is subject to a number of Closing Conditions, including but not limited to (i) the accuracy of representations and warranties of Chenghe and the Company in the Business Combination Agreement to various standards; (ii) material compliance with pre-closing covenants; (iii) no Company Material Adverse Effect; (iv) the receipt of the Regulatory Authorizations and such approvals being effective; (v) the absence of a legal prohibition on consummating the transactions, (vi) approval by the SPAC’s shareholders, (vii) approval of a listing application on the applicable Stock Exchange for newly issued shares, and (ix) SPAC having at least U.S.$5,000,001 of net tangible assets remaining after redemption. There is no assurance that all Closing Conditions will be satisfied or waived or that the conditions will be satisfied or waived in the expected time frame. If the Closing Conditions are not satisfied (and are not waived, to the extent available), either the Company or Chenghe may, subject to the terms and conditions of the Business Combination Agreement, terminate the Business Combination Agreement. See the section of this proxy statement/prospectus titled “The Business Combination Agreement and Ancillary Documents — Conditions to Closing of the Business Combination — Termination.”

Chenghe may be subject to securities class action and derivative lawsuits, which could result in substantial costs and may delay or prevent the Business Combination from being completed.

Securities class action lawsuits and derivative lawsuits are often brought against companies that have entered into agreements similar to the Business Combination Agreement or similar agreements. Even if the lawsuits are without merit, defending against these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on Chenghe’s liquidity and financial condition. Additionally, if a plaintiff is successful in obtaining an injunction prohibiting the consummation of the Business Combination, that injunction may delay or prevent the Business Combination from being completed. Currently, Chenghe is not aware of any securities class action lawsuits or derivative lawsuits being filed in connection with the Business Combination.

If Chenghe is unable to complete the Business Combination or another business combination by the Deadline, and it is unable, or elect not, to seek an extension of such time period, it will cease all operations except for the purpose of winding up, redeeming 100% of the issued and outstanding Public Shares and, subject to the approval of its remaining shareholders and Chenghe Board, liquidating and dissolving. In such event, Public Shareholders may only receive $10.00 per share (or less than such amount in certain circumstances).

If Chenghe is unable to complete the Business Combination or another business combination within the required time period and it is unable, or elect not, to seek another extension of such time period, it will cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten (10) Business Days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (less taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of remaining shareholders and Chenghe Board, liquidate and dissolve, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and other requirements of applicable law. In such case, Public Shareholders may only receive $10.00 per share (or less than $10.00 per share in certain circumstances where a third party brings a claim against Chenghe that the Sponsor is unable to indemnify (as described herein)), and SPAC Public Warrants will expire worthless.

In addition, Chenghe cannot assure you that it will properly assess all claims that may be potentially brought against it. As a result, its shareholders could potentially be liable for any claims to the extent of distributions received by them (but no more). Accordingly, Chenghe cannot assure you that third parties will not seek to recover from Chenghe Shareholders amounts owed to them by Chenghe.

If the Business Combination is not completed, potential target businesses may have leverage over Chenghe in negotiating a business combination; and Chenghe’s ability to conduct due diligence on a business combination as it approaches the Deadline may decrease.

Any potential target business with which Chenghe enters into negotiations concerning an initial business combination will be aware that it must complete an initial business combination by the Deadline, unless it amends Chenghe Articles to further extend the time to consummate an initial business combination. Consequently, if Chenghe is unable to complete this Business Combination, a potential target business may obtain leverage over it in negotiating an initial business combination. This risk will increase as Chenghe gets closer to the time frame described above. In addition, Chenghe may have limited time to conduct due diligence and may enter into an initial business combination on terms that it would have rejected upon a more comprehensive investigation.

If third parties bring claims against Chenghe, the proceeds held in the Trust Account could be reduced and the per-share redemption or liquidation amount received by Chenghe Shareholders may be less than $10.00 per share.

Chenghe’s placing of funds in the Trust Account may not protect those funds from third-party claims against it. Although Chenghe has obtained waiver agreements from certain vendors, service providers and prospective target businesses whereby such parties have waived any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account, there is no guarantee that they or other parties who did not execute such waivers will not seek recourse against the Trust Account. Furthermore, there is no guarantee that a court will uphold the validity of such agreements. Accordingly, the proceeds held in the Trust Account could be subject to claims that could take priority over those of SPAC Public Shareholders. Consequently, you may receive less than $10.00 per share in connection with any redemption of your Public Shares.

In the event of the liquidation of the Trust Account upon the failure to consummate an initial business combination by the Deadline, the Sponsor has agreed to indemnify and hold harmless Chenghe against any and all loss, liability, claim, damage and expense whatsoever to which Chenghe may become subject as a result of any claim by (i) any third party for services rendered or products sold to Chenghe or (ii) any prospective target business with which Chenghe has entered into a written letter of intent, confidentiality or other similar agreement or merger agreement to the extent necessary to ensure that such claims by a third party or the target do not reduce the amount of funds in the Trust Account to below the lesser of (a) $10.00 per Public Share and (b) the actual amount per share held in the Trust Account as of the date of the liquidation due to reductions in the value of the trust assets, less taxes payable, provided that such indemnification will not apply to any claims by a third party that executed a waiver of any and all rights to seek access to the Trust Account, nor will it apply to any claims under indemnity of the underwriters of the SPAC IPO against certain liabilities, including liabilities under the Securities Act. However, Chenghe has not independently verified whether the Sponsor has sufficient funds to satisfy their indemnity obligations and has not asked the Sponsor to reserve for such indemnification obligations. Therefore, Chenghe cannot assure you that its Sponsor would be able to satisfy those obligations. If the Sponsor is unable to satisfy its obligations or assert that it has no indemnification obligations related to a particular claim, Chenghe independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While Chenghe currently expects that its independent directors would take legal action on its behalf against the Sponsor to enforce its indemnification obligations to Chenghe, it is possible that Chenghe’s independent directors, in exercising their fiduciary duties, may choose not to do so in any particular instance. As a result, if any such claims were successfully made against the Trust Account, the funds available for Chenghe’s business combination and redemptions could be reduced to less than $10.00 per Public Share. In such event, you would receive such lesser amount per share.

If, before distributing the proceeds in the Trust Account to its Public Shareholders, Chenghe files a bankruptcy or insolvency petition or an involuntary bankruptcy or insolvency petition is filed against it that is not dismissed, the per-share amount that would otherwise be received by Chenghe Shareholders in connection with Chenghe’s liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to Public Shareholders, Chenghe files a bankruptcy or insolvency petition or an involuntary bankruptcy or insolvency petition is filed against it that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy or insolvency law, and may be included in its bankruptcy or insolvency estate and subject to the claims of third parties with priority over the claims of its shareholders. To the extent any bankruptcy or insolvency claims deplete the Trust Account, the per-share amount that would otherwise be received by Chenghe Shareholders in connection with Chenghe’s liquidation may be reduced.

Additionally, if Chenghe is forced to file a bankruptcy or insolvency petition or an involuntary bankruptcy or insolvency petition is filed against it that is not dismissed, any distributions received by Chenghe’s shareholders could be viewed under applicable debtor/creditor and/or bankruptcy and/or insolvency laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy or insolvency court could seek to recover all amounts received by Chenghe’s shareholders. Because Chenghe intends to distribute the proceeds held in the Trust Account to Public Shareholders promptly after the expiration of the time period to complete a business combination, this may be viewed or interpreted as giving preference to Public Shareholders over any potential creditors with respect to access to or distributions from Chenghe’s assets. Furthermore, Chenghe Board may be viewed as having breached its fiduciary duties to Chenghe’s creditors and/or as having acted in bad faith by paying Public Shareholders from the Trust Account prior to addressing the claims of creditors, thereby exposing itself and Chenghe to claims of punitive damages. Chenghe cannot assure you that claims will not be brought against it for these reasons.

Chenghe’s Sponsor, directors and officers have interests in the Business Combination that are different from, or are in addition to, the interests of other Public Shareholders in recommending that shareholders vote in favor of approval of the Business Combination Proposal and approval of the other proposals described in this proxy statement/prospectus.

When considering Chenghe Board’s recommendation that Chenghe’s shareholders vote in favor of the approval of the Business Combination Proposal, shareholders should be aware that the Sponsor, Chenghe’s directors and officers have interests in the Business Combination that are different from, or in addition to, the interests of the shareholders, which could cause them to benefit from and incentivize them to pursue a business combination with a less favorable target company or on terms less favorable to non-redeeming shareholders rather than liquidate, subject always to their fiduciary duties under Cayman Islands law. Chenghe directors were aware of and considered these interests, among other matters, in evaluating the Business Combination and did not believe that such interests would preclude them from approving the Business Combination or from recommending the Business Combination to shareholders, considering that these interests would be disclosed in this proxy statement/prospectus. Shareholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things:

•        the fact that the Sponsor paid an aggregate of $25,000 for 2,875,000 Founder Shares, which will have a significantly higher value at the time of the Business Combination but will become worthless if a business combination is not consummated by the Deadline;

•        the fact that the Sponsor paid an aggregate of approximately $2,668,750 for its 266,875 SPAC Private Placement Units and that the SPAC Private Placement Warrants underlying such units will expire worthless if a business combination is not consummated by the Deadline;

•        the fact that the Sponsor is anticipated to hold 0.85% of issued and outstanding shares of the Company immediately following the Business Combination (assuming no redemptions of holders of SPAC Class A Ordinary Shares and the exercise of SPAC Private Placement Warrants);

•        the fact that given the differential in the purchase price that the Sponsor paid for the SPAC Class B Ordinary Shares as compared to the price of the SPAC Class A Ordinary Shares and SPAC Public Warrants and the substantial number of SPAC Class A Ordinary Shares that the Sponsor will receive upon conversion of the SPAC Class B Ordinary Shares, the separation of the SPAC Private Placement Units, and (as applicable) the exercise of the SPAC Private Placement Warrants, the Sponsor can earn a positive return on its investment, even if holders of SPAC Class A Ordinary Shares have a negative return on their investment;

•        the fact that the Sponsor has agreed not to redeem any SPAC Ordinary Shares held by it in connection with the shareholder vote to approve a proposed initial business combination pursuant to the SPAC IPO Letter Agreement;

•        the fact that the Sponsor will lose its entire investment in SPAC if an initial business combination is not consummated by the Deadline Date. The Sponsor, SPAC’s directors and officers, and their respective affiliates have not incurred any out-of-pocket fees and expenses in relation to the initial business combination since the SPAC IPO, except that, on February 29, 2024, SPAC issued the Sponsor Note to the Sponsor, for a principal amount of up to $300,000. As of June 10, 2024, SPAC had borrowed $186,896 under the Sponsor Note. At the closing date of the SPAC IPO, SPAC repaid $206,896 to the Sponsor;

•        the fact that the Sponsor has agreed to waive its rights to liquidating distributions from the Trust Account with respect to SPAC Class B Ordinary Shares held by it if SPAC fails to complete an initial business combination by the Deadline;

•        the fact that the Sponsor, SPAC’s directors and officers, and their respective affiliates are entitled to reimbursement of reasonable out-of-pocket expenses incurred by them in connection with certain activities on SPAC’s behalf, such as identifying and investing possible business targets and business combinations. However, if SPAC fails to consummate a business combination within the required period, they will not have any claim against the Trust Account for reimbursement. Accordingly, SPAC may not be able to reimburse these expenses if the Business Combination or another business combination is not completed by the Deadline;

•        the right of the Sponsor to hold the Company Ordinary Shares and Company Warrants following the Business Combination, subject to certain lock-up periods;

•        in the event of the liquidation of the Trust Account upon the failure of SPAC to consummate a business combination by the Deadline, the Sponsor has agreed to indemnify SPAC to ensure that the proceeds in the Trust Account are not reduced below $10.00 per SPAC Class A Ordinary Share, or such lesser per-Public Share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which SPAC has entered into a written letter of intent, confidentiality or other similar agreement or claims of any third party (other than its independent public accountants) for services rendered or products sold to SPAC, provided that such indemnification will not apply to any claims by a third party that executed a waiver of any and all rights to seek access to the Trust Account, nor will it apply to any claims under indemnity of the underwriters of the SPAC IPO against certain liabilities, including liabilities under the Securities Act;

•        the Sponsor (including its representatives and affiliates) and SPAC’s officers and directors are, or in the future may become, affiliated with entities that are engaged in similar business to SPAC. For example, the Sponsor is controlled by Mr. Richard Qi Li, who is the owner of Chenghe Group, founder and director of Chenghe Capital Management Limited and also served as a director and the chief executive officer of HH&L Acquisition Co., a NYSE-listed special purpose acquisition company, and served as chairman of the board of Chenghe Acquisition Co., a Nasdaq-listed special purpose acquisition company, and currently serves as the chairman of the advisory board of Chenghe Acquisition I. Co, a Nasdaq-listed special purpose acquisition company. The chairman of SPAC Board and the chief executive officer of the SPAC, Dr. Shibin Wang, served as chief executive officer of Chenghe Acquisition Co. and as the chairman of the board of Chenghe Acquisition I Co. The Sponsor and SPAC’s officers and directors are not prohibited from sponsoring, or otherwise becoming involved with, another blank check company prior to SPAC completing its initial business combination. SPAC’s officers and directors may become aware of business opportunities which may be appropriate for presentation to SPAC, and the other entities to which they owe certain fiduciary or contractual duties. Accordingly, they may have had conflicts of interest in determining to which entity a particular business opportunity should be presented. These conflicts may not be resolved in SPAC’s favor and such potential business opportunities may be presented to other entities prior to their presentation to SPAC, subject to applicable fiduciary duties under Cayman Islands law. SPAC MAA provide that SPAC renounces its interest in any corporate opportunity offered to any officer or director of SPAC. This waiver allows SPAC’s officers and directors to allocate opportunities based on a combination of the objectives and fundraising needs of the target, as well as the investment objectives of the entity. SPAC does not believe that the waiver of the corporate opportunities doctrine otherwise had a material impact on its search for an acquisition target;

•        the fact that SPAC’s officers and directors have not received any cash compensation;

•        the fact that the Business Combination Agreement provides for the continued indemnification of SPAC’s existing directors and officers and the continuation of the directors’ and officers’ liability insurance after the Business Combination; and

•        the fact that SPAC has entered into a registration rights agreement with the Sponsor, which provides for customary registration rights to it and its permitted transferees.

The personal and financial interests of the Sponsor, SPAC’s directors and officers may have influenced their motivations in identifying and selecting the Company and completing a business combination with the Company, and may influence the operation of the Post-Closing Company following the Business Combination by some of them. For more information about SPAC’s business and Sponsor’s shareholding in SPAC, see the section entitled “Business of SPAC and Certain Information about SPAC.” For dilution of non-redeeming SPAC Public Shareholders, see “Questions and Answers about the Business Combination and the Extraordinary General Meeting — Q: What ownership levels will current shareholders of Chenghe have after consummation of the Business Combination” and “Summary of Proxy Statement/Prospectus — Ownership of the Post-Closing Company — Potential Sources of Dilution.”

The exercise of discretion by Chenghe’s directors and officers in agreeing to changes to the terms of or waivers of the Closing Conditions may result in a conflict of interest when determining whether such changes to the terms of the Business Combination Agreement or waivers of conditions are appropriate and in the best interests of Chenghe Shareholders.

In the period leading up to the Closing, events may occur that would require Chenghe to agree to amend the Business Combination Agreement, to consent to certain actions taken by the Company or to waive rights that Chenghe is entitled to under the Business Combination Agreement. Such events could arise because of changes in the course of the Company’s business, a request by the Company to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement or the occurrence of other events that would have a material adverse effect on the Company’s business and would entitle Chenghe to terminate the Business Combination Agreement. Chenghe may also agree to waive, in whole or in part, one or more of the conditions to its obligations to complete the Business Combination, to the extent permitted by Chenghe Articles. In any of such circumstances, it would be in the discretion of Chenghe, acting through Chenghe Board, to grant its consent or waive its rights. The existence of the financial and personal interests of the directors described elsewhere in this proxy statement/prospectus may result in a conflict of interest on the part of one or more of the directors between what he or she may believe is best for Chenghe and its shareholders and what he or she may believe is best for himself or herself or his or her affiliates in determining whether or not to take the requested action, subject always to their fiduciary duties under Cayman Islands law. As of the date of this proxy statement/prospectus, Chenghe does not believe there will be any changes or waivers that its directors and officers would be likely to make after shareholder approval of the Business Combination has been obtained. While certain changes could be made without further shareholder approval, if there were a change to the terms of the Business Combination that would have a material impact on the shareholders, a new or amended proxy statement or supplement thereto will be required to be circulated and Chenghe will need to resolicit the vote of its shareholders with respect to the Business Combination Proposal.

The fairness opinion delivered by ER Shares will not reflect changes in circumstances between the date of the Business Combination Agreement and the completion of the Business Combination.

The opinion delivered by ER Shares, Chenghe’s financial advisor, addresses the fairness of the consideration in the Transactions from a financial point of view to Chenghe and its shareholders only as of the date that the Business Combination Agreement was executed. The Chenghe Board has not obtained an updated fairness opinion as of the date of this proxy statement/prospectus, and Chenghe does not anticipate asking its financial advisor to update its opinion prior to the Closing. Changes in the operations and prospects of the Company or Chenghe, general market and economic conditions and other factors that may be beyond their control, and on which the fairness opinion was based, may alter the value of the Company or Chenghe or the prices of Company Ordinary Shares or SPAC Ordinary Shares by the time the Business Combination is completed. The opinion did not speak as of the time the Transactions will be completed or as of any date other than the date of such opinion, and the Chenghe Board does not anticipate asking ER Shares to update its opinion. The Chenghe Board considered the fairness opinion as part of making its recommendation that Chenghe’s shareholders vote “FOR” approval of the Business Combination Proposal, however, is made as of the date of this proxy statement/prospectus.

The opinion delivered by ER Shares is included as Annex G to this proxy statement/prospectus. For a description of the opinion and a summary of the material financial analysis performed in connection with rendering such opinion, please refer to “Proposal 1 — The Business Combination Proposal.”

The Business Combination may be completed, even though material adverse effects may result from the announcement of the Business Combination, industry-wide changes and other causes.

In general, Chenghe may refuse to complete the Business Combination if certain types of changes or conditions that constitute a material adverse effect on the business, assets, results of operations or condition of the Group occur between the signing date of the Business Combination Agreement and the planned Closing. However, Chenghe may waive the occurrence of a material adverse effect affecting the Company and consummate the Business Combination despite the occurrence of such event. If a material adverse effect affecting the Company occurs and the parties still consummate the Business Combination, the market trading price of the Post-Closing Company’s securities may suffer.

Delays in completing the Business Combination may substantially reduce the expected benefits of the Business Combination.

Satisfying the conditions to, and completion of, the Business Combination may take longer than, and could cost more than, Chenghe expects. Any delay in completing or any additional conditions imposed in order to complete the Business Combination, including but not limited to any filing procedures required by the CSRC, may materially and adversely affect the benefits that Chenghe expects to achieve from the Business Combination.

Chenghe’s Sponsor, directors or officers, the Company or their respective affiliates may elect to purchase shares or SPAC Public Warrants from Public Shareholders, which could have a depressive effect on Chenghe’s securities.

Subject to Rule 14e-5 of the Exchange Act, at any time prior to the Extraordinary General Meeting, during a period when they are not then aware of any material nonpublic information regarding Chenghe or its securities or otherwise, Chenghe’s Sponsor, directors or officers, the Company or their respective affiliates may purchase SPAC Class A Ordinary Shares or SPAC Public Warrants in privately negotiated transactions or in the open market, although they are under no obligation to do so. Such a purchase of SPAC Class A Ordinary Shares may include a contractual acknowledgment that such shareholder, although still the record holder of Chenghe’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. Such a purchase of SPAC Class A Ordinary Shares will be made at a price per share no higher than the per share redemption price offered to Public Shareholders through the redemption process. The purpose of such purchases and other transactions would be to minimize redemptions of SPAC Public Shares and to ensure that Chenghe has in excess of $5,000,001 of net tangible assets, which is a Closing Condition under the Business Combination Agreement, if it appears that such requirement would otherwise not be met. Any SPAC Public Shares so purchased by Chenghe’s Sponsor, directors or officers, the Company or their respective affiliates will not be voted in favor of the Business Combination Proposal and other proposals. None of Chenghe’s Sponsor, directors or officers, the Company or their respective affiliates may make any such purchases when they are in possession of any material nonpublic information not disclosed to the seller or during a restricted period under Regulation M under the Exchange Act. If any purchases was made, Chenghe will disclose in a Form 8-K, prior to the date of the Extraordinary General Meeting, (i) the amount of SPAC Class A Ordinary Shares so purchased by Chenghe’s Sponsor, directors or officers, the Company, or their respective affiliates, along with the purchase price; (ii) the purpose of such purchases; (iii) the impact, if any, of such purchases by Chenghe’s Sponsor, directors and officers, the Company and their respective affiliates on the likelihood that the Business Combination will be approved; (iv) the identities of Public Shareholders who sold to Chenghe’s Sponsor, directors or officers, the Company or their respective affiliates (if not purchased on the open market) or the nature of Public Shareholders (e.g. holders of 5% SPAC Class A Ordinary Shares or more) who sold to Chenghe’s Sponsor, directors or officers, the Company or their respective affiliates; and (v) the number of SPAC Class A Ordinary Shares for which Chenghe has received redemption request pursuant to its redemption offer. For more discussion on the purchase of SPAC Class A Shares by Chenghe’s Sponsor, directors or officers, or their respective affiliates, see “Business of SPAC and Certain Information About SPAC — Shareholder Approval of the Business Combination.” Entering into any such arrangements may have a depressive effect on the SPAC Class A Ordinary Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase SPAC Class A Ordinary Shares at a price lower than market and may therefore be more likely to sell the SPAC Class A Ordinary Shares he owns prior to the Extraordinary General Meeting. As of the date of this proxy statement/prospectus, none of Chenghe’s Sponsor, directors or officers, the Company or their respective affiliates have made any purchase of SPAC Class A Ordinary Shares, and neither of Chenghe or the Company are aware of any intention to make any such purchase.

Because Chenghe and the Company are incorporated under the laws of the Cayman Islands, you may face difficulties in protecting your interests, including in the event the Business Combination is not completed, and your ability to protect your rights through the U.S. federal courts may be limited.

Both Chenghe and the Company are exempted companies incorporated under the laws of the Cayman Islands. As a result, it may be difficult for investors to effect service of process within the United States upon Chenghe’s and/or the Company’s directors or officers, or to enforce judgments obtained in the United States courts against Chenghe’s and/or the Company’s directors or officers.

The corporate affairs of both Chenghe and the Company are governed by their respective memorandum and articles of association, the Cayman Companies Act and the common law of the Cayman Islands. Chenghe is also subject to the federal securities laws of the United States. The rights of Chenghe’s shareholders to take action against Chenghe’s directors or the rights of the Company’s shareholders to take action against the Company’s directors, actions by minority Chenghe’s or the Company’s shareholders and the fiduciary duties of Chenghe’s directors to Chenghe’s shareholders or the Company’s directors to the Company’s shareholders under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, the decisions of whose courts are of persuasive authority but are not binding on a court in the Cayman Islands. The rights of Chenghe’s or the Company’s shareholders and the fiduciary duties of Chenghe’s or the Company’s directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws than to the United States, and certain states, such as Delaware, may have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States.

Chenghe has been advised by Ogier, Chenghe’s Cayman Islands legal counsel, that there is uncertainty as to whether the courts of the Cayman Islands would, respectively, (1) recognize or enforce judgments of United States courts obtained against Chenghe or its directors or officers predicated upon the civil liability provisions of the federal securities laws of the United States or the securities laws of any state in the United States or (2) entertain original actions brought in the Cayman Islands against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States. Chenghe has been advised by Ogier that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), a judgment obtained in such jurisdiction will be recognized and enforced in the courts of the Cayman Islands at common law, without any reexamination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay a liquidated sum for which judgment has been given, provided such judgment (a) is given by a foreign court of competent jurisdiction, (b) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given, (c) is final and conclusive, (d) is not in respect of taxes, a fine or a penalty, and (e) is not impeachable on the grounds of fraud and was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands. However, the Cayman Islands courts are unlikely to enforce a judgment obtained from the U.S. courts under civil liability provisions of the U.S. federal securities law if such judgment is determined by the courts of the Cayman Islands to give rise to obligations to make payments that are penal or punitive in nature. Because such a determination has not yet been made by a court of the Cayman Islands, it is uncertain whether such civil liability judgments from U.S. courts would be enforceable in the Cayman Islands. A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

Shareholders of Cayman Islands exempted companies have no general rights under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records (other than the memorandum and articles of association and any special resolutions passed by such companies, and the register of mortgages and charges of such companies) or to obtain copies of lists of shareholders of these companies. Chenghe’s or the Company’s directors have discretion under their respective amended and restated memorandum and articles of association to determine whether or not, and under what conditions, their respective corporate records may be inspected by their shareholders, but are not obliged to make them available to their shareholders. This may make it more difficult for Chenghe’s shareholders and shareholders of the Company to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

As a result of all of the above, Chenghe’s shareholders and shareholders of the Company may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a corporation incorporated in the United States.

Certain judgments obtained against Chenghe and the Company by Chenghe’s shareholders and shareholders of the Company may not be enforceable.

Each of Chenghe and the Company is a Cayman Islands exempted company and substantially all of their respective assets are located outside of the United States. In addition, most of their respective current directors and officers are nationals and residents of countries other than the United States. As a result, it may be difficult or impossible for Chenghe’s shareholders and shareholders of the Company to bring an action against Chenghe and the Company (as the case may be) or against these individuals in the United States in the event that they believe that their rights have been infringed under the U.S. federal securities laws or otherwise. Even if they are successful in bringing an action of this kind, the laws of the Cayman Islands and of the PRC may render them unable to enforce a judgment against Chenghe’s or the Company’s assets or the assets of their respective directors and officers.

Future resales of the Company Ordinary Shares issued in connection with the Business Combination may cause the market price of the Company Ordinary Shares to drop significantly, even if the Company’s business is doing well.

The Company Shareholder and the Sponsor have entered into support agreements with the Company and Chenghe. Pursuant to such support agreements, the Company Shareholder, the SPAC Key Holders and the Sponsor have agreed that, during the applicable lock-up period, they will not offer, sell, contract to sell, pledge, grant any option to purchase any shares, with respect to which such shareholder has beneficial ownership within the rules and regulations of the SEC (in each case, subject to certain exceptions set forth in the applicable agreement). See the section of this proxy statement/prospectus titled “Summary of Proxy Statement/Prospectus — Agreements Entered Into in Connection with the Business Combination — Lock-Up Agreement.”

Further, concurrently with the closing of the Transactions under the Business Combination Agreement, the Company, the Sponsor, SPAC and the Company Shareholder will enter into a registration rights agreement that will provide the Sponsor and the other parties thereto with customary demand registration rights and piggy-back registration rights with respect to registration statements filed by the Company after the Closing. See the section of this proxy statement/prospectus titled “Summary of Proxy Statement/Prospectus — Agreements Entered Into in Connection with the Business Combination — Registration Rights Agreement.”

Upon expiration of the applicable lock-up period and upon the effectiveness of any registration statement that the Company files pursuant to the above-referenced registration rights agreement, in a registered offering of securities pursuant to the Securities Act or otherwise in accordance with Rule 144 under the Securities Act (subject to the satisfaction of certain conditions for Rule 144 to available for the Company), the Company shareholders may sell large amounts of Company Ordinary Shares in the open market or in privately negotiated transactions, which could have the effect of increasing the volatility in the trading price of the Company Ordinary Shares or putting significant downward pressure on the price of the Company Ordinary Shares. Further, sales of Company Ordinary Shares upon expiration of the applicable lock-up period could encourage short sales by market participants. Generally, short selling means selling a security, contract or commodity not owned by the seller. The seller is committed to eventually purchase the financial instrument previously sold. Short sales are used to capitalize on an expected decline in the security’s price. Short sales of Company Ordinary Shares could have a tendency to depress the price of the Company Ordinary Shares, which could increase the potential for short sales.

Chenghe cannot predict the size of future issuances of Company Ordinary Shares or the effect, if any, that future issuances and sales of shares of Company Ordinary Shares will have on the market price of the Company Ordinary Shares. Sales of substantial amounts of Company Ordinary Shares (including those shares issued in connection with the Business Combination), or the perception that such sales could occur, may materially and adversely affect prevailing market prices of Company Ordinary Shares.

Chenghe and the Company will incur significant transaction and transition costs in connection with the Business Combination.

Chenghe and the Company have both incurred and expect to incur significant non-recurring costs in connection with consummating the Transactions and operating as a public company following the consummation of the Transactions. The Company may also incur additional costs to retain key employees. All expenses incurred in connection with the Transactions, including all legal, accounting, consulting, investment banking and other fees, expenses and costs, will be for the account of the party incurring such fees, expenses and costs or allocated between Chenghe and the Company pursuant to the Business Combination Agreement and the Ancillary Documents.

Subsequent to the completion of the Business Combination, the Post-Closing Company may be required to take write-downs or write-offs, restructure its operations and incur impairment or other charges that could have a significant negative effect on its financial condition, results of operations and the Post-Closing Company’s share price, which could cause you to lose some or all of your investment.

Although Chenghe has conducted extensive due diligence on the Company, Chenghe cannot assure you that this diligence will surface all material issues that may be present in the Company’s business, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of the Company’s business and outside of its control will not later arise. As a result of these factors, the Post-Closing Company may be forced to later write-down or write-off assets, restructure its operations, or incur impairment or other charges that could result in its reporting losses. Even if Chenghe’s due diligence successfully identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with Chenghe’s preliminary risk analysis. Even though these charges may be non-cash items and would not have an immediate impact on the Post-Closing Company’s liquidity, the fact that the Post-Closing Company reports charges of this nature could contribute to negative market perceptions of the Post-Closing Company or its securities. In addition, charges of this nature may cause the Post-Closing Company to violate net worth or other covenants to which the Post-Closing Company may be subject. Accordingly, any shareholders who choose to remain shareholders following the Business Combination could suffer a reduction in the value of their shares. Such shareholders are unlikely to have a remedy for such reduction in value.

The Company Ordinary Shares to be received by Chenghe’s shareholders as a result of the Business Combination will have different rights from SPAC Ordinary Shares.

Following completion of the Business Combination, Chenghe’s shareholders will no longer be shareholders of Chenghe but will instead be shareholders of the Company. There will be important differences between your current rights as a Chenghe shareholder and your rights as a Company shareholder. See “Comparison of Rights of Company Shareholders and Chenghe Shareholders” for a discussion of the different rights associated with the Company Ordinary Shares.

Chenghe’s shareholders will have a reduced ownership after consummation of the Business Combination and will exercise less influence over management.

After the completion of the Business Combination, Chenghe’s shareholders will own a smaller percentage of the Post-Closing Company than they currently own in Chenghe.

Assuming none of the Public Shareholders demand redemption pursuant to the Chenghe Articles, assuming the exercise of all issued and outstanding SPAC Warrants, it is anticipated that (i) the Company Shareholder will retain an ownership interest of approximately 95.67% of the Post-Closing Company’s total issued and outstanding share capital; (ii) the Sponsor and its affiliates holding the Founder Shares as well as SPAC Private Placement Warrants and SPAC Class A Ordinary Shares underlying the SPAC Private Placement Units will hold approximately 0.87% of the Post-Closing Company’s total issued and outstanding share capital; (iii) the Public Shareholders will hold approximately 2.29% of the Post-Closing Company’s total issued and outstanding share capital; and (iv) the holders of SPAC Public Warrants will hold 1.15% of the Post-Closing Company’s total issued and outstanding share capital.

Assuming intermediate redemptions by Public Shareholders, assuming the exercise of all issued and outstanding SPAC Warrants, it is anticipated that (i) the Company Shareholder will retain an ownership interest of approximately 96.78% of the Post-Closing Company’s total issued and outstanding share capital; (ii) the Sponsor and its affiliates holding the Founder Shares as well as SPAC Private Placement Warrants and SPAC Class A Ordinary Shares underlying the SPAC Private Placement Units will hold approximately 0.88% of the Post-Closing Company’s total issued and outstanding share capital; (iii) the Public Shareholders will hold approximately 1.16% of the Post-Closing Company’s total issued and outstanding share capital; and (iv) the holders of SPAC Public Warrants will hold 1.16% of the Post-Closing Company’s total issued and outstanding share capital.

Assuming maximum redemptions by Public Shareholders, assuming the exercise of all issued and outstanding SPAC Warrants, it is anticipated that (i) the Company Shareholder will retain an ownership interest of approximately 97.92% of the Post-Closing Company’s total issued and outstanding share capital; (ii) the Sponsor and its affiliates holding the Founder Shares as well as SPAC Private Placement Warrants and SPAC Class A Ordinary Shares underlying the SPAC Private Placement Units will hold approximately 0.89% of the Post-Closing Company’s total issued and outstanding share capital; (iii) the Public Shareholders will hold approximately 0% of the Post-Closing Company’s total issued and outstanding share capital; and (iv) the holders of SPAC Public Warrants will hold 1.17% of the Post-Closing Company’s total issued and outstanding share capital.

In addition, such ownership could be further reduced as a result of issuance of additional Company Ordinary Shares. Consequently, SPAC Public Shareholders, as a group, will have reduced ownership in the Post-Closing Company compared to their ownership in Chenghe.

SPAC Public Shareholders who redeem their SPAC Public Shares may continue to hold the SPAC Public Warrants, which will result in additional dilution to non-redeeming SPAC Public Shareholders upon exercise.

Assuming maximum redemptions by the SPAC Public Shareholders and all the redeeming SPAC Public Shareholders continuing to hold the SPAC Public Warrants they own, an aggregate of 4,312,495 Company Warrants would be retained by these shareholders. The actual market price of the Company Warrants may be higher or lower on the date that holders seek to sell such Company Warrants. As a result, the redeeming SPAC Public Shareholders could recoup their entire investment and continue to hold Company Warrants, while non-redeeming SPAC Public Shareholders could suffer additional dilution in their percentage ownership and voting interest of the Post-Closing Company upon exercise of the Company Warrants held by redeeming SPAC Public Shareholders. Further, while the level of redemptions of Public Shares will not directly change the value of the Company Warrants because the Company Warrants will remain outstanding regardless of the level of redemptions, as redemptions of Public Shares increase, a holder of Company Warrants who exercises such Company Warrants will ultimately own a greater interest in the Company because there would be fewer shares outstanding overall. For dilution of non-redeeming SPAC Public Shareholders, see “Questions and Answers about the Business Combination and the Extraordinary General Meeting — Q: What ownership levels will current shareholders of Chenghe have after consummation of the Business Combination” and “Summary of Proxy Statement/Prospectus — Ownership of the Post-Closing Company — Potential Sources of Dilution.”

Assuming maximum redemptions by the SPAC Public Shareholders and all the redeeming SPAC Public Shareholders continuing to hold the SPAC Public Warrants they own, the aggregate value of the SPAC Public Warrants that may be retained would be $          , based on the closing trading price per SPAC Public Warrant of $           as of           , 2025.

The Company may issue additional Company Ordinary Shares or other equity securities without seeking approval of its shareholders, which would dilute your ownership interests and may depress the market price of the Company Ordinary Shares.

Upon consummation of the Business Combination, the Company may choose to seek third-party financing to provide additional working capital for its business, in which event the Company may issue additional equity securities. Following the consummation of the Business Combination, the Company may also issue additional Company Ordinary Shares or other equity securities of equal or senior rank in the future for any reason or in connection with, among other things, future acquisitions, the redemption of outstanding warrants or repayment of outstanding indebtedness, without shareholder approval, in a number of circumstances.

The issuance of additional Company Ordinary Shares or other equity securities of equal or senior rank would have the following effects:

•        the proportionate ownership interest in the Company of the Company Shareholder and Chenghe would decrease;

•        the amount of cash available per share, including for payment of dividends in the future, may decrease;

•        the relative voting strength of each previously outstanding Company Ordinary Share may be diminished; and

•        the market price of the Company Ordinary Shares may decline.

Chenghe’s Sponsor owns SPAC Ordinary Shares that will be worthless if the Business Combination is not approved. Such interests may have influenced their decision to approve the Business Combination.

If the Business Combination or another business combination is not consummated by the Deadline, Chenghe will cease all operations except for the purpose of winding up, redeeming 100% of the issued and outstanding Public Shares for cash and, subject to the approval of its remaining shareholders and its board of directors, liquidating and dissolving. In such event, the 2,875,000 SPAC Class B Ordinary Shares held by the Sponsor and certain SPAC directors and the 133,438 SPAC Private Placement Warrants underlying the SPAC Private Placement Units held by the Sponsor would be worthless because the Sponsor and its respective affiliates are not entitled to participate in any redemption or liquidating distribution with respect to these shares and the SPAC Private Placement Warrants will not be exercisable. On the other hand, if the Business Combination is consummated, each SPAC Class B Ordinary Share issued and outstanding immediately prior to the Merger Effective Time will be automatically converted into one SPAC Class A Ordinary Share, and each SPAC Class A Ordinary Share, including those issued upon the automatic conversion of SPAC Class B Ordinary Shares described above, will convert into one Company Ordinary Share, subject to adjustment described herein, and each SPAC Warrant will be converted into a Company Warrant at the Closing. Based on the closing price for the Public Shares of $           on the NYSE on           , 2025, the value of the Founder Shares would be $          . Given (i) the differential in the purchase price that the Sponsor paid for the SPAC Class B Ordinary Shares as compared to the price of the SPAC Class A Ordinary Shares, (ii) the differential in the purchase price that the Sponsor paid for the SPAC Public Warrants as compared to the price of SPAC Class A Ordinary Shares, and (iii) the substantial number of Company Ordinary Shares that the Sponsor will receive upon conversion of the SPAC Class B Ordinary Shares, separation of the SPAC Private Placement Units and/or SPAC Private Placement Warrants, the Sponsor can earn a positive return on their investment, even if SPAC Public Shareholders have a negative return on their investment.

These financial interests may have influenced the decision of Chenghe Board to approve the Business Combination and could incentivize Chenghe’s officers and directors to pursue a business combination with a less favorable target company or on terms less favorable to non-redeeming shareholders rather than liquidate, subject always to their fiduciary duties under Cayman Islands law. In considering the recommendations of Chenghe Board to vote for the Business Combination Proposal and other proposals, its shareholders should consider these interests. See the section of this proxy statement/prospectus titled “SPAC Shareholder Proposal No. 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination.”

The Sponsor is liable to ensure that proceeds of the Trust Account are not reduced by vendor claims in the event the Business Combination is not consummated. Such liability may have influenced Chenghe Board’s decision to pursue the Business Combination and Chenghe Board’s to approve it.

If the Business Combination or another business combination is not consummated by Chenghe on or before the Deadline, the Sponsor will be liable to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Chenghe for services rendered or contracted for or for products sold to Chenghe, but only if such a vendor or target business has not executed a waiver agreement. If Chenghe consummates a business combination, on the other hand, Chenghe or the Post-Closing Company will be liable for all such claims. Chenghe has no reason to believe that the Sponsor will not be able to fulfill its indemnity obligations to Chenghe.

These obligations of the Sponsor may have influenced Chenghe Board decision to pursue the Business Combination with the Company or Chenghe Board decision to approve the Business Combination. In considering the recommendations of Chenghe Board to vote for the Business Combination Proposal and other proposals, shareholders should consider these interests. See the section of this proxy statement/prospectus titled “SPAC Shareholder Proposal No. 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination.”

Chenghe’s directors may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to SPAC Public Shareholders in the event a business combination is not consummated.

If proceeds in the Trust Account are reduced below $10.00 per Public Share and the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, Chenghe’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While Chenghe currently expects that its independent directors would take legal action on Chenghe’s behalf against the Sponsor to enforce its indemnification obligations, it is possible that Chenghe’s independent directors in exercising their business judgment may choose not to do so in any particular instance. If Chenghe’s independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to SPAC Public Shareholders may be reduced below $10.00 per share.

Chenghe and the Company have no history operating as a Post-Closing Company. The unaudited pro forma condensed combined consolidated financial information may not be an indication of the Company’s financial condition or results of operations following the Business Combination, and accordingly, you have limited financial information on which to evaluate the Company and your investment decision.

The Company and Chenghe have no prior history as a combined entity, and their operations have not been previously managed on a combined basis. The unaudited pro forma condensed combined consolidated financial information contained in this proxy statement/prospectus has been prepared using the consolidated historical financial statements of Chenghe and the Company and is presented for illustrative purposes only and should not be considered to be an indication of the results of operations, including, without limitation, future revenue, or financial condition of Chenghe following the Business Combination. Certain adjustments and assumptions have been made regarding Chenghe after giving effect to the Business Combination. The Company and Chenghe believe these assumptions are reasonable. However, the information upon which these adjustments and assumptions have been made is preliminary, and these kinds of adjustments are difficult to make with accuracy. These assumptions may not prove to be accurate, and other factors may affect Chenghe’s results of operations or financial condition following the consummation of the Business Combination. For these and other reasons, the historical and pro forma condensed consolidated financial information included in this proxy statement/prospectus does not necessarily reflect the Company’s results of operations and financial condition, and the actual financial condition and results of operations of the Company following the Business Combination may not be consistent with, or evident from, this pro forma financial information.

The Sponsor and certain officers and directors of Chenghe have agreed to vote in favor of the Business Combination, regardless of how SPAC Public Shareholders vote.

After the Extraordinary General Meeting, the Sponsor and certain SPAC directors own and are entitled to vote an aggregate of approximately 25.8% on an as-converted basis of the issued and outstanding SPAC Ordinary Shares. These holders have agreed to vote their SPAC Class B Ordinary Shares in favor of the Business Combination Proposal pursuant to the SPAC IPO Letter Agreement. Pursuant to the Sponsor Support Agreement entered into in connection with the Business Combination Agreement, the Founder Shareholders (including the Sponsor) have also agreed to vote its shares in favor of all each of the SPAC Shareholder Proposals being presented at the Extraordinary General Meeting. Accordingly, it is more likely that the necessary shareholder approval for the Business Combination Proposal and the other proposals will be received than would be the case if these holders agreed to vote their SPAC Class B Ordinary Shares in accordance with the majority of the votes cast by SPAC Public Shareholders.

Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect Chenghe’s business, including its ability to negotiate and complete its initial business combination, financial condition, results of operations and prospects.

Chenghe is subject to laws and regulations enacted by national, regional and local governments. In particular, Chenghe is required to comply with certain SEC and other legal requirements. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly. Those laws and regulations and their interpretation and application may also change from time to time and those changes could have a material adverse effect on Chenghe’s business, investments and results of operations. In addition, a failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on Chenghe’s business, including its ability to negotiate and complete its initial business combination, financial condition, results of operations and prospects.

The SEC has issued final rules and guidance relating to certain activities of special purpose acquisition companies. The need for compliance with these rules and guidance may increase the costs and the time needed to complete the Business Combination and may cause Chenghe to liquidate at an earlier time than it might otherwise choose.

On January 24, 2024, the SEC issued final rules (the “SPAC Rules”), effective July 1, 2024, relating, among other things, to disclosures in SEC filings in connection with business combination transactions involving special purpose acquisition companies such as Chenghe and private operating companies, the financial statement requirements applicable to transactions involving shell companies, and the use of projections by special purpose acquisition companies in SEC filings in connection with proposed business combination transactions. In connection with the issuance of the SPAC Rules, the SEC also issued guidance (the “SPAC Guidance”) regarding the potential liability of certain participants in business combination transactions and the extent to which special purpose acquisition companies could become subject to regulation under the Investment Company Act. The need for compliance with the SPAC Rules and the SPAC Guidance may cause Chenghe to liquidate at an earlier time than it might otherwise choose.

Certain of the procedures that Chenghe or the Company may determine to undertake in connection with the SPAC Rules, or pursuant to the SPAC Guidance, may increase the costs and time of completing the Business Combination, and may constrain the circumstances under which we could complete the Business Combination. The need for compliance with the SPAC Rules and the SPAC Guidance may cause Chenghe to liquidate the funds in the Trust Account or liquidate at an earlier time than it might otherwise choose. Were Chenghe to liquidate, the SPAC Public Warrants would expire worthless, and Chenghe’s securityholders would lose the investment opportunity associated with an investment in the Company, including any potential price appreciation of its securities.

The initial business combination may be delayed or ultimately prohibited since such initial business combination may be subject to regulatory review and approval requirements, including pursuant to foreign investment regulations and review by governmental entities such as the Committee on Foreign Investment in the United States (“CFIUS”).

Certain investments that involve, directly or indirectly, the acquisition of, or investment in, a U.S. business by a non-U.S. investor may be subject to review and approval by CFIUS. Whether CFIUS has jurisdiction to review an acquisition or investment transaction depends on, among other factors, the nature and structure of the transaction, including the level of beneficial ownership interest and the nature of any information or governance rights involved. For example, investments that result in “control” of a U.S. business by a foreign person always are subject to CFIUS jurisdiction. Significant CFIUS reform legislation, which was fully implemented through regulations that became effective on February 13, 2020, expanded the scope of CFIUS’s jurisdiction to investments that do not result in control of a U.S. business by a foreign person but afford certain foreign investors certain information or governance rights in a U.S. business that has a nexus to “critical technologies,” certain “critical infrastructure” and/or “sensitive personal data.”

If a potential initial business combination falls within CFIUS’s jurisdiction, the parties may be required to make a mandatory filing or determine to submit a voluntary notice to CFIUS, or to proceed with the initial business combination without notifying CFIUS and risk CFIUS intervention, before or after closing the initial business combination. The Sponsor is a Cayman Islands limited liability company whose sole member is Chenghe Group controlled by Richard Qi Li. Mr. Li is a foreign person under the CFIUS regulations. Except as disclosed herein, the Sponsor has no other substantial ties with a non-U.S. person. The Company is a Cayman Islands exempted company with limited liability and has business operations in a number of countries around the globe. For further details, see “Business of Polibeli and Certain Information about Polibeli.”

While the Company and Chenghe do not believe that the initial business combination would be subject to the jurisdiction of CFIUS because, post-Closing, neither Chenghe nor its investors will have any rights that trigger CFIUS’ jurisdiction (under 31 C.F.R. §§ 800.208, 211), if CFIUS decides to make an inquiry regarding the initial business combination and determines that it has jurisdiction over Chenghe’s initial business combination, CFIUS may decide to block or delay Chenghe’s initial business combination, impose conditions to mitigate national security concerns with respect to such initial business combination or order it to divest all or a portion of a U.S. business of the combined company if it had proceeded without first obtaining CFIUS clearance. The likelihood of a CFIUS inquiry concerning a potential business combination transaction generally tends to be higher if one or more “control” persons of a sponsor is from Hong Kong or the PRC, as is the case with Chenghe; Mr. Li is a permanent resident of Hong Kong.

The process of government review, whether by CFIUS or otherwise, could be lengthy. Because Chenghe has only a limited time to complete its initial business combination, its failure to obtain any required approvals within the requisite time period may require it to liquidate. If Chenghe winds up and liquidates, its Public Shareholders may only receive the redemption value per share, and its warrants will expire worthless. This will also cause investors to lose any potential investment opportunity in a target company and the chance of realizing future gains on Chenghe’s shareholders’ investment through any price appreciation in the combined company.

Risks Related to the Redemption

If SPAC Public Shareholders fail to properly demand redemption rights, they will not be entitled to convert their Public Shares into a pro rata portion of the Trust Account.

SPAC Public Shareholders holding Public Shares may demand that Chenghe convert their Public Shares into a pro rata portion of the Trust Account, calculated as of two (2) Business Days prior to the consummation of the Business Combination. To demand redemption rights, SPAC Public Shareholders must deliver their share certificates (if any) and other redemption forms (either physically or electronically) to Chenghe’s transfer agent no later than two (2) Business Days prior to the Extraordinary General Meeting. Any shareholder who fails to properly demand redemption rights by delivering his, her or its shares will not be entitled to convert his, her or its share certificates (if any) and other redemption forms into a pro rata portion of the Trust Account. See the section of this proxy statement/prospectus titled “Extraordinary General Meeting of SPAC Shareholders — Redemption Rights” for the procedures to be followed if you wish to convert your shares to cash.

SPAC Public Shareholders, together with any affiliates of theirs or any other person with whom they are acting in concert or as a “group,” will be restricted from seeking redemption rights with respect to more than 20% of the Public Shares.

A SPAC Public Shareholder, together with any affiliate or any other person with whom such shareholder is acting in concert or as a “group,” will be restricted from seeking redemption rights with respect to more than 20% of the Public Shares without Chenghe’s prior consent. Accordingly, if you hold more than 20% of the Public Shares and the Business Combination Proposal is approved, you will not be able to seek redemption rights with respect to the full amount of your shares and may be forced to hold the shares in excess of 20% or sell them in the open market. Chenghe cannot assure you that the value of such excess shares will appreciate over time following a business combination or that the market price of the Company Ordinary Shares will exceed the per-share redemption price.

There is no guarantee that a SPAC Public Shareholder’s decision to redeem its shares for a pro rata portion of the Trust Account will put the shareholder in a better future economic position.

There is no assurance as to the price at which a SPAC Public Shareholder may be able to sell its Company Ordinary Shares in the future following the completion of the Business Combination or shares with respect to any alternative business combination, and these shareholders could suffer a reduction in the value of their Company Ordinary Shares and would be unlikely to have a remedy for such reduction in value. Certain events following the consummation of any initial business combination may cause an increase in the share price and may result in a lower value realized now than a shareholder of Chenghe might realize in the future had the shareholder not redeemed its shares. Similarly, if a shareholder does not redeem its shares, the shareholder will bear the risk of ownership of public shares after the consummation of any initial business combination, and there can be no assurance that a shareholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A shareholder should consult the shareholder’s tax and/or financial advisor for assistance on how this may affect its individual situation.

If a SPAC Public Shareholder fails to receive notice of Chenghe’s offer to redeem its Public Shares in connection with the Business Combination, or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.

If, despite Chenghe’s compliance with the proxy rules, a SPAC Public Shareholder fails to receive the proxy materials, such shareholder may not become aware of the opportunity to redeem its shares. In addition, this proxy statement/prospectus being furnished to SPAC Public Shareholders in connection with the Business Combination describes the various procedures that must be complied with in order to validly redeem Public Shares. In the event that a shareholder fails to comply with these procedures, its shares may not be redeemed. Please see the section titled “Extraordinary General Meeting of SPAC Shareholders — Redemption Rights” for additional information on how to exercise your redemption rights.

Risks Related to the Post-Closing Company’s Securities

The price of Company Ordinary Shares may be volatile, and the value of Company Ordinary Shares may decline.

The Company cannot predict the prices at which Company Ordinary Shares will trade. The price of Company Ordinary Shares may not bear any relationship to the market price at which Company Ordinary Shares will trade after the Transactions or to any other established criteria of the value of its business and prospects, and the market price of Company Ordinary Shares following the Business Combination may fluctuate substantially and may be lower than the price agreed by Chenghe and the Company in connection with the Transactions. In addition, the trading price of SPAC Ordinary Shares following the Business Combination could be subject to fluctuations in response to various factors, some of which are beyond its control. These fluctuations could cause you to lose all or part of your investment in Company Ordinary Shares as you might be unable to sell these securities at or above the price you paid in the Transactions. Factors that could cause fluctuations in the trading price of Company Ordinary Shares include the following:

•        actual or anticipated fluctuations in its financial condition or results of operations;

•        variance in its financial performance from expectations of securities analysts;

•        changes in its projected operating and financial results;

•        changes in laws or regulations applicable to its business;

•        announcements by the Company or its competitors of significant business developments, acquisitions or new offerings;

•        sales of Company Ordinary Shares by the Company, its shareholders or its warrant holders, as well as the anticipation of lockup releases;

•        significant breaches of, disruptions to or other incidents involving its information technology systems or those of its business partners;

•        its involvement in litigation;

•        conditions or developments affecting the social consumer internet industry in the countries and regions where the Company operates its business;

•        changes in its senior management or key personnel;

•        the trading volume of its securities;

•        changes in the anticipated future size and growth rate of its markets;

•        publication of research reports or news stories about the Company, its competitors or its industry, or positive or negative recommendations or withdrawal of research coverage by securities analysts;

•        general economic and market conditions; and

•        other events or factors, including those resulting from war, incidents of terrorism, global pandemics or responses to these events.

Future sales of Company Ordinary Shares issued in connection with the Business Combination may cause the market price of Company Ordinary Shares to drop significantly.

After the completion of the Business Combination, Chenghe’s shareholders will own a smaller percentage of the Post-Closing Company than they currently own in Chenghe.

At the Closing, assuming the exercise of all issued and outstanding SPAC Warrants, the Company Shareholder, SPAC Public Shareholders, the Sponsor and its affiliates and the holders of SPAC Public Warrants are expected to hold approximately 95.67%, 2.29%, 0.87%, and 1.15% of the Company’s total share capital, respectively, assuming no redemptions, approximately 96.78%, 1.16%, 0.88% and 1.16% of the Company’s total share capital, respectively, assuming holders of 50% of the SPAC Public Shares exercise their redemption rights with respects to their Public Shares for a pro rata share of the funds in the Trust Account, and approximately 97.92%, 0%, 0.89% and 1.17% of the Company’s total issued and outstanding share capital, respectively, assuming holders of 100% of the SPAC Public Shares exercise their redemption rights with respects to their Public Shares for a pro rata share of the funds in the Trust Account so that following the redemption, (i) SPAC will be able to pay total liabilities in the amount of $3,877,764 as of June 30, 2024 from the Trust Account at the Closing; (ii) SPAC will be able to pay approximately $4.0 million of estimated transaction expenses incurred in connection with the Business Combination from the Trust Account at the Closing; and (iii) after the payment of liabilities and expenses set forth in (i) and (ii) above, SPAC will have U.S.$5,000,001 net tangible assets at the Closing as required by the Business Combination Agreement, which will be distributed immediately to the Company at the instruction of the Company, and used for working capital and general corporate purposes.

The Company, the Company Shareholder, the Sponsor and certain holders of SPAC Class B Ordinary Shares will be subject to the Lock-Up Agreement following the Closing. Pursuant to the Lock-Up Agreement, the Company Shareholder, the Sponsor and certain holders of SPAC Class B Ordinary Shares agreed that, during the applicable lock-up period, they will not, sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option, right or warrant to purchase or otherwise transfer, dispose of or agree to transfer or dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position or enter into any swap or other arrangement that transfers to another any of the economic consequences of ownership of certain Company Ordinary Shares held by the Company Shareholder, the Sponsor and holders of SPAC Class B Ordinary Shares, respectively. See the section of this proxy statement/prospectus titled “Summary of Proxy Statement/Prospectus — Agreements

Entered into in Connection with the Business Combination — Lock-Up Agreement.” Following the Closing, a total of 12,937,495 Company Ordinary Shares (assuming no redemptions), a total of 8,624,995 Company Ordinary Shares (assuming intermediate redemptions) and a total of 4,312,495 Company Ordinary Shares (assuming maximum redemptions) will immediately be freely tradeable. A total of 363,340,000 Company Ordinary Shares (assuming no redemptions) and a total of 363,340,000 Company Ordinary Shares (assuming intermediate redemptions) or a total of 363,340,000 Company Ordinary Shares (assuming maximum redemptions) held by the Company Shareholder, the Sponsor and its affiliates and the underwriters of the SPAC IPO will be freely tradeable after the applicable lock-up period. Concurrently with the entry into the Lock-Up Agreement at the Closing of the Business Combination, the Company, the Company Shareholder and the Sponsor will agree to waive the lock-up restrictions on 30,102,200 Company Class A Ordinary Shares to be received by the Company Shareholder, 2,785,000 Company Class A Ordinary Shares to be received by the Sponsor and 90,000 Company Class A Ordinary Shares to be received by the SPAC Key Holders, which will result in additional Company Ordinary Shares becoming freely tradeable at the Closing of Business Combination, and potentially downward pressure on the trading price of Company Ordinary Shares immediately after the Closing of Business Combination.

Further, at the Closing, the Sponsor and the Company Shareholder and certain of their respective affiliates, as applicable, will enter into a registration rights agreement with the Company, pursuant to which the Sponsor and the other parties thereto will have customary demand registration rights and piggy-back registration rights with respect to registration statements filed by the Company after the Closing. See the sections of this proxy statement/prospectus titled “Summary of Proxy Statement/Prospectus — Agreements Entered Into in Connection with the Business Combination — Registration Rights Agreement.”

Upon expiration of the applicable lock-up period and upon the effectiveness of any registration statement that the Company files pursuant to the above-referenced registration rights agreement, in a registered offering of securities pursuant to the Securities Act or otherwise in accordance with Rule 144 under the Securities Act (subject to the satisfaction of certain conditions), the Company Shareholder may sell large amounts of Company Ordinary Shares in the open market or in privately negotiated transactions, which could have the effect of increasing the volatility in the trading price of the Company Ordinary Shares or putting significant downward pressure on the price of the Company Ordinary Shares. The effective prices at which the Sponsor will have acquire the Post-Closing Company shares issued in respect of their SPAC Class B Ordinary Shares in connection with the Business Combination are generally substantially less than the SPAC IPO price. Consequently, after the lock-up period, these persons may have an incentive to sell their Company Ordinary Shares even if the trading price at that time is below the SPAC IPO price, which could cause downward pressure on the trading price of the Post-Closing Company shares. Further, sales of Company Ordinary Shares upon expiration of the applicable lockup period could encourage short sales by market participants. Generally, short selling means selling a security, contract or commodity not owned by the seller. The seller is committed to eventually purchase the financial instrument previously sold. Short sales are used to capitalize on an expected decline in the security’s price. Short sales of Company Ordinary Shares could have a tendency to depress the price of the Company Ordinary Shares, which could increase the potential for short sales.

It is difficult to predict the size of future issuances of Company Ordinary Shares or the effect, if any, that future issuances and sales of shares of Company Ordinary Shares will have on the market price of the Company Ordinary Shares. Sales of substantial amounts of Company Ordinary Shares (including those shares issued in connection with the Business Combination), or the perception that such sales could occur, may materially and adversely affect prevailing market prices of Company Ordinary Shares.

Sales of substantial amounts of the Company Class A Ordinary Shares by the Company Shareholder, or the perception that these sales could occur, could adversely affect the price of the Company Class A Ordinary Shares.

This proxy statement/prospectus also covers the resale by the Company Shareholder as described in the section entitled “Selling Shareholder” of up to 30,102,200 Company Class A Ordinary Shares to be received by it in the Business Combination. The sale by the Company Shareholder of a significant number of such Company Class A Ordinary Shares could have a material adverse effect on the market price of the Company Class A Ordinary Shares. In addition, the perception in the public markets that the Company Shareholder may sell all or a portion of such shares as a result of the registration of such shares for resale pursuant to this prospectus could also of itself have a material adverse effect on the market price of the Company Class A Ordinary Shares. We cannot predict the effect, if any, that market sales of those Company Class A Ordinary Shares or the availability of those Company Class A Ordinary Shares for sale will have on the market price of the Company Class A Ordinary Shares.

There can be no assurance that an active trading market for Company Ordinary Shares will develop or be sustained, or the Company will successfully obtain authorization for listing on the Stock Exchange.

The Company has not issued any securities in the U.S. markets or elsewhere nor has there been extensive information about it, its businesses, or its operations publicly available. Conditional approval of the Company Ordinary Shares for listing on the Stock Exchange is a closing condition under the Business Combination Agreement. If the Company does not successfully apply to list Company Ordinary Shares on the Stock Exchange, the Business Combination may not close. Best efforts will be made to cause Company Ordinary Shares to be approved for listing on the Stock Exchange. However, there can be no assurance that the Company will successfully obtain authorization for listing on the Stock Exchange. Specifically, the fact that the Company has a sole shareholder and the Company Ordinary Shares held by such shareholder will be subject to the Lock-Up Agreement (except for the shares that will be waived from such restrictions as discussed elsewhere in this proxy statement/prospectus) will make it less likely that the Company will satisfy the listing standards of the Stock Exchange. See “The Business Combination Agreement and Ancillary Documents — Ancillary Document — Lock-Up Agreement.”

Even if the Company is successfully listed on the Stock Exchange following the Business Combination, the price of Company Ordinary Shares may fluctuate significantly due to the market’s reaction to the Business Combination and general market and economic conditions. An active trading market for Company Ordinary Shares following the Business Combination may never develop or, if developed, may not be sustained. The price of Company Ordinary Shares after the Business Combination may vary due to general economic conditions and forecasts, its general business condition and the release of its financial reports. Additionally, if the Post-Closing Company’s securities are not listed on the Stock Exchange and are quoted on the OTC Bulletin Board (an inter-dealer automated quotation system for equity securities that is not a national securities exchange), the liquidity and price of Company Ordinary Shares may be more limited than if the Post-Closing Company was quoted or listed on the Stock Exchange or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.

If the Company does not meet the expectations of equity research analysts, if they do not publish research reports about its business or if they issue unfavorable commentary or downgrade Company Ordinary Shares, the price of Company Ordinary Shares could decline.

The trading market for Company Ordinary Shares will rely in part on the research reports that equity research analysts publish about the Company and its business. The analysts’ estimates are based upon their own opinions and are often different from the Company’s estimates or expectations. If the Company’s results of operations are below the estimates or expectations of equity research analysts and investors, the price of Company Ordinary Shares could decline. Moreover, the price of Company Ordinary Shares could decline if one or more equity research analysts downgrade Company Ordinary Shares or if those analysts issue other unfavorable commentary or cease publishing reports about the Company or its business.

The Company’s issuance of additional share capital in connection with financings, acquisitions, investments, an equity incentive plan or otherwise will dilute all other shareholders.

The Company expects to issue additional share capital in the future that will result in dilution to all other shareholders. The Company expects to grant equity awards to key employees under an equity incentive plan. The Company may also raise capital through equity financings in the future. As part of its business strategy, the Company may acquire or make investments in companies, solutions or technologies and issue equity securities to pay for any such acquisition or investment. Any such issuances of additional share capital may cause shareholders to experience significant dilution of their ownership interests and the per share value of Company Ordinary Shares to decline.

The Company does not have any definite timetable for the payment of any dividends, and as a result, your ability to achieve a return on your investment may depend on appreciation in the price of Company Ordinary Shares.

The Company does not have any definite timetable for the payment of any dividends, and any determination to pay dividends in the future will be at the discretion of its board of directors. Accordingly, you may need to rely on sales of Company Ordinary Shares after price appreciation, which may never occur, as the only way to realize any future gains on your investment.

Following the completion of the Business Combination, the Company Shareholder will control a significant percentage of our voting power and will be able to exert significant control over the direction of our business.

Following the Closing of the Business Combination, the Company Shareholder is expected to hold a total of 360,000,000 Company Ordinary Shares, including 312,720,720 Company Class A Ordinary Shares and 47,279,280 Company Class B Ordinary Shares. Pursuant to the A&R Company Listing Articles, the Company Class B Ordinary Shares will be entitled to ten (10) votes per share compared to one (1) vote per share of the Company Class A Ordinary Shares. As a result, it is expected that the Company Shareholder will hold over 50% of the outstanding voting power of the Company following the Closing of the Business Combination: (1) assuming no redemption of SPAC Public Shares and the exercise of all issued and outstanding SPAC Warrants, it is estimated that the Company Shareholder will hold approximately 95.67% of the total Company Ordinary Shares and control approximately 97.97% of the voting power of Company Ordinary Shares; (2) assuming the intermediate (50%) redemption of SPAC Public Shares and the exercise of all issued and outstanding SPAC Warrants, it is estimated that the Company Shareholder will hold approximately 96.78% of the total Company Ordinary Shares and control approximately 98.50% of the voting power of Company Ordinary Shares; and (3) assuming the maximum (100%) redemption of SPAC Public Shares and the exercise of all issued and outstanding SPAC Warrants, it is estimated that the Company Shareholder will hold approximately 97.92% of the total Company Ordinary Shares and control approximately 99.04% of the voting power of Company Ordinary Shares. Following the Closing of the Business Combination, public shareholders will only receive Company Class A Ordinary Shares.

Accordingly, for so long as the Company Shareholder continues to control a significant percentage of the voting power of Company Ordinary Shares, it will be able to significantly influence the composition of the Company Board and management and other matters requiring shareholder approval, including the election of director, amendment of organizational documents, and approval or major corporate transactions such as a change in control, merger, consolidation, or sale of assets. The concentration of ownership could also deprive you of an opportunity to receive a premium for your shares of Company Class A Ordinary Shares as part of a sale of us and ultimately might affect the market price of the Company Class A Ordinary Shares, in each case, post-Closing.

The Company Shareholder, a Cayman Islands company through its subsidiaries and consolidated entities, engages in the business of global integrated digital supply chain with focuses on international consumer products trading, with business operations in the PRC, Asia, the U.S., Europe and Australasia. The Company Shareholder is jointly controlled by certain investors which are related to the PRC. See “Beneficial Ownership of Company Ordinary Shares prior to the Business Combination.” The operations of the Company Shareholder and such investors of the Company Shareholder in the PRC are governed by PRC laws and regulations. The PRC government has significant oversight and discretion over the conduct of the Company Shareholder’s business in the PRC, and has the right to regulate the operations of such investors of the Company Shareholder in accordance with relevant laws and regulations, which may influence the Company Shareholder’s investment decision in the Company. Therefore, investors of the Company and its business face potential uncertainty from actions taken by the PRC government. Such actions could cause the value of the securities of the Company to significantly decline or be worthless.

Because the Post-Closing Company will be a “controlled company” within the meaning of the Stock Exchange Listing Rules, the Post-Closing Company stockholders may not have certain corporate governance protections that are available to stockholders of companies that are not controlled companies.

So long as more than 50% of the voting power for the election of directors of the Company is held by an individual, a group or another company, the Company will qualify as a “controlled company” within the meaning of the corporate governance standards under the Stock Exchange Listing Rules. It is expected that the Company Shareholder will hold a total of 360,000,000 Company Ordinary Shares, including 312,720,720 Company Class A Ordinary Shares and 47,279,280 Company Class B Ordinary Shares, representing over 50% of the outstanding voting power of the Company following the Closing of the Business Combination: (1) assuming no redemption of SPAC Public Shares and the exercise of all issued and outstanding SPAC Warrants, it is estimated that the Company Shareholder will hold approximately 95.67% of the total Company Ordinary Shares and control approximately 97.97% of the voting power of Company Ordinary Shares; (2) assuming the intermediate (50%) redemption of SPAC Public Shares and the exercise of all issued and outstanding SPAC Warrants, it is estimated that the Company Shareholder will hold approximately 96.78% of the total Company Ordinary Shares and control approximately 98.50% of the voting power of Company Ordinary Shares; and (3) assuming the maximum (100%) redemption of SPAC Public Shares and the exercise of all issued and outstanding SPAC Warrants, it is estimated that the Company Shareholder will hold approximately 97.92% of the total Company Ordinary Shares and control approximately 99.04% of the voting power of Company Ordinary Shares. As a result, the Post-Closing Company will be a “controlled company” within the meaning of the corporate governance standards under the Stock Exchange Listing Rules and will not be subject to the requirements of the applicable exchange that would otherwise require us to have: (i) a majority of independent directors; (ii) a nominating committee comprised solely of independent directors; and (iii) a compensation committee comprised solely of independent directors. Although the Company does not intend to do so immediately following the consummation of the Business Combination, the Company may elect to rely on one or more of the exemptions to certain corporate governance requirements so long as it remains a “controlled company.” Accordingly, holders of Company Ordinary Shares will not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the Stock Exchange. In the event that the Post-Closing Company ceases to be a “controlled company” and its shares continue to be listed on the Stock Exchange, the Company will be required to comply with these provisions within the applicable transition periods.

The Company is an “emerging growth company,” and the Company cannot be certain if the reduced reporting and disclosure requirements applicable to emerging growth companies will make Company Ordinary Shares less attractive to investors.

The Company is an “emerging growth company,” as defined in the JOBS Act, and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

The Post-Closing Company will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of the date of its first sale of common equity securities pursuant to an effective registration statement, (b) in which the Post-Closing Company has total annual gross revenue of at least $1.235 billion, or (c) in which the Post-Closing Company is deemed to be a large accelerated filer, which means the market value of the Post-Closing Company’s common equity that is held by non-affiliates exceeds $700 million as of the last Business Day of its most recently completed second fiscal quarter; and (ii) the date on which the Post-Closing Company has issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

The Company cannot predict if investors will find Company Ordinary Shares less attractive because the Company relies on these exemptions. If some investors find Company Ordinary Shares less attractive as a result, there may be a less active trading market for Company Ordinary Shares, and the price of Company Ordinary Shares may be more volatile.

The Company will be a foreign private issuer, and as a result, the Company will not be subject to U.S. proxy rules and will be subject to Exchange Act reporting obligations that, to some extent, are more lenient and less frequent than those of a U.S. domestic public company.

Upon the closing of the Transactions, the Company will report under the Exchange Act as a non-U.S. company with foreign private issuer status. Because the Company qualifies as a foreign private issuer under the Exchange Act, the Company is exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including, among others, (1) the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act, (2) the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time, and (3) the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information. In addition, foreign private issuers are not required to file their annual report on Form 20-F until 120 days after the end of each fiscal year, while U.S. domestic issuers that are accelerated filers are required to file their annual report on Form 10-K within 75 days after the end of each fiscal year, and U.S. domestic issuers that are large accelerated filers are required to file their annual report on Form 10-K within 60 days after the end of each fiscal year. As a result of all of the above, you may not have the same protections afforded to shareholders of a company that is not a foreign private issuer.

Chenghe’s Warrant Agreement, which will be amended and restated pursuant to an A&R Warrant Agreement upon the Closing, designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of the warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with the Company in connection with such warrants.

In connection with the Closing, Chenghe, the Company and Continental Stock Transfer & Trust Company will enter into the A&R Warrant Agreement, pursuant to which, among other things, the Warrant Agreement will be amended to cause each SPAC Warrant to represent the right to receive, from the Closing, a warrant to purchase one Company Class A Ordinary Share, on the terms and subject to the conditions set forth therein. All warrants of Chenghe under the Warrant Agreement will no longer be exercisable for SPAC Class A Ordinary Shares, but instead will be exercisable for Company Ordinary Shares.

The Warrant Agreement provides that, subject to applicable law, (i) any action, proceeding or claim against Chenghe arising out of or relating in any way to the Warrant Agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and (ii) that Chenghe irrevocably submits to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. Chenghe has waived any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Notwithstanding the foregoing, these provisions of the Warrant Agreement will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any of Chenghe’s warrants shall be deemed to have notice of and to have consented to the forum provisions in the Warrant Agreement. If any action, the subject matter of which is within the scope the forum provisions of the Warrant Agreement, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of Chenghe’s warrants, such warrant holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts within the State of New York or the United States District Court for the Southern District of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.

In addition, the exclusive forum provisions of the foregoing paragraph will apply to suit, action, proceeding or claim against Chenghe arising out of or relating and under the Securities Act. We note, however, that there is uncertainty as to whether a court would enforce such a provision and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Section 22 of the Securities Act creates concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.

Since the provisions of the Warrant Agreement will continue to apply unless amended by the A&R Warrant Agreement after the Closing and the conversion of each SPAC Warrant into a Company Warrant at the Closing, and since the choice-of-forum and related provisions would not be amended by the A&R Warrant Agreement, the choice-of-forum provision will continue to limit a warrant holder’s ability after the Closing to bring a claim in a judicial forum that it finds favorable for disputes with the Company, which may discourage such lawsuits. Alternatively, if a court were to find this provision of the Warrant Agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, the Company may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect its business, financial condition and results of operations and result in a diversion of the time and resources of the Company’s management and board of directors.

The Company may redeem unexpired warrants prior to their exercise at a time that is disadvantageous to warrant holders, thereby making their warrants worthless, and exercise of a significant number of Company Warrants could adversely affect the market price of Company Ordinary Shares.

Under the Warrant Agreement, SPAC has, and pursuant to the A&R Warrant Agreement to be entered into upon Closing, the Company will have the ability to redeem outstanding warrants at any time after they become exercisable, at a price of $0.01 per warrant and upon a minimum of 30 days’ prior written notice of redemption provided that the reported closing price of SPAC Class A Ordinary Shares (or as the case may be, Company Ordinary Shares) meets the condition as discussed in more details in the section titled “Description of Securities of Chenghe — SPAC Warrants — SPAC Public Warrants.”

The trading price of the Company’s securities may fluctuate following the Closing, and can vary due to general economic conditions and forecasts, our general business condition and the release of our financial reports.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force the holders thereof to: (1) exercise the warrants and pay the exercise price therefor at a time when it may be disadvantageous for the warrant holders to do so; (2) sell the warrants at then-current market price when the warrant holders might otherwise wish to hold the warrants; or (3) accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of the warrants. In the event that the Company elects to redeem all of the outstanding warrants, it would only be required to have the notice of redemption mailed by first class mail, postage prepaid, by us not less than thirty (30) days prior to the redemption date to the registered holders of the outstanding warrants to be redeemed at their last addresses as they shall appear on the registration books.

The Company may amend the terms of the warrants in a manner that may be adverse to holders of the warrants with the approval by the holders of at least 50% of the then outstanding warrants, or for amendments necessary for the warrants to be classified as equity. As a result, the exercise price of Company Warrants could be increased, the exercise period could be shortened and the number of Company Ordinary Shares purchasable upon exercise of a Company Warrant could be decreased, all without approval of warrant holder.

The Warrant Agreement (to be amended by the A&R Warrant Agreement upon Closing) provides that the terms of the warrants may be amended without the consent of any shareholder or warrant holder to cure any ambiguity or correct any defective provision or to make any amendments that are necessary in the good faith determination of the company’s board of directors (taking into account then existing market precedents) to allow for the warrants to be classified as equity in the company’s financial statements, but otherwise requires the approval by the holders of at least 50% of the then outstanding warrants to make any change that adversely affects the interests of the registered holders of the warrants. Accordingly, the company may amend the terms of the warrants (i) in a manner adverse to a holder of the warrants if holders of at least 50% of the then outstanding warrants approve of such amendment or (ii) to the extent necessary for the warrants in the good faith determination of the company’s board of directors (taking into account then existing market precedents) to allow for the warrants to be classified as equity in the company’s financial statements without the consent of any shareholder or warrant holder. Although the company’s ability to amend the terms of the warrants with the consent of at least 50% of the then outstanding warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, convert the warrants into cash or shares, shorten the exercise period or decrease the number of Company Ordinary Shares purchasable upon exercise of a warrant.

As the Company is a “foreign private issuer” and intends to follow certain home country corporate governance practices, its shareholders may not have the same protections afforded to shareholders of companies that are subject to all corporate governance requirements of the Stock Exchange.

As a foreign private issuer, the Company has the option to follow Cayman Islands law rather than those of the Stock Exchange for certain governance matters, provided that the Company discloses the requirements the Company is not following and describe the home country practices the Company is following. Certain corporate governance practices in the Cayman Islands may differ significantly from corporate governance listing standards, except for general fiduciary duties and duties of care. If the Company chooses to follow home country practices in the future, its shareholders may be afforded less protection than they otherwise would have under corporate governance listing standards applicable to U.S. domestic issuers.

The Company may lose its foreign private issuer status in the future, which could result in significant additional costs and expenses.

As discussed above, the Company is a foreign private issuer, and therefore, the Company is not required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act. The determination of foreign private issuer status is made annually on the last Business Day of an issuer’s most recently completed second fiscal quarter. In the future, the Company would lose its foreign private issuer status if (1) more than 50% of its outstanding voting securities are owned by U.S. residents and (2) a majority of its directors or executive officers are U.S. citizens or residents, a majority of its assets are located in the U.S., or its business is administered principally in the U.S. If the Company loses its foreign private issuer status, the Company will be required to file with the SEC periodic reports and registration statements on U.S. domestic issuer forms, which are more detailed and extensive than the forms available to a foreign private issuer. The Company will also have to mandatorily comply with U.S. federal proxy requirements, and its officers, directors and principal shareholders will become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. In addition, the Company will lose its ability to rely upon exemptions from certain corporate governance requirements under the Stock Exchange Listing Rules. A U.S.-listed public company that is not a foreign private issuer will incur significant additional legal, accounting and other expenses that a foreign private issuer will not incur.

The Company does not intend to make any determinations on whether the Company or its subsidiaries are CFCs for U.S. federal income tax purposes.

The Company does not intend to make any determinations on whether the Company or any of its subsidiaries are treated as “controlled foreign corporations” within the meaning of Section 957(a) of the Code (“CFCs”), or whether any U.S. Holder (as defined below in the section titled “Material U.S. Federal Income Tax Considerations”) of Company Ordinary Shares is treated as a “United States shareholder” within the meaning of Section 951(b) of the Code with respect to the Company or any of its subsidiaries. U.S. Holders of Company Ordinary Shares should consult their tax advisors regarding the potential application of these rules to their particular circumstances.

If the Company or any of its subsidiaries is characterized as a passive foreign investment company, or PFIC, for U.S. federal income tax purposes, U.S. Holders may suffer adverse U.S. federal income tax consequences.

As described in more detail under the section titled “Material U.S. Federal Income Tax Considerations,” a non-U.S. corporation generally will be treated as a PFIC for U.S. federal income tax purposes if either (1) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income or (2) at least 50% of the value of its assets in a taxable year (generally determined based on fair market value and averaged quarterly over the year), including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income.

As of the date hereof, the Company has not made a determination as to its PFIC status for its current taxable year or any other taxable year. Whether the Company or any of its subsidiaries is a PFIC for any taxable year is a factual determination that depends on, among other things, the composition of its income and assets, its market value and the market value of its subsidiaries’ shares and assets (including the Company and SPAC). Changes in the Company’s composition, the composition of its income or the composition of any of its subsidiaries’ assets may cause the Company or one or more of its subsidiaries to be or become a PFIC for the current or subsequent taxable years. Whether the Company is treated as a PFIC for U.S. federal income tax purposes is a factual determination that must be made annually at the close of each taxable year and, thus, is subject to significant uncertainty. In addition, none of SPAC’s or the Company’s respective U.S. counsel expresses any opinion with respect to the Company’s PFIC status for any taxable year. Nonetheless, the Company will endeavor to determine its PFIC status for each taxable year ending on or after the Merger and to make such PFIC status determinations (as well as certain other information for purposes of compliance with the PFIC rules) available to U.S. Holders as described further under the section titled “Material U.S. Federal Income Tax Considerations.”

If the Company or any of its subsidiaries is a PFIC for any taxable year, a U.S. Holder of Company Ordinary Shares may be subject to adverse tax consequences and may incur certain information reporting obligations. U.S. Holders of Company Ordinary Shares are strongly encouraged to consult their own advisors regarding the potential application of these rules to the Company and its subsidiaries and the ownership of Company Ordinary Shares.

The Merger may not qualify as a reorganization under Section 368(a) of the Code, in which case U.S. Holders of SPAC securities generally would recognize gain or loss for U.S. federal income tax purposes.

It is intended that the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder. To the extent U.S. reporting is required, the parties intend to report the Merger in a manner consistent with the such treatment. However, legal counsel to SPAC on U.S. federal income tax matters is not able to render an opinion that the Merger will qualify as a reorganization under Section 368(a) of the Code because there are significant factual and legal uncertainties as to whether the Merger will so qualify. Moreover, qualification of the Merger as a reorganization under Section 368(a) of the Code is based on certain facts that will not be known until or following the closing of the Merger, and the closing of the Merger is not conditioned upon the receipt of an opinion of counsel that the Merger qualifies as a reorganization under Section 368(a) of the Code, and neither SPAC nor the Company intends to request a ruling from the IRS regarding the U.S. federal income tax treatment of the Merger.

There are many requirements that must be satisfied in order for the Merger to qualify as a reorganization under Section 368(a) of the Code, some of which are based upon factual determinations, and the qualification as a reorganization under Section 368(a) of the Code could be adversely affected by events or actions that occur or are taken after the Merger. One such requirement, among others, for the Merger to qualify as a reorganization under Section 368(a) of the Code is that the acquiring corporation, either directly or indirectly through certain controlled corporations, either continue a significant line of the acquired corporation’s historic business or use a significant portion of the acquired corporation’s historic business assets in a business, in each case, within the meaning of Treasury Regulations Section 1.368-1(d). However, due to the absence of guidance bearing directly on how the above rules apply in the case of an acquisition of a corporation with no active business and only investment-type assets, such as SPAC, we cannot provide guidance on whether the Merger qualifies as a reorganization under Section 368(a) of the Code. In addition, the treatment of the Merger as a reorganization depends on whether sufficient shareholders of SPAC exchange their SPAC Ordinary Shares for Company Ordinary Shares rather than redeem such SPAC Ordinary Shares for cash. If a significant number of shareholders of SPAC decide to redeem their SPAC Ordinary Shares, the “continuity of business enterprise” requirement that is necessary to qualify as a reorganization under Section 368(a) of the Code may not be satisfied and the requirement that SPAC retain “substantially all” of its assets to qualify as a reorganization under Section 368(a)(2)(E) of the Code may not be satisfied. In addition, a separate “continuity of interest” requirement may also not be met in such a case. Accordingly, no assurance can be given that the IRS will not challenge the Intended Tax Treatment or that a court will not sustain a challenge by the IRS.

If the Merger does not meet the requirements to qualify as a reorganization under Section 368(a) of the Code, then a U.S. Holder of SPAC securities generally would recognize gain or loss in an amount equal to the difference, if any, between the fair market value of Company Ordinary Shares and Company Warrants received in the Merger over such U.S. Holder’s aggregate adjusted tax basis in the corresponding SPAC Ordinary Shares and SPAC Warrants surrendered by such U.S. Holder in the Merger.

Additionally, even if the Merger qualifies as a reorganization under Section 368(a) of the Code, proposed Treasury Regulations promulgated under Section 1291(f) of the Code (which have a retroactive effective date) generally require that, unless certain elections have been made by a U.S. Holder, a U.S. Holder who disposes of stock of a PFIC must recognize gain equal to the excess of the fair market value of such PFIC stock over its adjusted tax basis, notwithstanding any other provision of the Code. Given the anticipated structure of the Merger, the startup exception (as discussed below in the section titled “Material U.S. Federal Income Tax Considerations”) is not expected to apply to SPAC and consequently SPAC is expected to have been and to continue to be classified as a PFIC for U.S. federal income tax purposes for the taxable year which includes the Merger. If SPAC is classified as a PFIC, these proposed Treasury Regulations, if finalized in their current form, would generally require a U.S. Holder of SPAC securities to recognize gain under the PFIC rules on the exchange of SPAC securities for Company securities pursuant to the Merger unless such U.S. Holder has made certain tax elections with respect to such U.S. Holder’s SPAC Ordinary Shares (and then only if the Merger qualifies as a reorganization as described above). Any gain recognized from the application of the PFIC rules would be taxable income with no corresponding receipt of cash. The tax on any such gain would be imposed at the rate applicable to ordinary income (rather than capital gain) and an interest charge would apply based on complex rules designed to offset the tax deferral to such U.S. Holder on the undistributed earnings, if any, of SPAC. It is unclear at this time whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code may be adopted or how any such Treasury Regulations would apply.

For a detailed discussion of the material U.S. federal income tax considerations of the Merger for U.S. Holders of SPAC Ordinary Shares that do not exercise their redemption rights, see the section titled “Material U.S. Federal Income Tax Considerations.” U.S. Holders of SPAC securities should consult their own tax advisors regarding the tax consequences if the Merger does not qualify as a reorganization under Section 368(a) of the Code and if the PFIC rules apply to their specific situations in connection with the Merger.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained in this proxy statement/prospectus constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. Forward-looking statements reflect SPAC’s or the Company’s current views, as applicable, with respect to, among other things, their respective capital resources, performance and results of operations. Likewise, all of the Company’s statements regarding anticipated growth in operations, anticipated market conditions, demographics, reserves and results of operations are forward-looking statements. In some cases, you can identify these forward-looking statements by the use of terminology such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “scheduled,” “forecasts,” “estimates,” “anticipates” or the negative version of these words or other comparable words or phrases.

The forward-looking statements contained in this proxy statement/prospectus reflect SPAC’s, the Company’s s current views, as applicable, about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause actual results to differ significantly from those expressed in any forward-looking statement. None of SPAC or the Company guarantees that the transactions and events described will happen as described (or that they will happen at all). The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:

•        possible delays in closing the Business Combination, whether due to the inability to obtain SPAC Shareholder Approval, or failure to satisfy any of the conditions to closing the Business Combination, as set forth in the Business Combination Agreement;

•        the inability of the Business Combination, or an alternate business combination, to be completed by the SPAC Termination Date, and the potential failure of SPAC to obtain an extension of the SPAC Termination Date if sought by SPAC;

•        any waivers of the conditions to Closing as may be permitted in the Business Combination Agreement;

•        general economic uncertainty;

•        expectations regarding the Company’s strategies and future financial performance, including the Company’s future business plans or objectives, prospective performance and opportunities and competitors, revenues, ability to raise capital, customer acquisition and retention, products and services, pricing, marketing plans, operating expenses, market trends, liquidity, cash flows and uses of cash, capital expenditures, and the Company’s ability to invest in growth initiatives and pursue acquisition opportunities;

•        the risk that the proposed Business Combination disrupts current plans and operations of the Company as a result of the announcement and consummation of the Business Combination;

•        the ability to recognize the anticipated benefits of the Business Combination;

•        unexpected costs related to the proposed Business Combination;

•        the amount of any redemptions by the existing holders of SPAC Class A Ordinary Shares being greater than expected;

•        the Company’s ability to obtain or maintain the listing of Company Ordinary Shares on the Stock Exchange or any other national stock exchange following the Business Combination;

•        potential disruption in the Company’s employee retention as a result of the Business Combination;

•        potential litigation, governmental or regulatory proceedings, investigations or inquiries involving SPAC or the Company, including in relation to the Business Combination;

•        international, national or local economic, social or political conditions that could adversely affect the companies and their business;

•        the effectiveness of the Company’s internal controls and its corporate policies and procedures;

•        changes in personnel and availability of qualified personnel;

•        environmental uncertainties and risks related to adverse weather conditions and natural disasters;

•        the volatility of the market price and liquidity of SPAC Public Units, SPAC Class A Ordinary Shares and SPAC Public Warrants;

•        potential write-downs, write-offs, restructuring and impairment or other charges required to be taken by the Company subsequent to the Business Combination;

•        the possibility that the SPAC Board’s valuation of the Company was inaccurate, including the failure of SPAC’s diligence review to identify all material risks associated with the Business Combination;

•        the limited experience of certain members of the Company’s management team in operating a public company in the United States;

•        the volatility of the market price and liquidity of Company Ordinary Shares and Company Warrants;

•        a failure to achieve anticipated benefits of acquisitions or the need to dispose of non-core assets for less than their carrying value on the financial statements as a result of weak market conditions;

•        global political events that affect commodity prices;

•        the risk that the Company’s properties may be subject to actions and opposition by non-governmental agencies;

•        a failure by the Company to obtain the Regulatory Authorizations it needs for general operating activities or compliance for decommissioning;

•        the geographical concentration of the Company’s assets;

•        changes to current, or implementation of additional, regulations applicable to the Company’s operations;

•        a failure to secure the services and equipment necessary for the Company’s operations for the expected price, on the expected timeline, or at all;

•        seasonal weather conditions that may cause operational delays;

•        changes to applicable tax laws or government incentive programs;

•        defects in the title or rights in relation to the Company’s properties;

•        risk management activities that expose the Company to the risk of financial loss and counter-party risk;

•        the occurrence of an uninsurable event;

•        an inability to recruit and retain a skilled workforce and key personnel;

•        the potential physical effects of climate change on the Company’s production and costs;

•        any breaches of the Company’s cyber-security and loss of, or unauthorized access to, data;

•        changes to applicable tax laws and regulations or exposure to additional tax liabilities;

•        the significant increased expenses and administrative burdens that the Company will incur as a public company;

•        internal control weaknesses and any misstatements of financial statements or the Company’s inability to meet periodic reporting obligations;

•        foreign currency and interest rate fluctuations; and

•        failure to comply with anticorruption, economic sanctions, and anti-money laundering laws.

Additionally, statements relating to “reserves” are deemed to be forward-looking statements, as they involve the implied assessment, based on certain estimates and assumptions, that the reserves described exist in the quantities predicted or estimated and can be profitably produced in the future.

Forward-looking statements regarding expected ownership of Company Ordinary Shares by existing SPAC Shareholders and Company Shareholder following the Business Combination have been calculated based on each of SPAC’s and the Company’s outstanding share capital, each as of the date of this proxy statement/prospectus. Forward-looking statements representing post-closing expectations are inherently uncertain. There can be no assurance that the forward-looking statements will prove to be accurate and reliance should not be placed on these estimates in deciding how to vote on the SPAC Shareholder Proposals.

The forward-looking statements contained herein are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by the forward-looking statements. For a further discussion of the risks and other factors that could cause SPAC’s, the Company’s future results, performance or transactions to differ significantly from those expressed in any forward-looking statements, please see the section entitled “Risk Factors.” There may be additional risks that SPAC, the Company does not presently know or that SPAC and/or the Company currently believes are immaterial, that could also cause actual results to differ from those contained in the forward-looking statements. Should one or more of these risks or uncertainties materialize, or should any of the assumptions made in making these forward-looking statements prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. While such forward-looking statements reflect SPAC’s and the Company’s good faith beliefs, as applicable, they are not guarantees of future performance. SPAC and the Company disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes after the date of this proxy statement/prospectus, except as required by applicable law. You should not place undue reliance on any forward-looking statements, which are based only on information currently available to SPAC and the Company, as applicable.

EXTRAORDINARY GENERAL MEETING OF SPAC SHAREHOLDERS

Overview

SPAC is furnishing this proxy statement/prospectus to its shareholders as part of the solicitation of proxies by the SPAC Board for use at the SPAC Shareholders’ Meeting to be held on            , 2025, and at any adjournment or postponement thereof. This proxy statement/prospectus provides SPAC Shareholders with information they need to know to be able to vote or instruct their vote to be cast at the SPAC Shareholders’ Meeting.

Date, Time and Place of SPAC Shareholders’ Meeting

The SPAC Shareholders’ Meeting will be held at            and virtually on            , 2025, at            Eastern Time at            , pursuant to the procedures described in this proxy statement/prospectus, or such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the SPAC Shareholder Proposals.

Attending the SPAC Shareholders’ Meeting

All SPAC Shareholders as of the Record Date, or their duly appointed proxies, may attend the SPAC Shareholders’ Meeting virtually. If you were a SPAC Shareholder as of the close of business on            , 2025, you may attend the SPAC Shareholders’ Meeting. SPAC Shareholders do not need to attend the SPAC Shareholders’ Meeting to vote their shares. For information on how to vote your SPAC Ordinary Shares, please see the subsection entitled “— Voting Your Shares.”

If you are a record holder, and you wish to attend the SPAC Shareholders’ Meeting virtually, go to            , enter the control number you received on your proxy card or notice of the meeting and click on the “Click here to register for the online meeting” link at the top of the page. Immediately prior to the start of the SPAC Shareholders’ Meeting, you will need to log back into the meeting site using your control number on your proxy card.

If you hold your SPAC Ordinary Shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you must instruct your broker or bank on how to vote the shares you beneficially own or, if you wish to attend the SPAC Shareholders’ Meeting, you must obtain a legal proxy from the shareholder of record and email a copy (a legible photograph is sufficient) of your proxy to proxy@continentalstock.com no later than 72 hours prior to the SPAC Shareholders’ Meeting. Holders should contact their bank, broker or other nominee for instructions regarding obtaining a legal proxy. Holders who email a valid legal proxy will be issued a meeting control number that will allow them to register to attend and participate in the SPAC Shareholders’ Meeting virtually. You will receive an email prior to the meeting with a link and instructions for entering the SPAC Shareholders’ Meeting. “Street” name holders should contact Continental Stock Transfer & Trust Company on or before            , 2025.

Shareholders will also have the option to listen to the SPAC Shareholders’ Meeting by telephone by calling:

•        within the U.S. and Canada: +1            (toll-free)

•        outside of the U.S. and Canada: +1            (standard rates apply)

The conference ID is            . You will not be able to vote or submit questions, unless you register for and log in to the SPAC Shareholders’ Meeting webcast as described above.

Purpose of the SPAC Shareholders’ Meeting

At the SPAC Shareholders’ Meeting, SPAC is asking SPAC Shareholders to vote on the following proposals:

•        Proposal No. 1 — The Business Combination Proposal — to consider and vote upon, as an ordinary resolution, a proposal to approve and adopt the business combination agreement dated as of September 16, 2024 (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among Chenghe, Polibeli Group Ltd, a Cayman Islands exempted company with limited liability (the “Company”) and Polibeli Merger One Limited, a Cayman Islands exempted company with limited liability and a direct wholly owned subsidiary of the Company (“Merger Sub” and together with the Company, the “Company Parties”), and approve the transactions contemplated thereby, pursuant to which, among other things, Merger Sub shall be merged with and into Chenghe with Chenghe being the surviving company and as a direct, wholly owned subsidiary of the Company (the “Merger” or “Business Combination”). The Business Combination and other transactions contemplated by the Business Combination Agreement are referred to as the “Transactions.” A copy of the Business Combination Agreement is attached as Annex A to the accompanying proxy statement/prospectus and a copy of the Plan of Merger is attached as Annex A-1 to this proxy statement/prospectus;

•        Proposal No. 2 — The Merger Proposal — to consider and vote upon, as a special resolution, a proposal to approve and adopt the plan of merger to be filed with the Registrar of Companies of the Cayman Islands (the “Plan of Merger”) and approve the transactions contemplated thereby, including, without limitation the Merger. A copy of the Plan of Merger is attached as Annex A-1 to this proxy statement/prospectus; and

•        Proposal No. 3 — The Adjournment Proposal — to consider and vote upon, as an ordinary resolution, a proposal to adjourn the Extraordinary General Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Extraordinary General Meeting, there are not sufficient votes to approve one or more proposals presented to the shareholders for vote.

Recommendation to Shareholders

The SPAC Board has determined that each of the SPAC Shareholder Proposals is fair to and in the best interest of SPAC and its shareholders and recommended that SPAC Shareholders vote “FOR” each of the Business Combination Proposal and the Merger Proposal and “FOR” the Adjournment Proposal, if presented.

In considering the recommendation of the SPAC Board to vote in favor of the Business Combination, shareholders should be aware that, the Sponsor, SPAC’s directors and officers have interests in the Business Combination that are different from, or in addition to, those of other SPAC Shareholders generally, which could cause them to benefit from and incentivize them to pursue a business combination with a less favorable target company or on terms less favorable to non-redeeming shareholders rather than liquidate, subject always to their fiduciary duties under Cayman Islands law. SPAC’s directors were aware of and considered these interests, among other matters, in evaluating the Business Combination and did not believe that such interests would preclude them from approving the Business Combination or from recommending the Business Combination to SPAC Shareholders, considering that these interests would be disclosed in this proxy statement/prospectus. SPAC Shareholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things:

•        the fact that the Sponsor paid an aggregate of $25,000 for 2,875,000 SPAC Class B Ordinary Shares, which will have a significantly higher value at the time of the Business Combination but will become worthless if a business combination is not consummated by the Deadline;

•        the fact that the Sponsor paid an aggregate of approximately $2,668,750 for its 266,875 SPAC Private Placement Units and that the SPAC Private Placement Warrants underlying such units will expire worthless if a business combination is not consummated by the Deadline;

•        the fact that the Sponsor is anticipated to hold 0.85% of issued and outstanding shares of the Company immediately following the Business Combination (assuming no redemptions of holders of SPAC Class A Ordinary Shares and the exercise of SPAC Private Placement Warrants);

•        the fact that given the differential in the purchase price that the Sponsor paid for the SPAC Class B Ordinary Shares as compared to the price of the SPAC Class A Ordinary Shares and SPAC Public Warrants and the substantial number of SPAC Class A Ordinary Shares that the Sponsor will receive upon conversion of the SPAC Class B Ordinary Shares, separation of the SPAC Private Placement Units, and (as applicable) the exercise of the SPAC Private Placement Warrants, the Sponsor can earn a positive return on their investment, even if holders of SPAC Class A Ordinary Shares have a negative return on their investment;

•        the fact that the Sponsor has agreed not to redeem any SPAC Ordinary Shares held by it in connection with the shareholder vote to approve a proposed initial business combination pursuant to the SPAC IPO Letter Agreement;

•        the fact that the Sponsor will lose its entire investment in SPAC if an initial business combination is not consummated by the Deadline Date. The Sponsor, SPAC’s directors and officers, and their respective affiliates have not incurred any out-of-pocket fees and expenses in relation to the initial business combination since the SPAC IPO, except that, on February 29, 2024, SPAC issued the Sponsor Note to the Sponsor, for a principal amount of up to $300,000. As of June 10, 2024, SPAC had borrowed $186,896 under the Sponsor Note. At the closing date of the SPAC IPO, SPAC repaid $206,896 to the Sponsor;

•        the fact that the Sponsor has agreed to waive its rights to liquidating distributions from the Trust Account with respect to SPAC Class B Ordinary Shares held by it if SPAC fails to complete an initial business combination by the Deadline;

•        the fact that the Sponsor, SPAC’s directors and officers, and their respective affiliates are entitled to reimbursement of reasonable out-of-pocket expenses incurred by them in connection with certain activities on SPAC’s behalf, such as identifying and investing possible business targets and business combinations. However, if SPAC fails to consummate a business combination within the required period, they will not have any claim against the Trust Account for reimbursement. Accordingly, SPAC may not be able to reimburse these expenses if the Business Combination or another business combination is not completed by the Deadline;

•        the right of the Sponsor to hold the Company Ordinary Shares and Company Warrants following the Business Combination, subject to certain lock-up periods;

•        in the event of the liquidation of the Trust Account upon the failure of SPAC to consummate a business combination by the Deadline, the Sponsor has agreed to indemnify SPAC to ensure that the proceeds in the Trust Account are not reduced below $10.00 per SPAC Class A Ordinary Share, or such lesser per-Public Share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which SPAC has entered into a written letter of intent, confidentiality or other similar agreement or claims of any third party (other than its independent public accountants) for services rendered or products sold to SPAC, provided that such indemnification will not apply to any claims by a third party that executed a waiver of any and all rights to seek access to the Trust Account, nor will it apply to any claims under indemnity of the underwriters of the SPAC IPO against certain liabilities, including liabilities under the Securities Act;

•        the Sponsor (including its representatives and affiliates) and SPAC’s officers and directors are, or in the future may become, affiliated with entities that are engaged in similar business to SPAC. For example, the Sponsor is controlled by Mr. Richard Qi Li, who is the owner of Chenghe Group, founder and director of Chenghe Capital Management Limited and also served as a director and the chief executive officer of HH&L Acquisition Co., a NYSE-listed special purpose acquisition company, and served as chairman of the board of Chenghe Acquisition Co., a Nasdaq-listed special purpose acquisition company, and currently serves as the chairman of the advisory board of Chenghe Acquisition I Co. The chairman of SPAC Board and the chief executive officer of the SPAC, Dr. Shibin Wang, served as chief executive officer of Chenghe Acquisition Co and as the chairman of the board of Chenghe Acquisition I Co. The Sponsor and SPAC’s officers and directors are not prohibited from sponsoring, or otherwise becoming involved with, another blank check company prior to SPAC completing its initial business combination. SPAC’s officers and directors may become aware of business opportunities which may be appropriate for presentation to SPAC, and the other entities to which they owe certain fiduciary or contractual duties. Accordingly, they may have had conflicts of interest in determining to which entity a particular business opportunity should be presented. These conflicts may not be resolved in SPAC’s favor and such potential business opportunities may be presented to other entities prior to their presentation to SPAC, subject to applicable fiduciary duties under Cayman Islands law. SPAC MAA provide that SPAC renounces its interest in any corporate opportunity offered to any officer or director of SPAC. This waiver allows SPAC’s officers and directors to allocate opportunities based on a combination of the objectives and fundraising needs of the target, as well as the investment objectives of the entity. SPAC does not believe that the waiver of the corporate opportunities doctrine otherwise had a material impact on its search for an acquisition target;

•        the fact that SPAC’s officers and directors have not received any cash compensation;

•        the fact that the Business Combination Agreement provides for the continued indemnification of SPAC’s existing directors and officers and the continuation of the directors’ and officers’ liability insurance after the Business Combination; and

•        the fact that SPAC has entered into a registration rights agreement with the Sponsor, which provides for customary registration rights to it and its permitted transferees.

Vote of SPAC’s Sponsor

Pursuant to the SPAC IPO Letter Agreement, each of the Sponsor and SPAC’s then directors, officers and advisors agreed to vote any SPAC Ordinary Shares, including the Founder Shares, owned by them in favor of an initial business combination of SPAC. Each has also waived any redemption rights, including with respect to SPAC Class A Ordinary Shares purchased in SPAC IPO or in the aftermarket, in connection with the Business Combination. The SPAC Class B Ordinary Shares held by the Sponsor and certain SPAC directors have no redemption rights upon SPAC’s liquidation and will be worthless if no business combination is effected by the SPAC Termination Date. However, the Sponsor is entitled to redemption rights upon SPAC liquidation with respect to any SPAC Class A Ordinary Shares it may acquire from the public market if no business combination is effected by the SPAC Termination Date.

Voting Power; Record Date

Only shareholders of record at the close of business on            , 2025, the Record Date for the SPAC Shareholders’ Meeting, will be entitled to vote at the SPAC Shareholders’ Meeting.

Each SPAC Ordinary Share owned as of the close of business on the Record Date is entitled to one vote. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the Record Date, there were            SPAC Class A Ordinary Shares issued and outstanding and            SPAC Class B Ordinary Shares issued and outstanding. All SPAC Class B Ordinary Shares as of the Record Date were held by the Sponsor and certain SPAC directors.

Quorum and Required Vote

A quorum is the minimum number of SPAC Ordinary Shares that must be present to hold a valid meeting. The holders of majority of the SPAC Ordinary Shares being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorized representative or proxy shall be a quorum. Abstentions will count as present for the purposes of establishing a quorum. Broker non-votes will not count as present for the purposes of establishing a quorum. SPAC Class A Ordinary Shares and SPAC Class B Ordinary Shares are entitled to vote together as a single class on all matters to be considered at the SPAC Shareholders’ Meeting. Voting on all resolutions at the SPAC Shareholders’ Meeting will be conducted by way of a poll vote. Shareholders will have one vote for each SPAC Ordinary Shares owned at the close of business on the Record Date.

Under Cayman Islands law and pursuant to the SPAC MAA, the Merger Proposal will require a special resolution, being the affirmative vote of shareholders holding at least two-thirds of SPAC Ordinary Shares which are voted on such resolution in person or by proxy at the SPAC Shareholders’ Meeting at which a quorum is present. Each of the Business Combination Proposal and the Adjournment Proposal will require an ordinary resolution, being the affirmative vote of shareholders holding a majority of SPAC Ordinary Shares which are voted on such resolution in person or by proxy at the SPAC Shareholders’ Meeting at which a quorum is present.

Abstentions and Broker Non-Votes

Abstentions are considered present for the purposes of establishing a quorum but, as a matter of Cayman Islands law, will not constitute a vote cast at the SPAC Shareholders’ Meeting and therefore will have no effect on the approval of each of the SPAC Shareholder Proposals as a matter of Cayman Islands law. Broker non-votes do not count as votes cast.

In general, if your shares are held in “street name” and you do not instruct your broker, bank or other nominee on a timely basis on how to vote your shares, your broker, bank or other nominee, in its sole discretion, may either leave your shares unvoted or vote your shares on routine matters, but not on any non-routine matters. None of the

SPAC Shareholder Proposals at the SPAC Shareholders’ Meeting are routine matters. As such, without your voting instructions, your brokerage firm cannot vote your shares on any proposal to be voted on at the SPAC Shareholders’ Meeting.

Voting Your Shares

If you are a holder of record of SPAC Ordinary Shares, there are two ways to vote your SPAC Ordinary Shares at the Extraordinary General Meeting:

•        By Mail.    You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope so that it is received no later than 48 hours before the time appointed for the holding of the SPAC Shareholders’ Meeting (or, in the case of an adjournment, no later than 48 hours before the time appointed for the holding of the adjourned meeting). If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted “FOR” all of the proposals in accordance with the recommendation of SPAC Board. Proxy cards received after the time specified above will not be counted.

•        In Person.    You may attend the SPAC Shareholders’ Meeting and vote in person, including virtually over the Internet by joining the live audio webcast and vote electronically by submitting a ballot through the web portal during the SPAC Shareholders’ Meeting webcast. You may attend the SPAC Shareholders’ Meeting webcast by accessing the web portal located at            and following the instructions set forth on your proxy card.

Revoking Your Proxy

If you are a holder of record of SPAC Ordinary Shares and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•        You may send another signed proxy card to SPAC Transfer Agent at the address set forth herein so that it is received no later than 48 hours before the time appointed for the holding of the SPAC Shareholders’ Meeting (or, in the case of an adjournment, no later than 48 hours before the time appointed for the holding of the adjourned meeting);

•        You may notify SPAC Board in writing, prior to the vote at the SPAC Shareholders’ Meeting, that you have revoked your proxy; or

•        You may attend the SPAC Shareholders’ Meeting and vote in person, including over the Internet by joining the live audio webcast and vote electronically by submitting a ballot through the web portal during the SPAC Shareholders’ Meeting, although your attendance alone will not revoke any proxy that you have previously given.

If you hold your SPAC Class A Ordinary Shares in “street name,” you may submit new instructions on how to vote your shares by contacting your broker, bank or other nominee.

Who Can Answer Your Questions about Voting Your Shares

If you have any questions about how to vote or direct a vote in respect of your SPAC Ordinary Shares, you may call            , SPAC’s proxy solicitor, at +1            , or banks and brokers can call at +1            , or by emailing            .

Redemption Rights

SPAC Public Shareholders may seek to redeem their SPAC Class A Ordinary Shares for cash, regardless of whether they vote for or against, or whether they abstain from voting on, the Business Combination Proposal. Any SPAC Public Shareholders may demand that SPAC redeem such SPAC Class A Ordinary Shares for a pro rata portion of the funds deposited in the Trust Account (which, for illustrative purposes, was $            per share as of the Record Date), calculated as of two (2) Business Days prior to the anticipated consummation of the Business Combination. If a SPAC Public Shareholder properly seeks redemption as described in this section and the Business Combination is consummated, SPAC will redeem their SPAC Class A Ordinary Shares for a pro rata portion of funds deposited in the Trust Account and the holder will no longer own these shares following the Business Combination.

In order to exercise your redemption rights, you must:

•        if you hold SPAC Public Units, separate the underlying SPAC Class A Ordinary Shares and SPAC Public Warrants;

•        check the box on the enclosed proxy card marked “Shareholder Certification” if you are not acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) with any other shareholder with respect to SPAC Ordinary Shares; and

•        prior to 5:00 p.m. Eastern Time on            , 2025 (two (2) Business Days before the SPAC Shareholders’ Meeting), tender your shares by either delivering their share certificates (if any) and other redemption forms to SPAC Transfer Agent or by delivering your shares electronically using The Depository Trust Company’s DWAC System. Shareholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the SPAC Transfer Agent and time to effect delivery. It is understood that shareholders should generally allot at least two weeks to obtain physical certificates from the SPAC Transfer Agent. However, we do not have any control over this process, and it may take longer than two weeks. Shareholders who hold their shares in “street name” will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically.

SPAC Transfer Agent can be contacted at the following address:

Continental Stock Transfer & Trust Company
1 State Street 30th Floor
New York New York 10004
Attn: SPAC Redemption Team
Email: spacredemptions@continentalstock.com

Notwithstanding the foregoing, a SPAC Public Shareholder, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to more than 20% of the SPAC Class A Ordinary Shares. Accordingly, all SPAC Class A Ordinary Shares in excess of 20% held by a SPAC Public Shareholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group,” will not be redeemed for cash. The Sponsor also will not have redemption rights with respect to such shares.

There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. SPAC Transfer Agent will typically charge the tendering broker $80.00, and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the Business Combination is not consummated this may result in an additional cost to shareholders for the return of their shares.

The requirement for physical or electronic delivery prior to the SPAC Shareholders’ Meeting ensures that a redeeming shareholder’s election to redeem is irrevocable once the Business Combination is approved. If you do not submit a written request and deliver your SPAC Class A Ordinary Shares as described above, your shares will not be redeemed. If you exercise your redemption rights, then you will be exchanging your shares for cash and will no longer own those shares. You will be entitled to receive cash for these shares only if, prior to the deadline for submitting redemption requests, you properly demand redemption by following the procedure described above, and the Business Combination is consummated.

Any request to redeem such shares, once made, may be withdrawn at any time up to the deadline for submitting redemption requests, which is            , 2025, (two (2) Business Days prior to the date of the SPAC Shareholders’ Meeting), and thereafter, with our consent, until the Closing. Furthermore, if a SPAC Public Shareholder delivered its share certificate and other redemption forms to the SPAC Transfer Agent or delivered its SPAC Class A Ordinary Shares electronically using The Depository Trust Company’s DWAC System in connection with an election of its redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that the SPAC Transfer Agent return the certificate (physically or electronically).

If the Business Combination is not approved or completed for any reason, then shareholders who appointed to exercise their redemption rights will not be entitled to redeem their shares for a pro rata portion of the funds deposited in the Trust Account. In such case, SPAC will promptly return any shares tendered for redemption by shareholders. If SPAC would be left with less than $5,000,001 of net tangible assets as a result of shareholders properly demanding redemption of their shares for cash, SPAC will not be able to consummate the Business Combination as this is a Closing Condition, unless all parties waive such condition. For further discussion of the net tangible assets requirement, please see “Questions and Answers About the Business Combination and the Extraordinary General Meeting — What happens if a substantial number of Public Shareholders vote in favor of the Business Combination Proposal and exercise their redemption rights?” and “Questions and Answers About the Business Combination and the Extraordinary General Meeting — What conditions must be satisfied to complete the Business Combination?”.

The closing price of SPAC Class A Ordinary Shares on the Record Date was $            . The cash held in the Trust Account on such date was approximately $            ($            per share). Prior to exercising redemption rights, shareholders should verify the market price of SPAC Class A Ordinary Shares as they may receive higher proceeds from the sale of their SPAC Class A Ordinary Shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. There is no assurance that you will be able to sell your SPAC Class A Ordinary Shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in SPAC’s securities when you wish to sell your shares.

For a detailed discussion of the material U.S. federal income tax considerations for shareholders with respect to the exercise of these redemption rights, see the section entitled “Material U.S. Federal Income Tax Considerations.” The consequences of a redemption to any particular shareholder will depend on that shareholder’s particular facts and circumstances. Accordingly, you should consult your tax advisor to determine your tax consequences from the exercise of your redemption rights, including the applicability and effect of U.S. federal, state, local and non-U.S. income and other tax laws in light of your particular circumstances.

Appraisal Rights under the Cayman Companies Act

The Cayman Companies Act prescribes when shareholder appraisal rights will be available and sets the limitations on such rights. Where such rights are available and have been validly exercised and not effectively withdrawn or lost, dissenting shareholders are entitled to receive fair value for their shares as determined by the Grand Court of the Cayman Islands.

Regardless of whether shareholder appraisal rights are or are not available, Holders of SPAC Class A Ordinary Shares are still entitled to exercise the rights of redemption as set out herein. However, Holders of SPAC Class A Ordinary Shares who elect to exercise appraisal rights will lose their right to exercise their redemption rights as described herein.

In order for Holders of SPAC Class A Ordinary Shares to validly exercise their appraisal rights in connection with the Business Combination under the Cayman Companies Act, they must provide to SPAC prior to the SPAC Shareholders’ Meeting their written objection to the Business Combination and a statement demanding the payment for their SPAC Class A Ordinary Shares, and subsequently comply with all procedures and requirements set out in Section 238 of the Cayman Companies Act for the exercise of shareholder appraisal rights.

In essence, that procedure is as follows: (i) as noted above, the shareholder must give his written objection to the merger or consolidation to the constituent company before the vote on the merger or consolidation, including a statement that the shareholder proposes to demand payment for his shares if the merger or consolidation is authorized by the vote; (ii) within 20 days following the date on which the merger or consolidation is approved by the shareholders, the constituent company must give written notice of such approval to each shareholder who made a written objection; (iii) a shareholder must within 20 days following receipt of such notice from the constituent company, give the constituent company a written notice of his intention to dissent in respect of all of his shares, including, among other details, a demand for payment of the fair value of his shares; (iv) within seven days following the date of the expiration of the period set out in (iii) above or seven days following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company must make a written offer to each dissenting shareholder to purchase his, her or its shares at a price that the company determines is the fair value and if the company and the dissenting shareholder agree the price within 30 days following the date on which the offer was made, the company must pay the dissenting shareholder such amount; and (v) if the company and the dissenting shareholder fail to agree on a price within such 30 day period, within 20 days following the date on which such 30 day period expires, the company must (and any dissenting shareholder may) file a petition with the Grand Court of the Cayman Islands to determine the fair value of their shares and such petition must be accompanied by a list of the names and addresses of the dissenting shareholders with whom agreements as to the fair value of their shares have not been reached by the company. At the hearing of that petition, the court has the power to determine the fair value of the shares together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value. Any dissenting shareholder whose name appears on the list filed by the company may participate fully in all proceedings until the determination of fair value is reached.

Proxy Solicitation Costs

SPAC is soliciting proxies on behalf of SPAC Board. This solicitation is being made by mail but also may be made by telephone, virtually or by electronic means or in person. SPAC will bear the cost of the solicitation.

SPAC has hired            to assist in the proxy solicitation process and will pay to            a fee of $          , plus disbursements. SPAC will also reimburse            for reasonable and customary out-of-pocket expenses. SPAC will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions and will reimburse them for their reasonable expenses.

In addition to these mailed proxy materials, SPAC’s directors and executive officers may also solicit proxies in person, by telephone or by other means of communication. These parties will not be paid any additional compensation for soliciting proxies.

Other Matters

The SPAC Shareholders’ Meeting has been called to consider only the approval of the SPAC Shareholder Proposals and the Adjournment Proposal if presented. If any other matters should properly come before the SPAC Shareholders’ Meeting, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting the proxies.

SPAC SHAREHOLDER PROPOSAL NO. 1 — THE BUSINESS COMBINATION PROPOSAL

Overview

SPAC is asking its shareholders to approve the Business Combination Agreement and the Business Combination described in this proxy statement/prospectus, including (i) adopting the Business Combination Agreement and (ii) approving the Transactions. SPAC Shareholders should carefully read this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement and Transactions. A copy of the Business Combination Agreement is attached as Annex A to this proxy statement/prospectus. Please see the section entitled “The Business Combination Agreement and Ancillary Documents” for additional information and a summary of certain terms of the Business Combination Agreement and the other Transaction Agreements. You are urged to carefully read the Business Combination Agreement in its entirety before voting on this proposal.

SPAC may consummate the Business Combination only if SPAC receives an ordinary resolution under Cayman Islands law, which requires the affirmative vote of at least a majority of the shareholders who attend and vote at the SPAC Shareholders’ Meeting.

Business Combination Agreement

On September 16, 2024, SPAC entered into the Business Combination Agreement with the Company and Merger Sub, which provides for the Business Combination and other transactions in connection therewith. Upon the consummation of the Business Combination and other transactions contemplated by the Business Combination Agreement, SPAC will become a wholly-owned subsidiary of the Company, with the shareholders of SPAC becoming shareholders of the Company.

Pursuant to SPAC MAA, holders of SPAC Class A Ordinary Shares may redeem SPAC Class A Ordinary Shares in conjunction with a shareholder vote on the Transactions, if certain conditions and procedure requirements are satisfied. See the subsection entitled “Extraordinary General Meeting of SPAC Shareholders — Redemption Rights” for a detailed description of the redemption procedure.

Transaction Structure

The Business Combination Agreement provides that at the Closing, in accordance with the Cayman Companies Act, Merger Sub will merge with and into SPAC, the separate corporate existence of Merger Sub will cease and SPAC will be the surviving company and become a wholly-owned subsidiary of the Company.

Pro Forma Capitalization

The Company is valued at $3,600,000,000 on a pre-money enterprise value basis, as further discussed below. It is estimated that, upon consummation of the Transactions, assuming none of the holders of SPAC Class A Ordinary Shares demand redemption pursuant to SPAC MAA (and assuming all of the issued and outstanding SPAC Warrants were exercised), the Company Shareholder will own approximately 95.67% of the Company’s total issued and outstanding share capital, the SPAC Public Shareholders will own approximately 2.29% of the Company’s total issued and outstanding share capital and the Sponsor and its affiliates will own approximately 0.87% of the Company’s total issued and outstanding share capital. For more details, see the section entitled “Unaudited Pro Forma Condensed Combined Consolidated Financial Information.”

The Company initially determined the proposed $3,600,000,000 pre-money equity valuation through a comprehensive analysis of projected revenues and relevant market benchmarks, based on the Enterprise Value-to-Revenue (EV/Revenue) multiple by referencing to the EV/Revenue multiple of public comparable as well as the estimated revenues of the Company for calendar years 2024 to 2026. The Company believes that the EV/Revenue multiple is commonly accepted metric for high-growth companies, which is suitable for its valuation purpose. Specifically, to determine the EV/Revenue multiple, the Company considered the absence of directly comparable public companies with mostly identical business models, and selected several comparable public companies with similarities to its business in terms of industry, customer base, or business model as references. Each comparable public company and its EV/Revenue multiple for 2026 are listed as below. The Company determined the EV/Revenue of 4.23x by deriving the average number of the EV/Revenue multiples of these comparable public companies.

Company Name (Stock exchange, ticker)	EV/Revenue multiple for 2026E
Shopify Inc. (NYSE: SHOP)	6.95x
Global-E Online Ltd. (Nasdaq: GLBE)	4.00x
Full Truck Alliance Co. Ltd. (NYSE: YMM)	4.38x
Kanzhun Limited (Nasdaq: BZ)	5.48x
PDD Holdings (Nasdaq: PDD)	2.34x
Sea Limited (NYSE: SE)	2.20x

____________

Source: S&P Capital IQ (“CapIQ”); figures as of June 16, 2024

The Company then applied the EV/Revenue multiple of 4.23x to the Company’s projected total revenues for 2026 in the amount of $840,325,456 resulting in an implied equity valuation of approximately $3,600,000,000. This valuation was then proposed by the Company to Chenghe and preliminarily agreed between the parties in the Letter of Intent entered into on June 19, 2024. As the discussions about the Business Combination continued, the Company subsequently provided Chenghe with such internally prepared forecasts, including estimates for revenues for calendar years 2024 to 2026, or the Financial Projections, and relied upon such financial information in its valuation analysis. For more details, see the section entitled “Certain Prospective Operational and Financial Information.”

Subsequent to entering into the Letter of Intent, Chenghe management conducted further financial due diligence in consultation with its financial advisor, ER Shares, to validate the assumptions and calculations supporting this preliminary valuation. No other values were discussed between the parties as the $3,600,000,000 valuation was determined by Chenghe to be supportable and reasonable. As a pre-money enterprise valuation of the Company business, the $3,600,000,000 valuation was determined without taking into account any additional consideration which may be available to the combined company, including any cash which would be available in the trust account depending on the levels of redemption of SPAC Ordinary Shares. Chenghe’s valuation assessment was subsequently supported by the fairness opinion delivered to Chenghe Board by ER Shares. For more details, see the section entitled “— SPAC Board’s Reasons for the Approval of the Business Combination and Recommendations.”

The Merger Consideration of the Business Combination

See the subsection entitled “The Business Combination Agreement and Ancillary Documents — Conditions to Closing of the Business Combination.”

Background of the Business Combination

The terms of the Business Combination Agreement and the Ancillary Documents are the result of extensive negotiations between Chenghe, the Company and their respective representatives. The following is a brief description of the background of Chenghe’s previous attempts at a business combination, its negotiations with and evaluation of the Company, the Business Combination Agreement, the Business Combination and the related transactions. The following is not intended to be a list of all opportunities initially evaluated or explored or discussions held by Chenghe, but rather to summarize the key meetings and events that led to the signing of the Business Combination Agreement with the Company. It includes all information that Chenghe and the Company consider material regarding the negotiation of the Business Combination. All dates and times referred to in the following chronology are Hong Kong time unless otherwise indicated.

Prior to the consummation of the SPAC IPO, Chenghe had not selected any business combination target, and it had not, nor had anyone acting on its behalf, initiated any substantive discussion, directly or indirectly, with any business combination target.

Description of discovery and negotiation process with potential targets by SPAC

Upon consummating the SPAC IPO on June 10, 2024, SPAC began the process of searching for potential business combination targets for the special purpose acquisition companies that it may transact with in the future. SPAC sought to leverage its management team and directors’ professional and personal relationships to source potential targets, including

(i) Mr. Richard Qi Li (the owner of Chenghe Group, founder and director of Chenghe Capital Management Limited, former director and chief executive officer of HH&L Acquisition Co. and chairman of the advisory board of Chenghe Acquisition I Co., who has more than two decades of experience in investments, capital markets, corporate finance and risk management), (ii) the industry connections built through the previous successful de-SPAC transaction led by SPAC’s management team and affiliates, and (iii) the extensive investment experience of the Sponsor’s affiliate, the Chenghe Group. Specifically, the Chenghe Group has participated in de-SPAC process for two other special purpose acquisition companies, in addition to Mr. Li’s experience as a director and chief executive officer of HH&L Acquisition Co..

Chenghe Acquisition Co. consummated its initial public offering in May 2022 and consummated its initial business combination in February 2024 with Taiwan Color Optics, Inc., an optical 3D sensing technology company that is primarily involved in the design, manufacture and sale of laser light source modules and integration chip for various applications including LiDAR sensor, smart headlight, and laser projector light source, and beginning trading on the Nasdaq Capital Market using the ticker “SELX.” Chenghe Acquisition Co. filed a Form 15 on February 26, 2024, de-registering its securities under section 12(g) of the Exchange Act and suspending reporting obligations under the Exchange Act. On July 26, 2023, the holders of 3,062,319 Chenghe Acquisition Co. public shares (representing approximately 26.6% of then-outstanding Chenghe Acquisition Co. public shares) elected to redeem their public shares in connection with Chenghe Acquisition Co.’s extension of the date by which it must complete an initial business combination from August 2, 2023, to May 2, 2024. On February 2, 2024, the holders of 4,044,701 Chenghe Acquisition Co. public shares (representing approximately 47.9% of then-outstanding Chenghe Acquisition Co. public shares) elected to redeem their public shares in connection with Chenghe Acquisition Co. shareholders’ approval of the business combination with Taiwan Color Optics, Inc. As of November 11, 2024, SELX’s share price was $1.50.

In September 2023 the Chenghe Group acquired an existing special purpose acquisition company, LatAmGrowth SPAC, and renamed it Chenghe Acquisition I Co. On December 22, 2023, Chenghe Acquisition I Co. entered into a business combination agreement with Femco Steel Technology (“FST”). FST and Chenghe Acquisition I Co. have filed a registration statement on Form F-4 with the SEC, but it has not been declared effective and no shareholder vote has been held regarding the proposed business combination. On April 13, 2023, the holders of 7,399,517 Chenghe Acquisition I Co. public shares (representing approximately 56.9% of then outstanding Chenghe Acquisition I Co. public shares) elected to redeem their public shares in connection with Chenghe Acquisition I Co.’s extension of the date by which it must complete an initial business combination from April 27, 2023, to November 27, 2023. On October 26, 2023, the holders of 1,658,610 Chenghe Acquisition I Co. Class A Ordinary Shares (representing approximately 29.6% of then outstanding Chenghe Acquisition I Co. public shares) elected to redeem their public shares in connection with Chenghe Acquisition I’s extension of the date by which it must complete an initial business combination from October 27, 2023, to January 27, 2024, with the option to extend an additional nine months to October 27, 2024. On October 25, 2024, the holders of 407,442 Chenghe Acquisition I Co’s Class A Ordinary Shares (representing approximately 10.3% of then outstanding Chenghe Acquisition I Co. public shares) elected to redeem their public shares in connection with Chenghe Acquisition I Co’s extension of the date by which it must complete an initial business combination from October 27, 2024 to November 27, 024, with the option to extend an additional five months to April 27, 2025.

In performing their roles at SPAC and/or its affiliates and for other positions they hold, SPAC’s management team and affiliates searched for and met with potential targets mainly across the Asia-Pacific region, focusing on the e-commerce and consumer sectors. The foregoing efforts led to the identification of several potential targets. Representatives of SPAC contacted and communicated with these third parties for initial informational purposes. During this search process, SPAC identified and conducted preliminary evaluations of twenty potential targets, with a particular focus on identifying early in the process viable targets the operated in the e-commerce sector in the Asia-Pacific region.

Of the twenty companies that SPAC evaluated, six companies were based in North America, four were based in Europe and ten were based in Asia. Regarding sector, fifteen companies were technology-related (including biotech and fintech) and five companies are in the sectors of consumer and e-commerce. Considering the SPAC’s strong focus on the region and sector of its business combination target, the SPAC shortlisted less than ten companies for further discussion and negotiation. After an initial review of each potential target, including but not limited to business due diligence, commercial due diligence, financial due diligence and legal due diligence. we discovered that some companies were at pre-revenue stage, or some companies’ valuations were relatively low (e.g. less than $200 million) in relation to the SPAC IPO size, which could affect proper aftermarket trading liquidity.

Given the above, the SPAC and its affiliates entered into non-disclosure agreements (the “NDAs”) with six potential targets (including the Company) that evidenced some or all of the following characteristics: the development of a robust go-to-market strategy, the profitability of the existing operations, the access to sizeable addressable markets, the competitive position in the industry landscape, the establishment of thorough and long-lasting intellectual property protections, the creation of a novel technology or technologies, the distinguishing brand presence in local markets, the capabilities of in-house research, development and manufacturing, the scale of operation and the implementation of necessary operational requirements. The SPAC received virtual data room access for these six businesses and had additional calls with some companies’ management to further understand and explore their business operations.

With respect to the Company, Mr. Richard Qi Li introduced the Company to SPAC as a business combination target that could potentially achieve SPAC’s investment criteria. On June 12, 2024, as part of SPAC’s initial outreach to potential targets, the Chenghe team held an initial videoconference with the Company’s management team, including the project managers Mr. Ji Zhu and Ms. Xiaoxiao Zhu, to obtain a further understanding of the Company’s business development, financial status, industry position, future growth strategies and management team.

On June 13, 2024, Ms. Yixuan Yuan, the former chief executive officer of the SPAC, and Mr. Lyle Wang from the Chenghe team held a second videoconference with the Company’s chairman Mr. Fucheng Yan, Mr. Zhu and Ms. Zhu.

On June 18, 2024 and June 20, 2024, Ms. Yuan and Mr. Wang from the Chenghe team held follow-up conversations with the Company’s management team, including Mr. Zhu and Ms. Zhu.

Additionally, throughout the search and negotiation process with the Company, Ms. Yuan and Mr. Wang from the Chenghe team had continuous follow-up telephone calls and email communications with the Company’s management team, including Mr. Zhu and Ms. Zhu. The Chenghe team also conducted further research into the Company’s financials and business contracts and the markets in which it operates, including looking at its industry position, competition and public comparables. On June 20, 2024, Chenghe also engaged ER Shares as its independent financial advisor to conduct a financial analysis on the facts presented by the Business Combination Agreement, including the valuation of the Company agreed to by the parties, and to provide a written opinion on the fairness of the consideration to be paid in the transaction, which supported the Company’s initial valuation. On June 19, 2024, Chenghe executed an NDA and Letter of Intent with the Company, which contemplates a pre-money enterprise value ascribed to Polibeli of approximately US$3.6 billion in the aggregate. For more details, see the section entitled “— Pro Forma Capitalization.”

Although there was only a short amount of time between the consummation of the SPAC IPO on June 14, 2024 and the signing of the Letter of Intent on June 19, 2024, the SPAC is confident that it was able to quickly identify the Company as an ideal target for a business combination because of the prior de-SPAC experience of the SPAC’s advisory board member and Sponsor affiliates. Furthermore, the Letter of Intent the SPAC with the Company was non-exclusive as regards the SPAC, and therefore the SPAC’s search for viable business combination targets continued until the execution of the Business Combination Agreement. For example, in mid-July the SPAC entered into an NDA with Company A, an information technology company, and received access to and reviewed Company A’s virtual data room. Also in mid-July, the Company entered into an NDA with Company B, a construction company, and received access to and reviewed Company B’s virtual data room.

Of the twenty companies that SPAC evaluated, the Company in particular met and exceeded the criteria that SPAC sought in seeking to identify a potential business combination target for a special purpose acquisition company that it may transact with in the future. The Company is a Cayman Islands company engaged in providing digital supply chain services to customers, which mainly consist of SME retailers, as well as some large retailers. The strength of the Company’s business, which captures growth of emerging markets by serving SMEs, the Company’s scalable and replicable business across the Southeast Asia region and the extensive industry experience and the strong execution capabilities of the Company’s management team, in SPAC’s view, were sufficient to support their continuous expansion in the local and global markets. A further differentiator for the Company compared to other potential business combination targets is the Company Shareholder agreed to have its ownership subjected to lock-up agreements and to continue to own 95.67% of the Post-Closing Company (assuming no redemptions and the exercise of all issued and outstanding SPAC Warrants). These are strong signs of the Company Shareholder’s confidence in the Company and the benefits to be realized as a result of the Business Combination. The other targets evaluated by SPAC failed to meet the criteria for the following reasons: (1) the early stage in product development, (2) the uncertainties in commercialization prospects, (3) the need for additional financing to support further research and development, (4) regulatory uncertainties, (5) historic financial performance, and (6) lack of future growth drivers. In particular, of the twenty potential targets with which SPAC entered into preliminary discussions, they were eliminated for the following reasons: (i) they insisted on a minimum cash condition of the special purpose acquisition company at the consummation of the business combination; (ii) the parties were not aligned on the proposed valuation; (iii) they were not ready to be compliant with Public Company Accounting Oversight Board standards and listing structures; and (iv) they were incapable of generating promising financials on the back of solid growth.

Description of the proposed business combination with Polibeli

After the execution of the NDA between SPAC and the Company on June 19, 2024, the Company began providing confidential information about its business and operations with SPAC’s representatives and advisors through a virtual data room. Between June 19, 2024, and the signing of the Business Combination Agreement on September 16, 2024, SPAC and its representatives and advisors conducted extensive due diligence on Polibeli. The due diligence process involved (i) a comprehensive review of the materials provided by the Company in the virtual data room and via email; (ii) multiple meetings and calls with the Company regarding the Company’s business and operations, financial and legal diligence matters, including those related to intellectual property and information technology matters, regulatory matters, litigation matters, corporate matters (including material contracts, capitalization and other customary corporate matters), and labor and employment matters, and (iii) summaries provided to SPAC by its advisors of key findings with respect to business, operational, legal and financial due diligence.

On June 25, 2024, representatives of SPAC and the Company, including, among others, Mr. Richard Qi Li, Mr. Zhu and Ms. Zhu as well as representatives of their advisors, including, among others, Mr. Sean Monroe, Mr. Connor Macleod, Mr. Steve Camahort, and Mr. Will Burns from Paul Hastings LLP (“PH”), legal counsel to SPAC, and Ms. Stephanie Tang from Hogan Lovells, international legal counsel to the Company, Mr. Lyle Wang, Ms. Yixuan Yuan, Mr. Shibin Wang from SPAC, Mr. Qingjian Wang from Haiwen & Partners, the PRC legal counsel to SPAC, Ms. Janice Chu from Ogier, and Mr. Bing Xue from Han Kun Law Offices, the PRC legal counsel to the Company, held an all-parties kick-off meeting and discussed the proposed transaction timetable, key working scopes (including, among others, due diligence, transaction documentation and financial statements readiness), key transaction documentation work allocation, transaction structure, potential tax issues, and general process management matters. The parties decided to continue the due diligence process while PH and Hogan Lovells would discuss and determine the appropriate transaction structure and potential tax issues.

On June 26, 2024, Ms. Yuan from SPAC, Mr. Joel Shulman from ER Shares and Ms. Zhu from the Company, among others, held a teleconference meeting. During the meeting, Ms. Zhu from the Company shared the views on its business plan and financial forecasts. Over the following weeks, the Company further considered the financial model and its underlying assumptions to reflect the latest terms of the Business Combination Agreement and the other Ancillary Documents, as well as other relevant commercial considerations. Later on July 29, 2024, the Company sent the forecast to SPAC and ER Shares, including estimates for revenues for calendar years 2024 to 2026 (the “Financial Projections”).

On July 4, 2024, SPAC circulated an initial draft of the Business Combination Agreement to the Company. The initial draft didn’t specify an equity value of Polibeli.

Subsequently and up until the execution of the Business Combination Agreement on September 16, 2024, PH and Hogan Lovells exchanged multiple drafts of the Business Combination Agreement and the Ancillary Documents, with the most significant exchanges summarized in further detail below. In connection with these exchanged drafts and discussions, Mr. Monroe from PH and Ms. Tang from Hogan Lovells also held a number of teleconferences regarding the Business Combination Agreement and the Ancillary Documents, as well as having regular contact with their respective clients during this period to keep them informed of the status of the Business Combination Agreement and the Ancillary Documents and solicit their comments and feedback on these agreements and documents. The principal terms of the Business Combination Agreement being negotiated during this period included, among other things, (i) the transaction structure, (ii) the scope of representations, warranties and covenants of the Company and SPAC, (iii) the applicable conditions and regulatory authorizations required to consummate the Business Combination, (iv) PIPE investment, (v) scope of transaction expenses incurred by the Company and SPAC to be paid out of SPAC’s trust account, (vi) expense allocation in connection with termination of the Business Combination Agreement, and (vii) corporate governance of the combined company following the Business Combination.

On July 18, 2024, PH circulated the initial drafts of the Sponsor Support Agreement, the Company Shareholder Support Agreement, the Lock-Up Agreement and the Registration Rights Agreement to Hogan Lovells.

On July 24, 2024, Hogan Lovells circulated a revised draft of the Business Combination Agreement to PH which, among other things, (i) specified an indicative base equity value of US$3.6 billion, (ii) reflected the transaction structure previously agreed as between the Company and SPAC, (iii) revised the scope of representations, warranties and covenants of the Company and SPAC, respectively, and (iv) revised the transaction expense allocation and termination fee provisions in connection with termination of the Business Combination Agreement.

On July 30, 2024, PH circulated a further revised draft of the Business Combination Agreement to Hogan Lovells which, among other things, (i) further revised the scope of representations, warranties and covenants of the Company and SPAC, respectively, (ii) revised the closing conditions of the Business Combination, and (iii) further revised the transaction expense allocation and termination fee provisions in connection with termination of the Business Combination Agreement.

On August 5, 2024, Ms. Zhu from the Company, Ms. Tang from Hogan Lovells, Ms. Yuan from SPAC and Mr. Monroe from PH, among others, held a teleconference meeting to discuss the draft Business Combination Agreement and the Ancillary Documents, including among other things, the possible end date after which the Business Combination Agreement may be terminated by the Company or SPAC, the sharing of expenses for preparation of the Registration Statement and the Stock Exchange listing application, the scope of representations and warranties of both parties, the interim operating covenants for both parties including SPAC’s potential need for additional working capital loans during the interim period, the transaction expense allocation in connection with termination of the Business Combination Agreement, the locked-up parties and the corresponding lock-up period, and the terms and conditions of the registration rights in relation to securities of the Post-Closing Company.

During the meeting on August 5, 2024 and the follow-up discussions between Hogan Lovells and PH in the ensuing days, the parties generally aligned on, among other things, the following material issues in the Business Combination Agreement and the Ancillary Documents, (i) an end date that is 365 days after the entry of the Business Combination Agreement which may be further extended if the regulatory authorizations have not been obtained by such date, (ii) revised sets of representations, warranties and interim covenants of both parties, taking into account of the need for both parties to operate their respective businesses in the ordinary course, (iii) the Company agreeing to pay SPAC’s attorney fees for work related to the Business Combination in the event of SPAC’s termination of the Business Combination Agreement due to the Company’s failure to receive the regulatory authorizations within 365 days (as may be further extended) after the entry of the Business Combination Agreement, (iv) SPAC agreeing to pay the Company’s attorney fees for work related to the Business Combination in the event of the Company’s termination of the Business Combination Agreement due to SPAC’s board changing its recommendation to its shareholders to approve the Business Combination, and (v) the lock-up period of twelve months after the closing of the Business Combination on the locked-up parties, including the Company Shareholder and the Sponsor. The parties further agreed to negotiate and finalize an A&R Warrant Agreement or an Assignment, Assumption and Amendment Agreement for the warrants after the signing but before the closing of the Business Combination.

On August 14, 2024, Hogan Lovells circulated revised drafts of the Business Combination Agreement and the Ancillary Documents to PH, reflecting the foregoing discussions among the parties.

From August 16 to August 20, 2024, PH and Hogan Lovells continued to exchange emails and drafts of the Business Combination Agreement and the Ancillary Documents.

On August 19, 2024, Hogan Lovells sent an initial draft of the Company Disclosure Letter to PH.

On August 21, 2024, Ms. Zhu from the Company, Ms. Tang from Hogan Lovells, Ms. Yuan from SPAC and Mr. Monroe from PH, among others, held a teleconference meeting to discuss the remaining major outstanding issues in the draft Business Combination Agreement, including the scope of the definition of “Company Material Adverse Effect” and the scope of interim covenants of the Company.

Following the parties’ discussion on August 21, 2024, Hogan Lovells circulated a further revised draft of the Business Combination Agreement to PH.

On August 23, 2024, PH sent an initial draft of the SPAC Disclosure Letter to Hogan Lovells.

From August 21 to September 9, 2024, Hogan Lovells and PH continued to exchange emails and drafts of the Business Combination Agreement, the Company Disclosure Letter and the SPAC Disclosure Letter.

On September 4, 2024, the SPAC Board held a meeting to review and discuss the merits of the proposed Transactions. Representatives of SPAC management, including, among others, Mr. Richard Qi Li, Mr. Lyle Wang, Ms. Yixuan Yuan, Mr. Shibin Wang, as well as representatives of SPAC advisors, including, among others, Mr. Sean Monroe, Mr. Connor Macleod, Mr. Steve Camahort, and Mr. Will Burns from PH, Ms. Janice Chu from Ogier, and Mr. Rahul Raj and Joel Shulman from ER Shares were also in attendance. During the meeting: (i) SPAC management gave an overview and update of the Transactions; (ii) Representatives of ER Shares then delivered a presentation outlining its financial analyses, including the processes, assumptions and methods it used to derive a valuation of the

Company, and thereafter rendered a preliminary oral opinion on the fairness, from a financial point of view, of the consideration to be paid to Chenghe and Chenghe’s shareholders in the Business Combination; (iii) Ogier, SPAC’s Cayman Islands counsel, outlined the SPAC Board’s fiduciary duties concerning the Transactions; (iv) PH summarized the status and outcome of the legal due diligence investigations conducted by counsel to Chenghe; and (v) PH provided an overview of the key terms of the Business Combination Agreement and the Ancillary Documents. SPAC Board members then had the opportunity to ask questions of management, ER Shares and PH.

On September 9, 2024, the Company, Hogan Lovells, Han Kun Law Offices, SPAC, PH and Haiwen & Partners held a teleconference meeting to discuss the potential impact of the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies and supporting guidelines issued by the CSRC (effective from March 31, 2023) in connection with the Business Combination. After discussion and during the ensuing days via email exchanges and teleconference meetings, the parties agreed that if the Company receives notice from the CSRC requiring it to complete a filing report with the CSRC in connection with the Business Combination pursuant to such trial measures, the Company shall use its reasonable best efforts to file with the CSRC the required filing report and other applicable documents, and obtain a notice from the CSRC which confirms that the Company has fulfilled the procedures of such filing.

On September 15, 2024, Hogan Lovells sent the final draft of the Business Combination Agreement to PH and set September 16, 2024, as the target signing date.

On September 16, 2024, the SPAC Board held a meeting to formally vote on and approve the Transactions, including the Business Combination Agreement and the Ancillary Documents. Representatives of SPAC management, PH, Ogier and ER Shares were also in attendance. During the meeting: (i) SPAC management provided an update on general transaction matters; (ii) ER Shares confirmed its preliminary oral opinion on the fairness delivered at the SPAC Board meeting on September 4, 2024, and confirmed that its valuation analysis remained unchanged; and (iii) PH provided an update on the legal due diligence of the Company that had been conducted and reviewed for the SPAC Board a revised summary of the key terms of the Business Combination Agreement and the Ancillary Documents. The SPAC Board was then given the opportunity to ask questions of management, ER Shares, and PH. Following this, the SPAC Board officially voted to unanimously approve the Business Combination Agreement, the Ancillary Documents and the Transactions. Following the meeting, ER Shares delivered its written opinion to the SPAC Board.

On September 16, 2024, after the stock market had closed in the United States, the parties executed the Business Combination Agreement, the Sponsor Support Agreement and the Company Shareholder Support Agreement. Following the execution of the Business Combination Agreement and before the stock market opened in the United States on September 17, 2024, SPAC filed with the SEC a Current Report on Form 8-K announcing the parties’ entry into the Business Combination Agreement, the Sponsor Support Agreement and the Company Shareholder Support Agreement, attaching as exhibits the Business Combination Agreement and other applicable Ancillary Documents.

SPAC Board’s Reasons for the Approval of the Business Combination and Recommendations

The SPAC Board, in evaluating the transaction with the Company, consulted with its legal counsel and financial and other advisors. In reaching its decision (i) that the terms and conditions of the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination, are advisable, fair to and in the best interests of, SPAC and its shareholders, and (ii) to recommend that the shareholders approve the transactions contemplated by the Business Combination Agreement, including the Business Combination, the SPAC Board considered and evaluated a number of factors, including, but not limited to, the factors discussed below. The independent directors of SPAC Board did not retain an unaffiliated representative to act solely on behalf of the unaffiliated SPAC Public Shareholders to negotiate the terms of the Business Combination and/or prepare a report concerning the approval of the Business Combination.

Before reaching its decision, the SPAC Board reviewed the results of management’s due diligence, which included:

•        research on industry trends, competitive landscape and other industry factors;

•        benchmarking versus comparable companies on historical financial and operational performance;

•        extensive meetings and calls with the Company management team and representatives regarding operations, major suppliers and financial prospectus, among other customary due diligence matters;

•        review of the Company’s material business contracts and certain other legal and commercial diligence; and

•        review of the Company’s business model and historical financial statements, among other financial information.

Management’s due diligence process also included frequent consultations with its outside legal counsel Paul Hastings LLP, as well as with local counsel engaged to provide legal due diligence and advice with respect to the jurisdictions of Indonesia, Japan, South Korea and the People’s Republic of China, as relevant in connection with Polibeli’s business and the transaction. The subjects of legal due diligence included such matters as (i) corporate governance and approvals, (ii) compliance with local law and other regulations (including labor, privacy, and reporting), (iii) related party transactions and arrangements, and (iv) merger controls. Management of SPAC received and reviewed written reports prepared by external advisors summarizing the scope of review and diligence observations. The SPAC Board was provided a synopsis of high-level legal diligence issues raised by the diligence process and summarized in the diligence reports, and was afforded an opportunity to ask questions of SPACs outside legal advisors.

In approving the Business Combination, the SPAC Board also obtained a fairness opinion as to whether the consideration to be issued or paid to the SPAC Shareholders in the Business Combination is fair to SPAC and the unaffiliated SPAC Public Shareholders. The Chenghe Board considered the fairness opinion before making its recommendation to shareholders to vote in favor of the Business Combination.

In light of the wide variety of factors considered in connection with its evaluation of the Business Combination Agreement and the transactions contemplated thereby, the SPAC Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that the SPAC Board considered in reaching its determination and supporting its decision. The SPAC Board viewed its decision as being based on all of the information available and the factors presented to and considered by the SPAC Board. In addition, individual directors may have given different weight to different factors. The SPAC Board realized that there can be no assurance about future results, including results considered or expected as disclosed in the following reasons. This explanation of the SPAC Board’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

The SPAC Board reviewed the results of due diligence conducted by SPAC’s management and by SPAC’s financial and legal advisors, and considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Business Combination Agreement and the transactions contemplated thereby.

The SPAC Board concluded that the Company meets the criteria that SPAC was seeking to identify in an appropriate target and represents an attractive business combination partner for SPAC. In particular, SPAC Board considered the following positive factors, among others:

•        Strong Existing Management Team.    SPAC Board considered the Company’s existing management team of industry veterans, all of whom have been instrumental in the Company’s record business results that will continue on the Post-Closing Company and provide valuable continued insight.

•        Continued Support by the Company Shareholder.    SPAC Board considered that the Company Shareholder had agreed to have its ownership subjected to lock-up agreements and will continue to own 95.67% of the total Company Ordinary Shares after the Closing of the Business Combination (assuming no redemption of SPAC Public Shares and the exercise of all issued and outstanding SPAC Warrants). These are strong signs of the Company Shareholder confidence in the Company and the benefits to be realized as a result of the Business Combination.

•        Lock-up.    The Company Shareholder agreed to be subject to lock-up restrictions for at least twelve (12) months following the consummation of the Business Combination in respect of its equity interests in the Company (subject to certain customary exceptions and except for the shares that will be waived from such restrictions as discussed elsewhere in this proxy statement/prospectus). See “The Business Combination Agreement and Ancillary Documents — Ancillary Document — Lock-Up Agreement.” The Company Ordinary Shares that the Company Shareholder will hold immediately after the Closing of the Business Combination (representing 96.82%, 97.96% or 99.12% of the total outstanding Company Ordinary Shares, assuming no redemption, intermediate redemption or maximum redemption of SPAC Public Shares, respectively, prior to giving effect to the exercise of any SPAC Warrants) shall be subject to the Lock-Up Agreement in accordance with the terms and conditions thereunder.

•        Due Diligence.    SPAC conducted a due diligence review of the Company and its business, including review of relevant documentation and discussions with the Company’s management and SPAC’s financial and legal advisors. Through SPAC’s detailed due diligence investigation, SPAC Board and management had knowledge of, and were familiar with, the Company’s business, operation and financial condition, intellectual property, business model and material business relationships.

•        Other Alternatives.    Having reviewed other potential business combination opportunities available to SPAC, SPAC Board believes that the Business Combination presents the most attractive business combination opportunity available to SPAC based on the process it utilized to evaluate such other potential business combination opportunities and the belief that such process has not yielded more attractive alternatives, taking into account the potential risks, rewards and uncertainties associated with potential alternatives.

•        Negotiated Transaction.    The financial and other terms and conditions of the Business Combination Agreement and the transactions contemplated thereby, including each party’s representations, warranties and covenants, the conditions to each party’s obligations and the termination provisions, were the product of arm’s-length negotiations between SPAC and the Company, and SPAC Board believes that such terms are reasonable and fair to SPAC Shareholders.

•        Fairness Opinion.    SPAC Board obtained and considered a fairness opinion from ER Shares stating that the consideration to be paid in the Business Combination was fair to Chenghe and its shareholders, other than the Sponsor and any of its affiliates, from a financial point of view.

•        Independent Directors’ Role.    SPAC Board is comprised of a majority of independent directors who are not affiliated with the Sponsor or its affiliates. The independent directors evaluated and approved, as members of SPAC Board, the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination.

In the course of its deliberation, SPAC also considered a variety of risks and uncertainties relevant to the Business Combination, including, but not limited to, the following:

•        Financial Risk.    The projected financial information referenced or considered in connection with the Business Combination was prepared and provided by the Company, reflecting currently available estimates and assumptions, presents the expected implementation of the Company’s business plan and the expected future financial performance. Such projected financial information is subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the unaudited projected financial information, including, among others, risks and uncertainties relating to the Company’s business, industry performance, the regulatory environment, and general business and economic conditions There is no guarantee that the Company will move forward with any business combination transactions. Such information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on the prospective financial information.

•        Benefits Not Achieved.    The risk that the potential benefits of the Business Combination may not be fully achieved, or may not be achieved within the expected timeframe.

•        Termination Date.    The risk that the Business Combination may not be consummated by the earlier of SPAC Termination Date or September 16, 2025, upon the occurrence of which the Business Combination Agreement may be terminated; provided that the right to terminate is not available to a party where the failure of the Closing to occur on or before such date is caused by a failure of such party to perform and comply in all material respects with its covenants and agreements that are required to be performed or complied with at or prior to the Closing.

•        Liquidation of SPAC.    The risks and costs to SPAC if the Business Combination is not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in SPAC being unable to effect a business combination by the SPAC Termination Date, and force it to liquidate and the SPAC Warrants to expire worthless.

•        No Survival of Remedies for Breach of Representations, Warranties or Covenants of the Company.    The risk that SPAC will not have any surviving remedies against the Company after the Closing to recover for losses as a result of any inaccuracies or breaches of representations, warranties or covenants of the Company set forth in the Business Combination Agreement. As a result, following the Closing, SPAC

Shareholders will not have the ability to recover for the amount of any damages resulting from a breach of the Company representations, warranties or covenants set forth in the Business Combination Agreement. SPAC Board determined that this structure was appropriate and customary in light of the fact that several similar transactions include similar terms.

•        Shareholder Vote.    The risk that SPAC Shareholders may fail to provide the respective votes necessary to complete the Business Combination. Assuming all issued and outstanding shares are voted on each proposal, it will require 4,688,334 Public Shares, or approximately 54.36% of the 8,625,000 Public Shares held by SPAC Public Shareholders, to be voted in favor of the Merger Proposal, and it would require 2,720,000 Public Shares, or approximately 31.54% of the 8,625,000 Public Shares held by SPAC Public Shareholders, to be voted in favor of each of the Business Combination Proposal. The Business Combination is not structured in a way that requires a majority vote of SPAC Public Shareholders to approve the Business Combination. If not all issued and outstanding shares vote on the Merger Proposal, it may not require a majority of SPAC Public Shareholders to approve the Business Combination.

•        Redemptions.    The risk that holders of SPAC Class A Ordinary Shares may redeem their SPAC Class A Ordinary Shares for cash in connection with the Business Combination, thereby reducing the amount of cash available to SPAC and potentially resulting in an inability to consummate the Business Combination if the available cash in the Trust Account is less than $5,000,001, unless such Closing Condition is waived by all parties pursuant to the Business Combination Agreement.

•        Closing Conditions.    The fact that completion of the Business Combination is conditioned on the satisfaction of certain Closing Conditions that are not within SPAC’s control.

•        Transaction Litigation.    The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

•        Listing Risks.    The challenges associated with preparing the Company, a privately held entity, for the applicable disclosure, controls and listing requirements to which it will be subject as a publicly traded company on the Stock Exchange.

•        Post-Business Combination Corporate Governance.    The amount of equity to be held by the Company Shareholder, the fact that existing SPAC Shareholders will hold a minority position in the Company following consummation of the Business Combination will have the effect of concentrating voting power with the Company Shareholder, which will limit an investor’s ability to influence the outcome of important transactions, including a change in control.

•        Fees and Expenses.    The fees and expenses associated with completing the Business Combination.

•        Other Risks.    Various other risks associated with the Business Combination, the business of the Company and the business of SPAC described under the section entitled “Risk Factors.”

In addition to considering the factors described above, SPAC Board also considered:

•        Interests of Certain Persons.    The Sponsor, officers and directors may have interests in the Business Combination that are in addition to, and that are different from, the interests of the SPAC Public Shareholders (see below subsection entitled “Interests of Certain Persons in the Business Combination”). SPAC’s independent directors reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and approving, as members of SPAC Board, the Business Combination Agreement and the transactions contemplated therein, including the Business Combination.

SPAC Board concluded that the potential benefits that it expected SPAC and its shareholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, SPAC Board determined that the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination, were advisable, fair to, and in the best interests of, SPAC and its shareholders.

Summary of Financial and Valuation Analyses of the Company

The following highlights the material analysis prepared by Chenghe’s financial advisor, i.e. ER Shares, using financial projections prepared and provided by the Company and reviewed by Chenghe’s Board in connection with the valuation of the Company. The summary set forth below does not purport to be a complete description of the financial and valuation analysis performed or factors considered by the Chenghe Board nor does the order of the financial and valuation analysis and financial projections described represent the relative importance or weight given to those financial and valuation analysis and financial projections by Chenghe’s Board. Chenghe may have deemed various assumptions more or less probable than other assumptions, so the valuations implied by the analysis and projections highlighted below should not be taken to be Chenghe’s view of the actual value of the Company. Considering the data specified below without considering all financial and valuation analysis, projections or factors or the full narrative description of such analyses of factors, including the methodologies and assumptions underlying such analysis, projections or factors, could create a misleading or incomplete view of the processes underlying the financial and valuation analyses and the recommendation of Chenghe’s Board.

While presented with numerical specificity, the financial and valuation analysis prepared by ER Shares and the projections prepared by the Company are forward-looking and reflect numerous estimates and assumptions including, but not limited to, future industry performance under various industry scenarios as well as assumptions for competition, general business, economic, market and financial condition and matters specific to the business of the Company, all of which are inherently uncertain and difficult to predict and many of which are beyond the control of Chenghe or the Company.

None of the Company, Chenghe, or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of the Company do not purport to be appraisals or reflect the prices at which the Company Ordinary Shares may actually be valued upon closing of the Business Combination. Accordingly, the assumptions and estimates used in, and the results derived from, the financial and valuation analyses are inherently subject to substantial uncertainty. The following information, to the extent that is based on market data, is not necessarily indicative of current market conditions.

Opinion of EntrepreneurShares LLC

Chenghe retained ER Shares to render an opinion to the Chenghe Board as to the fairness, from a financial point of view to Chenghe and to the shareholders of Chenghe (other than the Sponsor or any of its affiliates) of the Total Consideration (as defined below) to be issued or paid to such shareholders in the Business Combination. For the purposes of this section, “Transaction Consideration” means the Company Class A Ordinary Shares and Company Warrants to be issued in exchange for the SPAC Class A Ordinary Shares and SPAC Warrants at the Merger Effective Time. See the section entitled “The Business Combination Agreement and Ancillary Documents” for more information.

Chenghe selected ER Shares to provide a fairness opinion based on ER Shares’ qualifications, experience, fees, required time to prepare its report, and reputation., including the unique qualifications of the ER Shares’ employees conducting the financial analysis as tenured professors at the top ranked entrepreneurship program at Babson College, a leading asset manager in the global entrepreneurial venture community, and frequent guest appearances as valuation experts in leading media stations such as CNBC, Fox Business & Bloomberg and the fact that ER Shares is regularly engaged in the valuation of businesses and their securities and in the provision of fairness opinions in connection with business combination transactions.

ER Shares delivered its oral opinion to the Chenghe Board, subsequently confirmed in writing on September 16, 2024 (the “Opinion”), which sets forth, among other things, the procedures followed, assumptions made, matters considered, and qualifications and limitations on the scope of review undertaken in rendering the Opinion, which is attached to this proxy statement/prospectus as Annex G and is hereby incorporated by reference. The Opinion confirmed that, as of September 16, 2024, the Transaction Consideration to be issued or paid to the shareholders of Chenghe is fair from a financial point of view to Chenghe and the shareholders of Chenghe, other than the Sponsor and any of its affiliates. The Opinion does not constitute a recommendation to the relevant directors and officers of Chenghe or to any other persons in respect of the Business Combination, including as to how any holders of SPAC Class A Ordinary Shares should vote or act in respect of the Business Combination.

In connection with its analyses in rendering the Opinion, ER Shares, among other things:

•        Reviewed the financial terms and conditions of the proposed Business Combination set forth in the draft Business Combination Agreement circulated on September 2, 2024;

•        Reviewed certain operating and financial information, including certain projections that were prepared by Polibeli and provided to ER Shares by management of the Company, or the Financial Projections;

•        Reviewed certain guideline public companies and precedent transactions which ER Shares viewed as having attributes similar to the Company;

•        Reviewed other publicly available industry information (i.e., various equity analyst reports, macroeconomic reports, and public information about guideline companies), available from databases such as CapIQ; and

•        Engaged in confirmatory discussions with Company’s management regarding the Company’s business and key assumptions and risks associated with the Company’s business plans, including working capital and capital expenditure assumptions.

For purposes of its analysis and the Opinion, ER Shares assumed and relied upon the accuracy and completeness of the financial and other publicly available information, and all of the information supplied or otherwise made available to, discussed with or reviewed by ER Shares, without any independent verification of such information (and assumed no responsibility or liability for any independent verification of such information) and further relied upon the assurances of Chenghe management that they were not aware of any facts or circumstances that would make such information provided to ER Shares inaccurate or misleading. With respect to the Financial Projections, ER Shares assumed that they were reasonably prepared reflecting the best currently available estimates and good faith judgments of the Company’s management as to the future financial performance of the Company, assuming that the assumptions incorporated therein materialize. However, for purposes of its analysis, ER Shares did not incorporate the Company’s projected revenue growth from acquisition transactions due to the speculative nature of future acquisitions, and relied upon for such purposes only the Company’s organic growth estimates reflected in the Financial Projections.

For purposes of its analysis and the Opinion, ER Shares assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the Business Combination Agreement were true and correct, that each party would perform all of the covenants and agreements required to be performed by it under the Business Combination Agreement and that all conditions to the consummation of the Business Combination would be satisfied without waiver or modification thereof. ER Shares further assumed, in all respects material to its analysis, that all governmental, regulatory, or other consents, approvals or releases necessary for the consummation of the Business Combination would be obtained without any delay, limitation, restriction or condition that would have an adverse effect on the consummation of the Business Combination or reduce the contemplated benefits to the holders of SPAC Class A Ordinary Shares.

ER Shares did not, in connection with the Opinion, conduct any physical inspection of properties or facilities associated with the Company. The Opinion is necessarily based upon information made available to ER Shares as of September 3, 2024, and financial, economic, market, and other conditions as they existed and as could be evaluated as of that date and does not reflect any subsequent developments. ER Shares does not have any obligation to update, revise or reaffirm the Opinion.

ER Shares was not asked to opine on, and the Opinion does not express any views on, (i) any other terms of the Business Combination (except as expressly addressed herein), (ii) Chenghe’s underlying business decision to proceed with or effect the Business Combination, (iii) the merits of the Business Combination relative to any alternative transaction or business strategy that may be available to Chenghe, (iv) the amount or nature of the compensation to any officer, director or employee, or any class of such persons, relative to the compensation to be received by the holders of any class of securities, creditors or other constituencies of Chenghe or the Company in the Business Combination, or relative to or in comparison with the Total Consideration paid to shareholders of Chenghe, (v) the fairness of the Business Combination to any particular group or class of securities, creditors, or other constituencies of Chenghe, other than those set forth in the Opinion or (vi) the solvency, creditworthiness or fair value of the Company or any other participant in the Business Combination under any applicable laws relating to bankruptcy, insolvency or similar matters.

Set forth below is a summary of the material financial analyses carried out by ER Shares, in connection with ER Shares rendering the Opinion. The following summary, however, does not purport to be a complete description of the analyses performed by ER Shares. The order of the analyses described, and the results of these analyses do not represent relative importance or weight given to these analyses by ER Shares. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data that existed on or before August 27, 2024, and is not necessarily indicative of current market conditions.

Summary of ER Shares’ Financial Analysis of Company

Determination of Total Enterprise Value

ER Shares conducted its fairness analysis based on a pre-money total enterprise value. For the purpose of determining the pre-money total enterprise value, the Base Equity Value under the Business Combination Agreement was adjusted for Company debt and cash which was non-material, which yielded a pre-money total enterprise value of $3.6 billion. ER Shares’ fairness analysis was conducted on a pre-money total enterprise value of $3.6 billion.

Market Method

The primary method ER Shares used as the basis for the fairness opinion assessment was a Market Method, which relied on a combination of (a) a Guideline Publicly Traded Companies Analysis (“GPC Analysis”), (b) a Guideline Transaction Analysis (“GTM Analysis”) and (c) a Guideline Companies Analysis (“GCM Analysis”), each as further described below.

Guideline Publicly Traded Companies Analysis

The GPC Analysis is a market indicator used to value a business. ER Shares reviewed and analyzed publicly available data on CapIQ about companies that were considered to have attributes similar to the Company. There are no guideline public companies that are directly comparable to Company’s future prospective business. ER Shares selected a group of 98 guideline public companies that it considered to have attributes similar to the Company (“GPC Guideline Companies,” collectively, the “Guideline Companies Group”) to use for purposes of the GPC Analysis.

ER Shares utilized the platform and analytical tools of CapIQ’s public company database (the “database,” unless otherwise indicated, as accessed as of September 3, 2024 (the “Access Date”)), to assist with the identification of GPC Guideline Companies and to obtain certain publicly available information about those companies. Of the total number of companies with securities listed on a U.S. or non-U.S. national securities exchange (“Public Companies”) included in the database, ER Shares selected the 98 GPC Guideline Companies.

The GPC Guideline Companies are as follows:

• A G Universal Limited	• AA Plus Tradelink Limited
• Agarwal Float Glass India Limited	• Arunjyothi Bio Ventures Limited
• Ashoka Metcast Limited	• Gift Infinite Public Limited Company
• Asia Pack Limited	• Gujarat Inject (Kerala) Limited
• Asia Pioneer Entertainment Holdings	• Hariyana Ship Breakers Limited
• AuSom Enterprise Limited	• Hextar Technologies Solutions Berhad
• AVI Products India Limited	• Horizon Construction Development
• Beijing United Information Technology Company Limited	• IEL Limited
• Chandni Machines Limited	• IRM Holdings India Limited
• Chandra Prabhu International Limited	• Ind Aglv Commerce Limited
• Chin Hin Group Berhad	• IndiaMART InterMESH Limited
• Chuan Huat Resources Berhad	• Integra Essentia Limited
• Creative Newtech Limited	• Ishan International Limited
• Crown Lifters Limited	• Ithirit Nice Corporation Public Company
• Dhoot Industrial Finance Limited	• Jatalia Global Ventures Limited
• Dhyaani Tradeventtures Limited	• Kabra Commercial Limited
• Dig Exhibitions & Events Corporation Limited	• Kairuide Holding Company Limited
• E-Commodities Holdings Limited	• Konndor Industries Limited
• Fischer Medical Ventures Limited	• KPS Consortium Berhad

• General Aviation Import Export JSC	• Lesha Industries Limited
• Genpharmasec Limited	• Lloyds Enterprises Limited
• Omnipotent Industries Limited	• MRC Agrotech Limited
• Pansar Berhad	• Mysore Petro Chemicals Limited
• Parker Agrochem Exports Ltd	• Natural Biocon (India) Limited
• Porn Prom Metal Public Co	• Nupur Recyclers Limited
• PT Hexindo Adiperkasa Tbk	• O.P. Chains Limited
• PT Intraco Penta Tbk	• PT Superkrane Mitra Utama Tbk
• PT Lupromax Pelumas Indonesia Tbk	• PTT Synergy Group Berhad
• PT Mitra Pack Tbk	• Pulsar International Limited
• PT MPX Logistics International Tbk	• Quasar India Limited
• PT Sarana Mitra Luas Tbk	• Rajnandini Metal Limited
• PT Sinergi Multi Lestarindo Tbk	• Ramgopal Polytex Limited
• PT Sunindo Pratama Tbk	• Retro Green Revolution Limited
• Shanghai Material Trading Co. Ltd.	• Ridhhi Siddhi Gluco Biols Limited
• Shenzhen Tongyi Industry Co. Ltd.	• Roni Households Limited
• Shree Marutinandan Tubes Ltd	• Sai Swamy Metals and Alloys Limited
• Signet Industries Limited	• Sanghvi Movers Limited
• Silkflex Polymers (India) Limited	• Sawaca Business Machines Limited
• Tara Chand Logistics Solutions	• Shanghai Huitong Energy Co. Ltd.
• Tien Thang Service and Trading Joint Stock Company	• SPV Global Trading Limited
• Trans India House Impex Limited	• SRU Steels Limited
• Vintage Coffee and Beverages Limited	• Standard Industries Limited
• Zhang Jia Gang Freetrade Science & Technology Group Co. Ltd.	• Stratmont Industries Limited
• Zheijang Huatie Emergency Equipment Science & Technology Co. Ltd.	• Tahmar Enterprises Limited
• UAC Global Public Company Limited
• Uniphos Enterprises Limited
• United Distributors Pakistan Ltd
• Unitrade Industries Berhad
• Vaxfab Enterprises Limited
• Veritas (India) Limited
• Vinacomin – Northern Coal Trading Co
• WMG Holdings Berhad
• YCQH Agricultaral Technology Co. Ltd.
• Trishakti Industries Limited

•        Worldwide Presence:    Of the total number of companies included in the database, ER Shares selected a group of 71,257 Public Companies with securities listed on various national exchanges globally in order to incorporate in the GPC Guideline Companies with operations and foci outside as well as inside of Indonesia (the “Worldwide Presence Category”).

•        All Capital Goods:    Within the companies in the Worldwide Presence Category, ER Shares narrowed its search to approximately 6,613 Public Companies that fall within the Global Industry Classification Standards classifications developed by S&P, Dow Jones Indices and MSCI, as of the Access Date (“GICS”) general “Capital Goods” classification, which incorporates, among other companies, Aerospace & Defense, Building Products, Construction & Engineering, Electrical Equipment, Industrial Conglomerates, Machinery and Trading Companies and Distributors (the “Capital Goods Category”).

•        Specific Trading Companies and Distributors Category:    ER Shares’ search was further narrowed to approximately 805 companies within the Capital Goods Category, which ER Shares considered to have attributes or potential similarities to the Company.

•        Total Last Twelve Months (“LTM”) Revenue Growth greater than 15%:    Among the companies within the Specific Trading Companies and Distributors Category, ER Shares focused on 163 companies with LTM revenue growth greater than 15%, which ER Shares considered relevant to the Company given its projected revenue growth.

•        Asia Pacific:    Among the companies within the Specific Trading Companies and Distributors Category, having LTM Revenue growth greater than 15%, ER Shares chose the 132 companies with focus on the Asia Pacific region, which ER Shares considered most relevant to the Company given its current operations.

•        Asia Pacific — Emerging Markets:    Among the companies within the Specific Trading Companies and Distributors Category, having LTM Revenue growth greater than 15%, ER Shares chose the 98 companies with focus on the Asia Pacific — Emerging Markets region, which ER Shares considered most relevant to the Company given its current operations and growth prospects.

Based upon each of the GPC Guideline Companies identified above, a forward next twelve months (“NTM”) Enterprise Value-to-Revenue (EV/Revenue) multiple range of 4.79x to 6.68x was selected as the comparable valuation metric. The multiples used were reflected in the most recent public filings made by the GPC Guideline Companies and consensus estimates obtained from publicly available equity research analysts’ projections made available by CapIQ as of the Access Date. ER Shares derived a multiple range based on the mean and median multiples of the GPC Guideline Companies and applied the multiple range to the Company’s FY2026 Organic Revenue forecasts resulting in an implied valuation range of $4.0 billion to $5.6 billion. The FY2026 Organic Revenue forecasts were derived from the operational revenue forecasts reflected in the Financial Projections as provided by Company management. The implied valuation range of $4.0 billion to $5.6 billion was discounted using a period factor of 2.40 and discount rate of 20% calculated as the weighted average cost of capital (the “WACC”). The WACC represents the required return on investment incorporating the cost of equity and debt, weighted by their respective proportions in the Company’s capital structure. The Company’s capital structure had minimal debt (approximately 1%) and was 99% equity.

The period factor of 2.40 was selected to account for the two-and-a-half-year forecast horizon used to project the Company’s value, with the ultimate aim of deriving an estimated enterprise value as of the date of the valuation. This adjustment was made using a discount rate of 20%, which reflects the appropriate level of risk for the Company during the valuation period.

The discount rate of 20% was determined by ER Shares based on a comprehensive evaluation of the Company’s risk profile, taking into account multiple factors, including:

•        Stage of Business:    The Company is an early stage and emerging growth company. The Company is at the revenue generating stage and has not yet turned profitable and is not expected to be cash flow positive until the end of 2026. The Company is currently focused on revenue growth. Consequently, ER Shares added an additional risk premium.

•        Expected Liquidity:    A SPAC Business Combination provides SPAC Public Shareholders the ability to exercise redemption rights that enable SPAC Public Shareholders an option to redeem a portion or all of the Public Shares. This may adversely affect the liquidity of the underlying securities. Due to this perceived potential of restricted liquidity, ER Shares concluded that the Company warranted an additional risk premium.

•        Size:    The size of the transaction and target market capitalization categorizes the Company as a mid-capitalization category company (e.g., market capitalization above $2.5 billion but under $10 billion). Mid-capitalization companies normally face business risks, obsoletion risks, M&A risks, and other risks from larger companies. Due to this, ER Shares concluded that the Company warranted an additional risk premium.

•        Nature of Industry:    The industry in which the Company operates is subject to a high degree of uncertainty and risk. The industry may incur increased competition, rapidly advancing technologies and pricing pressures as new competitors enter the market. Due to this, ER Shares concluded that the Company warranted an additional risk premium.

•        Uncertainty posed by Geography:    The Company is currently engaged in business operations primarily within emerging markets across Asia. These markets inherently present a degree of uncertainty attributable to various political and regulatory risks. Specifically, these regions are characterized by factors such as political instability, frequent changes in governmental policy, and regulatory unpredictability, which can result in significant uncertainties affecting the stability and profitability of business operations. In light of these geopolitical and regulatory risks, ER Shares has assessed the associated risk profile of the Company’s operations and, based on its analysis, has concluded that the Company warrants the application of an additional risk premium. This premium reflects the increased level of investment risk resulting from the inherent uncertainties associated with operating in these emerging markets.

These factors, when considered in combination, indicated a need for an additional risk premium over the risk-free rate and the equity risk premium typically applied to more stable businesses. The assigned discount rate of 20% reflects this heightened level of risk, given the Company’s operating environment and business stage.

After accounting for the discount factor, an enterprise value range of $2.6 billion to $3.6 billion was calculated for Company’s potential future business. Based on the derived valuation range of approximately $2.6 billion to $3.6 billion, the transaction based on a pre-money total enterprise value of $3.6 billion fell within the derived valuation range and was deemed to be fair from a financial point of view under this methodology.

Guideline Transaction Analysis

The GTM Analysis is a market method examining comparable transactions. Based on ER Shares’ review and analysis of publicly available data (sourced through the subscription database Pitchbook) about initial public offerings, early and late stage investments and mergers and acquisitions. Within these guidelines, the following factors were considered in determining the appropriateness of transactions for inclusion in the GTM Analysis carried out by ER Shares: (i) sector, (ii) business status and (iii) deal status. Utilizing the criteria set forth above, ER Shares identified 15 guideline transactions (the “GTM Guideline Transactions” and collectively, the “Guideline Transactions Group”) that ER Shares considered relevant for comparative purposes, though, as described below, none of the selected transactions has characteristics identical to the proposed Business Combination or involves businesses that are identical to the Company. The categories of transactions used by ER Shares as criteria for inclusion in the Guideline Transactions Group can be summarized as follows, based on information accessed by ER Shares through Pitchbook on September 3, 2024:

The GTM Guideline Transactions are as follows:

• Jumbotail Technologies	• GrubMarket
• Waycool	• Delhivery
• Ninjacart	• Fashinza
• Dolado	• Offbusiness
• Ula	• Stord
• GudangAda	• NuOrder
• Udaan	• DelHaat
• Longxi Network

•        B2B E-Commerce (B2B):    ER Shares focused on transactions involving companies falling in the Pitchbook Industries and Verticals Business Products and Services & Information Technology Sectors, specifically servicing the B2B E-commerce industry, which it considered most likely to encompass companies that have similarities to the Company in terms of operation characteristics and trajectories.

•        Merger & Acquisitions:    Among transactions falling into the B2B E-Commerce category, ER Shares selected transactions resulting in a previously privately owned company being acquired by a larger company through an acquisition (generally involving a merger of a private company into a larger company). ER Shares considered these types of transactions to be similar to the proposed Business Combination, given the similarities these companies had to the business lines of the Company.

•        IPO Transactions:    Among transactions falling into the B2B E-Commerce category, ER Shares alternatively selected transactions resulting in a previously privately owned company becoming a public company through an initial public offering (generally involving a first time offering of shares of a company stock to the public). ER Shares considered these types of transactions to be similar to the proposed Business Combination, given the similarities these companies had to the business lines of the Company.

•        Early Stage and Late Stage Investments:    Among transactions falling into the B2B E-Commerce category, ER Shares selected transactions resulting in an investment in a privately owned company being an investment in the early stages or late stages of the company. ER Shares considered these types of transactions to be similar to the proposed Business Combination, given the similarities these companies had to the Business Lines of the Company.

Based upon each of the GTM Guideline Transactions identified above, as reflected in public filings made by the companies involved in the GTM Guideline Transactions, an actual Enterprise Value-to-Revenue (EV/Revenue) multiple range of 4.79x to 20.26x was selected as the comparable valuation metric. ER Shares derived a multiple range based on the mean and median multiples of the GTM Guideline Transactions and applied the multiple range to the Company’s FY2025 Organic Revenue resulting in an implied valuation range of $1.4 billion to $5.8 billion. The implied valuation range of $1.4 billion to $5.8 billion was discounted using a discount rate of 20% calculated as the WACC. After accounting for the discount rate, an enterprise value range of $1.3 billion to $5.4 billion was calculated for the Company’s consolidated potential future business. The FY2025 Revenue forecasts were derived from the operational revenue forecasts reflected in the Financial Projections as provided by Company management. Based on the derived valuation range of approximately $1.3 billion to $5.4 billion, the transaction based on a pre-money total enterprise value of $3.6 billion fell below the derived valuation range and was deemed to be fair from a financial point of view under this methodology.

Guideline Companies Analysis

The GCM Analysis is a market indicator used to value a business, based on trading multiples derived from publicly traded companies that are similar to the Company. ER Shares reviewed and compared certain financial information of the Company to corresponding trading multiples and financial ratios for the following selected publicly traded peers in selected segments of the Capital Goods and Information Technology sectors such as companies servicing the B2B E-Commerce Industry (referred to in this section as the “Comparable Companies”):

The Comparable Companies are as follows:

• IndiaMART InterMESH Limited	• Shopify Inc
• MercadoLibre, Inc	• PDD Holdings
• Global-E Online Ltd.
Company Name	NTM TEV/ Forward Total Revenue Multiple
IndiaMART InterMESH Limited	9.36x
Shopify Inc	4.00x
MercadoLibre	7.10x
PDD Holdings	2.22x
Global-E Online Ltd.	6.34x

____________

-         Source: CapIQ; figures as of September 3, 2024

Although none of the Comparable Companies listed above are directly comparable to the Company, ER Shares selected these companies based on its professional judgment due to similar operating industries with business characteristics that, for purposes of its analysis, ER Shares considered as close proxies of the business characteristics of the current and planned operations of the Company indicated by Company management.

For each of the Comparable Companies identified above, a forward NTM Enterprise Value-to-Revenue (EV/Revenue) multiple range of 5.80x to 6.34x was selected as the comparable valuation metric. ER Shares derived a multiple range based on the mean and median multiples of the Comparable Companies and applied the multiple range to the Company’s FY2026 Organic Revenue forecast resulting in an implied valuation range of $4.9 billion to $5.3 billion. The implied valuation range of $4.9 billion to $5.3 billion was discounted using a discount rate of 20% calculated as the WACC. After accounting for the discount rate, an implied enterprise value range of $3.8 billion to $4.1 billion was calculated for the Company’s consolidated potential future business. The multiples identified were reflected in the most recent public filings made by the Comparable Companies and consensus estimates obtained from publicly available equity research analysts’ projections made available by CapIQ as of the date of valuation. The FY2026 Organic Revenue forecast were derived from the operational revenue forecasts reflected in the Financial Projections as provided by Company management. Based on the derived valuation range of approximately $3.8 billion to $4.1 billion, the Company’s pre-money total enterprise value of $3.6 billion fell below the derived valuation range and was deemed to be fair from a financial point of view under this methodology.

Calculation of Multiples for GTM and GCM

The low and high range for the multiples were selected based on the mean and median range of the multiples in the dataset.

Multiples under GTM Method —

Company	Revenue Multiple
Jumbotail Technologies	2.89
GrubMarket	1.47
WayCool	4.72
Delhivery (BOM: 543529)	4.40
Ninjacart	4.68
Fashinza	68.65
Dolado	23.33
OfBusiness	4.79
Ula	27.24
Stord	5.18
GudangAda	115.90
NuOrder	19.24
DeHaat	2.59
Udaan	3.42
Longxi Network	15.40

Multiples under GCM Method —

Company	Revenue Multiple
IndiaMART InterMESH Limited (NSEI:INDIAMART)	9.36x
MercadoLibre, Inc. (NasdaqGS:MELI)	4.00x
Shopify Inc. (NYSE:SHOP)	7.10x
PDD Holdings Inc. (NasdaqGS:PDD)	2.22
Global-E Online Ltd. (NasdaqGS:GLBE)	6.34

Multiples under GPC Method —

Company	Revenue Multiple
A G Universal Limited (NSEI:AGUL)	0.623
Agarwal Float Glass India Limited (NSEI:AGARWALFT)	1.01
Arunjyothi Bio Ventures Limited (BSE:530881)	8.49
Ashoka Metcast Limited (BSE:540923)	1.07
Asia Pack Limited (BSE:530899)	132.6
Asia Pioneer Entertainment Holdings Limited (SEHK:8400)	0.792
AuSom Enterprise Limited (BSE:509009)	0.132
AVI Products India Limited (BSE:523896)	0.807
Beijing United Information Technology Co.,Ltd. (SHSE:603613)	0.223
Chandni Machines Limited (BSE:542627)	0.081
Chandra Prabhu International Ltd. (BSE:530309)	0.096
Chin Hin Group Berhad (KLSE:CHINHIN)	5.95
Chuan Huat Resources Berhad (KLSE:CHUAN)	0.401
Creative Newtech Limited (NSEI:CREATIVE)	1
Crown Lifters Limited (NSEI:CROWN)	11
Dhoot Industrial Finance Limited (BSE:526971)	1
Dhyaani Tradeventtures Limited (BSE:543516)	0.392

Company	Revenue Multiple
Dlg Exhibitions & Events Corporation Limited (SHSE:600826)	1.61
E-Commodities Holdings Limited (SEHK:1733)	0.062
Fischer Medical Ventures Limited (BSE:524743)	153.6
General Aviation Import Export JSC (HNX:ARM)	0.361
Genpharmasec Limited (BSE:531592)	3.37
Gift Infinite Public Company Limited (SET:GIFT)	4.28
Gujarat Inject (Kerala) Limited (BSE:524238)	3.3
Hariyana Ship Breakers Limited (BSE:526931)	0.702
Hextar Technologies Solutions Berhad (KLSE:HEXTECH)	12
Horizon Construction Development Limited (SEHK:9930)	1.92
IEL Limited (BSE:524614)	1.03
IIRM Holdings India Limited (BSE:526530)	2.26
IndiaMART InterMESH Limited (NSEI:INDIAMART)	11.6
Integra Essentia Limited (NSEI:ESSENTIA)	1.4
Ishan International Limited (NSEI:ISHAN)	1.55
Itthirit Nice Corporation Public Company Limited (SET:ITTHI)	0.623
Kairuide Holding Co.,Ltd. (SZSE:002072)	2.83
Konndor Industries Limited (BSE:532397)	0.413
KPS Consortium Berhad (KLSE:KPSCB)	0.206
Lesha Industries Limited (BSE:533602)	3.38
Lloyds Enterprises Limited (BSE:512463)	4.6
MRC Agrotech Limited (BSE:540809)	0.724
Mysore Petro Chemicals Limited (BSE:506734)	3.22
Natural Biocon (India) Limited (BSE:543207)	2.38
Nupur Recyclers Limited (NSEI:NRL)	2.68
Omnipotent Industries Limited (BSE:543400)	0.201
Pansar Berhad (KLSE:PANSAR)	0.606
Parker Agrochem Exports Ltd. (BSE:524628)	1.68
Porn Prom Metal Public Company Limited (SET:PPM)	0.584
PT Hexindo Adiperkasa Tbk (IDX:HEXA)	0.621
PT Intraco Penta Tbk (IDX:INTA)	2.99
PT Lupromax Pelumas Indonesia Tbk (IDX:LMAX)	NM
PT Mitra Pack Tbk (IDX:PTMP)	1.38
PT MPX Logistics International Tbk (IDX:MPXL)	1.9
PT Sarana Mitra Luas Tbk (IDX:SMIL)	7.34
PT Sinergi Multi Lestarindo Tbk (IDX:SMLE)	0.43
PT Sunindo Pratama Tbk (IDX:SUNI)	1.67
PT Superkrane Mitra Utama Tbk (IDX:SKRN)	2.14
PTT Synergy Group Berhad (KLSE:PTT)	3.25
Pulsar International Limited (BSE:512591)	3.62
Quasar India Limited (BSE:538452)	0.185
Rajnandini Metal Limited (NSEI:RAJMET)	0.388
Ramgopal Polytex Limited (BSE:514223)	0.634
Retro Green Revolution Limited (BSE:519191)	4.33
Riddhi Siddhi Gluco Biols Limited (BSE:524480)	2.02
Roni Households Limited (BSE:542145)	2.14
Sai Swami Metals and Alloys Limited (BSE:544170)	0.983
Sanghvi Movers Limited (BSE:530073)	8.19
Sawaca Business Machines Limited (BSE:531893)	5.5

Company	Revenue Multiple
Shanghai Huitong Energy Co.,Ltd (SHSE:600605)	30.7
Shanghai Material Trading Co., Ltd. (SHSE:600822)	0.402
Shenzhen Tongyi Industry Co., Ltd. (SZSE:300538)	0.949
Shree Marutinandan Tubes Limited (BSE:544083)	0.807
Signet Industries Limited (BSE:512131)	0.468

Miscellaneous

The foregoing summary of certain financial analyses does not purport to be a complete description of the analyses or data presented by ER Shares and is qualified in its entirety by reference to the full text of the Opinion, which is as attached as Annex G to this proxy statement/prospectus. In connection with the evaluation of the Transaction Consideration, ER Shares performed a variety of financial and comparative analyses for the purpose of rendering the Opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary descriptions. Selecting portions of the analyses or of the summary described above, without considering the analyses as a whole, could create an incomplete view of the processes underlying the Opinion. In arriving at its fairness determination, ER Shares considered the results of all the analyses and did not draw, in isolation, conclusions from or with regard to any one analysis or factor considered by it for purposes of the Opinion. Rather, ER Shares made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all the analyses. In addition, ER Shares may have given certain analyses and factors more or less weight than others and may have deemed certain assumptions more or less probable than others. As a result, the range of valuations resulting from any particular analysis or combination of analyses described above should not be taken to be the view of ER Shares with respect to the actual value of the potential future value of Company. Further, ER Shares’ analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies used, including judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Chenghe, the Company or their respective officers, managers and advisors.

Chenghe retained ER Shares to render an opinion to the Chenghe Board as to the fairness, from a financial point of view to Chenghe and to the shareholders of Chenghe (other than the Sponsor or any of its affiliates) of the Transaction Consideration to be issued or paid to such shareholders in the Business Combination. These analyses do not purport to be appraisals or to necessarily reflect the prices at which the business or securities actually may be sold. The results, information and estimates contained in these analyses are not intended to be, and should not be interpreted or construed as, indicative of actual future results, which may be significantly more or less favorable than those suggested by such estimates. Furthermore, ER Shares’ analysis is dependent entirely on information, including the Financial Projections, that was provided to ER Shares by the Company, without independent verification by ER Shares. Estimates, forecasts, illustrative information, business plans, prospects and other information that was used in, and the results derived from, ER Shares’ analyses are inherently subject to substantial uncertainty, and ER Shares assumes no responsibility if future results are materially different from those forecasted in such estimates.

As compensation for ER Shares’ service in connection with the rendering the Opinion to the Chenghe Board, Chenghe agreed to pay ER Shares a fee of $100,000. $15,000 of the fee was paid upon commencement of the engagement and $85,000 of the fee was paid upon delivery of the oral Opinion.

Certain Prospective Operational and Financial Information

The Company provided Chenghe with certain internally prepared forecasts on July 29, 2024, including estimates for revenues for calendar years 2024 to 2026, or the Financial Projections. The Financial Projections were provided by the Company to Chenghe prior to the SPAC Board’s approval of the Business Combination and the execution of the Business Combination Agreement and related agreements, and were provided at the request of Chenghe for management materials as part of its due diligence and evaluation process.

The Financial Projections were not prepared with a view toward compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, or U.S. GAAP with respect to forward looking financial information. As a private company, the Company does not, as a matter of course, make public projections as to future performance, revenues, earnings, or other results of operations, nor does it expect or undertake to do so in the future. The Financial Projections were previously prepared and solely for internal reference, capital budgeting and other management purposes. The Financial Projections are subjective in many respects and therefore susceptible to varying interpretations and the need for periodic revision based on actual occurrence and business developments, and were not intended for third-party use, including by investors or equity or debt holders. Notwithstanding the foregoing, the Company has affirmed to Chenghe that its Financial Projections reflect the view of Company’s management about its future performance as of June 30, 2024.

This summary of the Financial Projections is being provided here solely to disclose information that was provided to Chenghe in connection with its evaluation of the Company and is not being included in this proxy statement/prospectus to influence your decision whether to vote in favor of any proposal. None of the Company, Chenghe or their respective affiliates, advisors, officers, directors, partners or representatives can give you any assurance that actual results will not differ from the Financial Projections, and none of them undertakes any obligation to update or otherwise revise or reconcile the Financial Projections to reflect circumstances existing after the date the Financial Projections were generated, or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the Financial Projections are shown to be erroneous, in each case, except as may be required under applicable law.

While presented with numerical specificity, these Financial Projections were based on numerous variables and assumptions known to the Company at the time of preparation, many of which are inherently uncertain and beyond the control of the Company. The Company believes that the assumptions relating to the Financial Projections were reasonable at the time the Financial Projection were prepared, given the information the Company had at the time. However, important factors may affect actual results and cause the Financial Projections to not be achieved. Such factors include, but are not limited to, risks and uncertainties relating to the businesses of the Company (including, among other things, its ability to achieve strategic goals, objectives and targets, in each case, over applicable periods), industry performance, the competitive environment, changes in technology, general business and economic conditions and other factors described or referenced under the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” The Financial Projections also reflect assumptions as to certain business strategies or plans that are subject to change. Assumptions underlying the Financial Projections may prove to not have been, or may no longer be, accurate. As a result, the inclusion of the Financial Projections in this proxy statement/prospectus should not be relied on as “guidance” or otherwise indicative or predictive of actual future events. The Financial Projections may not be realized, and actual results may be significantly higher or lower than projected in the Financial Projections or otherwise differ materially from the Financial Projections. For all of these reasons, the forward-looking financial information described below and the assumptions upon which they are based (i) are not guarantees of future results, (ii) are inherently speculative, and (iii) are subject to a number of risks and uncertainties, and readers of this proxy statement/prospectus are cautioned not to rely on them.

The Financial Projections, including revenues, are forward-looking statements that are based on growth assumptions that are inherently subject to significant uncertainties and contingencies, many of which are beyond the Company’s control. The Company has not warranted the accuracy, reliability, appropriateness or completeness of the forecasts to anyone, including Chenghe. Neither the Company’s management nor any of its representatives has made or makes any representation to any person regarding the ultimate performance of the Company compared to the information contained in the Financial Projections. The combined company will not refer back to the Financial Projections in future periodic reports filed under the Exchange Act following the Business Combination.

The prospective financial information included in this document, including the Financial Projections, has been prepared by, and is the responsibility of, the Company’s management. Neither the Company’s independent registered public accounting firm, Marcum Asia CPAs LLP, nor any other independent accountants, have audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the prospective financial information contained herein, including the Financial Projections. Accordingly, Marcum Asia CPAs LLP does not express an opinion or any other form of assurance with respect thereto. The audit reports included in this proxy statement/prospectus relate to historical financial information. They do not extend to the prospective financial information and should not be read to do so.

The Company prepared its Financial Projections based on a variety of sources, including inputs and market data from third-party data providers, work with external consultants, and management’s experience in the supply chain services and social commerce sectors. The Company has a limited operating history and the Financial Projections do not reflect historic operating trends. In general, the Financial Projections reflect numerous assumptions, including assumptions with respect to the general business, economic, market and regulatory environment in which it operates and various other factors, all of which are difficult to predict and many of which are beyond the Company’s control as discussed in “Risk Factors,” “Polibeli Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Cautionary Note Regarding Forward-Looking Statements.” See “Risk Factors — Risks Relating to Polibeli’s Business and Industry — Uncertainties relating to the growth and profitability of the evolving and dynamic supply chain services industry in emerging markets could adversely affect Polibeli’s business, prospects and results of operations,” and “Risk Factors — Risks Relating to Polibeli’s Business and Industry — Forecasts and projections of Polibeli’s operating and financial results rely in large part upon assumptions and analyses developed by its management. If these assumptions or analyses prove to be incorrect, Polibeli’s actual operating results may be materially different from those forecasted or projected.” You are cautioned that the Financial Projections may be materially different than actual results.

The following tables set forth a summary of the Financial Projections regarding the Company for the years 2024, 2025 and 2026:

	FY2024 (E)	FY2025 (E)	FY2026 (E)
Revenues (US$)	46,455,527	285,805,265	840,325,456
Japan	20,837,565	50,010,157	80,016,250
Indonesia	23,312,595	202,354,904	646,556,407
Hong Kong	1,500,000	28,500,000	85,500,000
Others	805,367	805,367	805,367
New Explored Countries	—	4,134,837	27,447,432

Projected total revenues included in the Financial Projections were based on numerous assumptions specifically considered for the Company’s revenue streams from various markets, namely Japan, Indonesia, Hong Kong, other and new explored countries.

Japan.    Revenues from Japan were expected to reach approximately US$80.0 million by 2026, representing 56.59% CAGR from 2024 to 2026. The Company’s assumptions with respect to such revenues during the period from 2024 to 2026 reflected management’s anticipated offering of products with large percentage shares, leveraging in terms of market scale, the total addressable market of the merchandising sector of the B2C e-commerce, and expanding through the Company’s omni-channel distribution networks in Japan. As the market continues to evolve, the Company’s business in Japan is expected to grow further, driven by deeper market penetration, increasing variety of service offerings to meet diverse customer needs, and ongoing customer engagement strategies to enhance customer loyalty.

Indonesia.    Revenues from Indonesia were expected to reach approximately US$646.6 million by 2026, representing 202.70% CAGR from 2024 to 2026. According to Frost & Sullivan, with the increase in disposable income in Indonesia, the number of SMEs in Indonesia will increase from approximately 16.7 million in 2022 to 22.9 million in 2027, and the total revenue of SMEs in Indonesia is predicted to increase from US$384.9 billion in 2022 to US$670.7 billion in 2027. The Company’s assumptions with respect to the revenues from Indonesia during the period from 2024 to 2026 resonated with the addressable SME market, as well as the Company’s increasingly diversified product offerings in the country. It also reflected management’s view on, among others, the Company’s brand awareness, the superior customer experience brought by its digital supply chain services platform — Polibeli Platform, etc., comparing with its competitors. The Company believes that the Polibeli Platform has fully utilized smart technologies such as big data analytics to provide customers with integrated and efficient digital supply chain solutions. With the efficiency of goods trading greatly improved in the Indonesian market, the Company is expected to utilize such market potential and witness a rapid business growth in the country.

Hong Kong.    The Company recently established a business presence in Hong Kong, and anticipated that in 2026, Hong Kong would contribute approximately 10.2% of its total revenues. As an international business and trade hub, Hong Kong provides a fair competition environment, rule of law and efficient and developed infrastructure in the consumer product market which collectively will benefit Polibeli’s expansion there. Building on its extensive international trade experience and network of premium brands and suppliers, Polibeli plans to penetrate the Hong Kong market by focusing on high-quality consumer brands to quickly grow its customer trading volume. Through targeted channel and market research, Polibeli will add more high-caliber suppliers, driving simultaneous growth in both customer base and per-customer purchasing volume to achieve accelerated business expansion.

New Explored Countries.    Leveraging the experiences and resources from the existing markets such as Japan and Indonesia, the Company expected to expand into new geographic regions. It was anticipated that in 2026, revenues from the new explored countries would contribute approximately 3.3% of the Company’s revenues. It also reflected management’s view that, as the Company acquired more customers in the new markets, a supply chain ecosystem would be formed and the demand for cross-border goods trading would also increase accordingly. The inclusion of the Financial Projections in this proxy statement/prospectus should not be regarded as an indication that the Company, Chenghe or any other recipient of this information considered or is currently considering the Financial Projections to be a reliable prediction of future events, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on these Financial Projections or any single financial measure. You should read the prospective financial information, including the Financial Projections, together with the Company’s financial statements and the related notes thereto included elsewhere in this proxy statement/prospectus and the trends discussed in “— Company Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

THE PROSPECTIVE FINANCIAL INFORMATION, INCLUDING THE FINANCIAL PROJECTIONS, IS NOT INCLUDED IN THIS PROXY STATEMENT/PROSPECTUS IN ORDER TO INDUCE ANY SPAC SHAREHOLDERS TO VOTE IN FAVOR OF ANY OF THE PROPOSALS AT THE extraordinary general MEETING.

NONE OF SPAC, COMPANY AND ANY OF THEIR RESPECTIVE AFFILIATES INTENDS TO, AND, EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE LAW, EACH EXPRESSLY DISCLAIMS ANY OBLIGATION TO, UPDATE, REVISE OR CORRECT THE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING OR ARISING AFTER THE DATE SUCH FINANCIAL PROJECTIONS WERE GENERATED OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE PROSPECTIVE FINANCIAL INFORMATION ARE SHOWN TO BE INAPPROPRIATE OR ANY OF THE PROSPECTIVE FINANCIAL INFORMATION OTHERWISE WOULD NOT BE REALIZED.

Benefits and Detriments of the Business Combination

In considering the recommendation of the SPAC Board to vote in favor of the Business Combination, shareholders should be aware of the following non-exhaustive list of benefits and detriments of Business Combination on Chenghe, and its unaffiliated SPAC Shareholders, the Sponsor and its affiliates, and the Company and its affiliates.

Chenghe and SPAC Public Shareholders

•        Dilution:    Upon the consummation of Business Combination, SPAC Public Shareholders will experience immediate dilution of their shareholding in the Company. Assuming exercises of all issued and outstanding SPAC Warrants at the Closing of the Business Combination, SPAC Public Shareholders will hold (i) approximately 2.29% of the Company’s total issued and outstanding share capital, assuming none of SPAC Public Shareholders demand redemption pursuant to the Chenghe Articles, (ii) approximately 1.16% of the Company’s total issued and outstanding share capital, assuming intermediate redemptions by SPAC Public Shareholders; and (iii) approximately 0% of the Company’s total issued and outstanding share capital, assuming maximum redemptions by SPAC Public Shareholders.

•        Potential loss of (or increase in) value of the investment in SPAC:    In connection with the SPAC IPO, the SPAC Public Shareholders purchased each SPAC Unit at a price of $10.00 per unit. If any SPAC Public Shareholder does not elect to redeem their SPAC Class A Ordinary Shares in connection with the Business Combination, such SPAC Public Shareholder will receive one Company Class A Ordinary Share in exchange for one SPAC Class A Ordinary Share at the Closing. Following the Closing, the Company cannot predict the prices at which the Company Class A Ordinary Shares will trade. To the extent that the Company Class A Ordinary Shares will trade below $10.00 per share, SPAC Public Shareholders will lose a portion, or all, of their investments in SPAC Class A Ordinary Shares. To the extent that the Company Class A Ordinary Shares will be trading above $10.00 per share, SPAC Public Shareholders may receive returns on their investments on SPAC Class A Ordinary Shares upon the disposition of such shares.

The Sponsor and Their Respective Affiliates

•        Positive return on its investment in SPAC and reimbursement of expenses:    The Sponsor paid an aggregate of $25,000, or approximately $0.009 per share, to cover certain offering costs in consideration for 2,875,000 SPAC Class B Ordinary Shares. In March of 2024, the Sponsor transferred an aggregate of 90,000 SPAC Class B Ordinary Shares to its independent directors and advisory board member, for their board and advisory services, in each case for no cash consideration. At Closing, each SPAC Class A Ordinary Share will be converted into the right to receive one Company Class A Ordinary Share. Upon the completion of the Business Combination, the Sponsor shall hold a total of 3,051,875 Company Ordinary Shares. To the extent that Company Class A Ordinary Shares will trade above $0.009 per share, the Sponsor will receive positive return on its investments in SPAC.

Polbeli and its Respective Affiliates

•        Business Combination Expenses:    Polibeli and Chenghe expect the Business Combination expenses to amount to approximately $6.9 million, in which $2.8 million to be incurred by Company, and $4.1 million to be incurred by Chenghe. As of June 30, 2024, Polibeli and Chenghe respectively incurred approximately $1.4 million and $3.7 million in unpaid Business Combination expenses. Assuming none of the SPAC Public Shareholders demand redemption pursuant to the Chenghe Articles, it is anticipated that Polibeli’s liquidity position immediately following the Business Combination, including the amount of cash on hand, will be approximately $            million. Assuming intermediate redemptions by Public Shareholders, it is anticipated that Polibeli’s liquidity position immediately following the Business Combination, including the amount of cash on hand, will be approximately $            million. Assuming maximum redemptions by Public Shareholders, it is anticipated that Polibeli’s liquidity position immediately following the Business Combination, including the amount of cash on hand, will be approximately $            million. However, there is no assurance that the Business Combination expenses actually incurred will not exceed the parties’ estimates, which would result in less liquidity available to Polibeli at the Closing. There is no assurance that the liquidity available to Polibeli immediately after the Business Combination will be sufficient for Polibeli to conduct its operations, which could have material and adverse results on Polibeli’s business, results of operations and financial condition.

•        Public company status; access to capital markets:    After the consummation of the Business Combination, Polibeli expects the Company Class A Ordinary Shares will be listed on the Stock Exchange. As a U.S. public company, Polibeli will be able to raise funds through the U.S. public capital markets, providing it with access to capital to execute its expansion and growth strategies.

Polibeli’s Reasons for Engaging in the Business Combination

In deciding to pursue the Business Combination and the other transactions contemplated by the Business Combination Agreement with SPAC as opposed to another type of corporate transaction, Polibeli considered and evaluated a number of factors, including but not limited to, the advantages of the Business Combination over a traditional IPO, enhanced access to capital and liquidity for the Company Shareholder, the benefits of a relationship with SPAC and consideration of the relative benefits and detriments of alternative transactions. In particular, Polibeli evaluated the conditions of the IPO market for companies with Polibeli’s characteristics at the time of entering into the Business Combination Agreement and considered that the transaction with SPAC was likely to provide for greater speed of execution, an increased likelihood that the proposed Business Combination would be completed in light of the terms and conditions of the Business Combination Agreement, higher proceeds and the potential for less dilution of the Company Shareholder. Polibeli also considered that, upon Closing, Polibeli would become a public company and the shares of Polibeli Ordinary Shares would trade on a U.S. national securities exchange which could provide Polibeli with enhanced access to capital to facilitate its growth, as well as greater liquidity to the Company Shareholder. Polibeli also believed SPAC’s management, business experience and access to transactional opportunities could benefit the Company. Ultimately, Polibeli concluded that the proposed Business Combination represented the best potential transaction for Polibeli to execute its business strategies and create value for the Company Shareholder.

Interests of Certain Persons in the Business Combination

In considering the recommendation of the SPAC Board to vote in favor of the Business Combination, shareholders should be aware that, the Sponsor, SPAC’s directors and officers have interests in the Business Combination that are different from, or in addition to, those of other SPAC Shareholders generally, which could cause them to benefit from and incentivize them to pursue a business combination with a less favorable target company or on terms less favorable to non-redeeming shareholders rather than liquidate, subject always to their fiduciary duties under Cayman Islands law. SPAC’s directors were aware of and considered these interests, among other matters, in evaluating the Business Combination and did not believe that such interests would preclude them from approving the Business Combination or from recommending the Business Combination to SPAC Shareholders, considering that these interests would be disclosed in this proxy statement/prospectus. SPAC Shareholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things:

•        the fact that the Sponsor paid an aggregate of $25,000 for 2,875,000 SPAC Class B Ordinary Shares, which will have a significantly higher value at the time of the Business Combination but will become worthless if a business combination is not consummated by the Deadline;

•        the fact that the Sponsor paid an aggregate of approximately $2,668,750 for its 266,875 SPAC Private Placement Units and the SPAC Private Placement Warrants underlying such units will expire worthless if a business combination is not consummated by the Deadline;

•        the fact that the Sponsor is anticipated to hold 0.85% of issued and outstanding shares of the Company immediately following the Business Combination (assuming no redemptions of holders of SPAC Class A Ordinary Shares and the exercise of SPAC Private Placement Warrants);

•        the fact that given the differential in the purchase price that the Sponsor paid for the SPAC Class B Ordinary Shares as compared to the price of the SPAC Class A Ordinary Shares and SPAC Public Warrants and the substantial number of SPAC Class A Ordinary Shares that the Sponsor will receive upon conversion of the SPAC Class B Ordinary Shares, the separation of the SPAC Private Placement Units, and (as applicable) the exercise of the SPAC Private Placement Warrants, the Sponsor can earn a positive return on their investment, even if holders of SPAC Class A Ordinary Shares have a negative return on their investment;

•        the fact that the Sponsor has agreed not to redeem any SPAC Ordinary Shares held by it in connection with the shareholder vote to approve a proposed initial business combination pursuant to the SPAC IPO Letter Agreement;

•        the fact that the Sponsor will lose its entire investment in SPAC if an initial business combination is not consummated by the Deadline Date. The Sponsor, SPAC’s directors and officers, and their respective affiliates have not incurred any out-of-pocket fees and expenses in relation to the initial business combination since the SPAC IPO, except that, on February 29, 2024, SPAC issued the Sponsor Note to the Sponsor, for a principal amount of up to $300,000. As of June 10, 2024, SPAC had borrowed $186,896 under the Sponsor Note. At the closing date of the SPAC IPO, SPAC repaid $206,896 to the Sponsor;

•        the fact that the Sponsor has agreed to waive its rights to liquidating distributions from the Trust Account with respect to SPAC Class B Ordinary Shares held by it if SPAC fails to complete an initial business combination by the Deadline;

•        the fact that the Sponsor, SPAC’s directors and officers, and their respective affiliates are entitled to reimbursement of reasonable out-of-pocket expenses incurred by them in connection with certain activities on SPAC’s behalf, such as identifying and investing possible business targets and business combinations. However, if SPAC fails to consummate a business combination within the required period, they will not have any claim against the Trust Account for reimbursement. Accordingly, SPAC may not be able to reimburse these expenses if the Business Combination or another business combination is not completed by the Deadline;

•        the right of the Sponsor to hold the Company Ordinary Shares and Company Warrants following the Business Combination, subject to certain lock-up periods;

•        in the event of the liquidation of the Trust Account upon the failure of SPAC to consummate a business combination by the Deadline, the Sponsor has agreed to indemnify SPAC to ensure that the proceeds in the Trust Account are not reduced below $10.00 per SPAC Class A Ordinary Share, or such lesser per-Public Share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which SPAC has entered into a written letter of intent, confidentiality or other similar agreement or claims of any third party (other than its independent public accountants) for services rendered or products sold to SPAC, provided that such indemnification will not apply to any claims by a third party that executed a waiver of any and all rights to seek access to the Trust Account, nor will it apply to any claims under indemnity of the underwriters of the SPAC IPO against certain liabilities, including liabilities under the Securities Act;

•        the Sponsor (including its representatives and affiliates) and SPAC’s officers and directors are, or in the future may become, affiliated with entities that are engaged in similar business to SPAC. For example, the Sponsor is controlled by Mr. Richard Qi Li, who is the owner of Chenghe Group, founder and director of Chenghe Capital Management Limited and also served as a director and the chief executive officer of HH&L Acquisition Co., a NYSE-listed special purpose acquisition company, and served as chairman of the board of Chenghe Acquisition Co., a Nasdaq-listed special purpose acquisition company, and currently serves as chairman of the advisory board of Chenghe Acquisition I Co., a Nasdaq-listed special purpose acquisition company. The chairman of SPAC Board and our chief executive officer, Dr. Shibin Wang, served as chief executive officer of Chenghe Acquisition Co. and as the chairman of the board of Chenghe Acquisition I Co. The Sponsor and SPAC’s officers and directors are not prohibited from sponsoring, or otherwise becoming involved with, another blank check company prior to SPAC completing its initial business combination. SPAC’s officers and directors may become aware of business opportunities which may be appropriate for presentation to SPAC, and the other entities to which they owe certain fiduciary or contractual duties. Accordingly, they may have had conflicts of interest in determining to which entity a particular business opportunity should be presented. These conflicts may not be resolved in SPAC’s favor and such potential business opportunities may be presented to other entities prior to their presentation to SPAC, subject to applicable fiduciary duties under Cayman Islands law. SPAC MAA provide that SPAC renounces its interest in any corporate opportunity offered to any officer or director of SPAC. This waiver allows SPAC’s officers and directors to allocate opportunities based on a combination of the objectives and fundraising needs of the target, as well as the investment objectives of the entity. SPAC does not believe that the waiver of the corporate opportunities doctrine otherwise had a material impact on its search for an acquisition target;

•        the fact that SPAC’s officers and directors have not received any cash compensation;

•        the fact that the Business Combination Agreement provides for the continued indemnification of SPAC’s existing directors and officers and the continuation of the directors’ and officers’ liability insurance after the Business Combination; and

•        the fact that SPAC has entered into a registration rights agreement with the Sponsor, which provides for customary registration rights to it and its permitted transferees.

Satisfaction of 80% Test

The rules of the NYSE and SPAC MAA requires that SPAC must consummate an initial business combination with one or more operating businesses or assets with a fair market value equal to at least 80% of the net tangible assets held in the Trust Account (net of amounts of any deferred underwriting discount held in trust and taxes payable on the income earned on the Trust Account) at the time of the execution of a definitive agreement in connection with its initial business combination. Based on the qualitative and quantitative information used to approve the Business Combination described herein, SPAC Board determined that the foregoing 80% net tangible asset requirement was met. SPAC Board believes that the financial skills and background of its members qualify it to conclude that the acquisition met the 80% net tangible asset requirement.

Regulatory Matters

The Business Combination is not subject to any federal or state regulatory requirement or approval, except for (i) the Regulatory Authorizations and (ii) the filings with the Cayman Islands Registrar of Companies in accordance with the Cayman Companies Act necessary to effectuate the Business Combination.

Redemption Rights

Pursuant to SPAC MAA, a SPAC Public Shareholder may demand that SPAC redeem its SPAC Class A Ordinary Shares for cash if the Business Combination is consummated. Notwithstanding the foregoing, a SPAC Public Shareholder, together with any affiliate of his or her or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to more than 20% of the SPAC Class A Ordinary Shares. Accordingly, all SPAC Class A Ordinary Shares in excess of 20% held by SPAC Public Shareholders, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group,” will not be redeemed and converted into cash.

Furthermore, under the Business Combination Agreement, as one of the Closing Conditions, SPAC shall not redeem Public Shares that would cause its net tangible assets to be less than $5,000,001 following such redemptions, unless such condition have been waived by all parties.

SPAC Public Shareholders who wish to exercise their redemption rights must demand that SPAC redeem their SPAC Class A Ordinary Shares for cash and tender their SPAC Class A Ordinary Shares to SPAC Transfer Agent no later than two (2) Business Days prior to the SPAC Shareholders’ Meeting. SPAC Public Shareholders may tender their SPAC Class A Ordinary Shares by either delivering their share certificates (if any) and other redemption forms to the SPAC Transfer Agent or by delivering their SPAC Class A Ordinary Shares electronically to the SPAC Transfer Agent using The Depository Trust Company’s DWAC System. Any SPAC Public Shareholders satisfying the requirements for exercising redemption rights will be entitled to a pro rata portion of the amount then in the Trust Account (which, for illustrative purposes, was $            per share, as of the Record Date), less taxes payable and up to $100,000 of interest to pay dissolution expenses. Such amount will be paid promptly upon consummation of the Business Combination. There are currently no owed but unpaid income taxes on the funds in the Trust Account. If a SPAC Public Shareholder exercises his, her or its redemption rights, then it will be exchanging its shares for cash and will not become a shareholder of the Post-Closing Company. Any request for redemption, once made by a SPAC Public Shareholder, may be withdrawn at any time up to the deadline for submitting redemption requests, which is            , 2025 (two (2) Business Days prior to the date of the SPAC Shareholders’ Meeting), and thereafter, with SPAC’s consent, until the Closing. If you deliver your share certificates (if any) and other redemption forms to SPAC Transfer Agent and later decide prior to the SPAC Shareholders’ Meeting not to elect redemption, you may request that SPAC Transfer Agent return the shares (physically or electronically). See the section of this proxy statement/prospectus entitled “Extraordinary General Meeting of SPAC Shareholders — Redemption Rights” for a detailed description of the procedures to be followed if you wish to convert your shares into cash.

Resale of Company Ordinary Shares

The Company Ordinary Shares to be issued to shareholders of SPAC in connection with the Business Combination will be freely transferable under the Securities Act except for shares issued to any shareholder who may be deemed for purposes of Rule 144 under the Securities Act an “affiliate” of SPAC immediately prior to the Merger Effective Time or an “affiliate” of the Company following the Business Combination or shares otherwise held by signatories of the Lock-up Agreement. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control with, the Company or SPAC (as appropriate) and may include the executive officers, directors and significant shareholders of the Company or SPAC (as appropriate).

Stock Exchange Listing of Company Ordinary Shares

The Company will use reasonable best efforts to cause, prior to the Merger Effective Time, the Company Ordinary Shares to be approved for listing on the Stock Exchange under the proposed symbol “PLBL,” subject to official notice of issuance. Approval of the listing on the Stock Exchange of the Company Ordinary Shares (subject to official notice of issuance) is a condition to each party’s obligation to complete the Business Combination.

Delisting and Deregistration of SPAC Securities

If the Business Combination is completed and no other business combination is completed by the SPAC Termination Date, the SPAC Public Units, the SPAC Class A Ordinary Shares and SPAC Public Warrants will be delisted from the NYSE and will be deregistered under the Exchange Act.

The Company as a Foreign Private Issuer under the Exchange Act Post-Closing

The Company expects to remain a “foreign private issuer” (under SEC rules). Consequently, upon consummation of the Business Combination, the Company will be subject to the reporting requirements under the Exchange Act applicable to foreign private issuers. The Company will be required to file its annual report on Form 20-F for the year ending December 31, 2025 with the SEC by April 30, 2026. In addition, the Company will furnish reports on Form 6-K to the SEC regarding certain information required to be publicly disclosed by the Company in the Cayman Islands or that is distributed or required to be distributed by the Company to its shareholders.

Based on its foreign private issuer status, the Company will not be required to file periodic reports and financial statements with the SEC as frequently or as promptly as a U.S. company whose securities are registered under the Exchange Act. The Company will also not be required to comply with Regulation FD, which addresses certain restrictions on the selective disclosure of material information.

In addition, among other matters, the Company’s officers, directors and principal shareholders will be exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of the Company Ordinary Shares.

Despite its initial exemption due to its foreign private issuer status, the Company nevertheless expects to issue interim quarterly financial information publicly and to furnish it to the SEC on Form 6-K.

The Company as an Emerging Growth Company under U.S. Federal Securities Laws Post-Closing and Related Implications

The SPAC is, and following the Business Combination, the Company will be, an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, the Company will be eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in their periodic reports and proxy statement/prospectus, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find the Company’s securities less attractive as a result, there may be a less active trading market for the Company’s securities and the prices of the Company’s securities may be more volatile.

Post-Closing, the Company will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of date of its first sale of common equity securities pursuant to an effective registration statement, (b) in which the Company has total annual gross revenue of at least $1.235 billion, or (c) in which the Company is deemed to be a large accelerated filer, which means the market value of the Company’s common equity that is held by non-affiliates exceeds $700 million as of the last Business Day of its most recently completed second fiscal quarter; and (ii) the date on which the Company has issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

Vote Required for Approval

The approval of the Business Combination Proposal will require an ordinary resolution under Cayman Islands law and pursuant to SPAC MAA, being the affirmative vote of shareholders holding a majority of the SPAC Ordinary Shares which are voted on such resolution in person or by proxy at the Extraordinary General Meeting at which a quorum is present.

Brokers are not entitled to vote on the Business Combination Proposal absent voting instructions from the beneficial holder. An abstention will be counted towards the quorum requirement but, as a matter of Cayman Islands law, will not count as a vote cast at the Extraordinary General Meeting. Broker non-votes do not count as votes cast.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that, Chenghe Acquisition II Co. (“SPAC”)’s entry into the Business Combination Agreement, dated as of September 16, 2024, with Polibeli Merger One Limited (“Merger Sub”) and Polibeli Group Ltd (the “Company”), a copy of which is attached to the proxy statement/prospectus as Annex A, pursuant to which, among other things, Merger Sub will merge with and into SPAC with SPAC being the surviving company of the merger, and becoming a wholly-owned subsidiary of the Company (the “Merger”), with shareholders of SPAC being shareholders of the Company, in accordance with the terms and subject to the conditions of the Business Combination Agreement, and the transactions contemplated thereby be approved, ratified and confirmed in all aspects.”

Recommendation of SPAC’s Board of Directors

SPAC Board recommends a vote “FOR” adoption of the Business Combination Proposal.

SPAC SHAREHOLDER PROPOSAL NO. 2 — THE MERGER PROPOSAL

Overview

Assuming the Business Combination Proposal is approved at the Extraordinary General Meeting, shareholders are being asked to approve, pursuant to the Business Combination Agreement, subject to the terms and conditions set forth therein, the adoption of the plan of merger to be filed with the Registrar of Companies of the Cayman Islands (the “Plan of Merger”) and the transactions contemplated thereby, including, without limitation the Merger. A copy of the Plan of Merger is attached as Annex A-1 to the accompanying proxy statement/prospectus.

Vote Required for Approval

The approval of the Merger Proposal will require a special resolution under Cayman Islands law, being the affirmative vote of shareholders holding at least two-thirds of the SPAC Ordinary Shares which are voted on such resolution in person or by proxy at the Extraordinary General Meeting at which a quorum is present.

Brokers are not entitled to vote on the Merger Proposal absent voting instructions from the beneficial holder. An abstention will be counted towards the quorum requirement but, as a matter of Cayman Islands law, will not count as a vote cast at the Extraordinary General Meeting. Broker non-votes do not count as votes cast.

The Merger Proposal is conditioned on the approval of the Business Combination Proposal at the Extraordinary General Meeting. The approval of the Merger Proposal is a condition to the consummation of the Business Combination.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution, that,

(a)     SPAC be authorized to merge with Merger Sub so that SPAC be the surviving company and all the undertaking, property and liabilities of Merger Sub vest in SPAC by virtue of such merger pursuant to the Companies Act (As Revised) of the Cayman Islands;

(b)    the Plan of Merger, a copy of which is attached to the proxy statement/prospectus as Annex A-1 (the “Plan of Merger”), be authorized, approved and confirmed in all respects and SPAC be authorized to enter into the Plan of Merger; and

(c)     the Plan of Merger be executed by any one director of SPAC (a “Director”) on behalf of SPAC and any Director, be authorized to submit the Plan of Merger, together with any supporting documentation, for registration to the Registrar of Companies of the Cayman Islands.”

Recommendation of SPAC’s Board of Directors

SPAC Board recommends a vote “FOR” adoption of the Merger Proposal.

SPAC SHAREHOLDER PROPOSAL NO. 3 — THE ADJOURNMENT PROPOSAL

Overview

The Adjournment Proposal allows SPAC Board to submit a proposal to approve, by ordinary resolution, the adjournment of the Extraordinary General Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event, based on the tabulated votes, there are not sufficient votes at the time of the Extraordinary General Meeting to approve one or more proposals presented to SPAC Shareholders for vote. In no event will SPAC solicit proxies to adjourn the Extraordinary General Meeting or consummate the Business Combination beyond the date by which it may properly do so under the SPAC MAA and Cayman Islands law.

Consequences If the Adjournment Proposal Is Not Approved

If the Adjournment Proposal is not approved by SPAC Shareholders, SPAC Board may not be able to adjourn the Extraordinary General Meeting to a later date in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal. In such event, the Business Combination would not be completed.

Vote Required for Approval

The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the SPAC Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the SPAC Shareholders’ Meeting. Broker non-votes do not count as votes cast.

The Adjournment Proposal will not be presented if each of the Business Combination Proposal and the Merger Proposal is approved. The Adjournment Proposal is not conditioned upon any other proposal.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the adjournment of the Extraordinary General Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the Extraordinary General Meeting be approved.”

Recommendation of SPAC’s Board of Directors

SPAC Board recommends a vote “FOR” adoption of the Adjournment Proposal.

THE BUSINESS COMBINATION AGREEMENT AND ANCILLARY DOCUMENTS

The Business Combination Agreement

This section describes the material provisions of the Business Combination Agreement, but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus. SPAC Shareholders and other interested parties are urged to read the Business Combination Agreement in its entirety because it is the primary legal document that governs the Merger.

The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in part by the underlying disclosure letters (the “disclosure letters”), which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to shareholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the disclosure letters contain information that is material to an investment decision. Additionally, the representations and warranties of the parties to the Business Combination Agreement may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should rely on the representations and warranties in the Business Combination Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about SPAC, the Company, Merger Sub or any other matter.

Structure of the Business Combination

On September 16, 2024, SPAC, the Company and Merger Sub, entered into a Business Combination Agreement, pursuant to which, among other things and subject to the terms and conditions contained in the Business Combination Agreement, at the Merger Effective Time, Merger Sub will merge with and into SPAC, the separate corporate existence of Merger Sub will cease and SPAC will be the surviving corporation and a wholly owned subsidiary of the Company.

Company Capital Restructuring

Pursuant to the Business Combination Agreement, on the Closing Date, immediately prior to the Merger Effective Time, the following actions shall take place or be effected (in the order set forth below):

(a)     The A&R Company Listing Articles shall be adopted and become effective.

(b)    Immediately prior to the Recapitalization, the authorized share capital of the Company of US$50,000 divided into 500,000,000 ordinary shares of par value US$0.0001 each shall be re-designated as (i) 3,000,000,000 shares of Company Class A ordinary shares of a par value of US$0.00001 each, (ii) 1,000,000,000 shares of Company Class B ordinary shares of a par value of US$0.00001 each, and (iii) 1,000,000,000 shares of such class or classes (however designated) as the Company Board may determine, from time to time, of a par value of US$0.00001 each in accordance with the A&R Company Listing Articles, such that the authorized share capital of the Company shall be US$50,000.

(c)     Immediately following the Re-designation, each issued Company Ordinary Share shall be recapitalized by way of a repurchase in exchange for the issuance of such number of Company Ordinary Shares equal to the Recapitalization Factor (i.e., one such Company Ordinary Share multiplied by the Recapitalization Factor), subject to any adjustment in relation to the issuance of fractional shares as set forth in the Business Combination Agreement.

The “Recapitalization Factor” is the quotient obtained by dividing the Base Equity Value by the quotient of dividing the Aggregate Fully Diluted Company Shares by $10.00. “Aggregate Fully Diluted Company Shares” means, without duplication, the aggregate number of Company Ordinary Shares that are (i) issued and outstanding immediately prior to the Recapitalization and (ii) issuable upon the exercise, exchange or conversion of any other equity securities of the Company that are issued and outstanding immediately prior to the Recapitalization. “Base Equity Value” means U.S.$3,600,000,000.

Merger

At the Closing, in accordance with the Cayman Companies Act, Merger Sub will merge with and into SPAC, the separate corporate existence of Merger Sub will cease and SPAC will be the surviving corporation and a wholly-owned subsidiary of the Company.

Effect of the Merger on the Share Capital of SPAC and Merger Sub

Pursuant to the Business Combination Agreement, at the Merger Effective Time, and in the case of sub-paragraphs (a) and (b), immediately prior to the Merger Effective Time, the following will occur:

(a)     each outstanding SPAC Unit, consisting of one (1) SPAC Class A Ordinary Share and one-half (1/2) of one (1) SPAC Warrant, will be automatically separated and the holder thereof will be deemed to hold one (1) SPAC Class A Ordinary Share and one-half (1/2) of one (1) SPAC Warrant;

(b)    each SPAC Class B Ordinary Share that is issued and outstanding immediately prior to the Merger Effective Time shall be automatically converted into one (1) SPAC Class A Ordinary Share and each SPAC Class B Ordinary Share shall no longer be issued and outstanding and shall automatically be cancelled and cease to exist;

(c)     each SPAC Class A Ordinary Share (which for the avoidance of doubt, includes the SPAC Class A Ordinary Shares (A) issued in connection with the SPAC Class B Conversion; and (B) held as a result of Unit Separation) that is issued and outstanding (other than the SPAC Dissenting Shares (as defined in the Business Combination Agreement), Redeeming SPAC Shares (as defined in the Business Combination Agreement) and the shares set forth in Section 3.7(a)(vii) of the Business Combination Agreement) shall be converted into the right to receive one (1) Company Class A Ordinary Share; and

(d)    each SPAC Warrant that is outstanding and unexercised shall be automatically converted into the right to receive a Company Warrant, pursuant to the A&R Warrant Agreement.

Closing

In accordance with the terms and subject to the conditions of the Business Combination Agreement, the Closing will take place by conference call and by exchange of signature pages by email or other electronic transmission, at a time and date specified in writing by SPAC and the Company, which shall be no later than three (3) Business Days after the first date on which all conditions set forth in Article VIII of the Business Combination Agreement have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or such other time and place as SPAC and the Company may mutually agree in writing.

Representations and Warranties

The Business Combination Agreement contains representations and warranties of SPAC and the Company Parties, certain of which are qualified by materiality and material adverse effect (as defined below) and may be further modified and limited by the disclosure letters. See “Material Adverse Effect” below. The representations and warranties of SPAC are also qualified by information included in SPAC’s public filings, filed or submitted to the SEC on or prior to the date of the Business Combination Agreement (subject to certain exceptions contemplated by the Business Combination Agreement).

Representations and Warranties of the Company Parties

Each of the Company Parties has made representations and warranties relating to, among other things, the Company organization, subsidiaries, Merger Sub, due authorization, no conflict, governmental authorities and approvals, capitalization of the Company, financial statements, undisclosed liabilities, litigation and proceedings, legal compliance, contracts and no defaults, the Company benefit plans, labor relations and employees, taxes, brokers’ fees, insurance, permits, equipment and other tangible property, real property, intellectual property, privacy and cybersecurity, environmental matters, absence of changes, registration statement and Proxy Statement/Prospectus, customers and vendors, absence of certain business practices and anti-corruption compliance, government contracts and grants, sufficiency of assets, Company related parties and financial assistance.

The representations and warranties of the Company Parties identified as fundamental under the terms of the Business Combination Agreement are the representations and warranties made pursuant to the first and second sentences of Section 5.1 (Company Organization), Section 5.2 (Subsidiaries), Section 5.3 (Merger Sub), Section 5.4 (Due Authorization), Section 5.5 (No Conflict), Section 5.6 (Governmental Authorities; Approvals), Section 5.7 (Capitalization of the Company), Section 5.11(a) (Legal Compliance), Section 5.16 (Brokers’ Fees) and Section 5.30 (Company Related Parties) of the Business Combination Agreement.

Representations and Warranties of SPAC

SPAC has made representations and warranties relating to, among other things, SPAC organization, due authorization, no conflict, litigation and proceedings, SEC filings, internal controls, listing, financial statements, governmental authorities and approvals, trust account, Investment Company Act and JOBS Act, absence of changes, no undisclosed liabilities, capitalization of SPAC, brokers’ fees, business activities, the NYSE stock market quotation, registration statement and Proxy Statement/Prospectus, SPAC related parties, Tax matters, insurance and employees.

The representations and warranties of SPAC identified as fundamental under the terms of the Business Combination Agreement are the representations and warranties made pursuant to the first and second sentences of Section 6.1 (SPAC Organization), Section 6.2 (Due Authorization), Section 6.3 (No Conflict), Section 6.7 (Governmental Authorities; Approvals), Section 6.4 (Litigation and Proceedings), Section 6.12 (Capitalization of SPAC), Section 6.13 (Brokers’ Fees), and Section 6.17 (SPAC Related Parties) of the Business Combination Agreement.

Survival of Representations and Warranties

Except in the case of claims against a person in respect of such person’s willful misconduct or actual fraud, the representations and warranties of the respective parties to the Business Combination Agreement generally will not survive the Closing.

Material Adverse Effect

Under the Business Combination Agreement, certain representations and warranties of the Company Parties are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred.

Pursuant to the Business Combination Agreement, a material adverse effect with respect to the Company Parties means any event, state of facts, development, circumstance, occurrence or effect that, individually or in combination with any other Event (as defined in the Business Combination Agreement), (x) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, results of operations or condition (financial or otherwise) of the Group or (y) does or would reasonably be expected to, individually or in the aggregate, prevent or materially delay the ability of the Company Parties to consummate the Merger; provided, however, that in no event would any of the clauses (a) through (h) below, solely with respect to clause (x) of this definition, or any of the clauses (e) through (h) below, solely with respect to clause (y) of this definition, in each case, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a material adverse effect with respect to the Company Parties: (a) any change in applicable laws or GAAP or any interpretation thereof following the date of the Business Combination Agreement; (b) any change in interest rates or economic, political, business or financial market conditions generally; (c) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), pandemic, acts of nature or change in climate; (d) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, riots or insurrections; (e) the announcement of the Business Combination Agreement and consummation of the Transactions, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on relationships, contractual or otherwise, with any landlords, customers, suppliers, business partners or employees of the Group; (f) the taking of any action by the Company that is expressly required by the Business Combination Agreement; (g) any action taken by, or at the written request of, SPAC, (h) any failure in and of itself of the Company and any of its Subsidiaries to meet any projections or forecasts, provided, however, that the exception in this clause (h) shall not prevent or otherwise affect a determination that any Event underlying such failure has resulted in or contributed to a material adverse effect with respect to the Company Parties except to the extent such Event is within the scope of any other exception in this paragraph, or (i) any Events generally applicable to the industries or markets in which the

Company or any of its Subsidiaries operate; provided, further, that any Event referred to in clauses (a), (b), (c), (d) or (i) above may be taken into account in determining if a material adverse effect with respect to the Company Parties has occurred to the extent it has a disproportionate and adverse effect on the business, assets, results of operations or condition (financial or otherwise) of the Group, relative to similarly situated companies in the industry in which the Group conducts its operations.

Covenants and Agreements

Each Company Party has made covenants relating to, among other things, the Company Parties’ conduct of business, access, preparation and delivery of additional Company financial statements, exclusivity, preparation of proxy statement/prospectus, indemnification and insurance, listing of Company securities and Third Party Consents.

SPAC has made covenants relating to, among other things, SPAC’s conduct of business, no solicitation by SPAC, SPAC’s shareholder approval, trust account proceeds and related available equity, the NYSE listing and SPAC public filings.

Conduct of Business by the Company Parties

Each Company Party has agreed that from the date of the Business Combination Agreement through the earlier of the Closing or the termination of the Business Combination Agreement (the “Interim Period”), each Company Party will, except as explicitly contemplated by the Business Combination Agreement, the Company Capital Restructuring or the Ancillary Documents, as required by law or as disclosed to or consented to by SPAC in writing (which consent will not be unreasonably conditioned, withheld, delayed or denied), operate the business of the Group in the ordinary course of business consistent with past practice. The Company has also agreed to comply in all material respects with all laws applicable to it and its businesses, assets and employees.

During the Interim Period, except as disclosed to and consented to by SPAC in writing (which consent will not be unreasonably conditioned, withheld, delayed or denied), the Company Parties will not, except as otherwise explicitly contemplated by the Business Combination Agreement or the Ancillary Documents or as required by law:

(a)     change or amend the Governing Documents of Company or Merger Sub or form or cause to be formed any new Subsidiary of Company;

(b)    make, declare, set a record date for or pay any dividend or distribution to the shareholders of the Company or make, declare, set a record date for or pay any other distributions in respect of any of the Company’s capital share or equity interests other than the annual dividend distribution as approved by the annual general shareholders meeting of the Company;

(c)     subdivide, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of the Company’s capital share or equity interests;

(d)    purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital share, membership interests or other equity interests of the Company, except for the acquisition by the Company of any shares of capital share, membership interests or other equity interests of the Company in connection with the forfeiture or cancellation of such interests;

(e)     enter into, modify in any material respect or terminate (other than expiration in accordance with its terms) certain material contracts of the Group or any real property lease, in each case, other than entry into such contracts in the ordinary course of business consistent with past practice;

(f)     sell, assign, transfer, convey, lease or otherwise dispose of or subject to a lien (other than a lien permitted under the Business Combination Agreement) any material tangible assets or properties of the Group, including the leased real property, except for (i) sales, assignments, transfers, conveyances or leases of material tangible assets or properties of the Group in the ordinary course of business, and (ii) dispositions of obsolete or worthless equipment in the ordinary course of business;

(g)    acquire any ownership interest in any real property;

(h)    except as otherwise required by existing Company benefit plans or applicable law or certain material contracts of the Group, (i) grant any severance, retention, change in control or termination or similar pay, (ii) hire or terminate the employment of employees with an annual base salary of U.S.$200,000 or more, other than terminations for cause or due to death or disability, (iii) increase the cash compensation or bonus opportunity of any employee, officer, director or other individual service provider in excess of 20% in the aggregate, except to any such individuals who are not directors or officers of the Group or in the ordinary course of business consistent with past practice, (iv) take any action to amend or waive any performance or vesting criteria or to accelerate the time of payment or vesting of any compensation or benefit payable by the Group, except in the ordinary course of business consistent with past practice, or (v) grant any equity or equity-based compensation awards;

(i)     acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof;

(j)     make any material loans or material advances to any person in excess of US$150,000, except for (i) advances to employees, officers or independent contractors of the Group for indemnification, attorneys’ fees, travel and other expenses incurred in the ordinary course of business consistent with past practice, and (ii) payment terms for customers and suppliers in the ordinary course of business;

(k)    (i) make, change or revoke any Tax election, (ii) amend, modify or otherwise change any filed tax return, (iii) adopt or request permission of any taxing authority to change any accounting method for Tax purposes, (iv) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or non-U.S. law) with any Governmental Authority, (v) settle any claim or assessment in respect of any Taxes, (vi) knowingly surrender or allow to expire any right to claim a refund of any Taxes, (vii) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of any Taxes or in respect to any Tax attribute that would give rise to any claim or assessment of Taxes, or (viii) incur any material Tax liabilities outside of the ordinary course of business consistent with past practice;

(l)     take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent, impair or impede the Intended Tax Treatment of the Transactions or the Business Combination;

(m)   (i) incur or assume any indebtedness or guarantee any indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or guaranty any debt securities of another person, other than any indebtedness or guarantee incurred in the ordinary course of business consistent with past practice and with a Person other than any affiliate of the Group in connection with the Group’s business operations which does not exceed US$200,000; or (ii) discharge any secured or unsecured obligation or liability (whether accrued, absolute, contingent or otherwise), which individually or in the aggregate exceed U.S.$200,000, except as otherwise contemplated by the Business Combination Agreement or as such obligations become due;

(n)    issue any Company Ordinary Shares or securities exercisable for or convertible into Company Ordinary Shares or grant any additional equity or equity-based compensation;

(o)    adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company (other than the Merger);

(p)    waive, release, settle, compromise or otherwise resolve any inquiry, investigation, claim, action, litigation or other legal proceedings, except where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than U.S.$500,000 in the aggregate;

(q)    (i) grant to, or agree to grant to, any person any right to or interest in any intellectual property that is material to the Group, (ii) sell, dispose of, abandon or permit to lapse any rights to any intellectual property (other than incidental non-exclusive licenses entered into in the ordinary course of business consistent with past practice), except for the expiration of intellectual property registered or applied for and is owned or purported to be owned by the Group that cannot be further maintained or renewed by applicable statute, or (iii) permit any material intellectual property to become subject to a lien (other than a lien permitted under the Business Combination Agreement);

(r)     disclose or agree to disclose to any person (other than SPAC or any of its representatives) any trade secret or any other material confidential or proprietary information, know-how or process of the Group, other than in the ordinary course of business consistent with past practice and pursuant to written obligations to maintain the confidentiality thereof;

(s)     make or commit to make capital expenditures other than in an amount not in excess of the amount disclosed to SPAC, in the aggregate;

(t)     manage the Group’s working capital (including paying amounts payable in a timely manner when due and payable) in a manner other than in the ordinary course of business consistent with past practice;

(u)    other than as required by applicable law, enter into, modify, amend, renew or extend any collective bargaining agreement or similar labor agreement, or recognize or certify any labor union, works council, labor organization or group of employees of the Group as the bargaining representative for any employees of the Group;

(v)    waive the restrictive covenant obligations of any current or former employee, director or other service provider of the Group;

(w)    limit the right of the Group to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any Person;

(x)    amend in a manner materially detrimental to the Group, terminate, permit to lapse or fail to use reasonable best efforts to maintain any material governmental approval or material permit required for the conduct of the business of the Group; or

(y)    enter into any agreement to do any action prohibited under the Business Combination Agreement.

Conduct of Business of SPAC

SPAC has agreed that during the Interim Period, SPAC will, except as contemplated by the Business Combination Agreement or the Ancillary Documents, as required by law, or as disclosed to or consented to by the Company in writing (which consent will not be unreasonably conditioned, withheld, delayed or denied), operate its business in the ordinary course and consistent with past practice.

During the Interim Period, except as consented to by the Company in writing (which consent will not be unreasonably conditioned, withheld, delayed or denied), SPAC will not, except as otherwise contemplated by the Business Combination Agreement or the Ancillary Documents or as disclosed in the SPAC SEC filings or as required by law:

(a)     seek any approval from the SPAC Shareholders, to change, modify or amend the Trust Agreement or the Governing Documents of SPAC, except as contemplated by the SPAC Shareholder Proposals;

(b)    except as contemplated by the SPAC Shareholder Proposals, (i) make, declare, set a record date for or pay any dividend or distribution to the SPAC Shareholders or make, declare, set a record date for or declare any other distributions in respect of any of SPAC’s share, share capital or equity interests, (ii) subdivide, consolidate, reclassify or otherwise amend any terms of any of SPAC’s share capital or equity interests, or (iii) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, membership interests, warrants or other equity interests of SPAC, other than a redemption of SPAC Ordinary Shares made in connection with the SPAC shareholder redemptions;

(c)     take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent, impair or impede the Intended Tax Treatment of the Transactions or the Business Combination;

(d)    enter into, renew or amend in any material respect, any transaction or contract with an affiliate of SPAC (including, for the avoidance of doubt, (x) the Sponsor and (y) any person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);

(e)     incur or assume any indebtedness or guarantee any indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or guaranty any debt securities of another person, other than any indebtedness for borrowed money or guarantee (x) incurred in the ordinary course of business consistent with past practice, (y) in respect of any Working Capital Loan which individually or in the aggregate exceeds US$300,000, or (z) in respect of any transaction expense by SPAC;

(f)     incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any indebtedness or otherwise knowingly and purposefully incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any other material liabilities, debts or obligations, other than fees and expenses for professional services incurred in support of the transactions contemplated by the Business Combination Agreement and the Ancillary Documents or in support of the ordinary course operations of SPAC (which the parties agree shall include any indebtedness in respect of any Working Capital Loan which individually or in the aggregate does not exceed US$300,000);

(g)    (i) issue any SPAC Ordinary Shares or Chenghe Preference Shares or securities exercisable for or convertible into such securities, (ii) grant any options, warrants, units or other equity-based awards with respect to such securities not outstanding on the date of the Business Combination Agreement pursuant to any share incentive plan or otherwise, or (iii) amend, modify or waive any of the material terms or rights set forth in any SPAC Warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein;

(h)    liquidate, dissolve, reorganize or otherwise wind up the business and operations of SPAC;

(i)     amend or modify the Trust Agreement or any other agreement related to the Trust Account;

(j)     make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable law;

(k)    (i) amend any material Tax return, (ii) change any method of Tax accounting, (iii) make, change or rescind any material election relating to Taxes, or (iv) settle or compromise any material U.S. federal, state, local or non-U.S. Tax audit, Tax assessment, Tax claim or other controversy relating to Taxes;

(l)     (i) acquire (including by merger, consolidation, or acquisition of shares or assets or any other business combination) any corporation, partnership, other business organization or otherwise acquire any securities or material assets from any third party, (ii) enter into any strategic joint ventures, partnerships or alliances with any other person or (iii) make any loan or advance or investment in any third party or initiate the start-up of any new business, non-wholly owned Subsidiary or joint venture; or

(m)   enter into any agreement to do any action prohibited under the Business Combination Agreement.

Covenants of SPAC

Pursuant to the Business Combination Agreement, SPAC has agreed, among other things, to:

(a)     from the date of the Business Combination Agreement until the Closing Date or, if earlier, the termination of the Business Combination Agreement, not, and instruct and use its reasonable best efforts to cause its representatives acting on its behalf, not to, (i) make any proposal or offer that constitutes a business combination proposal, (ii) initiate any discussions or negotiations with any person with respect to a business combination proposal, or (iii) enter into any acquisition agreement, business combination, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to a business combination proposal, in each case, other than to or with SPAC and its representatives. SPAC also agrees that from and after the execution of the Business Combination Agreement, it shall, and shall instruct its officers and directors to, and shall instruct and cause its representatives acting on its behalf, its subsidiaries and their respective representatives (acting on their behalf) to, immediately cease and terminate all discussions and negotiations with any persons that may be ongoing with respect to a business combination proposal (other than with the Company and its representatives);

(b)    as promptly as practicable after the registration statement on Form F-4 is declared effective under the Securities Act, (i) cause this proxy statement/prospectus to be disseminated to SPAC Shareholders in compliance with applicable law, (ii) solely with respect to the following clause (1), duly (1) give notice of and (2) convene and hold an extraordinary general meeting of its shareholders in accordance with SPAC MAA, the NYSE Listing Rules and regulations and all applicable laws for a date no later than thirty-five (35) Business Days following the date the registration statement on Form F-4 is declared effective, and (iii) solicit proxies from the holders of SPAC Ordinary Shares to vote in favor of each of the SPAC Shareholder Proposals, and provide its shareholders with the opportunity to elect to effect a SPAC shareholder redemption;

(c)     (i) cause any documents, opinions and notices required to be delivered to Continental pursuant to the Trust Agreement to be so delivered, and (ii) cause Continental to, and Continental will thereupon be obligated to (1) pay as and when due all amounts payable on account of the SPAC shareholder redemption amount to former SPAC shareholders pursuant to their exercise of the SPAC shareholder redemption right, (2) pay the Unpaid Company Expenses and the Unpaid SPAC Expenses (each as defined in the Business Combination Agreement) in accordance with the Business Combination Agreement and (3) immediately thereafter, pay all remaining amounts then available in the Trust Account (if any) to a bank account designated by the Company for its immediate use (which, for the avoidance of doubt, shall include the payment of any outstanding amounts under any Working Capital Loan), in each case of (1), (2) and (3), by wire transfer of immediately available funds from the Trust Account, subject to any applicable terms of the Business Combination Agreement and the Trust Agreement;

(d)    from the date of the Business Combination Agreement through the Merger Effective Time, ensure SPAC remains listed as a public company on the NYSE; and

(e)     from the date of the Business Combination Agreement through the Merger Effective Time, keep current and timely file all reports, statements and schedules required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable laws.

Covenants of the Company Parties

Pursuant to the Business Combination Agreement, each Company Party has agreed, among other things, to:

(a)     as promptly as reasonably practicable following the date of the Business Combination Agreement, deliver to SPAC (i) audited financial statements for the years ended December 31, 2023 and December 31, 2022 consisting of audited consolidated balance sheets and the related consolidated statements of operations and comprehensive loss, changes in deficit and cash flows of the Group as of and for the years ended December 31, 2023 and December 31, 2022 and consolidated balance sheets and the related consolidated statements of operations and comprehensive loss, changes in deficit and cash flows of the Group for each of the periods then ended, audited in accordance with the standards of the Public Company Accounting Oversight Board, in conformity with accounting principles generally accepted in the United States of America, and containing an unqualified report of the Company’s auditors and (ii) unaudited condensed consolidated balance sheets and the related condensed consolidated statements of operations and comprehensive loss, changes in deficit and cash flows of the Group as of and for a year-to-date period ended as of the end of a different fiscal quarter that is required to be included in the registration statement on Form F-4 or this proxy statement/prospectus and any other filings to be made by the Company or SPAC with the SEC in connection with the Transactions;

(b)    from the date of the Business Combination Agreement until the Closing Date or, if earlier, the termination of the Business Combination Agreement, not, and instruct and use their reasonable best efforts to cause its and their representatives acting on its and their behalf, not to, (i) initiate any negotiations with any person with respect to, or provide any non-public information or data concerning the Group or Merger Sub to any person relating to, an acquisition proposal or afford to any person access to the business, properties, assets or personnel of the Group or Merger Sub in connection with an acquisition proposal, enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an acquisition proposal, (iii) grant any waiver, amendment or release under the anti-takeover laws of any state, (iv) otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any person to make an acquisition proposal, (v) prepare or take any steps in connection with a public offering of any equity securities of the Company Parties, or a newly formed holding company of the Company Parties, or (vi) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any person to do or seek to do any of the foregoing;

(c)     from and after the Merger Effective Time, indemnify and hold harmless each present and former director and officer (in each case, solely to the extent acting in his or her capacity as such and to the extent such activities are related to the activities of SPAC) of SPAC (the “SPAC Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any actions, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Merger Effective Time, whether asserted or claimed prior to, at or after the Merger Effective Time, to the fullest extent that SPAC would have been permitted under applicable law and its Governing Documents in effect on the date of the Business Combination Agreement to indemnify such SPAC Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable law), as well as any non-compliance of the Group with respect to the applicable law in the relevant jurisdiction;

(d)    obtain and maintain in effect a “tail” insurance policy for a period of six (6) years from the Merger Effective Time covering those persons who are currently covered by SPAC’s directors’ and officers’ liability insurance policies on terms not materially less favorable to the terms of the current insurance coverage maintained by SPAC;

(e)     as promptly as reasonably practicable after the date of the Business Combination Agreement, and in any event prior to the Merger Effective Time, use commercially reasonable efforts to cause (i) the Company’s initial listing application with the applicable stock exchange in connection with the Transactions to be approved; (ii) the Company to satisfy all applicable initial listing requirements of the applicable stock exchange; and (iii) Company Ordinary Shares to be approved for listing on the applicable stock exchange, subject to official notice of issuance;

(f)     not purchase or sell any securities of SPAC in violation of U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise and other applicable foreign and domestic laws on a person possessing material nonpublic information about a publicly traded company; and

(g)    as soon as practicable after the date of the Business Combination Agreement and in any event before the Closing Date, use commercially reasonable efforts to make any required notification and obtain all Third Party Consents.

Joint Covenants of SPAC and the Company Parties

In addition, each of SPAC and the Company Parties has agreed, among other things, to take certain actions set forth below:

(a)     as promptly as practicable after the execution of the Business Combination Agreement, jointly prepare and the Company shall file with the SEC the registration statement on Form F-4, in connection with the registration under the Securities Act of Company Ordinary Shares that will be issued in connection with the Merger and the Recapitalization;

(b)    use its reasonable best efforts to (i) cause this proxy statement/prospectus to comply with the rules and regulations promulgated by the SEC, (ii) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning this proxy statement/prospectus, and (iii) have the registration statement on Form F-4 declared effective under the Securities Act as promptly as practicable after such filing and to keep the registration statement on Form F-4 effective as long as is necessary to consummate the Transactions;

(c)     (i) use reasonable best efforts to obtain as soon as practicable all material consents and approvals of third parties that any of SPAC or the Group or their respective affiliates are required to obtain in order to consummate the Merger, and (ii) take such other action as soon as practicable as may be reasonably necessary or as another party thereto may reasonably request to satisfy the closing conditions or otherwise to comply with the Business Combination Agreement and to consummate the Transactions as soon as practicable and in accordance with all applicable law;

(d)    use reasonable best efforts to cooperate in good faith with any Governmental Authority and to undertake promptly any and all action required to obtain any necessary or advisable regulatory approvals, consents, actions, non-actions or waivers in connection with the Transactions, and use commercially reasonable efforts to cause the expiration or termination of the waiting, notice or review periods under any applicable regulatory approval with respect to the Transactions as promptly as possible after the execution of the Business Combination Agreement;

(e)     (i) diligently and expeditiously defend and use reasonable best efforts to obtain any necessary clearance, approval, consent, or governmental approval under laws prescribed or enforceable by any Governmental Authority for the Transactions and to resolve any objections as may be asserted by any Governmental Authority with respect to the Transactions and cooperate fully with each other in the defense of such matters; and (ii) to the extent not prohibited by law, keep the other party reasonably informed regarding the status and any material developments regarding any governmental approval processes;

(f)     reasonably cooperate in a timely manner in connection with any financing arrangement the parties seek in connection with the Transactions;

(g)    prior to the Merger Effective Time, take all such steps as may be reasonably required (to the extent permitted under applicable law) to cause any acquisition of Company Ordinary Shares (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities) resulting from the Transactions by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act to be an exempt transaction under Rule 16b-3 promulgated under the Exchange Act;

(h)    use respective commercially reasonable efforts to cause the Transactions to qualify, and agree not to take any action which to its knowledge could reasonably be expected to prevent, impair or impede the Transactions from qualifying for the Intended Tax Treatment;

(i)     after the date of the Business Combination Agreement and prior to the Merger Effective Time, in the event that any shareholder litigation related to the Business Combination Agreement or the other Transaction Agreements or the Transactions is brought or threatened in writing against SPAC or the Company Parties, or any of the respective members of their boards of directors (the “Shareholder Litigation”), promptly notify the other party in writing of any such Shareholder Litigation and shall keep the other party reasonably informed with respect to the status thereof;

(j)     during the period between the date of the Business Combination Agreement and the earlier of the date of Closing or the date of termination of the Business Combination Agreement, reasonably promptly notify the other party of the occurrence of certain events; and

(k)    from the date of the Business Combination Agreement through the Merger Effective Time and subject to applicable laws, provide each other and its representatives with access to the management, officers, employees, customers, accountants, properties, businesses and operations of each other and the opportunity to examine (including the right to make copies) the contracts, work papers, tax returns and books and records of the other as it may reasonably request, and shall use its reasonable best efforts to cause its officers, employees, attorneys, accountants, consultants, agents and other representatives to reasonably cooperate with the accessing parties and its representatives in connection with such access and examination.

Conditions to Closing of the Business Combination

The consummation of the Merger is conditioned upon the satisfaction or waiver by the applicable parties to the Business Combination Agreement of the conditions set forth below. Therefore, unless these conditions are waived by the applicable parties to the Business Combination Agreement, the Merger may not be consummated. There can be no assurance that the parties to the Business Combination Agreement would waive any such provisions of the Business Combination Agreement.

Conditions to the Obligations of SPAC and the Company Parties

Under the Business Combination Agreement, the obligations of SPAC and the Company Parties to consummate the Transactions are subject to satisfaction or, at or prior to the Merger Effective Time, waiver in writing by all such parties of the following conditions:

(a)     the SPAC Shareholder Approval will have been obtained and will remain in full force and effect;

(b)    there will not be in force any governmental order, statute, rule or regulation enjoining or prohibiting the consummation of the Merger; provided, that the Governmental Authority issuing such governmental order has jurisdiction over the parties hereto with respect to the Transactions;

(c)     after deducting the SPAC shareholder redemptions amount, SPAC will have at least U.S.$5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act);

(d)    Company Ordinary Shares to be issued in connection with the Merger will have been conditionally approved for initial listing on the applicable Stock Exchange, subject to official notice of issuance, and such approval will be ongoing, and not revoked or withdrawn, as of the Closing Date;

(e)     the registration statement on Form F-4 will have become effective under the Securities Act and no stop order suspending the effectiveness of the registration statement will have been issued and no proceedings for that purpose will have been initiated or threatened by the SEC and not withdrawn;

(f)     the Regulatory Authorizations will have been obtained; and

(g)    the A&R Warrant Agreement will have been duly executed and delivered by the Company, SPAC and the warrant agent thereunder.

Other Conditions to the Obligations of SPAC

The obligations of SPAC to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by SPAC:

(a)     (i) certain fundamental representations and warranties of the Company will be true and correct in all material respects, in each case as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date, except for changes after the date of the Business Combination Agreement which are contemplated or expressly permitted by the Business Combination Agreement or the Ancillary Documents, (ii) the representations and warranties of the Company contained in the second sentence of Section 5.24 of the Business Combination Agreement will be true and correct as of the Closing Date in all respects, and (iii) each of the other representations and warranties of the Company Parties contained in the Business Combination Agreement (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and Company Material Adverse Effect or any similar qualification or exception) shall be true and correct in all material respects as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties will be true and correct in all material respects at and as of such date, except for, in the case of clause (iii) only, inaccuracies or omissions that would not reasonably be expected to have a Company Material Adverse Effect;

(b)    each of the covenants of the Company Parties under Section 7.1 of the Business Combination Agreement (disregarding any qualifications and exceptions contained therein relating to materiality or any similar qualification or exception) and each of the covenants of the Company Parties contained in the Business Combination Agreement other than Section 7.1 thereof, in each case, to be performed as of or prior to the Closing will have been performed in all material respects;

(c)     there will not have occurred a Company Material Adverse Effect after the date of the Business Combination Agreement;

(d)    the Company Capital Restructuring will have been completed in accordance with the terms of the Business Combination Agreement and the A&R Company Listing Articles; and

(e)     all Third Party Consents will have been obtained, if any.

Conditions to the Obligations of the Company Parties

The obligations of the Company Parties to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a)     (i) certain fundamental representations and warranties of SPAC will be true and correct in all material respects as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties will be true and correct in all material respects at and as of such date, except for changes after the date of the Business Combination Agreement which are contemplated or expressly permitted by the Business Combination Agreement, (ii) the representations and warranties of SPAC contained in Section 6.10 of the Business Combination Agreement will be true and correct as of the Closing Date in all respects, and (iii) each of the other representations and warranties of SPAC contained in the Business Combination Agreement (other than the representations and warranties listed in subparts (i) and (ii) above) (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) will be true and correct as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties will be true and correct in all material respects at and as of such date, in each case, inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on SPAC’s ability to consummate the Transactions;

(b)    each of the covenants of SPAC to be performed as of or prior to the Closing will have been performed in all material respects;

(c)     there will not have been any Event that has had, or would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a SPAC Material Adverse Effect: (i) the announcement of the Business Combination Agreement and consummation of the Transactions, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on relationships, contractual or otherwise, with any landlords, suppliers, business partners or employees of SPAC, (ii) the taking of any action by SPAC that is expressly required by the Business Combination Agreement, or (iii) any action taken by, or at the written request of, the Company; and

(d)    the SPAC Units, the SPAC Class A Ordinary Shares and the SPAC Public Warrants will remain listed on a Stock Exchange, and SPAC will have been in material compliance with the reporting requirements under the Exchange Act applicable to SPAC.

Termination

The Business Combination Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing:

(a)     by mutual written consent of both the Company and SPAC at any time;

(b)    by the Company or SPAC, if the Closing shall not have occurred by the Agreement End Date; provided, that neither the Company nor SPAC may terminate the Business Combination Agreement if it is in material breach of any of its obligations set forth in the Business Combination Agreement and such material breach causes, or results in, either (i) the failure to satisfy the conditions to the obligations of the terminating party to consummate the Closing prior to the Agreement End Date, or (ii) the failure of the Closing to have occurred prior to the Agreement End Date;

(c)     by the Company or SPAC, if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any governmental order, which has become final and non-appealable and has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger;

(d)    by the Company, if the SPAC Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Extraordinary General Meeting duly convened therefor and at any adjournment or postponement thereof, as applicable;

(e)     by the Company, if the SPAC Board shall have made a Change in Recommendation (as defined in the Business Combination Agreement);

(f)     by the Company, if there shall have been any event or occurrence that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on SPAC’s ability to consummate the Transactions;

(g)    by the Company, if SPAC is in material breach of any of its obligations under in the Business Combination Agreement and such material breach will result in the failure to satisfy the conditions to the obligations of the Company Parties to consummate the Closing, provided that if such material breaches are curable by SPAC, then, for a period of up to thirty (30) calendar days after receipt by SPAC of notice from the Company of such material breaches, but only as long as SPAC continues to use its reasonable best efforts to cure such material breaches, such termination by the Company will be effective by the end of such thirty (30) calendar days;

(h)    by SPAC, if the Company Parties fail to receive the Regulatory Authorizations within 365 calendar days after the date of the Business Combination Agreement or if the Regulatory Authorizations are revoked, terminated or lose effect, provided that, if the Company provides a written confirmation prior to the relevant deadline (or if later, the date on which SPAC notifies the Company it wants to terminate under this subsection to SPAC, with reasonable evidence demonstrating that failure to obtain Regulatory Authorizations was due to curable defects, then, for sixty (60) calendar days from the delivery of such confirmation, any termination notice from SPAC will not be effective, as long as the Company Parties use their respective best efforts in such period to cure all such defects and seek the Regulatory Authorizations, and if by the end of the period the Regulatory Authorizations have not been obtained, any termination notice by SPAC under this subsection can be immediately effective;

(i)     by SPAC, if the Company has suffered or there is a Company Material Adverse Effect;

(j)     by SPAC, if the Company Parties are in material breach of any of their respective obligations set forth in the Business Combination Agreement and such material breach will result in the failure to satisfy the conditions to the obligations of SPAC to consummate the Closing, provided that if such material breaches are curable by the Company Parties, then, for a period of up to thirty (30) calendar days after receipt by the Company of notice from SPAC of such material breaches, but only as long as the Company Parties continue to use their respective reasonable best efforts to cure such material breaches, such termination by SPAC will be effective by the end of such thirty (30) calendar days; and

(k)    by the Company or SPAC, if, prior to the Agreement End Date, circumstances exist whereby conditional approval for the initial listing of the Company Ordinary Shares on the applicable Stock Exchange cannot be obtained due to an inability to meet the minimum listing requirements of such Stock Exchange.

Effect of Termination

If the Business Combination Agreement is terminated, the Business Combination Agreement will become void, and there will be no liability under the Business Combination Agreement on the part of any party thereto or their affiliates, except as set forth in the Business Combination Agreement. The Business Combination Agreement provides that no such termination shall relieve any liability on the part of any party for a willful breach of the Business Combination Agreement, willful misconduct or fraud.

Waiver; Amendments

Each provision in the Business Combination Agreement may only be waived by written instrument making specific reference to the Business Combination Agreement and the relevant provision signed by the party against whom enforcement of any such provision so waived is sought.

In general, the Business Combination Agreement may not be amended or modified, except only by written agreement executed and delivered by duly authorized officers of each of the respective parties.

Fees and Expenses

Under the Business Combination Agreement, except as otherwise set forth therein, each party to the Business Combination Agreement will pay its own fees and expenses incurred in connection with the Business Combination Agreement, the Ancillary Documents and the Transactions, including the fees and disbursements of legal counsel, investment bankers, finders and other representatives or consultants. If the Business Combination Agreement is terminated by SPAC due to certain termination events in accordance with its terms, the Company will pay and reimburse all out-of-pocket attorney fees incurred by SPAC and its affiliates in connection with the preparation, negotiation and execution of the Transaction Agreements and the Transactions. If the Business Combination Agreement is terminated by the Company due to certain termination events in accordance with its terms, SPAC will pay and reimburse all out-of-pocket attorney fees incurred by the Company Parties and their respective affiliates in connection with the preparation, negotiation and execution of the Transaction Agreements and the Transactions. If the Closing occurs, then the Company will pay, or cause to be paid, all Unpaid Transaction Expenses (as defined in the Business Combination Agreement) as provided in the Business Combination Agreement.

Regulatory Authorizations Related To The Business Combination

The transactions contemplated by the Business Combination Agreement, including the Business Combination, are not presently believed to be subject to any federal or state regulatory requirement or approval in the U.S.

The transactions contemplated by the Business Combination Agreement, including the Business Combination, are not presently believed to be subject to any government regulatory approval requirements.

Competition and Antitrust

At any time before or after the consummation of the Business Combination, the U.S. Federal Trade Commission (the “FTC”), the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”), non-U.S. competition authorities or others, including in the PRC and/or Cayman Islands, could take action under antitrust laws with respect to the Business Combination, including seeking to enjoin consummation of the Business Combination, or to condition approval of the Business Combination on the divestiture of assets of SPAC, the Company or their respective subsidiaries or to impose restrictions on the operations of the Company or its subsidiaries that would apply after the consummation of the Business Combination. Private parties may also bring objections or legal actions under antitrust laws under certain circumstances.

The Business Combination may be challenged on antitrust grounds and, if such a challenge is made, the challenge may be successful. Similarly, the antitrust approvals necessary to consummate the Business Combination and the other transactions contemplated by the Business Combination Agreement may not be obtained and the granting of these approvals may involve the imposition of conditions to such consummation. These conditions or changes could result in the conditions to each party’s obligations to consummate the Business Combination not being satisﬁed prior to the Agreement End Date (which is summarized in the subsection entitled “The Business Combination Agreement and Ancillary Documents — Conditions to Closing of the Business Combination — Termination” elsewhere in this proxy statement/prospectus) or any extensions thereof, which would give any party to the Business Combination Agreement the right to terminate the Business Combination Agreement without consummating the Business Combination.

Please see the subsections entitled “The Business Combination Agreement and Ancillary Documents — Covenants and Agreements” and “The Business Combination Agreement and Ancillary Documents — Conditions to Closing of the Business Combination” elsewhere in this proxy statement/prospectus for information concerning SPAC’s and the Company’s covenants and closing conditions related to antitrust ﬁlings and approvals.

Ancillary Documents

This section describes the material provisions of certain additional agreements entered into in connection with the Business Combination or to be entered into pursuant to the Business Combination Agreement, which are referred to herein as the “Ancillary Documents,” but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the Ancillary Documents, which are attached as annexes to this proxy statement/prospectus as noted below. SPAC Shareholders and other interested parties are urged to read such Ancillary Documents in their entirety.

Sponsor Support Agreement

In connection with the execution of the Business Combination Agreement, the Founder Shareholders, SPAC and the Company entered into the Sponsor Support Agreement, dated as of September 16, 2024, a copy of which is attached to this proxy statement/prospectus as Annex C. Pursuant to the Sponsor Support Agreement, the Founder Shareholders agreed to, among other things, (i) vote in favor of the Business Combination Agreement and all other documents and transactions contemplated thereby, in each case, subject to the terms and conditions of the Sponsor Support Agreement, and (ii) not redeem, or submit a request to redeem, any SPAC Ordinary Shares owned by the Founder Shareholders in connection with the transactions contemplated by the Business Combination Agreement or otherwise. The Sponsor has entered into a letter agreement with SPAC, dated as of June 7, 2024, in connection with SPAC’s initial public offering, pursuant to which the Sponsor and other signatories (each of whom is a member of SPAC Board and/or management team) is subject to certain restrictions on transfer with respect to the Founder Shares, SPAC Private Placement Units and SPAC Private Placement Warrants. Such restrictions on the Founder Shares end on the date that is six months after Closing, or are subject to an early price-based release if: (a) the closing price of the shares equals or exceeds $12.00 per share for any twenty trading days within any thirty (30)-day trading period commencing at least 150 days after the Business Combination, or (b) SPAC completes a transaction that results in Public Shareholders having the right to exchange the SPAC Class A Ordinary Shares for cash, securities or other property. The restrictions on the SPAC Private Placement Warrants end on 30 days after the completion of a business combination.

The Sponsor Support Agreement will terminate in its entirety, and be of no further force or effect, upon the earliest to occur of (a) the Merger Effective Time, (b) such date and time as the Business Combination Agreement shall be terminated in accordance with Section 9.1 thereof, (c) the written agreement of SPAC, the Company and the Sponsor.

Company Shareholder Support Agreement

In connection with the execution of the Business Combination Agreement, SPAC, the Company and the Company Shareholder, entered into the Company Shareholder Support Agreement dated as of September 16, 2024, a copy of which is attached to this proxy statement/prospectus as Annex D. Pursuant to the Company Shareholder Support Agreement, the Company Shareholder agreed to, among other things, (i) vote its Company Ordinary Shares in favor of the Business Combination Agreement and the other documents contemplated thereby and the related transactions contemplated thereby, including the Merger, subject to the terms and conditions contemplated by the Company Shareholder Support Agreement and (ii) grant certain waivers and consents in connection therewith and with the Business Combination Agreement pursuant to the Company’s Governing Documents. During the period commencing on the date of the Company Shareholder Support Agreement and ending on the earlier of (a) the Merger Effective Time and (b) such date and time as the Business Combination Agreement shall be terminated in accordance with Section 9.1 thereof, the Company Shareholder agreed not to transfer any Company Ordinary Shares. The Company and the SPAC also entered into a waiver and consent to the Company Shareholder Support Agreement to waive certain transfer restrictions on 30,102,200 Company Class A Ordinary Shares to be received by the Company Shareholder as set forth therein.

Lock-Up Agreement

The Sponsor, certain SPAC Key Holders and the Company Shareholder will enter into the Lock-Up Agreement with the Company at the Closing, pursuant to which the Sponsor, such SPAC Key Holders and the Company Shareholder will agree, subject to certain customary exceptions and except for the shares that will be waived from such restrictions as discussed below, not to transfer any Company Ordinary Shares beginning on the Closing Date and ending on the date that is twelve (12) months after the Closing Date. The Company Ordinary Shares that the Company Shareholder will hold immediately after the Closing of the Business Combination (representing 96.82%, 97.96% or 99.12% of the total outstanding Company Ordinary Shares, assuming no redemption, intermediate redemption or maximum redemption of SPAC Public Shares, respectively, prior to giving effect to the exercise of any SPAC Warrants) shall be subject to the Lock-Up Agreement in accordance with the terms and conditions thereunder.

Concurrently with the entry into the Lock-Up Agreement at the Closing of the Business Combination, the Company, the Company Shareholder and the Sponsor will agree to waive the lock-up restrictions on 30,102,200 Company Class A Ordinary Shares to be received by the Company Shareholder, 2,785,000 Company Class A Ordinary Shares to be received by the Sponsor and 90,000 Company Class A Ordinary Shares to be received by the SPAC Key Holders.

Further, given that the Company Shareholder is currently the sole shareholder of the Company, and the Company Ordinary Shares to be received by it will be subject to the lock-up restrictions as set forth in the Lock-Up Agreement (except for the shares that will be waived from such restrictions as discussed above), it is less likely that the Company will satisfy the listing standards of the Stock Exchange. See also “Risk Factors — Risks Related to the Post-Closing Company’s Securities — There can be no assurance that an active trading market for Company Ordinary Shares will develop or be sustained, or the Company will successfully obtain authorization for listing on the Stock Exchange.”

Registration Rights Agreement

The Business Combination Agreement contemplates that, at the Closing, the Company, SPAC, the Company Shareholder and certain SPAC Shareholders, will enter into the Registration Rights Agreement, pursuant to which the Company will agree to undertake certain resale shelf registration obligations in accordance with the Securities Act, and the holders party thereto, subject to certain requirements and customary conditions, will be granted customary demand and piggyback registration rights.

The registration and shareholder rights agreement that was entered into by SPAC, the Sponsor and the other parties thereto in connection with SPAC’s initial public offering will be terminated in its entirety. The Registration Rights Agreement will terminate on the earlier of (a) the seventh (7th) anniversary of the date of the Registration Rights Agreement or (b) the date as of which (i) all of the Registrable Securities (as defined therein) have been sold, pursuant to a registration statement (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder (or any successor rule promulgated thereafter by the SEC)) or (ii) the Holders (as defined therein) of all Registrable Securities are permitted to sell the Registrable Securities under Rule 144 (or any similar provision) under the Securities Act without limitation on the amount of securities sold or the manner of sale; provided, further, that with respect to any Holder, such Holder will have no rights under the Registration Rights Agreement and all obligations of the Company to such Holder under the Registration Rights Agreement shall terminate upon the earliest date (x) such Holder ceases to hold any Registrable Securities and (y) such Holder is permitted to sell the Registrable Securities under Rule 144 (or any similar provision) under the Securities Act without limitation on the amount of securities sold or the manner of sale.

A&R Warrant Agreement

The Company, SPAC and the warrant agent thereunder will enter into the A&R Warrant Agreement, pursuant to which, among other things, the Warrant Agreement will be amended to cause each SPAC Warrant to represent the right to receive, from the Closing, a warrant to purchase one Company Class A Ordinary Share, on the terms and subject to the conditions set forth therein.

APPRAISAL RIGHTS

The Cayman Companies Act prescribes when shareholder appraisal rights will be available and sets the limitations on such rights. Where such rights are available and have been validly exercised and not effectively withdrawn or lost, dissenting shareholders are entitled to receive fair value for their shares as determined by the Grand Court of the Cayman Islands.

Regardless of whether shareholder appraisal rights are or are not available, Holders of SPAC Class A Ordinary Shares are still entitled to exercise the rights of redemption as set out herein. However, Holders of SPAC Class A Ordinary Shares who elect to exercise appraisal rights will lose their right to exercise their redemption rights as described herein.

In order for Holders of SPAC Class A Ordinary Shares to validly exercise their appraisal rights in connection with the Business Combination under the Cayman Companies Act, they must provide SPAC prior to the SPAC Shareholders’ Meeting their written objection to the Business Combination and a statement demanding the payment for their SPAC Class A Ordinary Shares, and subsequently comply with all procedures and requirements set out in Section 238 of the Cayman Companies Act for the exercise of shareholder appraisal rights.

In essence, that procedure is as follows: (i) as noted above, the shareholder must give his written objection to the merger or consolidation to the constituent company before the vote on the merger or consolidation, including a statement that the shareholder proposes to demand payment for his shares if the merger or consolidation is authorized by the vote; (ii) within 20 days following the date on which the merger or consolidation is approved by the shareholders, the constituent company must give written notice of such approval to each shareholder who made a written objection; (iii) a shareholder must within 20 days following receipt of such notice from the constituent company, give the constituent company a written notice of his intention to dissent in respect of all of his shares, including, among other details, a demand for payment of the fair value of his shares; (iv) within seven days following the date of the expiration of the period set out in (iii) above or seven days following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company must make a written offer to each dissenting shareholder to purchase his, her or its shares at a price that the company determines is the fair value and if the company and the dissenting shareholder agree the price within 30 days following the date on which the offer was made, the company must pay the dissenting shareholder such amount; and (v) if the company and the dissenting shareholder fail to agree on a price within such 30 day period, within 20 days following the date on which such 30 day period expires, the company must (and any dissenting shareholder may) file a petition with the Grand Court of the Cayman Islands to determine the fair value of their shares and such petition must be accompanied by a list of the names and addresses of the dissenting shareholders with whom agreements as to the fair value of their shares have not been reached by the company. At the hearing of that petition, the court has the power to determine the fair value of the shares together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value. Any dissenting shareholder whose name appears on the list filed by the company may participate fully in all proceedings until the determination of fair value is reached.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of the material U.S. federal income tax consequences (i) of the Merger to U.S. Holders (as defined below) of SPAC Ordinary Shares (excluding any redeemed shares) and SPAC Public Warrants (each a “SPAC Security”), (ii) of the subsequent ownership and disposition of Company Ordinary Shares and Company Warrants (each a “Company Security”) received by U.S. Holders in the Merger and (iii) exercise of redemption rights by SPAC Shareholders that are U.S. Holders. This discussion assumes that the Merger will be consummated as described in this proxy statement/prospectus.

This discussion is based on provisions of the Code, the Treasury Regulations promulgated thereunder (whether final or temporary), published guidance of the IRS, and judicial decisions, all as in effect on the date hereof, and all of which are subject to differing interpretations or change, possibly with retroactive effect. Moreover, unless otherwise indicated, this discussion does not take into account proposed changes in such tax laws. This discussion does not purport to be a complete analysis or listing of all potential U.S. federal income tax considerations that may apply to a holder as a result of the Merger, as a result of the ownership and disposition of Company Securities or as a result of the exercise of redemption rights. In addition, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular holders nor does it take into account the individual facts and circumstances of any particular holder that may affect the U.S. federal income tax consequences to such holder, and accordingly, is not intended to be, and should not be construed as, tax advice. This summary does not address any tax consequences to investors that directly or indirectly hold equity interests in the Company prior to the Merger. With respect to consequences of holding Company Securities, this discussion is limited to holders who acquire such Company Securities in connection with the Merger or as a result of the exercise of a Company Warrant, and with respect to Company Warrants, this discussion is limited to holders who hold such Company Warrants as a result of their ownership of SPAC Public Warrants prior to the Merger. This discussion does not address the U.S. federal 3.8% Medicare tax imposed on certain net investment income or any aspects of U.S. federal taxation other than those pertaining to the income tax, nor does it address any tax consequences arising under any U.S. state and local, or non-U.S. tax laws. Holders should consult their own tax advisors regarding such tax consequences in light of their particular circumstances.

No ruling has been requested or will be obtained from the IRS regarding the U.S. federal income tax consequences of the Merger or any other related matter; thus, there can be no assurance that the IRS will not challenge the U.S. federal income tax treatment described below or that, if challenged, such treatment will be sustained by a court.

This summary is limited to considerations relevant to U.S. Holders that hold SPAC Securities and, after the completion of the Merger, Company Securities acquired in connection with the Merger, as “capital assets” within the meaning of section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be important to holders in light of their individual circumstances, including holders subject to special treatment under the U.S. tax laws, such as, for example:

•        banks or other financial institutions, underwriters, or insurance companies;

•        traders in securities who elect to apply a mark-to-market method of accounting;

•        real estate investment trusts and regulated investment companies;

•        tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts;

•        U.S. expatriates or former long-term residents of the United States;

•        subchapter S corporations, partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) or other pass-through entities or investors in such entities;

•        brokers, dealers or traders in securities, commodities or currencies;

•        grantor trusts and estates;

•        persons subject to the alternative minimum tax;

•        U.S. persons whose “functional currency” is not the U.S. dollar;

•        persons required to accelerate the recognition of any item of gross income with respect to SPAC Securities or Company Securities as a result of such income being recognized on an applicable financial statement;

•        governments or agencies or instrumentalities thereof;

•        mutual funds;

•        the Sponsor or its affiliates, officers or directors;

•        persons who received SPAC Securities or Company Securities through the issuance of restricted stock under an incentive plan or through a tax-qualified retirement plan or otherwise as compensation;

•        persons who own (directly or through attribution) 5% or more (by vote or value) of the issued and outstanding SPAC Ordinary Shares, or, after the Merger, the issued Company Ordinary Shares (excluding treasury shares); or

•        holders holding SPAC Securities, or, after the Merger, Company Securities, as a position in a “straddle,” “wash” sale, as part of a “synthetic security” or “hedge,” as part of a “conversion transaction,” or other integrated investment or risk reduction transaction.

As used in this proxy statement/prospectus, the term “U.S. Holder” means a beneficial owner of SPAC Securities, and, after the Merger, Company Securities received in the Merger, that is, for U.S. federal income tax purposes:

•        an individual who is a citizen or resident of the United States;

•        a corporation (or other entity that is classified as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the United States or any State thereof or the District of Columbia;

•        an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•        a trust (i) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

If a partnership, including for this purpose any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes, holds SPAC Securities, and, after the completion of the Merger, Company Securities received in the Merger, the U.S. federal income tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. A holder that is a partnership and the partners in such partnership should consult their own tax advisors with regard to the U.S. federal income tax consequences of the Merger and the subsequent ownership and disposition of Company Securities received in the Merger. This discussion also does not discuss any effects of foreign currency fluctuations.

THIS SUMMARY IS FOR INFORMATION PURPOSES ONLY AND DOES NOT PURPORT TO BE A COMPREHENSIVE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. SPAC SHAREHOLDERS AND WARRANT HOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE MERGER, THE EXERCISE OF REDEMPTION RIGHTS BY SPAC SHAREHOLDERS AND OF THE OWNERSHIP AND DISPOSITION AFTER THE MERGER OF COMPANY SECURITIES ACQUIRED IN CONNECTION WITH THE MERGER, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX LAWS.

Characterization of a SPAC Unit

For purposes of this discussion, because the components of a SPAC Unit are generally separable at the option of the holder, the holder of a SPAC Unit generally should be treated, for U.S. federal income tax purposes, as the owner of the underlying SPAC Class A Ordinary Share and SPAC Public Warrant components of the SPAC Unit. Accordingly, the separation of a SPAC Unit into the one SPAC Class A Ordinary Share and one-half of one SPAC Public Warrant underlying the SPAC Unit generally should not be a taxable event for U.S. federal income tax purposes. This position is not free from doubt, and no assurance can be given that the IRS would not assert, or that a court would not sustain, a contrary position.

U.S. Federal Income Tax Consequences of the Merger to U.S. Holders

1.      Generally

Subject to the PFIC rules as more fully discussed under the subsection below entitled “— 4. PFIC Considerations,” the U.S. federal income tax consequences of the Merger to U.S. Holders of SPAC Securities will depend primarily on whether the Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code.

There are many requirements that must be satisfied in order for the Merger to qualify as a reorganization under Section 368(a) of the Code, some of which are based upon factual determinations, and the qualification as a reorganization under Section 368(a) of the Code could be adversely affected by events or actions that occur or are taken after the Merger. One such requirement, among others, for the Merger to qualify as a reorganization under Section 368(a) of the Code is that the acquiring corporation, either directly or indirectly through certain controlled corporations, either continue a significant line of the acquired corporation’s historic business or use a significant portion of the acquired corporation’s historic business assets in a business, in each case, within the meaning of Treasury Regulations Section 1.368-1(d). However, due to the absence of guidance bearing directly on how the above rules apply in the case of an acquisition of a corporation with no active business and only investment-type assets, such as SPAC, we cannot provide guidance on whether the Merger qualifies as a reorganization under Section 368(a) of the Code. In addition, the treatment of the Merger as a reorganization would depend on whether sufficient shareholders of SPAC exchange their SPAC Ordinary Shares for Company Ordinary Shares rather than redeem them for cash. If a significant number of shareholders of SPAC decide to redeem their SPAC Ordinary Shares, the “continuity of business enterprise” requirement that is necessary to qualify as a reorganization under Section 368(a) of the Code may not be satisfied and the requirement that SPAC retain “substantially all” of its assets to qualify as a reorganization under Section 368(a)(2)(E) of the Code may not be satisfied. Due to the absence of guidance bearing directly on whether an acquisition of a corporation with no active business can qualify as a reorganization under Section 368(a) of the Code, legal counsel to SPAC on U.S. federal income tax matters is not able to render an opinion that the Merger will qualify as a reorganization under Section 368(a) of the Code. No ruling has been, or will be, sought by SPAC or the Company from the IRS with respect to the Merger and there can be no assurance that the IRS will not challenge the qualification of the Merger as a reorganization under Section 368(a) of the Code or that a court would not sustain such a challenge.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM OF THE MERGER AND THE POTENTIAL TREATMENT OF THE MERGER FOR U.S. FEDERAL INCOME TAX PURPOSES.

2.      If the Merger Qualifies as a Reorganization Under Section 368(a) of the Code

a.      With respect to SPAC Ordinary Shares

Subject to the PFIC rules as more fully discussed under the subsection below entitled “— 4. PFIC Considerations,” if the Merger qualifies as a reorganization under Section 368(a) of the Code, and subject to the limitations, exceptions and qualifications described herein, a U.S. Holder that exchanges its SPAC Ordinary Shares pursuant to the Merger should not recognize gain or loss on the exchange of SPAC Ordinary Shares for Company Ordinary Shares. In this case, the aggregate adjusted tax basis of a U.S. Holder in the Company Ordinary Shares received as a result of the Merger should in such a case equal the aggregate adjusted tax basis of the SPAC Ordinary Shares surrendered in the exchange. A U.S. Holder’s holding period for the Company Ordinary Shares received in the exchange should include the holding period for the SPAC Ordinary Shares surrendered in the exchange.

b.      With respect to SPAC Public Warrants

Subject to the PFIC rules as more fully discussed under the subsection below entitled “— 4. PFIC Considerations,” if the Merger qualifies as a reorganization under Section 368(a) of the Code, subject to the limitations, exceptions and qualifications described herein, U.S. Holders of SPAC Public Warrants generally should not recognize gain or loss for

U.S. federal income tax purposes on the deemed exchange of their SPAC Public Warrants for Company Warrants in connection with the Merger, and each such U.S. Holder’s basis in the Company Warrants deemed received should be equal to the U.S. Holder’s basis in its SPAC Public Warrants deemed transferred.

U.S. Holders should consult their own tax advisors regarding the particular tax consequences to them of the exchange of SPAC Securities for Company Securities pursuant to the Merger, and the qualification of the Merger as a reorganization under Section 368(a) of the Code.

3.      If the Merger Does Not Qualify as a Reorganization Under Section 368(a) of the Code

Subject to the PFIC rules as more fully discussed under the subsection below entitled “— 4. PFIC Considerations,” if the Merger fails to qualify as a reorganization under Section 368(a) of the Code, a U.S. Holder that exchanges its SPAC Ordinary Shares and SPAC Public Warrants for consideration in the Merger will recognize taxable gain or loss, computed on an asset by asset basis with respect to the SPAC Ordinary Shares and SPAC Public Warrants, equal to the difference between (i) the fair market value of the Company Ordinary Shares or Company Warrants, as applicable, received and (ii) the U.S. Holder’s adjusted tax basis in the SPAC Ordinary Shares and SPAC Public Warrants, as applicable, exchanged therefor. Thereafter, a U.S. Holder’s tax basis in the Company Ordinary Shares and Company Warrants received will be the fair market value of those securities on the date the U.S. Holder receives them. The U.S. Holder’s holding period for the Company Ordinary Shares and Company Warrants received pursuant to the Merger will begin on the day after the date the U.S. Holder receives such Company Ordinary Shares and Company Warrants. Such gain or loss (but subject to recharacterization as ordinary income as discussed below under the subsection entitled “— 4. PFIC Considerations”) will be a capital gain or loss and will be a long-term capital gain or loss if the U.S. Holder’s holding period for the SPAC Ordinary Shares and SPAC Public Warrants, as the case may be, exceeds one year at the time of the Merger. Long-term capital gains of non-corporate U.S. Holders, including individuals, currently are subject to reduced rates of U.S. federal income taxation. It is unclear, however, whether the redemption rights with respect to the SPAC Ordinary Shares have suspended the applicable holding period for this purpose. The deductibility of capital losses is subject to limitations under the Code. Any such gain or loss recognized by a U.S. Holder will generally be treated as U.S. source gain or loss.

Shareholders who hold different blocks of SPAC Securities (generally, SPAC Securities purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them, and the discussion above does not specifically address all of the consequences to U.S. Holders who hold different blocks of SPAC Securities.

4.      PFIC Considerations

a.      Effects of PFIC Rules on the Merger

Regardless of whether the Merger qualifies as a reorganization under Section 368(a) of the Code, the Merger could be a taxable event to U.S. Holders under the passive foreign investment company (“PFIC”) provisions of the Code if SPAC is considered a PFIC.

Based upon the composition of its income and assets, and upon a review of its financial statements, taking into account the structure of the Merger, SPAC is not expected to be eligible for the startup exception (discussed in the subsection below entitled “— b. PFIC Rules, In General”), and thus SPAC is expected to have been and to continue to be classified as a PFIC for U.S. federal income tax purposes for the taxable year which includes the Merger.

As noted above, if SPAC is considered a PFIC, the Merger could be a taxable event under the PFIC rules regardless of whether the Merger otherwise qualifies as a reorganization under Section 368(a) of the Code. If the Merger is so taxable or otherwise fails to qualify as a reorganization under Section 368(a) of the Code, absent a QEF Election (or a QEF Election along with a purging election) or an MTM Election (each as defined below), a U.S. Holder would be taxed under the PFIC rules as discussed in the subsection below entitled “— b. PFIC Rules, In General.” The PFIC rules are more fully discussed in subsections b. through e. below of this “— 4. PFIC Considerations.”

Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a U.S. person who disposes of stock of a PFIC (including for this purpose exchanging warrants of a PFIC for newly issued warrants in connection with a reorganization under Section 368(a) of the Code) recognizes taxable gain notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f) of the Code. However, proposed Treasury Regulations under Section 1291(f) of the Code were promulgated in 1992 with a retroactive effective date once they become finalized. If finalized in their current form at any time in the future, those proposed Treasury Regulations would, subject to certain exceptions, generally require gain recognition to U.S. Holders of SPAC Securities as a result of the Merger if:

(i)     SPAC were classified as a PFIC at any time during such U.S. Holder’s holding period in such SPAC Securities; and

(ii)    the U.S. Holder had not timely made (a) an effective QEF Election (as defined below) for the first taxable year in which the U.S. Holder owned such SPAC Ordinary Shares or in which SPAC was a PFIC, whichever is later (or a QEF Election along with a purging election), or (b) an effective MTM Election (as defined below) with respect to such SPAC Ordinary Shares.

If applicable, the PFIC rules would require that any gain realized as a result of the Merger by a U.S. Holder of SPAC Ordinary Shares or SPAC Public Warrants that has not made a timely and effective QEF Election (or a QEF Election along with a purging election) or an MTM Election, would be taxable income to such U.S. Holder, and would be taxed under the PFIC rules in the manner set forth in the subsection below entitled “— b. PFIC Rules, In General,” with no corresponding receipt of cash.

It is unclear at this time whether, in what form and with what effective date, final Treasury Regulations under Section 1291(f) of the Code may be adopted or how any such final Treasury Regulations would apply. Therefore, U.S. Holders of SPAC Ordinary Shares that have not made a timely and effective QEF Election (or a QEF Election along with a purging election) or an MTM Election (each as defined below) may, pursuant to the proposed Treasury Regulations, be subject to taxation under the PFIC rules on the Merger with respect to their SPAC Securities in the manner set forth above. Such U.S. Holders are urged to consult their own tax advisors regarding the application of Section 1291(f) to the Merger in their particular circumstances.

As discussed more fully in the subsection below entitled “— d. Application of the PFIC Rules to Warrants,” the application of the PFIC rules to U.S. Holders of SPAC Public Warrants is unclear. Therefore, it is likely that the proposed Treasury Regulations if finalized in their current form would apply to cause gain recognition on the exchange of SPAC Public Warrants for Company Warrants in connection with the Merger.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE EFFECTS OF THE PFIC RULES ON THE TAX CONSEQUENCES OF THE MERGER, INCLUDING THE IMPACT OF ANY PROPOSED OR FINAL TREASURY REGULATIONS.

b.      PFIC Rules, In General

A non-U.S. corporation will be classified as a PFIC for U.S. federal income tax purposes if either (i) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income or (ii) at least 50% of the value of its assets in a taxable year (generally determined based on fair market value and averaged quarterly over the year), including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business received from unrelated persons) and gains from the disposition of passive assets.

The determination of whether a non-U.S. corporation is a PFIC is made annually. However, subject to certain exceptions described below, once a non-U.S. corporation is treated as a PFIC with respect to a U.S. Holder for a taxable year, even if such corporation ceases to be a PFIC in a subsequent taxable year, such U.S. Holder may continue to be subject to the adverse tax consequences of the PFIC rules.

Pursuant to a “startup exception,” a non-U.S. corporation will not be a PFIC for the first taxable year the non-U.S. corporation has gross income (the “startup year”) if (1) no predecessor of the non-U.S. corporation was a PFIC; (2) it is established to the satisfaction of the IRS that the non-U.S. corporation will not be a PFIC for either of the first two taxable years following the startup year; and (3) the non-U.S. corporation is not in fact a PFIC for either of those years. As noted above, based upon the composition of its income and assets, and upon a review of its financial statements, taking into account the structure of the Merger, SPAC is not expected to be eligible for the startup exception.

If a non-U.S. corporation is determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder and the U.S. Holder did not make a timely and effective QEF Election (or QEF Election with a purging election) or MTM Election (each as defined below), such U.S. Holder generally will be subject to special and adverse rules with respect to (i) any gain recognized by the U.S. Holder on the sale or other disposition of its shares or warrants in such non-U.S. corporation and (ii) any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of its shares in such non-U.S. corporation during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for the shares). Under these rules:

•        the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for such U.S. Holder’s in the applicable shares or warrants;

•        the amount of gain or excess distribution allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of the first taxable year in which SPAC was a PFIC, would be taxed as ordinary income;

•        the amount of gain or excess distribution allocated to other taxable years (or portions thereof) of the U.S. Holder and included in such U.S. Holder’s holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder without regard to the U.S. Holder’s other items of income and loss for such year; and

•        an additional tax equal to the interest charge generally applicable to underpayments of tax would be imposed on the U.S. Holder in respect of the tax attributable to each such other taxable year (described in the immediately preceding bullet above) of such U.S. Holder.

If a non-U.S. corporation is a PFIC and, at any time, has a non-U.S. subsidiary that is classified as a PFIC, a U.S. Holder generally would be deemed to own a portion of the shares of such lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge described above if the non-U.S. corporation (or a subsidiary of the non-U.S. corporation) receives a distribution from, or disposes of all or part of its interest in, the lower-tier PFIC (even though such U.S. Holder would not receive the proceeds of those distributions or dispositions) or the U.S. Holder otherwise is deemed to have disposed of an interest in the lower-tier PFIC. An MTM Election (discussed below) generally would not be available with respect to such lower-tier PFIC. In addition, as a result of the lower-tier PFIC rules, if SPAC is treated as a PFIC for any taxable year included in the holding period of a U.S. Holder, SPAC will generally continue to be treated as a PFIC with respect to such U.S. Holder following the Merger. U.S. Holders are urged to consult their tax advisors regarding the tax issues raised by lower-tier PFICs.

c.      QEF Election and Mark-to-Market Election

The impact of the PFIC rules on a U.S. Holder of shares in a non-U.S. corporation that is a PFIC will depend on whether the U.S. Holder has made a timely and effective election to treat the non-U.S. corporation as a “qualified electing fund” under Section 1295 of the Code for the taxable year that is the first year in the U.S. Holder’s holding period for its shares during which the non-U.S. corporation qualified as a PFIC (a “QEF Election”) or, if in a later taxable year, the U.S. Holder made a QEF Election along with a purging election. A purging election creates a deemed sale of the U.S. Holder’s shares at their then fair market value and requires the U.S. Holder to recognize gain pursuant to the purging election subject to the special PFIC tax and interest charge rules described above. As a result of any such purging election, the U.S. Holder would increase the adjusted tax basis in its shares by the amount of the gain recognized and, solely for purposes of the PFIC rules, would have a new holding period in its shares. U.S. Holders are urged to consult their own tax advisors regarding the application of the rules governing purging elections to their particular circumstances.

The QEF Election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. Holder generally makes a QEF Election (and a purging election, if applicable) by attaching a completed IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a PFIC Annual Information Statement (described below), to a timely filed U.S. federal income tax return for the tax year to which the election relates. Retroactive QEF Elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS. U.S. Holders should consult their own tax advisors regarding the availability and tax consequences of a retroactive QEF Election under their particular circumstances.

A U.S. Holder’s ability to make a timely and effective QEF Election (or a QEF Election along with a purging election) with respect to a non-U.S. corporation is contingent upon, among other things, the provision by the non-U.S. corporation of a “PFIC Annual Information Statement” to such U.S. Holder. SPAC will endeavor to provide a PFIC Annual Information Statement, upon written request, to U.S. Holders of SPAC Ordinary Shares with respect to each taxable year for which SPAC determines it is a PFIC. There is no assurance, however, that SPAC will timely provide such information.

A U.S. Holder that makes a timely and effective QEF Election (or a QEF Election with a purging election) generally will not be subject to the adverse PFIC rules discussed above with respect to their shares. As a result, such U.S. Holder generally should not recognize taxable income, gain or loss under the PFIC rules discussed under the subsection above entitled “— b. PFIC Rules, In General” but rather would include annually in gross income its pro rata share of the ordinary earnings and net capital gain of the non-U.S. corporation, whether or not such amounts are actually distributed. If a QEF Election (or a QEF Election with a purging election) had been timely made, such Electing Shareholder would also be subject to the rules described elsewhere herein with respect to the Merger.

The impact of the PFIC rules on a U.S. Holder will also depend on whether the U.S. Holder has made a mark-to-market election under Section 1296 of the Code. U.S. Holders who hold (actually or constructively) stock of a non-U.S. corporation that is classified as a PFIC may annually elect to mark such stock to its market value if such stock is “marketable stock,” generally, stock that is regularly traded on a national securities exchange that is registered with the SEC or on a non-U.S. exchange that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value (an “MTM Election”). If such an election is available and has been made by a U.S. Holder, such U.S. Holder generally will not be subject to the adverse PFIC rules discussed under the subsection above entitled “— b. PFIC Rules, In General” with respect to its shares. Instead, in general, the U.S. Holder will include as ordinary income each year the excess, if any, of the fair market value of its shares at the end of its taxable year over its adjusted basis in its shares. The U.S. Holder also will recognize an ordinary loss in respect of the excess, if any, of its adjusted basis in its shares over the fair market value of its shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the MTM Election). The U.S. Holder’s basis in its shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of its shares will be treated as ordinary income. No assurance can be given that the SPAC Ordinary Shares are considered to be marketable stock for purposes of the MTM Election or whether the other requirements of this election are satisfied.

d.      Application of the PFIC Rules to Warrants

The application of the PFIC rules to U.S. Holders of warrants is unclear. Proposed Treasury Regulations issued under the PFIC rules generally treat an “option” (which would include a warrant) to acquire the stock of a PFIC as stock of the PFIC, while final Treasury Regulations issued under the PFIC rules provide that the QEF Election does not apply to options and no MTM Election is currently available with respect to options. U.S. Holders are urged to consult their own tax advisors as to the application of the PFIC rules to the SPAC Public Warrants.

e.      PFIC Reporting Requirements

A U.S. Holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. Holder may have to file an IRS Form 8621 (whether or not a QEF Election or an MTM Election is made) and such other information as may be required by the U.S. Treasury Department. Failure to do so, if required, will extend the statute of limitations until such required information is furnished to the IRS and may result in significant penalties.

THE RULES DEALING WITH PFICS ARE VERY COMPLEX AND ARE IMPACTED BY VARIOUS FACTORS IN ADDITION TO THOSE DESCRIBED ABOVE. ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE CONSEQUENCES TO THEM OF THE PFIC RULES, INCLUDING, WITHOUT LIMITATION, WHETHER A QEF ELECTION (OR A QEF ELECTION ALONG WITH A PURGING ELECTION), AN MTM ELECTION OR ANY OTHER ELECTION IS AVAILABLE, AND THE CONSEQUENCES TO THEM OF ANY SUCH ELECTION AND THE IMPACT OF ANY PROPOSED OR FINAL PFIC TREASURY REGULATIONS.

Certain U.S. Federal Income Tax Consequences of Exercising Redemption Rights to U.S. Holders

1.      Redemption Tax Consequences — In General

In the event that a U.S. Holder elects to redeem its SPAC Ordinary Shares for cash, the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as sale or exchange of the SPAC Ordinary Shares under Section 302 of the Code. Except as provided below related to the potential treatment of SPAC as a PFIC, if the redemption qualifies as a sale or exchange of the SPAC Ordinary Shares, the U.S. Holder will be treated as recognizing capital gain or loss equal to the difference between the amount realized on the redemption and such U.S. Holder’s adjusted tax basis in the SPAC Ordinary Shares surrendered in such redemption transaction. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the SPAC Ordinary Shares redeemed exceeds one year. Long-term capital gains recognized by non-corporate U.S. Holders are currently eligible to be taxed at reduced rates. It is unclear, however, whether the redemption rights with respect to the SPAC Ordinary Shares have suspended the applicable holding period for this purpose. The deductibility of capital losses is subject to limitations.

If the redemption does not qualify as a sale or exchange of SPAC Ordinary Shares, the U.S. Holder will be treated as receiving a corporate distribution from SPAC equal to the cash received by the U.S. Holder in the redemption. Except as provided below related to the potential treatment of SPAC as a PFIC, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from SPAC’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of SPAC’s current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in the SPAC Ordinary Shares. Any remaining excess will be treated as capital gain realized on the sale or exchange of the SPAC Ordinary Shares. However, since SPAC does not maintain calculations of its earnings and profits under U.S. federal income tax principles, a U.S. Holder generally would be required to treat any such distributions as dividends for U.S. federal income tax purposes.

Any dividend generally will not be eligible for the dividends received deduction allowed to corporations in respect of dividends received from U.S. corporations. Dividends paid by a PFIC to a non-corporate U.S. Holder are not expected to constitute “qualified dividends.”

Whether a redemption qualifies for sale or exchange treatment will depend largely on the total number of SPAC Ordinary Shares treated as held by the U.S. Holder relative to all of the SPAC Ordinary Shares issued and outstanding both before and after the redemption. The redemption of SPAC Ordinary Shares generally will be treated as a sale or exchange of the SPAC Ordinary Shares (rather than as a corporate distribution) if the redemption (i) is “substantially disproportionate” with respect to the U.S. Holder, (ii) results in a “complete termination” of the U.S. Holder’s interest in SPAC or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests are explained more fully below.

In determining whether any of the foregoing tests are satisfied (and subject to the PFIC rules discussed below under the subsection entitled “— 2. PFIC Considerations”), a U.S. Holder takes into account not only SPAC Ordinary Shares actually owned by the U.S. Holder, but also SPAC Ordinary Shares that are constructively owned by it (including via SPAC Public Warrants). A U.S. Holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder. In order to meet the substantially disproportionate test, the percentage of SPAC’s issued and outstanding voting shares actually and constructively owned by the U.S. Holder immediately following the redemption of the SPAC Ordinary Shares must, among other requirements, be less than 80% of the percentage of SPAC’s issued and outstanding voting shares actually and constructively owned by the U.S. Holder immediately before the redemption.

There will be a complete termination of a U.S. Holder’s interest if either (i) all of the shares of the SPAC Ordinary Shares actually and constructively owned by the U.S. Holder are redeemed or (ii) all of the SPAC Ordinary Shares actually owned by the U.S. Holder are redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. Holder does not constructively (including via SPAC Public Warrants) own any other SPAC Ordinary Shares. The redemption of the SPAC Ordinary Shares will not be essentially equivalent to a dividend if a U.S. Holder’s conversion results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in SPAC. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in SPAC will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.”

If none of the foregoing tests is satisfied, then the redemption will be treated as a corporate distribution. After the application of those rules regarding corporate distributions, any remaining tax basis of the U.S. Holder in the redeemed SPAC Ordinary Shares will be added to the U.S. Holder’s adjusted tax basis in its remaining SPAC Ordinary Shares, or possibly in other SPAC Ordinary Shares constructively owned by it.

However, if a U.S. Holder exercises its redemption rights to receive cash from the Trust Account in exchange for a portion of its SPAC Ordinary Shares or, if such U.S. Holder exercises its redemption right with respect to all of its SPAC Ordinary Shares but maintains its ownership of SPAC Public Warrants, such redemption may be treated as integrated with the Merger rather than as a separate transaction. In such case, except as provided below related to the potential treatment of SPAC as a PFIC, if the Merger qualifies as a reorganization under Section 368(a) of the Code, and if the redemption is treated as integrated with the Merger (rather than as a separate transaction), cash received by such U.S. Holder in the redemption may also be treated as taxable boot received in the reorganization under Section 368(a) of the Code (which, depending on the circumstances applicable to such U.S. Holder, may be treated either as (i) capital gain (but not loss) in a manner similar to that described above but not in excess of the amount of cash received or (ii) dividend income to the extent of (although not entirely clear) the Company’s current and accumulated earnings and profits).

U.S. Holders of SPAC Ordinary Shares are urged to consult with their own tax advisors regarding the tax consequences of a redemption of all or a portion of their SPAC Ordinary Shares pursuant to an exercise of redemption rights.

2.      PFIC Considerations

The treatment of U.S. Holders of SPAC Ordinary Shares could be materially different from that described above, if SPAC is treated as a PFIC for U.S. federal income tax purposes (for a more detailed discussion of the PFIC rules, see subsections b. through e. above under the heading “— U.S. Federal Income Tax Consequences of the Merger to U.S. Holders — 4. PFIC Considerations”). As discussed in the subsection above entitled “— U.S. Federal Income Tax Consequences of the Merger to U.S. Holders — 4. PFIC Considerations,” SPAC is expected to have been and to continue to be classified as a PFIC for U.S. federal income tax purposes for the taxable year which includes the Merger.

If SPAC is a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of SPAC Ordinary Shares and the U.S. Holder did not make a timely and effective QEF Election (or QEF Election with a purging election) or MTM Election, such U.S. Holder generally will be subject to the special and adverse rules described in the subsection above entitled “— U.S. Federal Income Tax Consequences of the Merger to U.S. Holders — 4. PFIC Considerations — b. PFIC Rules, In General” with respect to (i) any gain recognized by the U.S. Holder on the sale or other disposition of its SPAC Ordinary Shares (such as gain described above if the redemption qualifies for sale or exchange treatment) and (ii) any “excess distribution” (as defined under the PFIC rules) made to the U.S. Holder, including potentially a distribution described above if the redemption does not qualify as a sale or exchange of SPAC Ordinary Shares and the U.S. Holder is treated as receiving a corporate distribution.

As discussed above, if SPAC is considered a PFIC, the impact of the PFIC rules on a U.S. Holder of SPAC Ordinary Shares will depend on whether the U.S. Holder has made a timely and effective QEF Election (or QEF Election with a purging election) or MTM Election. See the discussion in the subsection above entitled “— U.S. Federal Income

Tax Consequences of the Merger to U.S. Holders — 4. PFIC Considerations — c. QEF Election and Mark-to-Market Election,” for a description of the consequences to a U.S. Holder of making the foregoing elections, which may mitigate the adverse consequences under the PFIC rules as a result of the redemption of a U.S. Holder’s SPAC Ordinary Shares.

A U.S. Holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. Holder may have to file certain forms and information with the IRS as described above under the subsection entitled “— U.S. Federal Income Tax Consequences of the Merger to U.S. Holders — 4. PFIC Considerations — e. PFIC Reporting Requirements.” Failure to do so, if required, will extend the statute of limitations until such required information is furnished to the IRS and may result in significant penalties.

THE RULES DEALING WITH PFICS ARE VERY COMPLEX AND ARE IMPACTED BY VARIOUS FACTORS IN ADDITION TO THOSE DESCRIBED ABOVE. ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE CONSEQUENCES TO THEM OF THE PFIC RULES, INCLUDING, WITHOUT LIMITATION, WHETHER A QEF ELECTION (OR A QEF ELECTION ALONG WITH A PURGING ELECTION), AN MTM ELECTION OR ANY OTHER ELECTION IS AVAILABLE AND WHETHER IT WOULD BE DESIRABLE TO MAKE SUCH AN ELECTION, AND THE CONSEQUENCES TO THEM OF ANY SUCH ELECTION AND THE IMPACT OF ANY PROPOSED OR FINAL PFIC TREASURY REGULATIONS.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM OF A REDEMPTION OF ALL OR A PORTION OF THEIR SPAC ORDINARY SHARES PURSUANT TO AN EXERCISE OF REDEMPTION RIGHTS.

Ownership and Disposition of Company Securities by U.S. Holders

1.      Distributions on Company Ordinary Shares

Subject to the discussion in the subsection below entitled “— 5. PFIC Considerations,” if the Company makes distributions of cash or property on the Company Ordinary Shares, such distributions will be treated for U.S. federal income tax purposes first as a dividend to the extent of the Company’s current and accumulated earnings and profits (as determined for U.S. federal income tax purposes), and then as a tax-free return of capital to the extent of the U.S. Holder’s tax basis (but not below zero), with any excess treated as capital gain realized from the sale or exchange of the Company Ordinary Shares. Since the Company does not intend to provide calculations of its earnings and profits under U.S. federal income tax principles, a U.S. Holder generally would be required to treat all such distributions as dividends for U.S. federal income tax purposes.

Dividends paid to a U.S. Holder that is a taxable corporation will be taxed at regular rates and will not qualify for the dividends received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations.

Subject to the discussion in the subsection below entitled “— 5. PFIC Considerations,” dividends received by certain non-corporate U.S. Holders (including individuals) generally may be “qualified dividend income,” which is currently taxed at the lower applicable capital gains rate, provided that:

•        the Company Ordinary Shares are readily tradable on an established securities market in the United States;

•        the Company is neither a PFIC (as discussed in the subsection below entitled “—5. PFIC Considerations”) nor treated as such with respect to the U.S. Holder in any taxable year in which the dividend is paid or the preceding taxable year;

•        the U.S. Holder satisfies certain holding period requirements; and

•        the U.S. Holder is not under an obligation to make related payments with respect to positions in substantially similar or related property.

There can be no assurance that Company Ordinary Shares will be considered “readily tradable” on an established securities market in the United States in accordance with applicable legal authorities. Furthermore, there can be no assurance that the Company will not be treated as a PFIC in any taxable year. See discussion in the subsection below entitled “— 5. PFIC Considerations.” U.S. Holders should consult their own tax advisors regarding the availability of the lower rate for dividends paid with respect to Company Ordinary Shares. Subject to certain exceptions, dividends on Company Ordinary Shares will constitute foreign source income for foreign tax credit limitation purposes. Subject to certain conditions and limitations, non-refundable non-U.S. withholding taxes, if any, on dividends paid by us may be treated as foreign taxes eligible for credit against a U.S. Holder’s U.S. federal income tax liability under the U.S. foreign tax credit rules. However, Treasury Regulations require non-U.S. income tax laws to meet certain requirements in order for taxes imposed under such laws to be eligible for credit. We have not determined whether these requirements have been met and, accordingly, no assurance can be given that any withholding tax on dividends paid by us will be creditable. For this purpose, dividends distributed by us with respect to the Company Ordinary Shares generally will constitute “passive category income” but could, in the case of certain U.S. Holders, constitute “general category income.” A U.S. Holder who does not elect to claim a foreign tax credit for foreign taxes withheld may instead claim a deduction for U.S. federal income tax purposes in respect of such withholding, but only for a year in which such holder elects to do so for all creditable foreign income taxes. The rules relating to the foreign tax credits are complex and U.S. Holders should consult their own tax advisors regarding the availability of foreign tax credits in their particular circumstances.

2.      Sale, Exchange, Redemption or Other Taxable Disposition of Company Securities

Subject to the discussion in the subsection below entitled “— 5. “PFIC Considerations” and, in the case of Company Warrants, in the subsection below entitled “— 3. Exercise, Lapse or Redemption of Company Warrants,” a U.S. Holder generally will recognize gain or loss on any sale, exchange, redemption or other taxable disposition of Company Securities in an amount equal to the difference between (i) the amount realized on the disposition and (ii) such U.S. Holder’s adjusted tax basis in such Company Securities. Any gain or loss recognized by a U.S. Holder on a taxable disposition of Company Securities generally will be capital gain or loss. A non-corporate U.S. Holder, including an individual, who has held the Company Securities for more than one year generally will be eligible for reduced tax rates for such long-term capital gains. The deductibility of capital losses is subject to limitations. Any such gain or loss recognized generally will be treated as U.S. source gain or loss. In the event any non-U.S. tax (including withholding tax) is imposed upon such sale or other disposition, a U.S. Holder’s ability to claim a foreign tax credit for such non-U.S. tax is subject to various limitations and restrictions. Pursuant to Treasury Regulations, any such tax may not be a foreign income tax eligible for a U.S. foreign tax credit (regardless of any other income that you may have that is derived from foreign sources). In such case, however, the non-creditable non-U.S. tax may reduce the amount realized on the sale or other disposition of the Company Ordinary Shares. The rules relating to the foreign tax credits are very complex, and U.S. Holders should consult their own tax advisors regarding the ability to claim a foreign tax credit.

3.      Exercise, Lapse or Redemption of Company Warrants

Subject to the discussion below in the subsection entitled “— 5. PFIC Considerations,” and except as discussed below with respect to the cashless exercise of a Company Warrant, a U.S. Holder generally will not recognize taxable gain or loss on the exercise of a Company Warrant. The U.S. Holder’s tax basis in the Company Ordinary Share received upon exercise of a Company Warrant generally will be an amount equal to the sum of the U.S. Holder’s initial investment in the SPAC Public Warrant in respect of which the exercised Company Warrant was received, any gain recognized with respect to the exchange of such SPAC Public Warrant for the Company Warrant, and the exercise price of such Company Warrant. It is unclear whether the U.S. Holder’s holding period for the Company Ordinary Shares received upon exercise of the Company Warrants will begin on the date following the date of exercise or on the date of exercise of the Company Warrants; in either case, the holding period will not include the period during which the U.S. Holder held the Company Warrants. If a Company Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such U.S. Holder’s tax basis in the Company Warrant.

The tax consequences of a cashless exercise of a Company Warrant are not clear under current tax law. Subject to the discussion below in the subsection entitled “— 5. PFIC Considerations,” a cashless exercise may be tax deferred, either because the exercise is not a realization event or because the exercise is a recapitalization for U.S. federal income tax purposes. In either tax-deferred situation, a U.S. Holder’s basis in the Company Ordinary Shares received generally should equal the U.S. Holder’s basis in the Company Warrants exercised therefor. If the cashless exercise is not a realization event (and also is not as being a recapitalization), it is unclear whether a U.S. Holder’s holding period in the Company Ordinary Shares would be treated as commencing on the date following the date of exercise or on the date of exercise of the Company Warrant; in either case, the holding period would not include the period during which the U.S. Holder held the Company Warrants. If the cashless exercise is a recapitalization, the holding period of the Company Ordinary Shares would include the holding period of the Company Warrants exercised therefor.

It is also possible that a cashless exercise could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. Holder could be deemed to have surrendered Company Warrants with an aggregate fair market value equal to the exercise price for the total number of Company Warrants to be exercised. The U.S. Holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the Company Warrants deemed surrendered and the U.S. Holder’s adjusted tax basis in such Company Warrants. In this case, a U.S. Holder’s tax basis in the Company Ordinary Shares received would equal the sum of the U.S. Holder’s tax basis in the Company Warrants exercised and the exercise price of such Company Warrants. It is unclear in this case whether a U.S. Holder’s holding period for Company Ordinary Shares would commence on the date following the date of exercise or on the date of exercise of the Company Warrants; in either case, the holding period would not include the period during which the U.S. Holder held the Company Warrants.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a U.S. Holder’s holding period would commence with respect to the Company Ordinary Shares received, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. U.S. Holders should consult their own tax advisors regarding the tax consequences of a cashless exercise.

If the Company redeems Company Warrants for cash pursuant to the redemption provisions applicable to the Company Warrants or if the Company purchases Company Warrants in an open market transaction, such redemption or purchase generally will be treated as a taxable disposition to the U.S. Holder, taxed (except as discussed below under the subsection entitled “— 5. PFIC Considerations”) as described in the subsection above “— 2. Sale, Exchange, Redemption or Other Taxable Disposition of Company Securities.”

4.      Possible Constructive Distributions

The terms of each Company Warrant (which will have, and be subject to, substantially the same terms and conditions as were applicable to such SPAC Public Warrant immediately prior to the consummation of the Business Combination) provide for an adjustment to the number of Company Ordinary Shares for which the Company Warrant may be exercised or to the exercise price of the Company Warrant in certain events, as discussed in the section of this proxy statement/prospectus entitled “Description of Securities of Chenghe — SPAC Warrants.” An adjustment that has the effect of preventing dilution generally is not taxable. The U.S. Holders of the Company Warrants would, however, be treated as receiving a constructive distribution from the Company if, for example, the adjustment to the number of such Company Ordinary Shares received upon exercise of the Company Warrants or to the exercise price of the Company Warrants increases the proportionate interest of the U.S. Holder of Company Warrants in the Company’s assets or earnings and profits (e.g., through an increase in the number of Company Ordinary Shares that would be obtained upon exercise or through a decrease in the exercise price of a Company Warrant) as a result of a distribution (or a transaction treated as a distribution) of cash or other property, such as other securities, to the holders of Company Ordinary Shares, which is taxable to the holders of such shares as a distribution. Such constructive distribution would be subject to tax as described in the subsection above entitled “— 1. Distributions on Company Ordinary Shares” in the same manner as if the U.S. Holders of the Company Warrants received a cash distribution from the Company equal to the fair market value of such increased interest.

5.      PFIC Considerations

The treatment of U.S. Holders of the Company Securities could be materially different from that described above, if the Company is treated as a PFIC for U.S. federal income tax purposes (for a general discussion of the PFIC rules, see subsections b. through e. above under the heading “— U.S. Federal Income Tax Consequences of the Merger to U.S. Holders — 4. PFIC Considerations”).

As of the date hereof, the Company has not made a determination as to its PFIC status for its current taxable year or any other taxable year. The Company will endeavor to determine its PFIC status for each taxable year ending on or after the Merger and to make such PFIC status determinations available to U.S. Holders of the Company electronically. If the Company determines that it is a PFIC for a taxable year ending on or after the Closing Date (as defined herein), the Company will use commercially reasonable efforts to make electronically available a “PFIC Annual Information Statement” and provide such other information as requested by U.S. Holders and reasonably necessary to comply with the provisions of the Code with respect to PFICs, including complying with the requirements of a QEF Election.

Under the PFIC rules, if the Company were considered a PFIC at any time that a U.S. Holder owns Company Securities, absent a QEF Election (or a QEF Election along with a purging election) or an MTM Election, the Company will continue to be treated as a PFIC with respect to such U.S. Holder’s Company Securities unless (i) it ceases to be a PFIC and (ii) the U.S. Holder makes a “deemed sale” election under the PFIC rules. If such election is made, a U.S. Holder will be deemed to have sold its Company Ordinary Shares at their fair market value on the last day of the last taxable year in which the Company is classified as a PFIC, and any gain from such deemed sale would be subject to the consequences described in the subsection above entitled “— U.S. Federal Income Tax Consequences of the Merger to U.S. Holders — 5. PFIC Considerations — b. PFIC Rules, In General.” After the deemed sale election, the Company Ordinary Shares with respect to which the deemed sale election was made will not be treated as shares in a PFIC unless the Company subsequently becomes a PFIC.

For each taxable year that the Company is treated as a PFIC with respect to a U.S. Holder’s Company Ordinary Shares, absent a QEF Election (or a QEF Election along with a purging election) or an MTM Election, the U.S. Holder will generally be subject to special and adverse tax rules, as described in the subsection above entitled “— U.S. Federal Income Tax Consequences of the Merger to U.S. Holders — 4. PFIC Considerations — b. PFIC Rules, In General.” U.S. Holders may also be subject to such special and adverse tax rules if the Company at any time were to own any subsidiaries (including SPAC) that are lower-tier PFICs.

As discussed in more detailed above under the subsection “— U.S. Federal Income Tax Consequences of the Merger to U. S. Holders 4. — PFIC Considerations — c. QEF Election and Mark-to-Market Election,” if the Company is a PFIC, a U.S. Holder of Company Ordinary Shares may be able to mitigate the adverse consequences under the PFIC rules by making a QEF Election or an MTM Election, if available. Upon receiving a written request by a U.S. Holder that has made (or whose direct and/or indirect owners have made) a QEF Election in accordance with applicable Treasury Regulations, the Company shall use commercially reasonable efforts to make available income statement and balance sheet data reasonably necessary for such U.S. Holder (or direct and/or indirect owner of such shareholder) to comply with the requirements of such QEF Election.

As described in more detailed above under the subsection “— U.S. Federal Income Tax Consequences of the Merger to U.S. Holders — 4. PFIC Considerations — d. Application of the PFIC Rules to Warrants,” the application of the PFIC rules to U.S. Holders of Company Warrants is unclear. If a U.S. Holder sells or otherwise disposes of Company Warrants (other than upon exercise of such warrants) and the Company were a PFIC at any time during the U.S. Holder’s holding period of such Company Warrants, any gain recognized generally will be treated as an excess distribution, taxed as described in the subsection above entitled “— U.S. Federal Income Tax Consequences of the Merger to U. S. Holders — 4. PFIC Considerations — b. PFIC Rules, In General.” The rules relating to “excess distributions” discussed above, will continue to apply with respect to Company Ordinary Shares resulting from the exercise of Company Warrants if the Company was a PFIC during a U.S. Holder’s holding period (which, while not entirely clear, generally will be deemed to have a holding period for purposes of the PFIC rules that includes the period the U.S. Holder held the Company Warrant), unless the U.S. Holder makes a purging election under the PFIC rules. U.S. Holders are urged to consult their own tax advisors as to the application of the rules governing purging elections to their particular circumstances.

A U.S. Holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. Holder may have to file certain forms and information with the IRS as described above under the subsection entitled “— U.S. Federal Income Tax Consequences of the Merger to U.S. Holders — 4. PFIC Considerations — e. PFIC Reporting Requirements.” Failure to do so, if required, will extend the statute of limitations until such required information is furnished to the IRS and may result in significant penalties.

THE RULES DEALING WITH PFICS ARE VERY COMPLEX AND ARE IMPACTED BY VARIOUS FACTORS IN ADDITION TO THOSE DESCRIBED ABOVE. ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE CONSEQUENCES TO THEM OF THE PFIC RULES, INCLUDING, WITHOUT LIMITATION, WHETHER A QEF ELECTION (OR A QEF ELECTION ALONG WITH A PURGING ELECTION), AN MTM ELECTION OR ANY OTHER ELECTION IS AVAILABLE AND WHETHER IT WOULD BE DESIRABLE TO MAKE SUCH AN ELECTION, AND THE CONSEQUENCES TO THEM OF ANY SUCH ELECTION AND THE IMPACT OF ANY PROPOSED OR FINAL PFIC TREASURY REGULATIONS.

Information Reporting and Backup Withholding

In general, information reporting requirements will apply to dividends received by U.S. Holders on Company Securities (including constructive dividends), and the proceeds received on the sale or other taxable disposition of Company Securities effected within the United States (and, in certain cases, outside the United States), in each case, other than U.S. Holders that are exempt recipients. Information reporting requirements will also apply to redemptions from U.S. Holders of SPAC Securities. Backup withholding (currently at a rate of 24%) may apply to such amounts if the U.S. Holder fails to provide an accurate taxpayer identification number (generally on an IRS Form W-9) or is otherwise subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or credit against a holder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS.

THE PRECEDING DISCUSSION OF CERTAIN MATERIAL U.S. FEDERAL TAX CONSIDERATIONS IS FOR GENERAL INFORMATION PURPOSES ONLY. IT IS NOT TAX ADVICE TO HOLDERS OF SPAC SECURITIES OR COMPANY SECURITIES. EACH SUCH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE AND LOCAL, AND NON-U.S. TAX CONSIDERATIONS OF PURCHASING, HOLDING, AND DISPOSING OF SPAC SECURITIES OR COMPANY SECURITIES, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAW.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL INFORMATION

Introduction

Chenghe is providing the following selected unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the Transactions.

The unaudited pro forma combined balance sheet as of June 30, 2024 gives pro forma effect to the Transactions as if they had been consummated as of that date. The unaudited pro forma combined statements of operations for the year ended December 31, 2023 and for the six months ended June 30, 2024, gives pro forma effect to the Transactions as if they had occurred as of the beginning of the earliest period presented. The pro forma financial information is presented based on Chenghe’s financial statements as of June 30, 2024 and for the period from inception to June 30, 2024. As the business combination will be treated as a reverse merger, Polibeli has been determined to be the “acquiror” with its financial statements for the fiscal year ended December 31, 2023 and for the six months ended June 30, 2024. See “— Accounting for the Transactions”.

This information should be read together with Polibeli’s and Chenghe’s historical financial statements and related notes, “Polibeli Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “SPAC Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.

The unaudited pro forma combined balance sheet as of June 30, 2024 has been prepared using the following:

•        Polibeli’s historical unaudited condensed consolidated balance sheet as of June 30, 2024, as included elsewhere in this proxy statement/prospectus; and

•        Chenghe’s historical unaudited condensed balance sheet as of June 30, 2024.

The unaudited pro forma combined statements of operations for the year ended December 31, 2023 and for the six months ended June 30, 2024, has been prepared using the following:

•        Polibeli’s historical consolidated statements of operations for the year ended December 31, 2023, and unaudited condensed consolidated statements of operations for the six months ended June 30, 2024, as included elsewhere in this proxy statement/prospectus; and

•        Chenghe’s historical unaudited condensed statements of operations for the period ended June 30, 2024 since inception.

Description of the Transactions

On September 16, 2024, Chenghe and the Company entered into the Business Combination Agreement. Pursuant to the Business Combination Agreement, at the Merger Effective Time, and in respect of the SPAC Class B Conversion, immediately prior to the Merger Effective Time, (i) each outstanding SPAC Unit, consisting of one SPAC Class A Ordinary Share and one-half of one SPAC Warrant, will be automatically separated and the holder thereof will be deemed to hold one SPAC Class A Ordinary Share and one-half of one SPAC Warrant; (ii) each SPAC Class B Ordinary Share that is issued and outstanding immediately prior to the Merger Effective Time shall be automatically converted into one SPAC Class A Ordinary Share and each SPAC Class B Ordinary Share shall no longer be issued and outstanding and shall automatically be cancelled and cease to exist; (iii) each SPAC Class A Ordinary Share (which for the avoidance of doubt, includes the SPAC Class A Ordinary Shares (A) issued in connection with the SPAC Class B Conversion; and (B) held as a result of Unit Separation) shall be converted into the right to receive one Company Class A Ordinary Share; and (iv) each SPAC Warrant that is outstanding and unexercised shall be automatically converted into the right to receive a Company Warrant, pursuant to the A&R Warrant Agreement.

At the Closing, in accordance with the Cayman Companies Act, Merger Sub will merge with and into Chenghe, the separate corporate existence of Merger Sub will cease and Chenghe will be the surviving corporation and a wholly-owned subsidiary of Polibeli (the “Company”).

Accounting for the Transactions

The Transactions will be accounted for as a reverse merger in accordance with U.S. GAAP. Under this method of accounting, Chenghe will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on the Company Shareholder expecting to have a majority of the voting power of the combined company, Polibeli comprising the ongoing operations of the combined entity, Polibeli comprising a majority of the governing body of the combined company, and Polibeli’s senior management comprising the senior management of the combined company. Accordingly, for accounting purposes, the Transactions will be treated as the equivalent of Polibeli issuing share for the net tangible assets of Chenghe, accompanied by a recapitalization. The net tangible assets of Chenghe will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Transactions will be those of Polibeli.

Basis of Pro Forma Presentation

The historical financial information has been adjusted to give pro forma effect to events that depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present other transaction effects that have occurred or reasonably expected to occur (“Management’s Adjustments”). The unaudited pro forma condensed combined financial statements were prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, SEC Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Business.” Management elected not to present any Management’s Adjustments.

The unaudited pro forma combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience. Chenghe and Polibeli have not had any historical relationship prior to the Transactions. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The unaudited pro forma combined financial information has been prepared assuming three alternative levels of redemption into cash of SPAC Ordinary Shares:

•        Scenario 1 — Assuming no redemption of SPAC Ordinary Shares for cash: this presentation assumes that no SPAC Public Shareholders exercise redemption rights with respect to their ordinary shares upon consummation of the Transactions;

•        Scenario 2 — Assuming that 50% of SPAC Ordinary Shares at 4,312,500 are redeemed at $10.03 for cash by SPAC Public Shareholders, $43.25 million out of the Trust Account balance as of June 30, 2024, would be paid out in cash for a 50% redemption; and

•        Scenario 3 — Assuming that 100% of SPAC Ordinary Shares at 8,625,000 are redeemed at $10.03 for cash by SPAC Public Shareholders, $86.50 million out of the Trust Account balance as of June 30, 2024, would be paid out in cash for a 100% redemption.

Upon the completion of the Business Combination, assuming, among other things, that no SPAC Public Shareholders exercises redemption rights (prior to giving effect to any warrant exercises and assuming automatic conversion of rights into ordinary shares), SPAC Public Shareholders, holders of Founder Shares, holders of Private Placement Shares and Company Shareholder will own approximately 2.32%, 0.77%, 0.09% and 96.82% of the outstanding shares of the Company, respectively, such percentages calculated assuming that Company Shareholder receives approximately 360,000,000 Ordinary Shares of the Company, derived from post-closing Company Ordinary Shares outstanding as presented in the pro forma combined financial statements (after rounding adjustment).

If 4,312,500 SPAC Ordinary Shares are ultimately redeemed, SPAC Public Shareholders, holders of Founder Shares, holders of Private Placement Shares and Company Shareholder are expected to own approximately 1.17%, 0.78%, 0.09% and 97.96% respectively, of the post-closing Company Ordinary Shares outstanding. As such, SPAC Public Shareholders who do not redeem their SPAC Ordinary Shares will experience immediate and material dilution upon closing of the Business Combination.

If 8,625,000 SPAC Ordinary Shares are ultimately redeemed, SPAC Public Shareholders, holders of Founder Shares, holders of Private Placement Shares and Company Shareholder are expected to own approximately 0.00%, 0.79%, 0.09% and 99.12% respectively, of the post-closing Company Ordinary Shares outstanding. As such, SPAC Public Shareholders who do not redeem their SPAC Ordinary Shares will experience immediate and material dilution upon closing of the Business Combination.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

AS OF JUNE 30, 2024

	(A) Chenghe (Historical)	(B) Polibeli (Historical)	Scenario 1 Assuming No Redemptions into Cash				Scenario 2 Assuming Intermediate Redemptions into Cash				Scenario 3 Assuming Maximum Redemptions into Cash
			Pro Forma Adjustments			Pro Forma Balance Sheet	Pro Forma Adjustments			Pro Forma Balance Sheet	Pro Forma Adjustments			Pro Forma Balance Sheet
ASSETS
Current assets
Cash	$809,039	$2,769,468		$86,495,905	(1)	$83,786,453		$1,725,000	(3)	$42,263,500		$1,725,000	(3)	$740,548
				(2,837,959)	(2)			(43,247,953)	(4)			(43,247,952)	(4)
				(3,450,000)	(3)
Accounts receivable, net	—	3,348,627				3,348,627				3,348,627				3,348,627
Inventories, net	—	4,797,865				4,797,865				4,797,865				4,797,865
Advances to suppliers	—	1,435,809				1,435,809				1,435,809				1,435,809
Amount due from related parties	20,000	407,648				427,648				427,648				427,648
Prepaid expenses and other current assets, net	29,817	812,175				841,992				841,992				841,992
Total Current Assets	858,856	13,571,592		80,207,946		94,638,394		(41,522,953)		53,115,441		(41,522,952)		11,592,489

Non-current assets
Cash held in Trust Account	86,495,905	—		(86,495,905)	(1)	—				—				—
Property and equipment, net	—	3,767,837				3,767,837				3,767,837				3,767,837
Operating lease right-of-use assets, net	—	712,736				712,736				712,736				712,736
Deferred offering cost	—	622,230		(622,230)	(2)
Other non-current assets, net	—	125,521				125,521				125,521				125,521
Total Non-current Assets	86,495,905	5,228,324		(87,118,135)		4,606,094		—		4,606,094		—		4,606,094
Total Assets	$87,354,761	$18,799,916		$(6,910,189)		$99,244,488		$(41,522,953)		$57,721,535		$(41,522,952)		$16,198,583

LIABILITIES
Current liabilities
Accounts payable	$—	$515,980	$			$515,980	$			$515,980	$			$515,980
Advances from customers	—	597,729				597,729				597,729				597,729
Amount due to related parties	12,225	6,338,106		(1,302,738)	(2)	5,047,593				5,047,593				5,047,593
Accrued expenses and other current liabilities	414,239	1,302,947		4,423,734	(2)	6,140,920				6,140,920				6,140,920

UNAUDITED PRO FORMA COMBINED BALANCE SHEET — (Continued)

AS OF JUNE 30, 2024

	(A) Chenghe (Historical)	(B) Polibeli (Historical)	Scenario 1 Assuming No Redemptions into Cash			Scenario 2 Assuming Intermediate Redemptions into Cash			Scenario 3 Assuming Maximum Redemptions into Cash
			Pro Forma Adjustments		Pro Forma Balance Sheet	Pro Forma Adjustments		Pro Forma Balance Sheet	Pro Forma Adjustments		Pro Forma Balance Sheet
Accrued offering costs	1,300	—			1,300			1,300			1,300
Current portion of long-term borrowings	—	329,090			329,090			329,090			329,090
Operating lease liabilities, current	—	434,794			434,794			434,794			434,794
Total Current Liabilities	427,764	9,518,646	3,120,996		13,067,406	—		13,067,406	—		13,067,406

Non-current liabilities
Long-term borrowings	—	984,641			984,641			984,641			984,641
Amount due to related parties, non-current	—	27,634,383			27,634,383			27,634,383			27,634,383
Operating lease liabilities, non-current	—	301,192			301,192			301,192			301,192
Deferred underwriting commission	3,450,000	—	(3,450,000)	(3)	—			—			—
Total Non-current Liabilities	3,450,000	28,920,216	(3,450,000)		28,920,216	—		28,920,216	—		28,920,216
Total Liabilities	3,877,764	38,438,862	(329,004)		41,987,622	—		41,987,622	—		41,987,622

Commitments and Contingencies

Class A ordinary shares subject to possible redemption, 8,625,000 shares at redemption value of $10.00 per share	86,495,905	—	(86,495,905)	(4)	—			—			—

SHAREHOLDERS’ EQUITY/(DEFICIT)
Ordinary Shares	—	50,000	(12,819)	(5)	37,181	(431)	(5)	36,750	(431)	(5)	36,319
Preferred shares, no par value; 1,000,000 shares authorized; none issued and outstanding	—	—			—			—			—

UNAUDITED PRO FORMA COMBINED BALANCE SHEET — (Continued)

AS OF JUNE 30, 2024

	(A) Chenghe (Historical)	(B) Polibeli (Historical)	Scenario 1 Assuming No Redemptions into Cash			Scenario 2 Assuming Intermediate Redemptions into Cash			Scenario 3 Assuming Maximum Redemptions into Cash
			Pro Forma Adjustments		Pro Forma Balance Sheet	Pro Forma Adjustments		Pro Forma Balance Sheet	Pro Forma Adjustments		Pro Forma Balance Sheet
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; 310,000 shares issued and outstanding (excluding 8,625,000 shares subject to possible redemption)	31	—	(31)	(5)	—			—			—
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 2,875,000 shares issued and outstanding	288	—	(288)	(5)	—			—			—
Subscription receivables	—	(50,000)			(50,000)			(50,000)			(50,000)
Additional paid-in capital	—	1,664,784	(1,726,165)	(2)	78,866,613	1,725,000	(3)	37,344,091	1,725,000	(3)	—
			86,495,905	(4)		(43,247,953)	(4)		(39,069,522)	(4)
			(7,567,911)	(5)		431	(5)		431	(5)
Accumulated deficit	(3,019,227)	(21,696,516)	(4,855,020)	(2)	(21,989,714)			(21,989,714)	(4,178,430)	(4)	(26,168,144)
			7,581,049	(5)
Accumulated other comprehensive loss	—	392,786			392,786			392,786			392,786
Total Shareholders’ Equity/(Deficit)	(3,018,908)	(19,638,946)	79,914,720		57,256,866	(41,522,953)		15,733,913	(41,522,952)		(25,789,039)
Non-controlling interests	—	201,828			201,828			201,828			201,828
Capital receivables from non-controlling interests	—	(201,828)			(201,828)			(201,828)			(201,828)
Total Liabilities, Class A Ordinary Shares subject to possible redemption and Shareholders’ Equity/(Deficit)	$87,354,761	$18,799,916	$(6,910,189)		$99,244,488	$(41,522,953)		$57,721,535	$(41,522,952)		$16,198,583

Notes and adjustments to Unaudited Pro Forma Combined Balance Sheet:

The further adjustments made in Scenario 2 and Scenario 3 related to intermediate and maximum redemption are based on the adjustments made in Scenario 1. The pro forma adjustment to the unaudited combined pro forma balance sheet consists of the following:

(A)    Derived from the unaudited condensed balance sheet of Chenghe as of June 30, 2024.

(B)    Derived from the unaudited condensed consolidated balance sheet of Polibeli as of June 30, 2024.

(1)    To reflect the release of cash from cash and investment held in the Trust Account.

(2)    To reflect (i) the estimated accrued transaction fees of $1.4 million for Polibeli due upon the consummation of Business Combination; (ii) the estimated accrued transaction fees of $4.6 million for Chenghe, which would be expensed before completion of the Business Combination.

(i) $1.4 million accrued transaction fees for Polibeli include: (a) $0.3 million transaction fees including $0.1 million audit fees and $0.2 million accounting and other services fees which would be expensed and reflected in the combined accumulated deficits; and (b) $1.1 million capitalized transaction fees including $0.9 million legal fees and $0.2 million accounting and miscellaneous costs, which are all directly related to the intended listing and deducted against additional paid-in capital upon the consummation of Business Combination.

(ii) $4.6 million accrued transaction fees for Chenghe including $2.4 million legal fees, $1.3 million financial advisory fees, $0.5 million accounting and audit expenses, and $0.4 million printer, listing and miscellaneous expenses, would all be expensed and reflected in the combined accumulated deficits.

(3)    The underwriters have agreed to defer underwriting commissions of up to 4.0% of the gross proceeds of the 8,625,000 units sold in the offering including pursuant to the over-allotment option. The deferred commissions will be released to the underwriters only upon completion of an initial business combination. The amount of commission payable to the underwriters is determined based on the percentage of funds remaining in the trust account after redemptions of public shares from the funds held in the Trust Account. That is, the deferred underwriting commission payable will be $3.45 million, $1.73 million and nil in the scenario of no redemption, 50% redemption and 100% redemption, respectively.

(4)    To reflect the assumed shares redeemed:

In Scenario 1, which assumes no SPAC Public Shareholders exercise their redemption rights, all SPAC Ordinary Shares previously subject to redemption for cash amounting to $86.50 million held in the Trust Account would be transferred to shareholders’ equity.

In Scenario 2, which assumes that 50% of SPAC Ordinary Shares at 4,312,500 are redeemed at $10.03 for cash by SPAC Public Shareholders, $43.25 million out of $86.50 million in the Trust Account balance as of June 30, 2024, would be paid out in cash for a 50% redemption.

In Scenario 3, which assumes that 100% of SPAC Ordinary Shares at 8,625,000 are redeemed at $10.03 for cash by SPAC Public Shareholders, $86.50 million out of $86.50 million in the Trust Account balance as of June 30, 2024, would be paid out in cash for a 100% redemption.

(5)    To reflect (i) recapitalization of the Company through issuance of SPAC Ordinary Shares and eliminate Chenghe historical accumulated deficits; and (ii) the contribution of all the share capital in the Company to Chenghe.

In Scenario 1, which assumes no SPAC Public Shareholders exercise their redemption rights, the total Company Ordinary Shares upon completion of the Business Combination would be 371,810,000, at the par value of $0.0001 per share, totally amounting to 37,181.

In Scenario 2, which assumes that 50% of SPAC Ordinary Shares at 4,312,500 are redeemed by SPAC Public Shareholders, the total Company Ordinary Shares upon completion of the Business Combination would be 367,497,500, at the par value of $0.0001 per share, totally amounting to 36,750.

In Scenario 3, which assumes that 100% of SPAC Ordinary Shares at 8,625,000 are redeemed by SPAC Public Shareholders, the total Company Ordinary Shares upon completion of the Business Combination would be 363,185,000, at the par value of $0.0001 per share, totally amounting to 36,319.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2023

			Scenario 1 Assuming No Redemptions into Cash			Scenario 2 Assuming Intermediate Redemptions into Cash			Scenario 3 Assuming Maximum Redemptions into Cash
	(A) Chenghe (Historical)	(B) Polibeli (Historical)	Pro Forma Adjustments		Pro Forma Income Statement	Pro Forma Adjustments		Pro Forma Income Statement	Pro Forma Adjustments		Pro Forma Income Statement
Revenues	$—	$22,791,538	$—		$22,791,538	$—		$22,791,538	$—		$22,791,538
Cost of revenues	—	(21,758,592)	—		(21,758,592)	—		(21,758,592)	—		(21,758,592)
Gross profit	—	1,032,946	—		1,032,946	—		1,032,946	—		1,032,946

Selling expenses	—	(3,265,269)	—		(3,265,269)	—		(3,265,269)	—		(3,265,269)
General and administrative expenses	—	(4,076,003)	(4,855,021)	(1)	(8,931,024)	—		(8,931,024)	—		(8,931,024)
Formation and operating costs	(17,703)	—	—	—	(17,703)	—		(17,703)	—		(17,703)
Total operating expenses	(17,703)	(7,341,272)	(4,855,021)		(12,213,996)	—		(12,213,996)	—		(12,213,996)

Loss from operation	(17,703)	(6,308,326)	(4,855,021)		(11,181,050)	—		(11,181,050)	—		(11,181,050)

Other income (expense):
Financial expenses, net	—	(587,272)	—		(587,272)	—		(587,272)	—		(587,272)
Other income, net	—	171,740	—		171,740	—		171,740	—		171,740
Total other expenses, net	—	(415,532)	—		(415,532)	—		(415,532)	—		(415,532)

Loss before income tax expense	(17,703)	(6,723,858)	(4,855,021)		(11,596,582)	—		(11,566,564)	—		(11,566,564)
Income tax expense	—	(2,831)	—		(2,831)	—		(2,831)	—		(2,831)
Net loss	(17,703)	(6,726,689)	(4,855,021)		(11,599,413)	—		(11,569,395)	—		(11,569,395)
Less: net loss attributable to non-controlling interests	—	—	—		—	—			—
Net loss attributable to Chenghe and Polibeli Group Ltd	(17,703)	(6,726,689)	(4,855,021)		(11,599,413)	—		(11,599,413)	—		(11,599,413)

Net loss	(17,703)	(6,726,689)	(4,855,021)		(11,599,413)	—		(11,599,413)	—		(11,599,413)
Foreign currency translation loss, net of tax of nil	—	(151,551)	—		(151,551)	—		(151,551)	—		(151,551)
Total comprehensive loss	(17,703)	(6,878,240)	(4,855,021)		(11,750,964)	—		(11,750,964)	—		(11,750,964)
Less: total comprehensive loss attributable to non-controlling interests	—	—	—		—	—		—	—		—
Comprehensive loss attributable to Chenghe and Polibeli Group Ltd	(17,703)	(6,878,240)	(4,855,021)		(11,750,964)	—		(11,750,964)	—		(11,750,964)

Weighted average shares outstanding of ordinary shares	—	500,000,000	(128,190,000)	(2)	371,810,000	(4,312,500)	(2)	367,497,500	(4,312,500)	(2)	363,185,000
Weighted average shares outstanding of redeemable ordinary shares	—	—	—		—	—		—	—		—
Basic and diluted net loss per ordinary share	$(0.01)	$(0.01)	—		$(0.03)	—		$(0.03)	—		$(0.03)
Weighted average shares outstanding of non-redeemable ordinary shares	2,500,000	—	—		—	—		—	—		—
Basic and diluted net loss per ordinary share	$(0.01)	—	—		—	—		—	—		—

Notes and adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations:

The further adjustments made in Scenario 2 and Scenario 3 related to intermediate and maximum redemption are based on the adjustments made in Scenario 1. The notes and pro forma adjustments to the unaudited condensed combined pro forma statements of operations consist of the following:

(A)    derived from Chenghe’s statement of operations and comprehensive loss for the period ended March 4, 2024 since inception.

(B)    derived from Polibeli’s consolidated statement of operations and comprehensive loss for the year ended December 31, 2023.

(1)    to reflect $4,855,021 expensed transaction fees that are expected to incur in periods after the historical financial statements periods presented, as if it incurred from the beginning of the year ended December 31, 2023, for the purpose of Business Combination. This is a non-recurring item.

(2)    the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the initial public offering of Chenghe occurred as of the earliest period presented. In addition, as the Business Combination between Chenghe and Polibeli is being reflected as if it had occurred as of the beginning of the earliest period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares have been outstanding for the entire period presented. This calculation is retroactively adjusted to eliminate the number of shares redeemed in the Business Combinations for the entire period.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2024

			Scenario 1 Assuming No Redemptions into Cash			Scenario 2 Assuming Intermediate Redemptions into Cash			Scenario 3 Assuming Maximum Redemptions into Cash
	(A) Chenghe (Historical)	(B) Polibeli (Historical)	Pro Forma Adjustments		Pro Forma Income Statement	Pro Forma Adjustments		Pro Forma Income Statement	Pro Forma Adjustments		Pro Forma Income Statement
Revenues	$—	$10,905,346	$—		$10,905,346	$—		$10,905,346	$—		$10,905,346
Cost of revenues	—	(10,548,989)	—		(10,548,989)	—		(10,548,989)	—		(10,548,989)
Gross profit	—	356,357	—		356,357	—		356,357	—		356,357

Selling expenses	—	(1,776,952)	—		(1,776,952)	—		(1,776,952)	—		(1,776,952)
General and administrative expenses	—	(3,382,633)	—	—	(3,382,633)	—		(3,382,633)	—		(3,382,633)
Formation and operating costs	(535,613)	—	—		(535,613)	—		(535,613)	—		(535,613)
Total operating expenses	(535,613)	(5,159,585)	—		(5,695,198)	—		(5,695,198)	—		(5,695,198)

Loss from operation	(535,613)	(4,803,228)	—		(5,338,841)	—		(5,338,841)	—		(5,338,841)

Other income (expense):
Financial expenses, net	—	(1,045,973)	—		(1,045,973)	—		(1,045,973)	—		(1,045,973)
Other income, net	—	130,234	—		130,234	—		130,234	—		130,234
Interest income – investment held in trust	245,905	—	(245,905)	(1)	—			—			—
Total other income/(expense), net	245,905	(915,739)	(245,905)		(915,739)	—		(915,739)	—		(915,739)

Loss before income tax expense	(289,708)	(5,718,967)	(245,905)		(6,254,580)	—		(6,254,580)	—		(6,254,580)
Income tax expense	—	—	—		—	—		—	—		—
Net loss	(289,708)	(5,718,967)	(245,905)		(6,254,580)	—		(6,254,580)	—		(6,254,580)
Less: net loss attributable to non-controlling interests	—	—	—			—			—
Net loss attributable to Chenghe and Polibeli Group Ltd	(289,708)	(5,718,967)	(245,905)		(6,254,580)	—		(6,254,580)	—		(6,254,580)

Net loss	(289,708)	(5,718,967)	(245,905)		(6,254,580)	—		(6,254,580)	—		(6,254,580)
Foreign currency translation loss, net of tax of nil	—	922,174	—		922,174	—		922,174	—		922,174
Total comprehensive loss	(289,708)	(4,796,793)	(245,905)		(5,332,406)	—		(5,332,406)	—		(5,332,406)
Less: total comprehensive loss attributable to non-controlling interests	—	—	—		—	—		—	—		—
Comprehensive loss attributable to Chenghe and Polibeli Group Ltd	(289,708)	(4,796,793)	(245,905)		(5,332,406)	—		(5,332,406)	—		(5,332,406)

Weighted average shares outstanding of ordinary shares	—	500,000,000	(128,190,000)	(2)	371,810,000	(4,312,500)	(2)	367,497,500	(4,312,500)	(2)	363,185,000
Weighted average shares outstanding of redeemable ordinary shares	1,078,125	—	—		—	—		—	—		—
Basic and diluted net loss per ordinary share	$(0.10)	$(0.01)	—		$(0.02)	—		$(0.02)	—		$(0.02)
Weighted average shares outstanding of non-redeemable ordinary shares	1,856,458	—	—		—	—		—	—		—
Basic and diluted net loss per ordinary share	$(0.10)	—	—		—	—		—	—		—

Notes and adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations:

The further adjustments made in Scenario 2 and Scenario 3 related to intermediate and maximum redemption are based on the adjustments made in Scenario 1. The notes and pro forma adjustments to the unaudited condensed combined pro forma statements of operations consist of the following:

(A)    derived from Chenghe’s unaudited condensed statement of operations and comprehensive loss for the period ended June 30, 2024 since inception.

(B)    derived from Polibeli’s unaudited condensed consolidated statement of operations and comprehensive loss for the six months ended June 30, 2024.

(1)    to reflect an adjustment to eliminate interest income related to cash and investment held in Trust Account, as Trust Account will be liquidated upon consummation of the Business Combination.

(2)    the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the initial public offering of Chenghe occurred as of the earliest period presented. In addition, as the Business Combination between Chenghe and Polibeli is being reflected as if it had occurred as of the beginning of the earliest period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares have been outstanding for the entire period presented. This calculation is retroactively adjusted to eliminate the number of shares redeemed in the Business Combinations for the entire period.

Share Calculation

The following presents the calculation of Post-Closing Company Ordinary Shares outstanding assuming three alternative levels of conversion as of June 30, 2024:

	Scenario 1 Combined (Assuming No Redemptions into Cash)	Scenario 2 Combined (Assuming Intermediate (50%) Redemptions into Cash)	Scenario 3 Combined (Assuming Maximum (100%) Redemptions into Cash)
SPAC Public Shares	8,625,000	4,312,500 *	— **
Holders of Founder Shares	2,875,000	2,875,000	2,875,000
Holders of Private Placement Shares	310,000	310,000	310,000
Company Ordinary Shares issued to the Company Shareholder in Business Combination	360,000,000	360,000,000	360,000,000
Post-Closing Company Ordinary Shares Outstanding	371,810,000	367,497,500	363,185,000

Percent of shares owned by existing SPAC Public Shareholders	2.32%	1.17%	—%
Percent of shares owned by holders of Founder Shares	0.77%	0.78%	0.79%
Percent of shares owned by holders of Private Placement Shares	0.09%	0.09%	0.09%
Percent of shares owned by the Company Shareholder	96.82%	97.96%	99.12%
	100.00%	100.00%	100.00%

____________

*        4,312,500 shares left under Scenario 2 remain after intermediate redemption which assumes SPAC Ordinary Shares are redeemed at 50% level.

**      No shares left under Scenario 3 remain after maximum redemption which assumes SPAC Ordinary Shares are redeemed at 100% level.

Net Loss Per Share

The weighted average shares outstanding and net loss per share information give pro forma effect to Business Combination and the other transactions contemplated by the Business Combination Agreement as if they had occurred on January 1, 2023.

The unaudited pro forma condensed combined basic and diluted loss per share calculations are based on the sum of the Chenghe post-combination weighted average number of redeemable shares outstanding of 8,625,000 and non-redeemable shares outstanding of 3,185,000 under three scenarios adjusted by (a) 360,000,000 consideration shares estimated, derived from the shares outstanding and weighted average shares outstanding as presented in the pro forma combined financial statements (after rounding adjustment), to be issued in connection with the Business Combination; (b) redemption of nil shares under no redemption scenario, 4,312,500 shares under intermediate redemption scenario, and 8,625,000 shares under maximum redemption scenario.

No adjustment was made to the pro forma basic loss per share amounts presented for the year ended December 31, 2023 and for the six months ended June 30, 2024, the effects of outstanding warrants were not considered in the calculation of diluted loss per share, since the inclusion of such warrants and options would be anti-dilutive.

	For the year ended December 31, 2023
	Adjustment for Merger Assuming No Redemptions	Adjustment for Merger Assuming Intermediate Redemptions	Adjustment for Merger Assuming Maximum Redemptions
Net loss	$(11,599,413)	$(11,599,413)	$(11,599,413)
Weighted average shares outstanding – basic and diluted	371,810,000	367,497,500	363,185,000
Net loss per share – basic and diluted	$(0.03)	$(0.03)	$(0.03)
Weighted average shares outstanding – basic and diluted:
Post-Combination Company Ordinary Shares owned by the SPAC Public Shareholders	8,625,000	8,625,000	8,625,000
Post-Combination Company Ordinary Shares owned by holders of Founder Shares	2,875,000	2,875,000	2,875,000
Post-Combination Company Ordinary Shares owned by holders of Private Placement Shares	310,000	310,000	310,000
Add: Closing merger consideration payable in Company Ordinary Shares to the Company Shareholder	360,000,000	360,000,000	360,000,000
Less: SPAC Public Shares assumed to be redeemed	—	(4,312,500)	(8,625,000)
Post-Combination weighted average shares outstanding	371,810,000	367,497,500	363,185,000
	For the six months ended June 30, 2024
	Adjustment for Merger Assuming No Redemptions	Adjustment for Merger Assuming Intermediate Redemptions	Adjustment for Merger Assuming Maximum Redemptions
Net loss	$(6,254,580)	$(6,254,580)	$(6,254,580)
Weighted average shares outstanding – basic and diluted	371,810,000	367,497,500	363,185,000
Net loss per share – basic and diluted	$(0.02)	$(0.02)	$(0.02)
Weighted average shares outstanding – basic and diluted:
Post-Combination ordinary shares owned by the SPAC Public Shareholders	8,625,000	8,625,000	8,625,000
Post-Combination Company Ordinary Shares owned by holders of Founder Shares	2,875,000	2,875,000	2,875,000
Post-Combination Company Ordinary Shares owned by holders of Private Placement Shares	310,000	310,000	310,000
Add: Closing merger consideration payable in Company Ordinary Shares to the Company Shareholder	360,000,000	360,000,000	360,000,000
Less: SPAC Public Shares assumed to be redeemed	—	(4,312,500)	(8,625,000)
Post-Combination weighted average shares outstanding	371,810,000	367,497,500	363,185,000

Comparative Share Information

The following table sets forth the historical comparative share information for Chenghe and Polibeli on a stand-alone basis and the unaudited pro forma combined share information for the year ended December 31, 2023 and for the six months ended June 30, 2024, after giving effect to the Transactions:

(1)    Assuming no SPAC Public Shareholders exercise redemption rights with respect to their SPAC Ordinary Shares upon the consummation of the Transactions; and

(2)    Assuming 4,312,500 SPAC Ordinary Shares are redeemed at $10.03 for cash by SPAC Public Shareholders, $43.25 million out of the Trust Account balance as of June 30, 2024, would be paid out in cash for a 50% redemption.

(3)    Assuming 8,625,000 SPAC Ordinary Shares are redeemed at $10.03 for cash by SPAC Public Shareholders, $86.50 million out of the Trust Account balance as of June 30, 2024, would be paid out in cash for a 100% redemption.

You should read the information in the following table in conjunction with the selected historical financial information summary included elsewhere in this proxy statement/prospectus, and the historical financial statements of Chenghe and Polibeli and related notes that are included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined share information is derived from, and should be read in conjunction with, the unaudited pro forma combined financial statements and related notes included elsewhere in this proxy statement/prospectus.

The unaudited pro forma combined earnings per share information below does not purport to represent the earnings per share which would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of Chenghe and Polibeli would have been had the companies been combined during the periods presented.

	Chenghe (Historical)	Polibeli (Historical)	Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined (Assuming Intermediate Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
As of and for the year ended December 31, 2023
Weighted average shares outstanding of redeemable ordinary shares	—	—	—	—	—
Weighted average shares outstanding of non-redeemable ordinary shares	2,500,000	500,000,000	—	—	—
Post-Combination weighted average shares outstanding			371,810,000	367,497,500	363,185,000
Book value per share	$0.003	$(0.02)	$0.18	$0.07	$(0.04)
Net loss per ordinary share
Basic and diluted	$(0.01)	$(0.01)	$(0.03)	$(0.03)	$(0.03)
Cash dividends declared per share	$—	$—	$—	$—	$—
	Chenghe (Historical)	Polibeli (Historical)	Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined (Assuming Intermediate Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
As of and for the six months ended June 30, 2024
Weighted average shares outstanding of redeemable ordinary shares	1,078,125	—	—	—	—
Weighted average shares outstanding of non-redeemable ordinary shares	1,856,458	500,000,000	—	—	—
Post-Combination weighted average shares outstanding			371,810,000	367,497,500	363,185,000
Book value per share	$(1.03)	$(0.04)	$0.15	$0.04	$(0.07)
Net loss per ordinary share
Basic and diluted	$(0.10)	$(0.01)	$(0.02)	$(0.02)	$(0.02)
Cash dividends declared per share	$—	$—	$—	$—	$—

BUSINESS OF SPAC AND CERTAIN INFORMATION ABOUT SPAC

Overview

SPAC is a blank check company incorporated on January 15, 2024 as a Cayman Islands exempted company with limited liability for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Prior to entering into the Business Combination Agreement, its acquisition strategy was to search globally for targets that have created a critical mass in their own market, with a focus on growing companies in Asian markets or global companies with a presence or focus in Asia. Based on SPAC’s business activities, SPAC is a “shell company” as defined under the Exchange Act because it has no operations and nominal assets consisting solely of cash and/or cash equivalents.

The Sponsor is affiliated with Chenghe Group, an investment holding company with an advisory practice, and a repeat SPAC sponsor which has backed and led multiple SPAC vehicles from the formation of such vehicles to consummation of their initial business combinations. SPAC is led by its CEO, and Chairman, Shibin Wang, Chairman of the Advisory Board, Mr. Richard Qi Li, and its CFO, Mr. Lyle Wang. Mr. Li is the founder of Chenghe Group, and Mr. Wang serves on Chenghe Group’s investment team. These members of SPAC management played a critical role in the formation, initial public offerings and business combinations of prior SPACs sponsored by Chenghe Group, including Chenghe Acquisition Co. (Nasdaq: CHEA) and Chenghe Acquisition I Co. (Nasdaq: LATG). Chenghe Acquisition Co. consummated its initial public offering in May 2022 and consummated its initial business combination in February 2024 with Taiwan Color Optics, Inc., an optical 3D sensing technology company that is primarily involved in the design, manufacture and sale of laser light source modules and integration chip for various applications including LiDAR sensor, smart headlight, and laser projector light source. Chenghe Acquisition Co. filed a Form 15 on February 26, 2024, de-registering its securities under section 12(g) of the Exchange Act and suspending reporting obligations under the Exchange Act.

Chenghe Acquisition I Co. consummated its initial public offering in January 2022 and consummated its initial business combination in January 2025 with, among others, Femco Steel Technology Co., Ltd., a Taiwanese company limited by shares, which primarily designs, manufactures and sells golf shafts under its proprietary brand, KBS, and golf shafts for other global golf club brands. Chenghe Acquisition Co. I filed a Form 15 on January 27, 2025, de-registering its securities under section 12(g) of the Exchange Act and suspending reporting obligations under the Exchange Act.

The Sponsor and SPAC’s officers and directors are not prohibited from sponsoring, or otherwise becoming involved with, another blank check company prior to SPAC completing its initial business combination. SPAC’s officers and directors may become aware of business opportunities which may be appropriate for presentation to SPAC, and the other entities to which they owe certain fiduciary or contractual duties. Accordingly, they may have had conflicts of interest in determining to which entity a particular business opportunity should be presented. These conflicts may not be resolved in SPAC’s favor and such potential business opportunities may be presented to other entities prior to their presentation to SPAC, subject always to applicable fiduciary duties under Cayman Islands law. SPAC MAA provide that SPAC renounces its interest in any corporate opportunity offered to any officer or director of SPAC. This waiver allows SPAC’s officers and directors to allocate opportunities based on a combination of the objectives and fundraising needs of the target, as well as the investment objectives of the entity. SPAC does not believe that the waiver of the corporate opportunities doctrine otherwise had a material impact on its search for an acquisition target.

Initial Public Offering and Concurrent Private Placement

On June 10, 2024, SPAC consummated the SPAC IPO of 8,625,000 SPAC Public Units, at an offering price of $10.00 per SPAC Public Unit, generating gross proceeds of $86,250,000. Each SPAC Public Unit consists of one SPAC Class A Ordinary Share and one-half of one redeemable SPAC Public Warrant. Each whole SPAC Public Warrant entitles its holder to purchase one SPAC Class A Ordinary Share at an exercise price of $11.50 per share, subject to adjustment. Cohen & Company Capital Markets and Seaport Global Securities served as underwriters of the SPAC IPO. The securities sold in the SPAC IPO were registered under the Securities Act on a registration statement on Form S-1 (File No. 333-279359) (as amended). The SEC declared the registration statement effective on June 6, 2024.

Concurrently with the closing of the SPAC IPO, SPAC consummated a private placement to its Sponsor and the underwriters of 310,000 SPAC Private Placement Units, each unit consisting of one SPAC Class A Ordinary Share and one-half of one redeemable SPAC Private Placement Warrant, at a price of $10.00 per unit, in a private placement generating gross proceeds of $3,100,000.

Following the closing of the SPAC IPO and the private placement, $86,250,000 was placed in the Trust Account, comprised of the proceeds from the SPAC IPO and the sale of SPAC Private Placement Units (including $3,450,000 of the underwriters’ deferred discount). SPAC IPO transaction costs amounted to $5,608,295, consisting of $1,725,000 of underwriting discount, $3,450,000 of deferred underwriting discount, and $433,295 of other costs and expenses related to the SPAC IPO. In addition, $675,000 of cash was held outside of the Trust Account and was available for working capital purposes at the consummation of the SPAC IPO.

SPAC may withdraw from the Trust Account interest earned on the funds held therein necessary to pay its income taxes, if any. Except as described in the prospectus for the SPAC IPO and described in the section titled “SPAC Management’s Discussion and Analysis of Financial Condition and Results of Operations,” these proceeds will not be released until the earlier of the completion of an initial business combination (including the Business Combination) and the redemption of 100% of the issued and outstanding SPAC Class A Ordinary Share upon its failure to consummate a business combination within the required time period.

The remaining proceeds from the SPAC IPO and concurrent private placement, net of underwriting discounts and commissions and other costs and expenses, held outside the Trust Account became available to be used as working capital to provide for business, legal and accounting due diligence on prospective business combinations and continuing general and administrative expenses.

Conflicts of Interest

The Sponsor is wholly owned by Chenghe Group, an investment holding company committed to creating value for clients and society by identifying and investing in people or business with disruptive forces, right value proposition, strong execution and vision. Chenghe Group is wholly owned by Mr. Richard Qi Li, and currently invests, and plans to continue to invest, third-party capital in a wide variety of investment opportunities globally.

Entities controlled by the Sponsor and its affiliates, and certain directors and officers of the SPAC have also sponsored other special purpose acquisition companies, namely Chenghe Acquisition I Co., Chenghe Acquisition Co. and HH&L Acquisition Co., and also have roles and responsibilities in our affiliate entities. Mr. Richard Qi Li, the controller and owner of Chenghe Group, founder and director of Chenghe Capital Management Limited, also served as a director and the chief executive officer of HH&L Acquisition Co., as chairman of the board of Chenghe Acquisition Co. and chairman of the advisory board of SPAC. Our chairman of the board and chief executive officer, Dr. Shibin Wang, served as chief executive officer of Chenghe Acquisition Co. and chairman of the board of directors of Chenghe Acquisition I Co. Our chief financial officer, Zhaohai Wang, is chief financial officer of Chenghe Acquisition I Co. and an associate at Chenghe Capital Management Limited, an affiliate of the SPAC.

Chenghe Acquisition I Co. consummated its initial public offering in January 2022 and consummated its initial business combination in January 2025 with, among others, Femco Steel Technology Co., Ltd., a Taiwanese company limited by shares, which primarily designs, manufactures and sells golf shafts under its proprietary brand, KBS, and golf shafts for other global golf club brands. Chenghe Acquisition Co. I filed a Form 15 on January 27, 2025, de-registering its securities under section 12(g) of the Exchange Act and suspending reporting obligations under the Exchange Act.

Chenghe Acquisition Co. consummated its initial public offering in May 2022 and consummated its initial business combination in February 2024 with Taiwan Color Optics, Inc., an optical 3D sensing technology company that is primarily involved in the design, manufacture and sale of laser light source modules and integration chip for various applications including LiDAR sensor, smart headlight, and laser projector light source. Chenghe Acquisition Co. filed a Form 15 on February 26, 2024, de-registering its securities under section 12(g) of the Exchange Act and suspending reporting obligations under the Exchange Act.

HH&L Acquisition Co. consummated its initial public offering in February 2021 and failed to consummate a business combination in the time period set forth in its amended and restated memorandum and articles of association. NYSE filed a Form 25 on February 23, 2024, delisting HH&L Acquisition Co.’s securities from NYSE.

The Sponsor and SPAC’s officers and directors are not prohibited from sponsoring, or otherwise becoming involved with, another blank check company prior to SPAC completing its initial business combination. SPAC’s officers and directors may become aware of business opportunities which may be appropriate for presentation to SPAC, and the other entities to which they owe certain fiduciary or contractual duties. Accordingly, they may have had conflicts of interest in determining to which entity a particular business opportunity should be presented. These conflicts may not be resolved in SPAC’s favor, and such potential business opportunities may be presented to other entities prior to their presentation to SPAC, subject always to applicable fiduciary duties under Cayman Islands law. The SPAC MAA provides that SPAC renounces its interest in any corporate opportunity offered to any officer or director of SPAC. This waiver allows SPAC’s officers and directors to allocate opportunities based on a combination of the objectives and fundraising needs of the target, as well as the investment objectives of the entity. SPAC does not believe that the waiver of the corporate opportunities doctrine otherwise had a material impact on its search for an acquisition target.

See also “Risk Factors — Chenghe’s Sponsor, directors and officers have interests in the Business Combination that are different from, or are in addition to, the interests of other Public Shareholders in recommending that shareholders vote in favor of approval of the Business Combination Proposal and approval of the other proposals described in this proxy statement/prospectus” and “SPAC Shareholder Proposal No.1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination.”

SPAC IPO Letter Agreement

On June 7, 2024, the SPAC IPO Letter Agreement was entered into among the SPAC, the Sponsor and the insiders listed thereunder.

Pursuant to the SPAC IPO Letter Agreement, the holders of Founder Shares have agreed not to transfer, assign or sell any of their Founder shares and any Public Shares issuable upon conversion thereof until the earlier to occur of: (i) six months after the completion of the initial business combination or (ii) the date on which SPAC completes a liquidation, merger, share exchange or other similar transaction after the initial business combination that results in all of the shareholders having the right to exchange their Public Shares for cash, securities or other property. Any permitted transferees will be subject to the same restrictions and other agreements of the holders of the Founder Shares with respect to any Founder Shares. Notwithstanding the foregoing, if (1) the closing price of the Public Shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial business combination or (2) SPAC consummates a transaction after the initial business combination which results in the shareholders having the right to exchange their shares for cash, securities or other property, the Founder Shares will be released from the lock-up.

The Sponsor and SPAC’s directors and officers have also agreed to vote any SPAC Ordinary Shares, including the Founder Shares, owned by them in favor of an initial business combination of SPAC. Each has also waived any redemption rights, including with respect to SPAC Class A Ordinary Shares purchased in SPAC IPO or in the aftermarket, in connection with the Business Combination. The SPAC IPO Letter Agreement was entered into by the Sponsor and the insiders listed thereunder as condition to the underwriting agreement for the SPAC IPO, and no additional consideration was provided to the Sponsor and the insiders listed thereunder.

The SPAC Class B Ordinary Shares held by the Sponsor and certain SPAC directors have no redemption rights upon SPAC’s liquidation and will be worthless if no business combination is effected by the SPAC Termination Date. However, the Sponsor is entitled to redemption rights upon SPAC liquidation with respect to any SPAC Class A Ordinary Shares it may acquire from the public market if no business combination is effected by the SPAC Termination Date.

Lock-Up Agreement

The Sponsor, certain SPAC Key Holders and the Company Shareholder will enter into the Lock-Up Agreement with the Company at the Closing, pursuant to which the Sponsor, such SPAC Key Holders and the Company Shareholder will agree, subject to certain customary exceptions and except for the shares that will be waived from such restrictions as discussed below, not to transfer any Company Ordinary Shares beginning on the Closing Date and ending on the date that is twelve (12) months after the Closing Date. The Company Ordinary Shares that the Company Shareholder will hold immediately after the Closing of the Business Combination (representing 96.82%, 97.96% or 99.12% of the total outstanding Company Ordinary Shares, assuming no redemption, intermediate redemption or maximum redemption of SPAC Public Shares, respectively, prior to giving effect to the exercise of any SPAC Warrants) shall be subject to the Lock-Up Agreement in accordance with the terms and conditions thereunder.

Concurrently with the entry into the Lock-Up Agreement at the Closing of the Business Combination, the Company, the Company Shareholder and the Sponsor will agree to waive the lock-up restrictions on 30,102,200 Company Class A Ordinary Shares to be received by the Company Shareholder, 2,785,000 Company Class A Ordinary Shares to be received by the Sponsor and 90,000 Company Class A Ordinary Shares to be received by the SPAC Key Holders.

Further, given that the Company Shareholder is currently the sole shareholder of the Company, and the Company Ordinary Shares to be received by it will be subject to the lock-up restrictions as set forth in the Lock-Up Agreement (except for the shares that will be waived from such restrictions as discussed above), it is less likely that the Company will satisfy the listing standards of the Stock Exchange. See also “Risk Factors — Risks Related to the Post-Closing Company’s Securities — There can be no assurance that an active trading market for Company Ordinary Shares will develop or be sustained, or the Company will successfully obtain authorization for listing on the Stock Exchange.”

Resignation and Appointment of CEO, Company Secretary and Member of SPAC Board

SPAC received a notice from Anna Zhou, effective as of June 21, 2024, of her decision to resign as the chief executive officer and company secretary of SPAC and as a member of the SPAC Board due to personal reasons.

Effective June 24, 2024, the SPAC Board appointed Yixuan Yuan as chief executive officer of SPAC and a member of the SPAC Board and Zhaohai Wang as company secretary of SPAC.

SPAC received a notice from Yixuan Yuan, effective January 24, 2025, of her decision to resign as the chief executive officer of SPAC and as a member of the SPAC Board due to personal reasons.

Effective January 28, 2025, the SPAC Board appointed Dr. Shibin Wang as chief executive officer of SPAC, in addition to his role as chairman of the SPAC Board, and Zhaohai Wang as a member of the SPAC Board, in addition to his role as chief financial officer of the SPAC Board.

Fair Market Value of Target Business

The target business or businesses that SPAC acquires must collectively have a fair market value equal to at least 80% of the balance of the funds in the Trust Account (excluding the amount of deferred underwriting commissions held in trust and taxes payable on the income earned on the Trust Account) at the time of the execution of a definitive agreement for initial business combination. SPAC Board determined that this test was met in connection with the proposed Business Combination as described in the subsection entitled “SPAC Shareholder Proposal No. 1 — The Business Combination Proposal — Satisfaction of 80% Test.”

Shareholder Approval of the Business Combination

Pursuant to SPAC MAA, SPAC is required to provide SPAC Public Shareholders with an opportunity to have their SPAC Class A Ordinary Shares redeemed for cash upon the consummation of SPAC’s initial business combination, either in conjunction with a shareholder vote or tender offer. Due to the structure of the Business Combination, SPAC is providing this opportunity in conjunction with a shareholder vote. Accordingly, in connection with the Business Combination, the SPAC Public Shareholders may seek to have their SPAC Class A Ordinary Shares redeemed for cash in accordance with the procedures set forth in the subsection entitled “Extraordinary General Meeting of SPAC Shareholders — Redemption Rights.”

Pursuant to the SPAC IPO Letter Agreement, the Sponsor and its affiliates agreed to vote any SPAC Ordinary Shares owned by them in favor of an initial business combination of SPAC.

Redemption of SPAC Class A Ordinary Shares and Liquidation If No Initial Business Combination

SPAC MAA provide that SPAC shall complete its initial business combination by the SPAC Termination Date. If SPAC is unable to complete its initial business combination by the SPAC Termination Date, it will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten (10) Business Days thereafter, redeem the SPAC Class A Ordinary Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (less taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then-issued and outstanding SPAC Class A Ordinary Shares, which redemption will completely extinguish shareholders of SPAC

Class A Ordinary Shares’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of SPAC’s remaining shareholders and SPAC Board, liquidate and dissolve, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and other requirements of applicable law. There will be no redemption rights or liquidating distributions with respect to SPAC Warrants, which will expire worthless if SPAC fails to complete its initial business combination by the SPAC Termination Date.

Pursuant to the SPAC IPO Letter Agreement, the Sponsor and its affiliates has waived their respective rights to liquidating distributions from the Trust Account with respect to any SPAC Class B Ordinary Share held by them if SPAC fails to complete its initial business combination by the SPAC Termination Date. However, if they acquire SPAC Class A Ordinary Shares through public market in or after the SPAC IPO, they will be entitled to liquidating distributions from the Trust Account with respect to such SPAC Class A Ordinary Shares if SPAC fails to complete its initial business combination by the SPAC Termination Date. They also agreed that they will not propose any amendment to SPAC MAA (A) to modify the substance or timing of SPAC’s obligation to allow redemption in connection with its initial business combination or to redeem 100% of the SPAC Class A Ordinary Shares if SPAC does not complete its initial business combination within the required time period set forth in the SPAC MAA or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity, unless SPAC provides the SPAC Public Shareholders with an opportunity to redeem their SPAC Class A Ordinary Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to SPAC to pay its taxes, divided by the number of then issued and outstanding SPAC Class A Ordinary Shares.

SPAC expects that all costs and expenses associated with implementing its plan of dissolution, as well as payments to any creditors, will be funded from cash held outside the Trust Account, although SPAC cannot assure you that there will be sufficient funds for such purpose. However, if those funds are not sufficient to cover the costs and expenses associated with implementing its plan of dissolution, to the extent that there is any interest accrued in the Trust Account not required to pay income taxes on interest income earned on the Trust Account balance, SPAC may request the trustee to release to it an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.

On February 29, 2024, SPAC entered into the Sponsor Note, pursuant to which the Sponsor agreed to loan SPAC up to $300,000 to be used for a portion of the expenses of the SPAC IPO. The loan was non-interest bearing, unsecured and payable on the earlier of: (i) June 30, 2025 or (ii) the date on which SPAC consummated an initial public offering of its securities. As of June 10, 2024, SPAC had borrowed $186,896 under the Sponsor Note. At the closing date of the SPAC IPO, the SPAC repaid $206,896 to the Sponsor, with the over-payment recorded as due from related party on the accompanying balance sheet.

If SPAC were to expend all of the net proceeds of the SPAC IPO and the sale of the SPAC Private Placement Units, other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account, the per-share redemption amount received by shareholders of SPAC Class A Ordinary Shares upon its dissolution would be approximately $10.00. The proceeds deposited in the Trust Account could, however, become subject to the claims of SPAC’s creditors which would have higher priority than the claims of its shareholders of SPAC Class A Ordinary Shares. SPAC cannot assure you that the actual per-share redemption amount received by shareholders of SPAC Class A Ordinary Shares will not be substantially less than $10.00. While SPAC intends to pay such amounts, if any, it cannot assure you that it will have funds sufficient to pay or provide for all creditors’ claims.

Although SPAC will seek to have all vendors, service providers, prospective target businesses and other entities with which it does business execute agreements with it waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of the SPAC Public Shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account, including but not limited to, fraudulent inducement, breach of fiduciary duties or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against SPAC’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, SPAC’s management will consider whether competitive alternatives are reasonably available to it and will only enter into an agreement with such third party if management believes that such third party’s engagement would be in the best interests of SPAC under the circumstances. Examples of possible instances where SPAC may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with SPAC and will not seek recourse against the Trust Account for any reason. In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to SPAC if and to the extent any claims by a third party for services rendered or products sold to SPAC, or a prospective target business with which SPAC have entered into a written letter of intent, confidentiality or other similar agreement or Business Combination Agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per SPAC Class A Ordinary Share and (ii) the actual amount per SPAC Class A Ordinary Share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per SPAC Class A Ordinary Share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under its indemnity of the underwriters of the SPAC IPO against certain liabilities, including liabilities under the Securities Act. However, SPAC has not asked its Sponsor to reserve for such indemnification obligations, nor has SPAC independently verified whether its Sponsor has sufficient funds to satisfy its indemnity obligations and SPAC believes that its Sponsor’s only assets are securities of SPAC. Therefore, SPAC cannot assure you that its Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for the initial business combination and redemptions could be reduced to less than $10.00 per SPAC Class A Ordinary Share. In such event, SPAC may not be able to complete its initial business combination, and you would receive such lesser amount per share in connection with any redemption of your SPAC Class A Ordinary Shares. None of SPAC’s officers or directors will indemnify SPAC for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.00 per SPAC Class A Ordinary Share and (ii) the actual amount per SPAC Class A Ordinary Share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per SPAC Class A Ordinary Share due to reductions in the value of the trust assets, in each case less taxes payable, and the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, SPAC’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While SPAC currently expects that its independent directors would take legal action on its behalf against its Sponsor to enforce the indemnification obligations to SPAC, it is possible that SPAC’s independent directors in exercising their business judgment may choose not to do so in any particular instance if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. Accordingly, SPAC cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.00 per SPAC Class A Ordinary Share.

SPAC will seek to reduce the possibility that its Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which SPAC does business execute agreements with it waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. The Sponsor will also not be liable as to any claims under SPAC’s indemnity of the underwriters of the SPAC IPO against certain liabilities, including liabilities under the Securities Act. SPAC will have access to cash held outside the Trust Account to pay any such potential claims (including costs and expenses incurred in connection with its liquidation, currently estimated to be no more than approximately $100,000). In the event that SPAC liquidates and it is subsequently determined that the reserve for claims and liabilities is insufficient, shareholders who received funds from its Trust Account could be liable for claims made by creditors.

If SPAC s files a bankruptcy or insolvency petition or an involuntary winding-up petition or insolvency petition is filed against it that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in its bankruptcy estate and subject to the claims of third parties with priority over the claims of its shareholders. To the extent any bankruptcy claims deplete the Trust Account, SPAC cannot assure you it will be able to return $10.00 per SPAC Class A Ordinary Share to its shareholders of SPAC Class A Ordinary Shares. Additionally, if SPAC files a bankruptcy petition or an involuntary bankruptcy petition is filed against it that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy or insolvency court could seek to recover some or all amounts received by SPAC’s shareholders. Furthermore, SPAC Board may be viewed as having breached its fiduciary duty to SPAC’s creditors and/or may have acted in bad faith, and thereby exposing itself and SPAC to claims of punitive damages, by paying shareholders of SPAC Class A Ordinary Shares from the Trust Account prior to addressing the claims of creditors. SPAC cannot assure you that claims will not be brought against it for these reasons.

SPAC Public Shareholders will be entitled to receive funds from the Trust Account only (i) in the event of the redemption of SPAC Class A Ordinary Shares if SPAC does not complete its initial business combination by the SPAC Termination Date, (ii) in connection with a shareholder vote to amend SPAC MAA (a) to modify the substance or timing of SPAC’s obligation to allow redemption in connection with its initial business combination or to redeem 100% of its SPAC Class A Ordinary Shares if SPAC does not complete its initial business combination by the SPAC Termination Date or (b) with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity or (iii) if they redeem their respective shares for cash upon the completion of SPAC’s initial business combination. In no other circumstances will a shareholder have any right or interest of any kind to or in the Trust Account. In the event SPAC seeks shareholder approval in connection with its initial business combination, a shareholder’s voting in connection with the business combination alone will not result in a shareholder’s redeeming its shares to SPAC for an applicable pro rata share of the Trust Account. Such shareholder must have also exercised its redemption rights described above. These provisions of SPAC MAA may be amended with a shareholder vote.

Facilities

SPAC currently maintain its executive offices at 38 Beach Road #29-11, South Beach Tower Singapore 189767. SPAC considers such office space adequate for its current operations. SPAC considers its current office space adequate for its current operations.

Employees

Dr. Shibin Wang is the chief executive officer and Lyle Wang is the chief financial officer of SPAC. Dr. Wang and Mr. Wang are not obligated to devote any specific number of hours to SPAC’s matters but they intend to devote as much of their time as they deem necessary to SPAC’s affairs until SPAC has completed its initial business combination. The amount of time they will devote in any time period will vary based on whether a target business has been selected and the stage of the business combination process SPAC is in. SPAC does not intend to have any full time employees prior to the completion of its initial business combination.

Directors and Executive Officers

As of the date of this proxy statement/prospectus, SPAC’s directors and officers are as follows:

Dr. Shibin Wang, aged 46, our chief executive officer and chairman of the SPAC Board, has over 15 years’ experience in sales and trading of structured financial products, cross-border financing and other capital market activities. Over such period, his clients or counterparts have included major banks (China Development Bank, Industrial and Commercial Bank of China, Agriculture Bank of China and China Construction Bank), leading organizations (China National Offshore Oil Corporation and GCL-Poly Energy) and leading private equity firms (Hillhouse Capital and Greenwoods Asset Management). Dr. Wang was an executive director and head of China structure solutions at Deutsche Bank Hong Kong from 2010 to 2015. Prior to that, he worked at FICC Goldman Sachs from 2008 to 2010 and at China Development Bank managing a fixed-income portfolio from 2003 to 2008. Dr. Wang also served as the chief executive officer and director of Chenghe Acquisition Co. and currently serves as the Chairman of the Board of Chenghe Acquisition I Co.

Since April 2019, Dr. Wang has served as a co-founder and the chief executive officer of Hong Kong Digital Asset Ex Ltd. (or “HKbitEX”), a regulated digital asset exchange in Hong Kong dedicated to providing a regulatory-compliant and safe digital asset spot trading and over-the-counter trading services to professional investors in Asia. Under Dr. Wang’s leadership, the company was among the first organizations in Asia-Pacific to apply for a virtual asset trading platform license from the Securities and Futures Commission in Hong Kong, and was recognized as one of China’s top 50 fintech companies in the “2020 KPMG China Fintech 50.”

In 2018, Dr. Wang advised the Intelligent Investment Chain Foundation on funding and ecosystem development. The Intelligent Investment Chain Foundation is a decentralized virtual asset management application developed based on Ethereum smart contracts with an ecology including quantitative funds, cross-chain wealth management wallets and media.

Dr. Wang’s served Oriental Patron Financial Group as chief marketing officer from 2016 to 2018, during which he led the company’s blockchain initiatives and fintech investments. Under Dr. Wang’s leadership, Oriental Patron made investments in DIDI Chuxing and CarbonX, organized a number of forums with leading institutions as well as established the Renminbi-denominated Fintech/Internet Plus fund, with Renminbi 3 billion of assets under management, in collaboration with Magnetic Capital in Shanghai.

Dr. Wang is shareholder of SECUSOFT Tech, Jiedaibao and ZhongYou International Education. Dr. Wang obtained a bachelor’s degree in international trading from Dongbei University of Finance & Economics, as well as a master of economics degree and a PhD, both from the Finance Institute of the People’s Bank of China.

Ning Ma, aged 50, is an independent director of SPAC. In 2015, Mr. Ma founded Lingfeng Capital Partners, Limited (“Lingfeng”), a private equity firm focusing on investing in fintech companies in Asia, in sub-sectors such as artificial intelligence, blockchain, cloud, big data, lending technology, insurance technology, health care services, investment technology, payment and credit rating, and digital assets. Mr. Ma has served as a partner at Lingfeng since 2015. Mr. Ma was also an independent director of Chenghe Acquisition Co. and currently serves as an independent director of Chenghe Acquisition I Co.

Prior to founding Lingfeng, Mr. Ma worked at Goldman Sachs (Asia) L.L.C. (“Goldman Sachs”) for thirteen years from 2002 to 2015 where, among other roles, he served as co-head of the Asia Pacific Financial Institutions Equity Research. He was also a member of the Goldman Sachs China Operating Committee and a member of the Asia Pacific Client and Business Standards Committee. He held various positions with Beijing Gao Hua Securities Company Limited and served as the deputy general manager and managing director from 2010 to 2015. Prior to Goldman Sachs, Mr. Ma was a regulator at the headquarters of the People’s Bank of China from 1996 to 2000, where he was actively involved in the regulation, financial reform and policy-making relating to foreign banks and non-bank financial institutions including trust companies, asset management companies, finance companies and leasing companies in China.

Mr. Ma currently serves as an independent director for several financial institutions in Asia including Ant Consumer Finance Company and BOCOM International. He has been teaching at Tsinghua University PBC School of Finance since 2010. Mr. Ma received a bachelor’s degree from Renmin University of China, a master’s degree in business administration from London Business School and a master’s degree in international finance from Tsinghua University PBC School of Finance.

Kwan Sun, aged 60, is an independent director of SPAC. Mr. Sun founded Millburn Advisory LLC, a real estate fund manager, in 2018 and has served as its managing partner since then. From 2015 to 2018, Mr. Sun served as the vice chairman of Nan Fung Group’s U.S. businesses to help develop Nan Fung Group’s U.S. real estate business. Mr. Sun was also an independent director of Chenghe Acquisition Co., which subsequently changed its name to Semilux International Ltd. after its business combination in February 2024 and currently serves as an independent director for Semilux International Ltd. Mr. Kwan served as an independent director of Chenghe Acquisition I Co. from October 2023 to January 2025. Mr. Kwan has served as a director for Chenghe Acquisition II Co. since June 2024.

Mr. Sun served as a director at Deutsche Bank in structured products department from 1997 to 2003, and as a director at Morgan Stanley in structured products department from 2003 to 2007. Thereafter, Mr. Sun served as a managing director at Deutsche Bank in structured products department from 2007 to 2009 and as a managing director at Morgan Stanley in the investment banking department from 2009 to 2014.

Prior to joining Deutsche Bank in 1997, he served as a vice president the capital markets department of Merrill Lynch, where he focused on trading fix income derivatives. He joined Merrill Lynch in 1992. Mr. Sun graduated with a bachelor’s degree from Ohio State University.

Dr. James Zhang, aged 59, an independent director of the Company, has significant experience in entrepreneurship and venture capital in both the U.S. and greater China. Since July 2024, Dr. Zhang has served as the Advisor to the Chairman of the Board of Great Eagle Holdings Limited (HKSE: 00041), a multinational corporation with rich experiences in technology investment, property development, and hotel and property management. From August 2021 to July 2024, Dr. Zhang served as its chief investment officer, technologies and venture capital. Dr. Zhang has been an Adjunct Associate Professor of Finance since August 2019 and an Associate Professor of Science Practice since February 2022 at Hong Kong University of Science and Technology, where he teaches venture capital and entrepreneurship. Dr. Zhang has also been an advisor of Venture University since 2020, where he cofounded the Asian

Office based in Hong Kong. Dr. Zhang also serves as co-founder and director of WaterCare Technologies Limited, director of Base Therapeutics Group Holding Limited, and director of Great Eagle Venture Capital (HK) Limited. Dr. Zhang currently serves as an independent director of Chenghe Acquisition I Co.

Dr. Zhang was a venture partner of the GRC Fund from 2015 to 2021, co-founder, chief executive officer and director of Modular Bioscience Inc. from 2018 to 2021, founding partner of Formation 8 (currently named 8VC) from 2012 to 2016, venture partner of Softbank China Venture Capital from 2010 to 2012, and entrepreneur in residence at Khosla Ventures from 2009 to 2010. Prior to becoming a venture capitalist, Dr. Zhang was an entrepreneur in Silicon Valley for over ten years, and co-founder of several startup companies.

Dr. Zhang received his PhD in Genetics from the University of California, Davis, and has completed post-doctoral and business trainings from Stanford University and Stanford Graduate School of Business, respectively.

Lyle Wang, aged 25, our chief financial officer and member of the SPAC Board, has considerable experience in finance and investment. Mr. Wang has served as an associate at Chenghe Capital Management Limited since March 2023. Prior to that, he served as Client Manager at the Retail Finance Department of China Merchants Bank from August 2020 to May 2021, managing more than 700 client accounts with an AUM of over RMB300 million and advising clients with respect to investment strategy and portfolio. Mr. Wang received a bachelor of engineering degree from Northwestern Polytechnical University and a master degree in Finance from The University of Hong Kong.

Legal Proceedings

There is no material litigation, arbitration or governmental proceeding currently pending against SPAC or any members of its management team in their capacity as such.

Periodic Reporting and Audited Financial Statements

SPAC has registered its securities under the Exchange Act and has reporting obligations, including the requirement to file annual and quarterly reports with the SEC. In accordance with the requirements of the Exchange Act, SPAC’s annual reports will contain financial statements audited and reported on by SPAC’s independent registered public accounting firm. SPAC has filed with the SEC its Quarterly Report on Form 10-Q disclosing unaudited financial statements for the quarter ended June 30, 2024. SPAC also disclosed in its prospectus for the SPAC IPO its audited financial statements for the period from January 15, 2024 (inception) to March 4, 2024 and in its Current Report on Form 8-K its audited financial statements for the period from January 15, 2024 (inception) to June 10, 2024. The SEC maintains an Internet website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The SEC’s Internet website is located at http://www.sec.gov.

SPAC MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

The following discussion and analysis of SPAC’s ﬁnancial condition and results of operations should be read in conjunction with the ﬁnancial statements of SPAC and the notes related thereto which are included elsewhere in this proxy statement/prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties. SPAC’s actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including those set forth in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” For purposes of this section, “we” “us” “our” and “SPAC” shall refer to Chenghe Acquisition II Co.

Overview

SPAC is a blank check company incorporated on January 15, 2024 as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. SPAC intends to effectuate its initial business combination using cash from the proceeds of SPAC IPO and the private placement of the SPAC Private Placement Units, the proceeds of the sale of SPAC shares in connection with its initial business combination (pursuant to forward purchase agreements or backstop agreements SPAC may enter into), shares issued to the owners of the target, debt issued to bank or other lenders or the owners of the target, or a combination of the foregoing.

The issuance of additional shares in connection with a business combination to the owners of the target or other investors:

•        may significantly dilute the equity interest of investors in SPAC IPO, which dilution would increase if the anti-dilution provisions in the SPAC Class B Ordinary Shares resulted in the issuance of SPAC Class A Ordinary Shares on a greater than one-to-one basis upon conversion of the SPAC Class B Ordinary Shares;

•        may subordinate the rights of holders of SPAC Class A Ordinary Shares if Chenghe Preference Shares are issued with rights senior to those afforded SPAC Class A Ordinary Shares;

•        could cause a change in control if a substantial number of SPAC Class A Ordinary Shares are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and could result in the resignation or removal of the present officers and directors of SPAC;

•        may have the effect of delaying or preventing a change of control of SPAC by diluting the share ownership or voting rights of a person seeking to obtain control of SPAC; and

•        may adversely affect prevailing market prices for SPAC Class A Ordinary Shares and/or warrants.

Similarly, if SPAC issues debt securities or otherwise incur significant debt to bank or other lenders or the owners of a target, it could result in:

•        default and foreclosure on the assets of SPAC if the operating revenues after an initial business combination are insufficient to repay its debt obligations;

•        acceleration of its obligations to repay the indebtedness even if SPAC makes all principal and interest payments when due if SPAC breach certain covenants that require the maintenance of certain financial ratios or reserves without a waiver or renegotiation of that covenant;

•        the immediate payment of all principal and accrued interest, if any, if the debt security is payable on demand;

•        the inability to obtain necessary additional financing if the debt security contains covenants restricting the ability of SPAC to obtain such financing while the debt security is outstanding;

•        the inability to pay dividends on SPAC Class A Ordinary Shares;

•        using a substantial portion of the cash flow of SPAC to pay principal and interest on its debt, which will reduce the funds available for dividends on SPAC Class A Ordinary Shares, expenses, capital expenditures, acquisitions and other general corporate purposes;

•        limitations on the flexibility of SPAC in planning for and reacting to changes in its business and in the industry in which it operates;

•        increased vulnerability to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation; and

•        limitations on the ability of SPAC to borrow additional amounts for expenses, capital expenditures, acquisitions, debt service requirements, execution of its strategy and other purposes and other disadvantages compared to its competitors who have less debt.

As indicated in the accompanying financial statements, at March 4, 2024, SPAC had no cash and a working capital deficit of $267,810, and at June 30, 2024, SPAC had cash of $809,039 and working capital of $431,092. Transaction costs related to the SPAC IPO amounted to $5,608,295 consisting of $1,725,000 of underwriting discount, $3,450,000 of deferred underwriting discount, and $433,295 of other offering costs. In addition, at the consummation of the SPAC IPO, $675,000 of cash was held outside of the Trust Account and was available for working capital purposes. Further, SPAC expects to incur significant costs in the pursuit of its initial business combination. There is no assurance that the plans to raise capital or to complete the initial business combination will be successful.

Results of Operations

As of March 4, 2024 and June 30, 2024, SPAC had not commenced any operations. All activity for the period from January 15, 2024 (inception) through June 30, 2024, relates to its formation and the SPAC IPO, and, since the completion of the SPAC IPO, searching for a target to consummate an initial business combination and activities in connection with the Business Combination. SPAC is not expected to generate any operating revenues until after the completion of its initial business combination, at the earliest. SPAC generated non-operating income in the form of interest income from the proceeds derived from the SPAC IPO and placed in the Trust Account.

For the three months ended June 30, 2024, SPAC had a net loss of $193,652, which consists of operating costs of $439,557, offset by interest income on marketable securities held in the Trust Account of $245,905.

For the period from January 15, 2024 (inception) through June 30, 2024, SPAC had a net loss of $289,708, which consists of operating costs of $535,613, offset by interest income on marketable securities held in the Trust Account of $245,905.

For the period from January 15, 2024 (inception) through June 30, 2024, cash used in operating activities was $66,822. Net loss of $289,708 was affected by interest earned on marketable securities held in the Trust Account of $245,905. Changes in operating assets and liabilities provided $468,791 of cash for operating activities.

Liquidity, Capital Resources and Going Concern

SPAC’s liquidity needs to the completion of the SPAC IPO were satisfied through the contribution from its Sponsor of $25,000 to purchase the Founder Shares and up to $300,000 in loans available from the Sponsor.

On June 10, 2024, SPAC consummated the SPAC IPO of 8,625,000 SPAC Public Units, which included the full exercise by the underwriters of their over-allotment option in the amount of 1,125,000 SPAC Public Units, at a purchase price of $10.00 per unit, generating total gross proceeds of $86,250,000. Simultaneously with the closing of the SPAC IPO, SPAC consummated the sale of an aggregate of 310,000 SPAC Private Placement Units at a price of $10.00 per unit in private placements to the Sponsor and underwriters, generating gross proceeds of $3,100,000. Among these SPAC Private Placement Units, the Sponsor and the underwriters purchased 266,875 and 43,125 SPAC Private Placement Units, respectively. As of June 10, 2024, SPAC had borrowed $186,896 under the Sponsor Note. At the closing date of the SPAC IPO, SPAC repaid $206,896 to the Sponsor, with the over-payment recorded as due from related party on the accompanying balance sheet.

SPAC intends to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (which interest shall be net of permitted withdrawals and excluding deferred underwriting commissions) to complete its initial business combination. SPAC may withdraw interest from the Trust Account to pay our taxes, if any, excluding U.S. federal excise tax. Its annual tax obligations will depend on the amount of interest and other income earned on the amounts held in the Trust Account. SPAC expects the interest earned on the amount in the Trust Account will be sufficient to pay our tax, excluding U.S. federal excise tax. To the extent that SPAC equity or debt is used, in whole or in part, as consideration to complete its initial business combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

We expect to fund our working capital requirements prior to the time of our initial business combination with potentially additional funding from our Sponsor and other affiliates. However, if our estimates of the costs of identifying a target business, undertaking in-depth due diligence and negotiating an initial business combination are less than the actual amount necessary to do so, we may have insufficient funds available to operate our business prior to our initial business combination.

In order to fund working capital deficiencies or finance transaction costs in connection with an intended initial business combination, the Sponsor or an affiliate of the Sponsor or certain of our officers and directors may, but are not obligated to, loan the SPAC funds on a non-interest bearing basis as may be required. If we complete our initial business combination, we would repay such loaned amounts. In the event that our initial business combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from our Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into units of the post business combination entity at a price of $10.00 per unit at the option of the lender. The units would be identical to the SPAC Private Placement Units. The terms of such loans, if any, have not been determined and no written agreements exist with respect to such loans. Prior to the completion of our initial business combination, we do not expect to seek loans from parties other than our Sponsor or an affiliate of our Sponsor as we do not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in our Trust Account.

We expect our primary liquidity requirements during this period to include approximately $200,000 for legal, accounting, due diligence, travel and other expenses associated with structuring, negotiating and documenting successful business combinations; $95,000 for legal and accounting fees related to regulatory reporting requirements and listing and other regulatory fees; and $200,000 for directors and officers insurance liability. We will also pay our Sponsor $15,000 per month for office space, secretarial and administrative services provided to members of our management team subsequent to the closing of the SPAC IPO.

Moreover, we may need to obtain additional financing to complete our initial business combination, either because the transaction requires more cash than is available from the proceeds held in our Trust Account or because we become obligated to redeem a significant number of our Public Shares upon completion of the business combination, in which case we may issue additional securities or incur debt in connection with such business combination. We may also obtain financing prior to the closing of our initial business combination to fund our working capital needs and transaction costs in connection with our completion of our initial business combination. There is no limitation on our ability to raise funds through the issuance of equity or equity-linked securities or through loans, advances or other indebtedness in connection with our initial business combination, including pursuant to forward purchase agreements or backstop agreements we may enter into. Subject to compliance with applicable securities laws, we would only complete such financing simultaneously with the completion of our initial business combination. If we are unable to complete our initial business combination because we do not have sufficient funds available to us, we will be forced to cease operations and liquidate the Trust Account. In addition, following our initial business combination, if cash on hand is insufficient, we may need to obtain additional financing in order to meet our obligations.

Controls and Procedures

We are not currently required to maintain an effective system of internal controls as defined by Section 404 of the Sarbanes-Oxley Act. We will be required to comply with the internal control requirements of the Sarbanes-Oxley Act for the fiscal year ending December 31, 2025. Only in the event that we are deemed to be a large accelerated filer or an accelerated filer and no longer an emerging growth company would we be required to comply with the independent registered public accounting firm attestation requirement. Further, for as long as we remain an emerging growth company as defined in the JOBS Act, we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirement.

Prior to the closing of the SPAC IPO, we have not completed an assessment, nor has our independent registered public accounting firm tested our systems, of internal controls. We expect to assess the internal controls of our target business or businesses prior to the completion of our initial business combination and, if necessary, to implement and test additional controls as we may determine are necessary in order to state that we maintain an effective system of internal controls. A target business may not be in compliance with the provisions of the Sarbanes-Oxley Act regarding the adequacy of internal controls. Many small and mid-sized target businesses we may consider for our initial business combination may have internal controls that need improvement in areas such as:

•        staffing for financial, accounting and external reporting areas, including segregation of duties;

•        reconciliation of accounts;

•        proper recording of expenses and liabilities in the period to which they relate;

•        evidence of internal review and approval of accounting transactions;

•        documentation of processes, assumptions and conclusions underlying significant estimates; and

•        documentation of accounting policies and procedures.

Because it will take time, management involvement and perhaps outside resources to determine what internal control improvements are necessary for us to meet regulatory requirements and market expectations for our operation of a target business, we may incur significant expenses in meeting our public reporting responsibilities, particularly in the areas of designing, enhancing, or remediating internal and disclosure controls. Doing so effectively may also take longer than we expect, thus increasing our exposure to financial fraud or erroneous financing reporting.

Once our management’s report on internal controls is complete, we will retain our independent registered public accounting firm to audit and render an opinion on such report when required by Section 404 of the Sarbanes-Oxley Act. The independent registered public accounting firm may identify additional issues concerning a target business’s internal controls while performing their audit of internal control over financial reporting.

Quantitative and Qualitative Disclosures about Market Risk

The net proceeds of the SPAC IPO and the sale of the SPAC Private Placement Units held in the Trust Account will be invested in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act which invest only in direct U.S. government treasury obligations, and (no later than 24 months after the closing of the SPAC IPO) will be held as cash or cash items, including in demand deposit accounts. Due to the short-term nature of these investments, we believe there will be no associated material exposure to interest rate risk.

Off-Balance Sheet Arrangements; Commitments and Contractual Obligations

As of June 30, 2024, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K and did not have any commitments or contractual obligations.

Contractual Obligations

We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than an agreement to pay the Sponsor a sum of $15,000 per month for office space, secretarial and administrative services provided to members of the Company’s management team. We began incurring these fees on June 7, 2024 and will continue to incur these fees monthly until the earlier of the completion of the Business Combination and our liquidation. For the three months ended June 30, 2024 and for the period from January 15, 2024 (inception) through June 30, 2024, we recorded $12,000 of such expenses with the unpaid balance reflected as due to related party on the accompanying balance sheet.

The underwriters were paid a cash underwriting fee of 2.0% of the per SPAC Unit offering price, or $1,725,000 in the aggregate, upon the closing of the SPAC IPO. The underwriters purchased 43,512 SPAC Private Placement Units, for an aggregate of $435,120 upon the consummation of the SPAC IPO. The deferred underwriting commission, as an additional fee of 4.0% of the gross offering proceeds, or $3,450,000 in the aggregate, is payable to the underwriters, only upon our completion of our initial Business Combination, subject to the terms of the SPAC IPO Underwriting Agreement.

Critical Accounting Estimates

We prepare our unaudited condensed financial statements in accordance with accounting principles generally accepted in the United States of America. The preparation of unaudited condensed financial statements also requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, costs and expenses and related disclosures. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Actual results could differ significantly from the estimates made by our management. We did not identify any critical accounting estimates.

JOBS Act

The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We will qualify as an “emerging growth company” and under the JOBS Act will be allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We are electing to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

Additionally, we are in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” we choose to rely on such exemptions we may not be required to, among other things, (i) provide an independent registered public accounting firm’s attestation report on our system of internal controls over financial reporting pursuant to Section 404, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the independent registered public accounting firm’s report providing additional information about the audit and the financial statements (auditor discussion and analysis), and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of the SPAC IPO or until we are no longer an “emerging growth company,” whichever is earlier.

BUSINESS OF POLIBELI AND CERTAIN INFORMATION ABOUT POLIBELI

In this section, “we,” “our,” “us” and other similar terms refer to Polibeli Group Ltd and its subsidiaries.

Overview

We are a leading digital supply chain services and distribution-sales provider with business operations in a number of countries around the globe, offering end-to-end solutions including products procurement, channel distribution, logistics services, brand operations, and digital marketing services to both upstream and downstream business partners. Our vision is to establish the most valuable digital supply chain services platform, and our mission is to make the purchasing experience simpler and at more affordable costs.

Our principal business is global goods trading, providing products procurement and sales services to both upstream and downstream business partners. We conduct our business mainly in Japan and Indonesia, while we also have business operations in a number of international locations including Singapore, Korea, the US, France and Italy. We have also recently established a subsidiary in Hong Kong with the aim to expand our goods trading business in the future. With core values focusing on customer services, innovation, growth, communication, commitment and integrity, we endeavor to provide a one-stop procurement solution to our customers, which mainly consist of SME retailers and, in some locations, large retailers. We procure a wide range of products directly from the suppliers such as manufacturers and brand owners and sell them to our customers. We also provide warehousing and logistics services as part of the order fulfillment process. The products that we offer are from seven major categories, including (1) consumer electronic accessories, (2) household appliances, (3) skincare products, (4) oral-care products, (5) cosmetics products, (6) toys and game products, and (7) health-care products. We also conduct a collection of other services ancillary to our global goods trading business.

We operate at the forefront of the digital supply chain services industry, driven by our extensive industry resources and experience, and technology capabilities to simplify the originally complicated and costly procurement process. Our business is bolstered by our deep reach into local communities across multiple countries and regions, our insights into purchasing and selling needs directly from sources of demand and supply in the market, as well as our collaborations with different brands to provide a multitude of products either as a supplement or complement to local supplies. Leveraging these assets, we have established an integrated platform which creates value for both our customers and suppliers. For retailers, we provide advanced digitalization tools, including our Polibeli App, offering them a one-stop procurement solution of a variety of high-quality, cost-effective products as well as warehousing and logistics solutions. For suppliers, we provide them with market opportunities, distribution channels and market insights. With our integrated digital supply chain services platform, we optimize the collaboration among different players and improve efficiency of the entire supply chain.

Our business has been successful and robust since the establishment. For the two years ended December 31, 2022 and 2023, we recorded revenue of US$28.75 million and US$22.79 million, respectively. For the six months ended June 30, 2023 and 2024, we recorded revenues of US$10.80 million and US$10.91 million, respectively. We expect rapid growth as we continue to expand our business operations.

Our Industry Landscape

We conduct business in a number of countries around the globe with our main business operations in Indonesia and Japan. While we also carry out goods trading business in countries including Singapore, Korea, the US, France and Italy, the proportional contribution of revenue from those countries is comparatively smaller.

Overview of Macroeconomic Environment in Indonesia

The Indonesian economy has witnessed rapid growth in recent years. According to the International Monetary Fund (the “IMF”), the real GDP growth rate of Indonesia has remained steady at around 5% from 2000 to 2024, except during the COVID-19 pandemic when the country witnessed a drastic decline in its real GDP growth rate, but it soon recovered to pre-pandemic level in 2022. We believe that the Indonesian economy also has demonstrated strong fundamentals for continued growth.

Indonesia is one of the most populated countries in the world. According to the IMF, the recorded population of Indonesia reached approximately 279.96 million in 2024. According to the national labor force survey data by Statistics Indonesia in 2023, the country has a large percentage of working population, with people aged 20 to 54 years old making up 68.3% of the entire population. We believe the large and continuously growing population provides a solid consumer foundation for the retail market as well as a strong driving force for domestic consumption growth.

The urbanization process in Indonesia is also accelerating. With a growing number of people migrating from rural areas to cities, the urban consumer base is also expanding quickly. According to the World Bank, it is expected that approximately 68% of Indonesia’s population will reside in urban areas by 2025. The trend of urbanization has significantly increased and will continue to increase the urban consumer base, therefore bringing new growth opportunities to Indonesia’s retail sector as well as driving the growth of demand in the retail market.

Furthermore, the use of the Internet has become more widespread in Indonesia in recent years. According to the World Bank, the rate of internet usage among Indonesian adults increased significantly from 13% in 2011 to 66% in 2022. This drastic rise in penetration of Internet usage has been a major factor to drive the growth of digital economy and greatly facilitated the rapid development of e-commerce and digital payment systems in Indonesia, therefore fundamentally transforming traditional retail models and contributing to the overall growth of the retail market in the country.

The above factors have collectively driven the growth of Indonesia’s retail market, and positioned this sector for dynamic and continuous growth in the future.

Overview of SMEs in Indonesia

According to Frost & Sullivan, the number of SMEs in Indonesia increased from approximately 13.6 million to approximately 16.7 million from 2017 to 2022, with a CAGR of 4.2%. From 2017 to 2022, the total revenue of SMEs in Indonesia increased from US$268.4 billion to US$384.9 billion, with a CAGR of 7.5%. In the future, it is projected that, with the increase in disposable income in Indonesia, the number of SMEs in Indonesia will further increase to 22.9 million in 2027, with a CAGR of 6.4% from 2022 to 2027. In addition, in line with the growth of GDP in Indonesia, the total revenue of SMEs in Indonesia is predicted to reach US$670.7 billion in 2027, with a CAGR of 11.7% from 2022 to 2027. The following charts set forth the number of SMEs and revenue of SMEs in Indonesia, for the years indicated, respectively.

Number of SMEs (2017 – 2027E)	Revenue of SMEs (2017 – 2027E)

Source: Frost & Sullivan

Our business in Indonesia targets the SMEs, which are mostly concentrated on the Java Island of Indonesia. The following chart illustrates the geographic concentration of SMEs in different regions of Indonesia.

Geographic Concentration of SMEs in Indonesia

Source: Frost & Sullivan

Value Chain Created by Optimizing Supply Chain Process

While the traditional supply chains are often provided by local manufacturers, they tend to be inefficient and fail to meet the business demands of the younger generations in Indonesia who are becoming an increasingly important part of the consumer base in the country. The digital supply chains provide faster, more flexible and more accurate services by enabling instant transmission of information, efficient fulfillment, and cost reduction achieved through economies of scale. The following chart sets forth a comparison between the typical process and operational pinpoints of traditional supply chain services and the integrated and more fine-tuned services of digital supply chain services for SMEs.

Different Stages in the Supply Chain of SMEs

Source: Frost & Sullivan

Digital supply chain services not only greatly improve market efficiency, but also have the capabilities to exploit the great market potential in Indonesia. The growing market in Indonesia is expected to foster higher demand for diversified products from both international and domestic suppliers, and therefore create demand for digital supply chain services and enhanced digital platforms. As the market demand increases, SMEs will be more likely to look for ways to address their changing business needs, including:

•        connecting with more brands to increase product varieties;

•        lowering purchase costs to increase profit margin;

•        pinpointing the right information in a fast and transparent manner to reduce search costs;

•        having a stable and good quality supply chain that responds to purchase needs and fulfills orders in an efficient way;

•        upgrading inventory management by minimizing the overall value of stocks and utilizing intelligent tools for inventory management; and

•        using faster payment and banking services to increase cashflow turnaround.

Accordingly, as more SMEs start to learn about the benefits of digital supply chain services, this sector is expected to witness rapid growth in Indonesia. According to Frost & Sullivan, the total addressable market of the digital supply chain services for different service sectors in Indonesia increased from US$451.0 million in 2017 to US$17,690.3 million in 2022, with a CAGR of 108.3%. In the future, as the number of SMEs in Indonesia further increases and the technologies continues to develop, the total addressable market of digital supply chain services is assumed to reach a total of US$67,927.1 million in 2027, with a CAGR of 30.9% from 2022.

Total Addressable Market of Digital Supply Chain Integrated Services in Indonesia (2017 – 2027E)

Source: Frost & Sullivan

Overview of Macroeconomic Environment in Japan

According to the Cabinet Office of Japan, Japan’s nominal GDP was 123,114.41 billion Japanese yen in 2023, with a growth rate of 2.5% from the previous year, making it the fourth-largest economy in the world. Despite the relatively slow growth rate in recent years, Japan’s economic scale remains solid and has a significant impact on the global market. According to the World Bank, Japan’s GDP per capita in 2023 was approximately US$33,834, which positions Japan among high-income countries globally as well as indicates its advanced economy and its residents’ high quality of life. A high level of GDP per capita also indicates strong consumer spending power, with individuals able to spend more on shopping and services in their daily lives, providing a solid consumer base for the retail market.

According to the Statistics Bureau of Japan, Japan has shown a shifting composition of population pyramid towards elder ages. This shift may influence the future structure of retail market categories, such as increasing demand for specific types of products for the elderly, for example, health and fitness products.

According to the IMF, Japan’s inflation rate has also been relatively stable since 1980. The current account of Japan in recent years, has remained in surplus as Japan has traditionally been an export-oriented country. The strong trade balance will continue to support the Japanese economy, with a relatively healthy rate of inflation to further sustain domestic consumption.

Overview of the Wholesale and Retail Market in Japan

As the wholesale and retail market in Japan is quite mature, the main role of wholesalers in the market is to purchase products from brand owners, manufacturers, first-tier distributors or other market participants with exclusive selling rights, and sell them to retailers. Similar to other wholesale markets in the world, Japan’s wholesale sector has a substantial scale. According to the Ministry of Economy, Trade and Industry of Japan, in 2023, the total sales in Japan’s wholesale industry reached approximately 460 trillion Japanese yen, while the retail industry’s total sales were about 160 trillion Japanese yen. These numbers indicate strong economic recovery and consumer demand, driven by factors such as increased prices, the revival of tourism, and robust sales of consumer and durable goods.

Among the numerous retailers in Japan, more than 90% are SMEs who would find it difficult to procure a wide variety of products from multiple manufacturers on their own. As such, wholesalers play an intermediary role in supply chains between manufacturers and retailers, and they provide retailers with several functions: pickup and distribution, inventory coordination, logistics, and financing and risk taking.

The e-commerce sector in Japan, apart from the traditional wholesale and retail markets, has witnessed rapid growth in recent years. According to a survey on e-commerce business by the Ministry of Economy, Trade and Industry of Japan in 2022, the scale of the domestic business-to-consumer (“B2C”) e-commerce market increased to 22.7 trillion Japanese yen in 2022 by 9.91% from the previous year. In addition, the scale of the domestic business-to-business (“B2B”) e-commerce market has increased to 420.2 trillion Japanese yen by 12.8% from the previous year, showing strong growth momentum and market demand.

The following chart sets forth changes in the scale of the B2C e-commerce business in Japan for the years indicated.

Changes in the Scale of B2C e-Commerce Business (in Japanese yen, 2013 – 2022)

Source: Ministry of Economy, Trade and Industry of Japan

The following chart illustrates changes in the scale of the B2B e-commerce business in Japan from 2018 through 2022.

Changes in the Scale of the B2B e-Commerce Business (2018 – 2022)

Source: Ministry of Economy, Trade and Industry of Japan

According to a survey on e-commerce business by the Ministry of Economy, Trade and Industry of Japan in 2022, for the merchandising sector of the B2C e-commerce in Japan, the categories of food, drinks, and liquor, domestic electrical appliances, audio and video equipment, and personal computers and peripherals, clothes and apparel, and household goods, furniture, and interiors account for large percentage shares in terms of market scale, and these are also the focus of our business operations in Japan.

Key Market Drivers for Digital Supply Chain Services Market

The two main markets in which we conduct our business exhibit different economic and market characteristics. Nevertheless, we believe that both markets hold strong potential for growth as key statistics over the years have signaled a solid growth foundation. We believe that favorable policies, foreign trade stimulus, mature technologies, rising demand of diversified, high quality and cost-effective products from individual consumers, and diversification of retail channels are the five key drivers of the digital supply chain services market, which serves the entire value chain in international and domestic trade.

Favorable Policies

In recent years, we have witnessed more favorable policies introduced globally to promote the digitalization of SMEs. As of December 31, 2023, 34 of 38 member countries of the Organization for Economic Co-operation and Development have developed national strategies to comprehensively promote the digitization of SMEs. The European Commission also published “The Digital Compass 2030” in March 2021, in which it proposed the goal to have more than 90% of European SMEs reach at least a basic level of digital intensity, as measured by the Digital Intensity Index of EU businesses, by 2030 from a proportion of 60% in 2020. Therefore, favorable policies promoting the digital transformation of SMEs, including SMEs in the retail industry, has been a driving force for the development of the market for integrated digital supply chain services.

Foreign Trade Stimulus

In recent years, several global policies have been adopted to encourage the development of cross-border e-commerce. For instance, on November 15, 2020, 15 countries in the Asia-Pacific region, including Indonesia, Japan and China, signed “the Regional Comprehensive Economic Partnership (the “RCEP”), a major free trade agreement, to further strengthen the economic and trade exchanges among RCEP member countries and facilitate intra-regional trade. Policies favoring deeper cross-border trading and collaboration, along with standardized consensus, rules and incentives, would stimulate significant future development of the market.

Mature Technologies

As the technologies underpinning the digital supply chain services market become more and more mature, they are also driving the rapid development of this market. By utilizing digital technologies to predict future demands of the customers and market trends, digital supply chain services providers can analyze the needs of upstream suppliers and downstream retailers more accurately, thus improving the matching efficiency of the supply chain. Meanwhile, the application of artificial intelligence technology can promote intelligent operations and decision-making, realize automated and intelligent operations, and reduce labor costs and resource waste. In addition, Internet of Things technology can improve fulfillment efficiency, monitor and track goods in real time, and ensure safe and timely delivery of products. Moreover, the application of blockchain technology can enhance trust among participants in cross-border trade and ensure the security and credibility of transactions. Consequently, as digital technologies continue to mature, the digital supply chain services market is ushering in new opportunities for development.

Rising Demand of Diversified, High Quality and Cost-Effective Products

Driven by the improvement of people’s living standards and higher frequency of online shopping, individual consumers are increasingly pursuing cross-border products which are diversified, high-quality, and cost-effective. At the same time, downstream retailers also realize that products with such characteristics can attract more individual consumers and increase customer retention. Therefore, to satisfy the demand of individual consumers, downstream retailers would need to procure more overseas products through digital supply chain service providers with capabilities of providing such products. Various brands from overseas jurisdictions are also keen to take on such market opportunity and rely on digital supply chain services providers to break into new markets with reduced costs, more refined business focuses, and faster learning curves about the local markets.

Diversification of Retail Channels

With the development of e-commerce marketplaces in recent years, retail channels have been increasingly diversified. However, the diversification of retail channels has also led to the fragmentation of the procurement volume of SMEs. With such trend, digital supply chain services, which consolidate resources to provide one reliable and stable supply channel while at the same time providing a diverse range of products, can greatly facilitate the procurement experiences of SMEs. Furthermore, with the diversification of retail channels, traditional supply chains are not efficient enough to meet the demands from both online and offline retail channels, and therefore digital supply chain services also help suppliers connect with retailers and meet different levels of demands from them. Hence, the diversification of retail channels prompts more retailers to use digital supply chain services, stimulating the entire market of digital supply chain services to encompass more suppliers, more customers, and more peripheral service providers and eventually enlarging the market with more interconnected cohorts and its own ecosystems.

Competitive Strengths

Superior Procurement Experience with Diverse Product Selections

We provide a one-stop procurement solution to retailers, which allows them to easily access a wide range of high-quality, cost-effective products from our international and local supply ecosystem. Based on our experiences in the digital supply chain services industry and local knowledge, we have accumulated deep insights into the demands and preferences of retailers in the local markets where we have business operations and built an expansive and diversified product portfolio with seven major categories, including (1) consumer electronic accessories, (2) household appliances, (3) skincare products, (4) oral-care products, (5) cosmetics products, (6) toys and game products, and (7) health-care products. In response to the increasingly diverse needs of retailers, we also leverage our data analytics capability to expand our products offerings to match retailers’ precise needs, forming a diversified product portfolio to better serve our customers.

Moreover, our platform also provides superior procurement experiences to customers. Especially in the emerging markets where we operate such as Indonesia, instead of visiting different wholesale market sites to place purchase orders, retailers can now select products, place orders, and visualize fulfillment process on our digital platform, which greatly improves the efficiency of retailers’ procurement experiences.

Digitalization-Empowered User Experience and Sales Operations

Our digital supply chain services platform, including the Polibeli Platform, has fully utilized smart technologies such as big data analytics to provide our customers with efficient digital supply chain solutions. We leverage technology capabilities in almost every aspect of our business operations and endeavor to continuously improve our technologies to serve our customers better.

With the Polibeli App, we have transformed product procurement process from offline to online for our customers in Indonesia, with technology features including the smart search engine, smart product recommendations and digitalized delivery tracking. When making purchases on our platform, the customers can enjoy the benefits of getting the most relevant product search results, receiving products recommendations most fit for their product demands, easily browsing through the catalogs of thousands of products and comparing products with competitive prices, and have visibility on the order fulfillment process. This one-stop procurement solution offered by us through our platform provides SME retailers a more efficient, smoother procurement experiences.

We also provide a strong tool, the Polisales App, to our sales team, which is key to our business through their close connections with the local communities, in the self-tracking and management of their sales and marketing efforts.

With the large number of transactions on our platform, we also possess a substantial amount of multi-dimensional data which we accumulated through historical orders and business operations. The data analytics help us to provide more accurate search results and product recommendations to SMEs based on their historical purchases, improve their inventory control, provide useful feedback information to the suppliers, and therefore improving the efficiency of order fulfillment as well as each process of the value chain.

Equipped with our technology capabilities, we not only greatly improve the procurement experiences of our customers, but also empower our suppliers and brand owners by providing them distribution channels and market insights, therefore adding value to the entire supply chain industry.

Deep Knowledge of the Local Markets

As a digital supply chain services provider with business operations in a number of countries around the globe, at the core of our principle is an emphasis on the understanding of local markets where we operate. We believe that cultural affinity, deep knowledge of local customs and languages, and in-person interactions with our clients are key to our understanding of the customer needs as well as to developing trusted relationships with our customers. Our dedicated sales teams in each region where we operate are consisted of people from the local communities who speak the local languages, understand the local culture, and have deep insights into the needs of customers, and they are responsible for engaging, acquiring and retaining customers.

We greatly emphasize sales and marketing efforts in our business operations. We have also developed a dedicated digitalized tool, namely the Polisales App, to facilitate the day-to-day work of our sales team and allow us to enhance and simplify sales management of a large team size in different markets. With a “Mission-to-Task” model, it breaks down separate sales tasks for our sales representatives, offers them a range of business developing activities to choose from on a daily basis, and helps optimize such efforts with data analytics to improve efficiency. Sales managers can also have visibility on the progress reports of the team and therefore better manage and coordinate the sales and marketing efforts.

Visionary Management to Sustain Long-term Growth

Our management team has extensive experience in the digital supply chain services industry, with our essential members having an average of decade-long experience in the industry. For instance, our chief executive officer, Hua Chen, is a seasoned entrepreneur with 14 years of practical experience and knowledge in the industrial sector, as well as in entrepreneurship and innovations. His long-term perspectives of the industry have continued to guide us to stay at the frontline of industry innovation and development. Many of our management team members also joined us from industry leading institutions, including major technology companies and other supply chain services providers, therefore bringing valuable industry experiences. Moreover, many of our management team members also have served multiple managerial positions within our Group and developed a holistic and deep understand our business and operations.

Since the establishment of Polibeli, our management team has implemented a customer-oriented corporate value, which guides us to constantly pursue the goal of providing the best services for their procurement experiences at all times. Such corporate values, together with our experienced team’s complementary skill sets, industry knowledge and operation experiences, have enabled us to become an industry leader in the global digital supply chain services industry.

We believe that the foresights of our management team, combined with their industry leadership and strong execution capabilities, have been key drivers for our business success in different countries where we have business operations in and position us for continued growth.

Growth Strategies

Expand the Penetration of Our Business in the Existing Markets and Seek Opportunities for International Business Expansion

We will seek to expand our customer base rapidly and increase customer retention rates in order to further penetrate the markets where we have already established a business presence. We will also further optimize the procurement experiences of SMEs on our platform by improving customer services, including demand harnessing, process streamlining, timely responses and faster order fulfillment. We also aim to scale up our business by strengthening our reputation and market position.

Moreover, as we have successfully established business operations in a number of countries around the world and are still witnessing an increasing demand for cross-border goods trading, we plan to leverage our experiences and resources and watch out for opportunities for business expansion into new international markets. We believe that markets in the vicinity of regions where we already have a strong presence, in particular Southeast Asia given our success in Indonesia, and other emerging markets are highly relevant for our business. As we continue to grow and expand into new geographic regions, we will have abilities to reach more customers and keep the growing trend of our business.

Further Develop Digital Technologies to Add More Value to the Entire Supply Chain

We aim to further develop our technologies and enhance our IT infrastructure to support the supply chain industry and integrate digital tools and data analytics throughout the procurement processes. We will continuously refine our existing technologies and develop new technologies such as natural language processing, image recognition or other similar technologies, that can be applied to different stages of the customer procurement experiences as well as our business management in order to streamline the order placement and fulfillment process and improve the efficiency of business operations, therefore further add value to the entire supply chain.

Continue to Diversify Our Product Offerings and Strengthen Our Cooperations with Suppliers

We plan to continuously expand our product offerings, bring more popular products and enrich our overall product portfolio in different categories, in order to meet our customers’ diversified and evolving demand for one-stop procurement and offer an increasingly convenient, efficient, transparent and cost-effective procurement experience to them. To achieve such ends, we are also committed to further strengthening our business relationships with our suppliers in order to secure strong supply chain capabilities, through deepened business cooperations such as providing them feedback from customers, market insights accumulated through our experiences and guidance with market expansion if they would like to break into a market where we already operate.

Pursue Organic Business Growth through Strategic Alliances, Investments and Acquisitions

To achieve our growth strategy, we will continue to pursue strategic alliances, investments and acquisitions that we believe can further solidify our market leadership position. We are committed to building a comprehensive digital supply chain services platform, and therefore our targets and potential business alliance partners would include manufacturers, brand owners and mature distributors within each product category we focus on to strengthen our supply chain capabilities, third-party technology and service providers to enhance our technology capabilities, and third-party operators within the supply chain industry, such as logistic providers to optimize our supply chain ecosystem. When choosing potential targets and business partners, we will leverage our industry insights and experiences to identify suitable candidate enterprises and take into account a number of factors in the selection, including if the target can (1) improve our supply chain capabilities; (2) facilitate our technology and data capabilities; and (3) assist with the expansion of our network in a particular jurisdiction. We will also review the risks associated with such strategic alliances, investments and acquisitions.

Our Business Model

Global Goods Trading

Global goods trading is our principal business. We conduct our goods trading business mainly in Japan and Indonesia, while we also have business operations in a number of international locations in Asia, North America and Europe, including Singapore, Korea, the US, France and Italy.

For our global goods trading business, we directly procure goods and products from suppliers and sell them mostly to small and medium-sized retailers in the countries and regions where we conduct business, and in some regions also to large retailers or distributors. We enter into contracts with suppliers and retailers separately and provide delivery services of the products ordered to our retailer customers as part of the fulfillment process. Moreover, we also provide warehousing and after-sales services to improve the efficiency of the order fulfillment process and improve the procurement experience of our retailer customers.

Over the past 40 years, Japan has developed a mature consumer market with sophisticated distribution networks and a vast collection of well-known brands. However, the Japanese consumer market still has a growing need for diverse international products, and Japanese brands are in constant search for additional markets to sell their products. Our business in Japan mainly focuses on cross-border supply chain services, including import, export and domestic trading of products. At the early stage of our business, we have engaged in a limited amount of export activities, procuring select Japanese products, such as toys, from Japanese suppliers and export them to retailers in other international regions. Currently, our primary business focus in Japan is the import and domestic trading business. We source products from international suppliers and domestic Japanese suppliers and then sell the products to key account customers such as department stores and wholesalers across Japan. With the development of our Japanese business over the years, we have also leveraged our omni-channel distribution networks and integrated marketing support, branding services and logistics services for suppliers and brand owners to supplement our import business. We have successfully guided and supported a number of overseas brands in entering the Japanese market with satisfactory consumer reception. The main categories of products that we trade for our import and domestic trading business in Japan include consumer electronic accessories, household appliances, and cosmetic products. Benefiting from our in-depth collaboration with brands and suppliers as well as our omni-channel distribution capacity in both Japan and overseas regions, our local team in Japan is able to utilize both local knowledge and local support and help businesses enter as well as export out of Japan.

In the past ten years, with the growth of both the GDP and GDP per capita in Indonesia, its consumer market has experienced rapid growth both in terms of its overall size and in terms of growing demand for product diversity. However, unlike in developed markets, SMEs in Indonesia, who mainly operate offline, are the main sources from whom the consumers purchase the products and they still play a very important role in the consumer market. In Indonesia, we have launched digital supply chain services through the Polibeli Platform, which is consisted of the Polibeli App and Polisales App, with the aim to greatly improve the efficiency of goods trading in the Indonesian market. We procure products that meet the needs of local consumers from a wide range of local and international suppliers and sell them to small and medium-sized retailers in the local Indonesian market through the Polibeli App. We offer a wide variety of products to SMEs in Indonesia through our global goods trading business, mainly focusing on consumer electronic accessories, household appliances and supplies and others.

Other Businesses

In addition to our global goods trading business, we also have a collection of other services from which we derive revenues. We provide global brand operations services and sales promotion services that are ancillary to our global goods trading business, mainly to provide marketing support and online platform account management for merchants who run shops on third-party online platforms.

Our Supply Chain Services Platform

We have developed a digital supply chain services platform to provide integrated services to customers in the markets where we conduct business. As compared to traditional supply chain services which involve extensive manual processes, our digital supply chain services enable online purchases, digital logistics services with standardization and visualization, and convenient order management. Each stage of the transactions is also supported with data analytics for constant improvement as well as to better pinpoint consumer demands. We provide comprehensive supply chain services to both suppliers and retailer customers, which also have enabled us to add value to the supply chain industry in general.

•        For retailers.    We provide advanced digitalization tools, including the Polibeli App in the Indonesian market, to offer a wide range of product mix with competitive prices on our platform and simplify the procurement experiences of retailers. Instead of making purchases from different physical wholesale markets, retailers can make one-stop purchases of products on our platform with the opportunities to easily compare prices and place orders. With our global goods trading business and our in-depth collaboration with suppliers, we offer products of high quality to meet the needs of different retailers. Additionally, retailers can also obtain comprehensive services including warehousing and logistics services, which further improves their procurement experiences.

•        For suppliers and brand owners.    We provide exposure opportunities to suppliers and brand owners through a variety of marketing channels and promotional activities among retailers and therefore help them expand their market share. Additionally, when suppliers and brand owners break into emerging markets, we can also provide exclusive distribution channels to them to lower the costs of entering such markets, and offer guidance on market standards, certifications and licenses required by local regulatory bodies with our experiences accumulated in the local markets, thereby helping suppliers and brand owners achieve business success in their expansions.

•        For the supply chain industry.    With our comprehensive supply chain services platform, we have greatly optimized collaboration of different players and improved efficiency across the supply chain. Through the application of intelligent technology, we have enhanced the competitiveness of all participants in the supply chain industry through greater efficiency achieved in order matching and fulfillment, while at the same time we provide more comprehensive responses to customer demand by offering greater varieties of cost-effective and high-quality products and other services through our organic business expansion. We are also committed to continuously optimizing our services provided to each player in the supply chain and achieve business development together.

Polibeli Platform

As we expanded our business into the Indonesian market, we noticed that it was characterized by a large retail industry, growing consumer demands and a large number of small and medium-sized retailers which faced a series of challenges including difficulty to locate and procure greater varieties of products that meet the needs of local consumers and the limitations imposed by local warehousing and logistics services. Indonesia also has a high percentage of younger populations, which lead to opportunities of further growth as well as new customer demands. To provide solutions to the existing issues and further realize the potential of the Indonesian market, we have designed and launched Polibeli App in 2022 and Polisales App in 2023 specifically for the Indonesian market, which together operate as one Polibeli Platform to provide integrated digital supply chain services to suppliers and small and medium-sized retailers in Indonesia.

Through the Polibeli Platform and the digitalized procurement process enabled by our Polibeli App, small and medium-sized retailers can procure a wide variety of products and enjoy the benefits of centralized warehousing and logistics services and payment supports, while suppliers and brand owners can receive market feedbacks through algorithm analysis to improve their business strategies and product development. We have successfully localized our supply chain services capabilities and achieved rapid growth of business in Indonesia. With the expansion of our business in Indonesia, our goods trading business on the Polibeli Platform covers not only international imported products, but also products we procure from local vendors as well.

The below chart illustrates our digital supply chain services of the Polibeli Platform in Indonesia.

•        Polibeli App.    Our Polibeli App offers a one-stop procurement solution to small and medium-sized retailers in Indonesia. The retailers can conveniently purchase a wide variety of products that meet the needs of local consumers through this single mobile app. The user selection, purchasing tools and standardized to-business content on the Polibeli App are designed to improve the efficiency of retailers’ procurement experiences. Retailers can easily screen through catalogs of thousands of products with clear presentations of the product characteristics, check for ongoing promotions for product bundling, and also decide on the level of minimum order quantity to adopt in their purchases based on clear information on different tiers of quantity-based pricing. The visual interface and user interaction functions on the app are also designed to be straightforward and easy to operate, so that retailers are able to quickly find the products they want, place orders, choose their preferred payment terms and confirm delivery.

Further, retailers also enjoy more efficient warehousing logistics services provided through the app. We have partnered with third-party logistics providers to deliver the products to the store locations of retailers. In addition, facilitated with intelligent driven algorithm tools, our Polibeli App also provides inventory predictions for our retailer customers. With such information as well as through the interactions of our sales representatives with the retailers, we can help our retailer customers manage their inventory levels.

We have also implemented a membership system on the Polibeli App, providing various levels of discounts to users with different levels of membership, in order to encourage repeated purchases and improve customer retention rate.

•        Polisales App.    Polisales is a mobile app that targets our sales representatives. Adopting a “Mission-to-Task” model, it breaks down our business strategies into separate sales tasks to achieve effective management of sales and customer relationships, and therefore improves interaction frequency and service efficiency between sales representatives and our retailer customers. Empowered with smart capabilities and algorithm recommendations, our Polisales App offers sales representatives different sales tasks pertaining to each of his or her coverage area to select from on a daily basis, such as customizing sales activities for different retailers, customer visits, tracking current promotional activities in the local areas, researching key characteristics of certain products, and customized after-sales follow-ups. The Polisales App provides all levels of data support to business development activities to help sales representatives achieve a high level of efficiency. Sales managers can also access the up-to-date progress reports of their team members on the app, and therefore better manage and coordinate the sales and marketing efforts.

Equipped with the tools on our Polisales App, our sales representatives can provide a wide range of support to retailer customers, including helping them understand key comparative advantages of the products we offer on our Polibeli App as compared to their existing stocks and provide suggestions on sales strategies and cash flow management. These value-added services help retailers achieve higher turnover rates, which can therefore lead to a higher customer retention on our Polibeli App.

Below are the illustrations of the user interfaces of our Polibeli App and Polisales App. The two apps also match users and products with user tags to create a synergy between the functions and services available on the two apps. Our sales representatives can easily identify retailer customers with different levels of memberships and therefore be more targeted in their sales and marketing efforts to maintain strong customer relationships with and drive business growth.

Sales and Branding

We promote our supply chain services platform through a team of experienced and efficient sales managers and representatives responsible for acquiring, engaging and retaining retailer customers. We believe that cultural affinity, deep knowledge of local consumer needs, and in-person client interactions are key to our ability to develop loyal customer relationships with the retailers and therefore we put great emphasis on localization in our business operations. Our sales representatives are from the local regions where we conduct business. They speak the local languages, are equipped with business acumen of the specific regions, and most importantly, are passionate about serving as the connections between us and the retailer customers. Different from traditional B2C e-commerce business in which individual consumer’s behaviors are largely driven by existing reviews and sequence of product display, business relationships in a B2B context are more driven by social interactions. We firmly believe that through our sale representatives’ day-to-day interactions with SME owners, we not only obtain deep understanding of their businesses but also foster strong mutual trust and customer loyalty.

Apart from having a dedicated sales team, we also participate in industry conferences and seminars, hold marketing activities and place advertisements through online and offline channels to enhance retailer customers’ awareness of our brand reputation, and we complement such efforts with promotional activities from time to time to attract and retain customers.

Quality Control

We believe that product quality is one of the key factors in maintaining our competitive position, since reliable and quality products foster customer satisfaction and confidence in our brand name, which in turn enhances customer loyalty and our reputation as a leading global digital supply chain services provider.

We maintain rigorous quality control procedures to ensure customer satisfaction, which includes the following steps:

•        Suppliers onboarding.    We select our suppliers carefully based on the pricing and the quality of the products offered. The suppliers need to have relevant certifications and proper registrations. We have a dedicated procurement team to conduct onsite visits, credential checking, as well as sample product testing with potential suppliers.

•        Acceptance of products.    Upon receiving products from the suppliers, we conduct a thorough inspection to ensure product quality. During the warehousing quality control process, we carry out acceptance checking procedures by inspecting each packaging unit and 20% randomly selected samples for inspection in each packaging unit. Through this process, we are able to accurately determine the overall yield level of the products delivered to us and resolve any issue pertaining to quality in a timely manner.

•        Nonconforming products.    For those products that do not meet the required standard of quality control, we would return and exchange products with the relevant suppliers. This is to ensure all products received and later delivered to customers are within an acceptable standard.

•        Continued improvements.    We periodically review our quality control procedures and historical cases so that our quality control procedures remain effective over time.

Apart from the above quality control procedures, we also pay close attention to supplier performance over time. Our supplier life-cycle management includes the following aspects:

•        Overall supplier performance review.    We evaluate supplier performance from three indices:

(1)    Fulfillment time.    We routinely review and evaluate the timeliness of fulfillment of our purchasing orders so that our sales plans would not be affected by any delays in meeting production and delivery deadline from the suppliers’ side.

(2)    Price competitiveness.    We monitor price competitiveness of each supplier to ensure the products that we offer on our Polibeli App remain cost-effective.

(3)    Product and service quality.    We evaluate overall product quality and service capacity of suppliers to ensure that they meet our quality control standards.

•        Periodic review.    Through routine review of suppliers, we timely resolve any issues arising and take remedial measures where needed with the concerned suppliers to improve their future performance.

•        Dynamic adjustment to supplier pool.    From time to time, we adjust our supplier composition based on review results. In order to ensure that our supply chain remains effective and efficient, we retain high-performing suppliers while terminating non-performing suppliers.

•        Enlisting new suppliers.    We constantly search for new suppliers to collaborate with in order to ensure that our supply chain is robust and diversified.

Through the above quality control procedures and supplier management, we are able to make sure that we offer high-quality products to our retail customers, maintain strong customer relationship and brand name, and therefore sustain our competitiveness.

Inventory Control, Warehousing and Logistics

We have developed an inventory control model to achieve effective management of inventory in our daily business operations. Taking into account key factors such as purchase frequency, prices, sales volumes of different products, we leverage our data analytics accumulated through historical transactions to continuously improve the inventory control model. During our ordinary course of business, sales data and warehouse data are simultaneously updated and monitored to provide operations team with real-time updates of the current inventory level pertaining to each stock-keeping-unit (“SKU”). We monitor the stock depletion rate and haulage capacity on a daily basis so that we have adequate time to make plannings on our restock purchases, coordinate with our suppliers and make logistics arrangements including international freight and warehouse preparation.

We store and manage most of our inventory in warehouses that we leased. We have developed a warehouse optimization model to select the most suitable location to store inventory in response to varying levels of demands in different geographic areas, and to shorten the order fulfillment time. We have established warehouse networks in the main locations where we conduct business. We have also adopted a warehouse management system to track inventory movement and synchronize such data into our business operations system. We conduct periodic inventory counting to make sure that our system records match with physical stocks. For the warehouses operated by us in various locations, we have adopted the below two-tier function for our warehouse space in order to ensure efficient order fulfillment and provide satisfactory supply chain services to our retail customers:

•        Consolidation capabilities.    The consolidation function of warehouses is designed for centralized management of large inventory and their functional design is to maximize storage. We request our suppliers deliver products in large quantities directly to warehouses with such capabilities, enabling centralized stock management, with which our operations team can manage the outflow of inventory easily while at the same time make forecasts on inventory levels with better accuracy. Additionally, these warehouses can also accommodate purchase orders with large quantities of products and bulk transfer of products to larger customers can be arranged easily from these warehouses.

•        Fulfillment capabilities.    The fulfillment function of warehouses is designed for efficient delivery, and warehouses with such capabilities are typically located close to our customers. Goods are transferred from consolidation warehouses or suppliers’ warehouses to fulfillment warehouses on a regular basis based on predictions made from data analysis of historical transactions. In these fulfillment warehouses, we implement standardized packaging and sorting procedures to handover products ordered by our customers to logistics service providers to ensure that the process is smooth, efficient and accurate.

For the orders placed with us, we deliver the products to retailer customers through third-party logistics companies that we partner with. We select third-party logistics companies based on routing business, their service capabilities and price comparison, and enter into agreements with them on an annual basis. Similar to our management of suppliers, we also have a mechanism to monitor the performance of third-party logistics companies that we partner with, which includes the following aspects:

•        Partnership with multiple service providers.    For each country in which we conduct business operations, we usually shortlist three to five logistics service providers to provide comprehensive coverage of logistics services in that country. The logistics providers we choose usually also have sufficient IT capacity and system integration capacity to connect and transfer logistics data to our system. The shortlisting of logistics service providers helps us ensure the robustness and effectiveness of our logistics service network.

•        Evaluation of logistics services.    We conduct evaluations of our logistics service providers every quarter on their service standards and cost-effectiveness. If our evaluations render any of the existing logistics service providers to be unfit, we will replace them with qualified new providers to ensure the effectiveness of our order fulfillment process.

In summary, our two-tiered warehousing system and the comprehensive logistics coverage in each of the regions where we conduct business provide strong support to our supply chain services business. They connect our business to both upstream suppliers and downstream retailer customers, and therefore we are able to increase the efficiency in order fulfillment process to lower the costs and improve procurement experiences of our customers. With the evaluation mechanism in place, we are also constantly improving the overall fulfillment process and build our capacity for business growth.

Technology and Infrastructure

Our supply chain services platform, including the Polibeli Platform in Indonesia, has utilized smart technologies such as big data analytics to provide our retailer customers with efficient digital supply chain solutions.

Our Polibeli Platform can generate insights from historical transactions of the retailer customers and provide integrated digital solutions to our retailer customers with the below technologies:

•        Smart search engine.    We apply search algorithms in the search engine of our Polibeli App to better understand the intention of each search from our retailer customers. The smart search engine can return results with the most relevant products that meet the needs of our retailer customers.

•        Smart product recommendations.    The product recommendation system of our Polibeli App can learn about retailer customers’ needs according to their past order placements, searching behaviors and browsing histories. With the aim to enhance retailer customers’ one-stop procurement experiences on our platform, the system recommends featured product selections that suit the retailer customers’ business needs, as well as relevant products on daily special offers and other popular products that may interest the retailer customers. In this way, retailers are able to discover new products that they may add to their existing product portfolio, and our sales representatives may also provide in-depth information on such new products during their client visits.

•        Digitalized warehousing and logistics.    We have also fully digitalized and integrated the warehousing and logistics process in our business operations. We monitor movement of the inventory levels in warehouses and synchronize such data with our business operation system as well as sales data. As for logistics, retailers can track the logistics and delivery of the orders through the Polibeli App and therefore have visibility of the order fulfillment process.

•        Real-Time Inventory Tracking.    We have implemented a feature on our Polibeli App for real-time inventory tracking, allowing SMEs to monitor their stock levels and make informed purchasing decisions. This feature helps prevent stockouts and ensures that SMEs can fulfill customer orders promptly, thereby improving customer satisfaction.

•        Streamlined Supply Chain Management.    Instead of dealing with multiple distributors offline to procure products, SMEs can access everything they need digitally through our Polibeli App. The integrated platform streamlines the procurement process, reduces administrative overhead, and ensures better inventory management.

We are committed to constantly improving our current technological solutions and developing more digital tools to provide more efficient procurement experiences to retailer customers. As our Polibeli Platform onboards more suppliers and more retailer customers, we expect to gain significantly more valuable insights from the transaction and usage data as we leverage our data analytics capabilities, offer more precise product recommendations to retailer customers which are catered to the varied preferences of customers in different regions, and achieve further business growth.

Our technology platform has been designed for stability, scalability and flexibility. We have built a reliable and stable IT infrastructure network to ensure the high standard of performances for our technology systems and apps, and it has also enabled us to respond quickly to any potential server outbreaks. The servers of our technology system are located in Singapore with robust backup arrangements. Our IT personnel regularly monitor the performance of our website, mobile apps, and infrastructure to enable us to respond quickly to potential problems. As of the date of this proxy statement/prospectus, we have not experienced any service outages that materially affected our business operations. See “Risk Factors — Any disruption to Polibeli’s IT systems and technology infrastructure or the inability to maintain or upgrade its IT systems could disrupt its operations, cause unanticipated increases in costs and decreases in revenues, and materially affect its ability to maintain the satisfactory performance of its platform and deliver consistent services to its retailer customers.”

Data Protection and Privacy

We attach great importance to protecting the information and privacy of our suppliers, retailer customers and third-party merchants. We have established and implemented a strict platform-wide policy on data collection, processing and usage.

To ensure the confidentiality and integrity of our data, we maintain a comprehensive and rigorous data security program. We use advanced encryption to protect confidential information and take various technological measures to ensure the secure processing, transmission and usage of data. We have also established internal protocols and procedural safeguards as part of our privacy program, including classifying data based on sensitivity levels, providing differentiated access permissions to employees based on their positions and functions, implementing data desensitization techniques, monitoring access to highly-sensitive data by responsible team leaders, and overseeing and identifying risks from cybersecurity threats associated with our use of third-party service providers.

We back up the core data for our business operations on a real-time basis in cloud databases and other data on regular basis in separate and various secured data back-up servers to minimize the risk of data loss.

Moreover, we also have dedicated resources for providing information security and data protection training to our employees. The training programs cover a number of topics including introducing data protection regulations in different jurisdictions, raising awareness of personal information security in daily work, and maintaining data security and preventing leaks of business secrets.

Competition

In the supply chain industry, there are numerous participants who are specialized in a limited category of products or service scope. For instance, a supplier may focus on a certain product category in which it has established a mature distribution network or strong customer base in the regions where it operates; brand owners may expand their business in overseas markets with their own efforts; warehouses and logistics providers may rely on their existing customer base to create private traffic e-commerce platforms, and e-commerce platforms widespread in different countries may build their sales ecosystems targeting online merchants and retail customers. Therefore, we face competition from a variety of players in the market, including other online and offline services providers, manufacturers, wholesalers, distributors and other service providers. We believe that the principal competitive factors in our market are:

•        product strategies;

•        ability to connect with retailers, and to integrate different channels and services;

•        cost-effective solutions;

•        ability to scale in both domestic and international markets;

•        brand recognition of the platform; and

•        support for the brand development of brand owners and suppliers.

However, participants in the supply chain seldom embark on the mission to establish a one-stop comprehensive supply chain services platform, partly because most participants are only specialized in one or more product categories or service processes, but not all of them, and the marginal cost for taking on additional services outweigh the potential profits. We provide efficient one-stop product procurement experiences, advanced digital solutions, intelligence services, effective fulfillment services and broad product offerings to maintain our leading position in the market. With respect to each of competitive factors mentioned above, we believe that we compare favorably with our competitors as very few of them offer global digital supply chain services with comparable functionality to ours in the main geographic markets where we conduct business. In face of the competition from various participants in the supply chain industry, we possess strong capabilities in resource consolidation and process design, as well as a deep understanding of supply chain management and operations. Topped with our strong local team and solid local knowledge, we are unique among our competitors and therefore enjoy competitive advantages which position us for success in the supply chain industry.

Employees and Culture

Our success depends on our ability to attract, retain and motivate qualified personnel. We have established procedures and standards in recruiting employees through various channels, including internal referrals, job fairs and recruiting agents. We had a total of 323 employees as of June 30, 2024, out of which 12 were located in Japan, 302 were located in Indonesia and the remaining 9 were located in other international locations.

With our employees based in various locations across the world, we place great emphasis on corporate culture to ensure a consistently high standard of operations in every jurisdiction where we conduct business. Our core values are:

•        Customer orientated;

•        Innovation;

•        Communication;

•        Commitment; and

•        Integrity.

We believe that our strong corporate culture differentiates us from competitors and is a key driver of our business success.

We participate in various government statutory employee benefit plans as required by regulations in the countries and regions where we operate. Local labor laws require that we contribute to employee benefit plans at specified percentages of salaries and bonuses and provide allowances to our employees where specified by local governments.

We work to identify, attract, and retain employees who are aligned with and will help progress with our mission, and seek to provide employees with competitive compensation and benefits. We also provide comprehensive training programs to our employees covering both professional skills and technical knowledge to help them not only advance their own careers but also becomes capable mentors to others.

We are also committed to establishing an open working environment where the employees feel empowered and supported. We conduct regular performance appraisals of our employees and provide them with promotion opportunities. We also firmly support gender, cultural and religious diversity within our teams. Below are the values that we put great emphasis on in our team-building:

•        Creativity fostered by cultural diversity.    We encourage our employees from different ethnic and cultural backgrounds to work together and openly express their ideas and suggestions. We adopt valuable suggestions into our operational guidance as well as synergize different approaches together, which are oftentimes helpful in creating greater value for the teams in local regions.

•        Acceptance of trial and error.    We encourage our employees to test out new concepts and approaches and learn from short-term mistakes. We also reward employees who are exemplary in stepping out of their comfort zones and try out new methods in their work.

•        Delegation of local authorities.    We believe that running a global business requires local expertise. Therefore we have been working to create an environment where local employees have the opportunities to innovate in day to day work according to their knowledge of local business and cultural norms, instead of requiring them to follow one set of standard process across different regions, and this approach has been proved effective as we expand our business operations in different countries and regions.

We firmly believe that respect, appreciation and transparency are the key driving factors in maintaining an efficient as well as friendly working environment. We have not had any labor disputes that materially interfered with our operations and believe that we have good relationships with our employees across different countries and regions.

Facilities

We lease office facilities in most of the countries where we conduct business for our daily operations. We currently have main offices located in Tokyo in Japan, Jakarta in Indonesia, Singapore and Milan in Italy, with most of our office facilities in Japan and Indonesia. We also lease warehouse facilities in Japan and Indonesia as well. As of June 30, 2024, the aggregate floor area of office facilities that we lease in Japan and Indonesia is approximately 2,331.51 sq.m. and the aggregate floor area of warehouse facilitates that we lease in these two countries is approximately 7,145.00 sq.m.

We also own real estate property in Tokyo, Japan. As of June 30, 2024, the aggregate floor area of property owned by us in Tokyo, Japan was 611.52 sq.m., and among such real estate property we own, there is an apartment with aggregate floor area of 65.76 sq.m. which we use as staff dormitory, and the rest is office space with an aggregate floor area of 545.76 sq.m. that we currently lease to third-parties. On September 5, 2024, Japan Biltech (as defined below), a subsidiary of ours and the original owner of the apartment with aggregate floor area of 65.76 sq.m. in Tokyo, entered into a real estate sales agreement with a third party buyer to transfer the property right of such apartment for a consideration of US$1,740,428 (JPY280,000,000). The transaction was closed on October 24, 2024 with the property right of such apartment transferred to the third party buyer and the total consideration received by Japan Biltech.

We believe that our current facilities are adequate and suitable for our current business needs and that, if we require additional space, we will be able to obtain additional facilities on commercially reasonable terms to accommodate any expansion of our operations.

Intellectual Property

We regard our trademarks, domain names, know-how, proprietary technologies and similar intellectual property as critical to our success, and we rely on a combination of trademarks, trade secret and other rights in the jurisdictions where we conduct business. We also have confidentiality agreements with contractors, merchants and other third parties, which limit access and use of our proprietary intellectual property.

As of the date of this proxy statement/prospectus, we have 22 trademarks registered and 4 pending trademarks in application in Indonesia, 8 trademarks in Singapore, 5 trademarks and 2 pending trademarks in application in Korea and 2 registered domain names. In addition to the foregoing protections, we generally limit access to and use of our proprietary and other confidential information through the use of internal and external controls.

We are subject to certain risks related to our intellectual property. For more information, see “Risk Factors — If Polibeli fails to adequately maintain, protect or enforce its intellectual property rights, its competitive position could be impaired and it may lose valuable assets, generate reduced revenue, and incur costly litigation to protect its rights.”

Insurance

We maintain various insurance policies to safeguard against risks and unexpected events, including group travel insurances for employees on business trips, property insurance covering our fixed assets such as office facilities, product liability insurance, automobile insurance, as well as earthquake insurance in Japan. We consider our insurance coverage to be in line with the industry practice as well as the customary practice in Japan, Indonesia and other main jurisdictions where we conduct business.

Regulations

Regulations Related to Our Business in Japan

Regulations on Import and Export of Products

The Customs Act (Act No. 61 of 1954), and circular notices issued under the Act, regulates the import of goods into Japan. Under the Customs Act, it is prohibited to import goods that infringe on intellectual property rights (i.e. trademark rights, copyright, neighboring rights, patent rights, utility model rights and design rights) and the import of such goods may be suspended even if the importer is not aware of such infringement.

The Electrical Appliances and Materials Safety Act (Act No. 234 of 1961) requires import business operators to comply with notification and labelling requirements with regard to 457 designated electrical appliances and materials, of which 116 are considered to be especially hazardous and are designated as “specified electrical appliances and materials.” Import business operators who import any designated electrical appliances and materials must notify the Minister of Economy, Trade and Industry of certain prescribed matters in a prescribed form within 30 days of the commencement of the business. Notifying import business operators must ensure that the imported electrical appliances and materials, and the design of those imported electrical materials, comply with applicable technical standards and carry out inspections of any items specified in the Ministerial Order of this Act.

Regulations on Product Quality and Safety

In Japan, the Product Liability Act (Act No.85 of July 1, 1994, as amended), the Consumer Product Safety Act (Act No. 31 of 1973), the Consumer Safety Act (Act No. 50 of 2009), the Electrical Appliances and Materials Safety Act (Act No. 234 of 1961), and the Household Goods Quality Labeling Act (Act No. 104 of 1962) impose product quality and safety requirements that apply to the products imported and sold to wholesalers and large retailers in Japan.

The Product Liability Act sets forth the liabilities of a manufacturer, processor, or importer for damages caused by defects in a product. A seller who is not involved in the manufacturing, processing, or import of a product could still be liable under this Act if its name was indicated on the product and consumers are led to believe that the seller was the manufacturer, processor, or importer. Liability under this Act can be imposed even if the manufacturer, processor, or importer (and the said seller) is not negligent.

The Consumer Product Safety Act and the Electrical Appliances and Materials Safety Act are aimed at preventing hazards caused by electrical appliances and certain other general consumer products by imposing a certification system which mandates manufacturers of products comply with technical standards determined by the government and imposing certain labelling requirements. Pursuant to the Consumer Product Safety Act, an importer located in Japan has reporting obligations to the Consumer Affairs Agency if it becomes aware of an accident in respect of the imported goods which cause harm to the life or body of a general customer (e.g. death, illness requiring medical treatment for a period of 30 days or less) or an accident that is certified as a fire by local fire department. An importer must file a report within 10 days from the day they become aware of the accident and brief details of the accident report will be made public.

The Household Goods Quality Labeling Act requires manufacturers or sellers of certain products to comply with certain labelling standards with regards to household goods which are designated by Ordinance of the Household Goods Quality Labelling Act.

Labor Laws

The labor-related laws in Japan include the Labor Standards Act (Act No. 49 of April 7, 1947, as amended), the Industrial Safety and Health Act (Act No. 57 of June 8, 1972, as amended), and the Labor Contracts Act (Act No. 128 of December 5, 2007). The Labor Standards Act regulates, among others, minimum standards for working conditions such as working hours, leave period, and leave days. The Industrial Safety and Health Act requires, among others, the implementation of measures to secure employee safety and protect the health of workers in the workplace. The Labor Contracts Act regulates, among others, the change of terms of employment contracts and working rules, and dismissal and disciplinary action.

Regulations on Foreign Investment

The Foreign Exchange and Foreign Trade Act (the “FEFTA”) regulates foreigners’ investment activities into Japanese companies.

Under the FEFTA, certain triggering events and actions by a foreign investor with respect of a Japanese company are subject to prior notification obligations to relevant Japanese government ministries if the Japanese company engages in business in certain industries relevant to national security, including, among others, manufacturing in relation to weapons, aircraft, as well as agriculture, fishery, mining, and utility services, and information and communication technologies services.

Permits, Licenses or Notifications to Conduct the Import and Distribution of Goods

Import business operators who import any designated electrical appliances and materials under the Electrical Appliances and Materials Safety Act (Act No. 234 of 1961) must notify the Minister of Economy, Trade and Industry of the certain prescribed matters (in the prescribed form) within 30 days of the commencement of the business.

Regulations Related to Our Business in Indonesia

Regulations on Wholesale Trading Business

Wholesale Legal Framework in Indonesia

The Indonesian government has enacted Law Number 7 of 2014 concerning Trading Activities (as amended) and a number of regulations implemented through it, including (i) the Government Regulation No. 29 of 2021 on Implementation of the Trade Sector, (ii) the Ministry of Trade Regulation No. 36 of 2023 (as amended) on Importation Policies, (iii) the Ministry of Trade Regulation No. 24 of 2021 on Agreements for the Distribution of Goods by Distributors and Agents; and (iv) the Ministry of Trade Regulation No. 25 of 2021 (as amended) on Labelling Requirements.

Indonesian laws essentially distinguish two types of trading activities: wholesale and retail. A wholesaler is defined as a distribution business entity that operates on its own behalf, based on the appointment of a manufacturer or supplier, to market and sell products. A retailer is defined as a distribution business entity authorized to market and sell products directly to end consumers, utilizing stores or other facilities. Further to this, according to Ministry of Trade Regulation No. 24 of 2021, PMA company (as defined below) engaging in the trading activity must appoint a domestic investment company as a distributor, sole distributor, agent or sole agent.

Regulations on Foreign Direct Investment, Licensing and Compliance Matters

In Indonesia, the wholesale business activity is now fully open to foreigners through the establishment of a foreign direct investment limited liability company (Perseroan Terbatas Penanaman Modal Asing) or known as PMA company. The establishment and operation of a PMA company are set out under Law No. 40 of 2007 on Limited Liability Company (as amended) and Law No. 25 of 2007 on Investment (as amended) including its implementing regulations, among others, Regulation of Investment Coordinating Board No. 4 of 2021 on Guidelines and Procedures of Risk Based Business Licensing Services and Investment Facilities. The establishment of a PMA company must be approved by the Ministry of Law of Human Rights (“MoLHR”), and any amendments to the articles of association of a PMA company must be approved or reported to the MoLHR. Further, as stipulated under Government Regulation No. 5 of 2021 on the Implementation of Risk Based Business Licensing (GR 5/2021) all business activities in Indonesia, categorized through a corresponding code from the Indonesian Business Classification (“KBLI”), is based on the risk category i.e., — high, medium-high, medium-low or low. Each KBLI (comprising of 5 digits) code corresponds to one business line, and if a PMA company has more than one business lines, it shall apply for more than one KBLI code.

Wholesalers are generally required to obtain an Identification Business Number (Nomor Induk Berusaha or NIB). This NIB also serves as an import permit and grants customs access rights. Additionally, depending on the products sourced from foreign manufacturers or suppliers, certain obligations would apply, such as mandatory national standard certificates, labeling requirements, and relevant excise duties. Wholesalers of certain products that are classified as medium or high-risk products, such as beverages, pharmaceuticals, and medical equipment, are required to obtain standard certificates and the relevant additional permits in addition to the NIB.

For compliance purposes, PMA companies are required to submit quarterly investment reports to the Indonesian Investment Coordinating Board known as Investment Activity Reports (Laporan Kegiatan Penanaman Modal or LKPM). These reports should incorporate detailed information on investment realization and the total number of employees within the company.

Regulations on E-Commerce Business

E-commerce businesses in Indonesia is under the supervision of the Ministry of Trade and Ministry of Communication and Informatics. The e-commerce business is regulated under different pieces of legislation, including (i) Government Regulation No. 80 of 2019 on Trade Through Electronic System, (ii) Minister of Trade Regulation No. 31 of 2023 on Licensing, Advertising, Development and Supervision of Business Undertakings in the E-Commerce Sector, and (iii) Central Statistics Bureau Regulation No. 4 of 2023 on Submission and Management of Data and Information of E-Commerce. Additionally, crucial provisions on the regulations of e-commerce activities are also outlined in (i) Law No. 19 of 2016 on Electronic System Information and Transaction Law (as amended), (ii) Law

No. 8 of 1999 on Consumer Protection, (iii) Law No. 27 of 2022 on Personal Data Protection, (iv) Government Regulation No. 71 of 2019 on Organization of Electronic System and Transaction, and (v) Ministry of Communication and Informatics Regulation No. 5 of 2020 on Electronic System Operator Private Scope (as amended).

Indonesian laws require companies that engage in wholesale trading through a digital platform/website (i.e., an e-commerce provider) to meet certain obligations. The main obligation for an e-commerce provider is to have a NIB, an e-commerce business license (Surat Izin Usaha Perdagangan Melalui Sistem Elektronik or SIUPMSE), and to register its platform/website with the Ministry of Communication and Informatics, as evidenced by the issuance of an Electronic System Organiser Registration Certificate (Tanda Daftar Penyelenggara Sistem Elektronik or TDPSE). An e-commerce provider is also required to ensure that its platform/website is secured from all malicious software, code and programs and to maintain the security of information held on the platform/website. In addition, e-commerce providers must also submit (i) e-commerce data and/or information to the Central Statistics Bureau on a periodical basis and (ii) quarterly investment reports/LKPM to the Investment Coordinating Board.

Regulations on Employment Matters

Employment matters in Indonesia are primarily governed under Law No. 13 of 2003 on Manpower (as amended) (the “Manpower Law”), Government Regulation No. 35 of 2021 on Temporary Employment Contract, Outsourcing, Working and Rest Time and Termination of Employment Relationship and Government Regulation No. 36 of 2021 regarding Wages (as amended). The Manpower Law recognizes two main types of employment relations, a definitive employment (i.e., contract basis for completion for a certain work, or a period of time for a maximum of five years and extendable due to certain requirements) and an indefinite/permanent employment. The key distinction between these two types of employment lies in the benefits afforded to employees upon termination, with different calculation formulas based on the Manpower Law and the terms of the employment contract.

The obligations of companies as employers include paying salaries in accordance with the annually determined minimum wage, providing mandatory social security benefits such as pension, healthcare, life insurance, and accident coverage. Employers are also required to pay a religious holiday allowance equivalent to one month’s salary for employees who have worked consecutively for 12 months, as well as overtime payments for certain categories of workers. Social security is administered through the Manpower Social Security Administrative Body (BPJS Ketenagakerjaan) and the Health Social Security Administrative Body (BPJS Kesehatan). Both the employer and employee must sign an employment agreement.

Aside from the above, a company that employs 10 or more employees must establish company regulations, which must be legalized by the relevant manpower agency. Another obligation for a company/employer is to submit an annual mandatory manpower report to the manpower agency in the relevant domicile of the company that includes, among other details, the number of employees and a description of salaries, including the lowest and highest pay rates.

Regulations on Personal Data Protection

The Personal Data Protection Law in Indonesia is regulated under Law No. 27 of 2022 (“PDP Law”), which draws significant inspiration from the EU’s General Data Protection Regulation (GDPR). This landmark legislation is set to come into full effect on October 17, 2024, following a generous two-year transition period designed to allow organizations and individuals to adjust and prepare their personal data protection policies to comply with the PDP Law. Under the PDP Law, personal data processing can be carried out on several legal grounds, including obtaining an explicit consent from a data subject, fulfilling contractual obligations, meeting legal requirements imposed on data controllers, and legitimate interest of the data controller.

The PDP Law recognizes and upholds various rights of data subjects, including the right to access information about their data, the right to rectify inaccuracies, the ability to delete and/or destroy their personal information, and the power to withdraw previously given consent. Notably, the PDP Law imposes strict regulations on the transfer of personal data, especially when it comes to cross-border transfers. Data may be transferred outside of Indonesia on the following bases: (i) the receiving country must have data protection laws that are at least as stringent as Indonesia’s; (ii) in the absence of such regulations, there must be adequate binding agreements to ensure data protection (“Appropriate Safeguard”); and (iii) in the absence of such Appropriate Safeguard, the data subject must provide explicit consent for the transfer. Points (i)-(iii) aforementioned must be assessed and implemented in order.

To ensure transparency and accessibility, the PDP Law requires that privacy policies must be made available in the Indonesian language. Furthermore, agreements entered into by Indonesian data controller with Indonesian data subjects (e.g. terms and conditions of service) must be made in the Indonesian language to comply with Law No. 24 of 2009 on the National Flag, Language and Emblems and Anthem including its implementing regulation.

Cayman Islands Laws and Regulations

The International Tax Co-operation (Economic Substance) Act (2024 Revision) (the “Cayman Islands ES Act”)

The Cayman Islands enacted the Cayman Islands ES Act together with the Guidance Notes published by the Cayman Islands Tax Information Authority from time to time. Under the Cayman Islands ES Act, if a company is considered to be a “relevant entity” and is conducting one or more of the nine “relevant activities” then that company will be required to comply with the economic substance requirements in relation to the relevant activity from 1 July 2019. All companies whether a relevant entity or not is required to file an annual report in the Cayman Islands with the Companies Registry confirming whether or not it is carrying on any relevant activities and if it is, it must satisfy an economic substance test.

Legal Proceedings

From time to time, we may be subject to legal proceedings and claims that arise in the ordinary course of our business. We are not currently a party to, and are not aware of any threat of, any legal or administrative proceedings that, in the opinion of our management, are likely to have any material effect on our business, financial condition, cash flow or results of operations.

Corporate History and Structure

Corporate History

The Company was incorporated in the Cayman Islands in March 2024 as a company with limited liability under the Cayman Islands Companies Law. The Company is a holding company without any business operations. We provide digital supply chain services and distribution sales through our subsidiaries in a number of countries around the globe. Currently, our business is mainly in Japan and Indonesia, while we also have business operations in a number of international locations including Singapore, Korea, the US, France and Italy.

Tian Xing Cloud (Singapore) Supply Chain Pte. Ltd. (“Cloud Singapore”) was established as a holding company under the laws of Singapore in May 2021. Subsequent to establishment of the Company, it acquired 100% shares of Cloud Singapore from Hong Kong Xinyun Trading Limited (“Xinyun Trading”) in May 2024.

Cloud Singapore acquired the following entities from Yun Yuan (HK) Trading Co., Ltd (“Yun Yuan HK”), Xinyun Trading and Hong Kong Xinyun Logistics Trading Limited (“Xinyun Logistics”), respectively, during the period from September 2023 to May 2024. Each of Yun Yuan HK, Xinyun Trading and Xinyun Logistics is a related party of ours under common ultimate control.

•        Kouun Syoji Co., Ltd (株式会社行雲商事, “Cloud Japan”), incorporated in Japan in May 2016 and acquired by Cloud Singapore from Xinyun Logistics in March 2024, is an operating entity for our goods trading business in Japan.

•        Tianxingyun International Trade Pte. Ltd. (“Singapore International”), incorporated in Singapore in February 2020 and acquired by Cloud Singapore from Xinyun Trading in February 2024, is an operating entity for our goods trading business in Singapore.

•        Tian Xing Cloud (America) Supply Chain Ltd (“Cloud America”), incorporated in the U.S. in April 2021 and acquired by Cloud Singapore from Yun Yuan HK in November 2023, is an operating entity for our goods trading business in the U.S.

•        Tian Xing Cloud (France) Supply Chain (“Cloud France”), incorporated in France in August 2021 and acquired by Cloud Singapore from Yun Yuan HK in December 2023, is an operating entity for our goods trading business in France.

•        Tian Xing Cloud Supply Chain Korea Ltd (“Cloud Korea”), incorporated in Korea in September 2021 and acquired by Cloud Singapore from Yun Yuan HK in September 2023, is an operating entity for our goods trading business in Korea.

•        Tianxing Cloud (Italy) Supply Chain Srl (“Cloud Italy”), incorporated in Italy in September 2021 and acquired by Cloud Singapore from Yun Yuan HK in November 2023, is an operating entity for our goods trading business in Italy.

•        Biltech Ltd (“Japan Biltech”) was incorporated in Japan in November 2021 and acquired by Cloud Singapore from Yun Yuan HK in April 2024, with the aim to expand our goods trading business in Japan in the future.

•        PT Tian Xing Cloud Supply Chain Indonesia (“PT Cloud”), incorporated in Indonesia in May 2021, is an operating entity for our goods trading business in Indonesia and the owner of our Polibeli App and Polisales App. Cloud Singapore acquired 99% of the shares of PT Cloud from Yun Yuan HK in March 2024, and Singapore International holds the rest 1% of the shares.

PT Cloud has two subsidiaries, namely, PT Xingyunindo Jaya Niaga (“PT XY JAYA”) and PT Innovative Cloud Indonesia (“PT Innovative”), incorporated in Indonesia in November 2022 and April 2023, respectively, each of which PT Cloud holds 99% of the shares and Singapore International holds the rest 1% of the shares as of the date of this proxy statement/prospectus. PT XY JAYA and PT Innovative were established with the aim to expand our services business for brands and distributors in Indonesia. As of the date of this proxy statement/prospectus, both entities have not launched any substantive business.

•        PT Ezmart Electronic Commerce Indonesia (“PT Ezmart”), incorporated in Indonesia in June 2022, is another operating entity in our goods trading business in Indonesia, and the operating entity of our Polibeli App and Polisales App. Cloud Singapore acquired 99% of the shares of PT Ezmart from Yun Yuan HK in March 2024, and Singapore International holds the rest 1% of the shares.

In April 2024, we established Merger Sub, an exempted company with limited liability under the laws of the Cayman Islands, as a wholly-owned subsidiary of the Company, for the purpose of effecting the Business Combination. Following the consummation of the Business Combination, Merger Sub shall be merged with and into Chenghe with Chenghe being the surviving company and as a direct, wholly-owned subsidiary of the Company.

In June 2024, we established Polibeli Trading (Hong Kong) Limited (“Polibeli HK”) as a company incorporated under the laws of Hong Kong, which is also a wholly owned subsidiary of Cloud Singapore. As of the date of this proxy statement/prospectus, Polibeli HK has not launched any substantive business since its incorporation. We aim to expand our goods trading business in Hong Kong through Polibeli HK in the future.

Corporate Structure

The following diagram summarizes our corporate structure as of the date of this proxy statement/prospectus prior to the Business Combination.

POLIBELI MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

The following management’s discussion and analysis provides information which Group’s management believes is relevant to an assessment and understanding of the Group’s consolidated results of operations and should be read in conjunction with the Group’s audited annual consolidated ﬁnancial statements and notes as of and for the years ended December 31, 2022 and 2023, unaudited condensed consolidated ﬁnancial statements and notes as of June 30, 2024 and for the six months ended June 30, 2023 and 2024, which are included elsewhere in this proxy statement/prospectus. The ﬁnancial statements, including the comparative ﬁgures, were prepared in accordance with U.S. GAAP. This section contains forward looking information based on the Group’s current expectations and projections. For information on the material factors and assumptions underlying such forward-looking information, refer to the “Cautionary Note Regarding Forward Looking Statements” and “Risk Factors” sections in this proxy statement/prospectus. Certain dollar amounts have been rounded to the nearest million dollars or thousand dollars, as noted, and tables may not add due to rounding. In this section, “we,” “our,” “us,” and other similar terms refer to Polibeli Group Ltd and all of its subsidiaries.

Overview

We are a leading digital supply chain services and distribution-sales provider with business operations in a number of countries around the globe, offering end-to-end solutions including products procurement, channel distribution, logistics services, brand operations, and digital marketing services to both upstream and downstream business partners. Our vision is to establish the most valuable digital supply chain services platform, and our mission is to make the purchasing experience simpler and at more affordable costs.

Our principal business is global goods trading, providing products procurement and sales services to both upstream and downstream business partners. We conduct our business mainly in Japan and Indonesia, while we also have business operations in a number of international locations including Singapore, Korea, the US, France and Italy. We have also recently established a subsidiary in Hong Kong with the aim to expand our goods trading business in the future. With core values focusing on customer services, innovation, growth, communication, commitment and integrity, we endeavor to provide a one-stop procurement solution to our customers, which mainly consist of SME retailers and, in some locations, large retailers. We procure a wide range of products directly from the suppliers such as manufacturers and brand owners and sell them to our customers. We also provide warehousing and logistics services as part of the order fulfillment process. The products that we offer are from seven major categories, including (1) consumer electronic accessories, (2) household appliances, (3) skincare products, (4) oral-care products, (5) cosmetics products, (6) toys and game products, and (7) health-care products. We also conduct a collection of other services ancillary to our global goods trading business.

We operate at the forefront of the digital supply chain services industry, driven by our extensive industry resources and experience, and technology capabilities to simplify the originally complicated and costly procurement process. Our business is bolstered by our deep reach into local communities across multiple countries and regions, our insights into purchasing and selling needs directly from sources of demand and supply in the market, as well as our collaborations with different brands to provide a multitude of products either as a supplement or complement to local supplies. Leveraging these assets, we have established an integrated platform which creates value for both our customers and suppliers. For retailers, we provide advanced digitalization tools, including our Polibeli App, offering them a one-stop procurement solution of a variety of high-quality, cost-effective products as well as warehousing and logistics solutions. For suppliers, we provide them with market opportunities, distribution channels and market insights. With our integrated digital supply chain services platform, we optimize the collaboration among different players and improve efficiency of the entire supply chain.

Our business has been successful and robust since the establishment. For the two years ended December 31, 2022 and 2023, we recorded revenues of US$28.75 million and US$22.79 million, respectively. For the six months ended June 30, 2023 and 2024, we recorded revenues of US$10.80 million and US$10.91 million, respectively. We expect rapid growth as we continue to expand our business operations.

Key Factors Affecting Our Results of Operations

We believe the key factors affecting our financial condition and results of operations include the following:

Continued Growth in Cross-Border Goods Trading

We expect to benefit from the continued growth in cross-border goods trading in the global market. With the rise of technology, social media as well as the widespread use of online platforms, individual consumers are increasingly pursing cross-border products that are diversified and cost-effective. Retailers also notice that products with such characteristics can attract more individual consumers and increase customer retention. Therefore, to satisfy the demand of individual consumers, downstream retailers procure more overseas products through digital supply chain service providers with capabilities of providing such products. Meanwhile, brand owners and manufacturers are also keen on expanding their business into newly emerging markets to grasp new opportunities. With such trends, we expect that our global goods trading business will attract more SME customers downstream as well as enable us to build business relationships with upstream suppliers to serve different markets globally.

Our Ability to Retain Existing Customers and Acquisition of New Customers

Retaining existing customers and acquiring new customers are both key to our continuous business growth and results of operations, which in turn depend on a number of factors including the supply of diversified, high quality and cost-effective products, efficient order fulfillment, the continuous professional and satisfactory customer services, and the continuous improvement of our technology infrastructure and service capabilities. We currently have a large and growing base of SME customers and expect to further expand our customer base. Especially in Indonesia, one of our major business locations, with the steady growth of the economy, a large percentage of the working population, and the growth of the total number of SMEs, we expect the demand for global goods trading business to increase as well and lead to ample opportunities for new customer acquisition.

Our Ability to Manage Our Product Offerings and Maintain Relationships with Suppliers

Our ability to continue to expand our customer base, revenues and profit margin is predicated upon our ability to manage our product offerings. In our global goods trading business, we mainly offer the following seven major categories, including (1) consumer electronic accessories, (2) household appliances, (3) skincare products, (4) oral-care products, (5) cosmetics products, (6) toys and game products, and (7) health-care products. Different products may have different gross margins. Our product capability is driven by our ability to offer diverse, high quality and cost effective products which meet the needs of our customers. We will continue to optimize the selection of SKUs. Our product offerings may change from time to time in response to customers’ evolving procurement demands.

We procure products from suppliers, including brand owners, manufacturers and distributors and sell them to downstream customers. Although we are not dependent on any one of the suppliers and the composition of our suppliers may change from year to year in response to customer demands of different products, maintaining our reputation in the industry and therefore healthy collaborative relationships with different product suppliers is critical to our ability to provide a broad selection of products. We have developed and maintained in-depth relationships with our suppliers in each of our major product categories. As our business continues to grow, we expect to further increase our purchase volume, as such, we will solidify and expand our business relationships with our suppliers, which in turn allows us to enhance product selection available to customers and offer products at competitive prices. As we attract more customers and generate greater transaction volume on our platform, we must maintain strong relationships with suppliers to ensure sufficient supply of products.

Successful Expansion in New Geographic Regions

We conduct our global goods trading business mainly in Japan and Indonesia where we also have local sales teams, and we also have business operations in a variety of international locations in Asia, North America and Europe, including Singapore, Korea, the US, France and Italy. We may expand to new geographic regions and markets as our business grows, especially if there is significant opportunity in the Southeast Asia region as our success in Indonesia has given us useful experiences for other countries of the region. Our efforts of business expansion into new geographic regions would also affect our financial condition and results of operations.

Our Ability to Manage Operating Expenses

Our results of operations depend in part on our ability to manage our operating expenses, including selling and marketing expenses and general and administrative expenses. We expect our operating expenses to increase in absolute amount in the foreseeable future as we grow our business and hire more personnel. We will continue our initiatives to optimize our operating expenses, for example, continuous improvement of warehousing management to achieve efficiency in warehousing space usage. As our business grows, we believe that we will have more operating efficiencies to reduce our relative operating expense percentage.

Results of Operations

The following table sets forth a summary of our consolidated results of operations, in absolute amount and as a percentage of our revenues for the years ended December 31, 2022 and 2023, and for the six months ended June 30, 2023 and 2024. This information should be read together with our consolidated financial statements, unaudited condensed consolidated financial statements and related notes included elsewhere in this proxy statement/prospectus. The results of operations in any period are not necessarily indicative of the results that may be expected for any future period.

	For the years ended December 31,				For the six months ended June 30,
	2022		2023		2023		2024
	US$	%	US$	%	US$	%	US$	%
Revenues	28,747,444	100.0	22,791,538	100.0	10,799,578	100.0	10,905,346	100.0
Cost of revenues	(30,293,041)	(105.4)	(21,758,592)	(95.5)	(10,385,164)	(96.2)	(10,548,989)	(96.7)
Gross (loss)/profit	(1,545,597)	(5.4)	1,032,946	4.5	414,414	3.8	356,357	3.3
Operating expenses
Selling and marketing expenses	(2,911,952)	(10.1)	(3,265,269)	(14.3)	(1,332,282)	(12.3)	(1,776,952)	(16.3)
General and administrative expenses	(3,469,960)	(12.1)	(4,076,003)	(17.9)	(2,157,703)	(20.0)	(3,382,633)	(31.0)
Total operating expenses	(6,381,912)	(22.2)	(7,341,272)	(32.2)	(3,489,985)	(32.3)	(5,159,585)	(47.3)
Operating loss	(7,927,509)	(27.6)	(6,308,326)	(27.7)	(3,075,571)	(28.5)	(4,803,228)	(44.0)
Other expenses
Other income, net	134,066	0.5	171,740	0.8	71,340	0.7	130,234	1.2
Financial expenses, net	(253,859)	(0.9)	(587,272)	(2.6)	(342,617)	(3.2)	(1,045,973)	(9.6)
Total other expenses, net	(119,793)	(0.4)	(415,532)	(1.8)	(271,277)	(2.5)	(915,739)	(8.4)
Loss before income tax expense	(8,047,302)	(28.0)	(6,723,858)	(29.5)	(3,346,848)	(31.0)	(5,718,967)	(52.4)
Income tax expense	—	—	(2,831)	—	—	—	—	—
Net loss	(8,047,302)	(28.0)	(6,726,689)	(29.5)	(3,346,848)	(31.0)	(5,718,967)	(52.4)

Key Components of Results of Operations

Revenues

We generate revenues primarily from (i) global goods trading for which we directly procure goods from suppliers and mainly sell them to retailers; and (ii) other services such as global brand operations services and sales promotion services which are ancillary to our global goods trading business. The table below sets forth the breakdown of our revenues for the periods indicated.

	For the years ended December 31,				For the six months ended June 30,
	2022		2023		2023		2024
	US$	%	US$	%	US$	%	US$	%
Global goods trading	28,144,726	97.9	21,877,126	96.0	10,641,542	98.5	10,376,911	95.2
Others	602,718	2.1	914,412	4.0	158,036	1.5	528,435	4.8
Total revenues	28,747,444	100.0	22,791,538	100.0	10,799,578	100.0	10,905,346	100.0

Cost of revenues

Our cost of revenues primarily consists of procurement costs, freight-in cost, and to a lesser degree, packaging supplies costs, payroll costs and impairment costs due to inventory write-downs. The table below sets forth the breakdown of our costs in respect of revenues for the periods indicated.

	For the years ended December 31,				For the six months ended June 30,
	2022		2023		2023		2024
	US$	%	US$	%	US$	%	US$	%
Global goods trading	29,853,589	98.5	21,218,337	97.5	10,295,652	99.1	10,299,511	97.6
Others	439,452	1.5	540,255	2.5	89,512	0.9	249,478	2.4
Total cost of revenues	30,293,041	100.0	21,758,592	100.0	10,385,164	100.0	10,548,989	100.0

Gross (loss)/profit and gross (loss)/profit margin

Gross (loss)/profit represents revenues less cost of revenues. Gross (loss)/profit margin represents gross (loss)/profit as a percentage of our revenues. Our gross (loss)/profit is primarily affected by our ability to generate revenues and the fluctuation of our costs. The table below sets forth our gross (loss)/profit and gross (loss)/profit margins in respect of revenues streams for the periods indicated.

	For the years ended December 31,						For the six months ended June 30,
	2022			2023			2023			2024
	US$	Margin	%	US$	Margin	%	US$	Margin	%	US$	Margin	%
Global goods trading	(1,708,863)	(6.1)	110.6	658,789	3.0	63.8	345,890	3.3	83.5	77,400	0.7	21.7
Others	163,266	27.1	(10.6)	374,157	40.9	36.2	68,524	43.4	16.5	278,957	52.8	78.3
Total	(1,545,597)	(5.4)	100.0	1,032,946	4.5	100.0	414,414	3.8	100.0	356,357	3.3	100.0

Selling and marketing expenses

Our selling and marketing expenses primarily consist of (i) payroll expenses, (ii) office and utilities expenses, (iii) advertising and sales commission expenses and (iv) others. The table below sets forth the breakdown of our selling and marketing expenses for the periods indicated:

	For the years ended December 31,				For the six months ended June 30,
	2022		2023		2023		2024
	US$	%	US$	%	US$	%	US$	%
Selling and marketing expenses
Payroll expenses	1,605,780	55.1	2,188,178	67.0	766,999	57.6	1,161,302	65.4
Office and utilities expenses	360,632	12.4	516,805	15.8	297,872	22.4	365,299	20.6
Advertising and sales commission expense	779,147	26.8	314,878	9.6	156,133	11.7	188,618	10.6
Others	166,393	5.7	245,408	7.6	111,278	8.3	61,733	3.4
Total selling and marketing expenses	2,911,952	100.0	3,265,269	100.0	1,332,282	100.0	1,776,952	100.0

General and administrative expenses

Our general and administrative expenses primarily consist of (i) payroll expenses, (ii) professional service expenses, (iii) operation and support expenses, (iv) rental expenses, (v) expected credit loss of financial assets, (vi) office and utilities expenses, (vii) depreciation expenses and (viii) other expenses related to general corporate functions. The table below sets forth the breakdown of our general and administrative expenses for the periods indicated:

	For the years ended December 31,				For the six months ended June 30,
	2022		2023		2023		2024
	US$	%	US$	%	US$	%	US$	%
General and administrative expenses
Payroll expenses	1,342,221	38.7	1,506,147	37.0	887,722	41.1	1,048,434	31.0
Professional service expenses	—	—	—	—	—	—	819,629	24.2
Operation and support expenses	814,576	23.5	889,445	21.8	470,961	21.8	556,127	16.4
Rental expenses	522,718	15.1	543,828	13.3	230,472	10.7	375,767	11.1
Expected credit loss	115,286	3.3	470,265	11.5	329,439	15.3	190,655	5.7
Depreciation expenses	82,644	2.4	120,041	2.9	42,595	2.0	125,504	3.7
Office and utilities expenses	172,071	5.0	140,709	3.5	49,045	2.3	35,358	1.0
Others	420,444	12.0	405,568	10.0	147,469	6.8	231,159	6.9
Total general and administrative expenses	3,469,960	100.0	4,076,003	100.0	2,157,703	100.0	3,382,633	100.0

Financial expenses, net

Our financial expenses primarily consist of interest expenses for borrowings, gain or loss on foreign exchange, and miscellaneous bank charges, partially offset by interest income from bank deposits.

Other income, net

Our other income, net, primarily consists of other income derived from the rental of our premises in Japan and other infrequent non-operating income and expenses.

Taxation

Cayman Islands

The Company was incorporated in the Cayman Islands as an exempted company with limited liability under the Cayman Companies Act and accordingly, is exempted from Cayman Islands income tax. The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or, after execution, brought within the jurisdiction of the Cayman Islands. The Cayman Islands is not party to any double tax treaties that are applicable to any payments made to or by our Company. There are no exchange control regulations or currency restrictions in the Cayman Islands. As such, the Company is not subject to tax on either income or capital gain. In addition, no withholding tax is imposed upon any payments of dividends by subsidiaries to the Company.

Japan

The Group’s Japanese subsidiaries, including Cloud Japan and Japan Biltech, are governed by the income tax law of Japan and are subject to income tax on their taxable income.

There are three types of income tax for corporations in Japan, including national corporate income tax, inhabitant tax, and enterprise tax in Japan, which in the aggregate, resulted in the statutory income tax rate of approximately 30.62% for Cloud Japan and 34.59% for Japan Biltech, for the years ended December 31, 2022 and 2023, and for the six months ended June 30, 2023 and 2024, respectively.

Indonesia

The Group’s Indonesia subsidiaries, including PT Cloud, PT Innovative, PT Ezmart and PT XY JAYA, are governed by the income tax law of the Indonesia and are subject to income tax rate of 22% on their taxable income for the years ended December 31, 2022 and 2023, and for the six months ended June 30, 2023 and 2024.

United States

The Group’s United States subsidiary, Cloud America, is subject to a combination of federal income tax rate of 21% and state income tax rate of 8.84% (net of the federal tax benefit 6.98%). As a result, the United States entity is subject to a combined income tax rate of 27.98% for the years ended December 31, 2022 and 2023, and for the six months ended June 30, 2023 and 2024.

Others

Subsidiaries incorporated in other countries are subject to the respective applicable corporate income tax rates of the countries where they are resident.

Comparison of Six Months Ended June 30, 2023 and 2024

Revenues

Total revenues increased by 1.0% from US$10.80 million for the six months ended June 30, 2023 to US$10.91 million for the six months ended June 30, 2024.

The following table sets forth the breakdown of total revenues for the periods indicated.

	For the six months ended June 30,				Variance
	2023		2024		Amount	%
	US$	%	US$	%	US$
Global goods trading	10,641,542	98.5	10,376,911	95.2	(264,631)	(2.5)
Others	158,036	1.5	528,435	4.8	370,399	234.4
Total revenues	10,799,578	100.0	10,905,346	100.0	105,768	1.0

Global goods trading

The following table sets forth the breakdown of our revenues from global goods trading by geographic markets for the periods indicated.

	For the six months ended June 30,				Variance
	2023		2024		Amount	%
Geographic markets:	US$	%	US$	%	US$
Japan	7,738,298	72.7	5,384,805	51.9	(2,353,493)	(30.4)
Indonesia	748,390	7.0	4,429,573	42.7	3,681,183	491.9
Europe and America	1,579,146	14.8	308,190	3.0	(1,270,956)	(80.5)
Others	575,708	5.5	254,343	2.4	(321,365)	(55.8)
Total revenues	10,641,542	100.0	10,376,911	100.0	(264,631)	(2.5)

Our total revenues from global goods trading slightly decreased by 2.5% from US$10.64 million for the six months ended June 30, 2023 to US$10.38 million for the six months ended June 30, 2024, which was primarily attributable to: (1) the decline in sales of US$2.35 million, or 30.4%, in the Japanese market which is mainly due to Cloud Japan shifting its focus to the local procurement and sales since the second half of 2023, leading to a significant decrease in oversea sales; (2) the decline in sales of US$1.27 million, or 80.5%, in the European and American markets, and the decline in sales of US$0.32 million, or 55.8%, in the Korean and Singaporean markets, primarily due to the decreased marketing resources invested in the geographic areas for business strategy adjustment; partially offset by (3) the significant increase in sales of US$3.68 million, or 491.9%, in Indonesian market as a result of our strategy to invest more marketing resources in the country since 2023.

Others

Our revenues from other business increased by 234.4% from US$0.16 million for the six months ended June 30, 2023 to US$0.53 million for the six months ended June 30, 2024, primarily attributable to the increase of revenues from other supporting services such as global brand operations services and sales promotion services, especially the increase of revenues from other services in Japanese market, which are ancillary to our global goods trading business to enhance our overall competitiveness.

Cost of revenues

Our cost of revenues slightly increased by 1.6% from US$10.39 million for the six months ended June 30, 2023 to US$10.55 million for the six months ended June 30, 2024, as a result of the increase in cost of revenues in other services.

Global goods trading

Our cost of revenues from global goods trading increased slightly by US$3,859 from the six months ended June 30, 2023 to six months ended June 30, 2024, which was mainly due to the increased revenues in Indonesian market as a result of the strategy to invest more marketing resources in the country, offset by the decreased cost of revenues in Japanese market.

Others

Our cost of other revenues streams increased by 178.7% from US$0.09 million for the six months ended June 30, 2023 to US$0.25 million for the six months ended June 30, 2024, which was mainly due to the increase in staff costs for service support as a result of our business development in other supporting services in Japanese market.

Gross profit and margin

Global goods trading

As a result of the factors described above, we recorded a gross profit of US$0.35 million and US$0.08 million for the six months ended June 30, 2023 and 2024, representing a gross profit margin of 3.3% and 0.7%, respectively. The decrease in gross profit margin was primarily due to: (1) the decrease in customer orders with relatively higher blended gross margin in the first half of 2024 in the Japanese, Korean and Singapore markets; and (2) the increase in cost of revenues in Indonesian market resulting from the adoption of relatively low price strategy for market expansion.

Others

Our gross profit increased US$0.21 million, or 307.1%, from the six months ended June 30, 2023 to the six months ended June 30, 2024, representing a profit margin of 43.4% and 52.8%, respectively. The incremental gross profit was primarily due to the commencement of some supporting services with higher gross profit margin since the second half of 2023.

Selling and marketing expenses

Our selling and marketing expenses increased by 33.4% from US$1.33 million for the six months ended June 30, 2023 to US$1.78 million the six months ended June 30, 2024, primarily due to an increase of US$0.39 million in payroll expenses as a result of increased headcount of our selling and marketing personnel to further facilitate our market penetration and business expansion.

General and administrative expenses

Our general and administrative expenses increased by 56.8% from US$2.16 million for the six months ended June 30, 2023 to US$3.38 million for the six months ended June 30, 2024, primarily attributable to (i) an increase in professional service expenses of US$0.82 million incurred for the merger transaction with Chenghe in anticipation of our initial public offering through the De-SPAC transaction; (ii) an increase of US$0.39 million in payroll expenses, rental expenses and depreciation expenses in support of the plan of business development; and partially offset by (iii) a decrease of US$0.14 million in expected credit losses provided for accounts receivable and prepaid expenses and other current assets based on evaluation of collectability.

Financial expenses, net

Our financial expenses, net increased by 205.3% from US$0.34 million for the six months ended June 30, 2023 to US$1.05 million for the six months ended June 30, 2024, primarily attributable to (i) an increase in interest expense of US$0.32 million incurred for accumulative borrowings from related parties, and (ii) an increase in foreign exchange gain of US$0.40 million mainly due to the fluctuation of the exchange rate between multiple currencies.

Other income, net

Our other income, net increased by 82.6% from US$0.07 million for the six months ended June 30, 2023 to US$0.13 million for the six months ended June 30, 2024, primarily attributable to an increase of US$0.02 million in the receipt of government grant for job growth incentives and an increase of US$0.02 million in rental income for the six months ended June 30, 2024.

Income tax expense

As a result of our operating loss position for the six months ended June 30, 2023 and 2024, we did not incur any income tax expense for the six months ended June 30, 2023 and 2024.

Net loss

As a result of the foregoing, we recorded net loss of US$3.35 million and US$5.72 million for the six months ended June 30, 2023 and 2024, respectively.

Comparison of Years Ended December 31, 2022 and 2023

Revenues

Total revenues decreased by 20.7% from US$28.75 million for the year ended December 31, 2022 to US$22.79 million for the year ended December 31, 2023. This decrease was primarily due to a decline in the revenues generated from global goods trading revenues.

The following table sets forth the breakdown of total revenues for the periods indicated.

	For the years ended December 31,				Variance
	2022		2023		Amount	%
	US$	%	US$	%	US$
Global goods trading	28,144,726	97.9	21,877,126	96.0	(6,267,600)	(22.3)
Others	602,718	2.1	914,412	4.0	311,694	51.7
Total revenues	28,747,444	100.0	22,791,538	100.0	(5,955,906)	(20.7)

Global goods trading

The following table sets forth the breakdown of our revenues from global goods trading by geographic markets for the periods indicated.

	For the years ended December 31,				Variance
	2022		2023		Amount	%
Geographic markets:	US$	%	US$	%	US$
Japan	16,807,066	59.7	14,996,068	68.5	(1,810,998)	(10.8)
Indonesia	1,618,398	5.8	3,559,441	16.3	1,941,043	119.9
Europe and America	8,826,401	31.4	1,995,672	9.1	(6,830,729)	(77.4)
Others	892,861	3.1	1,325,945	6.1	433,084	48.5
Total revenues	28,144,726	100.0	21,877,126	100.0	(6,267,600)	(22.3)

Our total revenues from global goods trading decreased by 22.3% from US$28.14 million for the year ended December 31, 2022 to US$21.88 million for the year ended December 31, 2023, which was primarily attributable to: (1) the significant decline in sales of US$6.83 million, or 77.4%, in the European and American markets mainly due to the decreased sales of health-care products against COVID-19 in American markets, as a result of the global recovery from the COVID-19 pandemic since 2023. (2) the decline in sales of US$1.81 million, or 10.8%, in the Japanese market primarily due to the decreased sales of consumer electronic accessories and household appliances affected by the fluctuation of market demand; partially offset by (3) the increased sales of US$1.94 million, or 119.9%, in Indonesian market as a result of our strategy to invest more marketing resources in the region since 2023, and (4) the increased sales of US$0.43 million, or 48.5%, in Korean and Singaporean markets.

Others

Our revenues from other business increased by 51.7% from US$0.60 million for the year ended December 31, 2022 to US$0.91 million for the year ended December 31, 2023, primarily attributable to the increase in other supporting services such as global brand operations services and sales promotion services, which are ancillary to our global goods trading business to enhance our integrated competitiveness.

Cost of revenues

Our cost of revenues decreased by 28.2% from US$30.29 million for the year ended December 31, 2022 to US$21.76 million for the year ended December 31, 2023, primarily as a result of a decline in the sales of goods, and the decreased average unit price of inventory procurement costs and logistic and handling costs.

Global goods trading

Our cost of revenues from global goods trading decreased by 28.9% from US$29.85 million for the year ended December 31, 2022 to US$21.22 million for the year ended December 31, 2023, primarily attributable to: (1) the decrease in cost of goods sold in terms of COVID-19 related health-care products, which was generally in line with the decline in revenues; (2) the decrease in average unit price of inventory procurement costs as the supply chain tension and shortages in global logistics capacity had been gradually alleviated since normalization of post-pandemic era.

Others

Our cost of other revenue streams increased by 22.9% from US$0.44 million for the year ended December 31, 2022 to US$0.54 million for the year ended December 31, 2023, which was driven by the increase in staff costs for service support as a result of our business development in other supporting services in Japanese region.

Gross (loss)/profit and margin

Global goods trading

As a result of the factors described above, we recorded a gross loss of US$1.71 million and a gross profit of US$0.66 million for the years ended December 31, 2022 and 2023, respectively, representing a gross loss margin of 6.1% and a gross profit margin of 3.0%. The increase in gross profit margin was mainly driven by (1) the increased sales in Indonesian market and the corresponding enhancement in gross profit margin; (2) the recovery of business from the impacts of the COVID-19 pandemic and (3) the improvement of supply chain efficiency which led to the decrease in overall freight-in cost.

Others

Our gross profit increased US$0.21 million, or 129.2%, from the year ended December 31, 2022 to the year ended December 31, 2023, representing a profit margin of 27.1% and 40.9% in 2022 and 2023, respectively. The incremental gross profit was primarily due to the commencement of some supporting services with higher gross profit margin since 2023.

Selling and marketing expenses

Our selling and marketing expenses increased by 12.1% from US$2.91 million for the year ended December 31, 2022 to US$3.27 million for the year ended December 31, 2023, primarily due to (i) an increase of US$0.58 million in payroll expenses as a result of increased headcount of our selling and marketing personnel to strengthen market penetration and expansion; (ii) an increase of US$0.16 million in office and utilities expenses in order to better support internal operations related to sales and marketing function, and partially offset by (iii) a decrease of US$0.46 million in advertising and sales commission expenses due to reduced marketing resources allocated to the Japanese market.

General and administrative expenses

Our general and administrative expenses increased by 17.5% from US$3.47 million for the year ended December 31, 2022 to US$4.08 million for the year ended December 31, 2023, primarily attributable to (i) an increase in expected credit loss of US$0.35 million provided for accounts receivable and other receivables based on evaluation of collectability and (ii) a slight increase of US$0.24 million in in payroll expenses and operation and support expenses to improve internal management sufficiency.

Financial expenses, net

Our financial expenses, net increased by 131.3% from US$0.25 million for the year ended December 31, 2022 to US$0.59 million for the year ended December 31, 2023, primarily attributable to (i) an increase in interest expense of US$0.08 million incurred for incremental borrowings from related parties, and (ii) a change in foreign exchange gain to loss of US$0.26 million mainly due to the fluctuation of the exchange rate between multiple currencies.

Other income, net

Our other income, net increased by 28.1% from US$0.13 million for the year ended December 31, 2022 to US$0.17 million for the year ended December 31, 2023, primarily attributable to the early termination of an operating lease resulting in a gain of US$0.04 million for the year ended December 31, 2023.

Income tax expense

As a result of our operating loss position for the years ended December 31, 2022 and 2023, we incurred income tax expense of US$0 and US$2,831 for the years ended December 31, 2022 and 2023, respectively.

Net loss

As a result of the foregoing, we recorded net loss of US$8.05 million and US$6.73 million for the years ended December 31, 2022 and 2023, respectively.

Liquidity and Capital Resources

In assessing our liquidity, we monitor and analyze available cash and company operation and capital expenditure commitments. Our principal sources of liquidity have been through operational sources of cash, borrowings from banking facilities and related parties, and capital injections from shareholders. As of December 31, 2022 and 2023, and June 30, 2024, our available cash was US$2.60 million, US$2.97 million and US$2.77 million, with total positive working capital of US$2.26 million, US$10.08 million and US$4.05 million, and accumulated deficits of US$9.25 million, US$15.98 million and US$21.70 million, respectively. We incurred a net loss of US$8.05 million, US$6.73 million and US$5.72 million, and a net cash outflow in operating activities of US$8.30 million, US$4.71 million and US$3.08 million for the years ended December 31, 2022 and 2023, and for the six months ended June 30, 2024, respectively.

Our liquidity depends on our ability to enhance our operating cash flow position, obtain capital financing from equity investors and borrow funds to fulfil the needs for our general operations and capital expenditures. Our ability to continue as a going concern is dependent on management’s ability to execute our business plan successfully, which includes improving market acceptance of our products and services to boost our sales volume to achieve economies of scale while applying more effective marketing strategies as well as cost control measures to better manage our operating cash flow position, and obtaining funds from outside sources of financing to generate positive financing cash flows. We also consider financing from bank facilities or shareholder capital injection to enhance capital turnover and liquidity position, if necessary.

As of June 30, 2024, we had a total outstanding borrowing balance of US$1,313,731 (JPY211,353,000) and the current portion of the long-term borrowings was US$329,090 (JPY52,944,000).

Since the above conditions raise substantial doubt about our ability to continue as a going concern, the management has made mitigation plans to alleviate liquidity pressure, including:

(i)     On June 3, 2024, we entered into a financial support letter with a related party, Xinyun Trading, pursuant to which Xinyun Trading will provide a line of credit with an amount up to US$18,028,423 (RMB128,000,000), not subject to any conditions or covenant in the terms. The term of such facility is no less than 18 months effective from issuance of this financial support letter. We can rely on the cash funding from such financial support to ensure the sufficiency of our cash flow through the next twelve months since the issuance of the financial statements of the Company for the six months ended June 30, 2024 and 2023. See “Certain Relationships and Related Party Transactions — Related Party Transactions of Polibeli — Other Related Party Transactions — Loans with Related Parties — Financial Support and Loans from Xinyun Trading.”

(ii)    On October 30, 2024, we entered into a loan agreement with a related party, Xinyun Logistics, pursuant to which Xinyun Logistics will provide a loan amount up to US$2,000,000, not subject to any conditions or covenant in the terms. The term of such loan under this agreement is 5 years, starting from the date of drawdown of the loan. The annual interest rate in 2024 is 4.2%, and the annual interest rates in subsequent years will be determined by Xinyun Logistics. On November 6, 2024, we made a drawdown of US$250,000 under this loan agreement. See “Certain Relationships and Related Party Transactions — Related Party Transactions of Polibeli — Other Related Party Transactions — Loans with Related Parties — Loans from Xinyun Logistics.”

(iii)   We make continuous efforts to improve operating efficiency, standardize operations to reduce discretionary spending, enhance internal controls, and create synergies of our resources.

We have evaluated and determined that it is probable the management’s mitigation plan related to funding support from a related party would be effectively implemented, as the promise is bound by a contractual obligation stipulated in the executed agreements we have entered with this related party. There is no certainty that our efforts to improve operating efficiency and reduce discretionary spending will be effectively implemented in the future, however, we can rely on funding from the related party to alleviate the condition that give rise to substantial doubt on going concern for the next twelve months since the issuance of financial statements.

See Note 2 to the consolidated financial statements and unaudited condensed consolidated financial statements for more information, disclosing all of the matters of which we are aware that are relevant to our ability to continue as a going concern for a reasonable period of time (defined as the time within one year after the date that the financial statements are issued, or available to be issued, where applicable), including significant conditions and events, and management’s plans to mitigate the adverse effects of such conditions and events. There is no approved plan for liquidation and liquidation is not being forced by any other party. As such, we believe that the going concern basis of accounting is appropriate.

Cash Flows

The following table sets forth a summary of our cash flows for the periods indicated.

	For the years ended December 31,		For the six months ended June 30,
	2022	2023	2023	2024
	USD	USD	USD	USD
			(unaudited)	(unaudited)
Net cash (used in)/operating from operating activities	(8,300,956)	(4,711,703)	290,265	(3,084,381)
Net cash used in investing activities	(150,624)	(1,995,847)	(90,658)	(5,435,123)
Net cash provided by financing activities	9,667,381	7,084,386	1,441,757	8,449,332
Effect of exchange rate changes on cash	(110,103)	(9,176)	(54,652)	(128,106)
Net changes in cash	1,105,698	367,660	1,586,712	(198,278)
Cash at beginning of the period	1,494,388	2,600,086	2,600,086	2,967,746
Cash at end of the period	2,600,086	2,967,746	4,186,798	2,769,468

Operating activities

Net cash used in operating activities was US$3.08 million for the six months ended June 30, 2024, which primarily reflected our net loss of US$5.72 million as mainly adjusted for (1) unrealized loss of foreign exchange of US$0.55 million, (2) write-down of inventories of US$0.15 million, (3) provision of expected credit losses of US$0.19 million, (4) amortization of operating lease right-of-use assets of US$0.19 million, and (5) depreciation of property and equipment of US$0.13 million. Adjustments for changes in operating assets and liabilities primarily consisted of (1) an increase of US$0.83 million in inventories due to strategic stocking of products with favorable purchase prices, (2) an increase of US$0.47 million in accounts receivable due to the increased number of customers with longer credit terms especially in Indonesian market, (3) a decrease of US$0.16 million in operating lease liabilities, and (4) an increase of US$0.10 million in amounts due from related parties; partially offset by (1) an increase of US$1.41 million in amounts due to related parties as a result of the increased operating expenses paid by related parties on behalf of us, (2) an increase of US$0.48 million in accrued expenses and other current liabilities mainly due to the increased sales deposit from customers and the increased professional service fees payable for the Business Combination transaction, (3) a decrease of US$0.57 million in prepayment and other current assets, and (4) a decrease of US$0.45 million in advances to suppliers.

Net cash used in operating activities was US$4.71 million for the year ended December 31, 2023, which primarily reflected our net loss of US$6.73 million as mainly adjusted for (1) provision of expected credit losses of US$0.47 million, (2) amortization of operating lease right-of-use assets of US$0.41 million, (3) unrealized loss of foreign exchange of US$0.18 million, (4) depreciation of property and equipment of US$0.12 million, (5) write-down of inventories of US$0.10 million and (6) gain from early termination of an operating lease of US$0.04 million. Adjustments for changes in operating assets and liabilities primarily consisted of (1) a decrease of US$1.52 million in advances from customers due to the decreased sales in 2023 compared to 2022, (2) an increase of US$0.55 million in advances to suppliers, (3) a decrease of US$0.49 million in operating lease liabilities, and (4) an increase of US$0.29 million in prepayment and other current assets; partially offset by (1) a decrease of US$1.75 million in inventories due to better stock turnover, an increase of US$1.25 in amounts due to related parties, (2) an increase of US$0.64 million in accounts payable, (3) an increase of US$0.33 million in accrued expenses and other current liabilities.

Net cash used in operating activities was US$8.30 million for the year ended December 31, 2022, which primarily reflected our net loss of US$8.05 million as mainly adjusted for (1) write-downs of inventories of US$0.57 million, (2) amortization of operating lease right-of-use assets of US$0.39 million, (3) provision of expected credit losses of US$0.12 million, (4) unrealized gain of foreign exchange of US$0.09 million, and (5) depreciation of property and equipment of US$0.08 million. Adjustments for changes in operating assets and liabilities primarily consisted of (1) an increase of US$3.42 million in inventories due to strategic stocking of products with favorable purchase prices, (2) an increase of US$2.96 million in accounts receivable mainly due to increased sales in 2022 compared to 2021, (3) an increase of US$0.41 million in prepayment and other current assets mainly due to the increased daily operation expenses, (4) a decrease of US$0.30 million in operating lease liabilities; partially offset by (1) a decrease of US$1.06 million in amounts due from related parties as a result of the increased unpaid purchases of goods, (2) an increase of US$1.47 million in advances from customers mainly due to the increased sales in 2022 compare to 2021, (3) an increase of US$2.74 million in amounts due to related parties, (4) a decrease of US$0.64 million in advances to suppliers.

Investing activities

Net cash used in investing activities for the six months ended June 30, 2024 was US$5.44 million mainly attributable to (1) payment to related parties for equity transfer of operating subsidiaries of US$5.39 million and (2) purchase of office equipment and property of US$0.05 million.

Net cash used in investing activities for the year ended December 31, 2023 was US$2.00 million mainly attributable to the purchase of office equipment and property.

Net cash used in investing activities for the year ended December 31, 2022 was US$0.15 million mainly attributable to the purchase of office equipment.

Financing activities

Net cash provided by financing activities for the six months ended June 30, 2024 was US$8.45 million, primarily attributable to proceeds from related parties of US$9.59 million; partially offset by (1) repayments of loans from related parties of US$0.81 million and (2) repayments of long-term borrowings of US$0.33 million.

Net cash provided by financing activities for the year ended December 31, 2023 was US$7.08 million, primarily attributable to (1) proceeds from related parties of US$5.13 million, (2) proceeds from shareholder contributions of US$2.37 million, and (3) proceeds from long-term borrowings of US$0.78 million; partially offset by (1) repayments of loans from related parties of US$0.85 million and (2) repayments of long-term borrowings of US$0.35 million.

Net cash provided by financing activities for the year ended December 31, 2022 was US$9.67 million, primarily attributable to (1) proceed from related parties loans of US$8.81 million, (2) proceeds from shareholder contributions of US$1.21 million; partially offset by repayments of long-term borrowings of US$0.35 million.

Contingencies

From time to time, we may become involved in litigation relating to claims arising in the ordinary course of the business. As of the date of this proxy statement/prospectus, there are no claims or actions pending or threatened against us that, if adversely determined, would in our judgment have a material adverse effect on us.

Capital Expenditures

We incurred capital expenditures of US$0.15 million, US$2.00 million and US$0.05 million for the years ended December 31, 2022 and 2023, and for the six months ended June 30, 2024, respectively, mainly for purchase of office equipment and property. We expect that our capital expenditures will increase in the foreseeable future as we expand our business, and that our level of capital expenditures will be significantly affected by user demand for our products and services. The fact that we have a limited operating history means we have limited historical data on the demand for our products and services. As a result, our future capital requirements may be uncertain and actual capital requirements may be different from those we currently anticipate. To the extent cash flows from our business activities are insufficient to fund future capital requirements, we may need to seek equity or debt financing. We will continue to incur capital expenditures to support the expected growth of our business.

Contractual Obligations

The following table sets forth our contractual obligations as of June 30, 2024:

	Payment due by schedule
	Less than 1 year	1 – 3 year	More than 3 years	Total
Operating leases	455,596	322,497	—	778,093
Bank borrowings	329,090	432,142	552,499	1,313,731
Loans from related parties	—	8,870,887	18,763,496	27,634,383

Operating lease agreements represented non-cancellable operating leases for our office space. Other than those shown above, we did not have any other significant capital commitments, purchase commitments, long-term obligations or guarantees as of June 30, 2024.

Off-Balance Sheet Commitments and Arrangements

We have not entered into any off-balance sheet financial guarantees or other off-balance sheet commitments to guarantee payment obligations of any third party. We have not entered into any derivative contract that is indexed to our shares and classified as shareholder’s equity or that is not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us, or engages in leasing, hedging or product development services with us.

Holding Company Structure

The Company will be our holding company upon the completion of the Business Combination. The Company has no material operations of its own. We conduct a substantial majority of our operations through our operating subsidiaries, which are directly or indirectly held by the Company. As a result, after the completion of the Business Combination, the Company’s ability to pay dividends depends largely upon dividends paid by our subsidiaries. If our existing subsidiaries or any newly formed one incur debt on its own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends to us.

Emerging Growth Company Status

Immediately following the consummation of the Business Combination, the Company will qualify as an “emerging growth company” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, the Company will be eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Post-Closing, the Company will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of the date of our first sale of common equity securities pursuant to an effective registration statement, (b) in which the Company has total annual gross revenues of at least $1.235 billion, or (c) in which the Company is deemed to be a large accelerated filer, which means the market value of the Company’s common equity that is held by non-affiliates exceeds $700 million as of the last Business Day of its most recently completed second fiscal quarter; and (ii) the date on which the Company has issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

Foreign Private Issuer Status

Immediately following the consummation of the Business Combination, the Company will qualify as a “foreign private issuer” as defined within the meaning of the rules under the Exchange Act and the Stock Exchange Listing Rules and, as such, the Company is permitted to follow the corporate governance practices of its home country in lieu of certain corporate governance standards of the Stock Exchange applicable to U.S. domestic companies including:

•        the rules requiring domestic filers to issue financial statements prepared under U.S. GAAP;

•        the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

•        the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time;

•        the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing financial statements and other specified information, and current reports on Form 8-K upon the occurrence of specified significant events; and

•        the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

Notwithstanding these exemptions, the Company will file with the SEC, within four months after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm.

The Company may take advantage of these exemptions until such time as the Company is no longer a foreign private issuer. The Company would cease to be a foreign private issuer at such time as more than 50% of its outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: (1) the majority of its executive officers or directors are U.S. citizens or residents, (2) more than 50% of its assets are located in the United States or (3) its business is administered principally in the United States.

Both foreign private issuers and emerging growth companies also are exempt from certain more stringent executive compensation disclosure rules. Thus, even if the Company no longer qualifies as an emerging growth company, but remains a foreign private issuer, the Company will continue to be exempt from the more stringent compensation disclosures required of companies that are neither an emerging growth company nor a foreign private issuer.

In addition, because the Company qualifies as a foreign private issuer under SEC rules and the Stock Exchange Listing Rules, the Company is permitted to follow the corporate governance practices of Cayman Islands (the jurisdiction in which the Company is organized) in lieu of certain corporate governance requirements of the Stock Exchange that would otherwise be applicable to the Company. For example, under Cayman securities laws, the Company is not required to have a board of directors comprised of a majority of directors meeting the independence standards described in the Stock Exchange Listing Rules. In addition, under Cayman securities laws, the Company is not required to have a compensation committee or a nominations committee that is comprised solely of independent directors.

If at any time the Company ceases to be a foreign private issuer, the Company will take all actions necessary to comply with the SEC and the Stock Exchange Listing Rules.

Internal Control over Financial Reporting

As a company with less than US$1.235 billion in revenues for our last fiscal year, we qualify as an “emerging growth company” pursuant to the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002, in the assessment of the emerging growth company’s internal control over financial reporting. The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. We have elected to take advantage of such exemptions.

In the course of preparing and auditing our consolidated financial statements for the years ended December 31, 2022 and 2023, and reviewing our unaudited condensed consolidated financial statements for the six months ended June 30, 2023 and 2024, we and our independent registered public accounting firm identified two material weaknesses in our internal control over financial reporting as of June 30, 2024. The material weaknesses identified relates to:

(1)    Our lack of sufficient financial reporting and accounting personnel with appropriate knowledge of U.S. GAAP and SEC reporting requirements to properly address U.S. GAAP technical accounting issues and prepare and review financial statements and related disclosures in accordance with U.S. GAAP and reporting requirements set forth by the SEC;

(2)    Our lack of formal risk assessment process and internal control framework over financial reporting, including lack of a formal group-wide risk assessment process to identify, assess, address or mitigate the risks in internal control, and lack of sufficient IT general controls designed and implemented surrounding the key financial related systems.

We have implemented and plan to implement a number of measures as follow to address the material weaknesses:

(1)    We will recruit staff with knowledge of U.S. GAAP in our financial reporting department, and are in the process of and establishing an ongoing program to provide sufficient and appropriate training for financial reporting and accounting personnel, especially training related to U.S. GAAP and SEC reporting requirement. Additionally, we have hired a consulting firm with experience on U.S GAAP and SEC regulations to advise on complex accounting transactions, and standardize our financial reporting function.

(2)    We are continuing to (i) set up system of internal control framework with formal documentation of polices in place, appointing independent directors, establishing an audit committee, as well as strengthening corporate governance; (ii) develop a group-wide risk assessment process to allow early detection, prevention and resolution of potential risks related to internal control, and (iii) strengthening the supervision and controls on the IT functions, including the enhancement of IT security policies and procedures setup, logical security, data backup and cyber security training.

However, we cannot assure you that we will remediate our material weaknesses in a timely manner. See “Risk Factors — Risks Relating to the Polibeli’s Business and Industry — If Polibeli fails to maintain an effective system of internal control over financial reporting, its ability to produce accurate financial statements timely or comply with applicable regulations could be impaired.”

Recently Adopted or Issued Accounting Pronouncements

A list of recently issued accounting pronouncements that are relevant to us is stated in Note 3 (z) to our consolidated financial statements as of and for the fiscal years ended December 31, 2022 and 2023, and Note 3 (w) and Note 3 (x) to our unaudited condensed consolidated financial statements as of June 30, 2024 and for the six months ended June 30, 2023 and 2024, included elsewhere in this proxy statement/prospectus.

Critical Accounting Estimates

We prepare our consolidated financial statements in accordance with U.S. GAAP. The preparation of financial statements in conformity with U.S. GAAP requires management to make judgments, estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. We continually evaluate these judgments and estimates based on our own experience, knowledge and assessment of current business and other conditions, and our expectations regarding the future based on available information and assumptions that we believe to be reasonable. Since the use of estimates is an integral component of the financial reporting process, our actual results could differ from those estimates. Some of our accounting policies require a higher degree of judgment than others in their application.

When reading our consolidated financial statements, you should consider our selection of critical accounting policies, the judgment and other uncertainties affecting the application of such policies and the sensitivity of reported results to changes in conditions and assumptions. Our critical accounting policies and practices include the following: (1) revenue recognition, (2) expected credit losses, (3) inventories and (4) income taxes. See “Note 3 — Summary of Significant Accounting Policies” to our consolidated financial statements for the disclosure of these accounting policies. We believe the following accounting estimates involve the most significant judgments used in the preparation of our financial statements: (1) provision of allowance for expected credit losses, (2) estimates for inventory provisions, and (3) valuation allowance for deferred tax assets.

Provision of allowance for expected credit losses

Our accounts receivable and deposits in prepaid expenses and other current assets are within the scope of ASC 326. We estimated provision of allowance for expected credit losses to reserve for potentially uncollectible receivable amounts periodically. We consider factors in assessing the collectability of the accounts receivable and related receivables and deposits in prepaid expenses and other current assets, such as historical distribution of the aging of the amounts due, historical collections data of the customers, creditworthiness, forward-looking adjustments to assess the credit risk characteristics. Additionally, external data and macroeconomic factors are also considered. We estimated the allowance by segmenting in-scope financial assets into groups based on their shared credit risk characteristics and the aging of the underlying receivables, and assessed the expected credit loss rate for each group periodically. If there is strong evidence indicating that the accounts receivable is likely to be unrecoverable, we also make specific allowance in the period in which there is strong evidence that a loss is determined to be probable. We would consider factors such as the customer’s financial condition and liquidity, the customer’s willingness and ability to settle payment and historical and subsequent collections data in making specific allowance. Our estimate of the key assumptions did not change significantly throughout the periods presented. For the years ended December 31, 2022 and 2023, we recognized credit loss of US$0.12 million and US$0.47 million, respectively. For the six months ended June 30, 2023 and 2024, we recognized credit loss of US$0.33 million and US$0.19 million, respectively.

Estimates for inventory provisions

Inventory is valued at the lower of cost or net realizable value, utilizing the moving weighted average cost method, which requires an estimate of the products future selling prices. Net realizable value is based on an analysis of slow-moving merchandise and damaged goods, which is further dependent upon factors such as seasonal fluctuations in selling prices, estimated expenses for sales fulfillment, inventory levels, inventory aging, anticipated customer demands, and promotional environment. Our methodology for estimating whether adjustments are necessary to continually evaluated for factors including significant changes in product demand, market conditions, condition of the inventory, or liquidation value. If business or economic conditions change, estimates and assumptions may be adjusted as deemed appropriate. Historically, actual required adjustments have not varied materially from estimated amounts. The write-down for inventories of US$0.57 million and US$0.10 million was recorded for the years ended December 31, 2022 and 2023, and US$0.03 million and US$0.15 million for the six months ended June 30, 2023 and 2024, respectively.

Valuation allowance for deferred tax assets

Deferred income taxes are provided using assets and liabilities method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Deferred tax assets are recognized to the extent that these assets are more likely than not to be realized. In making such a determination, we consider all positive and negative evidence, including future reversals of projected future taxable income and results of recent operation. We establish a valuation allowance against deferred tax assets to the extent we believe that recovery is not likely.

In general, deferred tax assets represent future tax benefits to be received when certain expenses previously recognized in the consolidated statements of operations become deductible expenses under applicable income tax laws, or loss or credit carryforwards are utilized. As we estimate the allowance for deferred tax assets by considering if sufficient future taxable income will be generated to utilize the existing deferred tax assets, it can be altered if we change our forecasts of future profitability. We recorded US$2.06 million and US$1.47 million valuation allowance for deferred tax assets for the years ended December 31, 2022 and 2023, and US$0.76 million and US$1.11 million valuation allowance for deferred tax assets for the six months ended June 30, 2023 and 2024, respectively.

Quantitative and Qualitative Disclosures about Market Risks

Foreign currency exchange rate risk

Our reporting currency is USD. Our subsidiaries incorporated in Japan, Indonesia, Singapore, Korea, France, Italy, Hong Kong and the United States generally use their respective local currencies as their functional currencies, including JPY, IDR, SGD, KRW, EUR, HKD and USD. We are exposed to foreign exchange risk in respect of our operating activities when we purchase goods or services in geographic areas or collect customer payments using transaction currencies other than USD. Our exposure to foreign exchange risk will increase as the provision of our goods and services expanded to other markets, such as Southeast Asia, which are denominated in foreign currencies, contributes a greater share of our revenues.

Interest rate risk

We are exposed to interest rate risk on our interest-bearing assets and liabilities. As part of our asset and liability risk management, we review and take appropriate steps to manage our interest rate exposures on our interest-bearing assets and liabilities. We have not been exposed to material risks due to changes in market interest rates, and not used any derivative financial instrument to manage the interest risk exposure during the years ended December 31, 2022 and 2023, and six months ended June 30, 2024.

Inflation risk

Inflationary factors, such as increases in raw materials, personnel and overhead costs, could impair our operating results. Although we do not believe that inflation has had a material impact on our financial position or results of operations to date, a high rate of inflation in the future may have an adverse effect on our ability to maintain current levels of gross margin and operating expenses as a percentage of sales revenues if the revenues do not increase with such increased costs.

Credit risk

Credit risk is controlled by the application of credit approvals, limits and monitoring procedures. We manage credit risk through in-house research and analysis of the worldwide economy and the underlying obligors and transaction structures. We consider many factors in assessing the collectability of our receivables, such as the age of the amounts due, the customer’s payment history, credit-worthiness and other specific circumstances related to the accounts.

Liquidity risk

We are also exposed to liquidity risk, which is risk that we will be unable to provide sufficient capital resources and liquidity to meet our commitments and business needs. Liquidity risk is controlled by the application of financial position analysis and monitoring procedures. When necessary, we will turn to other financial institutions and related parties to obtain short-term funding to cover any liquidity shortage.

EXECUTIVE COMPENSATION

Executive Compensation Prior to the Business Combination

SPAC

None of SPAC’s executive officers or directors has received any cash compensation for services rendered. The Sponsor, SPAC’s directors, officers and their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on SPAC’s behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations. SPAC’s audit committee will review on a quarterly basis all payments that were made to these persons. Any such payments prior to an initial business combination will be made from funds held outside the Trust Account. Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, will be paid to the Sponsor, SPAC’s executive officers and directors, or any of their respective affiliates, prior to completion of SPAC’s initial business combination.

It is possible that some or all of SPAC’s executive officers and directors may negotiate employment or consulting arrangements with the post-business combination company after SPAC’s initial business combination. Any such arrangements will be disclosed in the proxy solicitation or tender offer materials, as applicable, furnished to SPAC Shareholders in connection with a proposed business combination, to the extent they are known at such time.

The existence or terms of any such employment or consulting arrangements may influence SPAC’s management’s motivation in identifying or selecting a target business, but SPAC does not believe that such arrangements will be a determining factor in SPAC’s decision to proceed with any potential business combination.

For more information about the interests of the Sponsor and SPAC management in the Business Combination, see the subsection entitled “SPAC Shareholder Proposal No.1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination.”

Historical Compensation of the Company’s Executive Officers, Directors and Supervisors

The aggregate compensation awarded to, earned by and paid to the current directors and executive officers who were employed by, or otherwise performed services for the Company, for the fiscal year ended December 31, 2023 was approximately US$200,893.

Executive Compensation after the Business Combination

Following the closing of the Business Combination, the Company intends to develop an executive compensation program that is consistent with its existing compensation policies and philosophies, which are designed to align compensation with business objectives and the creation of shareholder value, while enabling us to attract, motivate and retain individuals who contribute to our long-term success. Decisions on the executive compensation program will be made by the compensation committee of Company, which committee will be established at the closing of the Business Combination.

2024 Equity Incentive Plan

A new equity incentive plan (the “2024 Equity Incentive Plan”) will be adopted in connection with the transactions contemplated in the Business Combination Agreement, prior to the Closing Date under the Business Combination Agreement, for the purpose of attracting and retaining the best available personnel for positions of substantial responsibility, providing additional incentive to employees, directors and consultants and promoting the success of our business. The 2024 Equity Incentive Plan provides for the grant of an option, restricted shares, restricted share units and local awards.

Authorized Shares

The maximum aggregate number of ordinary shares that may be subject to awards pursuant to the 2024 Equity Incentive Plan is up to 27,891,406 initially.

Administration

Our board of directors or a committee of the board or officers to which the board delegates the authority administers the 2024 Equity Incentive Plan. The administrator will determine the participants to receive awards, the type and number of awards to be granted to each participant and the provisions and terms and conditions of each award. In the event that any dividend or other distribution, recapitalization, share division, share consolidation, reorganization or any change in the corporate structure of the Company affecting the shares occurs, the administrator will make adjustment with respect to the number and class of shares that may be delivered under the 2024 Equity Incentive Plan and/or the number, price and class of shares covered by outstanding awards, in order to prevent diminution of the benefits intended to be made available under the 2024 Equity Incentive Plan.

Awards under the Equity Incentive Plan

Share Options.    Share options may be granted under the 2024 Equity Incentive Plan. The administrator determines the exercise price for each option award, which is stated in the award agreement and should in no case be lower than the par value of our ordinary shares in no case.

Restricted Shares.    A restricted share award agreement will specify restrictions on the duration of the restricted period and the number of shares granted. Restricted shares may not be sold, transferred or pledged until the end of the restricted period and may be subject to forfeiture upon a termination of employment or service with us. Unless otherwise provided in the award agreement, the holder of restricted shares will be entitled to receive all dividends and other distributions paid with respect to the ordinary shares, subject to the same restrictions on transferability and forfeitability as the underlying shares of restricted shares.

Restricted Share Units.    Awards of restricted share units may be granted by the administrator. At the time of granting restricted share units, the administrator may impose conditions that must be satisfied, such as continued employment or service or attainment of corporate performance goals, and may place restrictions on the grant and/or vesting of the restricted share units. A restricted share unit award agreement will specify applicable vesting criteria, the number of restricted share units granted and the terms and conditions on time and form of payment. Each restricted share unit, upon fulfilment of applicable conditions, represents a right to receive an amount equal to the fair market value of one ordinary share.

Change in Control

In the event of a change in control, the administrator may provide for termination or acceleration of awards, purchase of awards from holders or replacement of awards.

Term

Unless terminated earlier, the 2024 Equity Incentive Plan will continue in effect for a term of ten years from the date of its adoption.

Amendment and Termination

Subject to applicable shareholders’ approval and certain exceptions, the board of directors may at any time amend or terminate the 2024 Equity Incentive Plan.

Post-Closing Employment Agreements

In accordance with the Business Combination Agreement, the Company intends to enter into employment agreements with its executive officers prior to the consummation of the Business Combination. Although the terms of these agreements are still being finalized, the Company expects that the agreements will have a fixed term of years, subject to termination in accordance with each agreement’s terms and conditions. The Company expects that each executive will be entitled to a base salary, to be reviewed each year, a performance-based bonus, an equity incentive grant, and the employee benefit plans and arrangements including any retirement plan, medical insurance plan and travel/holiday policy. If the executive is terminated other than for cause or resigns for good reason, the executive will be paid severance payments as expressly required by applicable law. If the executive is terminated for cause, Company anticipates the agreements will provide that the executive would receive no amounts other than amounts accrued at the date of termination and any vested benefits under company benefit plans.

MANAGEMENT AFTER THE BUSINESS COMBINATION

The following information concerning the management of the Company is based on the Plan of Merger, A&R Company Listing Articles, the form of which is attached as Annex B to this proxy statement/prospectus, and each of which is expected to be in effect in such form as of the consummation of the Business Combination, applicable law and current expectations of the Company and is subject to change. In this section, “we,” “our” and other similar terms refer to Polibeli Group Ltd.

Directors and Executive Ofﬁcers

The executive ofﬁcers and directors of the Company following the consummation of the Business Combination will be as follows:

Name	Age	Position
Executive Officers
Fucheng Yan	43	Director and Chairman
Hua Chen	40	Chief Executive Officer and Principal Financial Officer
Minoru Aoki	49	Sales Director of Japanese Business
Jesslyn Andina Olivia	23	Administration Director of Indonesian Business

Non-Executive Directors
Cong Cheng	43	Independent Director Nominee
Asséré Marc	68	Independent Director Nominee

Executive Officers

Fucheng Yan has served as a director and the chairman of the Company Board since March 2024. He also serves as the executive president of Xingyun International. Mr. Yan has more than 20 years of experience in financing and business management. He has previously worked in a major state-owned enterprise group in China for over 17 years, where he guided and incubated the internal start-up projects, and led initial public offerings and merger and acquisition transactions. Mr. Yan has designed the Company’s investment and financing strategies, which have provided a solid financial foundation for the Company’s long-term development, and guides the overall direction of the Company’s business growth. Mr. Yan received his bachelor’s degree in engineering from Tsinghua University and his master of business administration (MBA) from Shanghai Jiao Tong University and Indiana University. Mr. Yan is a permanent resident of Singapore.

Hua Chen has served as the chief executive officer of the Company since June 2024 and the principal financial officer of the Company since September 2024. He also serves as the chief director of the Indonesian business department of Xingyun International. Mr. Chen has seven years of experience of research and development in the information technology industry and seven years of experience in the field of cross-border commerce and business management. Mr. Chen has previously founded and successfully operated a call center information services company with several hundred employees. At the Company, Mr. Chen is responsible for designing and optimizing the core business model, setting strategic goals and objectives, and expanding the team. Mr. Chen received his bachelor’s degree in administrative management from Nanjing University and his MBA degree from Chinese University of Hong Kong (Shenzhen). Mr. Chen is a resident of Hong Kong.

Minoru Aoki has served as the sales director of Polibeli’s Japanese business since March 2024. Mr. Aoki has more than 20 years of experience in the manufacturing industry of Japan. From April 1999 to November 2023, Mr. Aoki worked in Hario Glass Co., Ltd. (now HARIO Corporation), where he was involved in various departments and subsidiaries, with responsibilities spanning product manufacturing, sales, procurement, and quality control. Mr. Aoki received his bachelor’s degree in mechanical engineering from Shibaura Institute of Technology.

Jesslyn Andina Olivia has served as the administration director of Polibeli’s Indonesian business since March 2023. Ms. Olivia handles various affairs relating to the general administration of the Company’s Indonesia subsidiaries. Before joining the Company, Ms. Olivia has worked in DABS Company as an event coordinator and in LOTUS Group where she was responsible for business management. Ms. Olivia received her bachelor’s degree in management from BINUS University.

Non-Executive Directors

Cong Cheng is an independent director nominee of the Company. Ms. Cheng has substantial experience in market analysis, valuation, and risk management. From July 2007 to January 2009, Ms. Cheng has worked in the investment banking division of Goldman Sachs as a research analyst, where she developed strong financial analysis and modeling skills. Subsequently, she joined Oliver Wyman where she has been working for more than 15 years, responsible for research initiatives across the Asia-Pacific region and focusing on the financial services industry. Ms. Cheng is now a practice research expert in Oliver Wyman. Ms. Cheng received her master of science degree in industrial engineering and engineering management from the Hong Kong University of Science and Technology in 2006, and her bachelor of science degree in electronic science and engineering from the National University of Defense Technology in 2003.

Asséré Marc is an independent director nominee of the Company. Mr. Marc has extensive experience in sales management, organizational coordination, legal affairs, and navigating various compliance requirements and efficient operations in the complex international trade environment. Mr. Marc has served as a director of Mei Yuan Trading Co., Ltd. for 15 years. He has also served as an electrician or a multi-service technician in several multinational corporations, including International Business Machines Corporation (IBM) and Engie Cofely.

Duties of Directors

Under the Cayman Islands law, our directors owe fiduciary duties to the Company, including a duty of loyalty, a duty to act honestly, and a duty to act in good faith in what they consider to be in our best interests. Our directors must also exercise their powers only for a proper purpose. Our directors also have a duty to exercise the skills they actually possess and such care and diligence that a reasonably prudent person would exercise in comparable circumstances. In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum and articles of association as may be amended from time to time. The Company has a right to seek damages against any director who breaches a duty owed to us. The functions and powers of the Company Board include, among others:

•        convening shareholders’ annual general meetings and reporting its work to shareholders at such meetings;

•        declaring dividends and distributions;

•        appointing officers and determining the term of office of officers; and

•        exercising the borrowing powers of the Company and mortgaging the property of the Company; and

•        approving the transfer of shares in the Company, including the registration of such shares in our register of members.

Oversight of Cybersecurity Risks

The Company Board plays an active role in monitoring cybersecurity risks, including in connection with data protection, and is committed to the prevention, timely detection, and mitigation of the effects of any such incidents on our operations. In addition to regular reports from each of the Company Board’s committees, the Company Board receives regular reports from our management on material cybersecurity risks and the degree of our exposure to those risks, from cyber-attacks to infrastructure vulnerabilities, including the risk of data breach. While the Company Board oversees our cybersecurity risk management, our management is responsible for day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing our cybersecurity risks.

Terms of Directors and Officers

The Company’s officers are elected by and serve at the discretion of the Company Board. Our directors are not subject to a term of office and hold office until their resignation, death or incapacity, or until their respective successors have been elected and qualified or until his or her office is otherwise vacated in accordance with our amended and restated articles of association. A director will also be removed from office automatically if, among other things, the director (i) becomes bankrupt or makes any arrangement or composition with his or her creditors, (ii) dies or is found to be or becomes of unsound mind, (iii) resigns his or her office by notice in writing, (iv) without special leave of absence from the Company Board, is absent from three consecutive board meetings and our directors resolve that such director’s office be vacated; or (v) is removed from office pursuant to any other provisions of the Company’s amended and restated memorandum and articles of association.

Indemnification and Insurance Obligations of the Company following the Business Combination

Cayman Islands law allows the Company to indemnify our directors, officers and auditors acting in relation to any of its affairs against actions, costs, charges, losses, damages and expenses incurred by reason of any act done or omitted in the execution of their duties as the Company’s directors, officers and auditors.

Under A&R Company Listing Articles, the Company may indemnify its directors and officers to, among other persons, its directors and officers from and against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities which they or any of them may incur or sustain other than by reason of their own dishonesty, willful default or fraud, in or about the conduct of the Company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his or her duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred them or any of them in defending (whether successfully or otherwise) any civil proceedings concerning the Company or its affairs in any court whether in the Cayman Islands or elsewhere.

The directors and officers of the Company will be indemnified by the Company and will be covered by directors’ and officers’ liability insurance after the Business Combination.

Foreign Private Issuer Status

After the consummation of the Business Combination, the Company will be a “foreign private issuer” under the securities laws of the United States and the Stock Exchange Listing Rules. Under the securities laws of the United States, “foreign private issuers” are subject to different disclosure requirements than U.S. registrants.

The Stock Exchange Listing Rules include certain accommodations in the corporate governance requirements that allow foreign private issuers, such as the Company, to follow home country corporate governance practices in lieu of the otherwise applicable corporate governance standards of the Stock Exchange. The application of such exceptions requires that the Company discloses any significant ways that its corporate governance practices differ from the Stock Exchange Listing Rules that the Company does not follow.

Controlled Company Exemption

Upon consummation of the Business Combination, the Company Shareholder will beneficially own more than 50% of the combined voting power for the election of directors of the Company. As a result, the Company will be a “controlled company” within the meaning of the corporate governance standards under the Stock Exchange Listing Rules and may elect not to comply with certain corporate governance standards, including, but not limited to, the following requirements:

•        that a majority of its board of directors consist of directors who qualify as “independent” as defined under the Stock Exchange Listing Rules;

•        that it has a nominating and corporate governance committee composed entirely of independent directors; and

•        that it has a compensation committee composed entirely of independent directors.

Although the Company does not intend to do so immediately following the consummation of the Business Combination, the Company may elect to rely on one or more of these exemptions for so long as it remains a “controlled company.” Accordingly, you may not have the same protections afforded to stockholders of companies that are subject to all of these corporate governance requirements. In the event that the Company ceases to be a “controlled company” and its shares continue to be listed on the Stock Exchange, the Company will be required to comply with these provisions within the applicable transition periods.

Independence of Directors

As a result of its securities being listed on the Stock Exchange following consummation of the Business Combination, the Company will adhere to the rules of such exchange, as applicable to foreign private issuers, in determining whether a director is independent. The Company Board has consulted, and will consult, with its counsel to ensure that the Company Board’s determinations are consistent with those rules and all relevant securities and other laws and regulations regarding the independence of directors.

Upon the Closing, we anticipate that the size of the Company Board will be three directors, two of whom will qualify as independent within the meaning of the independent director under the Stock Exchange Listing Rules. We anticipate that Cong Cheng and Asséré Marc will be “independent directors” as defined in the Stock Exchange Listing Rules and applicable SEC rules.

Insider Trading Policy

Upon closing of the Business Combination, the Company intends to adopt an insider trading policy which will prohibit its executives, other employees and directors from: (i) trading in its securities while in possession of material undisclosed information about the Company; and (ii) entering into certain derivative-based transactions that involve, directly or indirectly, securities of the Company, during a restricted period.

Committees of the Board of Directors

Upon consummation of the Business Combination, the Company will establish a separately standing audit committee, nominating and corporate governance committee and compensation committee. The Board of the Company will adopt a charter for each of these committees. The Company intends to comply with future requirements of the Stock Exchange to the extent they will be applicable to the Company.

Audit Committee

Upon the Closing, the Company’s audit committee will be composed of Cong Cheng and Asséré Marc, with Cong Cheng serving as chairperson. The Company’s Board has determined that all such directors meet the independence requirements under the Stock Exchange Listing Rules and under Rule 10A-3 of the Exchange Act. Each member of the audit committee is financially literate, in accordance with the requirements of the Stock Exchange on audit committee. In addition, we have determined that Cong Cheng has accounting or related financial management expertise, as the Board interprets such qualification in its business judgment. In arriving at this determination, the Board of the Company examined each audit committee member’s scope of experience and the nature of their prior and/or current employment.

Nominating and Corporate Governance Committee

Upon the Closing, the Company’s nominating and corporate governance committee will be composed of Cong Cheng and Asséré Marc, with  Asséré Marc serving as chairperson. The nominating and corporate governance committee is responsible for the assessment of the performance of the Board, considering and making recommendations to the Board with respect to the nominations or elections of directors and other governance issues.

Compensation Committee

Upon the Closing, the Company’s compensation committee will be composed of Cong Cheng and Asséré Marc, with Cong Cheng serving as chairperson. The compensation committee is responsible for reviewing and making recommendations to the Board regarding its compensation policies for its officers and all forms of compensation. The compensation committee will also administer the Company’s equity-based and incentive compensation plans and make recommendations to the Board about amendments to such plans and the adoption of any new employee incentive compensation plans.

Code of Business Conduct and Ethics

The Company will adopt a Code of Business Conduct and Ethics that applies to all of its employees, officers, and directors. This includes the Company’s principal executive officer, principal financial officer, and principal accounting officer or controller, or persons performing similar functions. We intend to disclose on our website any future amendments of the Code of Business Conduct and Ethics or waivers that exempt any principal executive officer, principal financial officer, principal accounting officer or controller, persons performing similar functions, or our directors from provisions in the Code of Business Conduct and Ethics.

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of the Business Combination, based on the $3,600,000,000 pre-money enterprise value of the Post-Closing Company and assuming no redemptions and the exercise of all issued and outstanding SPAC Warrants, the Company estimates that it will have a share capital comprised of 376,277,495 Company Ordinary Shares. All of the Company Ordinary Shares issued in connection with the Merger will be freely transferable by persons other than by the Company’s “affiliates” without restriction or further registration under the Securities Act, subject to the restrictions detailed below. Sales of substantial amounts of Company Ordinary Shares in the public market could adversely affect prevailing market prices of the Company Ordinary Shares. Prior to the Business Combination, there has been no public market for Company Ordinary Shares. The Company intends to apply for listing of the Company Ordinary Shares on the Stock Exchange in connection with the Business Combination.

Transfer Restrictions

The Business Combination Agreement contemplates that at the consummation of the Business Combination, the Sponsor, the Company Shareholder and certain SPAC Key Holders will enter into a Lock-Up Agreement with the Company to be effective at Closing, the form of which is attached to this proxy statement/prospectus as Annex E. Under the Lock-Up Agreement, the Sponsor, the Company Shareholder and the SPAC Key Holders will agree, with some exclusions, from the Closing Date of the Business Combination until the date that is twelve (12) months after the Closing Date (the “Lock-Up Period”), with respect to (i) the Sponsor, the SPAC Key Holders and their respective permitted transferees, the Company Ordinary Shares held by such person immediately following the Closing (excluding any Company Ordinary Shares sold in the PIPE Investment or acquired in the public market); (ii) the Company Shareholder and its permitted transferees, the Company Ordinary Shares held by such person immediately following the Closing (excluding any Company Ordinary Shares sold in the PIPE Investment or acquired in the public market); and (iii) the Company’s directors and executive officers, the Company Ordinary Shares issued to such persons upon settlement or exercise of restricted stock units, stock options or other equity awards outstanding as of immediately following the Closing, as applicable (the “Lock-Up Shares”), they will not: (i) sell or assign of, offer to sell, contract or agree to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establish or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any Lock-Up Shares; (ii) enter into any swap or other arrangement that transfers to another Person, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such Lock-Up Shares, in cash or otherwise; or (iii) publicly announce of any intention to effect any transaction, including the filing of a registration statement, as specified in clause (i) or (ii) (the actions specified in clauses (i)-(iii), collectively, a “Transfer”) any Lock-Up Shares. Concurrently with the entry into the Lock-Up Agreement at the Closing of the Business Combination, the Company, the Company Shareholder and the Sponsor will agree to waive the lock-up restrictions on 2,785,000 Company Class A Ordinary Shares to be received by the Sponsor and 90,000 Company Class A Ordinary Shares to be received by the SPAC Key Holders.

Regulation S

Regulation S under the Securities Act provides an exemption from registration requirements in the United States for offers and sales of securities that occur outside the United States. Rule 903 of Regulation S provides the conditions to the exemption for a sale by an issuer, a distributor, their respective affiliates or anyone acting on their behalf, while Rule 904 of Regulation S provides the conditions to the exemption for a resale by persons other than those covered by Rule 903. In each case, any sale must be completed in an offshore transaction, as that term is defined in Regulation S, and no directed selling efforts, as that term is defined in Regulation S, may be made in the United States.

Rule 144

Rule 144 under the Securities Act (“Rule 144”) is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•        the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•        the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•        the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•        at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, the Sponsor, the Company Shareholder and the SPAC Key Holders will be able to sell their shares and warrants of the Company as applicable, pursuant to Rule 144 without registration one year after the Closing of the Business Combination.

It is anticipated that following the consummation of the Business Combination, the Company will no longer be a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

Pursuant to Rule 144, a person who has beneficially owned restricted shares of the Post-Closing Company’s securities for at least six months would, subject to the restrictions noted in the section below, be entitled to sell their securities provided that (i) such person is not deemed to have been one of the affiliates of the Post-Closing Company at the time of, or at any time during the three months preceding, a sale and (ii) the Post-Closing Company is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as the Company was required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares or warrants of the Post-Closing Company for at least six months but who are affiliates of the Post-Closing Company at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•        1% of the total number of the Company Ordinary Shares then outstanding; or

•        the average weekly reported trading volume of the Company Ordinary Shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of the Post-Closing Company under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about the Post-Closing Company.

Registration Rights

Pursuant to a registration rights agreement, as amended, among Chenghe, the Sponsor and the underwriters, Chenghe granted certain customary registration rights to the Sponsor for resale under the Securities Act of the Founder Shares and SPAC Private Placement Units. The holders of these securities are entitled to make up to three demands, excluding short form demands, that Chenghe register such securities, at any time and from time to time after Chenghe consummates a business combination. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to Chenghe’ completion of its initial business combination. Chenghe agreed to bear the expenses incurred in connection with the filing of any such registration statement.

The Business Combination Agreement contemplates that, at the Closing, the Company, Chenghe, the Sponsor, the Company Shareholder and certain other parties listed thereto will enter into a registration rights agreement, to be effective as of the Closing. Pursuant to such registration rights agreement, among other things, the Company agrees to file a registration statement covering the resale of all the Registrable Securities (as defined therein) within sixty days of the Closing Date and use commercially reasonable efforts to cause such registration statement to be declared effective as soon as practicable thereafter but no later than the earlier of (a) the sixtieth calendar day following the filing date of such registration statement if the SEC notifies the Company that it will “review” the registration statement, and (b) the tenth Business Day after the date the Company is notified (orally or in writing, whichever is earlier) by the SEC that the registration statement will not be “reviewed” or will not be subject to further review. The Company has also agreed to provide customary “piggyback” registration rights with respect to such Registrable Securities and, subject to certain circumstances, to file a resale shelf registration statement to register the resale under the Securities Act of such Registrable Securities.

The registration rights agreement also provides that the Company will pay certain expenses relating to such registrations and indemnify the securityholders against certain liabilities. The rights granted under the registration rights agreement supersede any prior registration, qualification or similar rights of the parties with respect to their Company securities.

DESCRIPTION OF SECURITIES of CHENGHE

As of the date hereof, Chenghe Acquisition II Co. has three classes of securities registered under Section 12 of the Exchange Act: SPAC Public Units, SPAC Public Warrants and SPAC Class A Ordinary Shares. The following summary of the material terms of the securities of Chenghe prior to the Business Combination is not intended to be a complete summary of the rights and preferences of such securities and is subject to and qualified by references to the Chenghe Articles as in effect immediately prior to the Closing. You are urged to read the Chenghe Articles in their entirety for a complete description of the rights and preferences of Chenghe securities. In this section, “we,” “us,” “our” and “Company” refers to Chenghe.

General

We are a Cayman Islands exempted company with limited liability and our affairs are governed by the Chenghe Articles, the Cayman Companies Act and the common law of the Cayman Islands. Pursuant to the Chenghe Articles, we are authorized to issue 500,000,000 SPAC Class A Ordinary Shares of a par value of US$0.0001 each, 50,000,000 SPAC Class B Ordinary Shares of a par value of US$0.0001 each and 1,000,000 Chenghe Preference Shares of a par value of US$0.0001 each. The following description summarizes certain terms of our share capital as set out more particularly in the Chenghe Articles. Because it is only a summary, it may not contain all the information that is important to you.

Units

SPAC Public Units

Each SPAC Public Unit has an offering price of $10.00 and consists of one SPAC Class A Ordinary Share and one-half of one redeemable SPAC Public Warrant. Pursuant to the Warrant Agreement, a warrant holder may exercise its SPAC Public Warrants only for a whole number of SPAC Class A Ordinary Shares. This means only a whole warrant may be exercised at any given time by a warrant holder. For example, if a warrant holder holds one-half of one SPAC Public Warrant to purchase a SPAC Class A Ordinary Share, such SPAC Public Warrant will not be exercisable. If a warrant holder holds two-halves of one SPAC Public Warrant, such whole SPAC Public Warrant will be exercisable for one SPAC Class A Ordinary Share at a price of $11.50 per share. The SPAC Class A Ordinary Shares and SPAC Public Warrants comprising the SPAC Public Units are expected to begin separate trading on the 52nd day following the date of the SPAC IPO unless the underwriters inform us of their decision to allow earlier separate trading. Once the SPAC Class A Ordinary Shares and SPAC Public Warrants commence separate trading, holders will have the option to continue to hold SPAC Public Units or separate their SPAC Public Units into the component securities. Holders will need to have their brokers contact our transfer agent in order to separate the SPAC Public Units into SPAC Class A Ordinary Shares and SPAC Public Warrants. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Accordingly, unless you purchase at least two units, you will not be able to receive or trade a whole warrant.

SPAC Private Placement Units

The SPAC Private Placement Units (including the private placement SPAC Class A Ordinary Shares, the SPAC Private Placement Warrants and the private placement SPAC Class A Ordinary Shares issuable upon exercise of such SPAC Private Placement Warrants) will not be transferable, assignable or salable until 30 days after the completion of our initial business combination (except, among other limited exceptions as described in the prospectus for the SPAC IPO under “Principal Shareholders — Restrictions on Transfers of Founder Shares and Private Placement Units,” to our officers and directors and other persons or entities affiliated with our Sponsor). Otherwise, the SPAC Private Placement Units are identical to the SPAC Public Units sold in the SPAC IPO except that the SPAC Private Placement Warrants will be entitled to registration rights, as described herein.

In order to finance transaction costs in connection with an intended initial business combination, our Sponsor or an affiliate of our Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. The terms of such Working Capital Loans by our Sponsor or its affiliates, or our officers and directors, if any, have not been determined and no written agreements exist with respect to such loans.

Additionally, the SPAC Private Placement Units that have not already been separated will automatically separate into their component parts in connection with the completion of our initial business combination and will no longer be listed thereafter.

The SPAC Private Placement Units and underlying SPAC Class A Ordinary Shares and SPAC Private Placement Warrants purchased by the underwriters and/or their permitted designees have been deemed compensation by FINRA and are therefore subject to lock-up, registration and termination restrictions. Pursuant to FINRA Rule 5110(e), the SPAC Private Placement Units purchased by the underwriters and/or their permitted designees may not be sold, transferred, assigned, pledged or hypothecated or the subject of any hedging, short sale, derivative, put or call transaction that would result in the economic disposition of the securities by any person for a period of 180 days immediately following the commencement of sales of the SPAC IPO except to any member participating in the private placement offering and the officers or partners, registered persons or affiliates thereof or as otherwise permitted by FINRA Rule 5110(e)(2). In addition, for as long as the SPAC Private Placement Warrants underlying the SPAC Private Placement Units are held by the underwriters and/or their permitted designees, they may not be exercised after five years from the commencement of the SPAC IPO. The underwriters and/or their permitted designees will have resale registration rights, but may not exercise their demand and “piggy back” registration rights beyond five (5) and seven (7) years, respectively, from the commencement of sales of the SPAC IPO and may not exercise their demand rights on more than one occasion.

SPAC Ordinary Shares

As of the date of this proxy statement/prospectus, there were 2,875,000 SPAC Class B Ordinary Shares outstanding, all of which were held of record by our initial shareholders, so that our initial shareholders own approximately 25% of our issued and outstanding SPAC Ordinary Shares (excluding the Private Placement Shares). As of the date of this proxy statement/prospectus, 11,810,000 of our SPAC Ordinary Shares will be outstanding:

•        8,625,000 SPAC Class A Ordinary Shares

•        2,875,000 SPAC Class B Ordinary Shares held by our initial shareholders; and

•        310,000 SPAC Class A Ordinary Shares underlying the SPAC Private Placement Units to be held by our Sponsor and the underwriters.

Ordinary shareholders of record are entitled to one vote for each share held on all matters to be voted on by shareholders. Holders of SPAC Class A Ordinary Shares and holders of SPAC Class B Ordinary Shares will vote together as a single class on all matters submitted to a vote of our shareholders except as required by law. Unless specified in the Chenghe Articles, or as required by applicable provisions of the Cayman Companies Act or applicable stock exchange rules, the affirmative vote of a majority of our SPAC Ordinary Shares that are voted is required to approve any such matter voted on by our shareholders. Approval of certain actions will require a special resolution under the Chenghe Articles and Cayman Islands law, which is a resolution passed by a majority of at least two-thirds of the shareholders as, being entitled to do so, vote in person or by proxy at a general meeting of the Company and includes a unanimous written resolution, and pursuant to the Chenghe Articles such actions include amending the Chenghe Articles and approving a statutory merger or consolidation with another company. Assuming all issued and outstanding shares are voted on each proposal, it will require 4,688,334 Public Shares, or approximately 54.36% of the 8,625,000 Public Shares held by SPAC Public Shareholders, to be voted in favor of the Merger Proposal, and it would require 2,720,000 Public Shares, or approximately 31.54% of the 8,625,000 Public Shares held by SPAC Public Shareholders, to be voted in favor of each of the Business Combination Proposal. The Business Combination is not structured in a way that requires a majority vote of SPAC Public Shareholders to approve the Business Combination. If not all issued and outstanding shares vote on the Merger Proposal, it may not require a majority of SPAC Public Shareholders to approve the Business Combination.

Our board of directors is divided into three classes, each of which will generally serve for a term of three years with only one class of directors being appointed in each year. There is no cumulative voting with respect to the appointment of directors, with the result that the holders of more than 50% of the shares voted for the appointment of directors can elect all of the directors. However, only holders of SPAC Class B Ordinary Shares will have the right to appoint directors in any election held prior to the completion of our initial business combination, meaning that holders of SPAC Class A Ordinary Shares will not have the right to appoint any directors until after the completion of our initial business combination.

In addition, only the SPAC Class B Ordinary Shares will be entitled to vote to continue our Company in a jurisdiction outside of the Cayman Islands. The provisions of the Chenghe Articles governing the continuation in a jurisdiction outside the Cayman Islands prior to our initial business combination may only be amended by a special resolution, which is a resolution passed by at least two-thirds of the shareholders as, being entitled to do so, vote in person or by proxy at a general meeting of the Company and includes a unanimous written resolution, which shall include the affirmative vote of a simple majority of the SPAC Class B Ordinary Shares. Our shareholders are entitled to receive ratable dividends when, as and if declared by the board of directors out of funds legally available therefor.

Because the Chenghe Articles authorize the issuance of up to 500,000,000 SPAC Class A Ordinary Shares, if we were to enter into a business combination, we may (depending on the terms of such a business combination) be required to increase the number of SPAC Class A Ordinary Shares which we are authorized to issue at the same time as our shareholders vote on the business combination to the extent we seek shareholder approval in connection with our initial business combination. Our board of directors is divided into three classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual general meeting) serving a three-year term.

In accordance with NYSE corporate governance requirements, we are not required to hold an annual meeting until no later than one year after our first fiscal year end following our listing on NYSE. There is no requirement under the Cayman Companies Act for us to hold annual or extraordinary general meetings or elect directors. We may not hold an annual general meeting to elect new directors prior to the consummation of our initial business combination.

We will provide our Public Shareholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of our initial business combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of our initial business combination, including interest earned on the funds held in the Trust Account (which interest shall be net of permitted withdrawals), divided by the number of then outstanding Public Shares, subject to the limitations described herein. The amount in the Trust Account is initially anticipated to be $10.00 per Public Share. The per share amount we will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting commissions we will pay to the underwriters.

Our initial shareholders, Sponsor, officers and directors have entered into the SPAC IPO Letter Agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to any Founder Shares and Public Shares they hold in connection with the completion of our initial business combination. Unlike many special purpose acquisition companies that hold shareholder votes and conduct proxy solicitations in conjunction with their initial business combinations and provide for related redemptions of Public Shares for cash upon completion of such initial business combinations even when a vote is not required by law, if a shareholder vote is not required by law and we do not decide to hold a shareholder vote for business or other legal reasons, we will, pursuant to the Chenghe Articles, conduct the redemptions pursuant to the tender offer rules of the SEC, and file tender offer documents with the SEC prior to completing our initial business combination. The Chenghe Articles require these tender offer documents to contain substantially the same financial and other information about our initial business combination and the redemption rights as is required under the SEC’s proxy rules. If, however, a shareholder approval of the transaction is required by law, or we decide to obtain shareholder approval for business or other legal reasons, we will, like many special purpose acquisition companies, offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If we seek shareholder approval, we will complete our initial business combination only if we receive the approval of an ordinary resolution under the Chenghe Articles and Cayman Islands law, which is a resolution passed by a simple majority of the shareholders as, being entitled to do so, vote at a general meeting of the Company and includes a unanimous written resolution. However, the participation of our Sponsor, officers, directors, advisors or their affiliates in privately-negotiated transactions, if any, could result in the approval of our initial business combination even if a majority of our Public Shareholders vote, or indicate their intention to vote, against such initial business combination. For purposes of seeking approval of an ordinary resolution, non-votes will have no effect on the approval of our initial business combination once a quorum is obtained. The Chenghe Articles require that at least five days’ notice will be given of any general meeting.

If we seek shareholder approval of our initial business combination and we do not conduct redemptions in connection with our initial business combination pursuant to the tender offer rules, the Chenghe Articles provide that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its shares with respect to more than an aggregate of 20% of the Public Shares sold in the SPAC IPO

(the “Excess Shares”), without our prior consent. However, we would not be restricting our shareholders’ ability to vote all of their shares (including Excess Shares) for or against our initial business combination. Our shareholders’ inability to redeem the Excess Shares will reduce their influence over our ability to complete our initial business combination, and such shareholders could suffer a material loss in their investment if they sell such Excess Shares on the open market. Additionally, such shareholders will not receive redemption distributions with respect to the Excess Shares if we complete our initial business combination. And, as a result, such shareholders will continue to hold that number of shares exceeding 20% and, in order to dispose such shares would be required to sell their shares in open market transactions, potentially at a loss.

In connection with our initial business combination, our initial shareholders, Sponsor, officers and directors have agreed to vote any Founder Shares they hold and any Public Shares purchased during or after the SPAC IPO in favor of our initial business combination. As a result, in addition to our initial shareholders’ Founder Shares, we would need 2,720,000 or approximately 31.54% of the 8,625,000 Public Shares outstanding to be voted in favor of the initial business combination in order to have our initial business combination approved. Assuming that the holders of only one-third of our issued and outstanding SPAC Ordinary Shares are present in person or by proxy, representing a quorum the Chenghe Articles, and all such shares are voted, we would not need any of the 8,625,000 Public Shares outstanding as of the date hereof to be voted in favor of an initial business combination in order to have our initial business combination approved. Additionally, each Public Shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against or abstain from voting on the proposed transaction or whether they were a Public Shareholder on the Record Date for the SPAC Shareholders’ Meeting held to approve the proposed Transaction.

Pursuant to the Chenghe Articles, if we are unable to complete our initial business combination within the completion window, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (which interest shall be net of permitted withdrawals and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, liquidate and dissolve, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. Our initial shareholders have entered into agreements with us, pursuant to which they have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares and SPAC Class A Ordinary Shares underlying the SPAC Private Placement Units if we fail to complete our initial business combination within the completion window. However, if our initial shareholders or management team acquire Public Shares, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if we fail to complete our initial business combination within the prescribed time period.

In the event of a liquidation, dissolution or winding up of the Company after a business combination, our shareholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of shares, if any, having preference over the SPAC Ordinary Shares. Our shareholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the SPAC Ordinary Shares, except that we will provide our Public Shareholders with the opportunity to redeem their Public Shares for cash at a per share price equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (which interest shall be net of permitted withdrawals), divided by the number of then outstanding Public Shares, upon the completion of our initial business combination, subject to the limitations described herein.

Founder Shares

The Founder Shares are designated as SPAC Class B Ordinary Shares and, except as described below, are identical to the SPAC Class A Ordinary Shares included in the SPAC Public Units being sold in the SPAC IPO, and holders of Founder Shares have the same shareholder rights as Public Shareholders, except that (i) the Founder Shares are subject to certain transfer restrictions, as described in more detail below, (ii) the Founder Shares are entitled to registration rights, and (iii) only holders of SPAC Class B Ordinary Shares will have the right to vote on the appointment of directors prior to the completion of our initial business combination and on a vote to continue our Company in a jurisdiction outside of the Cayman Islands. Our initial shareholders, Sponsor, officers and directors have entered into the SPAC IPO Letter Agreement with us, pursuant to which they have agreed (A) to waive their redemption rights with respect to any Founder Shares, SPAC Class A Ordinary Shares underlying the SPAC Private Placement Units and Public Shares they hold in connection with the completion of our initial business combination, (B) to waive their redemption rights with respect to any Founder Shares, SPAC Class A Ordinary Shares underlying the SPAC Private Placement Units and Public Shares they hold in connection with a shareholder vote to approve an amendment to the Chenghe Articles to modify the substance or timing of our obligation to redeem 100% of our Public Shares if we have not consummated an initial business combination within the completion window or with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity and (C) to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares and SPAC Class A Ordinary Shares underlying the SPAC Private Placement Units they hold if we fail to complete our initial business combination within the completion window, although they will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares they hold if we fail to complete our initial business combination within such time period. Additionally, (i) the Founder Shares are automatically convertible into SPAC Class A Ordinary Shares (unless otherwise provided in our initial business combination agreement) concurrently with or immediately following the consummation of our initial business combination, and may be converted at any time prior to our initial business combination, at the option of the holder, on a one-for-one basis, subject to adjustment as described herein and in the Chenghe Articles; and (ii) only holders of SPAC Class B Ordinary Shares will have the right to appoint directors prior to or in connection with the completion of our initial business combination. If we submit our initial business combination to our Public Shareholders for a vote, our initial shareholders have agreed to vote their Founder Shares, SPAC Class A Ordinary Shares underlying the SPAC Private Placement Units and Public Shares purchased during or after the SPAC IPO in favor of our initial business combination. If we submit our initial business combination to our Public Shareholders for a vote, our initial shareholders have agreed to vote their Founder Shares, SPAC Class A Ordinary Shares underlying the SPAC Private Placement Units and Public Shares purchased during or after the SPAC IPO in favor of our initial business combination.

The Founder Shares will automatically convert (unless otherwise provided in our initial business combination agreement) into SPAC Class A Ordinary Shares at the time of the consummation of our initial business combination on a one-for-one basis, subject to adjustment for share sub-divisions, share dividends, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional SPAC Class A Ordinary Shares or equity-linked securities are issued or deemed issued in connection with our initial business combination, the number of SPAC Class A Ordinary Shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, approximately 25% of the total number of SPAC Class A Ordinary Shares outstanding after such conversion, including the total number of SPAC Class A Ordinary Shares issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of an initial business combination, excluding any SPAC Class A Ordinary Shares or equity-linked securities or rights exercisable for or convertible into SPAC Class A Ordinary Shares issued, or to be issued, to any seller in the initial business combination, provided that such conversion of Founder Shares will never occur on a less than one-for-one basis.

With certain limited exceptions, the Founder Shares are not transferable, assignable or salable (except to our officers and directors and other persons or entities affiliated with our Sponsor, each of whom will be subject to the same transfer restrictions) until the earlier of: (i) six months after the completion of our initial business combination or earlier if, subsequent to our initial business combination, the closing price of the SPAC Class A Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after our initial business combination, and (ii) the date following the completion of our initial business combination on which we complete a liquidation, merger, share exchange or other similar transaction that results in all of our shareholders having the right to exchange their SPAC Class A Ordinary Shares for cash, securities or other property. Up to 375,000 Founder Shares will be forfeited by our initial shareholders depending on the exercise of the over-allotment option.

Register of Members

Under Cayman Islands law, we must keep a register of members and there will be entered therein:

•        the names and addresses of the members, a statement of the shares held by each member, and of the amount paid or agreed to be considered as paid, on the shares of each member and the voting rights of the shares of each member;

•        whether voting rights are attached to the share in issue;

•        the date on which the name of any person was entered on the register as a member; and

•        the date on which any person ceased to be a member.

Under Cayman Islands law, the register of members of our Company is prima facie evidence of the matters set out therein (i.e. the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a member registered in the register of members will be deemed as a matter of Cayman Islands law to have legal title to the shares as set against its name in the register of members. Upon the closing of the SPAC IPO, the register of members will be immediately updated to reflect the issue of shares. Once our register of members has been updated, the shareholders recorded in the register of members will be deemed to have legal title to the shares set against their name. However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position. Further, the Cayman Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. If an application for an order for rectification of the register of members were made in respect of our SPAC Ordinary Shares, then the validity of such shares may be subject to re-examination by a Cayman Islands court.

Chenghe Preference Shares

The Chenghe Articles authorize 1,000,000 Chenghe Preference Shares and provide that Chenghe Preference Shares may be issued from time to time in one or more series. Our board of directors will be authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our board of directors will be able to, without shareholder approval, issue Chenghe Preference Shares with voting and other rights that could adversely affect the voting power and other rights of the holders of the SPAC Ordinary Shares and could have anti-takeover effects. The ability of our board of directors to issue Chenghe Preference Shares without shareholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no Chenghe Preference Shares outstanding at the date hereof. Although we do not currently intend to issue any Chenghe Preference Shares, we cannot assure you that we will not do so in the future.

SPAC Warrants

SPAC Public Warrants

Each whole SPAC Public Warrant entitles the registered holder to purchase one SPAC Class A Ordinary Share at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of our initial business combination, provided that we have an effective registration statement under the Securities Act covering the SPAC Class A Ordinary Shares issuable upon exercise of the SPAC Public Warrants and a current prospectus relating to them is available (or we permit holders to exercise their SPAC Public Warrants on a cashless basis under the circumstances specified in the Warrant Agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the Warrant Agreement, a warrant holder may exercise its SPAC Public Warrants only for a whole number of SPAC Class A Ordinary Shares. This means only a whole SPAC Public Warrant may be exercised at a given time by a warrant holder. No fractional warrants will be issued upon separation of the SPAC Public Units and only whole SPAC Public Warrants will trade. Accordingly, unless you purchase at least two SPAC Public Units, you will not be able to receive or trade a whole SPAC Public Warrant. The SPAC Public Warrants will expire five years after the completion of our initial business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any SPAC Class A Ordinary Shares pursuant to the exercise of a SPAC Public Warrant and will have no obligation to settle such SPAC Public Warrant exercise unless a registration statement under the Securities Act with respect to the SPAC Class A Ordinary Shares underlying the SPAC Public Warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No SPAC Public Warrant will be exercisable and we will not be obligated to issue a SPAC Class A Ordinary Share upon exercise of a SPAC Public Warrant unless the SPAC Class A Ordinary Share issuable upon such SPAC Public Warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the SPAC Public Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a SPAC Public Warrant, the holder of such SPAC Public Warrant will not be entitled to exercise such SPAC Public Warrant and such SPAC Public Warrant may have no value and expire worthless. In no event will we be required to net cash settle any SPAC Public Warrant. In the event that a registration statement is not effective for the exercised SPAC Public Warrants, the purchaser of a SPAC Public Unit containing such SPAC Public Warrant will have paid the full purchase price for the SPAC Public Unit solely for the SPAC Class A Ordinary Share underlying such SPAC Public Unit.

The SPAC Class A Ordinary Shares issuable upon exercise of the SPAC will become exercisable 30 days after the completion of our initial business combination. However, because the SPAC Public Warrants will be exercisable until their expiration date of up to five years after the completion of our initial business combination, in order to comply with the requirements of Section 10(a)(3) of the Securities Act following the consummation of our initial business combination under the terms of the Warrant Agreement, we have agreed that as soon as practicable, but in no event later than 15 business days after the closing of our initial business combination, we will use our commercially reasonable efforts to file with the SEC a post-effective amendment to the registration statement covering the registration, under the Securities Act, of the SPAC Class A Ordinary Shares issuable upon exercise of the SPAC Public Warrants and thereafter will use our commercially reasonable efforts to cause the same to become effective within 60 business days following our initial business combination and to maintain a current prospectus relating to the SPAC Class A Ordinary Shares issuable upon exercise of the SPAC Public Warrants, until the expiration of the SPAC Public Warrants in accordance with the provisions of the Warrant Agreement. If a registration statement covering the SPAC Class A Ordinary Shares issuable upon exercise of the SPAC Public Warrants is not effective by the sixtieth (60th) business day after the closing of our initial business combination, warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise SPAC Public Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if our SPAC Class A Ordinary Shares are at the time of any exercise of a SPAC Public Warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of SPAC Public Warrants who exercise their SPAC Public Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, and in the event we do not so elect, we will use our commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of SPAC Public Warrants for Cash

Once the SPAC Public Warrants become exercisable, we may call the SPAC Public Warrants for redemption for cash:

•        in whole and not in part;

•        upon not less than 30 days’ prior written notice of redemption (the “30-Day Redemption Period”) to each warrant holder; and

•        at a price of $0.01 per SPAC Public Warrant if, and only if, the closing price of the SPAC Ordinary Shares equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like and for certain issuances of SPAC Class A Ordinary Shares and equity-linked securities for capital raising purposes in connection with the closing of our initial business combination as described elsewhere in this proxy statement/prospectus) on each of 20 trading days within a 30-trading day period commencing once the SPAC Public Warrants become exercisable and ending three business days before we send to the notice of redemption to the warrant holders and there is an effective registration statement under the Securities Act covering the SPAC Class A Ordinary Shares issuable upon exercise of the SPAC Public Warrants and a current prospectus relating to those SPAC Class A Ordinary Shares is available throughout the 30-Day Redemption Period;

If and when the SPAC Public Warrants become redeemable by us for cash, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the SPAC Public Warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the SPAC Public Warrants, each warrant holder will be entitled to exercise his, her or its SPAC Public Warrant prior to the scheduled redemption date. However, the price of the SPAC Class A Ordinary Shares may fall below the applicable redemption trigger price (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like and for certain issuances of SPAC Class A Ordinary Shares and equity-linked securities for capital raising purposes in connection with the closing of our initial business combination as described elsewhere in this proxy statement/prospectus) as well as the $11.50 SPAC Public Warrant exercise price after the redemption notice is issued.

Redemption Procedures and Cashless Exercise

If we call the SPAC Public Warrants for redemption as described above under “— Redemption of SPAC Public Warrants for Cash,” our management will have the option to require any holder that wishes to exercise his, her or its SPAC Public Warrants to do so on a “cashless basis.” In determining whether to require all holders to exercise their SPAC Public Warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of SPAC Public Warrants that are outstanding and the dilutive effect on our shareholders of issuing the maximum number of SPAC Class A Ordinary Shares issuable upon the exercise of our SPAC Public Warrants. If our management takes advantage of this option, all holders of SPAC Public Warrants would pay the exercise price by surrendering their SPAC Public Warrants for that number of SPAC Class A Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of SPAC Class A Ordinary Shares underlying the SPAC Public Warrants, multiplied by the excess of the “fair market value” of our SPAC Class A Ordinary Shares over the exercise price of the SPAC Public Warrants by (y) the fair market value. The “fair market value” will mean the average closing price of the SPAC Class A Ordinary Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of SPAC Public Warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of SPAC Class A Ordinary Shares to be received upon exercise of the SPAC Public Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the SPAC Public Warrants after our initial business combination.

A holder of a SPAC Public Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such SPAC Public Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the SPAC Class A Ordinary Shares outstanding immediately after giving effect to such exercise.

If the number of outstanding SPAC Class A Ordinary Shares is increased by a share capitalization payable in SPAC Class A Ordinary Shares, or by a split-up of SPAC Ordinary Shares or other similar event, then, on the effective date of such share capitalization, split-up or similar event, the number of SPAC Class A Ordinary Shares issuable on exercise of each SPAC Public Warrant will be increased in proportion to such increase in the outstanding SPAC Ordinary Shares. A rights offering to holders of SPAC Ordinary Shares entitling holders to purchase SPAC Class A Ordinary Shares at a price less than the fair market value will be deemed a share capitalization of a number of SPAC Class A Ordinary Shares equal to the product of (i) the number of SPAC Class A Ordinary Shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for SPAC Class A Ordinary Shares) and (ii) the quotient of (x) the price per SPAC Class A Ordinary Share paid in such rights offering and (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for SPAC Class A Ordinary Shares, in determining the price payable for SPAC Class A Ordinary Shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of SPAC Class A Ordinary Shares as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the SPAC Class A Ordinary Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the SPAC Public Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of SPAC Class A Ordinary Shares on account of such SPAC Class A Ordinary Shares (or other securities into which the SPAC Public Warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of SPAC Class A Ordinary Shares in connection with a proposed initial business combination, or (d) in connection with the redemption of our Public Shares upon our failure to complete our initial business combination, then the SPAC Public Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each SPAC Class A Ordinary Share in respect of such event.

If the number of outstanding SPAC Class A Ordinary Shares is decreased by a consolidation, combination, reverse share split or reclassification of SPAC Class A Ordinary Shares or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of SPAC Class A Ordinary Shares issuable on exercise of each SPAC Public Warrant will be decreased in proportion to such decrease in outstanding SPAC Class A Ordinary Shares.

Whenever the number of SPAC Class A Ordinary Shares purchasable upon the exercise of the SPAC Public Warrants is adjusted, as described above, the SPAC Public Warrant exercise price will be adjusted by multiplying the SPAC Public Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of SPAC Class A Ordinary Shares purchasable upon the exercise of the SPAC Public Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of SPAC Class A Ordinary Shares so purchasable immediately thereafter.

In addition, if (x) we issue additional SPAC Class A Ordinary Shares or equity-linked securities, for capital raising purposes in connection with the closing of our initial business combination at an issue price or effective issue price of less than $9.20 per SPAC Class A Ordinary Share (with such issue price or effective issue price to be determined in good faith by our board of directors and, in the case of any such issuance to our initial shareholders or their affiliates, without taking into account any Founder Shares held by our initial shareholders or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of our initial business combination on the date of the consummation of our initial business combination (net of redemptions), and (z) the volume weighted average trading price of our SPAC Class A Ordinary Shares during the 10-trading day period starting on the trading day prior to the day on which we consummate our initial business combination (such price, the “Market Value”) of our SPAC Class A Ordinary Shares is below $9.20 per share, then the exercise price of the SPAC Public Warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

In case of any reclassification or reorganization of the outstanding SPAC Class A Ordinary Shares (other than those described above or that solely affects the par value of such SPAC Class A Ordinary Shares), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding SPAC Class A Ordinary Shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the SPAC Public Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the SPAC Public Warrants and in lieu of the SPAC Class A Ordinary Shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of SPAC Class A Ordinary Shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the SPAC Public Warrants would have received if such holder had exercised their SPAC Public Warrants immediately prior to such event.

The SPAC Public Warrants will be issued in registered form under the Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The Warrant Agreement provides that the terms of the SPAC Public Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, and that all other modifications or amendments will require the vote or written consent of the holders of at least 50% of the then outstanding SPAC Public Warrants. You should review a copy of the Warrant Agreement, which was filed as an exhibit to our Current Report on Form 8-K filed with the SEC on June 13, 2024, for a complete description of the terms and conditions applicable to the SPAC Public Warrants.

The SPAC Public Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of SPAC Public Warrants being exercised. The warrant holders do not have the rights or privileges of holders of SPAC Ordinary Shares and any voting rights until they exercise their SPAC Public Warrants and receive SPAC Class A Ordinary Shares. After the issuance of SPAC Class A Ordinary Shares upon exercise of the SPAC Public Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

No fractional shares will be issued upon exercise of the SPAC Public Warrants. If, upon exercise of the SPAC Public Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of SPAC Class A Ordinary Shares to be issued to the warrant holder.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the Warrant Agreement will be brought and enforced in the courts of the State of New York located in the County of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. See “Risk Factors — Chenghe’s Warrant Agreement, which will be amended and restated pursuant to an A&R Warrant Agreement upon the Closing, designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of the warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with the Company in connection with such warrants.” This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum. Notwithstanding the foregoing, the exclusive forum provision does not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in the SPAC Public Warrants shall be deemed to have notice of and to have consented to the forum provisions in the Warrant Agreement. If any action, the subject matter of which is within the scope the forum provisions in the Warrant Agreement, is filed in a court other than a court located within the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any warrant holder, such warrant holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located within the State of New York or the United States District Court for the Southern District of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.

In connection with the Closing, SPAC, the Company and Continental Stock Transfer & Trust Company will enter into the A&R Warrant Agreement, pursuant to which, among other things, the Warrant Agreement will be amended to cause each SPAC Warrant to represent the right to receive, from the Closing, a warrant to purchase one Company Class A Ordinary Share, on the terms and subject to the conditions set forth therein. All SPAC Warrants under the Warrant Agreement will no longer be exercisable for SPAC Class A Ordinary Shares, but instead will be exercisable for Company Class A Ordinary Share.

SPAC Private Placement Warrants

The SPAC Private Placement Warrants (including the SPAC Class A Ordinary Shares issuable upon exercise of the SPAC Private Placement Warrants) will not be transferable, assignable or salable until 30 days after the completion of our initial business combination (except, among other limited exceptions as described in the prospectus for the SPAC IPO under “Principal Shareholders — Transfers of Founder Shares and Private Placement Units,” to our officers and directors and other persons or entities affiliated with the initial purchasers of the SPAC Private Placement Units). The SPAC Private Placement Warrants have terms and provisions that are identical to those of the SPAC Public Warrants being sold as part of the SPAC Public Units in the SPAC IPO unless otherwise indicated.

The SPAC Private Placement Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price for each full SPAC Ordinary Share as to which the SPAC Private Placement Warrant is exercised and any and all applicable taxes due in connection with the exercise of the SPAC Private Placement Warrant, the exchange of the SPAC Private Placement

Warrant for the SPAC Ordinary Shares and the issuance of such SPAC Ordinary Shares (or on a cashless basis, if applicable), with respect to any SPAC Private Placement Warrant, by surrendering the SPAC Private Placement Warrants for that number of SPAC Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of SPAC Ordinary Shares underlying the SPAC Private Placement Warrants, multiplied by the excess of the “Fair Market Value,” over the SPAC Private Placement Warrant price by (y) the Fair Market Value, by certified or official bank check payable to us, for the number of SPAC Private Placement Warrants being exercised. The “Fair Market Value” shall mean the average reported closing price of our SPAC Ordinary Shares for the ten (10) trading days ending on the third trading day prior to the date on which notice of exercise of the SPAC Private Placement Warrant is sent to the warrant agent.

Our redemption rights as described in “— SPAC Public Warrants — Redemption of SPAC Public Warrants for Cash” shall not apply to the SPAC Private Placement Warrants.

Working Capital Warrants

In order to finance our transaction costs in connection with an intended initial business combination, the Sponsor or an affiliate of the Sponsor or our officers and directors may, but are not obligated to, loan to us funds as the Company may require, of which up to $1,500,000 of such loans may be convertible into up to an additional 150,000 units at a price of $10.00 per unit, each consisting of one SPAC Class A Ordinary Share and one-half of one redeemable warrant, and in connection with any issuance of working capital units, the issuance of up to 75,000 warrants. The working capital warrants have terms and provisions that are identical to those of the SPAC Public Warrants sold in the SPAC IPO unless indicated otherwise herein.

The working capital warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price for each full SPAC Class A Ordinary Share as to which the warrant is exercised and any and all applicable taxes due in connection with the exercise of the warrant, the exchange of the warrant for the SPAC Class A Ordinary Shares and the issuance of such SPAC Class A Ordinary Shares (or on a cashless basis, if applicable), with respect to any working capital warrants, by surrendering the warrants for that number of SPAC Class A Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of SPAC Class A Ordinary Shares underlying the by the excess of the “Fair Market Value,” over the warrant price by (y) the Fair Market Value, by certified or official bank check payable to us, for the number of warrants being exercised. The “Fair Market Value” shall mean the average reported closing price of our SPAC Class A Ordinary Shares for the ten (10) trading days ending on the third trading day prior to the date on which notice of exercise of the warrant is sent to the warrant agent.

Our redemption rights as described in “— SPAC Public Warrants — Redemption of SPAC Public Warrants for Cash” shall not apply to the working capital warrants.

Dividends

We have not paid any cash dividends on our SPAC Ordinary Shares to date and do not intend to pay cash dividends prior to the completion of a Business Combination. A Cayman Islands company may pay a dividend on its shares out of either profit or the share premium account, provided that in no circumstances may a dividend be paid if following such payment the Company would be unable to pay its debts as they fall due in the ordinary course of business. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of a Business Combination. The payment of any cash dividends subsequent to a Business Combination will be within the discretion of our board of directors at such time. Further, if we incur any indebtedness, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.

Our Transfer Agent and Warrant Agent

The transfer agent for our SPAC Ordinary Shares and warrant agent for our SPAC Warrants is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its shareholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity. Continental Stock

Transfer & Trust Company has agreed that it has no right of set-off or any right, title, interest or claim of any kind to, or to any monies in, the Trust Account, and has irrevocably waived any right, title, interest or claim of any kind to, or to any monies in, the Trust Account that it may have now or in the future. Accordingly, any indemnification provided will only be able to be satisfied, or a claim will only be able to be pursued, solely against us and our assets outside the Trust Account and not against the any monies in the Trust Account or interest earned thereon.

Certain Differences in Corporate Law

Cayman Islands companies are governed by the Cayman Companies Act. The Cayman Companies Act is modeled on English law but does not follow recent English law statutory enactments, and differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the material differences between the provisions of the Cayman Companies Act applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements.    In certain circumstances, the Cayman Companies Act allows for mergers or consolidations between two Cayman Islands companies, or between a Cayman Islands exempted company and a company incorporated in another jurisdiction (provided that is facilitated by the laws of that other jurisdiction).

Where the merger or consolidation is between two Cayman Islands companies, the directors of each company must approve a written plan of merger or consolidation containing certain prescribed information. That plan or merger or consolidation must then be authorized by either (a) a special resolution (usually not less than two-thirds of the votes cast by shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy, or in the case of corporations, by their duly authorized representatives, at a shareholder meeting) of the shareholders of each company; or (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. No shareholder resolution is required for a merger between a parent company (i.e., a company that owns at least 90% of the issued shares of each class in a subsidiary company) and its subsidiary company. The consent of each holder of a fixed or floating security interest of a constituent company must be obtained, unless the court waives such requirement. If the Cayman Islands Registrar of Companies is satisfied that the requirements of the Cayman Companies Act (which includes certain other formalities) have been complied with, the Registrar of Companies will register the plan of merger or consolidation.

Where the merger or consolidation involves a foreign company, the procedure is similar, save that with respect to the foreign company, the directors of the Cayman Islands exempted company are required to make a declaration to the effect that, having made due enquiry, they are of the opinion that the requirements set out below have been met: (i) that the merger or consolidation is permitted or not prohibited by the constitutional documents of the foreign company and by the laws of the jurisdiction in which the foreign company is existing, and that those laws and any requirements of those constitutional documents have been or will be complied with; (ii) that no petition or other similar proceeding has been filed and remains outstanding or order made or resolution adopted to wind up or liquidate the foreign company in any jurisdictions; (iii) that no receiver, trustee, administrator or other similar person has been appointed in any jurisdiction and is acting in respect of the foreign company, its affairs or its property or any part thereof; (iv) that no scheme, order, compromise or other similar arrangement has been entered into or made in any jurisdiction whereby the rights of creditors of the foreign company are and continue to be suspended or restricted.

Where the surviving company is the Cayman Islands exempted company, the directors of the Cayman Islands exempted company are further required to make a declaration to the effect that, having made due enquiry, they are of the opinion that the requirements set out below have been met: (i) that the foreign company is able to pay its debts as they fall due and that the merger or consolidated is bona fide and not intended to defraud unsecured creditors of the foreign company; (ii) that in respect of the transfer of any security interest granted by the foreign company to the surviving or consolidated company (a) consent or approval to the transfer has been obtained, released or waived; (b) the transfer is permitted by and has been approved in accordance with the constitutional documents of the foreign company; and (c) the laws of the jurisdiction of the foreign company with respect to the transfer have been or will be complied with; (iii) that the foreign company will, upon the merger or consolidation becoming effective, cease to be incorporated, registered or exist under the laws of the relevant foreign jurisdiction; and (iv) that there is no other reason why it would be against the public interest to permit the merger or consolidation. Where the above procedures are adopted, the Cayman Companies Act provides for a right of dissenting shareholders to be paid a payment of the fair value of his shares upon their dissenting to the merger or consolidation if they follow a prescribed procedure. In essence, that procedure is as follows (a) the shareholder must give his written objection to the merger or consolidation to the constituent company before the vote on the merger or consolidation, including a statement that the shareholder proposes to demand payment for his shares if the merger or consolidation is authorized by the vote; (b) within 20 days following the date on which the merger or consolidation is approved by the shareholders, the constituent company must give written notice to each shareholder who made a written objection; (c) a shareholder must within 20 days following receipt of such notice from the constituent company, give the constituent company a written notice of his intention to dissent including, among other details, a demand for payment of the fair value of his shares; (d) within seven days following the date of the expiration of the period set out in paragraph (b) above or seven days following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company must make a written offer to each dissenting shareholder to purchase his shares at a specified price that the company determines is the fair value and if the company and the shareholder agree the price within 30 days following the date on which the offer was made, the company must pay the shareholder such amount; and (e) if the company and the shareholder fail to agree a price within such 30 day period, within 20 days following the date on which such 30 day period expires, the company (and any dissenting shareholder) must file a petition with the Cayman Islands Grand Court to determine the fair value and such petition must be accompanied by a verified list of the names and addresses of the dissenting shareholders with whom agreements as to the fair value of their shares have not been reached by the company. At the hearing of that petition, the court has the power to determine the fair value of the shares together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value. Any dissenting shareholder whose name appears on the list filed by the company may participate fully in all proceedings until the determination of fair value is reached. These rights of a dissenting shareholder are not available in certain circumstances, for example, to dissenters holding shares of any class in respect of which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the relevant date or where the consideration for such shares to be contributed are shares of any company listed on a national securities exchange or shares of the surviving or consolidated company.

Moreover, Cayman Islands law has separate statutory provisions that facilitate the reconstruction or amalgamation of companies in certain circumstances, schemes of arrangement will generally be more suited for complex mergers or other transactions involving widely held companies, commonly referred to in the Cayman Islands as a “scheme of arrangement” which may be tantamount to a merger. In the event that a merger was sought pursuant to a scheme of arrangement (the procedures for which are more rigorous and take longer to complete than the procedures typically required to consummate a merger in the United States), the arrangement in question must be approved (i) in relation to a compromise or arrangement between a company and its creditors or any class of them, a majority in number of such creditors or class of creditors with whom the arrangement is to be made and who must in addition represent three-fourths in value of such creditors or class of creditors, as the case may be, that are present and voting either in person or by proxy at a general meeting summoned for that purpose; and (ii) in relation to a compromise or arrangement between a company and its shareholders or any class of them, shareholders who represent three-fourths in value of the company’s shareholders or class of shareholders, as the case may be, that are present and voting either in person or by proxy at a general meeting summoned for that purpose. The convening of the meetings and subsequently the terms of the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder would have the right to express to the court the view that the transaction should not be approved, the court can be expected to approve the arrangement if it satisfies itself that:

•        the Company is not proposing to act illegally or beyond the scope of our corporate authority and the statutory provisions as to majority vote have been complied with;

•        the shareholders have been fairly represented at the general meeting in question;

•        the arrangement is such as a businessman would reasonably approve; and

•        the arrangement is not one that would more properly be sanctioned under some other provision of the Cayman Companies Act or that would amount to a “fraud on the minority.”

If a scheme of arrangement or takeover offer (as described below) is approved, any dissenting shareholder would have no rights comparable to appraisal rights (providing rights to receive payment in cash for the judicially determined value of the shares), which would otherwise ordinarily be available to dissenting shareholders of United States corporations.

Squeeze-out Provisions.    When a takeover offer is made and accepted by holders of 90% of the shares to whom the offer relates is made within four months, the offeror may, within a two-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed unless there is evidence of fraud, bad faith, collusion or inequitable treatment of the shareholders.

Further, transactions similar to a merger, reconstruction and/or an amalgamation may in some circumstances be achieved through means other than these statutory provisions, such as a share capital exchange, asset acquisition or control, or through contractual arrangements, of an operating business.

Shareholders’ Suits.    Ogier, our Cayman Islands legal counsel, is not aware of any reported class action having been brought in a Cayman Islands court. Derivative actions have been brought in the Cayman Islands courts, and the Cayman Islands courts have confirmed the availability for such actions. In most cases, we will be the proper plaintiff in any claim based on a breach of duty owed to us, and a claim against (for example) our officers or directors usually may not be brought by a shareholder. However, based both on Cayman Islands authorities and on English authorities, which would in all likelihood be of persuasive authority and be applied by a court in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:

•        a company is acting, or proposing to act, illegally or beyond the scope of its authority;

•        the act complained of, although not beyond the scope of the authority, could be effected if duly authorized by more than the number of votes which have actually been obtained; or

•        those who control the company are perpetrating a “fraud on the minority.”

A shareholder may have a direct right of action against us where the individual rights of that shareholder have been infringed or are about to be infringed.

Enforcement of Civil Liabilities.    The Cayman Islands has a different body of securities laws as compared to the United States and provides less protection to investors. Additionally, Cayman Islands companies may not have standing to sue before the Federal courts of the United States.

We have been advised by Ogier, our Cayman Islands legal counsel, that there is uncertainty as to whether the courts of the Cayman Islands would (i) recognize or enforce against us judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (ii) entertain original actions brought in each respective jurisdiction against us or our directors and officers predicated upon the securities laws of the United States or any state in the United States. There is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, although the courts of the Cayman Islands will in certain circumstances recognize and enforce such foreign money judgment without re-examination or re-litigation of matters adjudicated upon, provided that (1) the U.S. court issuing the judgment is of competent jurisdiction; (2) the U.S. judgment is final and for a liquidated sum; (3) the judgment given by the U.S. court was not in respect of taxes or a fine or penalty or similar fiscal or revenue obligation of the Company; (4) in obtaining judgment there was no fraud on part of the person in whose favor judgment was given or on part of the court; (5) recognition or enforcement of the judgment would not be contrary to public policy in the Cayman Islands; and (6) the proceedings pursuant to which judgment was obtained were not contrary to natural justice. A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

Special Considerations for Exempted Companies.    We are an exempted company with limited liability under the Cayman Companies Act. The Cayman Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:

•        an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies;

•        an exempted company’s register of members is not open to inspection;

•        an exempted company does not have to hold an annual general meeting;

•        an exempted company may issue shares with no par value;

•        an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

•        an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•        an exempted company may register as a limited duration company; and

•        an exempted company may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Amended and Restated Memorandum and Articles of Association

The Chenghe Articles contain provisions designed to provide certain rights and protections relating to the SPAC IPO that will apply to us until the completion of our initial business combination. These provisions cannot be amended without a special resolution. As a matter of Cayman Islands law, a resolution is deemed to be a special resolution where it has been approved by either (i) at least two-thirds (or any higher threshold specified in a company’s articles of association) of a company’s shareholders present in person or by proxy and voting at a general meeting for which notice specifying the intention to propose the resolution as a special resolution has been given; or (ii) if so authorized by a company’s articles of association, by a unanimous written resolution of all of the company’s shareholders. The Chenghe Articles provide that special resolutions must be approved either by at least two-thirds of our shareholders present in person or by proxy and voting (i.e., the lowest threshold permissible under Cayman Islands law), or by a unanimous written resolution of all of our shareholders.

Our initial shareholders, who collectively beneficially own approximately 25% of SPAC Ordinary Shares as of the date hereof may participate in any vote to amend the Chenghe Articles and will have the discretion to vote in any manner they choose. Specifically, the Chenghe Articles provide, among other things, that:

•        If we are unable to complete our initial business combination within the completion window, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (which interest shall be net of permitted withdrawals and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, liquidate and dissolve, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the requirements of other applicable law;

•        Prior to our initial business combination, we may not issue additional securities (other than the SPAC Class A Ordinary Shares issued upon conversion of the SPAC Class B Ordinary Shares) that would entitle the holders thereof to (i) receive funds from the Trust Account or (ii) vote on our initial business combination;

•        Although we do not intend to enter into a business combination with a target business that is affiliated with our Sponsor, our directors or our executive officers, we are not prohibited from doing so. In the event we enter into such a transaction, we, or a committee of independent directors, will obtain an opinion from an independent investment banking firm or another independent entity that commonly renders valuation opinions that such a business combination is fair to our Company from a financial point of view;

•        If a shareholder vote on our initial business combination is not required by law and we do not decide to hold a shareholder vote for business or other legal reasons, we will offer to redeem our Public Shares pursuant to Rule 13e-4 and Regulation 14E of the Exchange Act, and will file tender offer documents with the SEC prior to completing our initial business combination which contain substantially the same financial and other information about our initial business combination and the redemption rights as is required under Regulation 14A of the Exchange Act.

•        We must complete one or more business combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes paid or payable on the income earned on the Trust Account) at the time of execution of the definitive agreement for such business combination;

•        If our shareholders approve an amendment to the Chenghe Articles to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of our Public Shares if we do not complete our initial business combination within the completion window, or with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity, we will provide our Public Shareholders with the opportunity to redeem all or a portion of their SPAC Class A Ordinary Shares upon such approval at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of permitted withdrawals), divided by the number of then outstanding Public Shares, subject to the limitations described herein;

•        We will not effectuate our initial business combination solely with another blank check company or a similar company with nominal operations; and

•        The Chenghe Articles provide that unless we consent in writing to the selection of an alternative forum, the courts of the Cayman Islands shall have exclusive jurisdiction over any claim or dispute arising out of or in connection with the Chenghe Articles otherwise related in any way to each shareholder’s shareholding in us, including but not limited to (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of any fiduciary or other duty owed by any of our current or former director, officer or other employee to us or our shareholders, (iii) any action asserting a claim arising pursuant to any provision of the Cayman Companies Act or the Chenghe Articles, or (iv) any action asserting a claim against us governed by the internal affairs doctrine (as such concept is recognized under the laws of the United States of America) and that each shareholder irrevocably submits to the exclusive jurisdiction of the courts of the Cayman Islands over all such claims or disputes. The Chenghe Articles also provide that, without prejudice to any other rights or remedies that we may have, each of our shareholders acknowledges that damages alone would not be an adequate remedy for any breach of the selection of the courts of the Cayman Islands as exclusive forum and that accordingly we shall be entitled, without proof of special damages, to the remedies of injunction, specific performance or other equitable relief for any threatened or actual breach of the selection of the courts of the Cayman Islands as exclusive forum. The forum selection provision in the Chenghe Articles will not apply to actions or suits brought to enforce any liability or duty created by the Securities Act, Exchange Act or any claim for which the federal district courts of the United States of America are, as a matter of the laws of the United States of America, the sole and exclusive forum for determination of such a claim.

In addition, the Chenghe Articles provide that we will only consummate an initial business combination if our net tangible assets will be at least $5,000,001 either immediately prior to or upon consummation of our initial business combination. We may, however, raise funds through the issuance of equity-linked securities or through loans, advances or other indebtedness in connection with our initial business combination including pursuant to forward purchase agreements or backstop arrangements we may enter into, in order to, among other reasons, satisfy such net tangible assets requirement.

The Cayman Companies Act permits a company incorporated in the Cayman Islands to amend its memorandum and articles of association with the approval of a special resolution. A company’s articles of association may specify that the approval of a higher majority is required but, provided the approval of the required majority is obtained, any Cayman Islands exempted company may amend its memorandum and articles of association regardless of whether its memorandum and articles of association provide otherwise. Accordingly, although we could amend any of the provisions relating to a proposed offering, structure and business plan which are contained in the Chenghe Articles, we view all of these provisions as binding obligations to our shareholders and neither we, nor our officers or directors, will take any action to amend or waive any of these provisions unless we provide dissenting Public Shareholders with the opportunity to redeem their Public Shares.

Anti-Money Laundering — Cayman Islands

In order to comply with legislation or regulations aimed at the prevention of money laundering and terrorist financing, we are required to adopt and maintain anti-money laundering procedures and will require subscribers to provide information and evidence to verify their identity, address and source of funds. Where permitted, and subject to certain conditions, we may also delegate the maintenance of our anti-money laundering procedures (including the acquisition of due diligence information) to a suitable person.

We reserve the right to request such information and evidence as is necessary to verify the identity, address and source of funds of a subscriber.

In the event of delay or failure on the part of the subscriber in producing any information or evidence required for verification purposes, we may refuse to accept the application, in which case any funds received will be returned without interest to the account from which they were originally debited. We will not be liable for any loss suffered by a subscriber arising as a result of a refusal of, or delay in processing of, an application from a subscriber if such information and documentation requested has not been provided by the subscriber in a timely manner.

We also reserve the right to refuse to make any redemption payment to a shareholder if our directors or officers suspect or are advised that the payment of redemption proceeds to such shareholder might result in a breach of applicable anti-money laundering or other laws or regulations by any person in any relevant jurisdiction, or if such refusal is considered necessary or appropriate to ensure our compliance with any such laws or regulations in any applicable jurisdiction.

If any person resident in the Cayman Islands knows or suspects or has reasonable grounds for knowing or suspecting that another person is engaged in criminal conduct or money laundering or is involved with terrorism or terrorist financing and property and the information for that knowledge or suspicion came to their attention in the course of their business in the regulated sector, or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) a nominated officer (appointed in accordance with the Proceeds of Crime Act (Revised) of the Cayman Islands) or the Financial Reporting Authority of the Cayman Islands, pursuant to the Proceeds of Crime Act (Revised), if the disclosure relates to criminal conduct or money laundering or (ii) to the Financial Reporting Authority or a police constable or a nominated officer (pursuant to the Terrorism Act (Revised) of the Cayman Islands), if the disclosure relates to involvement with terrorism or terrorist financing and terrorist property. Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

By subscribing for shares, the subscriber consents to the disclosure of any information about them to regulators and others upon request in connection with money laundering and similar matters both in the Cayman Islands and in other jurisdictions.

Economic Substance — Cayman Islands

The Cayman Islands, together with several other non-European Union jurisdictions, have introduced legislation aimed at addressing concerns raised by the Council of the European Union and the OECD as to offshore structures engaged in certain activities which attract profits without real economic activity. The International Tax Co-operation (Economic Substance) Act (Revised) (the “Substance Act”) came into force in the Cayman Islands in January 2019, introducing certain economic substance requirements for in-scope Cayman Islands entities which are engaged in certain geographically mobile business activities (“relevant activities”). As we are a Cayman Islands exempted company, compliance obligations include filing annual notifications, in which we need to state whether we are carrying out any relevant activities and if so, whether we have satisfied economic substance tests to the extent required under the Substance Act. It is anticipated that our Company will not be engaging in any “relevant activities” and will therefore not be required need to meet the economic substance requirements tests or will otherwise be subject to more limited substance requirements. However, as it is a relatively new regime, it is anticipated that the Substance Act will evolve and be subject to further clarification and amendments. Failure to satisfy applicable requirements may subject us to penalties under the Substance Act.

Cayman Islands Data Protection

We have certain duties under the Data Protection Act (Revised) of the Cayman Islands, as amended from time to time and any regulations, codes of practice, or orders promulgates pursuant thereto (the “DPA”) based on internationally accepted principles of data privacy.

Privacy Notice

Introduction

This privacy notice puts our shareholders on notice that, through your investment in the Company, you will provide us with certain personal information which constitutes personal data within the meaning of the DPA (“personal data”).

In the following discussion, the “Company” refers to us and our affiliates and/or delegates, except where the context requires otherwise.

We are committed to processing personal data in accordance with the DPA. In our use of personal data, we will be characterized under the DPA as a “data controller,” whilst certain of our service providers, affiliates, and delegates may act as “data processors” under the DPA. These service providers may process personal data for their own lawful purposes in connection with services provided to us. For the purposes of this Privacy Notice, “you” or “your” shall mean the subscriber and shall also include any individual connected to the subscriber.

By virtue of your investment in the Company, we and certain of our service providers may collect, record, store, transfer, and otherwise process personal data by which individuals may be directly or indirectly identified. We may combine personal data that you provide to use with personal data that we collect from, or about you. This may include personal data collected in an online or offline context including from credit reference agencies and other available public databases or data sources, such as news outlines, websites and other media sources and international sanctions lists.

Your personal data will be processed fairly and for lawful purposes, including (a) where the processing is necessary for us to perform a contract to which you are a party or for taking pre-contractual steps at your request, (b) where the processing is necessary for compliance with any legal, tax, or regulatory obligation to which we are subject, (c) where the processing is for the purposes of legitimate interests pursued by us or by a service provider to whom the data are disclosed, or (d) where you otherwise consent to the processing of personal data for any other specific purpose. As a data controller, we will only use your personal data for the purposes for which we collected it. If we need to use your personal data for an unrelated purpose, we will contact you.

We anticipate that we will share your personal data with our service providers for the purposes set out in this privacy notice. We may also share relevant personal data where it is lawful to do so and necessary to comply with our contractual obligations or your instructions or where it is necessary or desirable to do so in connection with any regulatory reporting obligations. In exceptional circumstances, we will share your personal data with regulatory, prosecuting, and other governmental agencies or departments, and parties to litigation (whether pending or threatened), in any country or territory including to any other person where we have a public or legal duty to do so (e.g. to assist with detecting and preventing fraud, tax evasion, and financial crime or compliance with a court order).

Your personal data shall not be held by the Company for longer than necessary with regard to the purposes of the data processing.

We will not sell your personal data. Any transfer of personal data outside of the Cayman Islands shall be in accordance with the requirements of the DPA. Where necessary, we will ensure that separate and appropriate legal agreements are put in place with the recipient of that data.

We will only transfer personal data in accordance with the requirements of the DPA, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction, or damage to the personal data.

Investor Data

We will collect, use, disclose, retain and secure personal data to the extent reasonably required only and within the parameters that could be reasonably expected during the normal course of business. We will only process, disclose, transfer or retain personal data to the extent legitimately required to conduct our activities of on an ongoing basis or to comply with legal and regulatory obligations to which we are subject. We will only transfer personal data in accordance with the requirements of the DPA, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction or damage to the personal data.

In our use of this personal data, we will be characterized as a “data controller” for the purposes of the DPA, while our affiliates and service providers who may receive this personal data from us in the conduct of our activities may either act as our “data processors” for the purposes of the DPA or may process personal information for their own lawful purposes in connection with services provided to us. We may also obtain personal data from other public sources. Personal data includes, without limitation, the following information relating to a shareholder and/or any individuals connected with a shareholder as an investor: name, residential address, email address, contact details, corporate contact information, signature, nationality, place of birth, date of birth, tax identification, credit history, correspondence records, passport number, bank account details, source of funds details and details relating to the shareholder’s investment activity.

Who this Affects

If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation to your investment in the Company, this will be relevant for those individuals and you should transmit the content of this Privacy Notice to such individuals or otherwise advise them of its content.

How the Company May Use Your Personal Data

The Company, as the data controller, may collect, store and use personal data for lawful purposes, including, in particular:

(i)     where this is necessary for the performance of our rights and obligations under any purchase agreements;

(ii)    where this is necessary for compliance with a legal and regulatory obligation to which we are subject (such as compliance with anti-money laundering and FATCA/CRS requirements); and/or

(iii)   where this is necessary for the purposes of our legitimate interests and such interests are not overridden by your interests, fundamental rights or freedoms.

Should we wish to use personal data for other specific purposes (including, if applicable, any purpose that requires your consent), we will contact you.

Why We May Transfer Your Personal Data

In certain circumstances, we may be legally obliged to share personal data and other information with respect to your shareholding with the relevant regulatory authorities such as the Cayman Islands Monetary Authority or the Tax Information Authority. They, in turn, may exchange this information with foreign authorities, including tax authorities.

We anticipate disclosing personal data to persons who provide services to us and their respective affiliates (which may include certain entities located outside the United States, the Cayman Islands or the European Economic Area), who will process your personal data on our behalf.

The Data Protection Measures We Take

You have certain rights under the DPA, including (a) the right to be informed as to how we collect and use your personal data (and this privacy notice fulfils our obligation in this respect), (b) the right to obtain a copy of your personal data, (c) the right to require us to stop direct marketing, (d) the right to have inaccurate or incomplete personal data corrected, (e) the right to withdraw your consent and require us to stop processing or restrict the processing, or not begin the processing of your personal data, (f) the right to be notified of a data breach (unless the breach is unlikely to be prejudicial), (g) the right to obtain information as to any countries or territories outside the Cayman Islands to which we, whether directly or indirectly, transfer, intend to transfer, or wish to transfer your personal data, general measures we take to ensure the security of personal data, and any information available to us as to the source of your personal data, (h) the right to complain to the Office of the Ombudsman of the Cayman Islands, and (i) the right to require us to delete your personal data in some limited circumstances.

If you do not wish to provide us with requested personal data or subsequently withdraw your consent, you may not be able to invest in the Company or remain invested in the Company as it will affect the Company’s ability to manage your investment.

If you consider that your personal data has not been handled correctly, or you are not satisfied with our responses to any requests you have made regarding the use of your personal data, you have the right to complain to the Cayman Islands’ Ombudsman. The Ombudsman can be contacted by email at info@ombudsman.ky or by accessing their website here: ombudsman.ky.

Any transfer of personal data by us or our duly authorized affiliates and/or delegates outside of the Cayman Islands shall be in accordance with the requirements of the DPA.

We and our duly authorized affiliates and/or delegates shall apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of personal data, and against accidental loss or destruction of, or damage to, personal data.

We shall notify you of any personal data breach that is reasonably likely to result in a risk to your interests, fundamental rights or freedoms or those data subjects to whom the relevant personal data relates.

Certain Anti-Takeover Provisions of the Chenghe Articles

The Chenghe Articles provide that our board of directors will be classified into three classes of directors. As a result, in most circumstances, a person can gain control of our board only by successfully engaging in a proxy contest at two or more annual meetings. Our authorized but unissued SPAC Class A Ordinary Shares and Chenghe Preference Shares are available for future issuances without shareholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved SPAC Class A Ordinary Shares and Chenghe Preference Shares could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

DESCRIPTION OF SECURITIES OF THE COMPANY AFTER THE BUSINESS COMBINATION

The following description of the material terms of the share capital of the Company following the closing of the Business Combination includes a summary of specified provisions of the A&R Company Listing Articles that will be in effect upon closing of the Business Combination. This description is qualified by reference to the A&R Company Listing Articles as will be in effect upon consummation of the Business Combination, substantially in the form attached to this proxy statement/prospectus as Annex B and incorporated in this proxy statement/prospectus by reference. In this section, the terms “we,” “our,” “us” or the “Company” refer to Polibeli Group Ltd following the completion of the Business Combination, and all capitalized terms used in this section are as defined in the A&R Company Listing Articles, unless elsewhere defined herein.

The Company is a Cayman Islands exempted company with limited liability and its affairs are governed by the A&R Company Listing Articles, upon the closing of the Business Combination, the Cayman Companies Act, and the common law of the Cayman Islands.

As of the date of this proxy statement/prospectus, the authorized share capital of Polibeli Group Ltd is US$50,000 divided into 500,000,000 ordinary shares of a par value of US$0.0001, with 500,000,000 ordinary shares issued and outstanding.

Following the completion of the Business Combination, the authorized share capital of the Company will be US$50,000 divided into 5,000,000,000 shares of a par value of US$0.00001 each, comprising of (i) 3,000,000,000 Class A Ordinary Shares of a par value of US$0.00001 each, (ii) 1,000,000,000 Class B Ordinary Shares of a par value of US$0.00001 each, and (iii) 1,000,000,000 shares of a par value of US$0.00001 each of such class or classes (however designated) as the board of directors may determine in accordance with the A&R Company Listing Articles.

Following the completion of the Business Combination, the Company will have 371,810,000 Company Ordinary Shares issued and outstanding (assuming no redemption), 367,497,500 Company Ordinary Shares issued and outstanding (assuming 50% redemption), or 363,180,000 Company Ordinary Shares issued and outstanding (assuming maximum redemption). All of the Company Ordinary Shares issued and outstanding, and all of the Company Ordinary Shares to be issued pursuant to the Business Combination have been or will be issued as fully paid.

The following includes a summary of the material provisions of the A&R Company Listing Articles after the completion of the Business Combination and the Cayman Companies Act in so far as they relate to the material terms of Class A Ordinary Shares. The following summary is not complete and is subject to, and is qualified in its entirety by reference to, the provisions of the A&R Company Listing Articles attached as Annex B to this proxy statement/prospectus.

Ordinary Shares

General

Our ordinary shares are divided into Class A Ordinary Shares and Class B Ordinary Shares. Holders of our Class A Ordinary Shares and Class B Ordinary Shares will have the same rights except for voting and conversion rights. Our ordinary shares are issued in registered form and are issued when registered in our register of members (shareholders). We may not issue shares to bearer. Our shareholders who are non-residents of the Cayman Islands may freely hold and transfer their ordinary shares.

Conversion

Class B Ordinary Shares may be converted into the same number of Class A Ordinary Shares by the holders thereof at any time, while Class A ordinary shares cannot be converted into Class B Ordinary Shares under any circumstances. Upon any sale, transfer, assignment or disposition of Class B Ordinary Shares by a holder thereof to any person other than holders of Class B Ordinary Shares or their affiliates, such Class B Ordinary Shares shall be automatically and immediately converted into the same number of Class A Ordinary Shares.

Dividends

The holders of our ordinary shares are entitled to such dividends as may be declared by ordinary resolutions. The A&R Company Listing Articles provide that our directors may declare dividends (including interim dividends) and other distributions on shares in issue and authorize payment of the same out of the funds of ours lawfully available therefor.

Voting Rights

Pursuant to the A&R Company Listing Articles, on a show of hands each shareholder is entitled to one vote or, on a poll, each shareholder is entitled to one (1) vote for each Class A Ordinary Share and ten (10) votes for each Class B Ordinary Share, on all matters that require a shareholder’s vote. Voting at any shareholders’ meeting is by show of hands of shareholders who are present in person or by proxy or, in the case of a shareholder being a corporation, by its duly authorized representative or proxy, unless a poll is demanded.

A poll may be demanded by the chairman of such meeting or any shareholder holding not less than ten percent (10%) of the votes attaching to the shares present.

No Shareholder shall be entitled to vote at any general meeting unless all calls, if any, or other sums presently payable by him or her in respect of shares carrying the right to vote held by such shareholder have been paid.

If a clearing house (or its nominee(s)) or a depositary (or its nominee(s)), being a corporation, is our shareholder, it may authorize such person or persons as it thinks fit to act as its representative(s) at any meeting or at any meeting of any class of shareholders, provided that, if more than one person is so authorized, the authorization shall specify the number and class of shares in respect of which each such person is so authorized. A person authorized pursuant to this provision is entitled to exercise the same powers on behalf of the clearing house depositary (or its nominee(s)) or the depositary (or its nominee(s)) as if such person was the registered holder of our shares held by that clearing house depositary (or its nominee(s)) or the depositary (or its nominee(s)) including the right to vote individually in a show of hands.

Following the Closing of the Business Combination, it is expected that the Company Shareholder will hold over 50% of our outstanding voting power: (1) assuming no redemption of SPAC Public Shares and the exercise of all issued and outstanding SPAC Warrants, it is estimated that the Company Shareholder will control approximately 97.97% of the voting power of Company Ordinary Shares; (2) assuming the intermediate (50%) redemption of SPAC Public Shares and the exercise of all issued and outstanding SPAC Warrants, it is estimated that the Company Shareholder will control approximately 98.50% of the voting power of Company Ordinary Shares; and (3) assuming the maximum (100%) redemption of SPAC Public Shares and the exercise of all issued and outstanding SPAC Warrants, it is estimated that the Company Shareholder will control approximately 99.04% of the voting power of Company Ordinary Shares. See “Beneficial Ownership of Company Securities After the Business Combination.” Following the Closing of the Business Combination, public shareholders will only receive Company Class A Ordinary Shares.

Transfer of Ordinary Shares

Subject to any applicable restrictions set forth in the A&R Company Listing Articles, any of our shareholders may transfer all or any of his or her shares by an instrument of transfer in the usual or common form or in another form that our directors may approve.

Our directors may decline to register any transfer of any share which is not fully paid up or on which we have a lien. Our directors may also decline to register any transfer of any share unless:

•        the instrument of transfer is lodged with us, accompanied by the certificate for the shares to which it relates and such other evidence as our directors may reasonably require to show the right of the transferor to make the transfer;

•        the instrument of transfer is in respect of only one class of shares;

•        the instrument of transfer is properly stamped (in circumstances where stamping is required);

•        in the case of a transfer to joint holders, the number of joint holder to whom the share is to be transferred does not exceed four; and

•        a fee of such maximum sum as the Stock Exchange may determine to be payable or such lesser sum as our directors may from time to time require is paid to us in respect thereof.

Liquidation

Subject to any future shares which are issued with specific rights, (1) if we are wound up and the assets available for distribution among our shareholders are more than sufficient to repay the whole of the share capital at the commencement of the winding up, the excess shall be distributed among those shareholders in proportion to the par value of the shares held by them at the commencement of the winding up subject to a deduction from those shares in respect of which there are monies due, of all monies payable to us for unpaid calls or otherwise, and (2) if we are wound up and the assets available for distribution among the shareholders as such are insufficient to repay the whole of the share, those assets shall be distributed so that, as nearly as may be, the losses shall be borne by the shareholders in proportion to the par value of the shares held by them.

If we are wound up (whether the liquidation is voluntary or by the court), the liquidator may with the sanction of our special resolution and any other sanction required by the Cayman Companies Act, divide among our shareholders in species or kind the whole or any part of our assets (whether or not they shall consist of property of the same kind) and may, for such purpose, value any assets and determine how the division shall be carried out as among the shareholders or different classes of shareholders.

The liquidator may also vest the whole or any part of these assets in trustees upon such trusts for the benefit of the shareholders as the liquidator shall think fit, but so that no shareholder will be compelled to accept any assets, shares or other securities upon which there is a liability.

Calls on Ordinary Shares and Forfeiture of Ordinary Shares

Subject to the A&R Company Listing Articles and to the terms of allotment, our board of directors may from time to time make calls upon shareholders for any moneys unpaid on their shares, and each shareholder shall (subject to receiving at least fourteen (14) calendar days’ notice specifying the time or times of payment) pay to our Company at the time or times so specified the amount called on such shares.

The ordinary shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption, Repurchase and Surrender of Ordinary Shares

We are empowered by the Cayman Companies Act and the A&R Company Listing Articles to purchase our own shares, subject to certain restrictions.

Our directors may only exercise this power on our behalf, subject to the Cayman Companies Act, the A&R Company Listing Articles and to any applicable requirements imposed from time to time by the Stock Exchange, the SEC, or by any other recognized stock exchange on which our securities are listed.

Under the Cayman Companies Act, the redemption or repurchase of any share may be paid out of our company’s profits, out of the share premium account or out of the proceeds of a fresh issue of shares made for the purpose of such redemption or repurchase, or out of capital (including share premium account and capital redemption reserve) if the company can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Cayman Companies Act no such share may be redeemed or repurchased unless (1) it is fully paid up, (2) if such redemption or repurchase would result in there being no shares outstanding, or (3) if the company has commenced liquidation. In addition, our company may accept the surrender of any fully paid share for no consideration.

Modification of Rights

If at any time, our share capital is divided into different classes of shares, all or any of the special rights attached to any class of shares may, subject to the provisions of the Cayman Companies Act, only be materially adversely varied with the consent in writing of the holders of at least two-thirds of the issued shares of that class or with the sanction of a special resolution passed at a separate meeting of the holders of the shares of that class.

The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, subject to any rights or restrictions attached the shares of that class, be deemed to be materially adversely varied by the creation or issue of further shares ranking pari passu with or subsequent to them or the redemption or purchase of any shares of any class by us.

General Meetings of Shareholders

Extraordinary general meetings may be convened by the chairman or a majority of our board of directors. Advance notice of at least seven (7) calendar days is required for the convening of our annual general meeting and any other extraordinary general meeting of our shareholders. A quorum required for a meeting of shareholders consists of the holders of not less than one-third of all votes attaching to all shares in issue and entitled to vote at such general meeting.

Inspection of Books and Records

Holders of our ordinary shares have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records (other than copies of the A&R Company Listing Articles, our register of mortgage and charges and any special resolutions passed by our shareholders). Under Cayman Islands law, the names of our current directors can be obtained from a search conducted at the Registrar of Companies. However, we will provide our shareholders with annual audited financial statements.

Issuance of Additional Shares

The A&R Company Listing Articles authorize our board of directors to issue additional ordinary shares from time to time as our board of directors shall determine, to the extent of available authorized but unissued shares.

The A&R Company Listing Articles also authorize our board of directors to establish from time to time one or more series of preferred shares and to determine, with respect to any series of preferred shares, the terms and rights of that series, including:

•        the designation of the series;

•        the number of shares of the series;

•        the dividend rights, conversion rights, voting rights; and

•        the terms of redemption and liquidation preferences.

Our board of directors may issue preferred shares without action by our shareholders to the extent authorized but unissued. Issuance of these shares may dilute the voting power of holders of ordinary shares.

Changes in Capital

We may from time to time by ordinary resolution:

•        increase our share capital by new shares of such amount as we think expedient;

•        consolidate and divide all or any of our share capital into shares of a larger amount than our existing shares;

•        subdivide our shares, or any of them, into shares of an amount smaller than fixed by the A&R Company Listing Articles, provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in case of the share from which the reduced share is derived; or

•        cancel any shares that at the date of the passing of the resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the shares so cancelled.

We may by special resolution reduce our share capital or any capital redemption reserve fund in any manner permitted by the Cayman Companies Act.

Anti-Takeover Provisions

Some provisions of the A&R Company Listing Articles may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that

•        authorize our board of directors to issue preferred shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preferred shares without any further vote or action by our shareholders; and

•        limit the ability of shareholders to requisition and convene general meetings of shareholders.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under the A&R Company Listing Articles for a proper purpose and for what they believe in good faith to be in the best interests of our company.

Exclusive Forum

Unless we consent in writing to the selection of an alternative forum, the United States District Court for the Southern District of New York (or, if the United States District Court for the Southern District of New York lacks subject matter jurisdiction over a particular dispute, the state courts in New York County, New York) shall be the exclusive forum within the United States for the resolution of any complaint asserting a cause of action arising out of or relating in any way to the federal securities laws of the United States, regardless of whether such legal suit, action, or proceeding also involves parties other than us. Any person or entity purchasing or otherwise acquiring any share or other securities in our company shall be deemed to have notice of and consented to this exclusive forum provision. Without prejudice to the foregoing, if this exclusive forum provision is held to be illegal, invalid or unenforceable under applicable law, the legality, validity or enforceability of the rest of the articles of association shall not be affected and this exclusive forum provision shall be interpreted and construed to the maximum extent possible to apply in the relevant jurisdiction with whatever modification or deletion may be necessary so as best to give effect to our intention.

Register of Members

In accordance with Section 48 of the Cayman Companies Act, the register of members is prima facie evidence of the registered holder or member of shares of a company. Therefore, a person becomes a registered holder or member of shares of the company only upon entry being made in the register of members. Our directors will maintain one register of members, at Harneys Fiduciary (Cayman) Limited, 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman KY1-1002, George Town, Cayman Islands, which provides us with corporate administrative services. We will perform the procedures necessary to register the shares in the register of members as required in “PART III — Distribution of Capital and Liability of Members of Companies and Associations” of the Cayman Companies Act, and will ensure that the entries on the register of members are made without any delay.

In the event we fail to update our register of member, the depositary, as the aggrieved party, may apply for an order with the courts of the Cayman Islands for the rectification of the register.

Differences in Corporate Law

The Cayman Companies Act is derived, to a large extent, from the older Companies Acts of England but does not follow recent United Kingdom statutory enactments, and accordingly there are significant differences between the Cayman Companies Act and the current Companies Act of England.

In addition, the Cayman Companies Act differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Cayman Companies Act applicable to us and the laws applicable to United States corporations and companies incorporated in the State of Delaware.

Mergers and Similar Arrangements

The Cayman Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The written plan of merger or consolidation must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Dissenting shareholders have the right to be paid the fair value of their shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) if they follow the required procedures, subject to certain exceptions. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman subsidiary if a copy of the plan of merger is given to every member of that Cayman subsidiary to be merged unless that member agrees otherwise. For this purpose a company is a “parent” of a subsidiary if it holds issued shares that together represent at least 90% of the votes at a general meeting of the subsidiary.

The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Save in certain limited circumstances, a shareholder of a Cayman constituent company who dissents from the merger or consolidation is entitled to payment of the fair value of his shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) upon dissenting to the merger or consolidation, provide the dissenting shareholder complies strictly with the procedures set out in the Cayman Companies Act. The exercise of dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

Separate from the statutory provisions relating to mergers and consolidations, the Cayman Companies Act also contains statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement, provided that the arrangement is approved by a majority in number of each class of creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of the creditors or each such class of creditors, or approved by a majority of shareholders represent three-fourths in value of the shareholders or each such class of shareholders, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the Grand Court can be expected to approve the arrangement if it determines that:

•        the statutory provisions as to the required majority vote have been met;

•        the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

•        the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

•        the arrangement is not one that would more properly be sanctioned under some other provision of the Cayman Companies Act.

The Cayman Companies Act also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of a dissentient minority shareholder upon a tender offer. When a tender offer is made and accepted by holders of 90% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits

In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company, and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands court can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a non-controlling shareholder may be permitted to commence a class action against or derivative actions in the name of our company to challenge actions where:

•        a company acts or proposes to act illegally or ultra vires and is therefore incapable of ratification by the shareholder;

•        the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and

•        those who control our company are perpetrating a “fraud on the minority.”

Enforcement of Civil Liabilities

The Cayman Islands has a different body of securities laws as compared to the United States and provides less protection to investors. Additionally, Cayman Islands companies may not have standing to sue before the Federal courts of the United States.

We have been advised by our Cayman Islands legal counsel, that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), the Grand Court of the Cayman Islands will at common law enforce final and conclusive in personam judgments of state and/or federal courts of the United States of America (the “Foreign Court”) of a debt or definite sum of money against the Company (other than a sum of money payable in respect of taxes or other charges of a like nature, a fine or other penalty (which may include a multiple damages judgment in an anti-trust action) or where enforcement would be contrary to public policy). The Grand Court of the Cayman Islands will also at common law enforce final and conclusive in personam judgments of the Foreign Court that are non-monetary against the Company, for example, declaratory judgments ruling upon the true legal owner of shares in a Cayman Islands company. The Grand Court of the Cayman Islands will exercise its discretion in the enforcement of non-money judgments by having regard to the circumstances, such as considering whether the principles of comity apply. To be treated as final and conclusive, any relevant judgment must be regarded as res judicata by the Foreign Court. A debt claim on a foreign judgment must be brought within six years of the date of the judgment, and arrears of interest on a judgment debt cannot be recovered after six years from the date on which the interest was due. The courts of the Cayman Islands are unlikely to enforce a judgment obtained from the Foreign Court under civil liability provisions of U.S. federal securities law if such a judgment is found by the courts of the Cayman Islands to give rise to obligations to make payments that are penal or punitive in nature. Such a determination has not yet been made by the Grand Court of the Cayman Islands. A court of the Cayman Islands may stay enforcement proceedings if concurrent proceedings are being brought elsewhere. A judgment entered in default of appearance by a defendant who has had notice of the Foreign Court’s intention to proceed may be final and conclusive notwithstanding that the Foreign Court has power to set aside its own judgment and despite the fact that it may be subject to an appeal the time-limit for which has not yet expired. The Grand Court of the Cayman Islands may safeguard the defendant’s rights by granting a stay of execution pending any such appeal and may also grant interim injunctive relief as appropriate for the purpose of enforcement.

Indemnification of Directors and Executive Officers and Limitation of Liability

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The A&R Company Listing Articles permit indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such unless such losses or damages arise from dishonesty or fraud of such directors or officers. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

In addition, we have entered into indemnification agreements with our directors and executive officers that provide such persons with additional indemnification beyond that provided in the A&R Company Listing Articles.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company — a duty to act bona fide in the best interests of the company, a duty not to make a personal profit based on his or her position as director (unless the company permits him or her to do so), a duty not to put himself or herself in a position where the interests of the company conflict with his or her personal interest or his or her duty to a third party, and a duty to exercise powers for the purpose for which such powers were intended. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Action by Written Consent

Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Under Cayman Islands law, a company may eliminate the ability of shareholders to approve corporate matters by way of written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matters at a general meeting without a meeting being held by amending the articles of association.

Shareholder Proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

With respect to shareholder proposals, Cayman Islands law is essentially the same as Delaware law. The Cayman Companies Act does not provide shareholders with an express right to put forth any proposal before an annual meeting of the shareholders. However, the Cayman Companies Act may provide shareholders with limited rights to requisition a general meeting, but such rights must be stipulated in the articles of association of the company.

Under the A&R Company Listing Articles, any one or more shareholders holding in aggregate not less than one-third of the votes attaching to the total issued and paid up share capital of our company at the date of deposit of the requisition shall at all times have the right, by written requisition to the board of directors or the secretary of the company, to require an extraordinary general meeting to be called by the board of directors for the transaction of any business specified in such requisition.

Cumulative Voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the Cayman Islands law, but the A&R Company Listing Articles do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the issued and outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under the A&R Company Listing Articles, the office of a director shall be vacated if, among other things, the director (i) becomes bankrupt or makes any arrangement or composition with his creditors, (ii) dies or is found to be or becomes of unsound mind, (iii) resigns his or her office by notice in writing, (iv) without special leave of absence from our Board, is absent from three consecutive Board meetings and our directors resolve that such director’s office be vacated; or (v) is removed from office pursuant to any other provisions of the A&R Company Listing Articles.

Transactions with Interested Shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting share within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, the directors of our company are required to comply with fiduciary duties which they owe to our company under Cayman Islands laws, including the duty to ensure that, in their opinion, any such transactions must be entered into bona fide in the best interests of the company, and are entered into for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s issued and outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members. The court has authority to order winding up in a number of specified circumstances, including where it is, in the opinion of the court, just and equitable to do so.

Variation of Rights of Shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the issued and outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under Cayman Islands law and the A&R Company Listing Articles, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class with the written consent of the holders of at least two-thirds of the issued shares of that class or with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class.

Amendment of Governing Documents

Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the issued and outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under the Cayman Companies Act and the A&R Company Listing Articles, our memorandum and articles of association may only be amended by a special resolution of our shareholders.

COMPARISON OF RIGHTS OF COMPANY SHAREHOLDERS AND CHENGHE SHAREHOLDERS

General

Chenghe is incorporated as a Cayman Islands exempted company and the rights of Chenghe Shareholders are governed by the laws of the Cayman Islands, including the Cayman Companies Act, and the Chenghe Articles. The Company is incorporated as a Cayman Islands exempted company and the rights of the Company’s shareholders will be governed by the laws of the Cayman Islands, including the Cayman Companies Act, and by the A&R Company Listing Articles following the Business Combination, the rights of Chenghe Shareholders who become Company shareholders will be governed by Cayman Islands law but will no longer be governed by the Chenghe Articles and instead will be governed by the A&R Company Listing Articles.

Comparison of Shareholders’ Rights

Set forth below is a summary comparison of material differences between the rights of Chenghe Shareholders under the Chenghe Articles (left column), and the rights of Company shareholders under the A&R Company Listing Articles (right column). The summary set forth below is not intended to be complete or to provide a comprehensive discussion of each company’s governing documents. This summary is qualified in its entirety by reference to the full text of the Chenghe Articles, and the A&R Company Listing Articles, as well as the relevant provisions of the Cayman Companies Act.

Chenghe	The Company
Authorized Share Capital

U.S.$55,100 divided into 500,000,000 Class A ordinary shares of a par value of U.S.$0.0001 each, 50,000,000 Class B ordinary shares of a par value of U.S.$0.0001 each and 1,000,000 preference shares of a par value of U.S.$0.0001 each.

US$50,000 divided into 5,000,000,000 shares of a par value of US$0.00001 each, comprising (i) 3,000,000,000 shares are designated as Company Class A Ordinary Shares of a par value of US$0.00001 each, and (ii) 1,000,000,000 shares are designated as Company Class B Ordinary Shares of a par value of US$0.00001 each, and (iii) 1,000,000,000 shares of a par value of US$0.00001 each of such class or classes (however designated) as the board of directors may determine in accordance with the A&R Company Listing Articles.

Number of Directors
Chenghe’s board of directors shall consist of not less than one director. Chenghe may, by ordinary resolution (simple majority standard), increase or reduce the limits in the number of directors.	Unless otherwise determined by the Company in general meeting, the number of directors shall not be less than three directors, and there shall be no maximum number of directors.
Alternate Directors/Proxy

A director may be represented at any meetings of Chenghe Board by a proxy appointed in writing by him. The proxy shall count towards the quorum and the vote of the proxy shall for all purposes be deemed to be that of the appointing director.

Any director may in writing appoint another person to be his or her alternate and, subject as provided otherwise in the terms of appointment, such alternate shall be entitled to sign written resolutions on behalf of the appointing director. An alternate director shall be entitled to attend and vote at every such meeting at which the director appointing him is not personally present. An alternate director shall be deemed for all purposes to be a director and shall alone be responsible for his own acts and defaults and shall not be deemed to be the agent of the director appointing him.

Filling Vacancies on the Board of Directors

The directors may appoint any person to be a director, either to fill a vacancy or as an additional director provided that the appointment does not cause the number of directors to exceed any number fixed by or in accordance with the Chenghe Articles as the maximum number of directors.

The Company Board may, by the affirmative vote of a simple majority of the remaining directors present and voting at a Company Board meeting, appoint any person as a director, to fill a casual vacancy on the Company Board or as an addition to the existing Company Board.

Chenghe	The Company
Appointment and Removal of Directors by Shareholders
Prior to the closing of the initial business combination, only holders of SPAC Class B Ordinary Shares will have the right to vote on the appointment or removal of directors.

The Company may appoint any director by the affirmative vote of a simple majority of the directors present and voting at a board meeting, or the Company may by ordinary resolution appoint any person to be a director.

Prior to the closing of the initial business combination, directors can be appointed or removed by ordinary resolution of the holders of SPAC Class B Ordinary Shares.

A director may be removed from office by ordinary resolution (except with regard to the removal of the chairman of the Company Board, who may only be removed from the office by special resolution), notwithstanding anything in the A&R Company Listing Articles or in any agreement between the Company and such director (but without prejudice to any claim for damages under such agreement).

For the avoidance of doubt, prior to the closing of a business combination, holders of SPAC Class A Ordinary Shares shall have no right to vote on the appointment or removal of any director.
General Meeting Quorum

No business shall be transacted at any general meeting unless a quorum is present. The holders of one-third of the SPAC Ordinary Shares being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorized representative or proxy shall be a quorum.

One or more shareholders holding in the aggregate not less than one-third of all votes attaching to all issued and outstanding shares present in person or by proxy and entitled to vote shall be a quorum for a general meeting of the Company.

Calling a Special Meeting of Shareholders
The directors, the chief executive officer or the chairman of Chenghe Board may call general meetings. Chenghe Shareholders do not have the ability to call general meetings.	The chairman or a majority of the directors may call general meetings, and they shall on a shareholder’s requisition forthwith proceed to convene an extraordinary meeting of the Company.
Advance Notice of Meetings
A director may call a meeting of the Chenghe Board by providing at least two days’ notice.	A director may, and a secretary or assistant secretary on the requisition of a director shall, at any time summon a meeting of the directors.
At least five days’ notice must be given of any general meeting of Chenghe.

At least seven (7) calendar days’ notice shall be given of any general meeting of the Company Shareholders, specifying the place (except in the case of a virtual meeting), the day and the hour of meeting and, the general nature of that business shall be given in manner provided in the A&R Company Listing Articles. Every notice shall be exclusive of the day on which it is given or deemed to be given and of the day for which it is given.

A general meeting of the Company shall, whether or not the notice has been given and whether or not the provisions of the A&R Company Listing Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a) in the case of an annual general meeting, by all the shareholders (or their proxies) entitled to attend and vote thereat; and

(b) in the case of an extraordinary general meeting, by two-thirds (2/3) of the shareholders having a right to attend and vote at the meeting and present at the meeting.

Chenghe	The Company
Restrictions on Outside Compensation of Directors
No restrictions on outside remuneration of directors.	No restrictions on outside remuneration of directors.
Shareholder Action by Written Resolution
Unanimous written resolution required to pass a resolution without a meeting.	Unanimous written resolution required to pass a resolution without a meeting.
Voting Requirements for Amendments to Memorandum and Articles of Association

Special resolution (at least two-thirds of shareholders who vote at a general meeting where there is a quorum) required to amend or add to the Chenghe Articles except that amendments to the provisions concerning the Class B shareholders right to appoint or remove directors prior to a business combination requires 90% approval of such Class B shareholders who vote at a general meeting where there is a quorum or by way of unanimous written resolution).

Special resolution (at least two-thirds of shareholders who vote at a general meeting where there is a quorum) required to amend or add to the A&R Company Listing Articles.
Indemnification of Directors and Officers

The Chenghe Articles provides for indemnification covering directors and officers out of the assets of the Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud, willful neglect or willful default.

Every director, secretary, assistant secretary or other officer of the Company for the time being and from time to time (but not including the Company’s auditors) and the personal representatives of the same (each an “Indemnified Person”) shall be indemnified and secured harmless against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such Indemnified Person, other than by reason of such Indemnified Person’s own dishonesty, willful default or fraud, in or about the conduct of the Company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his or her duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such Indemnified Person in defending (whether successfully or otherwise) any civil proceedings concerning the Company or its affairs in any court whether in the Cayman Islands or elsewhere.

Forum Selection Provision
The Chenghe Articles provide for the courts of the Cayman Islands as the selected forum.

There is no provision requiring disputes brought on behalf of the Company or against the Company (or directors or employees of the Company in their capacities as such) to be brought in a particular forum.

Corporate Opportunity
Waiver of obligation to provide business opportunities to Chenghe provided for directors and officers.	No explicit waiver of obligation to provide business opportunities to the Company provided for directors and officers.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In this section, “we,” “our,” “us” and other similar terms refer Polibeli Group Ltd and its subsidiaries.

Related Party Transactions of Polibeli

Employment Agreements

See “Executive Compensation — Post-closing Employment Agreements.”

Equity Incentive Plan

See “Executive Compensation — 2024 Equity Incentive Plans.”

Director and Officer Indemnification

The A&R Company Listing Articles that will be in effect upon completion of the Business Combination provide for indemnification of the officers and directors of the Company, including for any liability incurred in their capacities as such, except through their willful default or neglect. In connection with the Closing, the Company intends to enter into indemnification agreements with each post-closing director and executive officer of the Company. See also “Management after the Business Combination — Indemnification and Insurance Obligations of the Company following the Business Combination.”

Other Related Party Transactions

Transactions with Yun Yuan HK

We have certain arrangements with Yun Yuan HK, an associate entity under common ultimate control with us, for (1) the procurement and sourcing of goods for our global goods trading business, and (2) sharing of certain operation and supporting services, including supporting services and services for certain research and development functions. For the years ended December 31, 2022 and 2023 and six months ended June 30, 2024, we entered into transactions to purchase goods from Yun Yuan HK for an aggregate value of approximately US$9.83 million, US$2.87 million, and US$0.57 million, respectively. For the years ended December 31, 2022 and 2023 and six months ended June 30, 2024, we procured operation and support services through Yun Yuan HK for an aggregate value of approximately US$1.37 million, US$1.37 million and US$0.79 million, respectively.

Major subsidiaries of ours that procured goods from Yun Yuan HK during the years ended December 31, 2022 and 2023 and the six months ended June 30, 2024 included Cloud Korea, Cloud America, Cloud Japan and Cloud Italy, each of which has entered into a framework agreement with Yun Yuan HK, respectively. Such framework agreements between our subsidiaries with Yun Yuan HK have varying terms from one year to four years, and some of them have automatic renewal for one-year term.

Pursuant to these framework agreements, each of the contracting subsidiaries and Yun Yuan HK have agreed (1) that the subsidiary named in the agreement would procure certain goods from Yun Yuan HK; (2) that procurement details would be specified in purchase orders from the purchasing party; (3) on details of packaging, quality warranty, return and exchanges of goods; and (4) on commercial terms, including delivery, transportation mode and payment terms.

Transactions with Shenzhen Yunhua

We have certain arrangements with Shenzhen Yunhua Holdings Co., Ltd (“Shenzhen Yunhua”), an associate entity under common ultimate control with us, for the procurement and sourcing of goods for our global goods trading business. For the years ended December 31, 2022 and 2023 and six months ended June 30, 2024, we entered into transactions to purchase goods from Shenzhen Yunhua for an aggregate value of approximately US$2.13 million, US$1.48 million and US$1.51 million, respectively.

Major subsidiaries of our that procured goods from Shenzhen Yunhua during the years ended December 31, 2022 and 2023 and the six months ended June 30, 2024 included PT Cloud and Cloud Japan, each of which has entered into a framework agreement with Shenzhen Yunhua. Such framework agreements between our subsidiaries with Shenzhen Yunhua have varying terms from approximately one year to two years, with automatic renewal of one-year term.

Pursuant to these framework agreements, each of the contracting subsidiaries and Shenzhen Yunhua have agreed (1) that the subsidiary named in the agreement would procure certain goods from Shenzhen Yunhua; (2) that procurement details would be specified in purchase orders from the purchasing party; (3) on details of packaging, quality warranty, return and exchanges of goods; and (4) on commercial terms, including delivery, transportation mode and payment terms.

Transactions with Xinyun Logistics

We have certain arrangements with Xinyun Logistics, an associate entity under common ultimate control with us, for supplying certain goods. For the year ended December 31, 2022 and 2023 and the six months ended June 30, 2023 and 2024, we entered into transactions to sell goods to Xinyun Logistics for an aggregate value of approximately US$1.73 million, US$1.91 million, US$0.66 million and US$0.02 million, respectively.

Major subsidiaries of ours that sold goods to Xinyun Logistics during the years ended December 31, 2022 and 2023 and six months ended June 30, 2024 included Cloud Japan, Cloud Italy and Cloud France, each of which has entered into a framework agreement with Xinyun Logistics. Such framework agreements between our subsidiaries with Xinyun Logistics typically have a one-year term.

Pursuant to these framework agreements, which each of the contracting subsidiaries and Xinyun Logistics have agreed (1) that the subsidiary named in the agreement would supply certain goods to Xinyun Logistics; (2) that procurement details would be specified in purchase orders from Xinyun Logistics; (3) on details of packaging, quality warranty, return and exchanges of goods; and (4) on commercial terms, including delivery, transportation mode and payment terms.

Loans with Related Parties

Loans from Yun Yuan HK

On December 31, 2021, each of Cloud Italy, Cloud France, Cloud America, Japan Biltech, Cloud Korea, Cloud Singapore and Singapore International (each as borrower), entered into a loan agreement with Yun Yuan HK (as lender) (collectively, “Loan Agreements 1 with Yun Yuan HK”), pursuant to which Yun Yuan HK agreed to make available to each of the borrowers a loan in a principal amount up to US$30.00 million to support the borrowers’ business operations. The loans could be paid at one time or through installments, at a fixed interest rate of 3.5% in 2022, 4.0% in 2023 and 4.2% in 2024. The term of the loan is five years from the date of drawdown of the loan.

On December 31, 2023, each of Cloud Italy, Cloud America, Cloud Japan, Cloud Korea, Singapore International, and PT Cloud (as borrower) (collectively, “Loan Agreements 2 with Yun Yuan HK”), entered into a loan agreement with Yun Yuan HK (as lender), pursuant to which Yun Yuan HK agreed to convert trade payables and other payables arising from business activities owed by Cloud Italy, Cloud America, Cloud Japan, Cloud Korea, Singapore International and PT Cloud, respectively, into loans in a principal amount up to US$10.40 million and waive any associated liquidated damages. The interest rates of such loans are at fixed rate of 4.0% in 2023, 4.2% in 2024, and the rates of the following years will be determined by Yun Yuan HK. The loans must be repaid in full, including any accrued interest, by the maturity date of December 31, 2028.

For the years ended December 31, 2022 and 2023 and six months ended June 30, 2024, the aggregate amount of loans that we advanced under Loan Agreements 1 with Yun Yuan HK was approximately US$2.69 million, US$1.35 million and nil, respectively. As of December 31, 2022 and 2023 and June 30, 2024, our amount due to Yun Yuan HK, non-current was approximately US$3.80 million, US$14.97 million and US$13.95 million, respectively, comprising of the principals and accrued interests of loans that we advanced under both Loan Agreements 1 with Yun Yuan HK and Loan Agreements 2 with Yun Yuan HK.

For the years ended December 31, 2022 and 2023 and six months ended June 30, 2024, we made repayment to Yun Yuan HK of principal and interests of loans for an amount of nil, approximately US$0.85 million and approximately US$0.81 million.

Loans from Xinyun Logistics

On December 31, 2019, Cloud Japan (as borrower), entered into a loan agreement with Xinyun Logistics (as lender) (“Loan Agreement 1 with Xinyun Logistics”), pursuant to which Xinyun Logistics agreed to make available to Cloud Japan a loan in a principal amount up to US$30.00 million to support its business operations. The loans could be paid at one time or through installments, at a fixed interest rate of 3.5% in 2022, 4.0% in 2023 and 4.2% in 2024. The term of the loan is seven years from the date of drawdown of the loan.

On December 31, 2023, Cloud Japan (as borrower), entered into a loan agreement with Xinyun Logistics (as lender) (“Loan Agreement 2 with Xinyun Logistics”), pursuant to which Xinyun Logistics agreed to convert trade payables and other payables arising from business activities owed by Cloud Japan into loans and waive any associated liquidated damages. The interest rates of such loans are at fixed rate of 4.0% in 2023, 4.2% in 2024, and the rates of the following years will be determined by Xinyun Logistics. The loans must be repaid in full, including any accrued interest, by the maturity date of December 31, 2028.

On May 1, 2024, PT Cloud (as borrower) entered into a loan agreement with Xinyun Logistics, pursuant to which Xinyun Logistics (as lender) agreed to provide a loan to PT Cloud in a principal amount of US$1.00 million (“Loan Agreement 3 with Xinyun Logistics”). The annual interest rate of the loan is fixed at 4.2%. On May 17, 2024, PT Cloud made the drawdown of the entire amount under this loan agreement. The term of the loan is five years from May 17, 2024.

As of December 31, 2022 and 2023 and June 30, 2024, our amount due to Xinyun Logistics, non-current was approximately US$5.02 million, US$6.07 million and US$6.59 million, respectively, mainly comprising of (1) loans that Cloud Japan advanced under Loan Agreement 1 with Xinyun Logistics and accrued interests; (2) loans converted from trade payables and other payables under Loan Agreement 2 with Xinyun Logistics and accrued interests; (3) loans that PT Cloud advanced under Loan Agreement 3 with Xinyun Logistics and accrued interests.

On August 7, 2024, PT Cloud entered into a loan agreement with Xinyun Logistics, pursuant to which Xinyun Logistics agreed to provide a loan to PT Cloud in a principal amount up to US$2.00 million. The term of the loan is five years from the date of drawdown of the loan. The annual interest rate of the loan is 4.2% in 2024, and the rates of the following years will be determined by Xinyun Logistics. On August 22, 2024 and October 25, 2024, PT Cloud made two drawdowns of US$1.00 million each under this loan agreement.

On October 30, 2024, Polibeli HK entered into a loan agreement with Xinyun Logistics, pursuant to which Xinyun Logistics agreed to provide a loan to Polibeli HK in a principal amount up to US$2.00 million. The term of the loan is five years from the date of drawdown of the loan. The annual interest rate of the loan is 4.2% in 2024, and the rates of the following years will be determined by Xinyun Logistics. On November 6, 2024, Polibeli HK made a drawdown of US$0.25 million under this loan agreement.

Loans from Zhejiang Yunmao

On December 31, 2023, PT Cloud (as borrower), entered into a loan agreement with Zhejiang Yunmao Technology Co., Ltd (“Zhejiang Yunmao”) (as lender), an associate entity under common ultimate control with us, (the “Loan Agreement with Zhejiang Yunmao”), pursuant to which Zhejiang Yunmao agreed to convert trade payables and other payables arising from business activities owed by PT Cloud into loans and waive any associated liquidated damages. The interest rates of such loans are at fixed rate of 4.0% in 2023, 4.2% in 2024, and the rates of the following years will be determined by Zhejiang Yunmao. The loans must be repaid in full, including any accrued interest, by the maturity date of December 31, 2028.

As of December 31, 2023 and June 30, 2024, our amount due to Zhejiang Yunmao was approximately US$1.78 million and US$1.72 million, respectively, comprising of the loans converted from trade payables and other payables under the Loan Agreement with Zhejiang Yunmao and accrued interests.

Loans to PT Tunas

On July 20, 2023, our subsidiary, PT Ezmart (as lender), entered into a loan agreement with PT Tunas (as borrower), an entity which is under significant influence exercised by our management. Pursuant to the loan agreement,

PT Ezmart advanced an interest-free loan in a principal amount of approximately US$0.16 million (IDR2.49 billion) on July 20, 2023 to support the business operations of PT Tunas. As of the date of this proxy statement/prospectus, PT Tunas has repaid the loan in its entirety.

Financial Support and Loans from Xinyun Trading

On June 3, 2024, Xinyun Trading issued a financial support letter (the “Financial Support Letter”) to the Company to provide a line of credit of approximately US$18.03 million (RMB128.00 million) with a term of at least 18 months and no interests. Pursuant to the Financial Support Letter, the Company may use the fund for both operational and non-operational purposes to ensure the sufficiency of its cash flow. As of the date of this proxy statement/prospectus, the Company has not made any actual drawdown of the loans under the Financial Support Letter.

On April 1, 2024, Cloud Singapore obtained a line of credit from Xinyun Trading in a principal amount of US$30.00 million pursuant to a loan agreement with Xinyun Trading. The principal amount of the line of credit was amended to approximately US$5.33 million on September 26, 2024. The term of the loan is five years from the date of the first drawdown of the loan, which occurred on April 23, 2024. The annual interest rate of the loan is fixed at 4.2%. As of the date of this proxy statement/prospectus, Cloud Singapore has made the drawdown of the entire amount of the loan.

Capital Injections from Yun Yuan HK

For the years ended December 31, 2022 and 2023 and six months ended June 2023, Yun Yuan HK made certain capital injections to our subsidiaries, including Cloud France, Cloud Korea, Japan Biltech, PT Cloud and PT Ezmart. When such capital injections were made, Yun Yuan HK held 100% shares of Cloud France, Cloud Korea and Japan Biltech and 99% shares of PT Cloud and PT Ezmart, before Cloud Singapore acquired such shares of our subsidiaries at various points in 2023 and 2024. See “Business of Polibeli and Certain Information about Polibeli — Corporate History and Structure — Corporate History.”

For the year ended December 31, 2022, Yun Yuan HK made capital injections to Cloud France, Cloud Korea, Japan Biltech and PT Cloud, for an aggregate amount of approximately US$1.21 million. For the year ended December 31, 2023, Yun Yuan HK made capital injections to PT Cloud and PT Ezmart for an aggregate amount of approximately US$2.37 million.

Amount Due to Xingyun International

As of June 30, 2024, our amount due to Xingyun International was approximately US$1.25 million, comprising of the professional service fees in relation to this Business Combination transaction paid by Xingyun International on behalf of us.

Certain Relationships and Related Party Transactions of SPAC

SPAC IPO Letter Agreement

In February 2024, the Sponsor paid $25,000, or approximately $0.009 per share, to cover certain offering expenses of SPAC in consideration for 2,875,000 SPAC Class B Ordinary Shares. In March 2024, the Sponsor transferred an aggregate of 90,000 of its Founder Shares to the SPAC’s independent directors and advisory board member, for their board and advisory services, in each case, for no cash consideration.

The holders of Founder Shares have agreed not to transfer, assign or sell any of their Founder shares and any Public Shares issuable upon conversion thereof until the earlier to occur of: (i) six months after the completion of the initial business combination or (ii) the date on which SPAC completes a liquidation, merger, share exchange or other similar transaction after the initial business combination that results in all of the shareholders having the right to exchange their Public Shares for cash, securities or other property. Any permitted transferees will be subject to the same restrictions and other agreements of the holders of the Founder Shares with respect to any Founder Shares. Notwithstanding the foregoing, if (1) the closing price of the Public Shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial business combination or (2) SPAC consummates a transaction after the initial business combination which results in the shareholders having the right to exchange their shares for cash, securities or other property, the Founder Shares will be released from the lock-up.

Promissory Note

On February 29, 2024, the Sponsor agreed to loan SPAC up to $300,000 to be used for a portion of the expenses of the SPAC IPO. These loans were non-interest bearing, unsecured and are due at the earlier of June 30, 2025 or the closing of the SPAC IPO. At the SPAC IPO date, SPAC repaid $206,896 to the Sponsor in full repayment of the promissory note. As of June 30, 2024, SPAC had no outstanding balance under the promissory note.

Working Capital Loans

In order to finance transaction costs in connection with an intended initial business combination, the Sponsor may, but is not obligated to, loan SPAC funds as may be required, including Working Capital Loans. If SPAC completes its initial business combination, the Company would repay the Working Capital Loans. In the event that the initial business combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay the Working Capital Loans but no proceeds from the Trust Account would be used to repay the Working Capital Loans. As of the date hereof, SPAC has no borrowings under the Working Capital Loans.

Administrative Service

Subsequent to the closing of the SPAC IPO, SPAC will pay the Sponsor a total of $15,000 per month for office space, secretarial and administrative services provided to members of SPAC’s management team; upon completion of the initial business combination or its liquidation, SPAC will cease paying these monthly fees. For the three months ended June 30, 2024 and for the period from January 15, 2024 (inception) through June 30, 2024, SPAC recorded $12,000 of such expenses with the unpaid balance reflected as due to related party on the accompanying balance sheet.

BENEFICIAL OWNERSHIP OF SPAC ORDINARY SHARES PRIOR TO THE BUSINESS COMBINATION

The following table sets forth information regarding the beneficial ownership of shares of SPAC Ordinary Shares as of by:

•        each person or “group” (as such term is used in Section 13(d)(3) of the Exchange Act) known by SPAC to be the beneficial owner of more than 5% of shares of SPAC Ordinary Shares;

•        each of SPAC’s executive officers and directors; and

•        all of SPAC’s executive officers and directors as a group.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. A person is a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose of or to direct the disposition of the security or has the right to acquire such powers within 60 days. Unless otherwise indicated, SPAC believes that all persons named in the table have sole voting and investment power with respect to all ordinary shares (of the applicable type) beneficially owned by them.

The percentage of beneficial ownership of SPAC in the table below is calculated based on 11,810,000 SPAC Ordinary Shares, consisting of (i) 8,625,000 SPAC Class A Ordinary Shares held by SPAC Public Shareholders, (ii) 310,000 SPAC Class A Ordinary Shares underlying the SPAC Private Placement Units held by SPAC’s Sponsor and underwriters, and (iii) 2,875,000 SPAC Class B Ordinary Shares held by SPAC’s initial shareholders, in each case, issued and outstanding after the SPAC IPO.

Name and Address of Beneficial Owner(l)	Number of SPAC Class A Ordinary Shares Beneficially Owned	Percentage of Issued and Outstanding SPAC Class A Ordinary Shares	Number of SPAC Class B Ordinary Shares Beneficially Owned(2)	Percentage of Issued and Outstanding SPAC Class B Ordinary Shares	Percentage of Outstanding SPAC Ordinary Shares
Shibin Wang	—	—	—	—	—
Lyle Wang	—	—	—	—	—
Kwan Sun	—	—	20,000	*	*
Ning Ma	—	—	20,000	*	*
James Zhang.	—	—	20,000	*	*
All officers and directors as a group (five individuals)	—	—	60,000	2.1%	*
Greater than 5% Holders:
Chenghe Investment II Limited(3)	266,875	3.0%	2,785,000	96.9%	25.8%

____________

*        Less than 1%

(1)      Unless otherwise noted, the business address of each of the following is 38 Beach Road, #29-11, South Beach Tower Singapore 189767.

(2)      Interests shown consist solely of SPAC Class B Ordinary Shares. Such shares will automatically convert into SPAC Class A Ordinary Shares concurrently with or immediately following the consummation of SPAC’s initial business combination on a one-for-one basis, subject to adjustment, or, at any earlier time at the option of the holders thereof.

(3)      Chenghe Investment II Limited, our Sponsor, is the record holder of the shares reported herein. Richard Qi Li, a member of our advisory board, indirectly owns all outstanding equity interest of the Sponsor and accordingly has voting and investment discretion with respect to the securities held as of record by our Sponsor and may be deemed to have beneficial ownership of the securities held directly by the Sponsor. Each of our officers and directors disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly.

BENEFICIAL OWNERSHIP OF company ORDINARY SHARES PRIOR TO THE BUSINESS COMBINATION

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. A person is a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose of or to direct the disposition of the security or has the right to acquire such powers within 60 days. Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all ordinary shares of the Company beneficially owned by them.

The percentage of beneficial ownership of the Company in the table below is calculated based on 500,000,000 ordinary shares of the Company issued and outstanding as of the date of this proxy statement/prospectus.

Beneficial Owner	Number of Ordinary Shares of the Company Beneficially Owned	Percentage of Issued and Outstanding Company Ordinary Shares
The 5% or Greater Shareholders of the Company
Xingyun International Company Limited(1)	500,000,000	100%

The Current Director and Officers of the Company
Fucheng Yan	—	—
Hua Chen	—	—
Minoru Aoki	—	—
Jesslyn Andina Olivia	—	—
All director and officers as a group	—	—

____________

(1)      Xingyun International Company Limited is a company limited by shares incorporated under the laws of the Cayman Islands, with registered address at 4th Floor Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman KY1-1002, George Town, Cayman Islands. Through its subsidiaries and consolidated entities, Xingyun International engages in the business of global integrated digital supply chain with focuses on international consumer products trading, with business operations in Asia, the U.S., Europe and Australasia. Xingyun International Company Limited is jointly controlled by (i) Xingyun Group Limited, a BVI business company incorporated under the laws of the British Virgin Islands, which is wholly owned by Mr. Wei Wang; (ii) Eastern Bell International VII Limited, a BVI business company incorporated under the laws of the British Virgin Islands, and Dingyi II Overseas International Limited, a BVI business company incorporated under the laws of the British Virgin Islands. Eastern Bell International VII Limited is wholly owned by ShangHai DingXian Business Consulting Partnership (LP), a limited partnership incorporated under the laws of the PRC, and ultimately controlled by Mr. Li Yan. Dingyi II Overseas International Limited is wholly owned by Ningbo Dingxiang Venture Capital (Limited Partnership), a limited partnership incorporated under the laws of the PRC, and ultimately controlled by Mr. Li Yan; (iii) MPC V HK Limited, a limited company incorporated under the laws of Hong Kong. MPC V HK Limited is owned by MPC V L.P. and MPC V-A L.P.. The general partner of both MPC V L.P. and MPC V-A L.P. is MPC Management V L.P.. The general partner of MPC Management V L.P. is MPC GPGP V Ltd.. Mr. David Su is the controlling shareholder of MPC GPGP V Ltd.; (iv) TK Xingyun Investment Limited, an exempted company incorporated under the laws of the Cayman Islands. TK Xingyun Investment Limited is wholly owned by Taikang Life Insurance Co., Ltd., a limited liability company incorporated under the laws of the PRC, and ultimately controlled by Mr. Dongsheng Chen; (v) YF Hermes Limited, a BVI business company incorporated under the laws of the British Virgin Islands. YF Hermes Limited is wholly owned by Yunfeng Fund IV, L.P., a private fund registered under the laws of the Cayman Islands, and ultimately controlled by Mr. Feng Yu; and (vi) Suzhou GSR United Phase III Equity Investment Partnership (Limited Partnership), a limited partnership incorporated under the laws of the PRC, and Suzhou Zhongxin Botong Jinshi Venture Capital Partnership (Limited Partnership), a limited partnership incorporated under the laws of the PRC, both of which are ultimately controlled by Mr. Xiaofeng Pan.

BENEFICIAL OWNERSHIP OF COMPANY SECURITIES AFTER BUSINESS COMBINATION

The following table sets forth information regarding the expected beneﬁcial ownership of Company Ordinary Shares immediately following the consummation of the Business Combination by:

•        each person who is expected to be the beneficial owner of 5% or more of the issued and outstanding Company Ordinary Shares;

•        each person who is expected to become an executive officer or a director of the Company; and

•        all of the executive officers and directors of the Company.

Unless otherwise indicated, the Company believes that all persons named in the table will have, immediately after the consummation of the Business Combination, sole voting and investment power with respect to all Company Securities beneficially owned by them.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. A person is a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose of or to direct the disposition of the security or has the right to acquire such powers within 60 days. Unless otherwise indicated, the Company believes that all persons named in the table have sole voting and investment power with respect to all ordinary shares (of the applicable type) beneficially owned by them.

The expected beneficial ownership of shares of Company Ordinary Shares post-Business Combination assumes three scenarios:

•        Scenario 1 — Assuming no redemption of SPAC Ordinary Shares for cash: this presentation assumes that no SPAC Public Shareholders exercise redemption rights with respect to their SPAC Ordinary Shares upon consummation of the Transactions;

•        Scenario 2 — Assuming that 50% of SPAC Ordinary Shares at 4,312,500 are redeemed at $10.03 for cash by SPAC Public Shareholders, $43.25 million out of the Trust Account balance as of June 30, 2024, would be paid out in cash for a 50% redemption; and

•        Scenario 3 — Assuming that 100% of SPAC Ordinary Shares at 8,625,000 are redeemed at $10.03 for cash by SPAC Public Shareholders, $86.50 million out of the Trust Account balance as of June 30, 2024, would be paid out in cash for a 100% redemption.

In connection with the Business Combination, SPAC and the Company Parties agreed on a fixed pre-money enterprise value of $3,600,000,000 for the Company and $10.00 per share reference price. The expected beneficial ownership of Company Ordinary Shares immediately following consummations of the Business Combination, under both scenarios, has been determined based on the assumptions that (i) none of SPAC Shareholders or the Company Shareholder purchase SPAC Ordinary Shares in the open market, (ii) SPAC’s Sponsor has not made any Working

Capital Loans to SPAC, and (iii) there are no other issuances of equity interests of SPAC or the Company prior to or in connection with the Closing other than as contemplated by the Transactions. If the actual facts differ from these assumptions, these amounts will differ. The percentages in the following table are calculated prior to giving effect of the exercise of any SPAC Warrants.

	Assuming No Redemption				Assuming Intermediate (50%) Redemption(2)				Assuming Maximum (100%) Redemption(3)
Name and Address of Beneficial Owner	Number of Company Class A Ordinary Shares Beneficially Owned	Number of Company Class B Ordinary Shares Beneficially Owned	Percentage of Total Issued and Outstanding Company Ordinary Shares	Percentage of Total Voting Power	Number of Company Class A Ordinary Shares Beneficially Owned	Number of Company Class B Ordinary Shares Beneficially Owned	Percentage of Total Issued and Outstanding Company Ordinary Shares	Percentage of Total Voting Power	Number of Company Class A Ordinary Shares Beneficially Owned	Number of Company Class B Ordinary Shares Beneficially Owned	Percentage of Total Issued and Outstanding Company Ordinary Shares	Percentage of Total Voting Power
All 5% or greater shareholders
Xingyun International Company Limited(1)	312,720,720	47,279,280	96.82%	98.52%	312,720,720	47,279,280	97.96%	99.05%	312,720,720	47,279,280	99.12%	99.60%

Directors and executive officers post-business combination
Fucheng Yan	—	—	—	—	—	—	—	—	—	—	—	—
Hua Chen	—	—	—	—	—	—	—	—	—	—	—	—
Minoru Aoki	—	—	—	—	—	—	—	—	—	—	—	—
Jesslyn Andina Olivia	—	—	—	—	—	—	—	—	—	—	—	—
Cong Cheng	—	—	—	—	—	—	—	—	—	—	—	—
Asséré Marc	—	—	—	—	—	—	—	—	—	—	—	—
All directors and officers as a group	—	—	—	—	—	—	—	—	—	—	—	—

____________

(1)      Xingyun International Company Limited is a company limited by shares incorporated under the laws of the Cayman Islands, with registered address at 4th Floor Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman KY1-1002, George Town, Cayman Islands. Through its subsidiaries and consolidated entities, Xingyun International Company Limited engages in the business of global integrated digital supply chain with focuses on international consumer products trading, with business operations in Asia, the U.S., Europe and Australasia. Xingyun International Company Limited is jointly controlled by (i) Xingyun Group Limited, a BVI business company incorporated under the laws of the British Virgin Islands, which is wholly owned by Mr. Wei Wang; (ii) Eastern Bell International VII Limited, a BVI business company incorporated under the laws of the British Virgin Islands, and Dingyi II Overseas International Limited, a BVI business company incorporated under the laws of the British Virgin Islands. Eastern Bell International VII Limited is wholly owned by ShangHai DingXian Business Consulting Partnership (LP), a limited partnership incorporated under the laws of the PRC, and ultimately controlled by Mr. Li Yan. Dingyi II Overseas International Limited is wholly owned by Ningbo Dingxiang Venture Capital (Limited Partnership), a limited partnership incorporated under the laws of the PRC, and ultimately controlled by Mr. Li Yan; (iii) MPC V HK Limited, a limited company incorporated under the laws of Hong Kong. MPC V HK Limited is owned by MPC V L.P. and MPC V-A L.P.. The general partner of both MPC V L.P. and MPC V-A L.P. is MPC Management V L.P.. The general partner of MPC Management V L.P. is MPC GPGP V Ltd.. Mr. David Su is the controlling shareholder of MPC GPGP V Ltd.; (iv) TK Xingyun Investment Limited, an exempted company incorporated under the laws of the Cayman Islands. TK Xingyun Investment Limited is wholly owned by Taikang Life Insurance Co., Ltd., a limited liability company incorporated under the laws of the PRC, and ultimately controlled by Mr. Dongsheng Chen; (v) YF Hermes Limited, a BVI business company incorporated under the laws of the British Virgin Islands. YF Hermes Limited is wholly owned by Yunfeng Fund IV, L.P., a private fund registered under the laws of the Cayman Islands, and ultimately controlled by Mr. Feng Yu; and (vi) Suzhou GSR United Phase III Equity Investment Partnership (Limited Partnership), a limited partnership incorporated under the laws of the PRC, and Suzhou Zhongxin Botong Jinshi Venture Capital Partnership (Limited Partnership), a limited partnership incorporated under the laws of the PRC, both of which are ultimately controlled by Mr. Xiaofeng Pan.

(2)      Assumes that 4,312,500 Public Shares are redeemed for aggregate redemption payments of approximately $43.25 million, assuming a $10.03 per share redemption price and based on funds in the Trust Account as of June 30, 2024.

(3)      Assumes that 8,625,000 Public Shares are redeemed for aggregate redemption payments of approximately $86.50 million, assuming a $10.03 per share redemption price and based on funds in the Trust Account as of June 30, 2024. If the number of Public Shares redeemed under the maximum redemption scenario is calculated based on the assumptions that following the redemption, (i) SPAC will be able to pay total liabilities in the amount of $3,877,764 as of June 30, 2024 from the Trust Account at the Closing; (ii) SPAC will be able to pay approximately $4.6 million of estimated transaction expenses incurred in connection with the Business Combination from the Trust Account at the Closing; and (iii) after the payment of liabilities and expenses set forth in (i) and (ii) above, SPAC will have U.S.$5,000,001 net tangible assets at the Closing as required by the Business Combination Agreement, which will be distributed immediately to the Company at the instruction of the Company, and used for working capital and general corporate purposes. Assuming a $10.03 per share redemption price, the number of Public Shares remaining outstanding following the redemption must be at least 1,254,496 shares for SPAC to fulfill all of the abovementioned assumptions.

PRICE RANGE OF SECURITIES

Company

Price Range of the Company’s Securities

Historical market price information regarding the Company is not provided because there is no public market for its securities.

The Company has not paid any cash dividends on the Company Ordinary Shares to date.

SPAC

Price Range of SPAC securities

SPAC Public Units, each of which consists of one SPAC Class A Ordinary Share and one-half of one SPAC Public Warrant, began trading on the NYSE under the symbol “CHEB.U” on June 7, 2024. On July 29, 2024, SPAC Class A Ordinary Shares and SPAC Public Warrants began trading on the NYSE under the symbols “CHEB” and “CHEB.WS,” respectively. Each SPAC Public Warrant entitles the holder to purchase one SPAC Class A Ordinary Share at a price of $11.50 per share, subject to adjustments. SPAC Warrants may only be exercised for a whole number of SPAC Class A Ordinary Shares and will become exercisable 30 days after the completion of an initial business combination. SPAC Warrants will expire five years after the completion of an initial business combination or earlier upon redemption or liquidation.

SPAC Class B Ordinary Shares are not listed on any stock exchange.

On            , 2025, the trading date before the public announcement of the Business Combination, SPAC Public Units and SPAC Class A Ordinary Shares closed at $             and $            , respectively. On            , 2025, the Record Date, SPAC Class A Ordinary Shares closed at $            .

Dividend Policy

SPAC has not paid any cash dividends on its SPAC Ordinary Shares to date and do not intend to pay cash dividends prior to the completion of its initial business combination. The payment of cash dividends in the future will be dependent upon SPAC’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of its initial business combination. The payment of any cash dividends of the Company Ordinary Shares subsequent to the initial business combination will be within the discretion of the Company Board at such time.

The Company Board has complete discretion in deciding whether to distribute dividends, subject to certain restrictions under Cayman Islands law, namely that it may only pay dividends out of profits or share premium, and provided always that in no circumstances may a dividend be paid if this would result in it being unable to pay its debts as they fall due in the ordinary course of business. In addition, the Company’s shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by the Company Board. Even if the Company Board decides to pay dividends, the timing, amount and form of future dividends, if any, will depend on, among other things, its future results of operations and cash flow, its capital requirements and surplus, the amount of distributions, if any, received by it from its subsidiaries, its financial condition, contractual restrictions and other factors deemed relevant by the Company Board.

LEGAL MATTERS

The legality of the Company Class A Ordinary Shares offered by this proxy statement/prospectus and certain other Cayman Islands legal matters will be passed upon for the Company by Harney Westwood & Riegels. Certain legal matters relating to U.S. law will be passed upon for the Company by Hogan Lovells. Certain legal matters relating to PRC law will be passed upon for the Company by Han Kun Law Offices. Certain legal matters relating to Cayman Islands law will be passed upon for SPAC by Ogier. Certain legal matters relating to U.S. law will be passed upon for SPAC by Paul Hastings LLP. Certain legal matters relating to PRC law will be passed upon for SPAC by Haiwen & Partners.

EXPERTS

The financial statements of Chenghe Acquisition II Co. for the period from January 15, 2024 (inception) through March 4, 2024 included in this proxy statement/prospectus have been audited by Enrome LLP, independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere in this proxy statement/prospectus, and are included in reliance on such report given upon such firm as experts in auditing and accounting.

The financial statements of Polibeli Group Ltd as of December 31, 2022 and 2023 and for each of the two years ended December 31, 2022 and 2023 included in this proxy statement/prospectus have been audited by Marcum Asia CPAs LLP, an independent registered public accounting firms, as stated in their report (dated September 26, 2024, except for Note 1(b) and Note 3(y) which are dated November 13, 2024 and December 27, 2024, respectively). Such financial statements are included in reliance upon the report of such firm giving their authority as experts in accounting and auditing.

Marcum Asia CPAs LLP will be the auditors of the Company following Closing.

SERVICE OF PROCESS AND ENFORCEABILITY OF CIVIL LIABILITIES UNDER
U.S. SECURITIES LAWS

The Company is a company incorporated as an exempted company under the laws of the Cayman Islands with limited liability, which can enjoy the following benefits: (a) political and economic stability; (b) an effective judicial system; (c) a favorable tax system; (d) the absence of exchange control or currency restrictions; and (e) the availability of professional and support services. However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include:

•        the Cayman Islands has a less exhaustive body of securities laws than the United States and these securities laws provide significantly less protection to investors; and

•        Cayman Islands companies may not have standing to sue before the federal courts of the United States.

The Company’s constitutional documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, among us, our officers, directors and shareholders, be arbitrated.

All of the Company’s directors and executive ofﬁcers as of the closing of the Business Combination will reside outside the United States. The majority of the Company’s assets and the assets of those non-resident persons are located outside the United States. As a result, it may be difficult or impossible for shareholders to effect service of process within the United States upon the Company or those persons or to enforce against the Company or them, judgments obtained in U.S. courts, or to enforce in U.S. courts, judgments obtained against them in courts in jurisdictions outside the United States, including judgments predicated upon civil liability provisions of the federal securities laws of the United States or other laws of the United States. It may also be difficult for shareholder to enforce judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against the Company and its executive officers and directors.

The Company has appointed Cogency Global Inc. as its agent upon whom process may be served in any action brought against the Company under the laws of the United States arising out of this offering or any purchase or sale of securities in connection with this offering. In addition, investors should not assume that the courts of the Cayman Islands would enforce (i) judgments of U.S. courts obtained in actions against the Company, its ofﬁcers or directors, or other said persons, predicated upon the civil liability provisions of the federal securities laws of the United States or other laws of the Company; or (ii) in original actions, impose liabilities against the Company or such directors, ofﬁcers or experts predicated upon the federal securities laws of the United States or other laws of the United States. In addition, there is doubt as to the applicability of the civil liability provisions of federal securities laws of the United States to original actions instituted in the Cayman Islands. It may be difﬁcult for an investor, or any other person or entity, to assert U.S. securities laws claims in original actions instituted in the Cayman Islands.

The Company has been advised by its Cayman Islands legal counsel that there is uncertainty as to whether the courts of the Cayman Islands would:

•        recognize or enforce against the Company judgments of courts of the United States based on certain civil liability provisions of U.S. securities laws; and

•        entertain original actions brought in each respective jurisdiction against the Company or its directors or officers predicated upon the federal securities laws of the United States or the securities laws of any state in the United States.

We have been advised by our Cayman Islands legal counsel although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), the Grand Court of the Cayman Islands will at common law enforce final and conclusive in personam judgments of state and/or federal courts of the United States of America (the “Foreign Court”) of a debt or definite sum of money against the Company (other than a sum of money payable in respect of taxes or other charges of a like nature, a fine or other penalty (which may include a multiple damages judgment in an anti-trust action) or where enforcement would be contrary to public policy). The Grand Court of the Cayman Islands will also at common law enforce final and conclusive in personam judgments of the Foreign Court that are non-monetary against the Company, for example, declaratory judgments ruling upon the true legal owner of shares in a Cayman Islands company. The Grand Court of the Cayman Islands will exercise its discretion in the enforcement of non-money judgments by having regard to the circumstances, such as considering whether the principles of comity apply. To be treated as final and conclusive, any relevant judgment must be regarded as res judicata by the Foreign Court. A debt claim on a foreign judgment must be brought within six years of the date of the judgment, and arrears of interest on a judgment debt cannot be recovered after six years from the date on which the interest was due. The courts of the Cayman Islands are unlikely to enforce a judgment obtained from the Foreign Court under civil liability provisions of U.S. federal securities law if such a judgment is found by the courts of the Cayman Islands to give rise to obligations to make payments that are penal or punitive in nature. Such a determination has not yet been made by the Grand Court of the Cayman Islands. A court of the Cayman Islands may stay enforcement proceedings if concurrent proceedings are being brought elsewhere. A judgment entered in default of appearance by a defendant who has had notice of the Foreign Court’s intention to proceed may be final and conclusive notwithstanding that the Foreign Court has power to set aside its own judgment and despite the fact that it may be subject to an appeal the time-limit for which has not yet expired. The Grand Court of the Cayman Islands may safeguard the defendant’s rights by granting a stay of execution pending any such appeal and may also grant interim injunctive relief as appropriate for the purpose of enforcement.

WHERE YOU CAN FIND MORE INFORMATION

SPAC ﬁles reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read SPAC’s SEC ﬁlings, including this proxy statement/prospectus, over the Internet at the SEC’s website at http://www.sec.gov. If you would like additional copies of this proxy statement/prospectus or SPAC’s other ﬁlings with the SEC (excluding exhibits) or if you have questions about the Business Combination or the SPAC Shareholder Proposals to be presented at the SPAC Shareholders’ Meeting, you should contact SPAC’s proxy solicitation agent at the following address and telephone number:

You will not be charged for any of the documents you request. If your shares are held in a share brokerage account or by a bank or other nominee, you should contact your broker, bank or other nominee for additional information.

If you are a SPAC Shareholder and would like to request documents, please do so by            , 2025 (five (5) Business Days before the date of the SPAC Shareholders’ Meeting), in order to receive them before the SPAC Shareholders’ Meeting. If you request any documents from SPAC, SPAC will mail them to you by ﬁrst class mail, or another equally prompt means. All information contained in this proxy statement/prospectus relating to SPAC has been supplied by SPAC, and all such information relating to the Company and Merger Sub has been supplied by the Company. Information provided by either SPAC or the Company does not constitute any representation, estimate or projection of any other party.

This document is a proxy statement of SPAC for the SPAC Shareholders’ Meeting. SPAC has not authorized anyone to give any information or make any representation about the Business Combination or the parties thereto, including SPAC, that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus, unless the information speciﬁcally indicates that another date applies. This proxy statement/prospectus is part of a registration statement and constitutes a prospectus of the Company in addition to being a proxy statement of SPAC for the SPAC Shareholders’ Meeting. As allowed by SEC rules, this proxy statement/prospectus does not contain all of the information you can ﬁnd in the exhibits to the registration statement. Information and statements contained in this proxy statement/prospectus are qualiﬁed in all respects by reference to the copy of the relevant contract or other document included as an annex to this proxy statement/prospectus.

POLIBELI GROUP LTD
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

POLIBELI GROUP LTD
INDEX THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Chenghe Acquisition II Co.
INDEX TO FINANCIAL STATEMENTS

Chenghe Acquisition II Co.
INDEX TO FINANCIAL STATEMENTS

Financial Statements of Chenghe Acquisition II Co.:	Page
Condensed Balance Sheet as of June 30, 2024 (Unaudited) and March 4, 2024 (Audited)	F-80

Condensed Statements of Operations for the period from January 15, 2024 (inception) through March 31, 2024 (Unaudited), for the three months ended June 30, 2024 (Unaudited) and for the period from January 15, 2024 (inception) through June 30, 2024 (Unaudited)

F-81
Condensed Statements of Changes in Shareholders’ Deficit for the three months ended June 30, 2024 (Unaudited) and for the period from January 15, 2024 (inception) through June 30, 2024 (Unaudited)	F-82
Condensed Statement of Cash Flows for the period from January 15, 2024 (inception) through June 30, 2024 (Unaudited)	F-83
Notes to Condensed Financial Statements (Unaudited)	F-84

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of POLIBELI GROUP LTD

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of POLIBELI GROUP LTD and its subsidiaries (the “Company”) as of December 31, 2023 and 2022, the related consolidated statements of operations and comprehensive loss, changes in deficit and cash flows for each of the two years in the period ended December 31, 2023, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

We have served as the Company’s auditor since 2024.

New York, New York

September 26, 2024, except for the restructuring described in Note 1(b) and the revenue by product and service disclosure described in Note 3(y) as to which the dates are November 13, 2024 and December 27, 2024, respectively.

POLIBELI GROUP LTD
CONSOLIDATED BALANCE SHEETS
(In U.S. Dollar, except for share data, or otherwise noted)

		As of December 31,
	Note	2022	2023
ASSETS
Current assets:
Cash	3(e)	$2,600,086	$2,967,746
Accounts receivable, net	4	3,904,704	3,455,884
Inventories, net	5	5,996,560	4,406,600
Advances to suppliers		1,619,929	2,094,166
Amount due from related parties, net	12	186,453	333,527
Prepaid expenses and other current assets, net	6	1,399,902	1,588,684
Total current assets		15,707,634	14,846,607

Non-current assets:
Property and equipment, net	7	2,629,201	4,363,399
Operating lease right-of-use assets, net	11	794,846	780,290
Other non-current assets, net		56,151	155,276
Total non-current assets		3,480,198	5,298,965
TOTAL ASSETS		$19,187,832	$20,145,572

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities
Accounts payable		$32,652	$667,870
Current portion of long-term borrowings	8	359,882	375,703
Amount due to related parties	12	9,961,462	2,004,402
Advances from customers	3(m)	2,155,521	552,110
Accrued expenses and other current liabilities	9	503,237	831,207
Operating lease liabilities	11	438,103	335,034
Total current liabilities		13,450,857	4,766,326

Non-current liabilities
Long-term borrowings	8	983,696	1,311,957
Amount due to related parties	12	8,823,438	22,822,722
Operating lease liabilities	11	468,695	437,430
Total non-current liabilities		10,275,829	24,572,109
TOTAL LIABILITIES		23,726,686	29,338,435

Deficit
Ordinary shares (par value of $0.0001 per share; 500,000,000 and 500,000,000 shares authorized, issued and outstanding as of December 31, 2022 and 2023, respectively)*		50,000	50,000
Subscription receivable		(50,000)	(50,000)
Paid-in capital		6,525,668	6,412,686
Additional paid-in capital		901,388	901,388
Capital receivable from shareholders	12	(2,337,213)	—
Accumulated deficit		(9,250,860)	(15,977,549)
Accumulated other comprehensive loss		(377,837)	(529,388)
Total shareholders’ deficit attributable to Polibeli Group Ltd		(4,538,854)	(9,192,863)
Non-controlling interests		212,454	214,434
Capital receivable from non-controlling interests		(212,454)	(214,434)
Total shareholders’ deficit		(4,538,854)	(9,192,863)
TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT		$19,187,832	$20,145,572

____________

*        The share and per share information are presented on a retrospective basis to reflect the Reorganization completed on May 27, 2024. (Note 1(b) and Note 13)

The accompanying notes are an integral part of these consolidated financial statements.

POLIBELI GROUP LTD
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(In U.S. Dollar, except for per share data, or otherwise noted)

		For the years ended December 31,
	Note	2022	2023
Revenues (including revenues from related parties of US$2,354,307 and US$2,022,691 for the year ended December 31, 2022 and 2023, respectively)	3(m), 3(y)	$28,747,444	$22,791,538
Cost of revenues (including cost of revenues from related parties of US$8,703,467 and US$4,849,877 for the year ended December 31, 2022 and 2023, respectively)		(30,293,041)	(21,758,592)
Gross (loss)/profit		(1,545,597)	1,032,946

Operating expenses
Selling and marketing expenses		(2,911,952)	(3,265,269)
General and administrative expenses		(3,469,960)	(4,076,003)
Total operating expenses		(6,381,912)	(7,341,272)

Loss from operations		(7,927,509)	(6,308,326)

Other income/(expenses)
Other income, net		134,066	171,740
Financial expenses, net		(253,859)	(587,272)
Total other expenses, net		(119,793)	(415,532)

Loss before income tax expense		(8,047,302)	(6,723,858)
Income tax expense	10	—	(2,831)
Net loss		$(8,047,302)	$(6,726,689)
Less: net loss attributable to non-controlling interests		—	—
Net loss attributable to Polibeli Group Ltd		$(8,047,302)	$(6,726,689)

Net loss		(8,047,302)	(6,726,689)

Other comprehensive loss:
Foreign currency translation adjustment		(375,065)	(151,551)
Total comprehensive loss		$(8,422,367)	$(6,878,240)
Less: total comprehensive income attributable to non-controlling interests		—	—
Comprehensive loss attributable to Polibeli Group Ltd		$(8,422,367)	$(6,878,240)

Loss per ordinary share attributable to Polibeli Group Ltd
Basic and diluted	3(w)	$(0.02)	$(0.01)

Weighted average number of ordinary shares outstanding*
Basic and diluted		500,000,000	500,000,000

____________

*        The share and per share information are presented on a retrospective basis to reflect the Reorganization completed on May 27, 2024. (Note 1(b) and Note 13)

The accompanying notes are an integral part of these consolidated financial statements.

POLIBELI GROUP LTD
CONSOLIDATED STATEMENTS OF CHANGES IN DEFICIT
(In U.S. Dollars, except for share, or otherwise noted)

			Ordinary Shares*		Subscription receivables	Paid-in capital	Additional paid-in capital	Capital receivables from shareholders	Accumulated deficit	Accumulated other comprehensive loss	Total shareholders’ deficit attributable to Polibeli Group Ltd	Non- controlling interests	Capital receivables from non- controlling interests	Total shareholders’ deficit
	Note		Shares*	Amount
Balance as of December 31, 2021			500,000,000	$50,000	$(50,000)	$2,981,342	$901,388	$—	$(1,203,558)	$(2,772)	$2,676,400	$—	$—	$2,676,400
Net loss			—	—	—	—	—	—	(8,047,302)	—	(8,047,302)	—	—	(8,047,302)
Capital injection	12		—	—	—	3,544,326	—	(2,337,213)	—	—	1,207,113	209,748	(209,748)	1,207,113
Foreign currency translation adjustments			—	—	—	—	—	—	—	(375,065)	(375,065)	2,706	(2,706)	(375,065)
Balance as of December 31, 2022			500,000,000	$50,000	$(50,000)	$6,525,668	$901,388	$(2,337,213)	$(9,250,860)	$(377,837)	$(4,538,854)	$212,454	$(212,454)	$(4,538,854)
Net loss			—	—	—	—	—	—	(6,726,689)	—	(6,726,689)	—	—	(6,726,689)
Reorganization effect**	1 14	(b),	—	—	—	(144,868)	—	—	—	—	(144,868)	—	—	(144,868)
Capital injection	12		—	—	—	31,886	—	2,337,213	—	—	2,369,099	—	—	2,369,099
Foreign currency translation adjustments			—	—	—	—	—	—	—	(151,551)	(151,551)	1,980	(1,980)	(151,551)
Balance as of December 31, 2023			500,000,000	$50,000	$(50,000)	$6,412,686	$901,388	$—	$(15,977,549)	$(529,388)	$(9,192,863)	$214,434	$(214,434)	$(9,192,863)

____________

*        The share and per share information are presented on a retrospective basis to reflect the Reorganization completed on May 27, 2024. (Note 1(b) and Note 13)

**      Represents the reorganization transaction as discussed in Note 1(b).

The accompanying notes are an integral part of these consolidated financial statements.

POLIBELI GROUP LTD
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In U.S. Dollar, except for share, or otherwise noted)

		For the years ended December 31,
	Note	2022	2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss		$(8,047,302)	$(6,726,689)
Adjustments to reconcile net loss to net cash used in operating activities:
Provision of expected credit loss	3(g), 4, 6	115,286	470,265
Write-down of inventories	3(h)	574,744	99,761
Depreciation and amortization	7	83,833	120,041
Amortization of operating lease right-of-use assets		386,796	410,042
Provision of refund liabilities		769	2,334
Gain from early termination of an operating lease		—	(35,845)
Unrealized (gain)/loss of foreign exchange		(85,401)	177,533
Changes in operating assets and liabilities:
Accounts receivable		(2,960,498)	(87,617)
Inventories		(3,416,230)	1,746,905
Advances to suppliers		640,854	(554,897)
Prepaid expenses and other current assets		(410,423)	(286,670)
Amount due from related parties		1,058,440	(150,360)
Other non-current assets		(41,144)	(99,125)
Accounts payable		(15,126)	642,152
Accrued expenses and other current liabilities		(99,177)	325,636
Amount due to related parties		2,743,699	1,250,249
Advances from customers		1,474,239	(1,521,442)
Operating lease liabilities		(304,315)	(493,976)
Net cash used in operating activities		$(8,300,956)	$(4,711,703)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment		(150,624)	(1,995,847)
Net cash used in investing activities		$(150,624)	$(1,995,847)

CASH FLOWS FROM FINANCING ACTIVITIES
Capital injection	12	1,207,113	2,369,099
Proceeds from related parties		8,809,069	5,134,247
Proceeds from long-term borrowings		—	782,917
Repayments of borrowings		(348,801)	(350,690)
Repayments of loans from related parties	12	—	(851,187)
Net cash provided by financing activities		$9,667,381	$7,084,386

Effect of exchange rate changes		$(110,103)	$(9,176)

Net change in cash		1,105,698	367,660

Cash beginning of the year		1,494,388	2,600,086
Cash end of the year		$2,600,086	$2,967,746

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Income tax paid		$6,939	$2,834
Interest expense paid		$16,533	$51,148
Cash paid for operating leases		$337,565	$552,534

SUPPLEMENTAL DISCLOSURE OF NON-CASH ACTIVITIES
Additions of operating lease right-of-use assets in exchange of operating lease liabilities		$514,439	$565,415
Disposal of operating lease right-of-use assets in exchange of operating lease liabilities		—	(430,592)

The accompanying notes are an integral part of these consolidated financial statements.

POLIBELI GROUP LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2023
(In U.S. Dollar, except for share data)

1.      ORGANIZATION AND PRINCIPAL ACTIVITIES

(a)    Principal activities

Polibeli Group Ltd (the “Company” or “Polibeli”) was incorporated under the laws of the Cayman Islands on March 12, 2024 as an exempted company with limited liability. Polibeli with its subsidiaries (collectively referred to as the “Group”) are principally engaged in global goods trading and others to promote circulation of goods with aim to make global trading easier.

(b)    Reorganization

Polibeli was incorporated by Xingyun International Company Limited (“Xingyun International”) on March 12, 2024 in the Cayman Islands as its 100% wholly-owned subsidiary. The operating subsidiaries as listed below (the “Operating Subsidiaries”) were established from 2016 to 2023, with business footprint covering Asia, Europe and North America. Before the establishment of the Company, the Operating Subsidiaries were all ultimately controlled by the Company’s parent company, Xingyun International, who also owns many other subsidiaries beyond the Group. In anticipation of a new group structure for a merge with Chenghe Acquisition II Co. (“Chenghe”), the Group undertook the following steps to effect a restructuring which is accounted for as a reorganization of entities under common control (the “Reorganization”) to make the Company as the parent company of all the Operating Subsidiaries through a series of equity transfer of the Operating subsidiaries from Xingyun International to Polibeli, with details as follow:

•        From September to December in 2023, 100% equity interests of Cloud France, Cloud Korea, Cloud Italy and Cloud America were transferred from Yun Yuan (HK) Trading Co., Ltd (“Yun Yuan HK”), which is a wholly-owned subsidiary of Xingyun International, to Cloud Singapore in exchange for cash. The considerations transferred equals the paid-in capital value at formation of these entities, representing EUR50,000 for Cloud France, KRW38,000,000 for Cloud Korea, and EUR50,000 for Cloud Italy. Cloud America was transferred at a nominal consideration of US$1 as the registered capital investment has not been paid by Yun Yuan HK. The legal and commercial ownership of the subsidiaries have been transferred to Cloud Singapore in 2023, and the respective considerations have been settled in cash in 2024.

•        In February 2024, 100% equity interests of Singapore International was transferred from Hong Kong Xinyun Trading Limited (“Xinyun Trading”), which is a wholly owned subsidiary of Xingyun International, to Cloud Singapore in exchange for US$1, as the paid-in capital value at formation of these entities has not been paid by Xinyun Trading. The legal and commercial ownership have been transferred to Cloud Singapore, and the consideration has been settled in cash in April 2024.

•        In March 2024, 99% equity interests of PT Ezmart and PT Cloud and its subsidiaries (including PT Innovative and PT XY Jaya) were transferred from Yun Yuan HK to Cloud Singapore at a total consideration amounted to IDR52,740 million. All the considerations has been settled in cash in April 2024.

•        In March 2024 and April 2024, 100% equity interests of Cloud Japan and Japan Biltech were transferred from Hong Kong Xinyun Logistics Trading Ltd (“Xinyun Logistics”) and Yun Yuan HK to Cloud Singapore, respectively. The equity considerations of Cloud Japan and Japan Biltech are the paid-in capital injected at formation of these entities, amounted to JPY305 million and JPY5 million, respectively. All the considerations has been settled in cash in April 2024.

•        In March 2024, Polibeli was incorporated as a wholly-owned subsidiary of Xingyun International. As of the incorporation date, the total authorized share capital is US$50,000, and the total issued and outstanding ordinary shares was 500,000,000 with a par value of US$0.0001.

•        After a series of equity transfer transactions aforementioned, Cloud Singapore held 100% equity interest of the other Operating Subsidiaries (except for 99% equity interest of PT Cloud, PT Innovative, PT Ezmart; and 67% equity interest of PT XY Jaya). On May 27, 2024, the equity interest of Cloud Singapore was transferred from Xinyun Trading to Polibeli at a consideration of US$10,000.

POLIBELI GROUP LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2023
(In U.S. Dollar, except for share data)

1.      ORGANIZATION AND PRINCIPAL ACTIVITIES (cont.)

The main purpose of the Reorganization was to establish a Cayman holding company for the existing business in preparation for an overseas initial public offering. Immediately before and after the Reorganization completed on May 27, 2024 as described above, Polibeli together with the Operating Subsidiaries were under the same ultimate control of Xingyun International. The Group has accounted for the Reorganization as transaction between entities with common ownership, which is akin to a reorganization of entities under common control. Thus, the current capital structure has been retrospectively presented in prior periods as if such structure existed at that time, the entities under common control are presented on a consolidated basis for all periods to which such entities were under common control. Since all of the subsidiaries were under common control for the entirety of the years ended December 31, 2022 and 2023, the results of these subsidiaries are included in the financial statements for both periods, and the equity has been restated to reflect the change as well.

As of December 31, 2023, the defined Operating Subsidiaries are as follows:

Name	Date of Incorporation	Place of Incorporation	Percentage of Effective Ownership	Principal Activities
Tian Xing Cloud (Singapore) Supply Chain Pte. Ltd (“Cloud Singapore”)	May 17, 2021	Singapore	100%	Trading
Tianxingyun International Trade Pte. Ltd (“Singapore International”)	February 27, 2020	Singapore	100%	Trading
Tian Xing Cloud (America) Supply Chain Ltd (“Cloud America”)	April 22, 2021	The United States	100%	Trading
Tian Xing Cloud (France) Supply Chain (“Cloud France”)	August 30, 2021	France	100%	Trading
Tian Xing Cloud Supply Chain Korea Ltd (“Cloud Korea”)	September 7, 2021	Korea	100%	Trading
Tianxing Cloud (Italy) Supply Chain Srl (“Cloud Italy”)	September 20, 2021	Italy	100%	Trading
Kouun Syoji Co., Ltd (“Cloud Japan”)	May 13, 2016	Japan	100%	Trading
Biltech Ltd (“Japan Biltech”)	November 16, 2021	Japan	100%	Trading
PT Tian Xing Cloud Supply Chain Indonesia (“PT Cloud”)	May 17, 2021	Indonesia	99%	Trading
PT Innovative Cloud Indonesia (“PT Innovative”)	April 5, 2023	Indonesia	99%	Trading
PT Ezmart Electronic Commerce Indonesia (“PT Ezmart”)	June 29, 2022	Indonesia	99%	Trading
PT Xingyunindo Jaya Niaga (“PT XY JAYA”)	November 29, 2022	Indonesia	67%	Trading

POLIBELI GROUP LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2023
(In U.S. Dollar, except for share data)

2.      GOING CONCERN

The Group’s consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and liquidation of liabilities during the normal course of operations. The Group incurred net losses of US$8,047,302 and US$6,726,689, and net cash used in operating activities of US$8,300,956 and US$4,711,703 for the years ended December 31, 2022 and 2023 respectively. As of December 31, 2023, the Group had accumulated deficit of US$15,977,549, and positive working capital of US$10,080,281. Overall, the Group evaluates the adverse factors including the historical adverse financial performance and expected loss-making situation in a foreseeable period and initial establishment of certain subsidiaries to inevitably incur start-up costs in research and development as well as market expansion activities. Such conditions in the aggregate indicated a substantial doubt regarding the Group’s ability to continue as a going concern.

The Group intends to meet the cash requirements for the next twelve months from the issuance date of consolidated financial statements through the following mitigation plans:

(1)    On June 3, 2024, the Group entered into a financial support agreement with a related party, Hong Kong Xinyun Trading Limited (“Xinyun Trading”). Pursuant to this agreement, Xinyun Trading will provide a line of credit with an amount up to US$18,028,423 (RMB128,000,000) to support the Group to meet its liabilities and commitments as they become due, for a period of at least eighteen months effective from issuance of this financial support agreement, with no subjection to any interest, conditions or covenant in the terms. To the extent of the stipulated contractual obligation, the Group can rely on the cash funding from related party loans from Xinyun Trading to ensure the sufficiency of cash flow through the next twelve months from the issuance date of consolidated financial statements for the years ended December 31, 2022 and 2023.

(2)    On August 7, 2024, PT Cloud, a subsidiary of the Group, entered into another loan agreement with a related party, Hong Kong Xinyun Logistics Trading Limited (“Xinyun Logistics”), pursuant to which Xinyun Logistics will provide a loan amount up to US$2,000,000 with no subjection to conditions or covenant in the terms. The loan term under this contract is 5 years, starting from August 19, 2024 to August 18, 2029. The annual interest rate in 2024 is 4.2%, and the annual interest rate in subsequent years shall be implemented according to the annual interest rate determined by Xinyun Logistics. On August 22, 2024, PT Cloud has borrowed US$1,000,000 under this loan agreement.

(3)    The Group would make continuous efforts to improve operating efficiency, standardize operations to reduce discretionary spending, enhance cost controls, and create synergy of allocated resources. However, there is no assurance that the measure can be achieved as planned.

Taking into consideration all these actions mentioned above, management concluded that the substantial doubt on the Group’s ability to continue as a going concern can be alleviated through the effective implementation of the mitigation plans. As a result, the management prepared the consolidated financial statements assuming the Group will continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

3.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)    Basis of presentation

The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) and pursuant to the rules and regulations of the Securities Exchange Commission (“SEC”).

(b)    Basis of consolidation

The consolidated financial statements include the financial statements of the Company and its subsidiaries. All intercompany transactions and balances among the Company and its subsidiaries have been eliminated upon consolidation.

POLIBELI GROUP LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2023
(In U.S. Dollar, except for share data)

3.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

(c)     Use of estimates

The preparation of the consolidated financial statements in accordance with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, related disclosures of contingent assets and liabilities at the balance sheet date, and the reported revenues and expenses during the reported periods in the consolidated financial statements and accompanying notes. Significant accounting estimates include, but not limited to provision of allowance for expected credit losses, estimates for inventory provisions, and valuation allowance for deferred tax assets. Changes in facts and circumstances may result in revised estimates. Actual results could differ from those estimates, and as such, differences may be material to the consolidated financial statements.

(d)    Foreign currency

The Group’s reporting currency is United States dollars (“US$” or “$”). The Group’s subsidiaries incorporated in Japan, Indonesia, Singapore, Korea, France, Italy and the United States generally use their respective local currencies as their functional currencies, including Japanese Yen (“JPY”), Indonesian Rupiah (“IDR”), Singapore Dollars (“SGD”), Korean Won (“KRW”), Euro (“EUR”) and US$. The determination of the respective functional currency is based on the criteria of ASC Topic 830, Foreign Currency Matters.

Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates quoted by authoritative banks prevailing at the dates of the transactions. Exchange gains and losses resulting from those foreign currency transactions denominated in a currency other than the functional currency are recorded as foreign currency exchange gain or loss included in “Financial expenses, net” in the consolidated financial statements of operations and comprehensive loss.

The Group entities with functional currencies other than the US$, translate their operating results and financial position into US$, the Group’s reporting currency. Monetary assets and liabilities in foreign currencies are translated into US$ using the applicable exchange rates at the balance sheet date. Equity accounts other than earnings generated in current period are translated into US$ at the appropriate historical rates. Revenues, expenses, gains and losses are translated into US$ using the periodic average exchange rates. The resulting foreign currency translation adjustments are recorded in accumulated other comprehensive loss as a component of shareholders’ deficit. The rates are obtained from H.10 statistical release of the U.S. Federal Reserve Board.

	December 31, 2022		December 31, 2023
	Year-end spot rate	Average rate	Year-end spot rate	Average rate
US$ against JPY	131.8100	131.4589	140.9200	140.5001
US$ against KRW	1,260.1800	1,291.7796	1,290.9700	1,306.7637
US$ against SGD	1.3404	1.3787	1.3193	1.3428
US$ against EUR	0.9348	0.9493	0.9040	0.9245
US$ against IDR	15,532.7742	14,844.9205	15,389.3506	15,236.4300

(e)     Cash

Cash only consists of cash in banks. The Group maintains cash with various financial institutions in different regions. As of December 31, 2022 and 2023, substantially all of the Group’s cash were held in reputable financial institutions located in the Japan, Korea, Indonesia and Europe. The Group has not experienced any losses in bank accounts and believes it is not exposed to any credit risks on its cash in bank accounts.

POLIBELI GROUP LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2023
(In U.S. Dollar, except for share data)

3.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Cash as reported in the consolidated balance sheets are presented in denomination currency as follows:

	As of December 31,
	2022		2023
Cash	Amount	USD Equivalent	Amount	USD Equivalent
IDR	3,914,695,584	252,028	15,514,557,323	1,008,136
KRW	629,194,020	499,289	899,570,982	696,818
EUR	617,448	660,545	460,288	509,170
USD	623,382	623,382	444,429	444,429
JPY	52,749,262	400,192	30,806,002	218,606
Others	not applicable	164,650	not applicable	90,587
Total		2,600,086		2,967,746

(f)     Accounts receivable, net

Accounts receivable represent the amounts that the Group has an unconditional right to consideration. Accounts receivable that are ultimately deemed to be uncollectible, and for which collection efforts have been exhausted, are written off against the allowance for credit losses. As of December 31, 2022 and 2023, the allowance for credit losses for the Group’s accounts receivable was US$119,455 and US$526,173, respectively.

(g)    Expected credit losses

On January 1, 2022, the Group adopted ASU 2016-13, “Financial Instruments — Credit Losses (Topic 326): Measurement on Credit Losses on Financial Instruments”, including certain subsequent amendments, transitional guidance and other interpretive guidance within ASU 2018-19, ASU 2019-04, ASU 2019-05, ASU 2019-11, ASU 2020-02 and ASU 2020-03 (collectively, including ASU 2016-13, “ASC 326”). ASC 326 introduces an approach based on expected losses to estimate the allowance for doubtful accounts, replacing the previous incurred loss impairment model, which makes allowances when there is substantial doubt as to the collectability and a loss is determined to be probable.

The Group’s accounts receivable and deposits in prepaid expenses and other current assets, net are within the scope of ASC 326. The Group maintains an estimated allowance for credit losses to reduce them to the amount that it believes will be collected. The Group has identified the relevant risk characteristics of its customers and the related receivables and deposits in prepaid expenses and other current assets, which include size, types of the services or the products the Group provides, or a combination of these characteristics. Receivables with similar risk characteristics have been grouped into pools. For each pool, the Group considers the historical credit loss experience, and current economic conditions in assessing the lifetime expected credit losses. Additionally, external data and macroeconomic factors are also considered. The Group also provides specific provisions for allowance when facts and circumstances indicate that the receivable is unlikely to be collected. The Group adjusts the allowance percentage periodically when there are significant differences between estimated credit losses and actual bad debts. If there is strong evidence indicating that these financial assets are likely to be unrecoverable, the Group also makes specific allowance in the period in which a loss is determined to be probable. The balance of these financial assets is written off after all collection efforts have been exhausted. For the years ended December 31, 2022 and 2023, the Group recognized expected credit loss of US$115,286 and US$470,265, respectively.

(h)    Inventories, net

Inventories are stated at the lower of cost or net realizable value, with net realized value represented by estimated selling prices in the ordinary course of business, less reasonably predictable costs of disposal and variable selling expenses. Cost of inventories is determined using moving weighted average method. Adjustments are recorded to write down the cost of inventory to the estimated net realizable value due to slow-moving merchandise and damaged

POLIBELI GROUP LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2023
(In U.S. Dollar, except for share data)

3.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

products, which is dependent upon factors such as historical and forecasted consumer demand. Additionally, certain inventory with expiration date are written off upon expiry. Inventory write-downs of US$574,744 and US$99,761 were recorded for the years ended December 31, 2022 and 2023, respectively.

(i)     Property and equipment, net

Property and equipment are stated at cost less accumulated depreciation and impairment, if any, and depreciated on a straight-line basis over the estimated useful lives of the assets. Cost represents the purchase price of the asset and other costs incurred to bring the asset into its intended use. Estimated useful lives and residual value are as follows:

Category	Estimated useful lives	Residual value
Buildings	15 – 26 years	5%
Vehicles	3 – 4 years	5%
Office equipment and furniture	2 – 5 years	5%

Expenditures for maintenance and repairs, which do not materially extend the useful lives of the assets, are charged to expense as incurred. Expenditures for major renewals and betterments which substantially extend the useful life of assets are capitalized. The cost and related accumulated depreciation of assets retired or sold are removed from the respective accounts, and any gain or loss is recognized in the consolidated statements of operations and comprehensive loss in other income or expenses.

(j)     Impairment of long-lived assets

The Group reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may no longer be recoverable. When these events occur, the Group measures impairment by comparing the carrying value of the long-lived assets to the estimated undiscounted future cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flow is less than the carrying amount of the assets, the Group would recognize an impairment loss, which is the excess of carrying amount over the fair value of the assets, which is determined through various valuation techniques including discounted cash flow models, quoted market values and third-party independent appraisals, as considered necessary. For the years ended December 31, 2022 and 2023, no impairment of long-lived assets was recognized.

(k)    Fair value measurement

Accounting guidance defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Group considers the principal or most advantageous market in which it would transact and it considers assumptions that market participants would use when pricing the asset or liability.

Accounting guidance establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The three levels of inputs are:

•        Level 1 — Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets;

•        Level 2 — Include other inputs other than quoted prices in active market; and

•        Level 3 — Unobservable inputs which are supported by little or no market activity that are significant to the fair value of the assets and liabilities. This includes certain pricing models, discounted cash flow methodologies and similar techniques that use significant unobservable inputs.

POLIBELI GROUP LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2023
(In U.S. Dollar, except for share data)

3.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Accounting guidance also describes three main approaches to measuring the fair value of assets and liabilities: (1) market approach; (2) income approach and (3) cost approach. The market approach uses prices and other relevant information generated from market transactions involving identical or comparable assets or liabilities. The income approach uses valuation techniques to convert future amounts to a single present value amount. The measurement is based on the value indicated by current market expectations about those future amounts. The cost approach is based on the amount that would currently be required to replace an asset.

Financial assets and liabilities of the Group primarily consist of cash, accounts receivable, other receivables included in prepaid expenses and other current assets, amount due from related parties, other non-current assets, accounts payable, other payables included in accrued expenses and other current liabilities, amount due to related parties and long-term borrowing. As of December 31, 2022 and 2023, the carrying amounts of the current financial assets and liabilities approximate their fair values due to the short-term maturity. The carrying amount of non-current liabilities including long-term borrowing approximates their fair value as the related interest rates approximate market rates for similar debt instruments of comparable maturities.

(l)     Commitments and contingencies

In the normal course of business, the Group is subject to commitments and contingencies, including operating lease commitments, legal proceedings and claims arising out of its business that relate to a wide range of matters, such as government investigations and tax matters. The Group recognizes a liability for such contingency if it determines it is probable that a loss has occurred and a reasonable estimate of the loss can be made. The Group may consider many factors in making these assessments on liability for contingencies, including historical and the specific facts and circumstances of each matter. The Group did not identify any significant commitments or contingencies as of December 31, 2022 and 2023.

(m)   Revenue recognition

The Group generates revenues from global goods trading, providing sales supporting services and others.

The Group recognizes revenue pursuant to ASC 606, Revenue from Contracts with Customers (“ASC 606”). In accordance with ASC 606, revenues from contracts with customers are recognized when control of the promised goods or services is transferred to the customers, in an amount that reflects the consideration the Group expects to be entitled to in exchange for those goods or services. Revenues are recorded net of value-added taxes and consumption tax.

Global goods trading

The Group generates revenue from global goods trading by entering into contracts with customers, covering Asia, Europe and North America regions. The majority of the Group’s revenue is derived from sale of global goods. The Group recognizes revenue at a point in time when the goods have been received by the customers. The price of goods is fixed and sales return is usually offered for a period of within 30 days which make the contract consideration variable arising from return allowances. The Group estimates the variable consideration based on the volatility of markets and its past experience with similar types of product sales, and include the amounts of variable consideration in the transaction price to the extent that it is probable that a significant reversal of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is resolved. Such estimates are made using the ‘expected value’ method and is updated as and when additional information is available. Liabilities for variable consideration were included in “Accrued expenses and other current liabilities”. The Group recognizes the revenue at a point of time upon the customers’ acceptance of goods that reflects the control already transferred to the customers.

POLIBELI GROUP LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2023
(In U.S. Dollar, except for share data)

3.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Group considers itself the principal and recognizes revenues from global goods trading on a gross basis through the following considerations:

•        The Group is primarily responsible for fulfilling the promise to provide agreed-upon goods, in the aspect of sourcing and determining vendors, contracting with customers and vendors separately, maintaining efficient supply chain including transportation and warehousing, as well as resolving complaints and arranging return of goods due to quality issue, etc.

•        The Group assumes inventory risk, in the aspect of obtaining legal title for the accepted goods before transferring to the customers and bearing risk of potential loss due to factors such as physical damage, decline in value, or obsolescence, without unconditional return right against the vendors.

•        The Group has discretion in establishing the price with the consideration of credit risk of the customers, market demand and transportation cost rather than being limited by the other party to a range or a specified floor of price.

Others

The Group also derives revenues from providing other services, such as global brand operations services and sales promotion services that are ancillaries to global goods trading business, mainly to provide marketing support and online platform account management for merchants who run shops on online platforms. Revenues generated from other services is recognized over the contract period.

The following table disaggregates the Group’s revenue by major sources:

	For the years ended December 31,
	2022	2023
By revenue type
Global goods trading	$28,144,726	$21,877,126
Others	602,718	914,412
Total	$28,747,444	$22,791,538

The following table summarizes the Group’s revenues recognized at a point in time or over time:

	For the years ended December 31,
	2022	2023
Timing of revenue recognition
At a point in time	$28,144,726	$21,877,126
Over time	602,718	914,412
Total	$28,747,444	$22,791,538

Contract balances

When either party to a revenue contract has performed, the Group presents the contract in the consolidated balance sheets as a contract asset or a contract liability, depending on the relationship between the Group’s performance and the customer’s payment. Accounts receivable represent revenue recognized for the amounts invoiced and/or prior to invoicing when the Company has satisfied its performance obligation and has unconditional right to the payment. Contract assets represent the Group’s right to consideration in exchange for goods or services that the Group has transferred to a customer. Other than accounts receivable, the Company had no other material contract assets recorded on its consolidated balance sheets as of December 31, 2022 and 2023, respectively.

POLIBELI GROUP LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2023
(In U.S. Dollar, except for share data)

3.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The contract liabilities consist of advances from customers, which represent cash received for goods and services in advance of revenue recognition and is recognized as revenue when the Group fulfills its performance obligation. The Group’s advances from customers amounted to US$2,155,521 and US$552,110 as of December 31, 2022 and 2023, respectively. During the years ended December 31, 2022 and 2023, the Group recognized US$744,241 and US$2,115,808 revenue that was included in advances from customers balance at January 1, 2022 and 2023, respectively.

(n)    Cost of revenues

Cost of revenues primarily consists of procurement cost, freight-in cost, and to a lesser degree, packaging supplies cost, payroll costs as well as impairment cost due to inventory write-downs.

(o)    Selling and marketing expenses

Selling and marketing expenses mainly consist of payroll expenses, office and utilities expenses, advertising and sales commission expenses, and other expenses related to sales personnel.

(p)    General and administrative expenses

General and administrative expenses mainly consist of payroll expenses, operation and support expenses, rental expenses, expected credit loss of financial assets, office and utilities expenses, depreciation expenses and other expenses related to general corporate functions.

(q)    Employee benefit

Laws require the Group’s entities incorporated to pay to the local labor bureau a monthly contribution calculated at a stated contribution rate on the monthly basis compensation of qualified employees. The Group has no further commitments beyond its monthly contribution. Employee social benefits included as expenses in the accompanying consolidated statements of comprehensive loss amounted to US$302,074 and US$280,472 for the years ended December 31, 2022 and 2023, respectively.

(r)     Leases

The Group enters into lease agreement to have leasing for office spaces. On January 1, 2022, the Group adopted ASU No. 2016-02(Topic 842) “Leases” using the optional transition method through a cumulative-effect adjustment in the period of adoption rather than retrospectively adjusting prior periods. Under Topic 842, lessees are required to recognize assets and liabilities on the balance sheet for most leases.

Upon adoption, the Group elected the package of practical expedients permitted under the transition guidance within the new standard, which allowed the Group to carry forward the historical determination of contracts as leases, lease classification and not reassess initial direct costs for historical lease arrangements. In addition, the Group also elected the practical expedient to apply consistently to all of the Group’s leases to use hindsight in determining the lease term (that is, when considering lessee options to extend or terminate the lease and to purchase the underlying asset) and in assessing impairment of the Group’s right-of-use assets.

At inception of a contract, the Group assesses whether a contract is, or contains, a lease. A contract is or contains a lease if it conveys the right to control the use of an identified asset for a period of time in exchange of a consideration. To assess whether a contract is or contains a lease, the Group assess whether the contract involves the use of an identified asset, whether it has the right to obtain substantially all the economic benefits from the use of the asset and whether it has the right to control the use of the asset.

Right-of-use (“ROU”) assets represent the Group’s rights to use underlying assets for the lease term and lease liabilities represent the Group’s obligation to make lease payments arising from the lease. Operating lease ROU assets and lease liabilities are recognized at commencement date. Lease expense for lease payments is recognized on a straight-line basis over the lease term.

POLIBELI GROUP LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2023
(In U.S. Dollar, except for share data)

3.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Group as a lessee

Operating lease ROU assets

The right-of-use asset is initially measured at cost, which comprises the initial amount of the lease liabilities adjusted for any lease payments made at or before the commencement date, plus any initial direct costs incurred and less any lease incentive received.

Operating lease liabilities

Lease liabilities is initially measured at the present value of the outstanding discounted lease payments at the commencement date. Lease payments included in the measurement of the lease liabilities comprise fixed lease payments, variable lease payments that depend on an index or a rate, amounts expected to be payable under a residual value guarantee and any exercise price under a purchase option that the Group is reasonably certain to exercise. The Group uses the Group’s incremental borrowing rate based on the information available at adoption date or lease commencement date in determining the present value of lease payments. The incremental borrowing rate is a hypothetical rate based on the Group’s understanding of what its credit rating would be to borrow and resulting interest the Group would pay to borrow an amount equal to the lease payments in a similar economic environment over the lease term on a collateralized basis.

Lease liabilities is measured at amortized cost using the effective interest rate method. It is re-measured when there is a change in future lease payments, if there is a change in the estimate of the amount expected to be payable under a residual value guarantee, or if there is any change in the Group assessment of option purchases, contract extensions or termination options. The Group has elected not to present short-term leases on the consolidated balance sheets as these leases have a lease term of 12 months or less at commencement date of the lease and do not include options to purchase or renew that the Group is reasonably certain to exercise. The Group recognizes lease expenses for such short-term lease generally on a straight-line basis over the lease term.

Group as a lessor

When the Group acts as a lessor, it classifies at lease inception (or when there is a lease modification) each of its leases as either an operating lease or a finance lease.

Leases in which the Group does not transfer substantially all the risks and rewards incidental to ownership of an asset are classified as operating leases. Rental income is recognized over the non-cancellable lease term on a straight-line basis and is included in revenue in the consolidated statement of operations and comprehensive loss due to its operating nature. Initial direct costs incurred in negotiating and arranging an operating lease are added to the carrying amount of the leased asset and recognized over the lease term on the same basis on the rental income. The Group does not have any sales-type or direct financing leases for the years ended December 31, 2022 and 2023.

(s)     Income taxes

The Group accounts for income taxes under ASC 740. Provision for income taxes consists of current taxes and deferred taxes. Current tax is recognized based on the results for the year as adjusted for items which are non-assessable or disallowed. It is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statements carrying amounts of existing assets and liabilities and their respective tax bases that will be in effect when the differences are expected to reverse. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period including the enactment date. Valuation allowances are established, based on a more-likely-than-not

POLIBELI GROUP LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2023
(In U.S. Dollar, except for share data)

3.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

threshold, to reduce deferred tax assets to the amount expected to be realized. The Group’s ability to realize deferred tax assets depends on each individual entity’s ability to generate sufficient taxable income within the carry forward periods provided for in the tax law.

The Group applies a “more-likely-than-not” recognition threshold in the evaluation of uncertain tax positions. The Group recognizes the benefit of a tax position in its consolidated financial statements if the tax position is “more-likely-than-not” to prevail based on the facts and technical merits of the position. Tax positions that meet the “more-likely-than-not” recognition threshold is measured at the largest amount of tax benefit that has a greater than fifty percent likelihood of being realized upon settlement. Unrecognized tax benefits may be affected by changes in interpretation of laws, rulings of tax authorities, tax audits, and expiry of statutory limitations. In addition, changes in facts, circumstances and new information may require the Group to adjust the recognition and measurement estimates with regard to individual tax positions. Accordingly, unrecognized tax benefits are periodically reviewed and re-assessed. Adjustments, if required, are recorded in the Group’s consolidated financial statements in the period in which the change that necessities the adjustments occur. The ultimate outcome for a particular tax position may not be determined with certainty prior to the conclusion of a tax audit and, in certain circumstances, a tax appeal or litigation process. The Group records interest and penalties related to unrecognized tax benefits (if any) in income tax expense.

The Group did not accrue any liability, interest or penalties related to uncertain tax positions in its provision for income taxes line of its consolidated statements of loss for the years ended December 31, 2022 and 2023, respectively. The Group does not expect that its assessment regarding unrecognized tax positions will materially change over the next 12 months.

(t)     Value-added tax (“VAT”)

The Group is subject to VAT and related surcharges on revenue generated from goods trading and other revenue. The Group records revenues net of VAT. Entities that are VAT general taxpayers are allowed to offset qualified input VAT, paid to suppliers against their output VAT liabilities. The primary applicable rate of VAT is listed below:

Japan

The Japanese subsidiary is subject to consumption tax. The Consumption Tax Act (Act No. 108 of December 30, 1988, as amended) provides for a multi-step, broad-based tax imposed on most transactions on goods and services in Japan. Consumption tax is assessed at each stage of the manufacturing, importing, wholesale, and retail process. The current consumption tax rate is generally 10%, with an 8% rate applying to a limited number of exceptions.

Indonesia

The Indonesian subsidiary is subject to value-added tax. VAT collection is based on the accrual principle, whereby VAT must be collected at the time of delivery of taxable goods or services. VAT is applicable on deliveries of goods and services within Indonesia at a rate of 11% and VAT on export of goods is zero-rated.

Subsidiaries incorporated in other countries are subject to the respective applicable value added tax rates of the countries where they are resident, with a range from 7% to 22%.

(u)    Non-controlling interest

For the Group’s majority-owned subsidiaries, a non-controlling interest is recognized to reflect the portion of their equity which is not attributable, directly or indirectly, to the Group. Consolidated net loss on the consolidated statements of operation and comprehensive loss includes the net loss attributable to non-controlling interests. The cumulative results of operations attributable to non-controlling interests, are recorded as non-controlling interests in the Group’s consolidated balance sheets.

POLIBELI GROUP LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2023
(In U.S. Dollar, except for share data)

3.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

(v)     Comprehensive loss

The Group applies ASC 220, Comprehensive Income, with respect to reporting and presentation of comprehensive loss in a full set of financial statements. Comprehensive loss is defined to include all changes in equity of the Group during a period arising from transactions and other events and circumstances except those resulting from investments by shareholders and distributions to shareholders. For the years presented, the Group’s comprehensive loss includes net loss and other comprehensive loss, which primarily consists of the foreign currency translation adjustment that has been excluded from the determination of net loss.

(w)    Loss per share

Basic loss per share is computed by dividing net loss attributable to ordinary shareholders, taking into consideration the deemed dividends to preferred shareholders (if any), by the weighted average number of ordinary shares outstanding during the year.

Diluted loss per share is calculated by dividing net loss attributable to ordinary shareholders, as adjusted for the effect of dilutive ordinary equivalent shares, if any, by the weighted average number of ordinary and dilutive ordinary equivalent shares outstanding during the year. Ordinary equivalent shares consist of ordinary shares issuable upon the conversion of the preferred shares, using the if-converted method, and shares issuable upon the exercise of share options using the treasury stock method. Ordinary equivalent shares are not included in the denominator of the diluted loss per share calculation when inclusion of such share would be anti-dilutive.

(x)    Related parties

Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Parties are also considered to be related if they are subject to common control or significant influence, such as a family member or relative, shareholder, or a related corporation.

(y)     Segment reporting

Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker (“CODM”), or decision making group, in deciding how to allocate resources and in assessing performance. The Group’s CODM is the Chief Executive Officer.

The Group’s CODM relies upon the consolidated results of operations as a whole when making decisions about allocating resources and assessing the performance of the Group. As a result of the assessment made by CODM, the Group has only one principal reportable segment as defined by ASC 280.

The following table disaggregates the Group’s revenues by primary geographical markets based on the location of customers for the years ended December 31, 2022 and 2023.

	For the years ended December 31,
	2022	2023
Japan	$17,061,730	$15,520,578
Indonesia	1,618,398	3,818,385
Europe and America(1)	9,118,210	2,035,737
Others(2)	949,106	1,416,838
Total revenues	$28,747,444	$22,791,538

____________

(1)      These two continents are grouped together to present as one geographical market because the attribution of customers base and customer spending power is considered homogeneous within Europe and America market, and the CODM of the Group also reviews the operating results of Europe and America market as a combination and develops similar sales strategies and forecast for Europe and America market.

(2)      No revenues of individual region in others exceeded 10% of the Group’s total revenues for the years ended December 31, 2022 and 2023.

POLIBELI GROUP LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2023
(In U.S. Dollar, except for share data)

3.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The following table disaggregates the geographic information of the Group’s long-lived assets, which consist of property and equipment and operating lease right-of-use assets, as of December 31, 2022 and 2023.

	As of December 31,
	2022	2023
Japan	$2,857,441	$4,277,510
Indonesia	201,738	597,943
Others(3)	364,868	268,236
Total long-lived assets	$3,424,047	$5,143,689

____________

(3)      No long-lived assets of individual region in others exceeded 10% of the Group’s total long-lived assets as of December 31, 2022 and 2023.

The following table disaggregates the Group’s revenues by products and services for the years ended December 31, 2022 and 2023. Product revenues relate to sales of household appliances, consumer electronic accessories, skincare products, oral-care products, cosmetics products, toys and game products, health-care products, and other products. Service revenues relate to revenues from other services, such as global brand operations services and sales promotion services that are ancillaries to global goods trading business.

	For the years ended December 31,
	2022	2023
Product revenues:
Household appliances	$7,873,565	$4,561,964
Consumer electronic accessories	4,714,691	4,335,399
Skincare products	2,467,179	3,765,753
Oral-care products	45,356	3,188,687
Cosmetics products	2,077,638	2,912,957
Toys and game products	4,299,103	2,365,144
Health-care products	4,337,139	2,429
Other products	2,330,055	744,793
Subtotal	$28,144,726	$21,877,126
Service revenues	602,718	914,412
Total revenues	$28,747,444	$22,791,538

(z)     Recent accounting pronouncements

The Group expects to be an emerging growth company (“EGC”) as defined by the Jumpstart Our Business Startups Act (“JOBS Act”). The JOBS Act provides that an EGC can take advantage of extended transition periods for complying with new or revised accounting standards. This allows an EGC to delay adoption of certain accounting standards until those standards would otherwise apply to private companies. The Group elected to take advantage of the extended transition periods. However, this election will not apply should the Group cease to be classified as an EGC.

In March 2023, the FASB issued ASU No. 2023-01, “Leases (Topic 842): Common Control Arrangements”, which amends certain provisions of ASC 842 that apply to arrangements between related parties under common control. In addition, the ASU amends the accounting for leasehold improvements in common-control arrangements for all entities. ASU 2023-01 is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Early adoption is permitted in any annual or interim period as of the beginning of the related fiscal year. The Group will adopt ASU 2023-01 from January 1, 2024. The Group expects the impact of adoption of this ASU to be immaterial to consolidated financial statements.

POLIBELI GROUP LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2023
(In U.S. Dollar, except for share data)

3.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

In October 2023, the FASB issued ASU 2023-06, Disclosure Improvements — codification amendments in response to SEC’s disclosure Update and Simplification initiative which amend the disclosure or presentation requirements of codification subtopic 230-10 Statement of Cash Flows — Overall, 250-10 Accounting Changes and Error Corrections — Overall, 260-10 Earnings Per Share — Overall, 270-10 Interim Reporting — Overall, 440-10 Commitments — Overall, 470-10 Debt — Overall, 505-10 Equity — Overall, 815-10 Derivatives and Hedging — Overall, 860-30 Transfers and Servicing — Secured Borrowing and Collateral, 932-235 Extractive Activities — Oil and Gas — Notes to Financial Statements, 946-20 Financial Services — Investment Companies — Investment Company Activities, and 974-10 Real Estate — Real Estate Investment Trusts — Overall. Many of the amendments allow users to more easily compare entities subject to the SEC’s existing disclosures with those entities that were not previously subject to the SEC’s requirements. Also, the amendments align the requirements in the Codification with the SEC’s regulations. For entities subject to existing SEC disclosure requirements or those that must provide financial statements to the SEC for securities purposes without contractual transfer restrictions, the effective date aligns with the date when the SEC removes the related disclosure from Regulation S-X or Regulation S-K. Early adoption is not allowed. For all other entities, the amendments will be effective two years later from the date of the SEC’s removal. The Group is in the process of evaluating the effect of the adoption of this ASU.

In November 2023, the FASB issued ASU 2023-07, which is an update to Topic 280, Segment Reporting. The amendments in this Update improve financial reporting by requiring disclosure of incremental segment information on an annual and interim basis for all public entities to enable investors to develop more decision-useful financial analyses. The amendments in this update: (1) require that a public entity disclose, on an annual and interim basis, significant segment expenses that are regularly provided to the chief operating decision maker (CODM) and included within each reported measure of segment profit or loss (collectively referred to as the “significant expense principle”), (2) Require that a public entity disclose, on an annual and interim basis, an amount for other segment items by reportable segment and a description of its composition. The other segment items category is the difference between segment revenue less the segment expenses disclosed under the significant expense principle and each reported measure of segment profit or loss, (3) Require that a public entity provide all annual disclosures about a reportable segment’s profit or loss and assets currently required by Topic 280 in interim periods, and (4) Clarify that if the CODM uses more than one measure of a segment’s profit or loss in assessing segment performance and deciding how to allocate resources, a public entity may report one or more of those additional measures of segment profit. However, at least one of the reported segment profit or loss measures (or the single reported measure, if only one is disclosed) should be the measure that is most consistent with the measurement principles used in measuring the corresponding amounts in the public entity’s consolidated financial statements. In other words, in addition to the measure that is most consistent with the measurement principles under generally accepted accounting principles (GAAP), a public entity is not precluded from reporting additional measures of a segment’s profit or loss that are used by the CODM in assessing segment performance and deciding how to allocate resources, (5) Require that a public entity disclose the title and position of the CODM and an explanation of how the CODM uses the reported measure(s) of segment profit or loss in assessing segment performance and deciding how to allocate resources, and (6) Require that a public entity that has a single reportable segment provide all the disclosures required by the amendments in this Update and all existing segment disclosures in Topic 280. The amendments in this Update also do not change how a public entity identifies its operating segments, aggregates those operating segments, or applies the quantitative thresholds to determine its reportable segments. The amendments in this Update are effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. Early adoption is permitted. A public entity should apply the amendments in this Update retrospectively to all prior periods presented in the financial statements. Upon transition, the segment expense categories and amounts disclosed in the prior periods should be based on the significant segment expense categories identified and disclosed in the period of adoption. The Group is in the process of evaluation the impact of adopting this new guidance on its segment disclosures.

In December 2023, the FASB issued ASU 2023-09, Improvement to Income Tax Disclosure. This standard requires more transparency about income tax information through improvements to income tax disclosures primarily related to the rate reconciliation and income taxes paid information. This standard also includes certain other

POLIBELI GROUP LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2023
(In U.S. Dollar, except for share data)

3.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

amendments to improve the effectiveness of income tax disclosures. ASU 2023-09 is effective for public business entities, for annual periods beginning after December 15, 2024. For entities other than public business entities, the amendments are effective for annual periods beginning after December 15, 2025. The Group is in the process of evaluation the impact of adopting this new guidance on its consolidated financial statements.

Recently issued ASUs by the FASB, except for the ones mentioned above, are not expected to have a significant impact on the Group’s consolidated results of operations or financial position. Other accounting standards that have been issued or proposed by FASB that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption. The Group does not discuss recent pronouncements that are not anticipated to have an impact on or are unrelated to its consolidated financial condition, results of operations, cash flows, or disclosures.

(aa)  Significant risk and uncertainties

Foreign exchange risk

The reporting currency of the Group’s operations was in USD and the Group’s subsidiaries generally use their respective local currencies as their functional currencies, including JPY, IDR, SGD, KRW, EUR, and US$. The Group is mainly exposed to foreign currency risk on fluctuations of US$ against functional currency as the translation adjustment. The Group is exposed to foreign exchange risk in respect of operating activities when purchase of goods and services in geographic areas is using transaction currencies other than USD.

Interest rate risk

The Group is exposed to interest rate risk arising from cash, amounts due from related parties, bank loan, and amount due to related parties. The Group expected no material risks from changes in market interest rates, and not used any derivative financial instruments to manage the interest risk exposure during the years ended December 31, 2022 and 2023.

4.      ACCOUNTS RECEIVABLE, NET

Accounts receivable, net, consisted of the following:

	As of December 31,
	2022	2023
Accounts receivable	$4,024,159	$3,982,057
Provision of expected credit loss	(119,455)	(526,173)
Accounts receivable, net	$3,904,704	$3,455,884

The movement of the provision of expected credit loss is as follows:

	For the years ended December 31,
	2022	2023
Balance as of the beginning of the year	$(37,829)	$(119,455)
Expected credit loss provision	(87,090)	(440,322)
Exchange difference	5,464	33,604
Balance as of the end of the year	$(119,455)	$(526,173)

POLIBELI GROUP LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2023
(In U.S. Dollar, except for share data)

5.      INVENTORIES, NET

Inventories consisted of the following:

	As of December 31,
	2022	2023
Goods for sale	$5,173,261	$4,089,330
Goods in transit	823,299	317,270
Inventories, net	$5,996,560	$4,406,600

Inventories, net include products available for sale and goods in transit. The Group reviews its inventories periodically to determine if any reserves are necessary for potential obsolescence or if a write-down is necessary if the carrying value exceeds net realizable value.

6.      PREPAID EXPENSES AND OTHER CURRENT ASSETS, NET

Prepaid expenses and other current assets, net consisted of the following:

	As of December 31,
	2022	2023
Deductible input VAT, net	$817,066	$671,343
Deposits	367,225	531,878
Others	243,807	443,072
Total	1,428,098	1,646,293
Provision of expected credit loss	(28,196)	(57,609)
Prepaid expenses and other current assets, net	$1,399,902	$1,588,684

The movement of the provision of expected credit loss is as follows:

	For the years ended December 31,
	2022	2023
Balance as of the beginning of the year	$—	$(28,196)
Expected credit loss provision	(28,196)	(29,943)
Exchange difference	—	530
Balance as of the end of the year	$(28,196)	$(57,609)

7.      PROPERTY AND EQUIPMENT, NET

Property and equipment, net, consisted of the following:

	As of December 31,
	2022	2023
Buildings	$2,681,672	$4,275,916
Office equipment and furniture	83,604	305,771
Vehicles	89,977	113,520
Total	$2,855,253	$4,695,207
Less: accumulated depreciation	(226,052)	(331,808)
Total property and equipment, net	$2,629,201	$4,363,399

Depreciation expenses of property and equipment totaled US$83,833 and US$120,041 for the years ended December 31, 2022 and 2023, respectively.

POLIBELI GROUP LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2023
(In U.S. Dollar, except for share data)

8.      BORROWINGS

The Group had the below long-term borrowings for working capital purpose:

Long-term borrowing

	Annual Interest Rate	Maturity	As of December 31,
			2022		2023
			Long-term	Long-term (current portion)	Long-term	Long-term (current portion)
Long-term borrowing:
Sumitomo Mitsui Banking Corporation(i)	1-Month TIBOR+1.34%	December, 2026	$443,752	144,117	$280,265	134,800
Japan Finance Corporation(ii)	0.36%/1.26%	March, 2026	148,699	63,728	79,478	59,608
Sumitomo Mitsui Banking Corporation(iii)	1.20%	June, 2026	391,245	152,037	223,744	142,208
Shinhan Bank Japan(iv)	3-Month TIBOR+1.70%	August, 2028	—	—	728,470	39,087
Total Long-term borrowing			$983,696	359,882	$1,311,957	375,703

As of December 31, 2022 and 2023, the current portion of the long-term borrowings is US$359,882 and US$375,703 respectively.

The weighted average interest rate of long-term borrowings was 1.1% and 0.9% for the years ended December 31, 2022 and 2023, respectively.

(i)     On December 17, 2021, the Group entered into a loan agreement to borrow funds of JPY94,900,000 (US$823,999) with Sumitomo Mitsui Banking Corporation during the period from December 17, 2021 to December 17, 2026. The Group plans to repay JPY1,583,000 (US$13,745) every month after January 31,2022, until the loan maturity date. The bank borrowing was collateralized by a pledge of a building owned by Cloud Japan.

(ii)    On May 31, 2021, the Group entered into a loan agreement to borrow funds of JPY40,000,000 (US$347,313) with Japan Finance Corporation during the period from May 31, 2021 to March 31, 2026. The annual interest rate of the loan is 0.36% from May 31, 2021 to May 31, 2024 and 1.26% from June 1, 2024 to March 31, 2026. The Group plans to repay JPY700,000(US$6,078) every month after June 30, 2021, until the loan maturity date.

(iii)   On June 18, 2021, the Group entered into a loan agreement to borrow funds of JPY100,000,000 (US$868,282) with Sumitomo Mitsui Banking Corporation during the period from June 18, 2021 to June 18, 2026. The Group plans to repay JPY1,670,000(US$14,500) every month after July 31,2021, until the loan maturity date. The bank borrowing was guaranteed by Tokyo Credit Guarantee Corporation, an unaffiliated guarantee service provider.

(iv)    On August 30, 2023, the Group entered into a loan agreement to borrow funds of JPY110,000,000 (US$780,585) with Shinhan Bank Japan during the period from August 30, 2023 to August 30, 2028. The Group plans to repay JPY459,000(US$3,257) every month after September 30, 2023, until the loan maturity date. The bank borrowing was collateralized by a pledge of a building owned by Japan Biltech.

POLIBELI GROUP LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2023
(In U.S. Dollar, except for share data)

9.      ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities consisted of the following:

	As of December 31,
	2022	2023
Salary and welfare payables	$186,039	$288,073
Tax payable	43,871	143,266
Accrued daily operation expenses	61,771	133,371
Sales deposit	103,407	48,751
Others	108,149	217,746
Total	$503,237	$831,207

10.    TAXATION

The entities within the Group file separate tax returns in the respective tax jurisdictions in which they operate.

Cayman Islands

The Company incorporated in the Cayman Islands as an exempted company with limited liability under the Companies Act of the Cayman Islands and accordingly, are exempted from Cayman Islands income tax. As such, the Company is not subject to tax on either income or capital gain. In addition, no withholding tax is imposed upon any payments of dividends by subsidiaries to the Company.

Japan

The Group’s Japanese subsidiaries, including Cloud Japan and Japan Biltech, are governed by the income tax law of Japan and are subject to income tax on their taxable income.

There are three types of income tax for corporations in Japan, including national corporate income tax, inhabitant tax, and enterprise tax in Japan, which in the aggregate, resulted in the statutory income tax rate of approximately 30.62% for Cloud Japan and 34.59% for Japan Biltech, for the years ended December 31, 2022 and 2023, respectively.

Indonesia

The Group’s Indonesia subsidiaries, including PT Cloud, PT Innovative, PT Ezmart and PT XY JAYA, are governed by the income tax law of the Indonesia and are subject to income tax rate of 22% on their taxable income for the years ended December 31, 2022 and 2023.

United States

The Group’s United States subsidiary, Cloud America, is subject to a combination of federal income tax rate of 21% and state income tax rate of 8.84% (net of the federal tax benefit 6.98%). As a result, the United States entity is subject to a consolidated income tax rate of 27.98% for the years ended December 31, 2022 and 2023.

Others

Subsidiaries incorporated in other countries are subject to the respective applicable corporate income tax rates of the countries where they are resident.

POLIBELI GROUP LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2023
(In U.S. Dollar, except for share data)

10.    TAXATION (cont.)

Loss before income tax expense is attributable to the following geographic locations:

	For the years ended December 31,
	2022	2023
Indonesia	$1,339,898	$3,347,542
Japan	2,430,696	1,382,178
United States	2,199,476	42,784
Others	2,077,232	1,951,354
Total loss before income tax expense	$8,047,302	$6,723,858

For the years ended December 31, 2022 and 2023, the details of income tax expense are set forth below:

	For the years ended December 31,
	2022	2023
Current income tax	$—	$2,831
Deferred income tax	—	—
Total income tax expense	$—	$2,831

Since the Japanese subsidiaries of the Group incurred the majority of revenue and accumulated operating loss carried forward historically, a reconciliation between the income tax expense determined at the Japanese statutory tax rate and the actual income tax expense of the Group is as follows:

	For the years ended December 31,
	2022	2023
Loss before income tax expense	$(8,047,302)	$(6,723,858)
Computed income tax expense with statutory tax rate*	(2,464,084)	(2,058,845)
Impact of different tax rates in other jurisdictions	374,288	509,425
Tax effect of non-deductible items	28,113	85,351
Changes in valuation allowance on deferred tax assets	2,061,683	1,466,900
Income tax expense	$—	$2,831
Effective income tax rate	0.00%	0.04%

____________

*        The statutory rate of the largest subsidiary in Japan, which stands at 30.62%, is applied.

POLIBELI GROUP LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2023
(In U.S. Dollar, except for share data)

10.    TAXATION (cont.)

As of December 31, 2022 and 2023, the significant components of the deferred tax assets are summarized below:

	As of December 31,
	2022	2023
Deferred tax assets:
Net operating loss carried forward	$1,954,440	$3,417,435
Lease liabilities	241,358	277,963
Allowance for doubtful accounts	40,213	170,717
Accrued expenses	74,971	102,475
Impairment of inventory	195,142	61,614
Others	103	423
Total deferred tax assets	2,506,227	4,030,627
Less: valuation allowance	(2,298,025)	(3,764,925)
Total deferred tax assets, net of valuation allowance	208,202	265,702
Defer tax liabilities:
Right-of-use assets	(208,202)	(265,702)
Total deferred tax liabilities	(208,202)	(265,702)
Total deferred tax assets, net	$—	$—

Changes in valuation allowance are as follows:

	As of December 31,
	2022	2023
Balance at the beginning of the year	$236,342	$2,298,025
Additions	2,061,683	1,466,900
Reversal	—	—
Balance at end of the year	$2,298,025	$3,764,925

As of December 31, 2022 and 2023, the Group had net operating loss carryforwards of approximately US$4,433,374 and US$10,726,581, respectively, which arose from the Group’s subsidiaries located in different countries. As of December 31, 2022 and 2023, deferred tax assets from the net operating loss carryforwards amounted to US$1,954,440 and US$3,417,435, respectively. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Recovery of substantially all of the Group’s deferred tax assets is dependent upon the generation of future income, exclusive of reversing taxable temporary differences. The valuation allowance is considered on an individual entity basis. As of December 31, 2022 and 2023, the full valuation allowances on deferred tax assets are provided because the Group believes that it is more-likely-than-not that all of the subsidiaries will not be able to generate sufficient taxable income in the near future based upon the level of historical taxable income and projections for future taxable income, to realize the deferred tax assets carried-forwards. Accordingly, US$2,298,025 and US$3,764,925 valuation allowance has been established as of December 31, 2022 and 2023, respectively.

POLIBELI GROUP LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2023
(In U.S. Dollar, except for share data)

10.    TAXATION (cont.)

As of December 31, 2023, net operating loss carryforwards will expire, if unused, in the following amounts:

Amount
2026	$10,218
2027	745,529
2028	3,178,637
2030	335,381
2031	1,821,987
2032	1,309,323
2036	—
2037	285,859
2038	210,385
Indefinitely	2,829,262
Total	$10,726,581

Uncertain tax positions

The Group is required to file the final corporate income and consumption tax returns in Japan within two months after each taxable period ends. As of December 31, 2023, in Japan tax jurisdiction, corporate income tax returns for the tax years ended April 30, 2021 through 2023 for Cloud Japan are subject to examination by the tax authorities.

The Group files income tax returns to Directorate General of Taxes (“DGT”) in Indonesia within four months after each taxable periods ends. As of December 31, 2023, in Indonesia tax jurisdiction, corporate income tax returns for the tax years ended December 31, 2021 through 2023 are subject to examination by the tax authorities.

The Group also files income tax returns with the U.S. Internal Revenue Services (“IRS”) and the state where the Group has operations. The Group is subject to U.S. federal and state income tax examinations by the IRS and relevant state tax authorities. As of December 31, 2023, in the U.S. tax jurisdiction, federal and state tax returns for the tax year ended December 31, 2021 through 2022 are subject to examination by the tax authorities.

Under applicable tax laws and regulations, arrangements and transactions among related parties may be subject to audit or challenge by the tax authorities in different tax jurisdictions. The Group could face material and adverse tax consequences if the tax authorities determine that the contractual arrangements in relation to the Group were not entered into on an arm’s length basis in such a way as to result in an impermissible reduction in taxes under applicable tax laws, rules and regulations, and adjust the taxable income of the Group in the form of a transfer pricing adjustment. A transfer pricing adjustment could, among other things, result in a reduction of expense deductions recorded for tax purposes, which could in turn increase its tax liabilities without reducing the tax expenses of subsidiaries subject to more favorable tax rate. In addition, the tax authorities may impose late payment fees and other penalties on the Group for the adjusted but unpaid taxes according to the applicable regulations. The Group evaluates each uncertain tax position based on the technical merits, and measure the unrecognized benefits associated with the tax positions. As of December 31, 2022 and 2023, the Group did not have any unrecognized uncertain tax positions and the Group does not believe that its unrecognized tax benefits will change over the next twelve months.

POLIBELI GROUP LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2023
(In U.S. Dollar, except for share data)

11.    LEASES

The Group has entered into various non-cancellable lease agreements for offices and warehouses space, with lease terms ranging from two to six years, which are located in Singapore, Indonesia, Japan, Korea and Italy.

The Group determines whether a contract is or contains a lease at inception of the contract and whether that lease meets the classification criteria of a finance or operating lease. As of December 31, 2023, the Group had no long-term leases that were classified as a financing lease, and the Group’s lease contracts only contain fixed lease payments and do not contain any residual value guarantee. The Group considers those renewal or termination options that are reasonably certain to be exercised in the determination of the lease term and initial measurement of right of use assets and lease liabilities.

The Group’s lease arrangements may contain both lease and non-lease components. The Group has separately accounted for lease and non-lease components based on their nature. Payments under the Group’s lease arrangement are fixed. The Group’s lease agreements do not contain any material residual value guarantees or material restrictive covenants.

Supplemental balance sheet information related to operating lease was as follows:

	As of December 31,
	2022	2023
Operating right-of-use assets	$1,256,315	$1,255,996
Amortization of right-of-use assets	(461,469)	(475,706)
Right-of-use assets, net	$794,846	$780,290

Operating lease liabilities, current	438,103	335,034
Operating lease liabilities, non-current	468,695	437,430
Total operating lease liabilities	$906,798	$772,464

Weighted average remaining lease term	2.92 years	2.54 years
Weighted average discount rate	4.34%	4.55%

A summary of lease cost recognized in the Group’s consolidated statements of operations and comprehensive loss was as follows:

	For the years ended December 31,
	2022	2023
Operating leases expense excluding short-term lease expense	$420,046	$468,600
Short-term lease cost	114,557	110,888
Total	$534,603	$579,488

The following is a schedule of future minimum payments under the current existing operating leases as of December 31, 2023:

For the year ending December 31,	Amount
2024	$375,019
2025	350,500
2026	79,331
2027	53,098
2028	—
Total lease payments	857,948
Imputed interest	(85,484)
Total	$772,464

POLIBELI GROUP LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2023
(In U.S. Dollar, except for share data)

12.    RELATED PARTY TRANSACTIONS

Related parties

The table below sets forth the major related parties and their relationships with the Group:

No.	Name of Related Parties	Relationship
1	Shenzhen Yunhua Holdings Co., Ltd	An associate entity under common ultimate control
2	Zhejiang Yunmao Technology Co., Ltd	An associate entity under common ultimate control
3	Hong Kong Xinyun Logistics Trading Ltd	An associate entity under common ultimate control
4	Yun Yuan (HK) Trading Co., Ltd	An associate entity under common ultimate control
5	PT Tunas Sukses Nusantara	Significant influence exercised by the management of the Group

Amounts due from/to related parties

Amounts due from/to related parties consisted of the following for the periods indicated:

	As of December 31,
	2022	2023
Amount due from related parties, current
PT Tunas Sukses Nusantara	$—	$162,599
Hong Kong Xinyun Logistics Trading Ltd	145,840	60,872
Others	40,613	110,056
Total	$186,453	$333,527

Amount due to related parties, current
Shenzhen Yunhua Holdings Co., Ltd	$2,157,426	$1,115,682
Yun Yuan (HK) Trading Co., Ltd(1)	6,341,048	369,352
Hong Kong Xinyun Logistics Trading Ltd(1)	1,245,675	163,331
Others	217,313	356,037
Total	$9,961,462	$2,004,402

Amount due to related parties, non-current
Yun Yuan (HK) Trading Co., Ltd(1)	$3,804,243	$14,970,661
Hong Kong Xinyun Logistics Trading Ltd(1)	5,019,195	6,067,802
Zhejiang Yunmao Technology Co., Ltd(1)	—	1,784,259
Total	$8,823,438	$22,822,722

Related-party transactions

Material related-party transactions consisted of the following for the periods indicated:

	For the years ended December 31,
	2022	2023
Purchase of goods
Yun Yuan (HK) Trading Co., Ltd	$9,834,712	$2,868,670
Shenzhen Yunhua Holdings Co., Ltd	2,128,282	1,482,890
Total	$11,962,994	$4,351,560

POLIBELI GROUP LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2023
(In U.S. Dollar, except for share data)

12.    RELATED PARTY TRANSACTIONS (cont.)

	For the years ended December 31,
	2022	2023
Sales of goods
Hong Kong Xinyun Logistics Trading Ltd	$1,730,018	$1,911,106

Operation and support services(2)
Yun Yuan (HK) Trading Co., Ltd	$1,374,854	$1,370,343

Loans received from a related party
Yun Yuan (HK) Trading Co., Ltd	$2,689,811	$1,351,911

Repayment of principal and interest of loan from a related party
Yun Yuan (HK) Trading Co., Ltd	$—	$851,187

Capital injection from a related party
Yun Yuan (HK) Trading Co., Ltd(3)	$1,207,113	$2,369,099

____________

(1)      The balance of due to related parties mainly includes borrowings from related parties with accrued interest payable, trade payables and other payables generated from the purchase of goods and services. On December 31, 2023, the Group entered into loan agreements with related parties, pursuant to which, trade payable and other payables of US$13,239,678 is converted into long-term borrowings granted by relates parities to the Group, with an annual interest rate of 4% and 4.2% for the years ended December 31, 2023 and 2024, respectively, and the annual interest rate for subsequent years shall be determined by related parties. The term of these long-term borrowings is five years. As of December 31 2022, borrowings from Yun Yuan (HK) Trading Co., Ltd and Hong Kong Xinyun Logistics Trading Ltd were US$3,804,243 and US$5,019,195 subject to an annual interest rate of 3.5%. As of December 31 2023, borrowings from Yun Yuan (HK) Trading Co., Ltd, Hong Kong Xinyun Logistics Trading Ltd, and Zhejiang Yunmao Technology Co., Ltd was US$14,970,661, US$6,067,802 and US$1,784,259 subject to an annual interest rate of 4%.

(2)      Operation and support services mainly account for the payroll cost in the financial shared services center and the business center provided by related party. The payroll costs allocation incurred amounted to US$570,804 in 2022 and US$425,123 in 2023, respectively.

(3)      Capital injection from related parties represents the actual cash inflow of capital injection, and does not include the capital investment that has been subscribed but not yet received from related parties. The amount of capital injection which has been paid by related parties were US$1,207,113 and US$2,369,099 for the years ended December 31, 2022 and 2023, respectively. The capital receivables from related parties were US$2,337,213 and nil as of December 31, 2022 and 2023, respectively.

13.    ORDINARY SHARES

On March 12, 2024, the Company issued 500,000,000 ordinary shares with a par value of $0.0001 to its shareholder, of which the share and per share information are presented on a retrospective basis to reflect the Reorganization completed on May 27, 2024.

The share subscription receivable represented the receivable for the issuance of ordinary shares of the Company and is reported as a deduction of equity and presented on a retrospective basis before the incorporation of the Company. Subscription receivable has no payment terms nor any interest receivable accrual.

14.    EQUITY TRANSFER AGREEMENT UNDER COMMON CONTROL

As described in Note 1(b), in 2023, Cloud Singapore entered into Equity Transfer Agreements with Yun Yuan (HK) Trading Co., Ltd (“Yun Yuan HK”), a wholly owned subsidiary of Xingyun International, and ultimately controlled by the Controlling Shareholder of the Company. Pursuant to the agreements, 100% equity interests of Cloud France, Cloud Korea and Cloud Italy were transferred from Yun Yuan HK to Cloud Singapore, for a cash consideration equivalent to the registered capital investment in total of US$144,868 in these subsidiaries. The transfer of 100% equity interest in Cloud France, Cloud Korea and Cloud Italy was accounted for as transactions between entities under common control, with the assets and liabilities recorded at the historical cost.

POLIBELI GROUP LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2023
(In U.S. Dollar, except for share data)

15.    SIGNIFICANT RISKS

(a)    Interest rate risk

Fluctuations in market interest rates may negatively affect the Group’s financial condition and results of operations. The Group is exposed to floating interest rate risk on cash deposit and floating rate borrowings, and the risks due to changes in interest rates is not material. The Group has not used any derivative financial instruments to manage the interest risk exposure.

(b)    Concentration of credit risk

Assets that potentially subject the Group to significant concentrations of credit risk primarily consist of cash, accounts receivable, amounts due from related parties and deposits within prepaid expenses and other current assets, net. The maximum exposure of such assets to credit risk is their carrying amounts as of the balance sheet dates. All of the Group’s cash are held with financial institutions that Group’s management believes to be high credit quality. Based on the Group’s historical experiences in collection of other receivables and amounts due from related parties, the Group consider the credit risk of these receivables to be low. Management regularly conducts assessment on expected credit losses arising from non-performance by these counterparties.

(c)     Concentration of customers and suppliers

The following customers represent more than 10% of the Group’s total revenues for the years ended December 31, 2022 and 2023:

	For the years ended December 31,
	2022	2023
Customer A	*	15.6%
Customer B	22.4%	*
Customer C	14.1%	*

____________

*        Represents percentage less than 10%

The following customers represent more than 10% of the Group’s total accounts receivable as of December 31, 2022 and 2023:

	As of December 31,
	2022	2023
Customer B	32.1%	20.2%
Customer A	*	18.1%
Customer D	*	10.5%
Customer E	11.3%	*

____________

*        Represents percentage less than 10%

The following customers represent more than 10% of the Group’s total advances from customers as of December 31, 2022 and 2023:

	As of December 31,
	2022	2023
Customer F	*	15.6%
Customer G	*	12.3%
Customer H	28.0%	12.2%
Customer I	10.3%	*

____________

*        Represents percentage less than 10%

POLIBELI GROUP LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2023
(In U.S. Dollar, except for share data)

15.    SIGNIFICANT RISKS (cont.)

The following suppliers represent more than 10% of the Group’s total purchases for the years ended December 31, 2022 and 2023:

	For the years ended December 31,
	2022	2023
Supplier A	*	18.8%
Supplier B	29.9%	13.3%
Supplier C	18.8%	*

____________

*        Represents percentage less than 10%

The following suppliers represent more than 10% of the Group’s accounts payable as of December 31, 2022 and 2023:

	As of December 31,
	2022	2023
Supplier D	*	40.1%
Supplier E	*	14.8%
Supplier F	23.2%	*
Supplier G	21.2%	*
Supplier H	12.1%	*
Supplier I	14.0%	*

____________

*        Represents percentage less than 10%

The following suppliers represent more than 10% of the Group’s advance to suppliers as of December 31, 2022 and 2023:

	As of December 31,
	2022	2023
Supplier J	38.4%	39.1%
Supplier K	*	21.0%
Supplier L	*	14.6%
Supplier M	*	11.9%
Supplier C	32.3%	*

____________

*        Represents percentage less than 10%

16.    COMMITMENTS AND CONTINGENCIES

Commitments

As of December 31, 2022 and 2023, the Group had neither significant financial nor capital commitment.

Contingencies

In the ordinary course of business, the Group may be subject to legal proceedings regarding contractual and employment relationships and a variety of other matters. The Group records contingent liabilities resulting from such claims, when a loss is assessed to be probable and the amount of the loss is reasonably estimable. In the opinion of management, there were no pending or threatened claims and litigation as of December 31, 2023, and through the issuance date of these consolidated financial statements.

POLIBELI GROUP LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2023
(In U.S. Dollar, except for share data)

17.    SUBSEQUENT EVENTS

The Group has evaluated the impact of events that have occurred subsequent to December 31, 2023, through the issuance date of the consolidated financial statements, and concluded that no other subsequent events have occurred that would require recognition in the consolidated financial statements or disclosure in the notes to the consolidated financial statements, except for the completion of the Reorganization on May 27, 2025 mentioned in Note 1, and the event as discussed below.

Subsequent to December 31, 2023 till the issuance date of consolidated financial statements, except for the financial support agreement and loan agreement mentioned in Note 2, the Group has entered into another two line of credit agreements with Xinyun Trading and Xinyun Logistics, respectively. Pursuant to the line of credit agreements, Xinyun Trading and Xinyun Logistics have made credit facilities in total of US$5,337,955 and US$1,000,000 available to the Group, respectively, for five years upon the effective date of agreements. Such credit facilities are not subject to any conditions or covenant in the terms. As of the date of this proxy statement/prospectus, the Group has drawn an aggregate credit of US$5,337,955 and US$1,000,000, at an interest rate of 4.2% per annum, from the principal amount under the two lines of credit provided by Xinyun Trading and Xinyun Logistics, respectively.

POLIBELI GROUP LTD

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In U.S. Dollar, except for share data, or otherwise noted)

	Note	As of December 31, 2023	As of June 30, 2024
ASSETS
Current assets:
Cash	3(e)	$2,967,746	$2,769,468
Accounts receivable, net	4	3,455,884	3,348,627
Inventories, net	5	4,406,600	4,797,865
Advances to suppliers		2,094,166	1,435,809
Amount due from related parties, net	12	333,527	407,648
Prepaid expenses and other current assets, net	6	1,588,684	812,175
Total current assets		14,846,607	13,571,592

Non-current assets:
Property and equipment, net	7	4,363,399	3,767,837
Operating lease right-of-use assets, net	11	780,290	712,736
Deferred offering cost		—	622,230
Other non-current assets, net		155,276	125,521
Total non-current assets		5,298,965	5,228,324
TOTAL ASSETS		$20,145,572	$18,799,916

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities
Accounts payable		$667,870	$515,980
Current portion of long-term borrowings	8	375,703	329,090
Amount due to related parties	12	2,004,402	6,338,106
Advances from customers	3(m)	552,110	597,729
Accrued expenses and other current liabilities	9	831,207	1,302,947
Operating lease liabilities	11	335,034	434,794
Total current liabilities		4,766,326	9,518,646

Non-current liabilities
Long-term borrowings	8	1,311,957	984,641
Amount due to related parties	12	22,822,722	27,634,383
Operating lease liabilities	11	437,430	301,192
Total non-current liabilities		24,572,109	28,920,216
TOTAL LIABILITIES		29,338,435	38,438,862

Deficit
Ordinary shares (par value of $0.0001 per share; 500,000,000 and 500,000,000 shares authorized, issued and outstanding as of December 31, 2023 and June 30, 2024, respectively)*		50,000	50,000
Subscription receivables		(50,000)	(50,000)
Paid-in capital		6,412,686	—
Additional paid-in capital		901,388	1,664,784
Accumulated deficit		(15,977,549)	(21,696,516)
Accumulated other comprehensive loss		(529,388)	392,786
Total shareholders’ deficit attributable to Polibeli Group Ltd		(9,192,863)	(19,638,946)
Non-controlling interests		214,434	201,828
Capital receivable from non-controlling interests		(214,434)	(201,828)
Total shareholders’ deficit		(9,192,863)	(19,638,946)
TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT		$20,145,572	$18,799,916

____________

*        The share and per share information are presented on a retrospective basis to reflect the Reorganization completed on May 27, 2024. (Note 1(b) and Note 13)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

POLIBELI GROUP LTD

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS (UNAUDITED)

(In U.S. Dollar, except for per share data, or otherwise noted)

		For the six months ended June 30,
	Note	2023	2024
Revenues (including revenues from related parties of US$659,436 and US$118,743 for the six months ended June 30, 2023 and 2024, respectively)	3(m),3(v)	$10,799,578	$10,905,346
Cost of revenues (including cost of revenues from related parties of US$2,567,654 and US$1,679,975 for the six months ended June 30, 2023 and 2024, respectively)		(10,385,164)	(10,548,989)
Gross profit		414,414	356,357

Operating expenses
Selling and marketing expenses		(1,332,282)	(1,776,952)
General and administrative expenses		(2,157,703)	(3,382,633)
Total operating expenses		(3,489,985)	(5,159,585)

Loss from operations		(3,075,571)	(4,803,228)

Other income/(expenses)
Other income, net		71,340	130,234
Financial expenses, net		(342,617)	(1,045,973)
Total other expenses, net		(271,277)	(915,739)

Loss before income tax expense		(3,346,848)	(5,718,967)
Income tax expense	10	—	—
Net loss		$(3,346,848)	$(5,718,967)
Less: net loss attributable to non-controlling interests		—	—
Net loss attributable to Polibeli Group Ltd		$(3,346,848)	$(5,718,967)

Net loss		(3,346,848)	(5,718,967)

Other comprehensive loss:
Foreign currency translation adjustment		1,669	922,174
Total comprehensive loss		$(3,345,179)	(4,796,793)
Less: total comprehensive income attributable to non-controlling interests		—	—
Comprehensive loss attributable to Polibeli Group Ltd		$(3,345,179)	$(4,796,793)

Loss per ordinary share attributable to Polibeli Group Ltd
Basic and diluted	3(u)	$(0.01)	$(0.01)

Weighted average number of ordinary shares outstanding*
Basic and diluted		500,000,000	500,000,000

____________

*        The share and per share information are presented on a retrospective basis to reflect the Reorganization completed on May 27, 2024. (Note 1(b) and Note 13)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

POLIBELI GROUP LTD

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN DEFICIT (UNAUDITED)

(In U.S. Dollars, except for share, or otherwise noted)

	Note	Ordinary Shares		Subscription receivables	Paid-in capital	Additional paid-in capital	Capital receivables from shareholders	Accumulated deficit	Accumulated other comprehensive loss	Total shareholders’ deficit attributable to Polibeli Group Ltd	Non- controlling interests	Capital receivables from non- controlling interests	Total shareholders’ deficit
		Share*	Amount
			US$		US$	US$	US$	US$	US$	US$	US$	US$	US$
Balance as of December 31, 2022		500,000,000	50,000	(50,000)	6,525,668	901,388	(2,337,213)	(9,250,860)	(377,837)	(4,538,854)	212,454	(212,454)	(4,538,854)
Net income		—	—	—	—	—	—	(3,346,848)	—	(3,346,848)	—	—	(3,346,848)
Capital injection	12	—	—	—	—	—	1,500,897	—	—	1,500,897	—	—	1,500,897
Foreign currency translation adjustment		—	—	—	—	—	—	—	1,669	1,669	6,963	(6,963)	1,669
Balance as of June 30, 2023		500,000,000	50,000	(50,000)	6,525,668	901,388	(836,316)	(12,597,708)	(376,168)	(6,383,136)	219,417	(219,417)	(6,383,136)

Balance as of December 31, 2023		500,000,000	50,000	(50,000)	6,412,686	901,388	—	(15,977,549)	(529,388)	(9,192,863)	214,434	(214,434)	(9,192,863)
Net loss		—	—	—	—	—	—	(5,718,967)	—	(5,718,967)	—	—	(5,718,967)
Reorganization effect	1(b), 14	—	—	—	(6,412,686)	763,396	—	—	—	(5,649,290)	—	—	(5,649,290)
Foreign currency translation adjustment		—	—	—	—	—	—	—	922,174	922,174	(12,606)	12,606	922,174
Balance as of June 30, 2024		500,000,000	50,000	(50,000)	—	1,664,784	—	(21,696,516)	392,786	(19,638,946)	201,828	(201,828)	(19,638,946)

____________

*        The share and per share information are presented on a retrospective basis to reflect the Reorganization completed on May 27, 2024. (Note 1(b) and Note 13)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

POLIBELI GROUP LTD

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(In U.S. Dollar, except for share, or otherwise noted)

		For the six months ended June 30,
	Note	2023	2024
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss		$(3,346,848)	$(5,718,967)
Adjustments to reconcile net loss to net cash used in operating activities:
Provision of expected credit loss	3(g),4,6	329,439	190,655
Write-down of inventories	3(i)	33,352	152,545
Depreciation and amortization	7	42,595	125,504
Amortization of operating lease right-of-use assets		209,383	189,912
Provision of refund liabilities		111	5,910
Unrealized loss of foreign exchange		146,353	548,608
Changes in operating assets and liabilities:
Accounts receivable		236,700	(474,393)
Inventories		1,131,709	(834,479)
Advances to suppliers		77,058	447,704
Prepaid expenses and other current assets		(99,564)	566,244
Amount due from related parties		(271,385)	(97,947)
Other non-current assets		(109,105)	29,755
Accounts payable		553,550	(41,301)
Accrued expenses and other current liabilities		554,919	484,248
Amount due to related parties		1,096,626	1,413,499
Advances from customers		(85,904)	86,958
Operating lease liabilities		(208,724)	(158,836)
Net cash generated from/ (used in) operating activities		$290,265	$(3,084,381)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment		(90,658)	(45,656)
Payment to related parties for equity transfer of operating subsidiaries		—	(5,389,467)
Net cash used in investing activities		$(90,658)	$(5,435,123)

CASH FLOWS FROM FINANCING ACTIVITIES
Capital injection	12	1,500,897	—
Proceeds from related parties		213,751	9,590,062
Repayments of borrowings		(272,891)	(327,316)
Repayments of loans from related parties	12	—	(813,414)
Net cash provided by financing activities		$1,441,757	$8,449,332

Effect of exchange rate changes		$(54,652)	$(128,106)

Net change in cash		1,586,712	(198,278)
Cash beginning of the period		2,600,086	2,967,746
Cash end of the period		$4,186,798	$2,769,468

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Income tax paid		$—	$—
Interest expense paid		$6,731	$16,629
Cash paid for operating leases		$229,787	$236,594

SUPPLEMENTAL DISCLOSURE OF NON-CASH ACTIVITIES
Additions of operating lease right-of-use assets in exchange of operating lease liabilities		$407,080	$171,185

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

POLIBELI GROUP LTD
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2023 AND 2024
(In U.S. Dollar, except for share data)

1.      ORGANIZATION AND PRINCIPAL ACTIVITIES

(a)    Principal activities

Polibeli Group Ltd (the “Company” or “Polibeli”) was incorporated under the laws of the Cayman Islands on March 12, 2024, as an exempted company with limited liability. Polibeli with its subsidiaries (collectively referred to as the “Group”) are principally engaged in global goods trading and others to promote circulation of goods with aim to make global trading easier.

(b)    Reorganization

Polibeli was incorporated by Xingyun International Company Limited (“Xingyun International”) on March 12, 2024 in the Cayman Islands as its 100% wholly-owned subsidiary. The operating subsidiaries as listed below (the “Operating Subsidiaries”) were established from 2016 to 2024, with business footprint covering Asia, Europe and North America. Before the establishment of the Company, the Operating Subsidiaries were all ultimately controlled by the Company’s parent company, Xingyun International, who also owns many other subsidiaries beyond the Group. In anticipation of a new group structure for a merge with Chenghe Acquisition II Co. (“Chenghe”), the Group undertook the following steps to effect a restructuring which is accounted for as a reorganization of entities under common control (the “Reorganization”) to make the Company as the parent company of all the Operating Subsidiaries through a series of equity transfer of the Operating subsidiaries from Xingyun International to Polibeli, with details as follow:

•        From September to December in 2023, 100% equity interests of Cloud France, Cloud Korea, Cloud Italy and Cloud America were transferred from Yun Yuan (HK) Trading Co., Ltd (“Yun Yuan HK”), which is a wholly-owned subsidiary of Xingyun International, to Cloud Singapore in exchange for cash. The considerations transferred equals the paid-in capital value at formation of these entities, representing EUR50,000 for Cloud France, KRW38,000,000 for Cloud Korea, and EUR50,000 for Cloud Italy. Cloud America was transferred at a nominal consideration of US$1 as the registered capital investment has not been paid by Yun Yuan HK. The legal and commercial ownership of the subsidiaries have been transferred to Cloud Singapore in 2023, and the respective considerations have been settled in cash in 2024.

•        In February 2024, 100% equity interests of Singapore International was transferred from Hong Kong Xinyun Trading Limited (“Xinyun Trading”), which is a wholly owned subsidiary of Xingyun International, to Cloud Singapore in exchange for US$1, as the paid-in capital value at formation of these entities has not been paid by Xinyun Trading. The legal and commercial ownership have been transferred to Cloud Singapore, and the consideration has been settled in cash in April 2024.

•        In March 2024, 99% equity interests of PT Ezmart and PT Cloud and its subsidiaries (including PT Innovative and PT XY Jaya) were transferred from Yun Yuan HK to Cloud Singapore at a total consideration amounted to IDR52,740 million. All the considerations has been settled in cash in April 2024.

•        In March 2024 and April 2024, 100% equity interests of Cloud Japan and Japan Biltech were transferred from Hong Kong Xinyun Logistics Trading Ltd (“Xinyun Logistics”) and Yun Yuan HK to Cloud Singapore, respectively. The equity considerations of Cloud Japan and Japan Biltech are the paid-in capital injected at formation of these entities, amounted to JPY305 million and JPY5 million, respectively. All the considerations has been settled in cash in April 2024.

•        In March 2024, Polibeli was incorporated as a wholly-owned subsidiary of Xingyun International. As of the incorporation date, the total authorized share capital is US$50,000, and the total issued and outstanding ordinary shares was 500,000,000 with a par value of US$0.0001.

•        After a series of equity transfer transactions aforementioned, Cloud Singapore held 100% equity interest of the other Operating Subsidiaries (except for 99% equity interest of PT Cloud, PT Innovative, PT Ezmart; and 67% equity interest of PT XY Jaya). On May 27, 2024, the equity interest of Cloud Singapore was transferred from Xinyun Trading to Polibeli at a consideration of US$10,000.

POLIBELI GROUP LTD
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2023 AND 2024
(In U.S. Dollar, except for share data)

1.      ORGANIZATION AND PRINCIPAL ACTIVITIES (cont.)

The main purpose of the Reorganization was to establish a Cayman holding company for the existing business in preparation for an overseas listing. Immediately before and after the Reorganization completed on May 27, 2024 as described above, Polibeli together with the Operating Subsidiaries were under the same ultimate control of Xingyun International. The Group has accounted for the Reorganization as transaction between entities with common ownership, which is akin to a reorganization of entities under common control. Thus, the current capital structure has been retroactively presented in prior periods as if such structure existed at that time, the entities under common control are presented on a consolidated basis for all periods to which such entities were under common control. Since all of the subsidiaries were under common control for the entirety of the six months ended June 30, 2023 and 2024, the results of these subsidiaries are included in the financial statements for both periods, and the equity has been restated to reflect the change as well.

As of June 30, 2024, the defined Operating Subsidiaries are as follows:

Name	Date of Incorporation	Place of Incorporation	Percentage of Effective Ownership	Principal Activities
Tian Xing Cloud (Singapore) Supply Chain Pte. Ltd (“Cloud Singapore”)	May 17, 2021	Singapore	100%	Trading
Tianxingyun International Trade Pte. Ltd (“Singapore International”)	February 27, 2020	Singapore	100%	Trading
Tian Xing Cloud (America) Supply Chain Ltd (“Cloud America”)	April 22, 2021	The United States	100%	Trading
Tian Xing Cloud (France) Supply Chain (“Cloud France”)	August 30, 2021	France	100%	Trading
Tian Xing Cloud Supply Chain Korea Ltd (“Cloud Korea”)	September 7, 2021	Korea	100%	Trading
Tianxing Cloud (Italy) Supply Chain Srl (“Cloud Italy”)	September 20, 2021	Italy	100%	Trading
Kouun Syoji Co., Ltd (“Cloud Japan”)	May 13, 2016	Japan	100%	Trading
Biltech Ltd (“Japan Biltech”)	November 16, 2021	Japan	100%	Trading
PT Tian Xing Cloud Supply Chain Indonesia (“PT Cloud”)	May 17, 2021	Indonesia	99%	Trading
PT Innovative Cloud Indonesia (“PT Innovative”)	April 5, 2023	Indonesia	99%	Trading
PT Ezmart Electronic Commerce Indonesia (“PT Ezmart”)	June 29, 2022	Indonesia	99%	Trading
PT Xingyunindo Jaya Niaga (“PT XY JAYA”)	November 29, 2022	Indonesia	67%	Trading
Polibeli Trading (Hong Kong) Limited (“Polibeli HK”)	June 20, 2024	Hong Kong	100%	Trading

POLIBELI GROUP LTD
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2023 AND 2024
(In U.S. Dollar, except for share data)

2.      GOING CONCERN

The Group’s unaudited condensed consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and liquidation of liabilities during the normal course of operations. The Group incurred net losses of US$3,346,848 and US$5,718,967 for the six months ended June 30, 2023 and 2024, respectively, and net cash generated from operating activities of US$290,265 for the six months ended June 30, 2023, and used in operating activities of US$3,084,381 for the six months ended June 30, 2024 respectively. As of June 30, 2024, the Group had accumulated deficit of US$21,696,516, and positive working capital of US$4,052,946. Overall, the Group evaluates the adverse factors including the historical adverse financial performance and expected loss-making situation in a foreseeable period and initial establishment of certain subsidiaries to inevitably incur start-up costs in research and development as well as market expansion activities. Such conditions in the aggregate indicated a substantial doubt regarding the Group’s ability to continue as a going concern.

The Group intends to meet the cash requirements for the next twelve months from the issuance date of the unaudited condensed consolidated financial statements through the following mitigation plans:

(1)    On June 3, 2024, the Group entered into a financial support agreement with a related party, Hong Kong Xinyun Trading Limited (“Xinyun Trading”). Pursuant to this agreement, Xinyun Trading will provide a line of credit with an amount up to US$18,028,423 (RMB128,000,000) to support the Group to meet its liabilities and commitments as they become due, for a period of at least eighteen months effective from issuance of this financial support agreement, with no subjection to any conditions or covenant in the terms. To the extent of the stipulated contractual obligation, the Group can rely on the cash funding from related party loans from Xinyun Trading to ensure the sufficiency of cash flow through the next twelve months from the issuance date of consolidated financial statements for the six months ended June 30, 2023 and 2024.

(2)     On October 30, 2024, Polibeli HK, a subsidiary of the Group, entered into a loan agreement with a related party, Xinyun Logistics, pursuant to which Xinyun Logistics will provide a loan amount up to US$2,000,000 with no subjection to conditions or covenant in the terms. The loan term under this contract is 5 years, starting from the actual remittance date of the loan. The annual interest rate in 2024 is 4.2%, and the annual interest rate in subsequent years shall be implemented according to the annual interest rate determined by Xinyun Logistics. On November 6, 2024, Polibeli HK has borrowed US$250,000 under this loan agreement.

(3)    The Group would make continuous efforts to improve operating efficiency, standardize operations to reduce discretionary spending, enhance cost controls, and create synergy of allocated resources. However, there is no assurance that the measure can be achieved as planned.

Taking into consideration all these actions mentioned above, management concluded that the substantial doubt on the Group’s ability to continue as a going concern can be alleviated through the effective implementation of the mitigation plans. As a result, the management prepared the unaudited condensed consolidated financial statements assuming the Group will continue as a going concern. The unaudited condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

3.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)    Basis of presentation

The accompanying unaudited condensed consolidated financial statements have been prepared using the same accounting policies as used in the preparation of the Group’s consolidated financial statements for the years ended December 31, 2022 and 2023. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation

POLIBELI GROUP LTD
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2023 AND 2024
(In U.S. Dollar, except for share data)

3.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

of the financial position, operating results, and cash flows for the periods presented. Operating results for the interim period ended June 30, 2024 are not necessarily indicative of the results that may be expected for the full year or any future periods. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a comprehensive presentation of financial position, results of operations, or cash flows. These unaudited condensed consolidated financial statements should be read in conjunction with the Company’s consolidated financial statements for the years ended December 31, 2022 and 2023.

(b)    Basis of consolidation

The unaudited condensed consolidated financial statements include the financial statements of the Company and its subsidiaries. All intercompany transactions and balances among the Company and its subsidiaries have been eliminated upon consolidation.

(c)     Use of estimates

The preparation of the unaudited condensed consolidated financial statements in accordance with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, related disclosures of contingent assets and liabilities at the balance sheet date, and the reported revenues and expenses during the reported periods in the unaudited condensed consolidated financial statements and accompanying notes. Significant accounting estimates include, but not limited to provision of allowance for expected credit losses, estimates for inventory provisions, and valuation allowance for deferred tax assets. Changes in facts and circumstances may result in revised estimates. Actual results could differ from those estimates, and as such, differences may be material to the unaudited condensed consolidated financial statements.

(d)    Foreign currency

The Group’s reporting currency is United States dollars (‘‘US$’’ or ‘‘$’’). The Group’s subsidiaries incorporated in Japan, Indonesia, Singapore, Korea, France, Italy, Hong Kong and the United States generally use their respective local currencies as their functional currencies, including Japanese Yen (‘‘JPY’’), Indonesian Rupiah (“IDR”), Singapore Dollars (“SGD”), Korean Won (“KRW”), Euro (“EUR”), Hong Kong dollars(“HKD”) and US$. The determination of the respective functional currency is based on the criteria of ASC Topic 830, Foreign Currency Matters.

Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates quoted by authoritative banks prevailing at the dates of the transactions. Exchange gains and losses resulting from those foreign currency transactions denominated in a currency other than the functional currency are recorded as foreign currency exchange gain or loss included in “Financial expenses, net” in the unaudited condensed consolidated financial statements of operations and comprehensive loss.

The Group entities with functional currencies other than the US$, translate their operating results and financial position into US$, the Group’s reporting currency. Monetary assets and liabilities in foreign currencies are translated into US$ using the applicable exchange rates at the balance sheet date. Equity accounts other than earnings generated in current period are translated into US$ at the appropriate historical rates. Revenues, expenses, gains and losses are

POLIBELI GROUP LTD
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2023 AND 2024
(In U.S. Dollar, except for share data)

3.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

translated into US$ using the periodic average exchange rates. The resulting foreign currency translation adjustments are recorded in accumulated other comprehensive loss as a component of shareholders’ deficit. The rates are obtained from H.10 statistical release of the U.S. Federal Reserve Board.

	As of December 31, 2023	As of June 30, 2024
	Year-end spot rate	Year-end spot rate
US$ against JPY	140.9200	160.8800
US$ against KRW	1,290.9700	1,376.5500
US$ against SGD	1.3193	1.3552
US$ against EUR	0.9040	0.9336
US$ against IDR	15,389.3506	16,350.5559
US$ against HKD	7.8109	7.8083
	Six Months Ended June 30, 2023	Six Months Ended June 30, 2024
	Average rate	Average rate
US$ against JPY	134.9143	152.1977
US$ against KRW	1,296.1660	1,350.0382
US$ against SGD	1.3361	1.3469
US$ against EUR	0.9251	0.9251
US$ against IDR	15,059.2378	15,916.9381
US$ against HKD	7.8394	7.8191

(e)     Cash

Cash only consists of cash in banks. The Group maintains cash with various financial institutions in different regions. As of December 31, 2023 and June 30, 2024, substantially all of the Group’s cash were held in reputable financial institutions located in Japan, Korea, Indonesia and Europe. The Group has not experienced any losses in bank accounts and believes it is not exposed to any credit risks on its cash in bank accounts.

Cash as reported in the consolidated balance sheets are presented in denomination currency as follows:

Cash	As of December 31, 2023		As of June 30, 2024
	Amount	USD Equivalent	Amount	USD Equivalent
IDR	15,514,557,323	1,008,136	11,023,049,373	674,170
KRW	899,570,982	696,818	626,913,889	455,424
EUR	460,288	509,170	290,115	310,742
USD	444,429	444,429	484,732	484,732
JPY	30,806,002	218,606	132,783,672	825,358
Others	not applicable	90,587	not applicable	19,042
Total		2,967,746		2,769,468

POLIBELI GROUP LTD
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2023 AND 2024
(In U.S. Dollar, except for share data)

3.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

(f)     Accounts receivable, net

Accounts receivable represent the amounts that the Group has an unconditional right to consideration. Accounts receivable that are ultimately deemed to be uncollectible, and for which collection efforts have been exhausted, are written off against the allowance for credit losses. As of December 31, 2023 and June 30, 2024, the allowance for credit losses for the Group’s accounts receivable was US$526,173 and US$651,596, respectively.

(g)    Expected credit losses

On January 1, 2022, the Group adopted ASU 2016-13, “Financial Instruments — Credit Losses (Topic 326): Measurement on Credit Losses on Financial Instruments”, including certain subsequent amendments, transitional guidance and other interpretive guidance within ASU 2018-19, ASU 2019-04, ASU 2019-05, ASU 2019-11, ASU 2020-02 and ASU 2020-03 (collectively, including ASU 2016-13, “ASC 326”). ASC 326 introduces an approach based on expected losses to estimate the allowance for doubtful accounts, replacing the previous incurred loss impairment model, which makes allowances when there is substantial doubt as to the collectability and a loss is determined to be probable.

The Group’s accounts receivable and deposits in prepaid expenses and other current assets, net are within the scope of ASC 326. The Group maintains an estimated allowance for credit losses to reduce them to the amount that it believes will be collected. The Group has identified the relevant risk characteristics of its customers and the related receivables and deposits in prepaid expenses and other current assets, which include size, types of the services or the products the Group provides, or a combination of these characteristics. Receivables with similar risk characteristics have been grouped into pools. For each pool, the Group considers the historical credit loss experience, and current economic conditions in assessing the lifetime expected credit losses. Additionally, external data and macroeconomic factors are also considered. The Group also provides specific provisions for allowance when facts and circumstances indicate that the receivable is unlikely to be collected. The Group adjusts the allowance percentage periodically when there are significant differences between estimated credit losses and actual bad debts. If there is strong evidence indicating that these financial assets are likely to be unrecoverable, the Group also makes specific allowance in the period in which a loss is determined to be probable. The balance of these financial assets is written off after all collection efforts have been exhausted. For the six months ended June 30, 2023 and 2024, the Group recognized expected credit loss of US$329,439 and US$190,655, respectively.

(h)    Deferred offering costs

Deferred offering costs consist of underwriting, legal, consulting and other expenses incurred through the reporting date that are directly related to an anticipated offering and that will be charged as a reduction against additional paid-in capital upon the completion of the offering. Should the offering prove to be unsuccessful, these deferred costs, as well as additional expenses to be incurred, will be charged to operations.

(i)     Inventories, net

Inventories are stated at the lower of cost or net realizable value, with net realized value represented by estimated selling prices in the ordinary course of business, less reasonably predictable costs of disposal and variable selling expenses. Cost of inventories is determined using moving weighted average method. Adjustments are recorded to write down the cost of inventory to the estimated net realizable value due to slow-moving merchandise and damaged products, which is dependent upon factors such as historical and forecasted consumer demand. Additionally, certain inventory with expiration date are written off upon expiry. Inventory write-downs of US$33,352 and US$152,545 were recorded for the six months ended June 30, 2023 and 2024, respectively.

POLIBELI GROUP LTD
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2023 AND 2024
(In U.S. Dollar, except for share data)

3.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

(j)     Property and equipment, net

Property and equipment are stated at cost less accumulated depreciation and impairment, if any, and depreciated on a straight-line basis over the estimated useful lives of the assets. Cost represents the purchase price of the asset and other costs incurred to bring the asset into its intended use. Estimated useful lives and residual value are as follows:

Category	Estimated useful lives	Residual value
Buildings	15 – 26 years	5%
Vehicles	3 – 4 years	5%
Office equipment and furniture	2 – 5 years	5%

Expenditures for maintenance and repairs, which do not materially extend the useful lives of the assets, are charged to expense as incurred. Expenditures for major renewals and betterments which substantially extend the useful life of assets are capitalized. The cost and related accumulated depreciation of assets retired or sold are removed from the respective accounts, and any gain or loss is recognized in the unaudited condensed consolidated statements of operations and comprehensive loss in other income or expenses.

(k)    Impairment of long-lived assets

The Group reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may no longer be recoverable. When these events occur, the Group measures impairment by comparing the carrying value of the long-lived assets to the estimated undiscounted future cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flow is less than the carrying amount of the assets, the Group would recognize an impairment loss, which is the excess of carrying amount over the fair value of the assets, which is determined through various valuation techniques including discounted cash flow models, quoted market values and third-party independent appraisals, as considered necessary. For the six months ended June 30, 2023 and 2024, no impairment of long-lived assets was recognized.

(l)     Commitments and contingencies

In the normal course of business, the Group is subject to commitments and contingencies, including operating lease commitments, legal proceedings and claims arising out of its business that relate to a wide range of matters, such as government investigations and tax matters. The Group recognizes a liability for such contingency if it determines it is probable that a loss has occurred and a reasonable estimate of the loss can be made. The Group may consider many factors in making these assessments on liability for contingencies, including historical and the specific facts and circumstances of each matter. The Group did not identify any significant commitments or contingencies as of December 31, 2023 and June 30, 2024.

(m)   Revenue recognition

The Group generates revenues from global goods trading and others.

The Group recognizes revenues pursuant to ASC 606, Revenues from Contracts with Customers (“ASC 606”). In accordance with ASC 606, revenues from contracts with customers are recognized when control of the promised goods or services is transferred to the customers, in an amount that reflects the consideration the Group expects to be entitled to in exchange for those goods or services. Revenues are recorded net of value-added taxes and consumption tax.

Global goods trading

The Group generates revenues from global goods trading by entering into contracts with customers, covering Asia, Europe and North America regions. The majority of the Group’s revenues is derived from sale of global goods. The Group recognizes revenues at a point in time when the goods have been received by the customers. The price of

POLIBELI GROUP LTD
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2023 AND 2024
(In U.S. Dollar, except for share data)

3.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

goods is fixed and sales return is usually offered for a period of within 30 days which make the contract consideration variable arising from return allowances. The Group estimates the variable consideration based on the volatility of markets and its past experience with similar types of product sales, and include the amounts of variable consideration in the transaction price to the extent that it is probable that a significant reversal of cumulative revenues recognized will not occur when the uncertainty associated with the variable consideration is resolved. Such estimates are made using the ‘expected value’ method and is updated as and when additional information is available. Liabilities for variable consideration were included in “Accrued expenses and other current liabilities”. The Group recognizes the revenues at a point of time upon the customers’ acceptance of goods that reflects the control already transferred to the customers.

The Group considers itself the principal and recognizes revenues from global goods trading on a gross basis through the following considerations:

•        The Group is primarily responsible for fulfilling the promise to provide agreed-upon goods, in the aspect of sourcing and determining vendors, contracting with customers and vendors separately, maintaining efficient supply chain including transportation and warehousing, as well as resolving complaints and arranging return of goods due to quality issue, etc.

•        The Group assumes inventory risk, in the aspect of obtaining legal title for the accepted goods before transferring to the customers and bearing risk of potential loss due to factors such as physical damage, decline in value, or obsolescence, without unconditional return right against the vendors.

•        The Group has discretion in establishing the price with the consideration of credit risk of the customers, market demand and transportation cost rather than being limited by the other party to a range or a specified floor of price.

Others

The Group also derives revenues from providing other services, such as global brand operations services and sales promotion services that are ancillaries to global goods trading business, mainly to provide marketing support and online platform account management for merchants who run shops on online platforms. Revenues generated from other services is recognized over the contract period.

The following table disaggregates the Group’s revenues by major sources:

	For the six months ended June 30,
	2023	2024
By revenue type
Global goods trading	$10,641,542	$10,376,911
Others	158,036	528,435
Total	$10,799,578	$10,905,346

The following table summarizes the Group’s revenues recognized at a point in time or over time:

	For the six months ended June 30,
	2023	2024
Timing of revenue recognition
At a point in time	$10,641,542	$10,376,911
Over time	158,036	528,435
Total	$10,799,578	$10,905,346

POLIBELI GROUP LTD
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2023 AND 2024
(In U.S. Dollar, except for share data)

3.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Contract balances

When either party to a revenue contract has performed, the Group presents the contract in the consolidated balance sheets as a contract asset or a contract liability, depending on the relationship between the Group’s performance and the customer’s payment. Accounts receivable represent revenues recognized for the amounts invoiced and/or prior to invoicing when the Company has satisfied its performance obligation and has unconditional right to the payment. Contract assets represent the Group’s right to consideration in exchange for goods or services that the Group has transferred to a customer. Other than accounts receivable, the Company had no other material contract assets recorded on its consolidated balance sheets as of December 31 2023 and June 30, 2024, respectively.

The contract liabilities consist of advances from customers, which represent the cash received for goods and services in advance of revenue recognition and is recognized as revenues when the Group fulfills its performance obligation. The Group’s advances from customers amounted to US$552,110 and US$597,729 as of December 31, 2023 and June 30, 2024, respectively. During the six months ended June 30, 2023 and 2024, the Group recognized US$1,796,865 and US$283,968 revenues that was included in advances from customers balance at January 1, 2023 and 2024, respectively.

(n)    Cost of revenues

Cost of revenues primarily consists of procurement cost, freight-in cost, and to a lesser degree, packaging supplies cost, payroll costs as well as impairment cost due to inventory write-downs.

(o)    Selling and marketing expenses

Selling and marketing expenses mainly consist of payroll expenses, office and utilities expenses, advertising and sales commission expenses, and other expenses related to sales personnel.

(p)    General and administrative expenses

General and administrative expenses mainly consist of payroll expenses, professional service expenses, operation and support expenses, rental expenses, expected credit loss of financial assets, office and utilities expenses, depreciation expenses and other expenses related to general corporate functions.

(q)    Employee benefit

Laws require the Group’s entities incorporated to pay to the local labor bureau a monthly contribution calculated at a stated contribution rate on the monthly basis compensation of qualified employees. The Group has no further commitments beyond its monthly contribution. Employee social benefits included as expenses in the accompanying consolidated statements of comprehensive loss amounted to US$173,425 and US$155,166 for the six months ended June 30, 2023 and 2024, respectively.

(r)     Income taxes

The Group accounts for income taxes under ASC 740. Provision for income taxes consists of current taxes and deferred taxes. Current tax is recognized based on the results for the year as adjusted for items which are non-assessable or disallowed. It is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the unaudited condensed consolidated financial statements carrying amounts of existing assets and liabilities and their respective tax bases that will be in effect when the differences are expected to reverse. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax

POLIBELI GROUP LTD
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2023 AND 2024
(In U.S. Dollar, except for share data)

3.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

rates is recognized in income in the period including the enactment date. Valuation allowances are established, based on a more-likely-than-not threshold, to reduce deferred tax assets to the amount expected to be realized. The Group’s ability to realize deferred tax assets depends on each individual entity’s ability to generate sufficient taxable income within the carry forward periods provided for in the tax law.

The Group applies a “more-likely-than-not” recognition threshold in the evaluation of uncertain tax positions. The Group recognizes the benefit of a tax position in its unaudited condensed consolidated financial statements if the tax position is “more-likely-than-not” to prevail based on the facts and technical merits of the position. Tax positions that meet the “more-likely-than-not” recognition threshold is measured at the largest amount of tax benefit that has a greater than fifty percent likelihood of being realized upon settlement. Unrecognized tax benefits may be affected by changes in interpretation of laws, rulings of tax authorities, tax audits, and expiry of statutory limitations. In addition, changes in facts, circumstances and new information may require the Group to adjust the recognition and measurement estimates with regard to individual tax positions. Accordingly, unrecognized tax benefits are periodically reviewed and re-assessed. Adjustments, if required, are recorded in the Group’s unaudited condensed consolidated financial statements in the period in which the change that necessities the adjustments occur. The ultimate outcome for a particular tax position may not be determined with certainty prior to the conclusion of a tax audit and, in certain circumstances, a tax appeal or litigation process. The Group records interest and penalties related to unrecognized tax benefits (if any) in income tax expense.

The Group did not accrue any liability, interest or penalties related to uncertain tax positions in its provision for income taxes line of its consolidated statements of loss for the six months ended June 30, 2023 and 2024, respectively. The Group does not expect that its assessment regarding unrecognized tax positions will materially change over the next 12 months.

(s)     Non-controlling interest

For the Group’s majority-owned subsidiaries, a non-controlling interest is recognized to reflect the portion of their equity which is not attributable, directly or indirectly, to the Group. Consolidated net loss on the unaudited condensed consolidated statements of operation and comprehensive loss includes the net loss attributable to non-controlling interests. The cumulative results of operations attributable to non-controlling interests, are recorded as non-controlling interests in the Group’s consolidated balance sheets.

(t)     Related parties

Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Parties are also considered to be related if they are subject to common control or significant influence, such as a family member or relative, shareholder, or a related corporation.

(u)    Loss per share

Basic loss per share is computed by dividing net loss attributable to ordinary shareholders, taking into consideration the deemed dividends to preferred shareholders (if any), by the weighted average number of ordinary shares outstanding during the year.

Diluted loss per share is calculated by dividing net loss attributable to ordinary shareholders, as adjusted for the effect of dilutive ordinary equivalent shares, if any, by the weighted average number of ordinary and dilutive ordinary equivalent shares outstanding during the year. Ordinary equivalent shares consist of ordinary shares issuable upon the conversion of the preferred shares, using the if-converted method, and shares issuable upon the exercise of share options using the treasury stock method. Ordinary equivalent shares are not included in the denominator of the diluted loss per share calculation when inclusion of such share would be anti-dilutive.

POLIBELI GROUP LTD
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2023 AND 2024
(In U.S. Dollar, except for share data)

3.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

(v)     Segment reporting

Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker (“CODM”), or decision making group, in deciding how to allocate resources and in assessing performance. The Group’s CODM is the Chief Executive Officer.

The Group’s CODM relies upon the consolidated results of operations as a whole when making decisions about allocating resources and assessing the performance of the Group. As a result of the assessment made by CODM, the Group has only one principal reportable segment as defined by ASC 280.

The following table disaggregates the Group’s revenues by primary geographical markets based on the location of customers for the six months ended June 30, 2023 and 2024.

	For the six months ended June 30,
	2023	2024
Japan	$7,890,821	$5,889,708
Indonesia	753,486	4,437,277
Europe and America	1,579,387	324,018
Others(1)	575,884	254,343
Total revenues	$10,799,578	$10,905,346

____________

(1)      No revenues of individual region in others exceeded 10% of the Group’s total revenues for the six months ended June 30, 2023 and 2024.

The following table disaggregates the geographic information of the Group’s long-lived assets, which consist of property and equipment and operating lease right-of-use assets, as of December 31, 2023 and June 30, 2024.

	As of December 31, 2023	As of June 30, 2024

Japan	$4,277,510	$3,622,743
Indonesia	597,943	643,627
Others(2)	268,236	214,203
Total long-lived assets	$5,143,689	$4,480,573

____________

(2)      No long-lived assets of individual region in others exceeded 10% of the Group’s total long-lived assets as of December 31, 2023 and June 30, 2024.

POLIBELI GROUP LTD
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2023 AND 2024
(In U.S. Dollar, except for share data)

3.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The following table disaggregates the Group’s revenues by products and services for the six months ended June 30, 2023 and 2024. Product revenues relate to sales of household appliances, consumer electronic accessories, oral-care products, skincare products, cosmetics products, toys and game products, and other products. Service revenues relate to revenues from other services, such as global brand operations services and sales promotion services that are ancillaries to global goods trading business.

	For the six months ended June 30,
	2023	2024
Product revenues:
Household appliances	$1,969,081	$3,082,910
Consumer electronic accessories	1,846,584	2,735,172
Oral-care products	2,146,450	2,205,392
Skincare products	920,564	1,040,142
Cosmetics products	1,700,985	157,613
Toys and game products	1,963,949	119,392
Other products	93,929	1,036,290
Subtotal	$10,641,542	$10,376,911
Service revenues	158,036	528,435
Total revenues	$10,799,578	$10,905,346

(w)    Recently issued accounting pronouncements adopted

In March 2023, the FASB issued ASU No. 2023-01, “Leases (Topic 842): Common Control Arrangements”, which amends certain provisions of ASC 842 that apply to arrangements between related parties under common control. In addition, the ASU amends the accounting for leasehold improvements in common-control arrangements for all entities. ASU 2023-01 is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Early adoption is permitted in any annual or interim period as of the beginning of the related fiscal year. The Group has adopted ASU 2023-01 from January 1, 2024. The Group evaluates that the impact of adoption of this ASU is immaterial to unaudited condensed consolidated financial statements.

(x)    Recently issued accounting pronouncements not yet adopted

The Group expects to be an emerging growth company (“EGC”) as defined by the Jumpstart Our Business Startups Act (“JOBS Act”). The JOBS Act provides that an EGC can take advantage of extended transition periods for complying with new or revised accounting standards. This allows an EGC to delay adoption of certain accounting standards until those standards would otherwise apply to private companies. The Group elected to take advantage of the extended transition periods. However, this election will not apply should the Group cease to be classified as an EGC.

In October 2023, the FASB issued ASU 2023-06, Disclosure Improvements — codification amendments in response to SEC’s disclosure Update and Simplification initiative which amend the disclosure or presentation requirements of codification subtopic 230-10 Statement of Cash Flows — Overall, 250-10 Accounting Changes and Error Corrections — Overall, 260-10 Earnings Per Share — Overall, 270-10 Interim Reporting — Overall, 440-10 Commitments — Overall, 470-10 Debt — Overall, 505-10 Equity — Overall, 815-10 Derivatives and Hedging — Overall, 860-30 Transfers and Servicing — Secured Borrowing and Collateral, 932-235 Extractive Activities — Oil and Gas — Notes to Financial Statements, 946-20 Financial Services — Investment Companies — Investment Company Activities, and 974-10 Real Estate — Real Estate Investment Trusts — Overall. Many of the amendments allow users to more easily compare entities subject to the SEC’s existing disclosures with those entities that were not previously subject to the SEC’s requirements. Also, the amendments align the requirements in the Codification with the SEC’s regulations. For entities subject to existing SEC disclosure requirements or those that must

POLIBELI GROUP LTD
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2023 AND 2024
(In U.S. Dollar, except for share data)

3.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

provide financial statements to the SEC for securities purposes without contractual transfer restrictions, the effective date aligns with the date when the SEC removes the related disclosure from Regulation S-X or Regulation S-K. Early adoption is not allowed. For all other entities, the amendments will be effective two years later from the date of the SEC’s removal. The Group is in the process of evaluating the effect of the adoption of this ASU.

In November 2023, the FASB issued ASU 2023-07, which is an update to Topic 280, Segment Reporting. The amendments in this Update improve financial reporting by requiring disclosure of incremental segment information on an annual and interim basis for all public entities to enable investors to develop more decision-useful financial analyses. The amendments in this update: (1) require that a public entity disclose, on an annual and interim basis, significant segment expenses that are regularly provided to the chief operating decision maker (CODM) and included within each reported measure of segment profit or loss (collectively referred to as the “significant expense principle”), (2) Require that a public entity disclose, on an annual and interim basis, an amount for other segment items by reportable segment and a description of its composition. The other segment items category is the difference between segment revenues less the segment expenses disclosed under the significant expense principle and each reported measure of segment profit or loss, (3) Require that a public entity provide all annual disclosures about a reportable segment’s profit or loss and assets currently required by Topic 280 in interim periods, and (4) Clarify that if the CODM uses more than one measure of a segment’s profit or loss in assessing segment performance and deciding how to allocate resources, a public entity may report one or more of those additional measures of segment profit. However, at least one of the reported segment profit or loss measures (or the single reported measure, if only one is disclosed) should be the measure that is most consistent with the measurement principles used in measuring the corresponding amounts in the public entity’s consolidated financial statements. In other words, in addition to the measure that is most consistent with the measurement principles under generally accepted accounting principles (GAAP), a public entity is not precluded from reporting additional measures of a segment’s profit or loss that are used by the CODM in assessing segment performance and deciding how to allocate resources, (5) Require that a public entity disclose the title and position of the CODM and an explanation of how the CODM uses the reported measure(s) of segment profit or loss in assessing segment performance and deciding how to allocate resources, and (6) Require that a public entity that has a single reportable segment provide all the disclosures required by the amendments in this Update and all existing segment disclosures in Topic 280. The amendments in this Update also do not change how a public entity identifies its operating segments, aggregates those operating segments, or applies the quantitative thresholds to determine its reportable segments. The amendments in this Update are effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. Early adoption is permitted. A public entity should apply the amendments in this Update retrospectively to all prior periods presented in the financial statements. Upon transition, the segment expense categories and amounts disclosed in the prior periods should be based on the significant segment expense categories identified and disclosed in the period of adoption. The Group is in the process of evaluation the impact of adopting this new guidance on its segment disclosures.

In December 2023, the FASB issued ASU 2023-09, Improvement to Income Tax Disclosure. This standard requires more transparency about income tax information through improvements to income tax disclosures primarily related to the rate reconciliation and income taxes paid information. This standard also includes certain other amendments to improve the effectiveness of income tax disclosures. ASU 2023-09 is effective for public business entities, for annual periods beginning after December 15, 2024. For entities other than public business entities, the amendments are effective for annual periods beginning after December 15, 2025. The Group is in the process of evaluation the impact of adopting this new guidance on its unaudited condensed consolidated financial statements.

Recently issued ASUs by the FASB, except for the ones mentioned above, are not expected to have a significant impact on the Group’s consolidated results of operations or financial position. Other accounting standards that have been issued or proposed by FASB that do not require adoption until a future date are not expected to have a material impact on the unaudited condensed consolidated financial statements upon adoption. The Group does not discuss recent pronouncements that are not anticipated to have an impact on or are unrelated to its consolidated financial condition, results of operations, cash flows, or disclosures.

POLIBELI GROUP LTD
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2023 AND 2024
(In U.S. Dollar, except for share data)

3.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

(y)     Significant risk and uncertainties

Foreign exchange risk

The reporting currency of the Group’s operations was in USD and the Group’s subsidiaries generally use their respective local currencies as their functional currencies, including JPY, IDR, SGD, KRW, EUR, HKD and US$. The Group is mainly exposed to foreign currency risk on fluctuations of US$ against functional currency as the translation adjustment. The Group is exposed to foreign exchange risk in respect of operating activities when purchase of goods and services in geographic areas is using transaction currencies other than USD.

Interest rate risk

The Group is exposed to interest rate risk arising from cash, amounts due from related parties, bank loan, and amount due to related parties. The Group expected no material risks from changes in market interest rates, and not used any derivative financial instruments to manage the interest risk exposure during the six months ended June 30, 2023 and 2024.

4.      ACCOUNTS RECEIVABLE, NET

Accounts receivable, net, consisted of the following:

	As of December 31, 2023	As of June 30, 2024

Accounts receivable	$3,982,057	$4,000,223
Provision of expected credit loss	(526,173)	(651,596)
Accounts receivable, net	$3,455,884	$3,348,627

The Group accrued allowance for credit losses for accounts receivable of US$300,214 and US$190,655 during six months ended June 30, 2023 and 2024.

5.      INVENTORIES, NET

Inventories consisted of the following:

	As of December 31, 2023	As of June 30, 2024
Goods for sale	4,089,330	4,551,391
Goods in transit	317,270	246,474
Inventories, net	$4,406,600	$4,797,865

Inventories, net include products available for sale and goods in transit. The Group reviews its inventories periodically to determine if any reserves are necessary for potential obsolescence or if a write-down is necessary if the carrying value exceeds net realizable value.

POLIBELI GROUP LTD
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2023 AND 2024
(In U.S. Dollar, except for share data)

6.      PREPAID EXPENSES AND OTHER CURRENT ASSETS, NET

Prepaid expenses and other current assets, net consisted of the following:

	As of December 31, 2023	As of June 30, 2024
Deductible input VAT, net	$671,343	$325,939
Deposits	531,878	273,354
Others	443,072	269,537
Total	1,646,293	868,830
Provision of expected credit loss	(57,609)	(56,655)
Prepaid expenses and other current assets, net	$1,588,684	$812,175

The Group accrued allowance for credit losses for prepaid expenses and other current assets of US$29,225 and nil during six months ended June 30, 2023 and 2024.

7.      PROPERTY AND EQUIPMENT, NET

Property and equipment, net, consisted of the following:

	As of December 31, 2023	As of June 30, 2024

Buildings	$4,275,916	$3,745,414
Office equipment and furniture	305,771	330,941
Vehicles	113,520	106,847
Total	$4,695,207	$4,183,202
Less: accumulated depreciation	(331,808)	(415,365)
Total property and equipment, net	$4,363,399	$3,767,837

Depreciation expenses of property and equipment totaled US$42,595 and US$125,504 for the six months ended June 30, 2023 and 2024, respectively.

8.      BORROWINGS

The Group had the below long-term borrowings for working capital purpose:

Long-term borrowing

			As of December 31, 2023		As of June 30, 2024
	Annual Interest Rate	Maturity
			Long-term	Long-term (current portion)	Long-term	Long-term (current portion)
Long-term borrowing:
Sumitomo Mitsui Banking Corporation(i)	1-Month TIBOR+1.34%	December, 2026	$280,265	134,800	$186,456	118,075
Japan Finance Corporation(ii)	0.36%/1.26%	March, 2026	79,478	59,608	43,511	52,213
Sumitomo Mitsui Banking Corporation(iii)	1.20%	June, 2026	223,744	142,208	133,702	124,565
Shinhan Bank Japan(iv)	3-Month TIBOR+1.70%	August, 2028	728,470	39,087	620,972	34,237
Total Long-term borrowing			$1,311,957	375,703	$984,641	329,090

POLIBELI GROUP LTD
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2023 AND 2024
(In U.S. Dollar, except for share data)

8.      BORROWINGS (cont.)

As of December 31, 2023 and June 30, 2024, the current portion of the long-term borrowings is US$375,703 and US$329,090 respectively.

The weighted average interest rate of long-term borrowings was 1.1% and 1.5% for the six months ended June 30, 2023 and 2024, respectively.

(i)     On December 17, 2021, the Group entered into a loan agreement to borrow funds of JPY94,900,000 (US$823,999) with Sumitomo Mitsui Banking Corporation during the period from December 17, 2021 to December 17, 2026. The Group plans to repay JPY1,583,000 (US$13,745) every month after January 31,2022, until the loan maturity date. The bank borrowing was collateralized by a pledge of a building owned by Cloud Japan.

(ii)    On May 31, 2021, the Group entered into a loan agreement to borrow funds of JPY40,000,000 (US$347,313) with Japan Finance Corporation during the period from May 31, 2021 to March 31, 2026. The annual interest rate of the loan is 0.36% from May 31, 2021 to May 31, 2024 and 1.26% from June 1, 2024 to March 31, 2026. The Group plans to repay JPY700,000(US$6,078) every month after June 30, 2021, until the loan maturity date.

(iii)   On June 18, 2021, the Group entered into a loan agreement to borrow funds of JPY100,000,000 (US$868,282) with Sumitomo Mitsui Banking Corporation during the period from June 18, 2021 to June 18, 2026. The Group plans to repay JPY1,670,000(US$14,500) every month after July 31,2021, until the loan maturity date. The bank borrowing was guaranteed by Tokyo Credit Guarantee Corporation, an unaffiliated guarantee service provider.

(iv)   On August 30, 2023, the Group entered into a loan agreement to borrow funds of JPY110,000,000 (US$780,585) with Shinhan Bank Japan during the period from August 30, 2023 to August 30, 2028. The Group plans to repay JPY459,000(US$3,257) every month after September 30, 2023, until the loan maturity date. The bank borrowing was collateralized by a pledge of a building owned by Japan Biltech.

9.      ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities consisted of the following:

	As of December 31, 2023	As of June 30, 2024

Sales deposit	$48,751	$469,314
Accrued daily operation expenses	133,371	201,363
Salary and welfare payables	288,073	200,893
Tax payable	143,266	136,079
Others	217,746	295,298
Total	$831,207	$1,302,947

10.    TAXATION

The entities within the Group file separate tax returns in the respective tax jurisdictions in which they operate.

Cayman Islands

The Company incorporated in the Cayman Islands as an exempted company with limited liability under the Companies Act of the Cayman Islands and accordingly, are exempted from Cayman Islands income tax. As such, the Company is not subject to tax on either income or capital gain. In addition, no withholding tax is imposed upon any payments of dividends by subsidiaries to the Company.

POLIBELI GROUP LTD
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2023 AND 2024
(In U.S. Dollar, except for share data)

10.    TAXATION (cont.)

Japan

The Group’s Japanese subsidiaries, including Cloud Japan and Japan Biltech, are governed by the income tax law of Japan and are subject to income tax on their taxable income.

There are three types of income tax for corporations in Japan, including national corporate income tax, inhabitant tax, and enterprise tax in Japan, which in the aggregate, resulted in the statutory income tax rate of approximately 30.62% for Cloud Japan and 34.59% for Japan Biltech, for the six months ended June 30, 2023 and 2024, respectively.

Indonesia

The Group’s Indonesia subsidiaries, including PT Cloud, PT Innovative, PT Ezmart and PT XY JAYA, are governed by the income tax law of the Indonesia and are subject to income tax rate of 22% on their taxable income for the six months ended June 30, 2023 and 2024.

United States

The Group’s United States subsidiary, Cloud America, is subject to a combination of federal income tax rate of 21% and state income tax rate of 8.84% net of the federal tax benefit (net of the federal tax benefit 6.98%). As a result, the United States entity is subject to a consolidated income tax rate of 27.98% for the six months ended June 30, 2023 and 2024.

Others

Subsidiaries incorporated in other countries are subject to the respective applicable corporate income tax rates of the countries where they are resident.

Loss before income tax expense is attributable to the following geographic locations:

	For the six months ended June 30,
	2023	2024
Indonesia	$1,305,937	$2,821,722
Cayman Islands	—	818,596
Japan	823,487	701,777
United States	41,392	53,100
Others	1,176,032	1,323,772
Total loss before income tax expense	$3,346,848	$5,718,967

For the six months ended June 30, 2023 and 2024, the details of income tax expense are set forth below:

For the six months ended June 30,
	2023	2024
Current income tax	$—	$—
Deferred income tax	—	—
Total income tax expense	$—	$—

POLIBELI GROUP LTD
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2023 AND 2024
(In U.S. Dollar, except for share data)

10.    TAXATION (cont.)

Since the Japanese subsidiaries of the Group incurred the majority of revenues and accumulated operating loss carried forward historically, a reconciliation between the income tax expense determined at the Japanese statutory tax rate and the actual income tax expense of the Group is as follows:

	For the six months ended June 30,
	2023	2024
Loss before income tax expense	$(3,346,848)	$(5,718,967)
Computed income tax expense with statutory tax rate*	(1,024,805)	(1,751,148)
Impact of different tax rates in other jurisdictions	252,010	633,563
Tax effect of non-deductible items	15,567	4,064
Changes in valuation allowance on deferred tax assets	757,228	1,113,521
Income tax expense	$—	$—
Effective income tax rate	0.00%	0.00%

____________

*        The statutory rate of the largest subsidiary in Japan, which stands at 30.62%, is applied.

As of December 31, 2023 and June 30, 2024, the significant components of the deferred tax assets are summarized below:

	As of December 31, 2023	As of June 30, 2024

Deferred tax assets:
Net operating loss carried forward	$3,417,435	$4,355,815
Lease liabilities	277,963	247,572
Accrued expenses	102,475	225,034
Allowance for doubtful accounts	170,717	194,278
Impairment of inventory	61,614	79,966
Others	423	423
Total deferred tax assets	4,030,627	5,103,088
Less: valuation allowance	(3,764,925)	(4,878,446)
Total deferred tax assets, net of valuation allowance	265,702	224,642
Defer tax liabilities:
Right-of-use assets	(265,702)	(224,642)
Total deferred tax liabilities	(265,702)	(224,642)
Total deferred tax assets, net	$—	$—

Changes in valuation allowance are as follows:

	For the six months ended June 30,
	2023	2024
Balance at the beginning of the period	$2,298,025	$3,764,925
Additions	757,228	1,113,521
Balance at the end of the period	$3,055,253	$4,878,446

As of December 31, 2023 and June 30, 2024, the Group had net operating loss carryforwards of approximately US$10,726,581 and US$15,741,659, respectively, which arose from the Group’s subsidiaries located in different countries. As of December 31, 2023 and June 30, 2024, deferred tax assets from the net operating loss carryforwards amounted to US$3,417,435 and US$4,355,815, respectively. The ultimate realization of deferred tax assets is

POLIBELI GROUP LTD
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2023 AND 2024
(In U.S. Dollar, except for share data)

10.    TAXATION (cont.)

dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Recovery of substantially all of the Group’s deferred tax assets is dependent upon the generation of future income, exclusive of reversing taxable temporary differences. The valuation allowance is considered on an individual entity basis. As of December 31, 2023 and June 30, 2024, the full valuation allowances on deferred tax assets are provided because the Group believes that it is more-likely-than-not that all of the subsidiaries will not be able to generate sufficient taxable income in the near future based upon the level of historical taxable income and projections for future taxable income, to realize the deferred tax assets carried-forwards. Accordingly, US$3,764,925 and US$4,878,446 valuation allowance has been established as of December 31, 2023 and June 30, 2024, respectively.

As of June 30, 2024, net operating loss carryforwards will expire, if unused, in the following amounts:

Amount
2026	$10,218
2027	745,529
2028	3,178,638
2029	2,528,427
2030	335,382
2031	1,821,987
2032	1,309,323
2033	510,379
2037	285,859
2038	210,385
2039	173,162
Indefinitely	4,632,370
Total	$15,741,659

Uncertain tax positions

The Group is required to file the final corporate income and consumption tax returns in Japan within two months after each taxable period ends. As of June 30, 2024, in Japan tax jurisdiction, corporate income tax returns for the tax years ended April 30, 2021 through 2023 for Cloud Japan are subject to examination by the tax authorities.

The Group files income tax returns to Directorate General of Taxes (“DGT”) in Indonesia within four months after each taxable periods ends. As of June 30, 2024, in Indonesia tax jurisdiction, corporate income tax returns for the tax years ended December 31, 2021 through 2023 are subject to examination by the tax authorities.

The Group also files income tax returns with the U.S. Internal Revenue Services (“IRS”) and the state where the Group has operations. The Group is subject to U.S. federal and state income tax examinations by the IRS and relevant state tax authorities. As of June 30, 2024, in the U.S. tax jurisdiction, federal and state tax returns for the tax year ended December 31, 2021 through 2022 are subject to examination by the tax authorities.

Under applicable tax laws and regulations, arrangements and transactions among related parties may be subject to audit or challenge by the tax authorities in different tax jurisdictions. The Group could face material and adverse tax consequences if the tax authorities determine that the contractual arrangements in relation to the Group were not entered into on an arm’s length basis in such a way as to result in an impermissible reduction in taxes under applicable tax laws, rules and regulations, and adjust the taxable income of the Group in the form of a transfer pricing adjustment. A transfer pricing adjustment could, among other things, result in a reduction of expense deductions recorded for tax purposes, which could in turn increase its tax liabilities without reducing the tax expenses of subsidiaries subject to more favorable tax rate. In addition, the tax authorities may impose late payment fees and other penalties on the Group for the adjusted but unpaid taxes according to the applicable regulations. The Group evaluates each uncertain tax

POLIBELI GROUP LTD
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2023 AND 2024
(In U.S. Dollar, except for share data)

10.    TAXATION (cont.)

position based on the technical merits, and measure the unrecognized benefits associated with the tax positions. As of December 31, 2023 and June 30, 2024, the Group did not have any unrecognized uncertain tax positions and the Group does not believe that its unrecognized tax benefits will change over the next twelve months.

11.    LEASES

The Group has entered into various non-cancellable lease agreements for offices and warehouses space, with lease terms ranging from two to six years, which are located in Singapore, Indonesia, Japan, Korea and Italy.

The Group determines whether a contract is or contains a lease at inception of the contract and whether that lease meets the classification criteria of a finance or operating lease. As of June 30, 2024, the Group had no long-term leases that were classified as a financing lease, and the Group’s lease contracts only contain fixed lease payments and do not contain any residual value guarantee. The Group considers those renewal or termination options that are reasonably certain to be exercised in the determination of the lease term and initial measurement of right of use assets and lease liabilities.

The Group’s lease arrangements may contain both lease and non-lease components. The Group has separately accounted for lease and non-lease components based on their nature. Payments under the Group’s lease arrangement are fixed. The Group’s lease agreements do not contain any material residual value guarantees or material restrictive covenants.

Supplemental balance sheet information related to operating lease was as follows:

	As of December 31, 2023	As of June 30, 2024

Operating right-of-use assets	$1,255,996	$1,300,166
Amortization of right-of-use assets	(475,706)	(587,430)
Right-of-use assets, net	$780,290	$712,736

Operating lease liabilities, current	335,034	434,794
Operating lease liabilities, non-current	437,430	301,192
Total operating lease liabilities	$772,464	$735,986

Weighted average remaining lease term	2.54 years	2.11 years
Weighted average discount rate	4.55%	5.35%

A summary of lease cost recognized in the Group’s unaudited condensed consolidated statements of operations and comprehensive loss was as follows:

	For the six months ended June 30,
	2023	2024
Operating leases expense excluding short-term lease expense	$229,264	$229,342
Short-term lease cost	12,553	152,715
Total	$241,817	$382,057

POLIBELI GROUP LTD
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2023 AND 2024
(In U.S. Dollar, except for share data)

11.    LEASES (cont.)

The following is a schedule of future minimum payments under the current existing operating leases as of June 30, 2024:

For the fiscal years ending December 31,	Amount
Remainder of 2024	$236,240
2025	393,847
2026	96,593
2027	51,413
Total lease payments	778,093
Imputed interest	(42,107)
Total	$735,986

12.    RELATED PARTY TRANSACTIONS

Related parties

The table below sets forth the major related parties and their relationships with the Group:

No.	Name of Related Parties	Relationship
1	Shenzhen Yunhua Holdings Co., Ltd	An associate entity under common ultimate control
2	Zhejiang Yunmao Technology Co., Ltd	An associate entity under common ultimate control
3	Hong Kong Xinyun Logistics Trading Ltd	An associate entity under common ultimate control
4	Yun Yuan (HK) Trading Co., Ltd	An associate entity under common ultimate control
5	PT Tunas Sukses Nusantara	Significant influence exercised by the management of the Group
6	Hong Kong Xinyun Trading Ltd	An associate entity under common ultimate control
7	Xingyun International Company Limited	Ultimate controlling shareholder of the Group

Amounts due from/to related parties

Amounts due from/to related parties consisted of the following for the periods indicated:

	As of December 31, 2023	As of June 30, 2024
Amount due from related parties, current
Hong Kong Xinyun Logistics Trading Ltd	$60,872	$107,609
Yun Yuan (HK) Trading Co., Ltd	3,086	106,069
PT Tunas Sukses Nusantara	162,599	—
Others	106,970	193,970
Total	$333,527	$407,648

Amount due to related parties, current
Shenzhen Yunhua Holdings Co., Ltd	$1,115,682	$2,587,527
Yun Yuan (HK) Trading Co., Ltd(1)	369,352	1,670,093
Xingyun International Company Limited	—	1,247,696
Hong Kong Xinyun Logistics Trading Ltd(1)	163,331	155,179
Others	356,037	677,611
Total	$2,004,402	$6,338,106

POLIBELI GROUP LTD
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2023 AND 2024
(In U.S. Dollar, except for share data)

12.    RELATED PARTY TRANSACTIONS (cont.)

	As of December 31, 2023	As of June 30, 2024
Amount due to related parties, non-current
Yun Yuan (HK) Trading Co., Ltd(1)	$14,970,661	$13,949,068
Hong Kong Xinyun Logistics Trading Ltd(1)	6,067,802	6,591,528
Hong Kong Xinyun Trading Ltd	—	5,378,761
Zhejiang Yunmao Technology Co., Ltd(1)	1,784,259	1,715,026
Total	$22,822,722	$27,634,383

Related-party transactions

Material related-party transactions consisted of the following for the periods indicated:

	For the six months ended June 30,
	2023	2024
Purchase of goods
Shenzhen Yunhua Holdings Co., Ltd	$402,503	$1,506,983
Yun Yuan (HK) Trading Co., Ltd	1,633,272	567,119
Total	$2,035,775	$2,074,102

Sales of goods
Hong Kong Xinyun Logistics Trading Ltd	$656,169	$15,502

Operation and support Services(2)
Yun Yuan (HK) Trading Co., Ltd	$677,518	$787,121

Loans received from related parties
Hong Kong Xinyun Trading Ltd	$—	$5,340,438
Hong Kong Xinyun Logistics Trading Ltd	133,418	1,128,594
Total	$133,418	$6,469,032

Repayment of principal and interest of loan from a related party
Yun Yuan (HK) Trading Co., Ltd	$—	$813,414

Capital injection from a related party(3)
Yun Yuan (HK) Trading Co., Ltd	$1,500,897	$—

____________

(1)      The balance of due to related parties mainly includes borrowings from related parties with accrued interest payable, trade payables and other payables generated from the purchase of goods and services. On December 31, 2023, the Group entered into loan agreements with related parties, pursuant to which, trade payables of US$13,239,678 is converted into long-term borrowings granted by relates parities to the Group, with an annual interest rate of 4% and 4.2% for the years ended December 31, 2023 and 2024, respectively, and the annual interest rate for subsequent years shall be determined by related parties. As of December 31 2023, borrowings from Yun Yuan (HK) Trading Co., Ltd, Hong Kong Xinyun Logistics Trading Ltd, and Zhejiang Yunmao Technology Co., Ltd was US$14,970,661, US$6,067,802 and US$1,784,259 subject to an annual interest rate of 4%. As of June 30, 2024, borrowings from Yun Yuan (HK) Trading Co., Ltd, Hong Kong Xinyun Logistics Trading Ltd, and Zhejiang Yunmao Technology Co., Ltd was US$13,949,068, US$6,591,528 and US$1,715,026 subject to an annual interest rate of 4.2%.

(2)      Operation and support services mainly accounts for the payroll cost in the financial shared services center and the business center provided by related party. The payroll cost allocation incurred amounted to US$600,593 and US$575,969 for the six months ended June 30, 2023 and 2024, respectively.

(3)      Capital injection from related parties represents the actual cash inflow of capital injection, and does not include the capital investment that has been subscribed but not yet received from related parties. The amount of capital injection which has been paid by related parties were US$1,500,897 and nil for the six months ended June 30, 2023 and 2024, respectively.

POLIBELI GROUP LTD
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2023 AND 2024
(In U.S. Dollar, except for share data)

13.    ORDINARY SHARES

On March 12, 2024, the Company issued 500,000,000 ordinary shares with a par value of $0.0001 to its shareholder, of which the share and per share information are presented on a retrospective basis to reflect the Reorganization completed on May 27, 2024.

The share subscription receivable represented the receivable for the issuance of ordinary shares of the Company and is reported as a deduction of equity and presented on a retrospective basis before the incorporation of the Company. Subscription receivable has no payment terms nor any interest receivable accrual.

14.    EQUITY TRANSFER AGREEMENT UNDER COMMON CONTROL

As described in Note 1(b), in 2024, Cloud Singapore entered into Equity Transfer Agreements with Yun Yuan (HK) Trading Co., Ltd (“Yun Yuan HK”) and Hong Kong Xinyun Logistics Trading Ltd (“Xinyun Logistics”), which were wholly owned subsidiaries of Xingyun International, and ultimately controlled by the Controlling Shareholder of the Company. Pursuant to the agreements, 100% equity interests of Cloud Japan and Singapore International were transferred from Xinyun Logistics to Cloud Singapore, 100% equity interests of Japan Biltech, 99% equity interests of PT Ezmart and PT Cloud and its subsidiaries (including PT Innovative and PT XY Jaya) were transferred from Yun Yuan HK to Cloud Singapore, for a cash consideration equivalent to the registered capital investment in total of US$5,252,494 in these subsidiaries. The transfer of equity interest in Cloud Japan, Japan Biltech, Singapore International, PT Ezmart and PT Cloud and its subsidiaries was accounted for as transactions between entities under common control, with the assets and liabilities recorded at the historical cost.

15.    SIGNIFICANT RISKS

(a)    Interest rate risk

Fluctuations in market interest rates may negatively affect the Group’s financial condition and results of operations. The Group is exposed to floating interest rate risk on cash deposit and floating rate borrowings, and the risks due to changes in interest rates is not material. The Group has not used any derivative financial instruments to manage the interest risk exposure.

(b)    Concentration of credit risk

Assets that potentially subject the Group to significant concentrations of credit risk primarily consist of cash, accounts receivable, amounts due from related parties and deposits within prepaid expenses and other current assets, net. The maximum exposure of such assets to credit risk is their carrying amounts as of the balance sheet dates. All of the Group’s cash are held with financial institutions that Group’s management believes to be high credit quality. Based on the Group’s historical experiences in collection of other receivables and amounts due from related parties, the Group consider the credit risk of these receivables to be low. Management regularly conducts assessment on expected credit losses arising from non-performance by these counterparties.

(c)     Concentration of customers and suppliers(1)

The following customers represent more than 10% of the Group’s total revenues for the six months ended June 30, 2023 and 2024(1):

	For the six months ended June 30,
	2023	2024
Customer J	*	20.1%
Customer K	25.0%	17.0%
Customer L	16.7%	*
Customer I	11.4%	*

____________

*        Represents percentage less than 10%

POLIBELI GROUP LTD
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2023 AND 2024
(In U.S. Dollar, except for share data)

15.    SIGNIFICANT RISKS (cont.)

The following customers represent more than 10% of the Group’s total accounts receivable as of December 31, 2023 and June 30, 2024(1):

	As of December 31, 2023	As of June 30, 2024
Customer D	10.5%	14.7%
Customer M	*	11.9%
Customer K	*	11.0%
Customer F	*	11.0%
Customer B	20.2%	*
Customer A	18.1%	*

____________

*        Represents percentage less than 10%

The following customers represent more than 10% of the Group’s total advances from customers as of December 31, 2023 and June 30, 2024(1):

	As of December 31, 2023	As of June 30, 2024
Customer G	12.3%	21.9%
Customer F	15.6%	*
Customer H	12.2%	*

____________

*        Represents percentage less than 10%

The following suppliers represent more than 10% of the Group’s total purchases six months ended June 30, 2023 and 2024(1):

	For the six months ended June 30,
	2023	2024
Supplier J	10.3%	20.9%
Supplier N	*	18.3%
Supplier O	*	14.4%
Supplier B	16.9%	*
Supplier D	13.5%	*
Supplier P	10.3%	*

____________

*        Represents percentage less than 10%

The following suppliers represent more than 10% of the Group’s accounts payable as of December 31, 2023 and June 30, 2024(1):

	As of December 31, 2023	As of June 30, 2024
Supplier E	14.8%	18.0%
Supplier Q	*	13.1%
Supplier R	*	13.1%
Supplier D	40.1%	*

____________

*        Represents percentage less than 10%

POLIBELI GROUP LTD
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2023 AND 2024
(In U.S. Dollar, except for share data)

15.    SIGNIFICANT RISKS (cont.)

The following suppliers represent more than 10% of the Group’s advance to suppliers as of December 31, 2023 and June 30, 2024(1):

	As of December 31, 2023	As of June 30, 2024
Supplier S	*	43.1%
Supplier L	14.6%	23.8%
Supplier C	*	14.2%
Supplier J	39.1%	*
Supplier K	21.0%	*
Supplier M	11.9%	*

____________

*        Represents percentage less than 10%

(1)      The reference label for customers and suppliers in interim financial statements for the six months ended June 30, 2023 and 2024, are revised to be consistent with that in the annual financial statements for the years ended December 31, 2022 and 2023.

16.    COMMITMENTS AND CONTINGENCIES

Commitments

As of December 31, 2023 and June 30, 2024, the Group had neither significant financial nor capital commitment.

Contingencies

In the ordinary course of business, the Group may be subject to legal proceedings regarding contractual and employment relationships and a variety of other matters. The Group records contingent liabilities resulting from such claims, when a loss is assessed to be probable and the amount of the loss is reasonably estimable. In the opinion of management, there were no pending or threatened claims and litigation as of June 30, 2024, and through the issuance date of these unaudited condensed consolidated financial statements.

17.    SUBSEQUENT EVENTS

The Group has evaluated the impact of events that have occurred subsequent to June 30, 2024, through November 13, 2024, the issuance date of the unaudited condensed consolidated financial statements, and concluded that no other subsequent events have occurred that would require recognition in the unaudited condensed consolidated financial statements or disclosure in the notes to the unaudited condensed consolidated financial statements, except for the event as discussed below.

On August 7, 2024, PT Cloud, a subsidiary of the Group, entered into another loan agreement with a related party, Xinyun Logistics, pursuant to which Xinyun Logistics will provide a loan amount up to US$2,000,000 with no subjection to conditions or covenant in the terms. The loan term under this contract is 5 years, starting from the actual remittance date of the loan. The annual interest rate in 2024 is 4.2%, and the annual interest rate in subsequent years shall be implemented according to the annual interest rate determined by Xinyun Logistics. On August 22, 2024, PT Cloud has borrowed US$1,000,000 under this loan agreement. On October 25, 2024, PT Cloud has borrowed another US$1,000,000 under this loan agreement.

On September 5, 2024, Japan Biltech, a subsidiary of the Group, entered into a real estate sales agreement with a third party, to transfer the property right of a real estate located in Minatoku, Tokyo for a selling price of US$1,740,428 (JPY280,000,000). The transaction was closed on October 24, 2024 with the property right of the real estate transferred to the third party and the total payment received by Japan Biltech.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Chenghe Acquisition II Co.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Chenghe Acquisition II Co. (the “Company”) as of March 04, 2024, and the related statements of operations, shareholder’s equity, and cash flows for the period from January 15, 2024 (inception) to March 04, 2024, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of March 04, 2024, and the results of its operations and its cash flows for the period from January 15, 2024 (inception) to March 04, 2024, in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Explanatory Paragraph — Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, its business plan is dependent on the completion of a financing and the Company’s working capital as of March 04, 2024 is not sufficient to complete its planned activities. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plan in regard to these matters are also described in Note 1 and 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Enrome LLP

We have served as the Company’s auditor since 2024.
Singapore

April 03, 2024

Chenghe Acquisition II Co.
BALANCE SHEET

March 4, 2024
Asset:
Deferred offering costs	$275,107
Total Asset	$275,107

Liabilities:
Accounts payable and accrued expenses	$2,738
Accrued offering costs	225,107
Promissory note – related party	39,965
Total current liabilities	267,810

Commitments and Contingencies (Note 6)

Shareholders’ Equity
Preference shares, no par value; 1,000,000 shares authorized; none issued and outstanding	—
Class A ordinary shares, no par value; 500,000,000 shares authorized; none issued and outstanding	—
Class B ordinary shares, no par value; 50,000,000 shares authorized; 2,875,000 shares issued and outstanding	288
Additional paid-in capital	24,712
Accumulated deficit	(17,703)
Total shareholders’ equity	7,297
Total Liabilities and Shareholders’ Equity	$275,107

____________

(1)      Includes up to 375,000 Class B ordinary shares subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters (see Note 5).

The accompanying notes are an integral part of the financial statements.

Chenghe Acquisition II Co.
STATEMENT OF OPERATIONS

For the Period from January 15, 2024 (Inception) to March 4, 2024
Formation and operating costs	$17,703
Net loss	$(17,703)

Basic and diluted weighted average shares outstanding	2,500,000
Basic and diluted net loss per share	$(0.01)

____________

(1)      Excludes up to 375,000 Class B ordinary shares subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters (see Note 5).

The accompanying notes are an integral part of the financial statements.

Chenghe Acquisition II Co.
STATEMENT OF CHANGES IN SHAREHOLDER’S EQUITY
FOR THE PERIOD FROM JANUARY 15, 2024 (INCEPTION) TO MARCH 4, 2024

	Class B Ordinary shares		Additional Paid-in Capital	Accumulated Deficit	Shareholder’s Equity
	Shares	Amount
Balance as of January 15, 2024	—	$—	$—	$—	$—
Issuance of Class B ordinary shares	2,875,000	288	24,712	—	25,000
Net loss	—	—	—	(17,703)	(17,703)
Balance as of March 4, 2024	2,875,000	$288	$24,712	$(17,703)	$7,297

____________

(1)      Includes up to 375,000 Class B ordinary shares subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters (see Note 5).

The accompanying notes are an integral part of the financial statements.

Chenghe Acquisition II Co.
STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM JANUARY 15, 2024 (INCEPTION) TO MARCH 4, 2024

For the Period from January 15, 2024 (Inception) to March 4, 2024
Cash flows from operating activities:
Net loss	$(17,703)
Adjustments to reconcile net loss to net cash used in operating activities:
Operating expenses paid by Sponsor	14,965
Changes in operating assets and liabilities:	—
Accounts payable and accrued expenses	2,738
Net cash used in operating activities	—

Net change in cash	—
Cash, beginning at date of incorporation	—
Cash, end of the period	$—

Supplemental disclosure of non-cash information:
Deferred offering costs paid by Sponsor for issuance of Class B ordinary shares	$25,000
Deferred offering costs included in the accrued offering costs and expenses	$225,107
Deferred offering costs paid by Sponsor under the promissory note-related party	$25,000

The accompanying notes are an integral part of the financial statements.

Chenghe Acquisition II Co.
NOTES TO FINANCIAL STATEMENTS

Note 1 — Organization and Business Operations

Chenghe Acquisition II Co. (the “Company”) is blank check company incorporated as a Cayman Islands exempted company on January 15, 2024. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities (the “Business Combination”). The Company has not selected any potential Business Combination target and the Company has not, nor has anyone on its behalf, initiated any substantive discussions, directly or indirectly, with any potential Business Combination target.

As of March 4, 2024, the Company had not commenced any operations. All activity for the period from January 15, 2024 (inception) through March 4, 2024 relates to the Company’s formation and the Proposed Public Offering (as defined below). The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Proposed Public Offering (as defined below). The Company has selected December 31 as its fiscal year end.

The Company’s Sponsor is Chenghe Investment II Limited, a Cayman Islands limited company (the “Sponsor”). The Company’s ability to commence operations is contingent upon obtaining adequate financial resources through a Proposed Public Offering of 7,500,000 units at $10.00 per unit (the “Units”) (or 8,625,000 Units if the underwriters’ over-allotment option is exercised in full), which is discussed in Note 3 (the “Proposed Public Offering”), and the sale of 287,500 units (the “Private Placement Units”) (or 310,000 units if the over-allotment option is exercised in full) at a price of $10.00 per unit for an aggregate purchase price of $2,875,000 (or $3,100,000 if the over-allotment option is exercised in full) to the Sponsor and the underwriters, at a price of $10.00 per Units in a private placement (as discussed in Note 4) that will close simultaneously with the Proposed Public Offering. Each Unit consists of one Class A ordinary share and one-half of one redeemable warrant (the “Public Warrants”). Each Private Placement Unit will be identical to the units sold in the Proposed Public offering, except as described in Note 4. The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Proposed Public Offering and the Private Placement Units, although substantially all of the net proceeds are intended to be generally applied toward consummating a Business Combination (less any taxes payable on interest earned and less any interest earned thereon that is released to the Company for taxes).

The initial Business Combination must be with one or more target businesses or assets having an aggregate fair market value of at least 80% of the value of the Trust Account (defined below) (excluding the deferred underwriting commissions and taxes paid or payable on the income earned on the Trust Account) at the time of the execution of a definitive agreement for such Business Combination. However, the Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). There is no assurance that the Company will be able to successfully effect a Business Combination.

Upon the closing of the Proposed Public Offering, management has agreed that an aggregate of $10.00 per Unit sold in the Proposed Public Offering will be held in a Trust Account (“Trust Account”) and will be invested only in U.S. government treasury bills with a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act which invest only in direct U.S. government treasury obligations. Except with respect to permitted withdrawals, the proceeds from the Proposed Public Offering and the sale of Private Placement Units will not be released from the Trust Account until the earliest of (i) the completion of the initial Business Combination, (ii) the redemption of the Company’s public shares if the Company is unable to complete its initial Business Combination within the completion window, subject to applicable law, and (iii) the redemption of the Company’s public shares properly submitted in connection with a shareholder vote to amend the Company’s amended and restated memorandum and articles of association to modify the substance or timing of the Company’s obligation

Chenghe Acquisition II Co.
NOTES TO FINANCIAL STATEMENTS

Note 1 — Organization and Business Operations (cont.)

to redeem 100% of its public shares if the Company has not consummated an initial Business Combination within the completion window or with respect to any other material provisions relating to shareholders’ rights or pre-initial Business Combination activity. The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the Company’s public shareholders.

The Company will provide the public shareholders with the opportunity to redeem all or a portion of their public shares upon the completion of the initial Business Combination either (i) in connection with a general meeting called to approve the Business Combination or (ii) without a shareholder vote by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a proposed Business Combination or conduct a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would require the Company to seek shareholder approval under the law or stock exchange listing requirement. The Company will provide the public shareholders with the opportunity to redeem all or a portion of their public shares upon the completion of the initial Business Combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the initial Business Combination, including interest earned on the funds held in the Trust Account (which interest shall be net of permitted withdrawals) divided by the number of then outstanding public shares, subject to the limitations and on the conditions described herein. The amount in the Trust Account is initially anticipated to be $10.00 per public share.

The Company will account for its Class A ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480, “Distinguishing Liabilities from Equity” (ASC 480). Ordinary shares subject to mandatory redemption (if any) will be classified as a liability instrument and will be measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) will be classified as temporary equity. At all other times, ordinary shares will be classified as stockholders’ equity. In accordance with ASC 480-10-S99, the Company will classify the Class A ordinary shares subject to redemption outside of permanent equity as the redemption provisions are not solely within the control of the Company. Given that the 7,500,000 Class A ordinary shares sold as part of the units in the offering will be issued with other freestanding instruments (i.e., warrants), the initial carrying value of Class A ordinary shares classified as temporary equity will be the allocated proceeds determined in accordance with ASC 470-20. If it is probable that the equity instrument will become redeemable, the Company has the option to either (i) accrete changes in the redemption value over the period from the date of issuance (or from the date that it becomes probable that the instrument will become redeemable, if later) to the earliest redemption date of the instrument or (ii) recognize changes in the redemption value immediately as they occur and adjust the carrying amount of the instrument to equal the redemption value at the end of each reporting period. The Company has elected to recognize the changes immediately as they occur and adjust the carrying amount of the instrument to equal the redemption value at the end of each reporting period.

The Company will have 24 months from the closing of the Proposed Public Offering (or such other time period in which the Company must consummate an initial Business Combination pursuant to an amendment to the Company’s amended and restated memorandum and articles of association) (the “Completion window”) to complete the initial Business Combination. If the Company has not completed the initial Business Combination within the Completion window, the Company will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (which interest shall be net permitted withdrawals and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and its board of directors, liquidate and dissolve, subject, in the case of clauses (ii) and (iii), to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other

Chenghe Acquisition II Co.
NOTES TO FINANCIAL STATEMENTS

Note 1 — Organization and Business Operations (cont.)

applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete its initial Business Combination within the completion window.

The initial shareholders have agreed to waived their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if the Company fails to complete its initial Business Combination within the completion window. However, if the Company’s initial shareholders or management team acquire public shares in or after the Proposed Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such public shares if the Company fails to complete its initial Business Combination within the allotted completion window.

The underwriters have agreed to waive all rights to the deferred underwriting commission held in the Trust Account in the event the Company does not complete its initial Business Combination within the completion window and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Company’s public shares.

In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or Business Combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per public share due to reductions in the value of the trust assets, less permitted withdrawals, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the Proposed Public Offering against certain liabilities, including liabilities under the Securities Act. However, the Company has not asked its Sponsor to reserve for such indemnification obligations, nor has the Company independently verified whether its Sponsor has sufficient funds to satisfy its indemnity obligations and the Company believes that the Sponsor’s only assets are securities of the Company. The Sponsor may not be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for the initial Business Combination and redemptions could be reduced to less than $10.00 per public share. In such event, the Company may not be able to complete its initial Business Combination, and you would receive such lesser amount per share in connection with any redemption of your public shares. None of the Company’s officers or directors will indemnify the Company for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

Going Concern Consideration

As of March 4, 2024, the Company had no cash, and a working capital deficit of $267,810 (excluding deferred offering costs) and incurred a net loss of $17,703. The Sponsor has agreed to loan the Company up to $300,000 to be used for a portion of the expenses of the Proposed Public Offering. The loan is non-interest bearing, unsecured and shall be payable on the earlier of: (i) June 30, 2025 or (ii) the date on which the Company consummates an initial public offering of its securities. As of March 4, 2024, the Company had borrowed $39,965 under the promissory note.

The Company has incurred and expects to continue to incur significant costs in pursuit of its financing and acquisition plans. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management plans to address this uncertainty through a Proposed Public Offering as discussed in Note 3. There is no assurance that the Company’s plans to raise capital or to consummate a Business Combination will be successful within the Completion window. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Chenghe Acquisition II Co.
NOTES TO FINANCIAL STATEMENTS

Note 1 — Organization and Business Operations (cont.)

Risks and Uncertainties

In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. Further, the impact of this action and related sanctions on the world economy are not determinable as of the date of these condensed financial statements and the specific impact on the Company’s financial condition, results of operations, and cash flows is also not determinable as of the date of these condensed financial statements. The condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 2 — Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”).

Emerging Growth Company Status

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s condensed financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash or cash equivalents as of March 4, 2024.

Chenghe Acquisition II Co.
NOTES TO FINANCIAL STATEMENTS

Note 2 — Basis of Presentation and Summary of Significant Accounting Policies (cont.)

Deferred Offering Costs

Deferred offering costs consist of legal and other professional expenses incurred through the balance sheet date that are directly related to the Proposed Public Offering. The Company complies with the requirements of ASC 340-10-S99-1, SEC Staff Accounting bulletin Topic 5A — “Expenses of Offering”, and SEC Staff Accounting bulletin Topic 5T — “Accounting for Expenses or Liabilities Paid by Principal Stockholder(s)”. Offering costs directly attributable to the issuance of an equity contract to be classified in equity will be recorded as a reduction of equity. Offering costs for equity contracts that are classified as assets and liabilities will be expensed immediately. Should the Proposed Public Offering prove to be unsuccessful, these deferred costs, as well as additional expenses to be incurred, will be charged to equity. As of March 4, 2024, the Company had deferred offering costs of $275,107.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheet, primarily due to its short-term nature.

The Company applies ASC 820, which establishes a framework for measuring fair value and clarifies the definition of fair value within that framework. ASC 820 defines fair value as an exit price, which is the price that would be received for an asset or paid to transfer a liability in the Company’s principal or most advantageous market in an orderly transaction between market participants on the measurement date. The fair value hierarchy established in ASC 820 generally requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Observable inputs reflect the assumptions that market participants would use in pricing the asset or liability and are developed based on market data obtained from sources independent of the reporting entity. Unobservable inputs reflect the entity’s own assumptions based on market data and the entity’s judgments about the assumptions that market participants would use in pricing the asset or liability and are to be developed based on the best information available in the circumstances.

Level 1 —

Assets and liabilities with unadjusted, quoted prices listed on active market exchanges. Inputs to the fair value measurement are observable inputs, such as quoted prices in active markets for identical assets or liabilities.

Level 2 —

Inputs to the fair value measurement are determined using prices for recently traded assets and liabilities with similar underlying terms, as well as direct or indirect observable inputs, such as interest rates and yield curves that are observable at commonly quoted intervals.

Level 3 —	Inputs to the fair value measurement are unobservable inputs, such as estimates, assumptions, and valuation techniques when little or no market data exists for the assets or liabilities.

Net Loss Per Ordinary Share

Net loss per share is computed by dividing net loss by the weighted average number of ordinary shares outstanding during the period, excluding ordinary shares subject to forfeiture. Weighted average shares were reduced for the effect of an aggregate of 375,000 ordinary shares that are subject to forfeiture if the over-allotment option is not exercised by the underwriters (see Notes 5). At March 4, 2024, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company. As a result, diluted loss per share is the same as basic loss per share for the period presented.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the condensed financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to

Chenghe Acquisition II Co.
NOTES TO FINANCIAL STATEMENTS

Note 2 — Basis of Presentation and Summary of Significant Accounting Policies (cont.)

taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the condensed financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of March 4, 2024, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

The Company is considered to be a Cayman Islands exempt company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the period presented.

Recent Accounting Pronouncements

In August 2020, the FASB issued ASU 2020-06, Debt-Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for scope exception, and it simplifies the diluted earnings per share calculation in certain areas. ASU 2020-06 is effective January 1, 2024 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. The Company adopted ASU 2020-06 since inception.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (ASU 2023-09), which requires disclosure of incremental income tax information within the rate reconciliation and expanded disclosures of income taxes paid, among other disclosure requirements. ASU 2023-09 is effective for fiscal years beginning after December 15, 2024. Early adoption is permitted. The Company’s management does not believe the adoption of ASU 2023-09 will have a material impact on its financial statements and disclosures.

The Company’s management does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

Note 3 — Proposed Public Offering

In the Proposed Public Offering, the Company will offer for sale up to 7,500,000 Units, (or 8,625,000 Units if the underwriters’ over-allotment option is exercised in full) at a purchase price of $10.00 per Unit. Each Unit that the Company is offering has a price of $10.00 and consists of one Class A ordinary share with no par value and one-half of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment as described herein. Only whole warrants are exercisable. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade.

The Founder Shares, Private Placement Units, private placement shares, Private Placement Warrants and any Class A ordinary shares issued upon conversion or exercise thereof are each subject to transfer restrictions pursuant to lock-up provisions in a letter agreement entered into by the Company’s initial shareholders and management team. Those lock-up provisions provide that such securities are not transferable or salable (a) in the case of the Founder Shares, until the earlier of: (i) six months after the completion of the initial Business Combination or earlier if,

Chenghe Acquisition II Co.
NOTES TO FINANCIAL STATEMENTS

Note 3 — Proposed Public Offering (cont.)

subsequent to the initial Business Combination, the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination and (ii) the date following the completion of the initial Business Combination on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property and (b) in the case of the Private Placement Units, the Private Placement Warrants included in the Private Placement Units, and the respective Class A ordinary shares underlying such warrants, until 30 days after the completion of the initial Business Combination, except to permitted transferees as disclosed in the Proposed Public Offering.

Note 4 — Private Placement

The Company’s Sponsor has committed to purchase an aggregate of 250,000 Private Placement Units (or 266,875 Private Placement Units if the over-allotment option is exercised in full) at a price of $10.00 per unit for an aggregate purchase price of $2,500,000 (or $2,668,750 if the over-allotment option is exercised in full). The underwriters have committed to purchase an aggregate of 37,500 Private Placement Units (or 43,125 Private Placement Units if the underwriters’ over-allotment option is exercised in full) at a price of $10.00 per unit, for an aggregate purchase price of $375,000 (or $431,250 if the underwriters’ over-allotment option is exercised in full). Each Private Placement Unit will be identical to the units sold in the Proposed Public Offering, except as described below.

The Private Placement Units will be sold in a private placement that will close simultaneously with the closing of the Proposed Public Offering, including the over-allotment option, as applicable. The Private Placement Units (including the private placement shares, the Private Placement Warrants or private placement shares issuable upon exercise of such warrants) will not be transferable, assignable or salable until 30 days after the completion of the initial Business Combination (except, among other limited exceptions as described in Note 3).

Note 5 — Related Party Transactions

Founder Shares

On March 4, 2024, the Company’s Sponsor paid $25,000, or approximately $0.009 per share, to cover certain of the offering and formation costs in exchange for an aggregate of 2,875,000 Class B ordinary shares (the “Founder Shares”) at $0.0001 par value, 375,000 of which are subject to forfeiture depending on the extent to which the underwriters’ over-allotment option is exercised.

On March 11, 2024, the Sponsor transferred an aggregate of 90,000 of its Founder Shares to the Company’s independent director nominees and advisory board member, for their board and advisory services, in each case for no cash consideration, including 20,000 shares to each of Kwan Sun, James Zhang and Ning Ma, and 30,000 shares to Richard Li, respectively. The Founder Shares transferred to Kwan Sun, James Zhang, Ning Ma and Richard Li will not be subject to forfeiture in the event the underwriters’ over-allotment option is not exercised.

The Company’s initial shareholders, Sponsor, officers and directors has agreed not to transfer, assign or sell any of their Founder Shares and any Class A ordinary shares issuable upon conversion thereof until the earlier to occur of: (i) one year after the completion of the initial Business Combination or (ii) the date following the completion of the initial Business Combination on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Company’s shareholders having the right to exchange their ordinary shares for cash, securities or other property (the “Lock-up”). Notwithstanding the foregoing, if the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, the Founder Shares will be released from the Lock-up.

Chenghe Acquisition II Co.
NOTES TO FINANCIAL STATEMENTS

Note 5 — Related Party Transactions (cont.)

Promissory Note — Related Party

On February 29, 2024, the Company entered into a promissory note with the Sponsor, pursuant to which, the Sponsor has agreed to loan the Company up to $300,000 to be used for a portion of the expenses of the Proposed Public Offering. The loan is non-interest bearing, unsecured and shall be payable on the earlier of: (i) June 30, 2025 or (ii) the date on which the Company consummates an initial public offering of its securities. These loans will be repaid out of the proceeds not held in the Trust Account. As of March 4, 2024, the Company had borrowed $39,965 under the promissory note.

Working Capital Loans

In addition, in order to finance transaction costs in connection with an intended initial Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”). Up to $1,500,000 of such working capital loans may be convertible into private placement-equivalent units at a price of $10.00 per unit at the option of the lender. Such units would be identical to the Private Placement Units. The terms of such working capital loans by the sponsor or its affiliates, or the Company’s officers and directors, if any, have not been determined and no written agreements exist with respect to such loans. As of March 4, 2024, the Company had no borrowings under the Working Capital Loans.

Administrative Service

Subsequent to the closing of the Proposed Public Offering, the Company will pay the Sponsor a total of $15,000 per month for office space, secretarial and administrative services provided to members of the Company’s management team; upon completion of the initial Business Combination or its liquidation, the Company will cease paying these monthly fees.

Note 6 — Commitments and Contingencies

Registration Rights

The holders of the Founder Shares, Private Placement Units, shares being issued to the underwriters of the Proposed Public Offering, and units that may be issued on conversion of Working Capital Loans (and in each case holders of their component securities, as applicable) will have registration rights to require the Company to register a sale of any of the Company’s securities held by them pursuant to a registration rights agreement to be signed prior to or on the effective date of the Proposed Public Offering. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company registers such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the Company’s completion of the initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriter Agreement

The underwriters have a 45-day option from the date of the Proposed Public Offering to purchase up to an additional 1,125,000 Units to cover over-allotments, if any.

The underwriters will be entitled to underwriting commission of two percent (2.0%) (“Up Front Fee”) paid in cash at the closing of the Proposed Public Offering. Among the 2.0% Up Front Fee, one half of one percent (0.5%) will be invested in the purchase of 37,500 Private Placement Units (or 43,152 Private Placement Units if the underwriter’s over-allotment option is exercised in full) upon the consummation of the Proposed Public Offering.. Additionally, the underwriters will be entitled to four percent (4.0%) of gross proceeds of the Proposed Public Offering (the “Deferred Underwriting Commission”) payable in cash upon the closing of a Business Combination,

Chenghe Acquisition II Co.
NOTES TO FINANCIAL STATEMENTS

Note 6 — Commitments and Contingencies (cont.)

The Deferred Underwriting Commission is conditioned on the completion of an initial Business Combination. The underwriters financial interests tied to the consummation of a Business Combination transaction may give rise to potential conflicts of interest in providing any such additional services to the Company, including potential conflicts of interest in connection with the sourcing and consummation of an initial Business Combination. The underwriters are under no obligation to provide any further services to the Company in order to receive all or any part of the Deferred Underwriting Commissions.

The Private Placement Units purchased by the underwriters are identical to the units being sold in the Proposed Public Offering except as described in Note 4. The Private Placement Units purchased by the underwriters and underlying ordinary shares and warrants have been deemed compensation by FINRA and are therefore subject to lock-up, registration and termination restrictions. Pursuant to FINRA Rule 5110(e), the Private Placement Units purchased by the underwriters and/or its permitted designees may not be sold, transferred, assigned, pledged or hypothecated or the subject of any hedging, short sale, derivative, put or call transaction that would result in the economic disposition of the securities by any person for a period of 180 days immediately following the commencement of sales of the Proposed Public Offering except to any member participating in the Proposed Public Offering and the officers or partners, registered persons or affiliates thereof or as otherwise permitted by FINRA Rule 5110(e)(2). In addition, for as long as the Private Warrants underlying the Private Placement Units are held by the underwriters and/or its permitted designees, they may not be exercised after five years from the commencement of sales of the Proposed Public Offering. Notwithstanding the foregoing, the underwriters and/or its permitted designees may not exercise their demand and “piggy back” registration rights beyond five (5) and seven (7) years, respectively, from the commencement of sales of the Proposed Public Offering and may not exercise their demand rights on more than one occasion.

Note 7 — Shareholder’s Equity

Preferred Shares — The Company is authorized to issue a total of 1,000,000 preferred shares at $0.0001 par value. As of March 4, 2024, there were no shares of preferred shares issued or outstanding.

Class A Ordinary Shares — The Company is authorized to issue a total of 500,000,000 Class A ordinary shares $0.0001 par value. As of March 4, 2024, there were no shares of Class A ordinary shares issued or outstanding.

Class B Ordinary Shares — The Company is authorized to issue a total of 50,000,000 Class B ordinary shares at $0.0001 par value. As of March 4, 2024, the Company issued 2,875,000 Class B ordinary shares to its initial shareholder for $25,000, or approximately $0.009 per share. The Founder Shares include an aggregate of up to 375,000 shares subject to forfeiture if the over-allotment option is not exercised by the underwriters in full.

The Class B Ordinary Shares will automatically convert (unless otherwise provided in the initial Business Combination agreement) into Class A ordinary shares at the time of the consummation of the initial Business Combination on a one-for-one basis, subject to adjustment for share sub-divisions, share dividends, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional Class A ordinary shares or equity-linked securities are issued or deemed issued in connection with the initial Business Combination, the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, approximately 25% of the total number of Class A ordinary shares outstanding after such conversion, including the total number of Class A ordinary shares issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of an initial Business Combination, excluding any Class A ordinary shares or equity-linked securities or rights exercisable for or convertible into Class A ordinary shares issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Units issued to our sponsor, officers or directors upon conversion of working capital loans, provided that such conversion of Founder Shares will never occur on a less than one-for-one basis.

Ordinary shareholders of record are entitled to one vote for each share held on all matters to be voted on by shareholders. Holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class on all matters submitted to a vote of our shareholders except as required by law. Unless specified in the

Chenghe Acquisition II Co.
NOTES TO FINANCIAL STATEMENTS

Note 7 — Shareholder’s Equity (cont.)

Company’s amended and restated memorandum and articles of association, or as required by applicable provisions of the Companies Act or applicable stock exchange rules, the affirmative vote of a majority of the Company’s ordinary shares that are voted is required to approve any such matter voted on by its shareholders. Approval of certain actions will require a special resolution under the Company’s amended and restated memorandum and articles of association and Cayman Islands law, which is a resolution passed by a majority of at least two-thirds of the shareholders as, being entitled to do so, vote in person or by proxy at a general meeting of the company and includes a unanimous written resolution, and pursuant to the Company’s amended and restated memorandum and articles of association such actions include amending the Company’s amended and restated memorandum and articles of association and approving a statutory merger or consolidation with another company. The Company’s board of directors is divided into three classes, each of which will generally serve for a term of three years with only one class of directors being appointed in each year. There is no cumulative voting with respect to the appointment of directors, with the result that the holders of more than 50% of the shares voted for the appointment of directors can elect all of the directors. However, only holders of Class B ordinary shares will have the right to appoint directors in any election held prior to the completion of our initial Business Combination, meaning that holders of Class A ordinary shares will not have the right to appoint any directors until after the completion of the initial Business Combination.

Warrants — Each whole warrant entitles the registered holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of the initial Business Combination, provided that the Company has an effective registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their warrants on a cashless basis under the circumstances specified in the warrant agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of Class A ordinary shares. This means only a whole warrant may be exercised at a given time by a warrant holder. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Accordingly, unless you purchase at least two units, you will not be able to receive or trade a whole warrant. The warrants will expire five years after the completion of the initial Business Combination, or earlier upon redemption or liquidation., provided that, the Private Warrants issued to the underwriter will not be exercisable more than five years from the commencement of sales in the Proposed Public Offering in accordance with FINRA Rule 5110(g)(8).

The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of the initial Business Combination, it will use its commercially reasonable efforts to file with the SEC a post-effective amendment to the registration statement of which the Proposed Public Offering forms a part or a new registration statement covering the registration, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the warrants and thereafter will use the Company’s commercially reasonable efforts to cause the same to become effective within 60 business days following the initial Business Combination and to maintain a current prospectus relating to the Class A ordinary shares issuable upon exercise of the warrants, until the expiration of the warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the sixtieth (60) business day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Company’s Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, it will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Chenghe Acquisition II Co.
NOTES TO FINANCIAL STATEMENTS

Note 7 — Shareholder’s Equity (cont.)

Redemption of warrants for cash

Once the warrants become exercisable, we may call the warrants for redemption for cash:

•        in whole and not in part;

•        upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

•        at a price of $0.01 per warrant if, and only if, the closing price of the ordinary shares equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like and for certain issuances of Class A ordinary shares and equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination as described elsewhere in the Proposed Public Offering) on each of 20 trading days within a 30-trading day period commencing once the warrants become exercisable and ending three business days before the Company sends to the notice of redemption to the warrant holders and there is an effective registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the warrants and a current prospectus relating to those Class A ordinary shares is available throughout the 30-day redemption period.

If and when the warrants become redeemable by the Company for cash, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities, for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Company’s initial shareholders or their affiliates, without taking into account any Founder Shares held by the Company’s initial shareholders or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of our initial Business Combination on the date of the consummation of our initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Class A ordinary shares during the 10-trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) of the Class A ordinary shares is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

The Private Placement Warrants (including the Class A ordinary shares issuable upon exercise of the Private Placement Warrants) will not be transferable, assignable or salable until 30 days after the completion of the initial Business Combination (except, among other limited exceptions as described in Note 3, to the Company’s officers and directors and other persons or entities affiliated with the initial purchasers of the Private Placement Units). The Private Placement Warrants have terms and provisions that are identical to those of the warrants being sold as part of the units in the Proposed Public Offering.

Chenghe Acquisition II Co.
NOTES TO FINANCIAL STATEMENTS

Note 8 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were available to be issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

On March 11, 2024, the Sponsor transferred an aggregate of 90,000 of its Founder Shares to the Company’s independent director nominees and advisory board member, for their board and advisory services, in each case for no cash consideration, including 20,000 shares to each of Kwan Sun, James Zhang and Ning Ma, and 30,000 shares to Richard Li, respectively. The Founder Shares transferred to Kwan Sun, James Zhang, Ning Ma and Richard Li will not be subject to forfeiture in the event the underwriters’ over-allotment option is not exercised.

CHENGHE ACQUISITION II CO.
CONDENSED BALANCE SHEET

	June 30, 2024	March 4, 2024
	(Unaudited)	(Audited)
Assets:
Current assets:
Cash	$809,039	$—
Prepaid expenses	29,817	—
Due from related party	20,000	—
Deferred offering costs	—	275,107
Total Current Assets	858,856	275,107
Cash and marketable securities held in Trust Account	86,495,905	—
Total Assets	$87,354,761	$275,107

Liabilities and Shareholders’ Deficit:
Current liabilities:
Accounts payable and accrued expenses	$414,239	$2,738
Accrued offering costs	1,300	225,107
Due to related party	12,225	—
Promissory note – related party	—	39,965
Total Current Liabilities	427,764	267,810
Deferred underwriting commission	3,450,000	—
Total Liabilities	3,877,764	267,810

Commitments and Contingencies (Note 6)
Class A ordinary shares subject to possible redemption, 8,625,000 shares at redemption value of $10.00 per share	86,495,905	—

Shareholders’ Deficit
Preferred shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; 310,000 shares issued and outstanding (excluding 8,625,000 shares subject to possible redemption)	31	—
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 2,875,000 shares issued and outstanding	288	288
Additional paid-in capital	—	24,712
Accumulated deficit	(3,019,227)	(17,703)
Total Shareholders’ Deficit	(3,018,908)	7,297
Total Liabilities, Class A Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit	$87,354,761	$275,107

The accompanying notes are an integral part of the unaudited condensed financial statements.

CHENGHE ACQUISITION II CO.
CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)

	For the Period from January 15, 2024 (Inception) Through March 31, 2024	For the Three Months Ended June 30, 2024	For the Period from January 15, 2024 (Inception) Through June 30, 2024
Operating and formation costs	$96,056	$439,557	$535,613
Loss from operations	(96,056)	(439,557)	(535,613)

Other income:
Interest earned on marketable securities held in Trust Account	—	245,905	245,905
Net loss	$(96,056)	$(193,652)	$(289,708)

Weighted average shares outstanding, Class A ordinary shares subject to possible redemption	—	1,990,385	1,078,125

Basic and diluted net loss per share, Class A ordinary shares subject to possible redemption	$—	$(0.04)	$(0.10)

Weighted average shares outstanding, Class A and Class B non-redeemable ordinary shares(1)	2,500,000	2,658,077	1,856,458

Basic and diluted net loss per share, Class A and Class B non-redeemable ordinary shares	$(0.04)	$(0.04)	$(0.10)

____________

(1)      Excludes up to 375,000 Class B ordinary shares subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters (see Note 5) for the period from January 15, 2024 (inception) through March 31, 2024. On June 10, 2024, the Company consummated its IPO and sold 8,625,000 Units, including 1,125,000 Units sold pursuant to the full exercise of the underwriters’ option to purchase additional Units to cover the over-allotment. Therefore, the 375,000 Class B ordinary shares were no longer subject to forfeiture.

The accompanying notes are an integral part of the unaudited condensed financial statements.

CHENGHE ACQUISITION II CO.
CONDENSED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT
(UNAUDITED)

FOR THE THREE MONTHS ENDED JUNE 30, 2024 AND
FOR THE PERIOD FROM JANUARY 15, 2024 (INCEPTION) THROUGH JUNE 30, 2024

	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount	Shares	Amount
Balance – As of January 15, 2024 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B ordinary shares to Sponsor	—	—	2,875,000	288	24,712	—	25,000
Net loss	—	—	—	—	—	(96,056)	(96,056)
Balance – As of March 31, 2024	—	—	2,875,000	288	24,712	(96,056)	(71,056)
Sale of 310,000 Private Placement Units	310,000	31	—	—	3,099,969	—	3,100,000
Fair value of Public Warrants at issuance	—	—	—	—	734,045	—	734,045
Allocated value of transaction costs to Class A ordinary shares	—	—	—	—	(62,636)	—	(62,636)
Accretion for Class A ordinary shares to redemption amount	—	—	—	—	(3,796,090)	(2,729,519)	(6,525,609)
Net loss	—	—	—	—	—	(193,652)	(193,652)
Balance – As of June 30, 2024	310,000	$31	2,875,000	$288	$—	$(3,019,227)	$(3,018,908)

The accompanying notes are an integral part of the unaudited condensed financial statements.

CHENGHE ACQUISITION II CO.
CONDENSED STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM JANUARY 15, 2024 (INCEPTION) THROUGH JUNE 30, 2024
(UNAUDITED)

Cash Flows from Operating Activities:
Net loss	$(289,708)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(245,905)
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(29,817)
Due from related party	(20,000)
Advance from related party	12,225
Accounts payable and accrued expenses	506,383
Net cash used in operating activities	(66,822)

Cash Flows from Investing Activity:
Investment of cash in Trust Account	(86,250,000)
Net cash used in investing activity	(86,250,000)

Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discounts paid	84,525,000
Proceeds from sale of Private Placement Units	3,100,000
Repayment of promissory note – related party	(186,896)
Payment of offering costs	(312,243)
Net cash provided by financing activities	87,125,861

Net Change in Cash	809,039
Cash – Beginning of period	—
Cash – End of period	$809,039

Non-Cash investing and financing activities:
Offering costs included in accrued offering costs	$1,300
Initial classification of ordinary shares subject to redemption	$86,250,000
Change in value of ordinary shares subject to redemption	$245,905
Deferred underwriting fee payable	$3,450,000
Deferred offering costs paid directly by Sponsor from proceeds from issuance of ordinary shares	$25,000
Deferred offering costs paid under the promissory note issued to Sponsor	$94,752
Operating expense paid under the promissory note issued to Sponsor	$92,144

The accompanying notes are an integral part of the unaudited condensed financial statements.

CHENGHE ACQUISITION II CO.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2024
(Unaudited)

Note 1 — Description of Organization and Business Operations

Organization and General

Chenghe Acquisition II Co. (the “Company”) is blank check company incorporated as a Cayman Islands exempted company on January 15, 2024. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities (the “Business Combination”).

As of June 30, 2024, the Company had not yet commenced operations. All activity for the period from January 15, 2024 (inception) through June 30, 2024 relates to the Company’s formation, the initial public offering (“Initial Public Offering” or “IPO”), which is described below, and subsequent to the Initial Public Offering, identifying a target company for an initial Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.

Sponsor and Initial Public Offering

The Company’s sponsor is Chenghe Investment II Limited, a Cayman Islands limited company (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on June 6, 2024. On June 10, 2024, the Company consummated the Initial Public Offering of 8,625,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units being offered, the “Public Shares”), which include the full exercise by the underwriters of their over-allotment option in the amount of 1,125,000 Units, at $10.00 per Unit, generating gross proceeds of $86,250,000, which is discussed in Note 3. Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 310,000 units (the “Private Placement Units” and, with respect to the Class A ordinary shares included in the Private Placement Units, the “Private Shares”) to the Sponsor and underwriters at a price of $10.00 per Unit, or $3,100,000 in the aggregate, which is described in Note 4.

Transaction costs amounted to $5,608,295 consisting of $1,725,000 of cash underwriting fee, $3,450,000 of deferred underwriting commission, and $433,295 of other offering costs.

Trust Account

Following the closing of the Initial Public Offering, on June 10, 2024, an amount of $86,250,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Units was placed in the trust account (the “Trust Account”). The proceeds held in the Trust Account will be invested only in U.S. government treasury bills with a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended (the “Investment Company Act”) which invest only in direct U.S. government treasury obligations. Except with respect to permitted withdrawals, the proceeds from the IPO and the sale of Private Placement Units will not be released from the Trust Account until the earliest of (i) the completion of the initial Business Combination, (ii) the redemption of the Company’s Public Shares if the Company is unable to complete its initial Business Combination within the Combination Period (as defined below), subject to applicable law, and (iii) the redemption of the Company’s Public Shares properly submitted in connection with a shareholder vote to amend the Company’s amended and restated memorandum and articles of association to modify the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company has not consummated an initial Business Combination within the Combination Period or with respect to any other material provisions relating to shareholders’ rights or pre-initial Business Combination activity. The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the Company’s public shareholders.

CHENGHE ACQUISITION II CO.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2024
(Unaudited)

Note 1 — Description of Organization and Business Operations (cont.)

Initial Business Combination

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering, although substantially all of the net proceeds of the Initial Public Offering are intended to be generally applied toward consummating an initial Business Combination. The initial Business Combination must be with one or more target businesses or assets having an aggregate fair market value of at least 80% of the value of the Trust Account (defined below) (excluding the deferred underwriting commissions and taxes paid or payable on the income earned on the Trust Account) at the time of the execution of a definitive agreement for such Business Combination. However, the Company will only complete an initial Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect an initial Business Combination.

The Company will have 24 months from the closing of the IPO (or such other time period in which the Company must consummate an initial Business Combination pursuant to an amendment to the Company’s amended and restated memorandum and articles of association) (the “Combination Period”) to complete the initial Business Combination. If the Company has not completed the initial Business Combination within the Combination Period, the Company will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (which interest shall be net permitted withdrawals and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and its board of directors, liquidate and dissolve, subject, in the case of clauses (ii) and (iii), to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete its initial Business Combination within the Combination Period.

The Company will provide the public shareholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of the initial Business Combination either (i) in connection with a general meeting called to approve the Business Combination or (ii) without a shareholder vote by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a proposed Business Combination or conduct a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would require the Company to seek shareholder approval under the law or stock exchange listing requirement. The Company will provide the public shareholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of the initial Business Combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the initial Business Combination, including interest earned on the funds held in the Trust Account (which interest shall be net of permitted withdrawals) divided by the number of then outstanding Public Shares, subject to the limitations and on the conditions described herein. The amount in the Trust Account is initially anticipated to be $10.00 per Public Share.

The initial shareholders have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if the Company fails to complete its initial Business Combination within the Combination Period. However, if the Company’s initial shareholders or management team acquire Public Shares in or after the IPO, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete its initial Business Combination within the allotted Combination Period.

CHENGHE ACQUISITION II CO.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2024
(Unaudited)

Note 1 — Description of Organization and Business Operations (cont.)

The underwriters have agreed to waive all rights to the deferred underwriting commission held in the Trust Account in the event the Company does not complete its initial Business Combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Company’s Public Shares.

In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or Business Combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share due to reductions in the value of the trust assets, less permitted withdrawals, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). However, the Company has not asked its Sponsor to reserve for such indemnification obligations, nor has the Company independently verified whether its Sponsor has sufficient funds to satisfy its indemnity obligations and the Company believes that the Sponsor’s only assets are securities of the Company. The Sponsor may not be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for the initial Business Combination and redemptions could be reduced to less than $10.00 per Public Share. In such event, the Company may not be able to complete its initial Business Combination, and you would receive such lesser amount per share in connection with any redemption of your Public Shares. None of the Company’s officers or directors will indemnify the Company for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

Risks and Uncertainties

United States and global markets are experiencing volatility and disruption following the geopolitical instability resulting from the ongoing Russia-Ukraine conflict and the recent escalation of the Israel-Hamas conflict. In response to the ongoing Russia-Ukraine conflict, the North Atlantic Treaty Organization (“NATO”) deployed additional military forces to eastern Europe, the United States, the United Kingdom and the European Union, and other countries have announced various sanctions and restrictive actions against Russia, Belarus and related individuals and entities, including the removal of certain financial institutions from the Society for Worldwide Interbank Financial Telecommunication (SWIFT) payment system. Certain countries, including the United States, have also provided and may continue to provide military aid or other assistance to Ukraine and to Israel, increasing geopolitical tensions among a number of nations. The invasion of Ukraine by Russia and the escalation of the Israel-Hamas conflict and the resulting measures that have been taken, and could be taken in the future, by NATO, the United States, the United Kingdom, the European Union, Israel and its neighboring states and other countries have created global security concerns that could have a lasting impact on regional and global economies. Although the length and impact of the ongoing conflicts are highly unpredictable, they could lead to market disruptions, including significant volatility in commodity prices and credit and capital markets, as well as supply chain interruptions and increased cyber-attacks against U.S. companies. Additionally, any resulting sanctions could adversely affect the global economy and financial markets and lead to instability and lack of liquidity in capital markets.

Any of the above mentioned factors, or any other negative impact on the global economy, capital markets or other geopolitical conditions resulting from the Russian invasion of Ukraine, the escalation of the Israel-Hamas conflict and subsequent sanctions or related actions, could adversely affect the Company’s search for an initial Business Combination and any target business with which the Company may ultimately consummate an initial Business Combination.

CHENGHE ACQUISITION II CO.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2024
(Unaudited)

Note 1 — Description of Organization and Business Operations (cont.)

Liquidity and Going Concern

As of June 30, 2024, the Company had $809,039 in cash and working capital of $431,092.

The Company initially has until June 12, 2025 to consummate the initial Business Combination (assuming no extensions). If the Company does not complete an initial Business Combination, the Company will trigger an automatic winding up, dissolution and liquidation pursuant to the terms of the Company’s amended and restated memorandum and articles of association. Notwithstanding management’s belief that the Company would have sufficient funds to execute its business strategy, there is a possibility that an initial Business Combination might not happen within the 12-month period from the date of the auditors’ report. Management has determined that the mandatory liquidation, should an initial Business Combination not occur, and potential subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. Therefore, management believes that it would be prudent to include in its disclosure language about the Company’s ability to continue as a going concern until the earlier of the consummation of the Business Combination or the date the Company is required to liquidate. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after June 12, 2025 (assuming no extensions).

Note 2 — Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the Securities and Exchange Commission (“SEC”). Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s prospectus for its Initial Public Offering as filed with the SEC on June 7, 2024, as well as the Company’s Current Report on Form 8-K, as filed with the SEC on June 10, 2024. The interim results for the three months ended June 30, 2024 and for the period from January 15, 2024 (inception) through June 30, 2024 are not necessarily indicative of the results to be expected for the year ending December 31, 2024 or for any future periods.

Emerging Growth Company

As an emerging growth company, the Company may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”)) are

CHENGHE ACQUISITION II CO.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2024
(Unaudited)

Note 2 — Summary of Significant Accounting Policies (cont.)

required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had $809,039 in cash and no cash equivalents as of June 30, 2024.

Cash and Investments Held in the Trust Account

At June 30, 2024, the assets held in the Trust Account amounting to $86,495,905 were held in money market funds which are invested primarily in U.S. Treasury securities.

Offering Costs

The Company complies with the requirements of the Accounting Standards Codification (“ASC”) 340-10-S99 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A — “Expenses of Offering.” Deferred offering costs consist principally of professional and registration fees that are related to the Initial Public Offering. Financial Accounting Standards Board (“FASB”) ASC 470-20, “Debt with Conversion and Other Options,” addresses the allocation of proceeds from the issuance of convertible debt into its equity and debt components. The Company applies this guidance to allocate Initial Public Offering proceeds from the Units between Class A ordinary shares and warrants, using the residual method by allocating Initial Public Offering proceeds first to assigned value of the warrants and then to the Class A ordinary shares. Offering costs allocated to the Class A ordinary shares were charged to temporary equity, and offering costs allocated to the Public Warrants (as defined below) and Private Placement Units were charged to shareholders’ deficit.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times may exceed the Federal Depository Insurance Corporation coverage limit of $250,000. The Company has not experienced losses on these accounts, and management believes the Company is not exposed to significant risks on such accounts.

Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC 820, “Fair Value Measurement,” approximates the carrying amounts represented in the balance sheet, primarily due to their short-term nature.

CHENGHE ACQUISITION II CO.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2024
(Unaudited)

Note 2 — Summary of Significant Accounting Policies (cont.)

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•        Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•        Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•        Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable. In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.

Making estimates requires management to exercise significant judgement. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Income Taxes

The Company accounts for income taxes under ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of June 30, 2024, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

CHENGHE ACQUISITION II CO.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2024
(Unaudited)

Note 2 — Summary of Significant Accounting Policies (cont.)

The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the period presented.

Class A Redeemable Share Classification

The Public Shares contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, or if there is a shareholder vote or tender offer in connection with the Company’s initial Business Combination. In accordance with ASC 480-10-S99, the Company classifies Public Shares subject to redemption outside of permanent equity as the redemption provisions are not solely within the control of the Company. The Public Shares sold as part of the Units in the Initial Public Offering were issued with other freestanding instruments (i.e., Public Warrants) and as such, the initial carrying value of Public Shares classified as temporary equity are the allocated proceeds determined in accordance with ASC 470-20. The Company recognizes changes in redemption value immediately as it occurs and will adjust the carrying value of redeemable shares to equal the redemption value at the end of each reporting period. Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount value. The change in the carrying value of redeemable shares will result in charges against additional paid-in capital (to the extent available) and accumulated deficit. Accordingly, at June 30, 2024, Class A ordinary shares subject to possible redemption is presented at redemption value as temporary equity, outside of the shareholders’ deficit section of the Company’s balance sheet. The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable shares to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable shares are affected by charges against additional paid (to the extent available) in capital and accumulated deficit.

At June 30, 2024, the Class A ordinary shares subject to redemption reflected in the balance sheet are reconciled in the following table:

Gross proceeds	$86,250,000
Less:
Proceeds allocated to Public Warrants	(734,045)
Class A ordinary shares issuance costs	(5,545,659)
Plus:
Remeasurement of carrying value to redemption value	6,525,609
Class A ordinary shares subject to possible redemption, June 30, 2024	$86,495,905

Warrant Instruments

The Company will account for the Public Warrants and Private Placement Warrants (as defined below) issued in connection with the Initial Public Offering and the private placement in accordance with the guidance contained in FASB ASC Topic 815, “Derivatives and Hedging”. Accordingly, the Company evaluated and classified the warrant instrument under equity treatment at its assigned value.

Net Loss per Ordinary Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” The Company has two classes of shares, which are referred to as Class A ordinary shares and Class B ordinary shares. Income and losses are shared pro rata between the two classes of shares. This presentation assumes an initial Business Combination as the most likely outcome. Net loss per ordinary share is calculated by dividing the net loss by the weighted average of ordinary shares outstanding for the respective period.

CHENGHE ACQUISITION II CO.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2024
(Unaudited)

Note 2 — Summary of Significant Accounting Policies (cont.)

The calculation of diluted net loss does not consider the effect of the warrants underlying the Units sold in the Initial Public Offering (including the consummation of the over-allotment) and the Private Placement Warrants to purchase an aggregate of 10,300,000 Class A ordinary shares in the calculation of diluted loss per share, because in the calculation of diluted loss per share, their exercise is contingent upon future events. As a result, diluted net loss per share is the same as basic net loss per share for the period from January 15, 2024 (inception) through March 31, 2024, for the three months ended June 30, 2024 and for the period from January 15, 2024 (inception) through June 30, 2024. All accretion associated with the redeemable Class A ordinary shares is excluded from earnings per share as the redemption value approximates fair value.

The table below presents a reconciliation of the numerator used to compute basic and diluted net income per ordinary share:

	For the Period from January 15, 2024 (Inception) Through March 31, 2024		For the Three Months Ended June 30, 2024		For the Period from January 15, 2024 (Inception) Through June 30, 2024
	Class A redeemable ordinary shares	Class A and Class B non- redeemable ordinary shares	Class A redeemable ordinary shares	Class A and Class B non- redeemable ordinary shares	Class A redeemable ordinary shares	Class A and Class B non- redeemable ordinary shares
Basic and diluted net loss per ordinary share:
Numerator:
Allocation of net loss	$—	$(96,056)	$(82,918)	$(110,734)	$(106,435)	$(183,273)
Denominator:
Basic and diluted weighted average ordinary shares outstanding	—	2,500,000	1,990,385	2,658,077	1,078,125	1,856,458
Basic and diluted net loss per ordinary share	$—	$(0.04)	$(0.04)	$(0.04)	$(0.10)	$(0.10)

Recent Accounting Pronouncements

In August 2020, the FASB issued Accounting Standards Update (“ASU”) 2020-06, “Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40)” (“ASU 2020-06”), to simplify certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective for fiscal years beginning after December 15, 2023 and should be applied on a full or modified retrospective basis. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The Company adopted ASU 2020-06 as of January 15, 2024 (inception). There was no effect to the Company’s presented financial statements.

In September 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. The FASB is issuing the amendments in this ASU to enhance the transparency and decision usefulness of income tax disclosures. Investors currently rely on the rate reconciliation table and other disclosures, including total

CHENGHE ACQUISITION II CO.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2024
(Unaudited)

Note 2 — Summary of Significant Accounting Policies (cont.)

income taxes paid, to evaluate income tax risks and opportunities. While investors find these disclosures helpful, they suggested possible enhancements to better (1) understand an entity’s exposure to potential changes in jurisdictional tax legislation and the ensuing risks and opportunities, (2) assess income tax information that affects cash flow forecasts and capital allocation decisions, and (3) identify potential opportunities to increase future cash flows. The FASB decided that the amendments should be effective for public business entities for annual periods beginning after December 15, 2024. The Company adopted ASU 2020-06 as of January 15, 2024 (inception). There was no effect to the Company’s presented financial statements.

Management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statement.

Note 3 — Public Offering

Pursuant to the Initial Public Offering, the Company sold 8,625,000 Units, which includes a full exercise by the underwriters of their over-allotment option in the amount of 1,125,000 Units, at a price of $10.00 per Unit. Each Unit consists of one Public Share and one-half of one warrant (each, a “Public Warrant” and collectively, the “Public Warrants”). Each Public Warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustments (see Note 7). Each Public Warrant will become exercisable 30 days after the completion of the initial Business Combination and will expire five years after the completion of the initial Business Combination or earlier upon redemption or liquidation.

Note 4 — Private Placement

Simultaneously with the closing of the Initial Public Offering, the Sponsor and underwriters purchased an aggregate of 310,000 Private Placement Units at a price of $10.00 per Private Placement Unit, for an aggregate purchase price of $3,100,000, in a private placement. Among these Private Placement Units, the Sponsor and underwriters purchased 266,875 and 43,125 Private Placement Units, respectively. Each Private Placement Unit consists of one Private Share and one-half of one warrant (each, a “Private Placement Warrant”). Each Private Placement Warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustments. Each Private Placement Unit will be identical to the Units sold in the IPO, except as described below.

The Founder Shares (as defined in Note 5), Private Placement Units, private placement shares, Private Placement Warrants and any Class A ordinary shares issued upon conversion or exercise thereof are each subject to transfer restrictions pursuant to lock-up provisions in a letter agreement entered into by the Company’s initial shareholders and management team. Those lock-up provisions provide that such securities are not transferable or salable (a) in the case of the Founder Shares, until the earlier of: (i) six months after the completion of the initial Business Combination or earlier if, subsequent to the initial Business Combination, the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination and (ii) the date following the completion of the initial Business Combination on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property and (b) in the case of the Private Placement Units, the Private Placement Warrants included in the Private Placement Units, and the respective Class A ordinary shares underlying such warrants, until 30 days after the completion of the initial Business Combination, except to permitted transferees as disclosed in the IPO.

CHENGHE ACQUISITION II CO.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2024
(Unaudited)

Note 5 — Related Party Transactions

Founder Shares

On March 4, 2024, the Company’s Sponsor paid $25,000, or approximately $0.009 per share, to cover certain of the offering and formation costs in exchange for an aggregate of 2,875,000 Class B ordinary shares (the “Founder Shares”) at $0.0001 par value, 375,000 of which are subject to forfeiture depending on the extent to which the underwriters’ over-allotment option is exercised. Simultaneously with the full exercise of the over-allotment option by the underwriters, no Founder Shares are subject to forfeiture anymore.

On March 11, 2024, the Sponsor transferred an aggregate of 90,000 of its Founder Shares to the Company’s independent directors and advisory board member, for their board and advisory services, in each case for no cash consideration, including 20,000 shares to each of Kwan Sun, James Zhang and Ning Ma, and 30,000 shares to Richard Li, respectively. Due to the uncertainty of the IPO at the grant date of these Founder Shares, the Company believes the fair value of these shares is de minimis and was not reflected on the accompanying balance sheet.

The Company’s initial shareholders, Sponsor, officers and directors has agreed not to transfer, assign or sell any of their Founder Shares and any Class A ordinary shares issuable upon conversion thereof until the earlier to occur of: (i) one year after the completion of the initial Business Combination or (ii) the date following the completion of the initial Business Combination on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Company’s shareholders having the right to exchange their ordinary shares for cash, securities or other property (the “Lock-up”). Notwithstanding the foregoing, if the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, the Founder Shares will be released from the Lock-up.

Promissory Note — Related Party

On February 29, 2024, the Company entered into a promissory note with the Sponsor, pursuant to which, the Sponsor has agreed to loan the Company up to $300,000 to be used for a portion of the expenses of the IPO. The loan is non-interest bearing, unsecured and was to be payable on the earlier of: (i) June 30, 2025 or (ii) the date on which the Company consummated its IPO. At the closing date of the IPO, the Company repaid $206,896 to the Sponsor, with the over-payment recorded of $20,000 as due from related party on the accompanying balance sheet, out of the proceeds not held in the Trust Account. As of June 30, 2024, the Company had no borrowings under the promissory note.

Due to Related Party

The balance of due to related party as of June 30, 2024 was $12,225, which consists of unpaid administrative service fees (as described below) of $12,000 and office expenses of $225 paid by the officer. The balance of due to related party will be due on demand.

Administrative Support Agreement

The Company entered into an agreement, commencing on June 7, 2024, that the Company will reimburse the Sponsor or an affiliate thereof in an amount equal to $15,000 per month for office space and secretarial and administrative services provided to members of the Company’s management team. Upon completion of the initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. For the three months ended June 30, 2024 and for the period from January 15, 2024 (inception) through June 30, 2024, the Company recorded $12,000 of such expenses with the unpaid balance reflected as due to related party on the accompanying balance sheet.

CHENGHE ACQUISITION II CO.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2024
(Unaudited)

Note 5 — Related Party Transactions (cont.)

Working Capital Loans

In addition, in order to finance transaction costs in connection with an intended initial Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”). Up to $1,500,000 of Working Capital Loans may be convertible into private placement-equivalent units at a price of $10.00 per unit at the option of the lender. Such units would be identical to the Private Placement Units. The terms of such Working Capital Loans by the Sponsor or its affiliates, or the Company’s officers and directors, if any, have not been determined, and no written agreements exist with respect to such loans. As of June 30, 2024, the Company had no borrowings under the Working Capital Loans.

Note 6 — Commitments and Contingencies

Registration Rights

The holders of the Founder Shares, Private Placement Units, shares being issued to the underwriters of the IPO, and units that may be issued on conversion of Working Capital Loans (and in each case holders of their component securities, as applicable) will have registration rights to require the Company to register a sale of any of the Company’s securities held by them pursuant to a registration rights agreement to be signed prior to or on the effective date of the IPO. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company registers such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the Company’s completion of the initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters had a 45-day option from the date of the Initial Public Offering to purchase up to an additional 1,125,000 Units to cover over-allotments, if any. On June 10, 2024, simultaneously with the closing of the Initial Public Offering, the underwriters elected to fully exercise the over-allotment option to purchase the additional 1,125,000 Units at a price of $10.00 per Unit.

The underwriters were paid a cash underwriting fee of 2.0% of the per Unit offering price, or $1,725,000 in the aggregate, upon the closing of the Initial Public Offering. Using the cash underwriting fee received, the underwriters purchased 43,512 Private Placement Units, for an aggregate of $435,120 upon the consummation of the Initial Public Offering. An additional fee of 4.0% of the gross offering proceeds, or $3,450,000 in the aggregate, is payable to the underwriters, only upon the Company’s completion of its initial Business Combination (the “Deferred Underwriting Commission”). The Deferred Underwriting Commission will become payable to the underwriters from the amounts held in the Trust Account solely in the event the Company completes its initial Business Combination.

The Private Placement Units purchased by the underwriters are identical to the Units being sold in the IPO except as described in Note 4. The Private Placement Units purchased by the underwriters and underlying ordinary shares and warrants have been deemed compensation by FINRA and are therefore subject to lock-up, registration and termination restrictions. Pursuant to FINRA Rule 5110(e), the Private Placement Units purchased by the underwriters and/or their permitted designees may not be sold, transferred, assigned, pledged or hypothecated or the subject of any hedging, short sale, derivative, put or call transaction that would result in the economic disposition of the securities by any person for a period of 180 days immediately following the commencement of sales of the IPO except to any member participating in the IPO and the officers or partners, registered persons or affiliates thereof or as otherwise permitted by FINRA Rule 5110(e)(2). In addition, for as long as the Private Placement Warrants underlying the Private Placement Units are held by the underwriters and/or their permitted designees, they may not be exercised after five years from the commencement of sales of the IPO. Notwithstanding the foregoing, the underwriters and/or their permitted designees may not exercise their demand and “piggy back” registration rights beyond five (5) and seven (7) years, respectively, from the commencement of sales of the IPO and may not exercise their demand rights on more than one occasion.

CHENGHE ACQUISITION II CO.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2024
(Unaudited)

Note 7 — Shareholder’s Deficit

Preferred Shares — The Company is authorized to issue a total of 1,000,000 preferred shares at $0.0001 par value. As of June 30, 2024, there were no preferred shares issued or outstanding.

Class A Ordinary Shares — The Company is authorized to issue a total of 500,000,000 Class A ordinary shares at $0.0001 par value. As of June 30, 2024, there were 310,000 Class A ordinary shares issued and outstanding, excluding 8,625,000 Class A ordinary shares subject to possible redemption.

Class B Ordinary Shares — The Company is authorized to issue a total of 50,000,000 Class B ordinary shares at $0.0001 par value. As of June 30, 2024, there were 2,875,000 Class B ordinary shares issued and outstanding.

The Class B ordinary shares will automatically convert (unless otherwise provided in the initial Business Combination agreement) into Class A ordinary shares at the time of the consummation of the initial Business Combination on a one-for-one basis, subject to adjustment for share sub-divisions, share dividends, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional Class A ordinary shares or equity-linked securities are issued or deemed issued in connection with the initial Business Combination, the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, approximately 25% of the total number of Class A ordinary shares outstanding after such conversion, including the total number of Class A ordinary shares issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of an initial Business Combination, excluding any Class A ordinary shares or equity-linked securities or rights exercisable for or convertible into Class A ordinary shares issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Units issued to our Sponsor, officers or directors upon conversion of Working Capital Loans, provided that such conversion of Founder Shares will never occur on a less than one-for-one basis.

Ordinary shareholders of record are entitled to one vote for each share held on all matters to be voted on by shareholders. Holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class on all matters submitted to a vote of our shareholders except as required by law. Unless specified in the Company’s amended and restated memorandum and articles of association, or as required by applicable provisions of the Companies Act (As Revised) of the Cayman Islands or applicable stock exchange rules, the affirmative vote of a majority of the Company’s ordinary shares that are voted is required to approve any such matter voted on by its shareholders. Approval of certain actions will require a special resolution under the Company’s amended and restated memorandum and articles of association and Cayman Islands law, which is a resolution passed by a majority of at least two-thirds of the shareholders as, being entitled to do so, vote in person or by proxy at a general meeting of the Company and includes a unanimous written resolution, and pursuant to the Company’s amended and restated memorandum and articles of association, such actions include amending the Company’s amended and restated memorandum and articles of association and approving a statutory merger or consolidation with another company. The Company’s board of directors is divided into three classes, each of which will generally serve for a term of three years with only one class of directors being appointed in each year. There is no cumulative voting with respect to the appointment of directors, with the result that the holders of more than 50% of the shares voted for the appointment of directors can elect all of the directors. However, only holders of Class B ordinary shares will have the right to appoint directors in any election held prior to the completion of our initial Business Combination, meaning that holders of Class A ordinary shares will not have the right to appoint any directors until after the completion of the initial Business Combination.

Warrants — As of June 30, 2024, there were 4,467,500 warrants (including 4,312,495 Public Warrants and 155,000 Private Placement Warrants) outstanding. Each whole warrant entitles the registered holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of the initial Business Combination, provided that the Company has an effective registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their warrants on a cashless basis under the circumstances specified in the warrant agreement) and such shares are

CHENGHE ACQUISITION II CO.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2024
(Unaudited)

Note 7 — Shareholder’s Deficit (cont.)

registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of Class A ordinary shares. This means only a whole warrant may be exercised at a given time by a warrant holder. No fractional warrants will be issued upon separation of the Units, and only whole warrants will trade. Accordingly, unless you purchase at least two Units, you will not be able to receive or trade a whole warrant. The warrants will expire five years after the completion of the initial Business Combination, or earlier upon redemption or liquidation, provided that, the Private Placement Warrants issued to the underwriters will not be exercisable more than five years from the commencement of sales in the IPO in accordance with FINRA Rule 5110(g)(8).

The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of the initial Business Combination, it will use its commercially reasonable efforts to file with the SEC a post-effective amendment to the registration statement, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the warrants and thereafter will use the Company’s commercially reasonable efforts to cause the same to become effective within 60 business days following the initial Business Combination and to maintain a current prospectus relating to the Class A ordinary shares issuable upon exercise of the warrants, until the expiration of the warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the sixtieth (60th) business day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Company’s Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, it will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of warrants for cash

Once the warrants become exercisable, we may call the warrants for redemption for cash:

•        in whole and not in part;

•        upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

•        at a price of $0.01 per warrant if, and only if, the closing price of the ordinary shares equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like and for certain issuances of Class A ordinary shares and equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination as described elsewhere in the Initial Public Offering) on each of 20 trading days within a 30-trading day period commencing once the warrants become exercisable and ending three business days before the Company sends the notice of redemption to the warrant holders and there is an effective registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the warrants and a current prospectus relating to those Class A ordinary shares is available throughout the 30-day redemption period.

If and when the warrants become redeemable by the Company for cash, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities, for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of

CHENGHE ACQUISITION II CO.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2024
(Unaudited)

Note 7 — Shareholder’s Deficit (cont.)

less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Company’s initial shareholders or their affiliates, without taking into account any Founder Shares held by the Company’s initial shareholders or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of our initial Business Combination on the date of the consummation of our initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Class A ordinary shares during the 10-trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) of the Class A ordinary shares is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

The Private Placement Warrants (including the Class A ordinary shares issuable upon exercise of the Private Placement Warrants) will not be transferable, assignable or salable until 30 days after the completion of the initial Business Combination (except, among other limited exceptions as described in Note 3, to the Company’s officers and directors and other persons or entities affiliated with the initial purchasers of the Private Placement Units). The Private Placement Warrants have terms and provisions that are identical to those of the warrants being sold as part of the Units in the IPO.

Note 8 — Fair Value Measurements

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (i.e., market data obtained from independent sources) and to minimize the use of unobservable inputs (i.e., internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

At June 30, 2024, assets held in the Trust Account were comprised of $86,495,905 in money market funds which are invested primarily in U.S. Treasury Securities. Through June 30, 2024, the Company did not withdraw any interest earned on the Trust Account to pay for its franchise and income tax obligations.

CHENGHE ACQUISITION II CO.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2024
(Unaudited)

Note 8 — Fair Value Measurements (cont.)

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at June 30, 2024 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	June 30, 2024
Assets:
Investments held in Trust Account – U.S. Treasury Securities Money Market Fund	1	$86,495,905

The Public Warrants were valued using a Monte Carlo model. The Public Warrants have been classified within shareholders’ deficit and will not require remeasurement after issuance. The following table presents the quantitative information regarding market assumptions used in the valuation of the Public Warrants:

June 10, 2024
Market price of public stock	$9.915
Weighted Term (years)	2.56
Risk-free rate	4.77%
Volatility	4.5%

Note 9 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the condensed financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the condensed financial statements.

On July 26, 2024, the Company announced that the holders of the Company’s Units sold in the Initial Public Offering may elect to separately trade the Public Shares and Public Warrants included in the Units commencing on July 29, 2024. Each Unit consists of one Public Share and one-half of one Public Warrant to purchase one Public Share. Any Units not separated will continue to trade on the NYSE American LLC (“NYSE”) under the symbol “CHEB.U”. Any underlying Public Shares and Public Warrants that are separated will trade on the NYSE under the symbols “CHEB” and “CHEB.WS”, respectively. No fractional Public Warrants will be issued upon separation of the Units, and only whole Public Warrants will trade. Holders of Units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the holders’ Units into Public Shares and Public Warrants.

Annex A

BUSINESS COMBINATION AGREEMENT

by and among

CHENGHE ACQUISITION II CO.,

POLIBELI MERGER ONE LIMITED,

and

POLIBELI GROUP LTD,

dated as of September 16, 2024

Annex A Page
ARTICLE I CERTAIN DEFINITIONS		A-2
1.1	Definitions	A-2
1.2	Construction	A-13
1.3	Knowledge	A-14
ARTICLE II PRE-CLOSING ACTIONS		A-14
2.1	Pre-Closing Actions	A-14
ARTICLE III MERGER		A-15
3.1	Merger	A-15
3.2	Merger Closing	A-15
3.3	Merger Effective Time	A-15
3.4	Effects of the Merger	A-15
3.5	Governing Documents of Merger Surviving Company	A-15
3.6	Directors and Officers of Merger Surviving Company	A-15
3.7	Effects of the Merger on the Share Capital of SPAC, Merger Sub and the Company	A-16
3.8	Taking of Necessary Action; Further Action	A-17
ARTICLE IV CLOSING		A-17
4.1	Closing	A-17
4.2	Closing Deliverables	A-17
4.3	Closing Statements	A-18
4.4	Delivery of SPAC Exchange Shares and SPAC Exchange Warrants	A-18
4.5	Directors and Officers	A-19
4.6	The Company Governing Documents	A-19
4.7	Certain Adjustments	A-19
4.8	Fractional Shares	A-20
4.9	SPAC Dissenter’s Right	A-20
4.10	Withholding	A-20
4.11	Tax Treatment	A-21
ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND MERGER SUB		A-21
5.1	Company Organization	A-21
5.2	Subsidiaries	A-21
5.3	Merger Sub	A-21
5.4	Due Authorization	A-22
5.5	No Conflict	A-22
5.6	Governmental Authorities; Approvals	A-23
5.7	Capitalization of the Company	A-23
5.8	Financial Statements	A-24
5.9	Undisclosed Liabilities	A-24
5.10	Litigation and Proceedings	A-24
5.11	Legal Compliance	A-25
5.12	Contracts; No Defaults	A-25

Annex A-i

Annex A Page
5.13	Company Benefit Plans	A-27
5.14	Labor Relations; Employees	A-28
5.15	Taxes	A-29
5.16	Brokers’ Fees	A-29
5.17	Insurance	A-29
5.18	Permits	A-29
5.19	Equipment and Other Tangible Property.	A-30
5.20	Real Property.	A-30
5.21	Intellectual Property.	A-31
5.22	Privacy and Cybersecurity.	A-32
5.23	Environmental Matters.	A-33
5.24	Absence of Changes	A-33
5.25	Registration Statement, Proxy Statement and Proxy Statement/Prospectus	A-33
5.26	Top Customers and Top Vendors.	A-34
5.27	Absence of Certain Business Practices and Anticorruption Compliance.	A-34
5.28	Government Contracts; Government Grants.	A-35
5.29	Sufficiency of Assets	A-35
5.30	Company Related Parties	A-35
5.31	Financial Assistance	A-35
5.32	No Additional Representation or Warranties	A-35
ARTICLE VI REPRESENTATIONS AND WARRANTIES OF SPAC		A-36
6.1	SPAC Organization	A-36
6.2	Due Authorization.	A-36
6.3	No Conflict	A-36
6.4	Litigation and Proceedings	A-37
6.5	SEC Filings	A-37
6.6	Internal Controls; Listing; Financial Statements.	A-37
6.7	Governmental Authorities; Approvals	A-38
6.8	Trust Account	A-38
6.9	Investment Company Act; JOBS Act	A-39
6.10	Absence of Changes	A-39
6.11	No Undisclosed Liabilities	A-39
6.12	Capitalization of SPAC.	A-39
6.13	Brokers’ Fees	A-40
6.14	Business Activities.	A-40
6.15	NYSE Stock Market Quotation	A-40
6.16	Registration Statement, Proxy Statement and Proxy Statement/Prospectus	A-40
6.17	SPAC Related Parties	A-41
6.18	Tax Matters.	A-41
6.19	Insurance	A-41
6.20	Employees	A-41
6.21	No Additional Representation or Warranties	A-42
Annex A-ii

Annex A Page
ARTICLE VII COVENANTS		A-42
7.1	Conduct of Business by Company Parties	A-42
7.2	SPAC Conduct of Business	A-44
7.3	Access	A-45
7.4	Preparation and Delivery of Additional Company Financial Statements	A-46
7.5	Exclusivity	A-46
7.6	No Solicitation by SPAC	A-47
7.7	Preparation of Proxy Statement/Prospectus; Shareholders’ Meeting and Approvals.	A-47
7.8	Support of Transaction	A-49
7.9	Regulatory Authorizations; Other Filings.	A-49
7.10	Financing	A-50
7.11	Indemnification and Insurance.	A-51
7.12	Section 16 Matters	A-52
7.13	Trust Account Proceeds and Related Available Equity	A-52
7.14	NYSE Listing	A-52
7.15	SPAC Public Filings	A-52
7.16	Company Securities Listing	A-52
7.17	Tax Matters.	A-52
7.18	No Trading	A-53
7.19	Shareholder Litigation	A-53
7.20	Notices of Certain Events	A-53
7.21	Third Party Consents	A-54
7.22	Warrant Agreement	A-54
7.23	Additional Covenants	A-54
ARTICLE VIII CONDITIONS TO OBLIGATIONS		A-54
8.1	Conditions to Obligations of SPAC and the Company Parties	A-54
8.2	Conditions to Obligations of SPAC	A-55
8.3	Conditions to the Obligations of the Company Parties	A-55
ARTICLE IX TERMINATION/EFFECTIVENESS		A-56
9.1	Termination	A-56
9.2	Effect of Termination	A-57
ARTICLE X MISCELLANEOUS		A-57
10.1	Trust Account Waiver	A-57
10.2	Waiver	A-57
10.3	Notices	A-57
10.4	Assignment	A-58
10.5	Rights of Third Parties	A-59
10.6	Expenses	A-59
10.7	Governing Law; Jurisdiction.	A-59
10.8	Waiver of Jury Trial	A-59
10.9	Company and SPAC Disclosure Letters	A-60
10.10	Entire Agreement	A-60
10.11	Amendments	A-60

Annex A-iii

Annex A Page
10.12	Publicity.	A-61
10.13	Severability	A-61
10.14	Headings; Counterparts	A-61
10.15	Enforcement	A-61
10.16	NonRecourse	A-61
10.17	NonSurvival	A-62
10.18	Conflicts and Privilege	A-62

EXHIBITS

Exhibit A	Form of Registration Rights Agreement
Exhibit B	Form of Lock-Up Agreement
Exhibit C	Form of Plan of Merger
Exhibit D	Form of A&R Company Charter

Annex A-iv

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement, dated as of September 16, 2024 (as amended, restated, modified or supplemented in accordance with its terms, this “Agreement”), is made and entered into by and among Chenghe Acquisition II Co., a Cayman Islands exempted company (“SPAC”), Polibeli Group Ltd, a Cayman Islands exempted company limited by shares (the “Company”) and Polibeli Merger One Limited, a Cayman Islands exempted company limited by shares and a direct wholly owned subsidiary of the Company (“Merger Sub” and together with the Company, the “Company Parties”). Each Company Party and SPAC will individually be referred to herein as a “Party” and, collectively, as the “Parties.”

RECITALS

WHEREAS, SPAC is a blank check company incorporated as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, Merger Sub is a newly formed, wholly-owned, direct subsidiary of the Company and was formed for the sole purpose of effectuating the Business Combination Transaction (as defined below);

WHEREAS, immediately following the Capital Restructuring (as defined below), upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the Companies Act (As Revised) of the Cayman Islands (the “Cayman Companies Act”), the Parties desire to consummate a business combination transaction whereby at the Merger Effective Time (as defined below), Merger Sub will merge with and into SPAC, and the separate corporate existence of Merger Sub will cease and SPAC will be the surviving corporation and a wholly owned subsidiary of the Company (the “Merger” or the “Business Combination Transaction”);

WHEREAS, for U.S. federal income Tax (as defined below) purposes, the Parties intend that (a) the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code (as defined below) and the Treasury Regulations (as defined below) promulgated thereunder, (b) the SPAC Class B Conversion qualifies as a “reorganization” under Section 368(a)(1)(E) of the Code and the Treasury Regulations promulgated thereunder, and (c) this Agreement is and is hereby adopted as a “plan of reorganization” within the meaning of Sections 354, 361 and 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) (the “Intended Tax Treatment”);

WHEREAS, the SPAC Board (as defined below) has approved this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby, declared it advisable for SPAC to enter into this Agreement and the other documents contemplated hereby and recommended the approval of this Agreement by the SPAC Shareholders;

WHEREAS, the Company Board (as defined below) has (i) determined that it is advisable for the Company to enter into this Agreement and the documents contemplated hereby, (ii) approved the execution and delivery of this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby, and (iii) recommended the adoption and approval of this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby to the Company Shareholder;

WHEREAS, the board of directors of Merger Sub has (i) determined that it is advisable for Merger Sub to enter into this Agreement and the documents contemplated hereby to which the Merger Sub is a party, (ii) approved the execution and delivery of this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby to which the Merger Sub is a party, and (iii) recommended the adoption and approval of this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby to which the Merger Sub is a party, to the Company, as the sole direct shareholder of Merger Sub;

WHEREAS, in furtherance of the Merger, and in accordance with the terms hereof, SPAC shall provide an opportunity to its shareholders to have their outstanding SPAC Ordinary Shares (as defined below) redeemed on the terms and subject to the conditions set forth in this Agreement and the SPAC Articles (as defined below) in connection with the SPAC Transaction Proposals (as defined below);

WHEREAS, the Company, as sole shareholder of Merger Sub, has approved and adopted this Agreement and the documents contemplated hereby to which the Merger Sub is a party and the transactions contemplated hereby and thereby to which the Merger Sub is a party;

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WHEREAS, Xingyun International Company Limited (the “Company Shareholder”), as sole shareholder of the Company, has approved and adopted this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby (the “Company Shareholder Approval”);

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Sponsor (as defined below) has executed and delivered to the Company the Sponsor Support Agreement (as defined below), pursuant to which the Sponsor has agreed to, among other things, (i) to vote in favor of the adoption and approval of this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby at the SPAC Shareholders’ Meeting (as defined below), and (ii) to grant certain waivers and consents in connection herewith and therewith pursuant to the SPAC’s Governing Documents (as defined below), as applicable;

WHEREAS, as a condition and inducement to SPAC’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Company Shareholder has executed and delivered to the Company the Company Shareholder Support Agreement (as defined below), pursuant to which the Company Shareholder has agreed to, among other things, (i) support the transactions contemplated hereby, and (ii) grant certain waivers and consents in connection herewith and therewith pursuant to the Company’s Governing Documents (as defined below);

WHEREAS, at the Closing (as defined below), the Company shall enter into a Registration Rights Agreement (the “Registration Rights Agreement”) with SPAC, the Sponsor and certain other shareholders of the Company, substantially in the form attached hereto as Exhibit A (with such changes as may be agreed in writing by SPAC and the Company), which shall be effective as of the Closing;

WHEREAS, at the Closing, the Company, the Sponsor, the Company Shareholder and certain other parties thereto shall enter into a Lock-Up Agreement (the “Lock-Up Agreement”) substantially in the form attached hereto as Exhibit B (with such changes as may be agreed in writing by SPAC and the Company), which shall be effective as of the Closing;

WHEREAS, at the Closing, the Company, SPAC and the warrant agent thereunder shall (a) amend and restate the Warrant Agreement (as defined below) to cause each SPAC Warrant to represent the right to receive, from the Closing, a warrant to purchase one Company Class A Ordinary Share (as defined below), on the terms and subject to the conditions set forth therein (the “A&R Warrant Agreement”), or (b) enter into an assignment, assumption and amendment agreement in form and substance satisfactory to the parties thereto (the “Assignment, Assumption and Amendment Agreement”) pursuant to which, among other things, (i) SPAC will assign to the Company, and the Company shall assume from SPAC, all of SPAC’s rights, interests and obligations in and under the Warrant Agreement (as defined below), and (ii) the Warrant Agreement will be amended to cause each SPAC Warrant to represent the right to receive, from the Closing, a warrant to purchase one Company Class A Ordinary Share (as defined below), on the terms and subject to the conditions set forth therein;

WHEREAS, as of immediately following the Closing, the Parties anticipate that the Company will qualify as a “foreign private issuer” pursuant to Rule 3b-4 of the Exchange Act (as defined below); and

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, SPAC and the Company Parties agree as follows:

Article I
CERTAIN DEFINITIONS

1.1    Definitions.    As used herein, the following terms shall have the following meanings:

“A&R Company Charter” has the meaning specified in Section 2.1(a).

“A&R Warrant Agreement” has the meaning specified in the Recitals hereto.

“Acknowledging Parties” has the meaning specified in Section 10.18.

“Acquisition Proposal” means, as to any Person, other than the Transactions and the acquisition or disposition of equipment or other tangible or intangible property in the ordinary course of business, any offer or proposal relating to: (a) any acquisition or purchase, direct or indirect, of (i) 10% or more of the consolidated assets

Annex A-2

of such Person and its Subsidiaries, or (ii) 10% or more of any class of equity or voting securities of (x) such Person or (y) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, 10% or more of the consolidated assets of such Person and its Subsidiaries; (b) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person beneficially owning 10% or more of any class of equity or voting securities of (i) such Person, or (ii) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, 10% or more of the consolidated assets of such Person and its Subsidiaries; or (c) a merger, consolidation, share exchange, business combination, share offering (including any public offering), sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving (i) such Person or (ii) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, 10% or more of the consolidated assets of such Person and its Subsidiaries, in each case of sub-clause (c), pursuant to which any Person acquires 10% or more of any class of equity or voting securities of such Person or of such Subsidiaries.

“Action” means any charge, claim, action, complaint, petition, prosecution, audit, investigation, appeal, suit, litigation, injunction, writ, order, arbitration or other similar proceeding initiated or conducted by a mediator, arbitrator or Governmental Authority, whether administrative, civil, regulatory or criminal, and whether at law or in equity, or otherwise under any applicable Law.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise; provided, that, notwithstanding anything to the contrary herein, in no event shall any investment fund or portfolio company controlling, controlled by or under common control with the Sponsor be deemed an Affiliate of the Company or SPAC.

“Affiliate Agreements” has the meaning specified in Section 5.12(a)(vi).

“Aggregate Fully Diluted Company Shares” means, without duplication, the aggregate number of Company Ordinary Shares that are (i) issued and outstanding immediately prior to the Recapitalization and (ii) issuable upon the exercise, exchange or conversion of any other equity securities of the Company that are issued and outstanding immediately prior to the Recapitalization.

“Agreement” has the meaning specified in the Preamble hereto.

“Agreement End Date” has the meaning specified in Section 9.1(b).

“Ancillary Agreements” has the meaning specified in Section 10.10.

“Assignment, Assumption and Amendment Agreement” has the meaning specified in the Recitals hereto.

“Base Equity Value” means US$3,600,000,000.

“Bid” has the meaning specified in Section 5.28.

“Business Combination” has the meaning specified in SPAC Articles.

“Business Combination Proposal” means any offer, inquiry, proposal or indication of interest (whether written or oral, binding or non-binding, and other than such an offer, inquiry, proposal or indication of interest with respect to the Transactions) relating to a Business Combination.“Business Combination Transaction” has the meaning specified in the Recitals.

“Business Day” means a day on which commercial banks are open for business in New York, U.S., the Cayman Islands, mainland China and Hong Kong, except a Saturday, Sunday or public holiday (gazetted or ungazetted and whether scheduled or unscheduled).

“Cayman Companies Act” has the meaning specified in the Recitals hereto.

“Cayman Registrar” has the meaning specified in Section 3.3.

“Change in Recommendation” has the meaning specified Section 7.7(b)(ii).

Annex A-3

“Closing” has the meaning specified in Section 3.2.

“Closing Company Audited Financial Statements” has the meaning specified in Section 7.4.

“Closing Date” has the meaning specified in Section 4.1(a).

“Closing Statements” has the meaning specified in Section 4.3(a)(ii).

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” has the meaning specified in the Preamble hereto.

“Company Benefit Plan” means any plan, program, policy, practice, Contract or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, share or share-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, that is or has been maintained, contributed to or required to be contributed to by any entity of the Group for the benefit of any current or former employee, director or officer of such entity, other than any employment Contract or compensatory agreement with a current or former employee, director or officer which is not maintained for the benefit of any group or class of employees.

“Company Board” means the board of directors of the Company.

“Company Capital Restructuring” has the meaning specified in Section 2.1(c).

“Company Closing Certificate” has the meaning specified in Section 4.3(a)(i).

“Company Disclosure Letter” has the meaning specified in the introduction to Article V.

“Company Fundamental Representations” means the representations and warranties made pursuant to the first and second sentences of Section 5.1 (Company Organization), Section 5.2 (Subsidiaries), Section 5.3 (Merger Sub), Section 5.4 (Due Authorization), Section 5.5 (No Conflict), Section 5.6 (Governmental Authorities; Approvals), Section 5.7 (Capitalization of the Company), Section 5.11(a) (Legal Compliance), Section 5.16 (Brokers’ Fees), and Section 5.30 (Company Related Parties).

“Company Intellectual Property” has the meaning specified in Section 5.21(a).

“Company Material Adverse Effect” means any event, state of facts, development, circumstance, occurrence or effect (collectively, “Events”) that, individually or in combination with any other Events, (x) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, results of operations or condition (financial or otherwise) of the Group or (y) does or would reasonably be expected to, individually or in the aggregate, prevent or materially delay the ability of the Company Parties to consummate the Merger; provided, however, that in no event would, any of the clauses (a) through (h) below solely with respect to clause (x) of this definition, or any of the clauses (e) through (h) below solely with respect to clause (y) of this definition, in each case, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect”: (a) any change in applicable Laws or GAAP or any interpretation thereof following the date of this Agreement; (b) any change in interest rates or economic, political, business or financial market conditions generally; (c) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), pandemic, acts of nature or change in climate; (d) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, riots or insurrections; (e) the announcement of this Agreement and consummation of the Transactions, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on relationships, contractual or otherwise, with any landlords, customers, suppliers, business partners or employees of the Group; (f) the taking of any action by the Company that is expressly required by this Agreement; (g) any action taken by, or at the written request of, SPAC, or (h) any failure in and of itself of the Company and any of its Subsidiaries to meet any projections or forecasts, provided, however, that the exception in this clause (h) shall not prevent or otherwise affect a determination that any Event underlying such failure has resulted in or contributed to a Company Material Adverse Effect except to the extent such Event is within the scope of any other exception within this definition, (i) any Events generally applicable to the industries or markets in which the Company or any of its Subsidiaries operate; provided, further, that any Event referred to in clauses (a), (b), (c), (d) or (i) above

Annex A-4

may be taken into account in determining if a Company Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the business, assets, results of operations or condition (financial or otherwise) of the Group, relative to similarly situated companies in the industry in which the Group conducts its operations.

“Company Class A Ordinary Shares” has the meaning specified in Section 2.1(b).

“Company Class B Ordinary Shares” has the meaning specified in Section 2.1(b).“Company Ordinary Shares” has the meaning specified in Section 2.1(b).

“Company Parties” has the meaning specified in the Preamble hereto.

“Company Registered Intellectual Property” has the meaning specified in Section 5.21(a).

“Company Security Documents” has the meaning specified in Section 5.19(b).

“Company Shareholder” has the meaning specified in the Recitals hereto.

“Company Shareholder Approval” has the meaning specified in the Recitals hereto.

“Company Shareholder Support Agreement” means that certain support agreement, dated as of the date hereof, by and among the Company Shareholder, SPAC and the Company, as amended or modified from time to time.

“Company Transaction Expenses” means the out-of-pocket fees, costs, expenses, commissions or other amounts, incurred, paid or otherwise payable by the Company Parties and their respective Affiliates (whether or not billed or accrued for) to the extent resulting from or in connection with the negotiation, documentation, preparation, execution or performance of this Agreement, the consummation of the Transactions and/or the process by which the Company solicited, discussed and negotiated strategic alternatives, including (i) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers; (ii) the cost of the D&O Tail; (iii) the filing fees incurred in connection with filing the Registration Statement, the Proxy Statement or the Proxy Statement/Prospectus under Section 7.7(a), (iv) fifty percent (50%) of the filing fees incurred in connection with making any filings with Governmental Authorities under Section 7.9, and (v) change-in-control payments, transaction bonuses, retention or incentive payments, severance or similar compensatory payments payable by the Group to any current or former employee (including any amounts due under any consulting agreement with any such former employee), independent contractor, officer or director of the Group as a result of the Transactions (and not tied to any subsequent event or condition, such as a termination of employment occurring after the Closing) and the employer portion of any employment, social security or similar taxes due with respect to such amounts.

“Company Warrants” has the meaning specified in Section 3.7(a)(v).

“Contracting Parties” has the meaning specified in Section 10.16.

“Contracts” means any contract, agreement, instrument, option, lease, license, sales and purchase order, warranty, note, bond, mortgage, indenture, obligation, commitment, binding application, arrangement or understanding, whether written or oral, express or implied, in each case as amended and supplemented from time to time.

“Copyleft License” means any license that requires or purports to require, as a condition of use, the modification and/or distribution, conveyance or availability of software subject to such license, that such software subject to such license, or other software incorporated into, derived from, or used, embedded, combined or distributed with such software subject to such license (i) in the case of software, be made available or distributed in a form other than binary (e.g., source code form), (ii) be licensed for the purpose of preparing derivative works, (iii) be licensed under terms that allow the Company’s or any Subsidiary of the Company’s products, services or portions thereof or interfaces therefor to be reverse-engineered, reverse-assembled or disassembled (other than by operation of Law), or (iv) be licensed in a redistributable manner at no license fee.

“COVID-19” means SARS CoV-2 or COVID-19, and any evolutions thereof.

“CSRC” means the China Securities Regulatory Commission.

“D&O Tail” has the meaning specified in Section 7.11(b).

“Data Room” has the meaning specified in Section 1.2(a).

Annex A-5

“Disclosure Letter” means, as applicable, either the Company Disclosure Letter or the SPAC Disclosure Letter or, if the context so requires, both the Company Disclosure Letter and the SPAC Disclosure Letter.

“Dollars” or “US$” means lawful money of the United States.

“Environmental Laws” means any and all Laws (including common law) or other legally enforceable requirement regulating, relating to or imposing liability or standards of conduct concerning protection of the environment (including flora, fauna and their habitat), natural resources or human health, including employee health and safety or prevention and control of pollution (including the use, storage, emission, disposal or release of, or exposure to, Hazardous Materials).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning specified in Section 4.4(a).

“Export Approvals” has the meaning specified in Section 5.11(b).

“Financial Statements” has the meaning specified in Section 7.4.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time, consistently applied.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of an exempted company incorporated in the Cayman Islands are its certificate of incorporation, memorandum and articles of association, shareholders agreement (as applicable) or similar organizational documents, in each case, as amended or restated; the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of registration, the “Governing Documents” of a limited liability company incorporated in the Cayman Islands are its limited liability company agreement and certificate of registration.

“Government Contract” has the meaning specified in Section 5.28(a).

“Governmental Approval” has the meaning specified in Section 5.6.

“Governmental Authority” means any federal, state, provincial, municipal, local, foreign, multinational, supra-national, government or governmental authority or regulatory body thereof, or political subdivision thereof, or any commission, department, board, bureau, agency, instrumentality or authority thereof, any court, tribunal, arbitrator, arbitration panel or similar judicial body or any self-regulatory organization.

“Governmental Grant” means any grant, incentive, subsidy, award, loan, participation, exemption, status, cost sharing arrangement, reimbursement arrangement or other benefit, relief or privilege provided or made available by or on behalf of or under the authority of any Governmental Authority.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination, assessment or award (including any arbitration award), in each case, entered by or with any Governmental Authority.

“Group” means the Company and its Subsidiaries as set forth in Section 1.1 of the Company Disclosure Letter.

“Hazardous Material” means any (i) pollutant, contaminant, chemical, (ii) industrial, solid, liquid or gaseous toxic or hazardous substance, material or waste, (iii) petroleum or any fraction or product thereof, (iv) asbestos or asbestos-containing material, (v) polychlorinated biphenyl, (vi) chlorofluorocarbons, and (vii) other substance, material or waste, in each case, which are regulated under any Environmental Law or as to which liability may be imposed pursuant to Environmental Law.

“Hong Kong” means the Hong Kong Special Administrative Region of the PRC.

“Indebtedness” means, with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of (i) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any per diem interest accruals, (ii) the principal and interest components of capitalized lease obligations under GAAP, (iii) amounts drawn (including any accrued and unpaid interest) on letters of credit,

Annex A-6

bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn), (iv) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes and similar instruments, (v) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (vi) the principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, including “earn outs” and “seller notes,” whether or not contingent and regardless of when due, calculated as the maximum amount payable under or pursuant to such obligation, (vii) accrued severance obligations arising with respect to the termination of employment or service of any current or former employee or individual service provider, or otherwise in connection with a reduction in force, in each case, together with the employer’s portion of all payroll, employment and similar Taxes in connection with such amounts, (viii) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the Transactions in respect of any of the items in the foregoing clauses (i) through (vii), and (ix) all Indebtedness of another Person referred to in clauses (i) through (viii) above guaranteed directly or indirectly, jointly or severally.

“Intellectual Property” means any and all right, title and interest in or to any intellectual or industrial property, in any jurisdiction, including the following: (i) registered and unregistered patents and patent applications, and all continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof, and any invention disclosures; (ii) registered and unregistered or common law trademarks, logos, service marks, trade dress and trade names, slogans and other source identifiers, pending applications therefor, rights of publicity, social and mobile media identifiers and internet domain names, together with the goodwill of the Group or its businesses symbolized by or associated with any of the foregoing; (iii) copyrights and works of authorship, whether or not copyrightable, and all registrations and applications for registration of any of the foregoing, including such corresponding rights in software, databases and other data compilations; (iv) rights in World Wide Web addresses, URLs, and domain names; and (v) trade secrets, know-how, methods, processes, data, specifications, formulae, algorithms, and other confidential and proprietary information and all rights therein.

“Intended Tax Treatment” has the meaning specified in the Recitals hereto.

“Interim Financial Statements” has the meaning specified in Section 7.4.

“Interim Period” has the meaning specified in Section 7.1.

“International Trade Laws” means all Laws relating to the import, export, re-export, deemed export, deemed re-export, or transfer of information, data, know-how, services, goods, and technology, or economic sanctions or anti-boycotts, including, but not limited to, the Import and Export Order (Control of Dual Use Goods, Services and Technology Exports): 2006, Export Administration Regulations administered by the United States Department of Commerce, the International Traffic in Arms Regulations administered by the United States Department of State, customs and import Laws administered by United States Customs and Border Protection, any other export or import controls administered by an agency of the United States government, the anti-boycott regulations administered by the United States Department of Commerce and the United States Department of the Treasury, and other Laws adopted by Governmental Authorities of other countries relating to the same subject matter as the Laws described above.

“Intervening Event” means any material change, event, circumstance, occurrence, effect, development or state of facts that was not known or reasonably foreseeable to the SPAC or any member of the SPAC Board as of the date hereof and that becomes known to the SPAC or any member of the SPAC Board after the date hereof and prior to the receipt of the SPAC Shareholder Approval; provided, however, that any Event that is excluded in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur pursuant to clauses (a), (b), (c), (d), and (f) of the definition thereof (other than as expressly contemplated by the final proviso to the definition of Company Material Adverse Effect) shall be excluded for purposes of determining whether an Intervening Event has occurred.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IT Systems” means all hardware, software, databases, code, systems, networks, websites, applications, circuits, routers and all other computer and information technology assets used in the conduct of the business of the Group.

“JOBS Act” has the meaning specified in Section 6.6(a).

Annex A-7

“Law” means any statute, law, ordinance, rule, regulation, directive or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” means all real property leased, licensed, subleased or otherwise used or occupied by the Group.

“Legal Proceedings” has the meaning specified in Section 5.10.

“Lien” means all liens (statutory or other), mortgages, deeds of trust, pledges, hypothecations, assignment, deposit arrangement, encumbrances, charges, security interests, options, leases, subleases, restrictions, claims, encumbrances, easements, servitudes, preemptive rights, rights of first offer or refusal, transfer restrictions or other similar liens or encumbrances or any preferences, priorities or other agreements or preferential arrangements of any kind, whether consensual, statutory or otherwise, including Permitted Liens.

“Lock-Up Agreement” has the meaning specified in the Recitals hereto.

“Merger” has the meaning specified in the Recitals hereto.

“Merger Effective Time” has the meaning specified in Section 3.3.

“Merger Sub” has the meaning specified in the Preamble hereto.

“Merger Surviving Company” has the meaning specified in Section 3.1(b).

“Nondisclosure Agreement” has the meaning specified in Section 10.10.

“Nonparty Affiliates” has the meaning specified in Section 10.16.

“NYSE” has the meaning specified in Section 6.6(c).

“Offer Documents” has the meaning specified in Section 7.7(a)(i).

“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including any license approved by the Open Source Initiative or any Creative Commons License. “Open Source Licenses” shall include Copyleft Licenses.

“Open Source Materials” means any software subject to an Open Source License.

“Owned Real Property” has the meaning specified in Section 5.20(b).“Party” and “Parties” has the meaning specified in the Preamble hereto.

“PCAOB” means the Public Company Accounting Oversight Board.

“Permits” means any approvals, authorizations, consents, licenses, registrations, permits or certificates of a Governmental Authority.

“Permitted Liens” means (i) mechanic’s, materialmen’s and similar Liens arising in the ordinary course of business with respect to any amounts (A) not yet due and payable or which are being contested in good faith through (if then appropriate) appropriate proceedings and (B) for which adequate accruals or reserves have been established in accordance with GAAP, (ii) Liens for Taxes, assessments and governmental charges or levies (A) not yet due and payable or which are being contested in good faith through appropriate proceedings and (B) for which adequate accruals or reserves have been established in accordance with GAAP, (iii) defects or imperfections of title, easements, encroachments, covenants, rights-of-way, conditions, matters that would be apparent from a physical inspection or current, accurate survey of such real property, restrictions and other similar charges or encumbrances that do not materially impair the value or materially interfere with the present use of the Leased Real Property, (iv) with respect to any Leased Real Property (A) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Lien thereon and (B) any Lien permitted under the Real Property Lease, (v) zoning, building, entitlement and other land use and environmental regulations promulgated by any Governmental Authority that do not materially interfere with the current use of, or materially impair the value of, the Leased Real Property, (vi) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business consistent with past practice, (vii) ordinary course purchase money Liens and Liens securing rental payments under operating or capital lease arrangements for amounts not yet due or payable, (viii) other Liens arising in the ordinary course of business and

Annex A-8

not incurred in connection with the borrowing of money and on a basis consistent with past practice in connection with workers’ compensation, unemployment insurance or other types of social security, (ix) reversionary rights in favor of landlords under any Real Property Leases with respect to any of the buildings or other improvements owned by the Group and (x) all other Liens that do not, individually or in the aggregate, materially impair the use, occupancy or value of the applicable assets of the Group.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint share company, Governmental Authority or instrumentality or other entity of any kind.

“Personal Information” means information that: (i) alone or in combination with other information, relates to, could reasonably be linked with, identifies or is reasonably capable of allowing the identification of or contact with an particular person or household or device; (ii) is defined as “personal data,” “personal information,” “personally identifiable information,” “personal health information” or “PII” or any similar term by Law; or (iii) is otherwise regulated by applicable Laws that cover personal information, personal data, personal health data, financial information, device and transaction identifiers, or similar terms.

“Personal Information Laws and Policies” has the meaning specified in Section 5.22(a).

“PFIC” has the meaning specified in Section 7.17(b).

“PH” has the meaning specified in Section 10.18.

“PIPE Investment” means the purchase of the Company Ordinary Shares or SPAC Class A Ordinary Shares pursuant to the Subscription Agreements or any other purchase agreements as may be agreed by SPAC and the Company from time to time.

“Plan of Merger” has the meaning specified in Section 3.3.

“PRC” means People’s Republic of China but, solely for the purposes of this Agreement, excluding Hong Kong, the Macau Special Administrative Region and Taiwan.

“Privacy Policies” has the meaning specified in Section 5.22(a).

“Privileged Communications” has the meaning specified in Section 10.18.

“Processing” has the meaning specified in Section 5.22(a).

“Proxy Statement” has the meaning specified in Section 7.7(a)(i).

“Proxy Statement/Prospectus” has the meaning specified in Section 7.7(a)(i).

“Public Notice 7” means the Notice Regarding Certain Enterprise Income Tax Matters on Indirect Transfer of Properties by Non-Tax Resident Enterprises (Public Notice 2015 No. 7) issued by the State Taxation Administration of the People’s Republic of China, effective February 3, 2015 (including subsequent amending provisions, as well as any interpretations or procedural rules related thereto).

“Public Notice 7 Tax” means any Taxes (including any deduction or withholding) payable to or imposed by the applicable Governmental Authority of the People’s Republic of China with respect to Public Notice 7, together with any interest, penalties or additions to such Taxes.

“Real Property Leases” has the meaning specified in Section 5.20(a)(iii).

“Recapitalization” has the meaning specified in Section 2.1(c).

“Recapitalization Factor” means the quotient obtained by dividing the Base Equity Value by the quotient of dividing the Aggregate Fully Diluted Company Shares by $10.00.

“Redeeming SPAC Shares” means SPAC Ordinary Shares in respect of which the eligible (as determined in accordance with the SPAC Articles) holder thereof has validly exercised (and not validly revoked, withdrawn or lost) his, her or its SPAC Shareholder Redemption right.

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“Re-designation” has the meaning specified in Section 2.1(b).

“Registration Rights Agreement” has the meaning specified in the Recitals hereto.

“Registration Statement” means the Registration Statement on Form F-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by the Company under the Securities Act with respect to the Registration Statement Securities.

“Registration Statement Securities” has the meaning specified in Section 7.7(a)(i).

“Regulatory Authorizations” has the meaning specified in Section 7.9(a).

“Representatives” of a Person means, collectively, officers, directors, employees, attorneys, accountants, consultants, agents and financial advisors of such Person.

“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of any country-wide or territory-wide Sanctions Laws (including, at the time of this Agreement, the Crimea region, Cuba, Iran, Lebanon, North Korea, Syria, the so-called Donetsk People’s Republic (as defined and construed in the applicable Sanctions Laws), the so-called Luhansk People’s Republic (as defined and construed in the applicable Sanctions Laws) and Russia).

“Sanctioned Person” means any Person that is the target of Sanctions Laws, including (i) any Person identified in any sanctions-related list of designated Persons maintained by: (a) the United States Department of the Treasury’s Office of Foreign Assets Control, the United States Department of Commerce, Bureau of Industry and Security, or the United States Department of State; (b) His Majesty’s Treasury of the United Kingdom; (c) any committee of the United Nations Security Council; (d) the European Union; (e) any other applicable sanctions authority; (ii) any Person located, organized, or resident in, organized in, or a Governmental Authority or government instrumentality of, any Sanctioned Country; and (iii) any Person directly or indirectly owned or controlled by, or acting for the benefit or on behalf of, a Person described in clause (i) or (ii), either individually or in the aggregate.

“Sanctions Laws” means any trade, economic and/or financial sanctions Laws, list-based measures, embargoes or restrictions administered, enacted or enforced from time to time by (i) the United States (including the Department of the Treasury’s Office of Foreign Assets Control, the United States Department of Commerce or the United States Department of State), (ii) the European Union and enforced by its member states, (iii) the United Nations, (iv) His Majesty’s Treasury of the United Kingdom, (v) the PRC or (vi) any other applicable sanctions authority.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Shareholder Litigation” has the meaning specified in Section 7.19.

“SPAC” has the meaning specified in the Preamble hereto.

“SPAC Articles” means the Third Amended and Restated Memorandum of Association of SPAC, adopted pursuant to a special resolution passed on May 10, 2024, and as may be amended from time to time.

“SPAC Board” means the board of directors of SPAC.

“SPAC Board Recommendation” has the meaning specified Section 7.7(b)(i).

“SPAC Class A Ordinary Shares” means the Class A ordinary shares, par value US$0.0001 per share, of SPAC.

“SPAC Class B Conversion” has the meaning specified in Section 3.7(a)(ii).

“SPAC Class B Ordinary Shares” means the Class B ordinary shares, par value US$0.0001 per share, of SPAC.

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“SPAC Closing Statement” has the meaning specified in Section 4.3(a)(ii).

“SPAC Disclosure Letter” has the meaning specified in the introduction to Article VI.

“SPAC Dissenting Shareholders” has the meaning specified in Section 4.9(a).

“SPAC Dissenting Shares” has the meaning specified in Section 4.9(a).

“SPAC Exchange Shares” has the meaning specific in Section 3.7(a)(iii).

“SPAC Exchange Warrants” has the meaning specified in Section 3.7(a)(v).

“SPAC Financial Statements” has the meaning specified in Section 6.6(d).

“SPAC Fundamental Warranties” has the meaning specified in Section 8.3(a).

“SPAC Indemnified Parties” has the meaning specified in Section 7.11(a).

“SPAC Intervening Event Notice” has the meaning specified Section 7.7(b)(ii).

“SPAC Intervening Event Notice Period” has the meaning specified Section 7.7(b)(ii).

“SPAC Material Adverse Effect” has the meaning specified in Section 8.3(c).

“SPAC Ordinary Shares” means the SPAC Class A Ordinary Shares and SPAC Class B Ordinary Shares.

“SPAC Private Placement Warrant” means a warrant to purchase one (1) SPAC Class A Ordinary Share at an exercise price of eleven Dollars fifty cents (US$11.50) issued to the Sponsor and certain underwriters for the SPAC’s initial public offering included in the private placement units sold simultaneously with the closing of the SPAC’s initial public offering.

“SPAC Public Warrant” means a warrant to purchase one (1) SPAC Class A Ordinary Share at an exercise price of eleven Dollars fifty cents (US$11.50) that was included in the units sold as part of SPAC’s initial public offering.

“SPAC Related Party” means any officer, director, employee, partner, member, manager, direct or indirect equityholder (including Sponsor) or Affiliate of either SPAC or Sponsor (or any Affiliate of Sponsor).

“SPAC SEC Filings” has the meaning specified in Section 6.5.

“SPAC Securities” has the meaning specified in Section 6.12(a).

“SPAC Shareholder Approval” means (i) the approval of (A) the Merger, (B) the amendment and restatement of the SPAC Articles, and (C) the Plan of Merger and the transactions contemplated thereby, in each case, by a special resolution (as defined in the Cayman Companies Act, being a resolution approved by an affirmative vote of the holders of at least a two-thirds (2/3) majority of the issued and outstanding SPAC Ordinary Shares entitled to vote thereupon (as determined in accordance with the SPAC Articles)) at a SPAC Shareholders’ Meeting duly called by the SPAC Board and held for such purpose, and (ii) the approval of the other SPAC Transaction Proposals not included in (i) above by an ordinary resolution (being a resolution passed by a simple majority of the SPAC Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting) at a SPAC Shareholders’ Meeting.

“SPAC Shareholder Redemption” means the election of an eligible (as determined in accordance with the SPAC Articles) holder of SPAC Class A Ordinary Shares to redeem all or a portion of the SPAC Class A Ordinary Shares held by such holder at a per-share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account) (as determined in accordance with the SPAC Articles) in connection with the SPAC Transaction Proposals.

“SPAC Shareholders” means the shareholders of SPAC as of immediately prior to the Merger Effective Time.

“SPAC Shareholders’ Meeting” has the meaning specified in Section 7.7(b)(i).

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“SPAC Transaction Expenses” means the out-of-pocket fees, costs, expenses, finder’s fees, commissions or other amounts incurred, paid or otherwise payable by or on behalf of SPAC or SPAC’s Affiliates (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation, preparation, execution or performance of this Agreement or otherwise in connection with the Transactions (including the PIPE Investment), including: (i) deferred underwriting commissions or any other outstanding payables and liabilities as disclosed in any SPAC SEC Filings; (ii) fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, legal, accounting, tax, public relations and investor relations advisors, the Trustee and transfer or exchange agent, as applicable, and limited and customary other professional fees (including proxy solicitors, financial printers, consultants and administrative service providers); (iii) fifty percent (50%) of the filing fees incurred in connection with making any filings with Governmental Authorities under Section 7.9; and (iv) any unpaid Working Capital Loans.

“SPAC Transaction Proposals” means (i) the amendment and restatement of SPAC Articles, by the deletion of the SPAC Articles in their entirety and the substitution in their place of the amended and restated memorandum and articles of association of SPAC, (ii) the adoption and approval of this Agreement in accordance with applicable Law and exchange rules and regulations, and the approval and authorization of the Transactions as a Business Combination, (iii) the approval and authorization of the Merger and the Plan of Merger, (iv) any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Registration Statement or correspondence related thereto and are required to be approved by the SPAC Shareholders under the SPAC Articles and applicable Law, (v) any other proposals as reasonably agreed by SPAC and the Company to be necessary or appropriate in connection with the transactions contemplated hereby and are required to be approved by the SPAC Shareholders under the SPAC Articles and applicable Law, and (vi) the adjournment of the SPAC Shareholders’ Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing.

“SPAC Units” means equity securities of SPAC consisting of one (1) SPAC Class A Ordinary Share and one-half of one (1/2) SPAC Public Warrant.

“SPAC Warrants” means the SPAC Public Warrants and the SPAC Private Placement Warrants, including any such warrants as a result of Unit Separation.

“SPAC Working Capital Unit” means a unit consisting of one (1) SPAC Class A Ordinary Share and one-half (1/2) of a SPAC Warrant which may be acquired by any of the Sponsor, its Affiliates, or the Sponsor’s officers and directors, by conversion of any loan that such Person may have extended to SPAC as SPAC may require, at a price of US$10.00 per unit.

“Specified Business Conduct Laws” means: (a) the U.S. Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010, and all applicable Law relating to bribery or corruption; (b) all applicable Sanctions Laws; (c) all applicable Law relating to the import, export, re-export, transfer of information, data, goods, software, and technology, including the Export Administration Regulations administered by the U.S. Department of Commerce and the International Traffic in Arms Regulations administered by the U.S. Department of State; (d) the Money Laundering Control Act, the Currency and Foreign Transactions Reporting Act, The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001; (e) Penal Code (Act No. 45 of 1907); (f) Unfair Competition Prevention Act (Act No. 47 of 1993); (g) Act on Prevention of Transfer of Criminal Proceeds (Act No. 22 of 2007); and (h) Act on Punishment of Organized Crimes and Control of Proceeds of Crime (Act No. 136 of 1999), and other applicable Law relating to money laundering and terrorist financing.

“Sponsor” means Chenghe Investment II Limited, a Cayman Islands limited company.

“Sponsor Group” has the meaning specified in Section 10.18.

“Sponsor Support Agreement” means that certain support agreement, dated as of the date hereof, by and among the Sponsor, SPAC, the Company and certain other parties thereto, as amended or modified from time to time.

“Stock Exchange” means the New York Stock Exchange or the Nasdaq Global Market.

“Subscription Agreements” means the subscription agreements pursuant to which the PIPE Investment will be consummated.

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“Subsidiary” means, with respect to any Person (for purposes of this definition, the “Controlling Company”), any other Person (i) of which a majority of the outstanding voting securities or other voting equity interests, or a majority of any other interests having the power to direct or cause the direction of the management and policies of such other Person, are owned, directly or indirectly, by the Controlling Company and/or (ii) with respect to which the Controlling Company is, directly or indirectly, a general partner or managing member.

“Tax Return” means any return, declaration, report, statement, information statement or other document filed or required to be filed with any Governmental Authority with respect to Taxes, including any claims for refunds of Taxes, any information returns and any schedules, attachments, amendments or supplements of any of the foregoing.

“Taxes” means any and all federal, state, local, foreign or other taxes imposed by any Governmental Authority, including all income, gross receipts, license, payroll, recapture, net worth, employment, escheat and unclaimed property obligations, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital share, capital stock, capital gain, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, assessments, sales, use, transfer, registration, governmental charges, duties, levies and any other charge of any kind in the nature of (or similar to) taxes whatsoever, in each case including any interest, linkage differentials, surcharges, penalty, or addition thereto.

“Third Party Consent” has the meaning specified in Section 7.21.

“Top Customers” has the meaning specified in Section 5.26(a).

“Top Vendors” has the meaning specified in Section 5.26(a).

“Transaction Agreements” means this Agreement, the Ancillary Agreements, the Subscription Agreements, the Nondisclosure Agreement, and all the agreements, documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

“Transactions” means, collectively, the Merger and each of the other transactions contemplated by this Agreement or any of the other Transaction Agreements.

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury (whether in final, proposed or temporary form), as the same may be amended from time to time.

“Trust Account” has the meaning specified in Section 10.1.

“Trust Agreement” has the meaning specified in Section 6.8.

“Trustee” has the meaning specified in Section 6.8.

“Unit Separation” has the meaning specified in Section 3.7(a)(i).

“Unpaid Company Expenses” has the meaning specified in Section 4.3(a)(i).

“Unpaid SPAC Expenses” has the meaning specified in Section 4.3(a)(ii).

“Unpaid Transaction Expenses” has the meaning specified in Section 4.3(a)(ii).

“Warrant Agreement” means the Warrant Agreement, dated as of June 7, 2024, between SPAC and Continental Stock Transfer & Trust Company as the warrant agent.

“Working Capital Loans” means any loan made to SPAC by any of the Sponsor, an Affiliate of the Sponsor or any of SPAC’s officers or directors for the purpose of financing costs incurred in connection with a Business Combination.

1.2    Construction.

(a)     Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, and references to a particular section of this Agreement will include all subsections thereof, unless, in each case, the context otherwise requires; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this

Annex A-13

Agreement; (v) the word “including” shall mean “including, without limitation”; (vi) the word “or” shall be disjunctive but not exclusive; (vii) the use of “Affiliates” and “Subsidiaries” shall be deemed to be followed by the words “as such entities exist as of the relevant date of determination”; (vii) the phrase “made available” or “delivered” by the Company Parties to SPAC, when used in reference to a document, shall mean that the document was made available for viewing in the “DD-for SPAC” electronic data room (the “Data Room”) hosted by https://www.jianguoyun.com/, or otherwise delivered by or on behalf of the Company in the form of an electronic record or an electronic communication at least two (2) Business Days prior to the date of this Agreement; and (viii) the terms “ordinary course” or “ordinary course of business” shall mean “ordinary course of business consistent with past practice.”

(b)     Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(c)     Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

(d)     All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(e)     When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

1.3    Knowledge. As used herein, (i) the phrase “to the knowledge” of the Company shall mean the knowledge of the individuals identified on Section 1.3 of the Company Disclosure Letter, or the knowledge that any of them would be deemed to have following a reasonable inquiry of his or her direct reports responsible for the applicable subject matter, and (ii) the phrase “to the knowledge” of SPAC shall mean the knowledge of the individuals identified on Section 1.3 of the SPAC Disclosure Letter, or the knowledge that any of them would be deemed to have following a reasonable inquiry of his or her direct reports responsible for the applicable subject matter.

Article II
PRE-CLOSING ACTIONS

2.1    Pre-Closing Actions. On the Closing Date, immediately prior to the Merger Effective Time, the following actions shall take place or be effected (in the order set forth in):

(a)     The amended and restated memorandum and articles of association of the Company substantially in the form of Exhibit D attached hereto (the “A&R Company Charter”) shall be adopted and become effective.

(b)     Immediately prior to the Recapitalization, the authorized share capital of the Company shall be re-designated as (A) 3,000,000,000 shares of Company Class A ordinary shares of a par value of US$0.00001 each (each, a “Company Class A Ordinary Share”), (B) 1,000,000,000 shares of Company Class B ordinary shares of a par value of US$0.00001 each (each, a “Company Class B Ordinary Share,” and together with the Company Class A Ordinary Shares, the “Company Ordinary Shares”), and (C) 1,000,000,000 shares of such class or classes (however designated) as the Company Board may determine, from time to time, of a par value of US$0.00001 each in accordance with the A&R Company’s Governing Documents (the “Re-designation”), such that the authorized share capital of the Company shall be US$50,000.

(c)     Immediately following the Re-designation, each issued Company Ordinary Share shall be recapitalized by way of a repurchase in exchange for the issuance of such number of Company Ordinary Shares equal to the Recapitalization Factor (i.e., one such Company Ordinary Share multiplied by the Recapitalization Factor) (the “Recapitalization,” together with the adoption of the A&R Company Charter and the Re-designation, the “Company Capital Restructuring”); provided that no fraction of a Company Ordinary Share will be issued by virtue of the Recapitalization, and the Company Shareholder that would otherwise be so entitled to a fraction of a Company Ordinary Share (after aggregating all fractional Company Ordinary Shares that otherwise would be

Annex A-14

received by the Company Shareholder) shall instead be entitled to receive such number of Company Ordinary Shares in accordance with Section 4.8. The Recapitalization Factor shall be adjusted to reflect appropriately the effect of any share subdivision, capitalization, share dividend or share distribution, reorganization, recapitalization, reclassification, consolidation, exchange of shares or other like change (in each case, other than the Company Capital Restructuring) with respect to Company Ordinary Shares occurring on or after the date hereof and prior to the Closing Date.

Article III
MERGER

3.1    Merger.

(a)     Upon the terms and subject to the conditions set forth in this Agreement, at the Merger Effective Time, Merger Sub shall be merged with and into SPAC in accordance with Part XVI of the Cayman Companies Act, with SPAC being the surviving company and as a direct, wholly owned Subsidiary of the Company.

(b)     Upon consummation of the Merger and at the Merger Effective Time, the separate corporate existence of Merger Sub shall cease to exist and Merger Sub will be struck off the Register of Companies in the Cayman Islands, and SPAC, as the surviving company of the Merger (also referred to herein as the “Merger Surviving Company”), shall continue its corporate existence under the Laws of the Cayman Islands.

3.2    Merger Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place on the date which is three (3) Business Days after the date on which all conditions set forth in Article VIII shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or such other time and place as SPAC and the Company may mutually agree in writing.

3.3    Merger Effective Time. Subject to the satisfaction or waiver of all of the conditions set forth in Article VIII, on Closing Date (as defined below), SPAC and Merger Sub shall file a plan of merger (the “Plan of Merger”) in substantially the form attached as Exhibit C hereto and other documents required under the Cayman Companies Act to effect the Merger with Registrar of Companies of the Cayman Islands (the “Cayman Registrar”) as provided by Section 233 of the Cayman Companies Act. The Merger shall become effective on the date the Plan of Merger is registered by the Cayman Registrar or at such later time or on such later date as may be agreed by SPAC and the Company in writing and, in either case, as specified in the Plan of Merger in accordance with the Cayman Companies Act (the “Merger Effective Time”).

3.4    Effects of the Merger. At and after the Merger Effective Time, the Merger shall have the effects specified in this Agreement, the Plan of Merger and the Cayman Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the Merger Effective Time, all the rights, property of every description, including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of each of SPAC and Merger Sub shall vest in the Merger Surviving Company, and the Merger Surviving Company shall be liable for and subject in the same manner as SPAC and Merger Sub to all mortgages, charges or security interests and all Contracts, obligations, claims, debts and liabilities of SPAC and Merger Sub in accordance with the Cayman Companies Act.

3.5    Governing Documents of Merger Surviving Company. At and after the Merger Effective Time, in accordance with the Plan of Merger, the memorandum and articles of association of Merger Sub, as in effect immediately prior to the Merger Effective Time, shall be the memorandum and articles of association of the Merger Surviving Company, until thereafter amended in accordance with the terms thereof and the Cayman Companies Act.

3.6    Directors and Officers of Merger Surviving Company. At and after the Merger Effective Time, the directors and officers of Merger Sub and SPAC, respectively, as of immediately prior to the Merger Effective Time, shall cease to hold office and the directors and officers of Merger Sub immediately prior to the Merger Effective Time shall be the initial directors and officers of the Merger Surviving Company, each to hold office in accordance with the memorandum and articles of association of the Merger Surviving Company, and until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal in accordance with the Governing Documents of the Merger Surviving Company effective as of the Merger Effective Time.

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3.7    Effects of the Merger on the Share Capital of SPAC, Merger Sub and the Company.

(a)     At the Merger Effective Time, and in the case of sub-paragraph (i) and (ii), immediately prior to the Merger Effective Time, by virtue of the Merger and without any action on the part of SPAC, Merger Sub, the Company or any holder of SPAC Securities:

(i)     each SPAC Unit outstanding immediately prior to the Merger Effective Time shall be automatically detached, and the holder thereof shall be deemed to hold one (1) SPAC Class A Ordinary Share and one-half (1/2) of a SPAC Warrant in accordance with the terms of the applicable SPAC Unit, which underlying SPAC Securities shall be adjusted in accordance with the applicable terms of this Section 3.7(a)(i) (the “Unit Separation”);

(ii)    each SPAC Class B Ordinary Share that is issued and outstanding immediately prior to the Merger Effective Time shall be automatically converted into one (1) SPAC Class A Ordinary Share in accordance with the terms of the SPAC Articles (such automatic conversion, the “SPAC Class B Conversion”) and each SPAC Class B Ordinary Share shall no longer be issued and outstanding and shall automatically be cancelled and cease to exist, and each holder of SPAC Class B Ordinary Shares shall thereafter cease to have any rights with respect to such shares;

(iii)   each SPAC Class A Ordinary Share (which, for the avoidance of doubt, includes the SPAC Class A Ordinary Shares (A) issued in connection with the SPAC Class B Conversion and (B) held as a result of the Unit Separation) that is issued and outstanding (other than the SPAC Dissenting Shares, Redeeming SPAC Shares and the shares set forth in Section 3.7(a)(vii)) shall be cancelled in exchange for the right to receive one (1) newly issued, fully paid and non-assessable Company Class A Ordinary Share; provided, that, in the event there is any issuance of equity securities of the Company between the Recapitalization and the Merger Effective Time (other than any issuance of equity securities in connection with the PIPE Investment), such right shall include the right to receive such additional number of Company Class A Ordinary Shares as necessary to ensure that the percentage allocation of Company Class A Ordinary Shares to all SPAC Class A Ordinary Shares (as converted) would be no less than the percentage that would have been allocated thereto as if there were no such interim issuance (the aggregate number of Company Class A Ordinary Shares thus issued to all holders of SPAC Class A Ordinary Shares (other than the holders of the SPAC Dissenting Shares and Redeeming SPAC Shares) in connection with the Merger is referred to herein as the “SPAC Exchange Shares”). All SPAC Class A Ordinary Shares (other than the SPAC Dissenting Shares, Redeeming SPAC Shares and the shares set forth in Section 3.7(a)(vii)) shall no longer be issued and outstanding and shall be cancelled and cease to exist, and each holder of SPAC Class A Ordinary Shares (other than the SPAC Dissenting Shares and Redeeming SPAC Shares, Redeeming SPAC Shares and the shares set forth in Section 3.7(a)(vii)) shall thereafter cease to have any rights with respect thereto, except for the right to receive the consideration set forth in this Section 3.7(a)(iii);

(iv)   each SPAC Dissenting Share issued and outstanding shall be cancelled and cease to exist in accordance with Section 4.9 and shall carry no right other than the right to receive the applicable payment as set forth in Section 4.9;

(v)    each SPAC Warrant that is outstanding and unexercised shall thereupon be converted into and become the right to receive a warrant to purchase one Company Class A Ordinary Share (each, a “Company Warrant”) pursuant to the Assignment, Assumption and Amendment Agreement or the A&R Warrant Agreement, as the case may be (all Company Warrants issued to all holders of SPAC Warrants in connection with the Merger are referred to herein as the “SPAC Exchange Warrants”). The Company shall take all corporate actions necessary to reserve for future issuance, and shall maintain such reservations for so long as any of the SPAC Exchange Warrants remain outstanding, a sufficient number of Company Class A Ordinary Shares for delivery upon the exercise of such SPAC Exchange Warrants. On the terms and subject to the conditions set forth in the A&R Warrant Agreement or the Assignment, Assumption and Amendment Agreement, all SPAC Warrants shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of SPAC Warrants shall thereafter cease to have any rights with respect thereto, except the right to receive the consideration set forth in this Section 3.7(a)(v);

(vi)   each Redeeming SPAC Share issued and outstanding immediately prior to the Merger Effective Time shall automatically be cancelled and cease to exist and shall thereafter represent only the right of the holder thereof to be paid a pro rata share of the SPAC Shareholder Redemption amount in accordance with the SPAC’s Governing Documents; and

(vii)  notwithstanding Section 3.7(a)(ii), Section 3.7(a)(iii) above or any other provision of this Agreement to the contrary, if there are any SPAC Ordinary Shares or other classes of shares of SPAC that are owned by SPAC as treasury shares immediately prior to the Merger Effective Time, such shares shall be cancelled and shall cease to exist without any conversion thereof or payment or other consideration therefor.

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(b)     At the Merger Effective Time, by virtue of the Merger and without any action on the part of SPAC, the Company, Merger Sub or any holder of SPAC Securities, each ordinary share of Merger Sub, par value US$0.0001 per share, issued and outstanding immediately prior to the Merger Effective Time shall be converted into and become one (1) validly issued, fully paid and non-assessable ordinary share, par value US$0.0001 per share, of the Merger Surviving Company. Such ordinary share(s) of the Merger Surviving Company shall constitute the only issued and outstanding share capital of the Merger Surviving Company upon the Merger Effective Time.

3.8    Taking of Necessary Action; Further Action. If, at any time after the Merger Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Merger Surviving Company following the Merger with full right, title and possession to all assets, property, rights, privileges, powers and franchises of SPAC and Merger Sub, the officers and directors or members, as applicable (or their designees) of the Merger Surviving Company are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

Article IV
CLOSING

4.1    Closing.

(a)     In accordance with the terms and subject to the conditions of this Agreement, the Closing shall take place by conference call and by exchange of signature pages by email or other electronic transmission at a time and date to be specified in writing by the Company and SPAC, which shall be no later than three (3) Business Days after the first date on which all conditions set forth in Article VIII shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof), or such other time and place as SPAC and the Company may mutually agree in writing. The date of the Closing shall be referred to herein as the “Closing Date.”

4.2    Closing Deliverables.

(a)     At the Closing, the Company Parties will deliver, or cause to be delivered:

(i)     to SPAC, a certificate signed by an executive officer of the Company, dated as of the date of Closing, certifying that the conditions specified in Section 8.2(a), Section 8.2(b) and Section 8.2(c) have been fulfilled;

(ii)    to the Exchange Agent, pursuant to Section 4.4, the SPAC Exchange Shares and SPAC Exchange Warrants;

(iii)   to SPAC, the Registration Rights Agreement, duly executed by the Company and the Company Shareholder;

(iv)   to SPAC, the Lock-Up Agreement, duly executed by the Company Shareholder;

(v)    to SPAC, the A&R Warrant Agreement or the Assignment, Assumption and Amendment Agreement, duly executed by the Company; and

(vi)   to SPAC, all of the duly executed corporate resolutions of the Company evidencing that the Company Capital Restructuring have been duly effected by the Company, together with a duly adopted and effective A&R Company Charter.

(b)     At the Closing, SPAC will deliver or cause to be delivered to the Company:

(i)     a certificate signed by an executive officer of SPAC, dated the Closing Date, certifying that, the conditions specified in Section 8.3(a), Section 8.3(b), and Section 8.3(c) have been fulfilled;

(ii)    the Registration Rights Agreement, duly executed by duly authorized representatives of SPAC, the Sponsor and the other parties thereto other than the Company;

(iii)   the Lock-Up Agreement, duly executed by duly authorized representatives of the Sponsor; and

(iv)   the A&R Warrant Agreement or the Assignment, Assumption and Amendment Agreement, duly executed by the SPAC and the other parties thereto other than the Company; and

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(v)    evidence that the SPAC Working Capital Units, including the SPAC Ordinary Shares and the SPAC Warrants issued as of immediately prior to the Closing as part of such SPAC Working Capital Units, have been forfeited, terminated or settled at or prior to the Closing without any further liability to, or obligation of, SPAC or the Group.

4.3    Closing Statements.

(a)     No sooner than five (5) or later than two (2) Business Days prior to the Closing Date:

(i)     The Company Parties shall deliver to SPAC a certificate duly executed by an authorized officer of the Company (the “Company Closing Certificate”) setting forth: (A) a statement of the aggregate accrued and unpaid Company Transaction Expenses as of immediately prior to the Merger Effective Time (the “Unpaid Company Expenses”), which shall include the respective amounts and wire transfer instructions for the payment thereof, together with corresponding invoices for the foregoing and, if reasonably required by the Trustee, the certified Taxpayer Identification Numbers, of each payee; and (B) the number of Company Ordinary Shares to be issued and outstanding as of immediately prior to the Closing after giving effect to the Company Capital Restructuring.

(ii)    SPAC shall deliver to the Company a certificate duly executed by an authorized officer of SPAC (the “SPAC Closing Statement” and, together with the Company Closing Certificate, the “Closing Statements”), setting forth: (A) the aggregate accrued and unpaid SPAC Transaction Expenses as of immediately prior to the Merger Effective Time (the “Unpaid SPAC Expenses” and, together with the Unpaid Company Expenses, the “Unpaid Transaction Expenses”), which shall include the respective amounts and wire transfer instructions for the payment thereof, together with corresponding invoices for the foregoing and, if reasonably required by the Trustee, the certified Taxpayer Identification Numbers, of each payee; (B) the number of SPAC Class A Ordinary Shares, SPAC Class B Ordinary Shares and SPAC Warrants to be issued and outstanding as of immediately prior to the Closing after giving effect to the Unit Separation and any valid exercise of SPAC Shareholder Redemption right; (C) the amount of cash in the Trust Account (after deducting the SPAC Shareholder Redemption amount) as of the Closing Date; and (D) the calculation of the SPAC Exchange Shares and SPAC Exchange Warrants pursuant to Section 3.7(a).

(iii)   On the Closing Date, concurrently with the Merger Effective Time, pursuant to Section 7.13, SPAC shall pay, or cause the Trustee to pay at the direction and on behalf of SPAC, by wire transfer of immediately available funds from the Trust Account (i) as and when due all amounts payable on account of the SPAC Shareholder Redemption amount to former SPAC Shareholders pursuant to their exercise of the SPAC Shareholder Redemption right, (ii) all Unpaid Company Expenses, as set forth on the Company Closing Certificate, and all Unpaid SPAC Expenses, as set forth on the SPAC Closing Statement, and (iii) immediately thereafter, all remaining amounts then available in the Trust Account (if any) to a bank account designated by the Company for its immediate use, subject to this Agreement and the Trust Agreement, and thereafter, the Trust Account shall terminate, except as otherwise provided in the Trust Agreement.

(b)     Each of the Company Parties and SPAC shall (i) provide the other Parties hereto and their respective Representatives with reasonable access to the relevant books, records and finance personnel of such party to enable the other Parties hereto and their respective Representatives to review and analyze the amounts set forth on the Closing Statements, and (ii) make such amendments to the Closing Statements as the Parties may mutually and in good faith agree.

4.4    Delivery of SPAC Exchange Shares and SPAC Exchange Warrants.

(a)     Following the date hereof and prior to the Closing Date, the Company shall appoint Continental Stock Transfer & Trust Company as an exchange agent (the “Exchange Agent”) to act as the exchange agent in connection with the Merger, and, if required by the Exchange Agent, enter into an exchange agent agreement (in a form and substance that is reasonably acceptable to SPAC and the Company) in order for, among other things, the Exchange Agent to make the distributions contemplated by this Section 4.4.

(b)     At least two (2) Business Days prior to the Merger Effective Time, the Company shall send, or shall use its commercially reasonable efforts to cause the Exchange Agent to send, to each holder of SPAC Class A Ordinary Shares (other than holders of Redeeming SPAC Shares and SPAC Dissenting Shareholders) instructions and/or any documents as may be reasonably required for the delivery of the SPAC Exchange Shares and SPAC Exchange Warrants in accordance with this Section 4.4(b), and SPAC shall deliver, or cause each such holder of SPAC Class A Ordinary

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Shares to deliver, to the Exchange Agent, such information and/or documents (including, if necessary or appropriate, a letter of transmittal) reasonably requested by the Exchange Agent, for the purpose of updating the register of members of the Company to reflect such delivery of the SPAC Exchange Shares and SPAC Exchange Warrants to such holder of SPAC Class A Ordinary Shares in accordance with this Section 4.4(b).

(c)     Immediately prior to or at the Merger Effective Time, the Company shall deposit, or cause to be deposited, with the Exchange Agent: (i) evidence in book-entry form of the Company Class A Ordinary Shares representing the number of the Company Class A Ordinary Shares required to be issued or already issued (as applicable) to (A) the holders of SPAC Class A Ordinary Shares (other than holders of Redeeming SPAC Shares and SPAC Dissenting Shareholders) in connection with the Merger as the SPAC Exchange Shares under Section 3.7(a)(iii), and (B) any additional Persons, if any, who become shareholders of the Company pursuant to the PIPE Investment, and (ii) the SPAC Exchange Warrants.

(d)     At the Merger Effective Time, the Company shall (i) instruct the Exchange Agent to deliver to such holder the SPAC Exchange Shares or the SPAC Exchange Warrants, as applicable, to which such holder is entitled pursuant to Section 3.7(a)(iii) or Section 3.7(a)(v), and in exchange any outstanding SPAC Class A Ordinary Shares or SPAC Warrants shall be cancelled as a result of the Merger, without any further action by any Party; and (ii) update its register of members in accordance with this Section 4.4(d).

(e)     At and after the Merger Effective Time, any certificate(s) representing SPAC Class A Ordinary Shares (other than SPAC Dissenting Shares, Redeeming SPAC Shares and the shares set forth in Section 3.7(a)(vii)) or SPAC Warrants shall be deemed to evidence such holder’s right to receive its respective portion of the SPAC Exchange Shares or SPAC Exchange Warrants, as applicable, into which such SPAC Class A Ordinary Shares or SPAC Warrants shall have been converted by the Merger. From and after the Merger Effective Time, all previous holders of SPAC Class A Ordinary Shares or SPAC Warrants shall cease to have any rights as shareholders or equityholders of SPAC other than the right to receive such holder’s respective portion of the SPAC Exchange Shares or the SPAC Exchange Warrants, as applicable, into which such SPAC Class A Ordinary Shares and SPAC Warrants have been converted pursuant to this Agreement, without interest, or, in the case of (i) holders of Redeeming SPAC Shares, the right to receive the applicable payment of SPAC Shareholder Redemption in accordance with Section 3.7(a)(vi), and (ii) SPAC Dissenting Shareholders, the right to receive the applicable payment as set forth in this Section 4.4.

(f)      Promptly following the date that is six (6) months after the Merger Effective Time, the Company shall instruct the Exchange Agent to deliver to the Company all documents in its possession relating to the transactions contemplated hereby, and the Exchange Agent’s duties shall terminate. Thereafter, any portion of the SPAC Exchange Shares or SPAC Exchange Warrants, as the case may be, that remains unclaimed shall be returned to the Company, and any Person that was a holder of SPAC Class A Ordinary Shares or SPAC Warrants as of immediately prior to the Merger Effective Time that has not claimed its portion of SPAC Exchange Shares or SPAC Exchange Warrants, as the case may be, in accordance with this Section 4.4 prior to the date that is six (6) months after the Merger Effective Time, may claim from the Company, and the Company shall promptly deliver, such applicable portion of the SPAC Exchange Shares or SPAC Exchange Warrants without any interest thereupon. None of SPAC or the Company Parties or the Exchange Agent shall be liable to any Person in respect of any of the SPAC Exchange Shares or SPAC Exchange Warrants delivered to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar Laws. If any such shares or warrants shall not have been transferred immediately prior to such date on which any amounts payable pursuant to this Article IV would otherwise escheat to or become the property of any Governmental Authority, any such amounts shall, to the extent permitted by applicable Law, become the property of the Company, free and clear of all claims or interest of any Person previously entitled thereto.

4.5    Directors and Officers. At and after the Merger Effective Time, the Persons appointed by the Company as the initial directors and officers of the Company after the Merger Effective Time, shall be the directors and officers (and in the case of such officers, holding such positions as set forth on Section 4.5 of the Company Disclosure Letter), respectively, of the Company, each to hold office in accordance with the Governing Documents of the Company, effective as of the Merger Effective Time.

4.6    The Company Governing Documents. Immediately prior to the Re-designation, the Company shall adopt the A&R Company Charter, until thereafter amended in accordance with the terms thereof and the Cayman Companies Act.

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4.7    Certain Adjustments. The number of the Company Ordinary Shares that each Person is entitled to receive as a result of the Merger and as otherwise contemplated by this Agreement shall be adjusted to reflect appropriately the effect of any share subdivision, reverse share subdivision, share consolidation, share dividend or distribution (including any dividend or distribution of securities convertible into the Company Ordinary Shares, as applicable), extraordinary cash dividend, reorganization, recapitalization, reclassification, exchange of shares or other like change with respect to the Company Ordinary Shares or SPAC Ordinary Shares, as applicable, occurring after the date of this Agreement and before the Closing Date.

4.8    Fractional Shares. Notwithstanding anything in this Agreement, no fraction of a Company Ordinary Share shall be issued by virtue of the Merger, and any Person who would otherwise be entitled to a fraction of a Company Ordinary Share (after aggregating all fractional Company Ordinary Shares that otherwise would be received by such Person) shall receive from Company, in lieu of such fractional share: (i) one (1) Company Ordinary Share if the aggregate amount of fractional Company Ordinary Shares such Person would otherwise be entitled to is equal to or exceeds 0.50; or (ii) no Company Ordinary Share if the aggregate amount of fractional Company Ordinary Shares such Person would otherwise be entitled to is less than 0.50.

4.9    SPAC Dissenter’s Right.

(a)     Notwithstanding anything in this Agreement to the contrary and to the extent available under the Cayman Companies Act, all SPAC Ordinary Shares that are issued and outstanding immediately prior to the Merger Effective Time and that are held by any Person who shall have validly exercised and not effectively withdrawn or lost their rights to dissent from the Merger, in accordance with Section 238 of the Cayman Companies Act (the “SPAC Dissenting Shares” and holders of SPAC Dissenting Shares being referred to as “SPAC Dissenting Shareholders”) shall be cancelled and cease to exist at the Merger Effective Time, shall not be entitled to receive the applicable SPAC Exchange Shares under Section 3.7(a)(iii) and shall instead be entitled to receive only the payment of the fair value of such SPAC Dissenting Shares held by them determined in accordance with Section 238 of the Cayman Companies Act.

(b)     For the avoidance of doubt, all SPAC Ordinary Shares held by SPAC Dissenting Shareholders who shall have failed to exercise or who shall have effectively withdrawn or lost their dissenter rights under Section 238 of the Cayman Companies Act shall thereupon (i) not be deemed to be SPAC Dissenting Shares, and (ii) be cancelled and cease to exist in exchange for, at the Merger Effective Time, the right to receive the applicable SPAC Exchange Shares under Section 3.7(a)(iii) in the manner provided in Section 4.4.

(c)     SPAC shall provide to the Company (i) reasonably prompt notice of any notices of objection or notices of dissent to the Merger or demands for appraisal under Section 238 of the Cayman Companies Act received by SPAC, attempted withdrawals of such notices, dissents or demands, and any other instruments served pursuant to the Cayman Companies Act and received by SPAC relating to the exercise of any rights to dissent from the Merger or appraisal rights and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such notice of dissenter right or demand for appraisal under the Cayman Companies Act. SPAC shall not, except with the prior written consent of the Company, make any offers or payment with respect to any exercise by a shareholder of its rights to dissent from the Merger or any demands for appraisal or offer to settle or settle any such demands or approve any withdrawal of any such demands.

(d)     In the event that any written notice of objection to the Merger is served on SPAC by any SPAC Shareholder pursuant to Section 238(2) of the Cayman Companies Act, SPAC shall give written notice of the authorization of the Merger to each such SPAC Shareholder within twenty (20) calendar days of obtaining the SPAC Shareholder Approval, pursuant to and in accordance with Section 238(4) of the Cayman Companies Act and the SPAC and the Company may, but is not obliged to, delay the filing of the Plan of Merger (and any other documents required under the Cayman Companies Act to effect the Merger) with the Cayman Registrar, until at least twenty (20) days shall have elapsed since the date on which such authorization notice is given by SPAC (being the period allowed for written notice of an election to dissent under section 238(5) of the Cayman Companies Act, as referred to in section 239(1) of the Cayman Companies Act).

4.10  Withholding. Notwithstanding any other provision to this Agreement, SPAC, Merger Sub, the Company and the Exchange Agent, as applicable, shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement any such Taxes as may be required to be deducted and withheld from such amounts under the Code or any other applicable Law (as reasonably determined by SPAC, Merger Sub, the Company, or the Exchange Agent, respectively). To the extent that any amounts are so deducted and withheld, such deducted and withheld amounts shall

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be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made and paid to the applicable Governmental Authority. To the extent any Party hereto becomes aware of any obligation to deduct or withhold from amounts otherwise payable, issuable or transferable pursuant to this Agreement, such party shall use commercially reasonable efforts to notify the other Parties hereto at least five (5) days prior to the date of the relevant payment, and the Parties hereto shall reasonably cooperate to obtain any certificates or other documentation required in respect of such deduction or withholding obligation and to reduce or eliminate any applicable deduction or withholding.

4.11  Tax Treatment. The Parties intend that, for United States federal income Tax purposes, (a) the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder, (b) the SPAC Class B Conversion qualifies as a “reorganization” under Section 368(a)(1)(E) of the Code and the Treasury Regulations promulgated thereunder, and (c) this Agreement is, and is hereby adopted as, a plan of reorganization for purposes of Sections 354, 361 and the 368 of the Code and within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). None of the Parties knows of any fact or circumstance (without conducting independent inquiry or diligence of the other relevant party), or has taken or will take any action, if such fact, circumstance or action would be reasonably expected to cause the Transactions to fail to qualify for the Intended Tax Treatment. The Transactions shall be reported by the Parties for all Tax purposes in accordance with the Intended Tax Treatment, unless otherwise required by a “determination” as defined in Section 1313(a) of the Code. The Parties hereto shall cooperate with each other and their respective counsel to document and support the Intended Tax Treatment.

Article V
REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND MERGER SUB

Except as set forth in the disclosure letter delivered to SPAC by the Company on the date of this Agreement (the “Company Disclosure Letter”) (each section of which, subject to Section 10.9, qualifies the correspondingly numbered and lettered representations in this Article V), each of the Company Parties represents and warrants to SPAC as of the date of this Agreement as follows:

5.1    Company Organization. The Company is an exempted company limited by shares that has been duly incorporated, and is validly existing and in good standing under the Laws of the Cayman Islands. The Company has the requisite corporate power and authority to own, lease and operate all of its properties and assets and to conduct its business as it is now being conducted. The Governing Documents of the Company, as amended to the date of this Agreement and as previously made available by or on behalf of the Company, to SPAC, are in full force and effect as of the date hereof and the Closing Date, true, correct and complete, and the Company is not in breach or violation of any of the provisions contained in its Governing Documents in any material respect. The Company has timely filed all requisite annual returns in accordance with applicable Laws, except where the failure to file such annual returns would not have, or be reasonably expected to have, individually or in the aggregate, a material adverse effect to the Group taken as a whole. The Company is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not be material to the business of the Group. The Company is not insolvent, bankrupt or unable to pay its debts as and when they fall due.

5.2    Subsidiaries. A complete list of each Subsidiary of the Company and its jurisdiction of incorporation, formation or organization, as applicable, is set forth in Section 5.2 of the Company Disclosure Letter. The Subsidiaries of the Company have been duly formed or organized and are validly existing under the Laws of their jurisdiction of incorporation or organization and have the requisite power and authority to own, lease or operate all of their respective properties and assets and to conduct their respective businesses as they are now being conducted. True, correct and complete copies of the Governing Documents of each of the Company’s Subsidiaries have been previously made available to SPAC by or on behalf of the Company, such Governing Documents are in full force and effect and none of the Company’s Subsidiaries is in breach or violation of any of the provisions contained in its Governing Documents in any material respect. Each Subsidiary of the Company is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except for such failures to be so qualified or licensed and in good standing that would not have a Company Material Adverse Effect.

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5.3    Merger Sub.

(a)      Merger Sub is an exempted company limited by shares that has been duly incorporated, and is validly existing and in good standing under the Laws of the Cayman Islands. Merger Sub has the requisite corporate power and authority to own, lease and operate all of its properties and assets and to conduct its business as it is now being conducted. The true and complete copies of the Governing Documents of Merger Sub, as amended to the date of this Agreement and as previously made available by or on behalf of the Company, to SPAC, are in full force and effect as of the date hereof, and Merger Sub is not in violation of any of the provisions of its Governing Documents in any material respect. Merger Sub was incorporated solely for the purpose of engaging in the Transactions and activities incidental thereto. Merger Sub has all requisite corporate power and authority to (i) execute and deliver this Agreement and all documents contemplated hereby, and (ii) consummate the Transactions, and perform all obligations to be performed by it hereunder and thereunder. The execution and delivery of this Agreement and the documents contemplated hereby to which Merger Sub is a party and the consummation of the Transactions to which Merger Sub is a party have been duly and validly authorized and approved by (A) the board of directors of Merger Sub and (B) the Company as the sole shareholder of Merger Sub.

(b)     Merger Sub has no assets or operations and has not incurred any liabilities or obligations of any nature, and has not carried on any business activities or operations other than those in connection with the transactions contemplated hereby. Merger Sub was incorporated solely for the purpose of engaging in the transactions contemplated hereby and activities incidental thereto. All of the issued shares of Merger Sub are held directly by the Company.

(c)     No other corporate proceeding on the part of Merger Sub is necessary to authorize this Agreement and the documents contemplated hereby. This Agreement has been, and at or prior to the Closing, the other documents contemplated hereby will be, duly and validly executed and delivered by Merger Sub, and this Agreement constitutes, assuming the due authorization, execution and delivery by the other Parties hereto, and at or prior to the Closing, the other documents contemplated hereby will constitute, assuming the due authorization, execution and delivery by the other Parties thereto, a legal, valid and binding obligation of Merger Sub, enforceable against Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

5.4    Due Authorization.

(a)     The Company has all requisite company or corporate power, as applicable, and authority to execute and deliver this Agreement and the other documents to which it is a party contemplated hereby and (subject to the approvals described in Section 5.6) to consummate the Transactions, and to perform all of its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other documents to which the Company is a party contemplated hereby and the consummation of the Transactions have been duly and validly authorized and approved by the Company, and no other company or corporate proceeding on the part of the Company is necessary to authorize this Agreement and the other documents to which the Company is a party contemplated hereby. This Agreement has been, and on or prior to the Closing, the other documents contemplated hereby to which the Company is a party will be, duly and validly executed and delivered by the Company, and this Agreement constitutes, assuming the due authorization, execution and delivery by the other Parties, and at or prior to the Closing, the other documents to which the Company is a party contemplated hereby will constitute, assuming the due authorization, execution and delivery by the other parties thereto, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b)     On or prior to the date of this Agreement, the board of directors of the Company has duly adopted resolutions (i) determining that this Agreement, the Ancillary Agreements, the Transactions are advisable and fair to, and in the best interests of, the Company and (ii) authorizing and approving the execution, delivery and performance by the Company of this Agreement, the Ancillary Agreements, the Transactions. Executed copies of the resolutions described in the foregoing sentence in this Section 5.4(b) have been provided to SPAC on or prior to the execution and delivery of this Agreement by the Company. No other corporate action is required on the part of the Company or any of the Company Shareholders to enter into this Agreement or the documents to which the Company is party contemplated hereby or to approve the Transactions other than the Company Shareholder Approval.

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5.5    No Conflict. Subject to the receipt of the Governmental Approvals set forth in Section 5.6 and except as set forth on Section 5.5 of the Company Disclosure Letter, the execution and delivery by the Company Parties, as applicable, of this Agreement and the documents to which the Company Parties are parties contemplated hereby and the consummation of the Transactions do not and will not (a) violate or conflict with any provision of, or result in the breach of, or default under, the Governing Documents of the Company Parties, as applicable; (b) violate or conflict with any provision of, or result in the breach of, or default under, any Law (including (i) any Personal Information Laws and Policies and (ii) any Laws relating to the Company for being a Cayman Islands exempted company limited by shares including but not limited to the Cayman Companies Act), Permit or Governmental Order applicable to the Group or Merger Sub; (c) violate or conflict with any provision of, or result in the breach of, or result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Privacy Policy or Contract of the type described in Section 5.12(a) to which any of the Group or Merger Sub is a party or by which the Group or Merger Sub may be bound, or terminate or result in the termination of any such foregoing Contract; or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Group or Merger Sub, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not (i) have, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Company Parties to enter into and perform its obligations under this Agreement or (ii) be material to the business of the Group.

5.6    Governmental Authorities; Approvals. Assuming the truth and completeness of the representations and warranties of SPAC contained in this Agreement, no consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority (each, a “Governmental Approval”), is required on the part of each of the Company Parties, as applicable, with respect to the execution or delivery of this Agreement or the consummation of the Transactions, except for: (i) filings and approvals set forth in Section 5.6 of the Company Disclosure Letter; and (ii) the filing of the Plan of Merger and related documentation and the amended and restated memorandum and articles of association of the Company with the Cayman Registrar in accordance with the Cayman Companies Act.

5.7    Capitalization of the Company.

(a)     As of the date of this Agreement, the authorized share capital of the Company is US$50,000, consisting of 500,000,000 Company Ordinary Shares, each with a par value of US$0.0001 per share among which 500,000,000 Company Ordinary Shares are issued and outstanding as of the execution of this Agreement. As of the date of this Agreement, all of the issued and outstanding Company Ordinary Shares: (i) have been duly authorized and validly issued and prior to the Closing, are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, and all requirements set forth in the Governing Documents of the Company; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of the Company or any Contract to which the Company is a party or otherwise bound, in each case of (i), (ii) and (iii), in any material respect.

(b)     As of the date of this Agreement and Closing Date, except as set forth in Section 5.7(b) of the Company Disclosure Letter, the Group does not have any employee incentive plan and no securities convertible into Company Ordinary Shares are issued or outstanding.

(c)      Except as set forth in Section 5.7(a), there are (i) no outstanding shares of capital share or share capital of, or other equity or voting interest in, the Company, and (ii) no outstanding securities of the Company (including debt securities) convertible into or exchangeable for shares of capital share or share capital of, or other equity or voting interest in, the Company. Except as contemplated under the Transaction Agreements or as required under any applicable Law or as set forth in the Company’s Governing Documents, there are (i) no outstanding options, warrants, rights or other commitments or agreements to acquire from the Company, or that obligate the Company to issue or register, or that restrict the transfer or voting of, any capital share or share capital of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital share or share capital of, or other equity or voting interest in, the Company, other than as set forth in Section 5.7(c) of the Company Disclosure Letter, (ii) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital share or share capital of, or other equity or voting interest (including any voting debt) in, the Company, (iii) no calls, subscriptions, preemptive rights, Contracts, agreements, arrangements, voting trusts, proxies, understandings or other commitments of any kind for the purchase or issuance

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of the Company’s equity securities, (iv) no “phantom shares” or similar obligations of the Company, (v) no Contracts requiring the Company to acquire any equity interest of any other Person, and (vi) no other obligations by the Company to make any payments based on the price or value of any of the Company’s equity securities or dividends paid thereon or revenues, earnings or financial performance or any other attribute of the Company.

(d)     To the knowledge of the Company, each holder or beneficial owner of the Company’s equity securities has complied with applicable Laws in all material respects and have acquired other material Permits by Governmental Authorities for their investment into or holding such Company equity securities as in their respective ordinary course of business, consistent with their respective past practice.

5.8    Financial Statements.

(a)     The Company has made available to SPAC the true and complete copies of the unaudited consolidated balance sheets and statements of operations and comprehensive loss, cash flows and shareholders’ equity of the Group as of and for the years ended December 31, 2023 and December 31, 2022.

(b)     When delivered pursuant to Section 7.4, the Closing Company Audited Financial Statements and the Interim Financial Statements, in each case, will (i) fairly present in all material respects the consolidated financial position of the Group, as at the respective dates thereof, and the consolidated results of its operations, its consolidated incomes, its consolidated changes in shareholders’ equity (with respect to the Closing Company Audited Financial Statements only) and its consolidated cash flows for the respective periods then ended (subject, in the case of the Interim Financial Statements to normal year-end adjustments and the absence of footnotes), (ii) except for the Interim Financial Statements, be prepared in conformity with GAAP, applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and, in the case of the Interim Financial Statements, the absence of footnotes or the inclusion of limited footnotes), (iii) be prepared from, and are in accordance in all material respects with, the books and records of the Group, (iv) except for the Interim Financial Statements, when delivered by the Company for inclusion in the Registration Statement for filing with the SEC following the date of this Agreement in accordance with Section 7.4, will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates thereof, and (v) except as expressly disclosed in the Financial Statements, not be affected to a material extent by any unusual, exceptional or non-recurring items that would or might make the financial position or results of operations of the Group as disclosed in such Financial Statements misleading or deceptive.

(c)      The Company maintains a system of internal accounting controls, which is sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, and (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP. In the past three (3) years, none of the Group nor, to the knowledge of the Company, an independent auditor of the Group, has identified or been made aware in writing of (x) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Group, except as disclosed in Section 5.8(c)(x) of the Company Disclosure Letter, (y) any fraud, whether or not material, that involves the Group’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Group, or (z) to the knowledge of the Company, any allegation, assertion or claim regarding any of the foregoing.(d)   All notes and accounts receivable of the Company are reflected properly on its books and records, are valid receivables subject to no setoffs or counterclaims, and are current and collectible subject to the reserve for bad debts set forth on the most recent balance sheet included in the Financial Statements as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company. The accounts payable and accruals of the Company have arisen in bona fide arm’s-length transactions in the ordinary course of business, and the Company has been paying its accounts payable as and when due.(e)             The Group is not a party to, and does not have any commitment to become a party to, any material off-balance sheet partnership or any similar Contract or arrangement, including any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).

5.9    Undisclosed Liabilities. Except as disclosed in Section 5.9 of the Company Disclosure Letter, there is no other material liability, debt, obligation or guarantee of, or material claim or judgement against, the Group or Merger Sub (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated or due or to become due), except for liabilities, debts, obligations, guarantees, claims or judgements (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Financial Statements in the ordinary course of business, consistent with past practice, of the Company or (c) that will be discharged or paid off prior to or at the Closing

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5.10  Litigation and Proceedings. Except as disclosed in Section 5.10 of the Company Disclosure Letter, in the past three (3) years: (a) there have been and there are no initiated, pending or, to the knowledge of the Company, threatened Actions, or other proceedings at law or in equity (collectively, “Legal Proceedings”) against the Group or Merger Sub, or their respective properties or assets (including their respective Intellectual Property), or any of the directors (where the director is a corporate person, its corporate director representative) or executive officers of any of the Group or Merger Sub in their capacity as such and related to the Group’s business; (b) other than examinations conducted in the ordinary course of a Governmental Authority’s generally applicable supervisory jurisdiction, no investigations, audits or other inquiries have been initiated, are pending, or, to the knowledge of the Company, have been threatened in writing against, the Group or Merger Sub, or their respective properties or assets (including their respective Intellectual Property) by any Governmental Authority; and (c) there is no outstanding Governmental Order imposed upon the Group or Merger Sub or any of their properties or assets (including their respective Intellectual Property), or on any of the directors (where the director is a corporate person, its corporate director representative) or executive officers of the Group related to the Group’s business, except in the foregoing clause (a), any such Legal Proceeding as would not have or reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Group, taken as a whole.

5.11  Legal Compliance.

(a)     Except as set forth on Section 5.11 of the Company Disclosure Letter, each of the Group and Merger Sub is, and for the prior three (3) years has been, in compliance in all material respects with all applicable Laws, including (i) Laws related to the prevention of money laundering and economic sanctions, Personal Information Laws and Policies, (ii) Laws related to cross-border investment and foreign exchange and Laws related to cybersecurity and data privacy, and (iii) Laws relating to the Company for being a Cayman Islands exempted company limited by shares, including but not limited to the Cayman Companies Act and any regulations promulgated thereunder. The Group maintains a program of policies, procedures and internal controls reasonably designed and implemented to ensure compliance with applicable Law in all material respects. As of the date hereof and during the three (3) years preceding the date of this Agreement, neither the Group nor, to the knowledge of the Company, any of its executive officers or directors (where the director is a corporate person, its corporate director representative) thereof acting in such capacity, has received any written notice of, or been charged with, the violation of any Laws, except where such violation would not have a Company Material Adverse Effect.

(b)     The Group and Merger Sub (i) are, and have been for the past three (3) years, in compliance in all material respects with all Anti-Money Laundering Laws, International Trade Laws and Sanctions Laws, and (ii) have obtained all material licenses, consents, notices, waivers, approvals, orders, registrations, declarations or other authorizations from, and have made any material filings with, any applicable Governmental Authority for the import, export, re-export, deemed export, deemed re-export or transfer required under the International Trade Laws and Sanctions Laws (the “Export Approvals”). As of the date hereof, there are no pending or, to the knowledge of the Company, threatened, claims, complaints, charges, investigations, voluntary disclosures or Actions against the Group related to any Anti-Money Laundering Laws, International Trade Laws or Sanctions Laws or any Export Approvals. Neither the Group nor any of its directors (where the director is a corporate person, its corporate director representative) or executive officers, or, to the knowledge of the Company, employees or any of the Group’s agents, representatives or other Persons acting on behalf of the Group, (i) is, or has during the past three (3) years, been a Sanctioned Person or (ii) has transacted business directly or knowingly indirectly with any Sanctioned Person or in any Sanctioned Country.

5.12  Contracts; No Defaults.

(a)     Section 5.12(a) of the Company Disclosure Letter contains a listing of all Contracts described in clauses (i) through (xvi) below to which, as of the date of this Agreement, the Group is a party or by which it is bound, other than a Company Benefit Plan. True, correct and complete copies of the Contracts listed in Section 5.12(a) of the Company Disclosure Letter have previously been delivered to or made available to SPAC or its agents or representatives, together with all amendments thereto:

(i)     any Contract with any of the Top Customers or the Top Vendors;

(ii)    each note, debenture, Contract or other evidence of Indebtedness of the Group, including any agreement or commitment for future loans, credit or financing, in each case, in excess of US$250,000;

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(iii)   each Contract for the acquisition of any Person or any business unit thereof or the disposition of any material assets of the Group in the last three (3) years, in each case, involving payments in excess of US$200,000 other than Contracts in which the applicable acquisition or disposition has been consummated, and there are no liabilities of the Group remaining or obligations of the Group ongoing;

(iv)   each lease, rental or occupancy agreement, license, installment and conditional sale agreement and other Contract that provides for the ownership of, leasing of, title to, use of or any leasehold or other interest in any real or personal property and involves aggregate payments in excess of US$100,000 in any calendar year;

(v)    each Contract involving the formation of a joint venture, partnership or strategic alliance involving payments of an amount of over US$200,000;

(vi)   without prejudice to and without duplication of Section 5.12(a)(ii), Contracts (other than employment agreements, indemnification agreements, employee confidentiality and invention assignment agreements, equity or equity incentive documents, or any other agreement of similar nature entered into in the ordinary course with employees or Governing Documents) between the Group, on the one hand, and Affiliates of the Group, the directors and executive officers of the Group and the members or shareholders of the Company, in each case, in an amount over US$100,000 in the case of any Contract between the Group and any director or executive officer of the Group, or in an amount over US$700,000 in the case of any other Contract under this Section 5.12(a)(vi) (collectively, “Affiliate Agreements”);

(vii)  Contracts with each current employee or individual consultant or other individual service provider to the Group that provide annual base compensation (excluding bonus and other benefits) in excess of US$100,000;

(viii) Contracts with any employee or consultant of the Group that provide for change in control, severance, termination, retention or similar payments or benefits contingent upon, accelerated by or triggered by the consummation of the Transactions;

(ix)   any collective bargaining (or similar) agreement or Contract between the Group, on one hand, and any labor union, works council or other body representing employees of the Group, on the other hand, other than as required by applicable Laws of the relevant jurisdictions;

(x)    each Contract (including license agreements, coexistence agreements, and agreements with covenants not to sue) related to use of Intellectual Property by or of the Group and material to the business of the Group (other than nonexclusive licenses (A) to use unmodified, commercially available off-the-shelf software that does not include negotiated terms and have a replacement cost and annual license fee of less than US$100,000 per each such Contract or (B) granted to end users and service providers in the ordinary course of business, including incidental trademark licenses ancillary to marketing, printing or advertising Contracts);

(xi)   each Contract that, as a result of the execution and delivery of this Agreement or the consummation of the Transactions, will require (or purports to require) the Group to grant any license or other right with respect to any of its Intellectual Property;

(xii)  Contracts containing covenants of the Group (A) prohibiting or limiting the right of the Group to engage in or compete with any Person in any line of business in any material respect or (B) prohibiting or restricting the Group’s ability to conduct their business with any Person in any geographic area in any material respect, in each case, in an amount of over US$200,000;

(xiii) any Contract that (A) grants to any Person any “most favored nation” or similar rights, (B) grant exclusivity to any Person in respect of any geographic location, any customer or any product or service, (C) requires the purchase of all or a given portion of the Group’s requirements for products or services from any Person, or any other similar provision, (D) grants to any Person price guarantees for a period greater than one (1) year from the date of this Agreement and requires aggregate future payments to the Group in excess of US$200,000 in any calendar year;

(xiv) Contracts (A) relating to the acquisition, issuance, voting, registration, sale or transfer of any Company Ordinary Shares or (B) providing any person or entity with any preemptive right, right of participation, right of maintenance or any similar right with respect to any Company Ordinary Shares;

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(xv)  Contracts granting to any Person (other than the Group) a right of first refusal, first offer or similar right to purchase or acquire exclusive rights or ownership with respect to any service, product or Intellectual Property of the Group or to purchase or acquire equity interests in the Group;

(xvi) Contracts that (A) involve any capital commitment or capital expenditure of US$200,000 (or the equivalent in other currencies) or more, in the aggregate, or (B) require performance by the Group more than one (1) year from the date hereof that, in each of the case of clauses (A) and (B), are not terminable by the Group without premium or penalty on notice of sixty (60) calendar days or less;(xvii)  Government Contracts that involve payments by the Group in an amount of over US$100,000; and

(xviii)   any outstanding written commitment to enter into any Contract of the type described in clauses (i) through (xv) of this Section 5.12(a).

(b)     All of the Contracts listed pursuant to Section 5.12(a) of the Company Disclosure Letter are (i) in full force and effect, (ii) represent the legal, valid and binding obligations of the Group and, to the knowledge of the Company, represent the legal, valid and binding obligations of the counterparties thereto, and (iii) except as set forth on Section 5.12(b) of the Company Disclosure Letter, none of the Top Customers or Top Vendors has, as of the date of this Agreement, notified the Group in writing, or to the Company’s knowledge, verbally (A) that it will terminate, cancel, and adversely modify any of its existing business with the Group (other than due to the expiration of an existing contractual arrangement, or modifications in the ordinary course of business that do not adversely affect the Group in any material respect) or (B) that it is, or to the knowledge of the Company, otherwise involved in or threatening a material dispute with the Group or its businesses. The Group has performed in all material respects all of its obligations required to be performed by it to date under such Contracts listed pursuant to Section 5.12(a) and neither the Group, nor, to the knowledge of the Company, any other Party thereto is in material breach of or default under any such Contract. The Group has not received any written notice of termination or material breach of or default under any such Contract, and no event has occurred which, individually or together with other events, would reasonably be expected to result in a material breach of or a default under any such Contract by the Group or, to the knowledge of the Company, any other Party thereto (in each case, with or without notice or lapse of time or both).

5.13  Company Benefit Plans.

(a)      Except as disclosed in Section 5.13(a) of the Company Disclosure Letter, or as would not be material to the business of the Group taken as a whole, each Company Benefit Plan (i) has been established, operated and maintained in compliance with its terms and with applicable Law in all material respects, (ii) has been registered and has been maintained in good standing with applicable regulatory authorities and, to the knowledge of the Company, no event has occurred since the date of the most recent approval or application therefor relating to any such Company Benefit Plan that would reasonably be expected to adversely affect any such approval or good standing, and (iii) required to be fully funded or fully insured, is fully funded or fully insured, including any back-service obligations, on an ongoing and termination or solvency basis (determined using reasonable actuarial assumptions) in compliance with applicable Laws. All contributions or other amounts payable by the Group with respect to each Company Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with the applicable accounting standard.

(b)     With respect to each Company Benefit Plan, as of the date hereof, no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened, and to the knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such actions, suits or claims.

(c)     No Company Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Group for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable Law, (ii) death benefits under any “pension plan,” as applicable, or (iii) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary). To the knowledge of the Company, no condition exists that would prevent the Group from amending or terminating any Company Benefit Plan providing health or medical benefits in respect of any active employee of the Group (other than in accordance with the applicable Company Benefit Plan).

(d)     Except as expressly provided under this Agreement, neither the execution of this Agreement, nor the consummation of the Transactions (whether alone or in connection with any additional or subsequent events such as a termination of employment), will (i) entitle any current or former director, employee or consultant of the Group to

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material compensation in the form of a severance payment or similar payment, (ii) accelerate the time of payment or vesting or result in any payment or funding of material compensation or material benefits under, increase any material amount payable or result in any other material obligation pursuant to, any of the Company Benefit Plans, (iii) directly or indirectly cause the Group to transfer or set aside any assets to fund any material benefits under any Company Benefit Plan, (iv) otherwise give rise to any material liability under any Company Benefit Plan, or (v) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Company Benefit Plan on or following the Merger Effective Time.

5.14  Labor Relations; Employees.

(a)     Except as set forth in the Section 5.14(a) of the Company Disclosure Letter and except as required by the applicable Laws, the Group is not and has never been a party to or bound by any collective bargaining agreement, or any similar agreement, Contract or arrangement with a labor union, trade union or other organization or body involving any of its employees or employee representatives, and no such agreement is being or has been negotiated by the Group, and no other labor union, works council or any other employee representative body has requested or, to the knowledge of the Company, has sought to represent any of the employees of the Group. Except as required by the applicable Laws, there has been no labor organization activity involving any employees of the Group. Except as required by the applicable Laws, the Group is not and has never been a member of any employers’ association or organization. The Group has never had any strike, slowdown, work stoppage, lockout or other material labor dispute against or affecting the Group or question concerning representation, by or with respect to any of the Group’s employees.

(b)      Except as disclosed in Section 5.14(b) and except as would not be material to the business of the Group taken as a whole, there are no complaints, charges or claims against the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened in writing to be brought by or filed with any Governmental Authority or otherwise based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any individual by the Company or any of its Subsidiaries.

(c)     Except as set forth on Section 5.14(c) of the Company Disclosure Letter, as of the date hereof and during the three (3) years preceding the date of this Agreement, the Group has never received (i) written notice of any unfair labor practice charge or complaint before any Governmental Authority against it, (ii) written notice of any complaints, grievances or arbitrations arising out of any collective bargaining agreement or any other complaints, grievances or arbitration procedures against it, (iii) written notice of any charge or complaint with respect to or relating to it before any Governmental Authority responsible for the prevention of unlawful employment practices, (iv) written notice of the intent of any Governmental Authority responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration or occupational safety and health Laws to conduct an investigation with respect to or relating to it or notice that such investigation is in progress, or (v) written notice of any complaint, lawsuit or other proceeding in any forum by or on behalf of any present or former employee of it, any applicant for employment or classes of the foregoing alleging breach of any express or implied Contract of employment, any applicable Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship, and with respect to each of clauses (i) through (v) herein, no such matters are pending or to the knowledge of the Company, threatened in writing.

(d)     Except as set forth on Section 5.14(d) of the Company Disclosure Letter, the Group is, and has during the three (3) years preceding the date of this Agreement been, in material compliance with all applicable Laws respecting labor, employees and employment issues, including, but not limited to, all Laws respecting terms and conditions of employment, termination of employment, occupational health and safety, wages and hours, overtime and overtime payment, holiday pay and the calculation of holiday pay, employee classification (with respect to both exempt vs. non-exempt status and employee vs. independent contractor and worker status), child labor, privacy issues, fringe benefits and employment practices, immigration, employment discrimination, harassment, disability rights or benefits, pay slips, equal opportunity and equal pay, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues, unemployment insurance, social security (or similar) and housing allowance fund.

(e)     To the knowledge of the Company, no executive officer intends to terminate his or her employment.

(f)      The Group has complied in all material respects with their respective obligations under applicable Law or any agreement with a labor union, works council or any other employee representative body to inform, consult with and/or obtain consent from any such entity.

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(g)    The Group is not party to a settlement agreement with a current or former officer, employee or independent contractor of the Group that involves allegations relating to sexual or other harassment, sexual misconduct or discrimination by any employee or officer of the Group. To the knowledge of the Company, no allegations of sexual or other harassment, sexual misconduct or discrimination have been made or documented in writing against any employee or officer of the Group.

5.15  Taxes. Except as set forth in Section 5.15 of the Company Disclosure Letter:

(a)     All material Tax Returns required to be filed by or with respect to the Group have been timely filed (taking into account any extensions) and such Tax Returns are true, correct and complete in all material respects. All material Taxes due and payable by the Group (whether or not shown on any Tax Return) have been or will be timely paid, except with respect to matters being contested in good faith by appropriate proceeding and with respect to which adequate reserves have been made in accordance with GAAP.

(b)     No material deficiencies for any Taxes that are currently outstanding with respect to any Tax Returns of the Group have been asserted in writing by, and no written notice of any action, audit, assessment or other proceeding, in each case that is currently pending, with respect to such Tax Returns or any Taxes of the Group has been received from, any Tax authority, and no dispute or assessment relating to such Tax Returns or such Taxes with any such Tax authority is currently outstanding.

(c)     Within the past three (3) years, no material claim that is currently outstanding has been made in writing by any Governmental Authority in a jurisdiction where a Group Company does not file Tax Returns of a particular type that such Group Company is or may be subject to taxation of such particular type by that jurisdiction and the Company does not otherwise have knowledge of any such claim.

(d)     There are no liens for material Taxes (other than such liens that are Permitted Liens) upon the assets of the Group.

(e)     The Group is in compliance with all terms and conditions of any material Tax incentives, exemption, holiday or other material Tax reduction agreement or order of a Governmental Authority applicable to the Group, and to the knowledge of the Company, the consummation of the Transactions will not have any material adverse effect on the continued validity and effectiveness of any such material Tax incentives, exemption, holiday or other material Tax reduction agreement or order.

(f)      The Company is not subject to Tax in a country other than the country of its incorporation or formation solely by virtue of having a permanent establishment in such other country.

(g)     Except as contemplated by this Agreement, the Group has not taken any action (nor permitted any action to be taken), and the Group is not aware of any facts or circumstances, that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment.

(h)     The Company is and since its formation has been treated as a foreign corporation (within the meaning of the Code) for U.S. federal and applicable state and local income tax purposes.

5.16  Brokers’ Fees. Except as set forth on Section 5.16 of the Company Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by the Group or any of its Affiliates for which SPAC or the Group has any obligation.

5.17  Insurance. Section 5.17 of the Company Disclosure Letter contains a list of all policies or binders of property, fire and casualty, product liability, workers’ compensation and other forms of insurance held by, or for the benefit of, the Group as of the date of this Agreement. True, correct and complete copies of such insurance policies as in effect as of the date hereof have previously been made available to SPAC. All such policies are in full force and effect, all premiums due have been paid, and no notice of cancellation or termination has been received by the Group with respect to any such policy. No insurer has denied or disputed coverage of any claim under an insurance policy.

5.18     Permits. Except as set forth in Section 5.18 of the Company Disclosure Letter, the Group has obtained, and maintained, and will hold immediately following the Closing, all material Permits required to permit the Group to own, operate, use and maintain their assets in the manner in which they are now operated and maintained and to conduct the

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business of the Group as currently conducted. Each material Permit held by the Group is and has been valid, binding and in full force and effect and to the knowledge of the Company, there is no act, fact, or omission that may threaten the validity and/or result in the revocation, suspension, termination, modification, impairment, or non-renewal of any such Permit. Within the past three (3) years, the Group: (a) is not and has not been in default or material violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or material violation) in any material respect of any term, condition or provision of any material Permit to which it is a party; (b) is not or has not been the subject of any pending or, to the knowledge of the Company, threatened Action by a Governmental Authority seeking the revocation, suspension, termination, modification, or impairment of any material Permit; and (c) has not received any written notice that any Governmental Authority that has issued any material Permit intends to cancel, terminate, or not renew any such material Permit, except to the extent such Permit may be amended, replaced or reissued as a result of and as necessary to reflect the Transactions.

5.19  Equipment and Other Tangible Property.

(a)     The Group owns and has good title to, and has the legal and beneficial ownership of or a valid leasehold interest in or right to use by license or otherwise, all material machinery, equipment and other tangible property reflected on the books of the Group as owned by the Group, free and clear of all Liens other than Permitted Liens. All material personal property and leased personal property assets of the Group are structurally sound and in good operating condition and repair (ordinary wear and tear expected) and are suitable for their present use.

(b)     Section 5.19(b) of the Company Disclosure Letter contains a list of all material Liens over the Group’s assets granted by the Group in favor of any Person (other than the Group) as of the date of this Agreement. True, correct and complete copies of security documents granting such Liens (“Company Security Documents”) have previously been made available to SPAC. The Group has complied in all material respects with the terms of all Company Security Documents, and all such Company Security Documents are valid and binding in accordance with their respective terms and in full force and effect, and there is not under any such Company Security Documents any material default by the Group.

5.20  Real Property.

(a)     Section 5.20(a) of the Company Disclosure Letter sets forth a true, correct and complete list as of the date of this Agreement of all Leased Real Property and all Real Property Leases (as hereinafter defined) pertaining to such Leased Real Property. With respect to each parcel of Leased Real Property:

(i)     The Group holds a good and valid leasehold estate in such Leased Real Property, free and clear of all Liens, except for Permitted Liens.

(ii)    The Group’s possession and quiet enjoyment of the Leased Real Property under such Real Property Leases has not been materially disturbed.

(iii)   The Group has delivered to SPAC true, correct and complete copies of all leases, lease guaranties, subleases, and agreements for the leasing, use or occupancy of, or otherwise granting a right in or to the Leased Real Property by or to the Group, including all amendments thereof (collectively, the “Real Property Leases”), and none of such Real Property Leases have been modified in any material respect following the date of this Agreement, except in accordance with this Agreement or in the ordinary course of business.

(iv)   The Group is in material compliance with all Liens, encumbrances, easements, restrictions, and other matters of record affecting the Leased Real Property, and the Group has not received any notice alleging any material default or breach under any of such Liens, encumbrances, easements, restrictions, or other matters and, to the knowledge of the Company, no material default or breach, nor any event that with notice or the passage of time would result in a material default or breach, by any other contracting parties has occurred thereunder. To the knowledge of the Company, there are no material disputes with respect to such Real Property Leases.

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(v)    As of the date of this Agreement, no party, other than the Group and its employees, has any right to use or occupy the Leased Real Property or any portion thereof.(vi)   The Group has not received written notice of any current condemnation proceeding or proposed similar Action or agreement for taking in lieu of condemnation with respect to any portion of the Leased Real Property.

(b)     Section 5.20(b) of the Company Disclosure Letter sets forth a complete list, including an address and description, of all real property owned in fee by the Group (“Owned Real Property”). Except as disclosed in Section 5.20(b) of the Company Disclosure Letter, with respect to Owned Real Property: (i) the Group has good and marketable indefeasible fee simple title, free and clear of all Liens (other than Permitted Liens); (ii) the Group has not leased, licensed or otherwise granted to any Person the right to use or occupy the Owned Real Property or any portion thereof; and (iii) there are no outstanding options, rights of first offer or rights of first refusal to purchase the Owned Real Property or any portion thereof or interest therein. With respect to each parcel of Owned Real Property:

(i)     All buildings, structures, improvements, fixtures, and building systems, included in the Owned Real Property (collectively, “Improvements”) are in good condition and repair and are sufficient for the operation of the businesses of the Group as currently conducted and intended to be conducted thereon in all material respects. There are no structural deficiencies or latent defects affecting any of the Improvements, and there are no facts or conditions affecting any of the Improvements which would, individually or in the aggregate, interfere in any material respect with the use or occupancy of the Improvements or any portion thereof in the operation of the business conducted thereon. The Group has not received any written notice from any insurance company or board of fire underwriters of any defects or inadequacies that could adversely affect the insurability of any Owned Real Property or requesting the performance of any material work or alteration with respect to any Owned Real Property. There is no pending or, to the knowledge of the Company, threatened condemnation, expropriation or other governmental taking of any part or interest in any Owned Real Property in any material respect. The current and intended use and occupancy of the Owned Real Property and the operation of the Group’s businesses as currently conducted and intended to be conducted thereon do not violate any applicable zoning law, easement, covenant, condition, restriction or similar provision in any instrument of record affecting the Owned Real Property in any material respect. To the knowledge of the Company, no fact or condition exists that could result in the termination or impairment of presently available access from adjoining public or private streets or ways or in the discontinuation of presently available sewer, water, electric, gas, telephone or other utilities or services for any Owned Real Property.

(c)     The Group does not have any outstanding obligations and/or liabilities in relation to any real property or instrument related thereto that is not an Owned Real Property, Leased Real Property or a Real Property Lease.

(d)     The development, construction and usage of construction projects and decoration projects (including construction or decoration of laboratories, research centers and other experimental facilities, etc.) owned or used by the Group as of the date hereof are conducted in compliance with applicable Laws and all material Permits thereunder have been duly obtained in accordance with applicable Laws.

5.21  Intellectual Property.

(a)     Section 5.21(a) of the Company Disclosure Letter lists each item of Intellectual Property that is registered or applied for with a Governmental Authority or a domain name registry and is owned or purported to be owned by the Group, whether applied for or registered in the United States or internationally as of the date of this Agreement (“Company Registered Intellectual Property”). The Group is the sole and exclusive beneficial and record owner of all of the items of Company Registered Intellectual Property and all unregistered Intellectual Property owned or purported to be owned by the Group (together with the Company Registered Intellectual Property, the “Company Intellectual Property”), and all such Company Intellectual Property is subsisting and, excluding any pending applications included in the Company Registered Intellectual Property, is valid and enforceable.

(b)     The Group owns, free and clear of all Liens (other than Permitted Liens), or has a valid right to use, all Intellectual Property reasonably necessary for the continued conduct of the business of the Group in substantially the same manner as such business has been operated during the twelve (12) months prior to the Closing Date.

(c)     Except as set forth on Section 5.21(c) of the Company Disclosure Letter, to the knowledge of the Company, the Group has not, within the three (3) years preceding the date of this Agreement, infringed upon, misappropriated or otherwise violated and are not infringing upon, misappropriating or otherwise violating, any Intellectual Property of any Person in any material respect, and there is no Action pending to which the Group is a

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named party, or, to the knowledge of the Company, that is threatened in writing, alleging the Group’s infringement, misappropriation or other violation of any Intellectual Property of any Person, or challenging the ownership, validity, enforceability or use of any Company Intellectual Property in any material respect.

(d)     Except as set forth on Section 5.21(d) of the Company Disclosure Letter, to the knowledge of the Company as of the date of this Agreement, (i) no Person is infringing upon, misappropriating or otherwise violating any Company Intellectual Property, and (ii) the Group has not sent to any Person within the three (3) years preceding the date of this Agreement any written notice, charge, complaint, claim or other written assertion against any Person claiming infringement or violation by or misappropriation of any Company Intellectual Property.

(e)     The Group takes, and throughout the three (3) years preceding the date of this Agreement has taken, commercially reasonable measures to protect the confidentiality of trade secrets included in the Company Intellectual Property, and there has not been in such period any material unauthorized disclosure of or material unauthorized access to same in any manner that has resulted or may result in the misappropriation of, or loss of trade secret or other rights in and to such information.

(f)       To the knowledge of the Company, no IT System contains any undisclosed or hidden device or feature designed to disrupt, disable, or otherwise impair the functioning of any software or any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device” or other malicious code or routine that permits unauthorized access or the unauthorized disablement or erasure of such or IT System or information or data (or any parts thereof) of the Group or customers or partners of the Group.

(g)     (i) The Group’s use, distribution and conveyance of (A) software included in the Company Intellectual Property, and (B) Open Source Materials, if any, is in each case in material compliance with all Open Source Licenses applicable thereto; (ii) the Group has not used, incorporated, linked, called, modified, combined, been distributed with or derived from, or has not embedded in it any Open Source Materials in any manner that requires or purports to require any Company Intellectual Property to be subject to the terms of any Copyleft License in any material respect; (iii) to the knowledge of the Company, no Person has the current or contingent right to access or possess any source code included in the Company Intellectual Property, and the Group has not disclosed, made available or provided to any Person or allowed any Person to access or use, any such source code, in each case, other than employees, contractors and consultants of the Group that have confidentiality obligations to the Group with respect to same.

(h)     Except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business of the Group taken as a whole, to the knowledge of the Company, (i) no Person who was involved in, or who contributed to, the creation or development of any Company Intellectual Property owed (at the time of such involvement or contribution) or owes any duty or rights to any Governmental Authority, or any military, university, college or other educational institution or a research center, in each case, which may affect the Group’s full ownership of or its right to use or commercialize any such Company Intellectual Property or may impose any restrictions or obligations on the Group in respect thereof; (ii) no facilities, funding or property of any military, university, college, other educational institution or research center or other Governmental Authority was received by or for the Group or used in the development of any Company Intellectual Property; and no Governmental Authority nor any military, university, college, other academic institution or research center owns, purports to own, has any other rights in or to, or any option to obtain any rights in or to, any Company Intellectual Property.

(i)      Each Person who has contributed to the creation or development of any Company Intellectual Property has executed and delivered a valid and enforceable written agreement, pursuant to which such Person has assigned to the Group all of such Person’s rights, title and interest in and to all such Company Intellectual Property and waived any and all rights to royalties or other consideration or non-assignable rights with respect to all such Company Intellectual Property. To the knowledge of the Company, no such Person is in violation of any such agreement.

5.22  Privacy and Cybersecurity.

(a)     Except as set forth on Section 5.22(a) of the Company Disclosure Letter, the Group maintains and has maintained appropriate, and is in material compliance with, as applicable, and during the three (3) years preceding the date of this Agreement has maintained appropriate, and been in material compliance with, as applicable, (i) all applicable Laws, rules, policies, standards and requirements of applicable industry and self-regulatory organizations, (ii) the Group’s policies (the “Privacy Policies”), and (iii) the Group’s contractual obligations, in each case, concerning

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cybersecurity, Personal Information (and the collection, processing, sharing, storage, use, disclosure, retention, disposal, transfer and/or protection of same (collectively, “Processing”)), data privacy and security and the security of the IT Systems (collectively, clauses (i)(iii), “Personal Information Laws and Policies”), including without limitation any applicable Laws relating to transferring Personal Information and other data outside of PRC. There are not and have not been any Actions by any Person (including any Governmental Authority) pending to which the Group is a named party or threatened in writing against the Group alleging a violation of any Personal Information Laws and Policies, and there have been no such Actions brought against the Group. The Group has not received any written notice from any Person relating to an alleged violation of Personal Information Laws and Policies.

(b)     (i) The IT Systems are in good repair and operating condition and are sufficient (including with respect to working condition, performance and capacity) for the purposes of the business of the Group as currently conducted; (ii) there have been no breaches, unauthorized uses of or unauthorized access to, breakdowns, malfunctions, persistent substandard performance, data losses, failures or other defects in the IT Systems (or the data processed thereby), or any other incident that caused any disruption to or interruption in or to the use of such IT Systems or the conduct of the business of the Group in any material respect other than those that were resolved without material cost, liability or the duty to notify any Person; (iii) the Group takes, and has taken, commercially reasonable, appropriate and legally compliant measures designed to protect confidential, sensitive or Personal Information processed by the Group against unauthorized access, use, modification, loss, disclosure or other misuse, including through administrative, technical and physical safeguards, and the Group has timely and reasonably remediated and addressed any and all material audit findings related to the IT Systems; (iii) the Group has not (A) experienced any incident in which such information or any other proprietary information was stolen, lost or improperly accessed, destructed without authorization, processed, modified or disclosed in any material respect, including in connection with a breach of security, or (B) received any written notice or complaint or Action from any Person (including any Governmental Authority) with respect to any of the foregoing, nor has any such notice or complaint or Action been threatened in writing against the Group.

5.23  Environmental Matters.

(a)     The Group is and has been in material compliance with all Environmental Laws.

(b)     There has been no release of any Hazardous Materials by the Group (i) at, in, on or under any Leased Real Property or in connection with the Group’s operations off-site of the Leased Real Property or (ii) to the knowledge of the Company, at, in, on or under any formerly owned or Leased Real Property during the time that the Group owned or leased such property or at any other location where Hazardous Materials generated by the Group have been transported to, sent, placed or disposed of.

(c)     The Group is not subject to any current Governmental Order relating to any material non-compliance with Environmental Laws by the Group or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials.

(d)     No material Action is pending or, to the knowledge of the Company, threatened with respect to the Group’s compliance with or liability under Environmental Laws, and, to the knowledge of the Company, there are no facts or circumstances which could reasonably be expected to form the basis of such an Action.

5.24  Absence of Changes. Since the date of the most recent balance sheet included in the Financial Statements, (i) except for the Transactions, the business of the Group has been conducted in all material respects, in the ordinary course of business, and (ii) no action has been taken with respect to the Group or its businesses which, if taken after the date of this Agreement and prior to the Closing, would constitute a material violation of Section 7.1. From the date of the most recent balance sheet included in the Financial Statements to the date of this Agreement, there has been no Company Material Adverse Effect.

5.25  Registration Statement, Proxy Statement and Proxy Statement/Prospectus. On the effective date of the Registration Statement, the Registration Statement, and when first filed in accordance with Rule 424(b) and/or filed pursuant to Section 14A, the Proxy Statement and the Proxy Statement/Prospectus (or any amendment or supplement thereto), shall comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act. On the effective date of the Registration Statement, the Registration Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. On the date of any filing pursuant to Rule 424(b) and/or Section 14A, the date

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the Proxy Statement/Prospectus and the Proxy Statement, as applicable, is first mailed to the SPAC Shareholders and certain of the Company’s shareholders, as applicable, and at the time of the SPAC Shareholders’ Meeting, the Proxy Statement/Prospectus and the Proxy Statement, as applicable, (together with any amendments or supplements thereto) will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding anything herein to the contrary (including any representations and warranties set forth in this Article V), the Company makes no representations or warranties as to the information contained in or omitted from the Registration Statement, Proxy Statement or the Proxy Statement/Prospectus in reliance upon and in conformity with information furnished in writing to the Company by or on behalf of SPAC specifically for inclusion in the Registration Statement, Proxy Statement or the Proxy Statement/Prospectus. In the event there is any tax opinion, comfort letter or other opinion required to be provided in connection with the Registration Statement, notwithstanding anything to the contrary, neither this provision nor any other provision in this Agreement shall require counsel to the Company or its tax advisors to provide an opinion that the Merger qualifies as a transaction described in Section 368(a) of the Code or otherwise qualifies for the Intended Tax Treatment.

5.26  Top Customers and Top Vendors.

(a)     Section 5.26(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the top ten (10) customers (the “Top Customers”) and the top ten (10) vendors (the “Top Vendors”) of the Group, in each case, based on the aggregate Dollar value of the Group’s transaction volume with such counterparty during the trailing twelve (12) months for the period ending December 31, 2023.

(b)     None of the Top Customers or Top Vendors has informed in writing any of the Group that it will, or to the knowledge of the Company, has threatened to, terminate, cancel or materially limit or adversely modify any of its existing business with the Group (other than due to the expiration of an existing contractual arrangement), and to the knowledge of the Company, none of the Top Customers or Top Vendors is otherwise involved in or threatening a material dispute against the Group or its businesses.

5.27  Absence of Certain Business Practices and Anti-corruption Compliance.

(a)     For the past three (3) years: (a) the Group and to the knowledge of the Company, its directors (where the director is a corporate person, its corporate director representative) and executive officers, are in compliance with all applicable Specified Business Conduct Laws in all respects and are not engaged nor have they engaged in any activity that would reasonably be expected to result in the Group becoming the subject or target of any Sanctions Laws; and (b) the Group has not: (i) received written notice of, or made a voluntary, mandatory or directed disclosure to any Governmental Authority relating to, any actual or potential violation of any Specified Business Conduct Law; or (ii) been a party to or the subject of any pending or threatened in writing Actions or any investigation by or before any Governmental Authority related to any violation of any Specified Business Conduct Law. As of the date hereof and during the three (3) years preceding the date of this Agreement, none of the Group, nor to the knowledge of the Company, any of its directors (where the director is a corporate person, its corporate director representative) and executive officers: (x) is the subject or target of any Sanctions Law; or (y) has used any funds, loaned, contributed or otherwise facilitated the activities of any Person that is the target of or controlled by a target of an applicable Sanctions Law.

(b)     For the past three (3) years, neither the Group, nor to the knowledge of the Company, any director (where the director is a corporate person, its corporate director representative), executive officer, has offered or given anything of value to (i) any official, executive, officer employee, or any other person acting in an official capacity for or on behalf of a Governmental Authority (including, but not limited to, any director, officer, employee, or agent of a wholly or partially government-owned or government-controlled enterprise) or public international organization, any political party or official thereof, or any candidate for political office or (ii) any other Person, in any such case while knowing that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any official, executive, officer, employee, or any other person acting in an official capacity for or on behalf of a Governmental Authority (including, but not limited to, any director, officer, employee, or agent of a wholly or partially government owned or government controlled enterprise) or public international organization, any political party or official thereof, or any candidate for political office, in each case in violation of the Specified Business Conduct Laws.

(c)     The Group has instituted and maintains policies, procedures, and controls reasonably designed to ensure compliance in all material respects with the Specified Business Conduct Laws.

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(d)     The operations of the Group are and have been conducted at all times in material compliance with applicable financial recordkeeping and reporting requirements, applicable money laundering and terrorism financing statutes in all relevant jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority.

(e)     There are no current or pending internal investigations, third-party investigations (including by any Governmental Authority), or internal or external audits that address any material allegations or information concerning possible material violations of the Specified Business Conduct Laws related to the Group.

(f)      There are no whistleblower reports, allegations, or any other information concerning possible material violations of the Specified Business Conduct Laws related to the Group.

5.28  Government Contracts; Government Grants.

(a)     (i) The Group is, and has been, in compliance with all applicable government procurement Laws in connection with every Contract with a Governmental Authority in all material respects, whether for the procurement of goods or services, to which they are a party (“Government Contract”) or to which they bid within the framework of a public tender (“Bid”); (ii) without limiting the foregoing, the Group is and has been in compliance with all material terms and conditions of all Government Contracts and Bids, and all representations made within the framework of a Government Contract or Bid were current, accurate and complete in all material respects when made; (iii) to the Company’s knowledge, no allegation has been made, either in writing or orally, that the Group has acted in violation of a Government Contract or Bid or was in breach of any applicable government procurement Laws; (iv) the Group has not, and, to the Company’s knowledge, nor has any director (where the director is a corporate person, its corporate director representative), executive officer been, (A) under administrative, civil or criminal investigation, audit or indictment with respect to any alleged irregularity, misstatement or omission regarding a Government Contract or Bid or (B) has been suspended or debarred from placing a Bid or entering a Government Contract; and (v) to the Company’s knowledge, no Governmental Authority or prime contractor, subcontractor or supplier has asserted any claim or initiated dispute resolution proceedings against the Group in connection with a Government Contract or Bid.

(b)     The Governmental Grants to the Group, if any, are granted in material compliance with applicable Laws and the Group is in material compliance with the terms and conditions of those Governmental Grants. The Group is not obliged to return or refund any Governmental Grant which it has already received, and to the knowledge of the Company, no fact or event has occurred that would reasonably be expected to cause the Group to return or refund any Governmental Grant which it has already received.

5.29  Sufficiency of Assets. The tangible and intangible assets owned, licensed or leased by the Group constitute all of the assets necessary for the continued conduct of the business of the Group after the Closing in the ordinary course. Notwithstanding the foregoing, this Section 5.29 shall not be deemed a representation or warranty regarding non-infringement, validity or enforceability of Intellectual Property.

5.30  Company Related Parties. Except as set forth in the Financial Statements (including the notes thereto pertaining to related party transactions) or Section 5.30 of the Company Disclosure Letter, no Company Shareholder, Affiliate of the Group, director or executive officer of the Group or any immediate family member of the foregoing (a) is a party to any Contract, or has otherwise entered into any transaction, understanding or arrangement, with the Group, or (b) owns any material property or material right, tangible or intangible, which is used by the Group.

5.31  Financial Assistance. The Group has not applied for a loan, loan guarantee, direct loan or other investment, or to receive any financial assistance or relief (howsoever defined) under any program or facility (collectively “Financial Assistance”): (i) that is established by any Governmental Authorities, and (ii) (a) that requires under Law (or any regulation, guidance, interpretation or other pronouncement of a Governmental Authority with jurisdiction for such program or facility) as a condition of such Financial Assistance, that the Group agree, attest, certify or warrant that it has not, as of the date specified in such condition, repurchased, or will not repurchase during a specified period, any equity security of the Company or of any Affiliate of the Group, and/or that it has not, as of the date specified in such condition, made a dividend or other capital distribution or will not make a dividend or other capital distribution during a specified period, or (b) where the terms of this Agreement would cause the Group under any circumstances to fail to satisfy any condition for application for or receipt or retention of such Financial Assistance.

5.32  No Additional Representation or Warranties. Except as provided in this Article V, neither the Group or Merger Sub, any of their respective Affiliates, nor any of their respective directors, managers, officers, employees, equity holders, partners, members or representatives has made, or is making, any representation or warranty whatsoever

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to SPAC or its Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to SPAC or its Affiliates. Without limiting the foregoing, SPAC acknowledges that it and its advisors have made their own investigation of the Company Parties and the Group and, except as provided in this Article V, are not relying on any representation or warranty whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Group, the prospects (financial or otherwise) or the viability or likelihood of success of the business of the Group as conducted after the Closing, as contained in any materials provided by the Group or any of its Affiliates or any of their respective directors, officers, employees, shareholders, partners, members or representatives or otherwise.

Article VI
REPRESENTATIONS AND WARRANTIES OF SPAC

Except as set forth in (i) any SPAC SEC Filings filed or submitted on or prior to the date hereof (excluding any disclosures in any risk factors section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimer and other disclosures that are generally cautionary, predictive or forward-looking in nature) (it being acknowledged that nothing disclosed in such SPAC SEC Filings will be deemed to modify or qualify the representations and warranties set forth in Section 6.8, Section 6.12 and Section 1.1), or (ii) in the disclosure letter delivered by SPAC to the Company (the “SPAC Disclosure Letter”) on the date of this Agreement (each section of which, subject to Section 10.9, qualifies the correspondingly numbered and lettered representations in this Article VI), SPAC represents and warrants to the Company Parties as follows:

6.1    SPAC Organization. SPAC has been duly incorporated and is validly existing as an exempted company in good standing under the Laws of the Cayman Islands, and has the requisite corporate power and authority to own, lease and operate all of its properties and assets and to conduct its business as it is now being conducted. The Governing Documents of SPAC as amended to the date of this Agreement, previously delivered by SPAC to the Company, are in full force and effect as of the date hereof, and are true, correct and complete, and the SPAC is not in breach or violation of any provisions contained in its Governing Documents in any material respect. SPAC is duly licensed or qualified and in good standing as a foreign corporation or company in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified and in good standing, except where failure to be so licensed or qualified would not reasonably be expected to be, individually or in the aggregate, material to SPAC.

6.2    Due Authorization.

(a)     SPAC has all requisite corporate power and authority to (i) execute and deliver this Agreement and the documents contemplated hereby, and (ii) (subject to the approvals described in Section 6.7 and the SPAC Shareholder Approval) consummate the Transactions and perform all obligations to be performed by it hereunder and thereunder. The execution and delivery of this Agreement and the documents contemplated hereby to which SPAC is a party and the consummation of the Transactions have been or will be (A) duly and validly authorized and approved by the SPAC Board and (B) determined by the SPAC Board as advisable and fair to, and in the best interests of, SPAC and the SPAC Shareholders, constituting a Business Combination, and recommended for approval by the SPAC Shareholders. No other corporate proceeding on the part of SPAC is necessary to authorize this Agreement and the documents contemplated hereby to which SPAC is a party (other than the SPAC Shareholder Approval). This Agreement has been, and at or prior to the Closing, the other documents contemplated hereby to which SPAC is a party will be, duly and validly executed and delivered by SPAC, and this Agreement constitutes, assuming the due authorization, execution and delivery by the other Parties hereto, and at or prior to the Closing, the other documents contemplated hereby to which SPAC is a party will constitute, assuming the due authorization, execution and delivery by the other parties thereto, legal, valid and binding obligations of SPAC, enforceable against SPAC in accordance with their respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b)     At a meeting duly called and held, the SPAC Board has duly approved the Transactions as a Business Combination, the execution of this Agreement and the other documents contemplated hereby to which SPAC is a party by SPAC and the consummation of the Transactions in accordance with the Governing Documents of SPAC.  The SPAC Shareholder Approval is the only votes of any SPAC Securities necessary in connection with the consummation of the Transactions.

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6.3    No Conflict. Subject to the SPAC Shareholder Approval and receipt of the Governmental Approvals set forth in Section 6.7, the execution and delivery of this Agreement by SPAC and the other documents contemplated hereby by SPAC and the consummation of the Transactions do not and will not (a) violate or conflict with any provision of, or result in the breach of or default under the Governing Documents of SPAC, (b) violate or conflict with any provision of, or result in the breach of, or default under any applicable Law or Governmental Order applicable to SPAC, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract to which SPAC is a party or by which SPAC may be bound, or terminate or result in the termination of any such Contract, or (d) result in the creation of any Lien upon any of the properties or assets of SPAC, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not (i) have, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of SPAC to enter into and perform its obligations under this Agreement or (ii) be material to SPAC.

6.4    Litigation and Proceedings. There have been and there are no pending or, to the knowledge of SPAC, threatened Actions against SPAC, its properties or assets, or, to the knowledge of SPAC, any of its directors, managers, officers or employees (in their capacity as such). There have been and there are no investigations or other inquiries pending or, to the knowledge of SPAC, threatened by any Governmental Authority, against SPAC, its properties or assets, or, to the knowledge of SPAC, any of its directors, managers, officers or employees (in their capacity as such). There has been and there is no outstanding Governmental Order imposed upon SPAC, nor have been and are any assets of SPAC’s businesses bound or subject to any Governmental Order the violation of which would, individually or in the aggregate, reasonably be expected to be material to SPAC. As of the date hereof, SPAC is in compliance with all applicable Laws in all material respects. Since its incorporation on January 15, 2024, SPAC has not received any written notice of or been charged with the violation of any Laws, except where such violation has not been, individually or in the aggregate, material to SPAC.

6.5    SEC Filings. Except as set forth on Section 6.5 of the SPAC Disclosure Letter, SPAC has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed or furnished by it with the SEC since June 10, 2024, pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended since the time of their filing through the date hereof, the “SPAC SEC Filings”). Each of the SPAC SEC Filings, as of the respective date of its filing, and as of the date of any amendment, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to the SPAC SEC Filings. As of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), the SPAC SEC Filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the SPAC SEC Filings. To the knowledge of SPAC, none of the SPAC SEC Filings filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof. All documents that SPAC is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

6.6    Internal Controls; Listing; Financial Statements.

(a)     Except as not required in reliance on exemptions from various reporting requirements by virtue of SPAC’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), SPAC has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to SPAC, including its consolidated Subsidiaries, if any, is made known to SPAC’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Such disclosure controls and procedures are effective in timely alerting SPAC’s principal executive officer and principal financial officer to material information required to be included in SPAC’s periodic reports required under the Exchange Act. SPAC has

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established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of SPAC’s financial reporting and the preparation of SPAC Financial Statements for external purposes in accordance with GAAP.

(b)     Except as set forth on Section 6.6(b) of the SPAC Disclosure Letter, each director and executive officer of SPAC has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder.

(c)     Except as set forth on Section 6.6(c) of the SPAC Disclosure Letter, since June 10, 2024, SPAC has complied in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE American LLC (“NYSE”). The SPAC Class A Ordinary Shares, the SPAC Warrants and the SPAC Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NYSE. There is no Actions pending or, to the knowledge of SPAC, threatened against SPAC by NYSE or the SEC with respect to any intention by such entity to deregister the SPAC Class A Ordinary Shares, the SPAC Warrants or the SPAC Units or prohibit or terminate the listing of SPAC Class A Ordinary Share, the SPAC Warrants or the SPAC Units on NYSE.

(d)     The SPAC SEC Filings contain true and complete copies of (i) the audited balance sheet as of March 4, 2024, and audited statement of operations, cash flow and shareholders’ equity of SPAC for the period from January 15, 2024 (inception) through March 4, 2024, together with the auditor’s reports thereon (the “SPAC Financial Statements”). Except as disclosed in the SPAC SEC Filings, the SPAC Financial Statements (i) fairly present in all material respects the financial position of SPAC, as at the respective dates thereof, and the results of operations and consolidated cash flows for the respective periods then ended, (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), and (iii) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof. The books and records of SPAC have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

(e)     There are no outstanding loans or other extensions of credit made by SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SPAC. SPAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(f)      Except for otherwise disclosed in the SPAC SEC Filings, neither SPAC (including any employee thereof) nor SPAC’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by SPAC, (ii) any fraud, whether or not material, that involves SPAC’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by SPAC or (iii) any claim or allegation regarding any of the foregoing.

6.7    Governmental Authorities; Approvals. Assuming the truth and completeness of the representations and warranties of the Company Parties contained in this Agreement, no Governmental Approval is required on the part of SPAC with respect to SPAC’s execution or delivery of this Agreement or the consummation of the Transactions, except for (i) the filing of the Plan of Merger and related documentation, including without limitation, the amended and restated memorandum and articles of association of Merger Surviving Company, with the Cayman Registrar, and the publication of notification of the Merger in the Cayman Islands Government Gazette in accordance with the Cayman Islands Companies Act, and (ii) as otherwise disclosed on Section 6.7 of the SPAC Disclosure Letter or Section 5.6 of the Company Disclosure Letter.

6.8    Trust Account. As of the date of this Agreement, SPAC has at least US$86,250,000 in the Trust Account (including an aggregate of approximately $3,450,000 of deferred underwriting commissions and other fees being held in the Trust Account), such monies invested in United States government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act, or cash items, including deposits in banks, pursuant to the Investment Management Trust Agreement, dated as of June 7, 2024, between SPAC and Continental Stock Transfer & Trust Company, as trustee (the “Trustee”), as amended from time to time (the “Trust Agreement”). There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the SPAC SEC Filings to be inaccurate or that would entitle any Person (other than the SPAC Shareholders holding SPAC Ordinary Shares sold in SPAC’s initial public offering, who shall have elected to redeem their SPAC Ordinary Shares pursuant to SPAC’s Governing Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of

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the funds held in the Trust Account may be released, other than to pay Taxes and payments with respect to all SPAC Shareholder Redemptions. There are no Actions pending or, to the knowledge of SPAC, threatened with respect to the Trust Account. SPAC has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Merger Effective Time, the obligations of SPAC to dissolve or liquidate pursuant to SPAC’s Governing Documents shall terminate, and as of the Merger Effective Time, SPAC shall have no obligation whatsoever pursuant to SPAC’s Governing Documents to dissolve and liquidate the assets of SPAC by reason of the consummation of the Transactions. To SPAC’s knowledge, as of the date hereof, following the Merger Effective Time, no SPAC Shareholder shall be entitled to receive any amount from the Trust Account except to the extent such SPAC Shareholder is exercising a SPAC Shareholder Redemption. As of the date hereof, assuming the accuracy of the representations and warranties of the Company Parties contained herein and the compliance by the Company Parties with their respective obligations hereunder, SPAC does not have any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to SPAC on the Closing Date.

6.9    Investment Company Act; JOBS Act. SPAC is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” in each case within the meaning of the Investment Company Act. SPAC constitutes an “emerging growth company” within the meaning of the JOBS Act.

6.10  Absence of Changes. Since March 4, 2024, there has not been any event or occurrence that has had, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of SPAC to enter into and perform its obligations under this Agreement and the Transactions.

6.11  No Undisclosed Liabilities. Except for any Working Capital Loan and SPAC Transaction Expenses, there is no liability, debt or obligation of or claim or judgment against SPAC (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated or due or to become due), except for Indebtedness (i) reflected or reserved for on the financial statements or disclosed in the notes thereto included in SPAC SEC Filings, (ii) that have arisen since the date of the most recent balance sheet included in the SPAC SEC Filings, and (iii) under or disclosed in the Transaction Agreements, or (iv) which would not be, or would not reasonably be expected to be, material to SPAC.

6.12  Capitalization of SPAC.

(a)     As of the date of this Agreement, the authorized share capital of SPAC is US$55,100, consisting of (i) 500,000,000 SPAC Class A Ordinary Shares, of which 310,000 shares are issued and outstanding as of the date of this Agreement, excluding 8,625,000 SPAC Class A Shares subject to possible redemption, and (ii) 50,000,000 SPAC Class B Ordinary Shares, of which 2,875,000 shares are issued and outstanding as of the date of this Agreement, and (iii) 1,000,000 preference shares, par value US$0.0001 per share, of which no shares are issued and outstanding as of the date of this Agreement (clauses (i), (ii) and (iii) and SPAC Warrants (as defined below) collectively, the “SPAC Securities”). The foregoing represents all of the issued and outstanding SPAC Securities as of the date of this Agreement. All issued and outstanding SPAC Securities: (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) SPAC’s Governing Documents, and (2) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, SPAC’s Governing Documents or any Contract to which SPAC is a party or otherwise bound.

(b)     As of the date of this Agreement and subject to the terms and conditions of the Warrant Agreement and the A&R Warrant Agreement or the Assignment, Assumption and Amendment Agreement, as applicable, each SPAC Warrant will be exercisable (after giving effect to the Merger) for one (1) SPAC Class A Ordinary Share at an exercise price of eleven Dollars and fifty cents (US$11.50) per share. As of the date of this Agreement, 4,312,495 SPAC Public Warrants and 155,000 SPAC Private Placement Warrants are issued and outstanding. The SPAC Warrants are not exercisable until thirty (30) calendar days after the Closing. All outstanding SPAC Warrants: (i) have been duly authorized and validly issued and constitute valid and binding obligations of SPAC, enforceable against SPAC in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization,

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moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) SPAC’s Governing Documents and (2) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, SPAC’s Governing Documents or any Contract to which SPAC is a party or otherwise bound. Except for the Subscription Agreements, SPAC’s Governing Documents and this Agreement, there are no outstanding Contracts of SPAC to repurchase, redeem or otherwise acquire any SPAC Securities. Except as disclosed in the SPAC SEC Filings and except for the Subscription Agreements and the Registration Rights Agreement, SPAC is not a party to any shareholders agreement, voting agreement or registration rights agreement relating to SPAC Ordinary Shares or any other equity interests of SPAC.

(c)     Except as contemplated by this Agreement and the Ancillary Agreements, SPAC has not granted and does not have any obligations to grant any outstanding options, share appreciation rights, warrants, rights or other securities convertible into or exchangeable or exercisable for SPAC Securities, or any other commitments or agreements providing for the issuance of additional shares, warrants or units, the sale of treasury shares, or the repurchase or redemption of any SPAC Securities, the value of which is determined by reference to the SPAC Securities, and there are no Contracts of any kind which may obligate SPAC to issue, purchase, redeem or otherwise acquire any of its SPAC Securities, or that restrict the transfer or voting of, any capital share or share capital of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital share or share capital of, or other equity or voting interest in SPAC.

(d)     SPAC has no Subsidiaries and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. SPAC is not party to any Contract that obligates SPAC to invest money in, loan money to or make any capital contribution to any other Person.

6.13  Brokers’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by SPAC or any of its Affiliates for which SPAC or the Group has any obligation.

6.14  Business Activities.

(a)     Since formation, SPAC has not conducted any business activities other than activities related to SPAC’s initial public offering or directed toward the accomplishment of a Business Combination. Except as set forth in SPAC’s Governing Documents, or as otherwise contemplated by this Agreement or the Ancillary Agreements and the Transactions, there is no agreement, commitment, Contract or Governmental Order binding upon SPAC or to which SPAC is a party, which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of SPAC or any acquisition of property by SPAC or the conduct of business by SPAC as currently conducted or as contemplated to be conducted as of the Closing, other than such effects, individually or in the aggregate, which have not been and would not reasonably be expected to be material to SPAC.

(b)     Except for the Transactions, SPAC does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Ancillary Agreements and the Transactions, SPAC has no material interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a Business Combination.

(c)     As of the date hereof and except for this Agreement, the Ancillary Agreements and the other documents and the Transactions (including with respect to expenses and fees incurred in connection therewith), SPAC is not party to any Contract with any other Person that would require payments by SPAC after the date hereof in excess of US$50,000 in the aggregate with respect to any individual Contract, other than SPAC Transaction Expenses and Working Capital Loans.

6.15  NYSE Stock Market Quotation. The SPAC Class A Ordinary Shares and SPAC Public Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NYSE under the symbol “CHEB”. Except as set forth on Section 6.15 of the SPAC Disclosure Letter, SPAC has been and is in compliance with

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the rules of NYSE and, there has been and there is no Action or proceeding pending or, to the knowledge of SPAC, threatened against SPAC by NYSE or the SEC with respect to any intention by such entity to deregister the SPAC Class A Ordinary Shares or SPAC Public Warrants or terminate the listing of SPAC Class A Ordinary Shares or SPAC Public Warrants on NYSE. None of SPAC or its Affiliates has taken any action in an attempt to terminate the registration of the SPAC Class A Ordinary Shares or SPAC Public Warrants under the Exchange Act, except as contemplated by this Agreement.

6.16  Registration Statement, Proxy Statement and Proxy Statement/Prospectus. On the effective date of the Registration Statement, the Registration Statement, and when first filed in accordance with Rule 424(b) and/or filed pursuant to Section 14A and when first mailed to SPAC Shareholders and at the time of the SPAC Shareholders’ Meeting, the Proxy Statement and the Proxy Statement/Prospectus (or any amendment or supplement thereto), assuming the disclosures of the Company Parties and their respective Affiliates contained in the Registration Statement and Proxy Statement (together with any amendments or supplements thereto) are true, correct and complete, none of the information furnished by or on behalf of SPAC in writing specifically for inclusion in the Registration Statement or Proxy Statement will include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. All documents that SPAC is responsible for filing with the SEC in connection with the transactions contemplated by this Agreement will comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

6.17  SPAC Related Parties. Except as disclosed in Section 6.17 of the SPAC Disclosure Letter, SPAC has not engaged in any transactions or entered into any Contract with SPAC Related Parties that would be required to be disclosed in the Registration Statement or Proxy Statement. Neither SPAC nor, to the knowledge of SPAC, any other party thereto, is in breach of or in default under, and with would become a breach of or default under, any of such Contracts with SPAC Related Parties.

6.18  Tax Matters.

(a)     All material Tax Returns required to be filed by or with respect to SPAC have been timely filed (taking into account any extensions) and such Tax Returns are true and correct. All material Taxes due and payable by SPAC have been or will be timely paid, except with respect to matters being contested in good faith by appropriate proceeding and with respect to which adequate reserves have been made in accordance with GAAP.

(b)     No material deficiencies for any Taxes that are currently outstanding with respect to any Tax Returns of SPAC have been asserted in writing by, and no written notice of any action, audit, assessment or other proceeding, in each case that is currently pending, with respect to such Tax Returns or any Taxes of SPAC has been received from, any Governmental Authority, and no dispute or assessment relating to such Tax Returns or such Taxes with any such Governmental Authority is currently outstanding.

(c)     No material claim that is currently outstanding has been made in writing by any Governmental Authority in a jurisdiction where SPAC does not file Tax Returns that SPAC is or may be subject to taxation by that jurisdiction and SPAC does not otherwise have knowledge of any such claim.

(d)     There are no liens for material Taxes (other than such liens that are Permitted Liens) upon the assets of SPAC.

(e)     Except as contemplated by this Agreement, the Ancillary Agreements, or the Transactions, SPAC has not taken any action (nor permitted any action to be taken), and is not aware of any fact or circumstance, that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment.

(f)      SPAC is not subject to Tax in a country other than the country of its incorporation or formation solely by virtue of having a permanent establishment in such other country.

(g)     SPAC is and since its formation has been treated as a foreign corporation (within the meaning of the Code) for U.S. federal and applicable state and local income Tax purposes.

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(h)      SPAC is in compliance with all terms and conditions of any material Tax incentives, exemption, holiday or other material Tax reduction agreement or order of a Governmental Authority applicable to SPAC, and to the knowledge of SPAC the consummation of the Transactions will not have any material adverse effect on the continued validity and effectiveness of any such material Tax incentives, exemption, holiday or other material Tax reduction agreement or order.

6.19  Insurance. Except for directors’ and officers’ liability insurance policies as disclosed in Section 6.19 of the SPAC Disclosure Letter, SPAC does not maintain any insurance policies. True, correct and complete copies of such directors’ and officers’ liability insurance policies as in effect as of the date hereof have previously been made available to the Company Parties. All such policies are in full force and effect, all premiums due have been paid by SPAC, no notice of cancellation or termination has been received by SPAC with respect to any such policy. To the knowledge of SPAC, no insurer has denied or disputed coverage of any claim under an insurance policy.

6.20  Employees. Section 6.20 of the SPAC Disclosure Letter sets forth a true, correct and complete list of the directors, officers and employees of SPAC. Neither the Ancillary Agreements nor the consummation of the Transactions (either alone or upon the passage of time) will (i) cause any compensatory payment or benefit, including any retention, bonus, fee, distribution, remuneration, or other compensation payable to any person who is or has been an employee of or independent contractor to SPAC (other than fees paid to consultants, advisors, placement agents or underwriters engaged by SPAC in connection with its initial public offering or this Agreement and the Transactions) to increase or become due to any such person or (ii) result in forgiveness of indebtedness with respect to any director, officer and employee of SPAC.

6.21  No Additional Representation or Warranties. Except as provided in this Article VI, none of SPAC and its Affiliates, nor any of their respective directors, managers, officers, employees, shareholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to the Company Parties or their respective Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to the Company Parties or their respective Affiliates. Without limiting the foregoing, each Company Party acknowledges that it and its advisors have made their own investigation of SPAC and its Subsidiaries and, except as provided in this Article VI, are not relying on any representation or warranty whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of or any of its Subsidiaries, the prospects (financial or otherwise) or the viability or likelihood of success of the business of SPAC, and its Subsidiaries as conducted after the Closing, as contained in any materials provided by SPAC or any of its Affiliates or any of their respective directors, officers, employees, shareholders, partners, members or representatives or otherwise.

Article VII
COVENANTS

7.1    Conduct of Business by Company Parties. From the date of this Agreement through the earlier of the Closing or valid termination of this Agreement pursuant to Article IX (the “Interim Period”), the Group and Merger Sub shall, except as explicitly contemplated by this Agreement the Company Capital Restructuring or the Ancillary Agreements as set forth on Section 7.1 of the Company Disclosure Letter or as consented to by SPAC in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), operate the business of the Group in the ordinary course of business consistent with past practice, and the Group and Merger Sub shall use commercially reasonable efforts to (i) preserve its present business organizations, assets, rights, properties and goodwill in all material respects, (ii) preserve its and their present relationships with their clients, customers, suppliers, vendors, marketing, sponsors and/or other similar entities and other Persons with whom it and they have business relations in all material respects, (iii) keep available the services of its executive officers and key employees, and (iv) maintain in full force and effect its current insurance policies or comparable replacements thereof. The Company also agrees to comply in all material respects with the Laws applicable to it and its businesses, assets and employees, including (without limitation), the Specified Business Conduct Laws, and take reasonable steps to ensure that its directors and employees have and will continue to comply in all material respects with the Specified Business Conduct Laws, including implementing reasonable compliance policies to ensure that there are systems in place to deter, prevent, detect and remediate improper conduct. The Company will promptly notify SPAC in writing upon the occurrence of any material change in its business, fundamental condition or prospects. Without limiting the generality of the

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foregoing, except as set forth on Section 7.1 of the Company Disclosure Letter or as consented to by SPAC in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied) the Group and Merger Sub shall not, except as explicitly contemplated by this Agreement or the Ancillary Agreements, or required by Law:

(a)     change or amend (whether by amendment, restatement, merger, consolidation, amalgamation or otherwise) the Governing Documents of the Company or Merger Sub, or form or cause to be formed any new Subsidiary of the Company;

(b)     make, declare, set a record date for or pay any dividend or distribution to the shareholders of the Company or make, declare, set a record date for or pay any other distributions in respect of any of the Company’s capital share or equity interests other than the annual dividend distribution as approved by the annual general shareholders meeting of the Company;

(c)     subdivide, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of the Company’s capital share or equity interests;

(d)     purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital share, membership interests or other equity interests of the Company, except for the acquisition by the Company of any shares of capital share, membership interests or other equity interests of the Company in connection with the forfeiture or cancellation of such interests;

(e)     enter into, modify in any material respect, or terminate (other than expiration in accordance with its terms) any Contract of a type required to be listed on Section 5.12(a) of the Company Disclosure Letter or any Real Property Lease, other than entry into such Contract in the ordinary course of business consistent with past practice;

(f)      sell, assign, transfer, convey, lease or otherwise dispose of or subject to a Lien (other than a Permitted Lien) any material tangible assets or properties of the Group, including the Leased Real Property, except for (i) sell, assign, transfer, convey or lease material tangible assets or properties of the Group in the ordinary course of business consistent with past practice, and (ii) dispositions of obsolete or worthless equipment in the ordinary course of business;

(g)     acquire any ownership interest in any real property;

(h)     except as otherwise required by existing Company Benefit Plans or applicable Law or the Contracts listed on Section 5.12(a) of the Company Disclosure Letter, (i) grant any severance, retention, change in control or termination or similar pay, (ii) hire or terminate the employment of employees with an annual base salary of US$200,000 or more, other than terminations for cause or due to death or disability, (iii) increase the cash compensation or bonus opportunity of any employee, officer, director or other individual service provider in excess of 20% in the aggregate, except to any such individuals who are not directors or officers of the Group or in the ordinary course of business consistent with past practice, (iv) take any action to amend or waive any performance or vesting criteria or to accelerate the time of payment or vesting of any compensation or benefit payable by the Group, except in the ordinary course of business consistent with past practice, or (v) grant any equity or equity-based compensation awards;

(i)      acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof;

(j)      make any material loans or material advances to any Person in excess of US$150,000, except for (i) advances to employees, officers or independent contractors of the Group for indemnification, attorneys’ fees, travel and other expenses incurred in the ordinary course of business consistent with past practice, and (ii) payment terms for customers and suppliers in the ordinary course of business;

(k)     (i) make, change or revoke any Tax election, (ii) amend, modify or otherwise change any filed Tax Return, (iii) adopt or request permission of any taxing authority to change any accounting method for Tax purposes, (iv) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) with any Governmental Authority, (v) settle any claim or assessment in respect of any Taxes, (vi) knowingly surrender or allow to expire any right to claim a refund of any Taxes, (vii) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of any Taxes or in respect to any Tax attribute that would give rise to any claim or assessment of Taxes, or (viii) incur any material Tax liabilities outside of the ordinary course of business consistent with past practice;

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(l)      take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent, impair or impede the Intended Tax Treatment of the Transactions, or the Business Combination Transaction;

(m)    (i) incur or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or guaranty any debt securities of another Person, other than any Indebtedness or guarantee incurred in the ordinary course of business consistent with past practice and with a Person other than any Affiliate of the Group in connection with the Group’s business operations which does not exceed US$200,000; or (ii) discharge any secured or unsecured obligation or liability (whether accrued, absolute, contingent or otherwise), which individually or in the aggregate exceed US$200,000, except as otherwise contemplated by this Agreement or as such obligations become due;

(n)     issue any Company Ordinary Shares or securities exercisable for or convertible into Company Ordinary Shares or grant any additional equity or equity-based compensation;

(o)     adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company (other than the Merger);

(p)     waive, release, settle, compromise or otherwise resolve any inquiry, investigation, claim, Action, litigation or other legal proceedings, except where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than US$500,000 in the aggregate;

(q)     (i) grant to, or agree to grant to, any Person any right to or interest in any Intellectual Property that is material to the Group, (ii) sell, dispose of, abandon or permit to lapse any rights to any Intellectual Property (other than incidental non-exclusive licenses entered into in the ordinary course of business consistent with past practice), except for the expiration of Company Registered Intellectual Property that cannot be further maintained or renewed by applicable statute, or (iii) permit any material Intellectual Property to become subject to a Lien (other than a Permitted Lien);

(r)      disclose or agree to disclose to any Person (other than SPAC or any of its Representatives) any trade secret or any other material confidential or proprietary information, know-how or process of the Group, other than in the ordinary course of business consistent with past practice and pursuant to written obligations to maintain the confidentiality thereof;

(s)      make or commit to make capital expenditures other than in an amount not in excess of the amount set forth on Section 7.1(s) of the Company Disclosure Letter, in the aggregate;

(t)      manage the Group’s working capital (including paying amounts payable in a timely manner when due and payable) in a manner other than in the ordinary course of business consistent with past practice;

(u)     other than as required by applicable Law, enter into, modify, amend, renew or extend any collective bargaining agreement or similar labor agreement, or recognize or certify any labor union, works council, labor organization or group of employees of the Group as the bargaining representative for any employees of the Group;

(v)     waive the restrictive covenant obligations of any current or former employee, director or other service provider of the Group;

(w)    limit the right of the Group to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any Person;

(x)     amend in a manner materially detrimental to the Group, terminate, permit to lapse or fail to use reasonable best efforts to maintain any material Governmental Approval or material Permit required for the conduct of the business of the Group; or

(y)     enter into any agreement to do any action prohibited under this Section 7.1.

7.2    SPAC Conduct of Business. During the Interim Period, except as contemplated by this Agreement or the Ancillary Agreements (including as contemplated by the PIPE Investment) as required by Law, as set forth on Section 7.2 of the SPAC Disclosure Letter or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), SPAC shall operate its business in the ordinary course and

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consistent with past practice. Without limiting the generality of the foregoing, except as set forth on Section 7.2 of the SPAC Disclosure Letter or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), SPAC shall not, except as otherwise contemplated by this Agreement or the Ancillary Agreements, or as disclosed in the SPAC SEC Filings or as required by Law:

(a)     seek any approval from the SPAC Shareholders, to change, modify or amend the Trust Agreement or the Governing Documents of SPAC, except as contemplated by the SPAC Transaction Proposals;

(b)     except as contemplated by the SPAC Transaction Proposals, (A) make, declare, set a record date for or pay any dividend or distribution to the SPAC Shareholders or make, declare, set a record date for or declare any other distributions in respect of any of SPAC’s share, share capital or equity interests, (B) subdivide, consolidate, reclassify or otherwise amend any terms of any of SPAC’s share capital or equity interests, or (C) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, membership interests, warrants or other equity interests of SPAC, other than a redemption of SPAC Ordinary Shares made as part of the SPAC Shareholder Redemptions;

(c)     take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent, impair or impede the Intended Tax Treatment of the Transactions or the Business Combination Transaction;

(d)     enter into, renew or amend in any material respect, any transaction or Contract with an Affiliate of SPAC (including, for the avoidance of doubt, (x) the Sponsor and (y) any Person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);

(e)     incur or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or guaranty any debt securities of another Person, other than any indebtedness for borrowed money or guarantee (x) incurred in the ordinary course of business consistent with past practice, (y) in respect of any Working Capital Loan which individually or in the aggregate exceed US$300,000, or (z) in respect of a SPAC Transaction Expense;

(f)      incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness or otherwise knowingly and purposefully incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any other material liabilities, debts or obligations, other than fees and expenses for professional services incurred in support of the transactions contemplated by this Agreement and the Ancillary Agreements or in support of the ordinary course operations of SPAC (which the Parties agree shall include any Indebtedness in respect of any Working Capital Loan which individually or in the aggregate do not exceed US$300,000);

(g)     (A) issue any SPAC Securities or securities exercisable for or convertible into SPAC Securities, (B) grant any options, warrants, units or other equity-based awards with respect to SPAC Securities not outstanding on the date hereof pursuant to any share incentive plan or otherwise, or (C) amend, modify or waive any of the material terms or rights set forth in any SPAC Warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein;

(h)     liquidate, dissolve, reorganize or otherwise wind up the business and operations of SPAC;

(i)      amend or modify the Trust Agreement or any other agreement related to the Trust Account;

(j)      make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable Law;

(k)     (A) amend any material Tax Return, (B) change any method of Tax accounting, (C) make, change or rescind any material election relating to Taxes, or (D) settle or compromise any material U.S. federal, state, local or non-U.S. Tax audit, Tax assessment, Tax claim or other controversy related to Taxes;

(l)      (i) acquire (including by merger, consolidation, or acquisition of shares or assets or any other business combination) any corporation, partnership, other business organization or otherwise acquire any securities or material assets from any third party, (ii) enter into any strategic joint ventures, partnerships or alliances with any other person or (iii) make any loan or advance or investment in any third party or initiate the start-up of any new business, non-wholly owned Subsidiary or joint venture; or

(m)    enter into any agreement to do any action prohibited under this Section 7.2.

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7.3    Access. Prior to the Merger Effective Time and subject to applicable Laws, SPAC and its Representatives, on the one hand, and the Company Parties and its Representatives, on the other hand, shall be entitled, through its directors, officers, employees and other Representatives, to have such access to the management, officers, employees, customers, accountants, properties, businesses and operations of each other and such examination (including the right to make copies) of the Contracts, work papers, Tax Returns and books and records of the other as it reasonably requests. Any such access and examination shall be conducted on advance notice, during regular business hours. The disclosing Party(ies) shall use its reasonable best efforts to cause its officers, employees, attorneys, accountants, consultants, agents and other Representatives to reasonably cooperate with the accessing Party(ies) and its Representatives in connection with such access and examination. Notwithstanding the foregoing, no such access or examination shall be permitted to the extent that it would (i) unreasonably disrupt the operations of the disclosing Party(ies), taken as whole or (ii) require the disclosing Party(ies) to disclose information that the disclosing Party(ies), based upon the written advice of outside counsel, reasonably determines would, if disclosed, result in a violation of Law, breach of an existing Contract, or a waiver of the attorney-client privilege; provided, however, that the disclosing Party(ies) shall use reasonable best efforts to seek alternative means to disclose such information as nearly as possible without violating such Law, breaching such existing Contract or adversely affecting such attorney-client privilege, as applicable (including providing such information in summary format and/or entering into a joint defense or similar arrangement).

7.4     Preparation and Delivery of Additional Company Financial Statements. As promptly as reasonably practicable following the date hereof, the Company shall deliver to SPAC (i) audited combined and consolidated balance sheets and the related combined and consolidated statements of operations and comprehensive loss, changes in deficit and cash flows of the Group as of and for the years ended December 31, 2023 and 2022 and combined and consolidated balance sheets and the related combined and consolidated statements of operations and comprehensive loss, changes in deficit and cash flows of the Group for each of the periods then ended, audited in accordance with the standards of the PCAOB, in conformity with accounting principles generally accepted in the United States of America, and containing an unqualified report of the Company’s auditors (the “Closing Company Audited Financial Statements”) and (ii) an unaudited condensed consolidated balance sheets and the related condensed consolidated statements of operations and comprehensive loss, changes in deficit and cash flows of the Group as of and for a year to date period ended as of the end of a different fiscal quarter that is required to be included in the Registration Statement, Proxy Statement/Prospectus (the “Interim Financial Statements,” together with the Closing Company Audited Financial Statements, the “Financial Statements”) and any other filings to be made by the Company or SPAC with the SEC in connection with the Transactions. All such Financial Statements, together with any unaudited condensed consolidated balance sheets and the related consolidated statements of operations and comprehensive loss, changes in deficit and cash flows of the Group as of and for a year to date period ended as of the end of a different fiscal quarter that is required to be included in the Registration Statement, Proxy Statement/Prospectus and any other filings to be made by the Company or SPAC with the SEC in connection with the Transactions, (A) will be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), (B) will fairly present, in all material respects, the financial position, results of operations and cash flows of the Group as of the date thereof and for the period indicated therein, except as otherwise specifically noted therein, and (C) will, in the case of the Closing Company Audited Financial Statements, have been audited in accordance with the standards of the PCAOB. The auditor engaged to audit the Closing Company Audited Financial Statements and to review the unaudited financial statements is an independent registered public accounting firm with respect to the Company within the meaning of the Exchange Act and the applicable rules and regulations thereunder adopted by the SEC and the PCAOB.

7.5    Exclusivity. From the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article IX, the Group and Merger Sub shall not, and the Group and Merger Sub shall instruct and use their reasonable best efforts to cause its and their Representatives acting on its and their behalf, not to, (i) initiate any negotiations with any Person with respect to, or provide any non-public information or data concerning the Group, Merger Sub to any Person relating to, an Acquisition Proposal or afford to any Person access to the business, properties, assets or personnel of the Group or Merger Sub in connection with an Acquisition Proposal, (ii) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an Acquisition Proposal, (iii) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover laws of any state, (iv) otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make an Acquisition Proposal, (v) prepare or take any steps in connection with a public offering of any equity securities of the Company Parties, or a newly formed holding company of the Company Parties, or (vi) otherwise cooperate in

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any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing. Notwithstanding anything to the contrary in this Agreement, the Group and Merger Sub and their Subsidiaries and their respective Representatives shall not be restricted pursuant to the foregoing sentence with respect to any actions explicitly contemplated in this Agreement or the Ancillary Agreements. From and after the date hereof, the Group and Merger Sub shall, and shall instruct their respective officers and directors to, and the Group and Merger Sub shall instruct and cause their respective Representatives acting on their behalf to, (i) immediately cease and terminate all discussions and negotiations with any Persons that may be ongoing with respect to an Acquisition Proposal (other than with SPAC and its Representatives) and (ii) provide prompt written notice to SPAC of its receipt of any Acquisition Proposal from any third party, including the details and terms thereof. The Company Parties shall promptly (and in any event within three (3) Business Days of the date of this Agreement) deliver a written notice to each such Person to the effect that the Company Parties are ending all such solicitations, communications, activities, discussions or negotiations with such Person, effective on the date of this Agreement, which written notice shall also instruct each Person to promptly return or destroy all non-public information previously furnished to such Person or its Representatives by or on behalf of the Group and Merger Sub.

7.6    No Solicitation by SPAC. From the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article IX, SPAC shall not, and SPAC shall instruct and use its reasonable best efforts to cause its Representatives acting on its behalf, not to, (i) make any proposal or offer that constitutes a Business Combination Proposal, (ii) initiate any discussions or negotiations with any Person with respect to a Business Combination Proposal, or (iii) enter into any acquisition agreement, business combination, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to a Business Combination Proposal, in each case, other than to or with the Company and its Representatives. From and after the date hereof, SPAC shall, and shall instruct its officers and directors to, and SPAC shall instruct and cause its Representatives acting on its behalf, its Subsidiaries and their respective Representatives (acting on their behalf) to, immediately cease and terminate all discussions and negotiations with any Persons that may be ongoing with respect to a Business Combination Proposal (other than with the Company and its Representatives).

7.7    Preparation of Proxy Statement/Prospectus; Shareholders’ Meeting and Approvals.

(a)     Registration Statement/Prospectus.

(i)     As promptly as practicable after the execution of this Agreement, (x) SPAC and the Company Parties shall jointly prepare and the Company shall file with the SEC, mutually acceptable materials, which shall include the proxy statement to be filed with the SEC as part of the Registration Statement and sent to the SPAC Shareholders relating to the SPAC Shareholders’ Meeting (such proxy statement, together with any amendments or supplements thereto, the “Proxy Statement”) and (y) SPAC and the Company shall prepare and the Company shall file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus (the “Proxy Statement/Prospectus”), in connection with the registration under the Securities Act of the Company Ordinary Shares that will be issued in connection with the Merger and the Recapitalization (the “Registration Statement Securities”). Each of SPAC and the Company Parties shall use its reasonable best efforts to (i) cause the Proxy Statement/Prospectus to comply with the rules and regulations promulgated by the SEC, (ii) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Proxy Statement/Prospectus, and (iii) have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Transactions. In the event there is any tax opinion, comfort letter or other opinion required to be provided in connection with the Proxy Statement/Prospectus, notwithstanding anything to the contrary, neither this provision nor any other provision in this Agreement shall require counsel to the Company or SPAC or their respective tax advisors to provide an opinion that the Merger qualifies as a transaction described in Section 368 of the Code or otherwise qualifies for the Intended Tax Treatment. The Company Parties also agree to use their best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the Transactions, and the Company Parties shall furnish all information concerning the Company Parties or their respective shareholders as may be reasonably requested in connection with any such action. Each of SPAC and the Company agrees to furnish to the other Party all information concerning itself, its Subsidiaries, officers, directors, managers, shareholders and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy Statement/Prospectus, a Current Report on Form 8-K or Form 6-K pursuant to the Exchange Act in connection with the Transactions, or any other statement, filing, notice or application made by or on behalf of SPAC, the Company

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Parties or their respective Subsidiaries to any regulatory authority (including the applicable Stock Exchange) in connection with the Transactions (the “Offer Documents”). SPAC will cause the Proxy Statement/Prospectus to be disseminated to the SPAC Shareholders, in each case, promptly after the Registration Statement is declared effective under the Securities Act. The Company as the filer and registrant of the Registration Statement shall be responsible for and pay all of the cost for the preparation, filing of, and the cost for the printing and mailing of, the Proxy Statement/Prospectus and other related fees.

(ii)    To the extent not prohibited by Law, the Company Parties will advise SPAC reasonably promptly after the Company receives notice thereof, of the time when the Proxy Statement/Prospectus has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Company Ordinary Shares for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Proxy Statement/Prospectus or for additional information. To the extent not prohibited by Law, SPAC and its counsel, on the one hand, and the Company and its counsel, on the other hand, shall be given a reasonable opportunity to review and comment on the Proxy Statement, the Registration Statement and any Offer Document each time before any such document is filed with the SEC, and the other Party shall give reasonable and good faith consideration to any comments made by such Party and its counsel. To the extent not prohibited by Law, SPAC and the Company Parties shall provide the other party and its counsel with (A) any comments or other communications, whether written or oral, that SPAC or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement, Registration Statement or Offer Documents promptly after receipt of those comments or other communications and (B) a reasonable opportunity to participate in the response of such party to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the Company or its counsel in any discussions or meetings with the SEC.

(iii)   Each of SPAC and the Company Parties shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in (A) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading or (B) the Proxy Statement will not, at the date it is first mailed to the SPAC Shareholders and at the time of the SPAC Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(iv)   If, at any time prior to the Merger Effective Time, any information relating to the Company Parties, SPAC or any of their respective Subsidiaries, Affiliates, directors or officers is discovered by the Company Parties or SPAC, which is required to be set forth in an amendment or supplement to the Proxy Statement or the Registration Statement, so that neither of such documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, with respect to the Proxy Statement, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the SPAC Shareholders.

(b)     SPAC Shareholder Approval.

(i)     SPAC shall (a) as promptly as practicable after the Registration Statement is declared effective under the Securities Act, (i) cause the Proxy Statement/Prospectus to be disseminated to SPAC Shareholders in compliance with applicable Law, (ii) solely with respect to the following clause (1), duly (1) give notice of and (2) convene and hold an extraordinary general meeting of the SPAC Shareholders (the “SPAC Shareholders’ Meeting”) in accordance with the SPAC Articles, the NYSE rules and regulations and all applicable Laws for a date no later than thirty-five (35) Business Days following the date the Registration Statement is declared effective, and (iii) solicit proxies from the holders of SPAC Ordinary Shares to vote in favor of each of the SPAC Transaction Proposals, and (b) provide its shareholders with the opportunity to elect to effect an SPAC Shareholder Redemption and such other matters as may be mutually agreed by SPAC and the Company. SPAC shall, through the SPAC Board, recommend to its shareholders the approval of the SPAC Transaction Proposals (the “SPAC Board Recommendation”) and include such recommendation in the Proxy Statement. The SPAC Board shall not withdraw, amend, qualify or modify its recommendation to the SPAC Shareholders that they vote in favor of the SPAC Transaction Proposals, and will use reasonable best efforts to take all other action to obtain such proxies and SPAC Shareholder Approval and to obtain the vote or consent of its shareholders required by and in compliance with all applicable Law.

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(ii)    Notwithstanding the foregoing, at any time prior to, but not after, obtaining the SPAC Shareholder Approval, solely in response to an Intervening Event, the SPAC Board may fail to make, amend, change, withdraw, modify, withhold or qualify the SPAC Board Recommendation (any such action, a “Change in Recommendation”) if the SPAC Board shall have determined in good faith, after consultation with its outside legal counsel, that, in response to such Intervening Event, a failure to make a Change in Recommendation would be inconsistent with its fiduciary duties under applicable Law; provided, that the SPAC Board will not be entitled to make, or agree or resolve to make, a Change in Recommendation until (a) SPAC delivers to the Company a written notice (an “SPAC Intervening Event Notice”) advising the Company that the SPAC Board proposes to take such action and containing the material facts underlying the SPAC Board’s determination that an Intervening Event has occurred, (b) until 5:00 p.m., Hong Kong time, on the fifth (5th) Business Day immediately following the day on which SPAC delivered the SPAC Intervening Event Notice (such period from the time the SPAC Intervening Event Notice is provided until 5:00 p.m. Hong Kong time on the fifth (5th) Business Day immediately following the day on which SPAC delivered the SPAC Intervening Event Notice, the “SPAC Intervening Event Notice Period”), SPAC and its Representatives shall have negotiated in good faith with the Company and its Representatives regarding any revisions or adjustments proposed by the Company during the SPAC Intervening Event Notice Period to the terms and conditions of this Agreement as would enable SPAC to proceed with its recommendation of this Agreement and the Transactions and not make such Change in Recommendation, and (c) if the Company requested negotiations in accordance with the foregoing clause (b), SPAC may make a Change in Recommendation only if the SPAC Board, after considering in good faith any revisions or adjustments to the terms and conditions of this Agreement that the Company shall have, prior to the expiration of the five (5)-Business Day period, offered in writing in a manner that would form a binding Contract if accepted by SPAC (and the other applicable parties hereto), reaffirms in good faith (after consultation with its outside legal counsel) that the failure to make a Change in Recommendation would violate its fiduciary duties under applicable Law. For the avoidance of doubt, a Change in Recommendation will not affect SPAC’s obligations pursuant to this Section 7.7(b) (other than as set forth in the immediately preceding sentence) or elsewhere in this Agreement.

(iii)   To the fullest extent permitted by applicable Law, (x) SPAC agrees to establish a record date for, duly call, give notice of, convene and hold the SPAC Shareholders’ Meeting and submit for approval the SPAC Transaction Proposals and (y) SPAC agrees that if the SPAC Shareholder Approval shall not have been obtained at any such SPAC Shareholders’ Meeting, then SPAC shall promptly continue to take all such necessary actions, including the actions required by this Section 7.7(b), and hold additional SPAC Shareholders’ Meetings in order to obtain the SPAC Shareholder Approval. SPAC may only adjourn the SPAC Shareholders’ Meeting (i) to solicit additional proxies for the purpose of obtaining the SPAC Shareholder Approval, (ii) for the absence of a quorum (either in person or by proxy), (iii) to the extent necessary to ensure that any supplement or amendment to the Proxy Statement/Prospectus that SPAC or the Company reasonably determines is necessary to comply with applicable Laws, is provided to the SPAC Shareholders in advance of a vote on the adoption of SPAC Transaction Proposals, (iv) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that SPAC has determined in good faith after consultation with outside legal counsel is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by SPAC Shareholders prior to the SPAC Shareholders’ Meeting, (v) in order to seek withdrawals from SPAC Shareholders who have exercised their SPAC Shareholder Redemption right if a number of SPAC Ordinary Shares have been elected to be redeemed such that SPAC reasonably expects that the condition set forth in Section 8.3 will not be satisfied at the Closing, and (vi) to comply with applicable Law; provided, that the SPAC Shareholders’ Meeting (x) may not be adjourned to a date that is more than fifteen (15) calendar days after the date for which the SPAC Shareholders’ Meeting was originally scheduled (excluding any adjournments required by applicable Law) and (y) shall not be held later than three (3) Business Days prior to the Agreement End Date. SPAC agrees that it shall provide the holders of SPAC Class A Ordinary Shares the opportunity to elect redemption of such SPAC Class A Ordinary Shares in connection with the SPAC Shareholders’ Meeting, as required by SPAC’s Governing Documents.

7.8     Support of Transaction. Without limiting any covenant contained in Article VII, the Group and Merger Sub shall and SPAC shall (a) use reasonable best efforts to obtain as soon as practicable all material consents and approvals of third parties (including any Governmental Authority) that any of SPAC, the Group, or Merger Sub, or their respective Affiliates are required to obtain in order to consummate the Merger, and (b) take such other action as soon as practicable as may be reasonably necessary or as another Party hereto may reasonably request to satisfy the conditions of Article VIII or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable and in accordance with all applicable Law.

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7.9    Regulatory Authorizations; Other Filings.

(a)     Each of the Company Parties and SPAC shall use their reasonable best efforts to cooperate in good faith with any Governmental Authority and to undertake promptly any and all action required to obtain any necessary or advisable regulatory approvals, consents, Actions, non-actions or waivers in connection with the Transactions (the “Regulatory Authorizations”), as soon as practicable and any and all action necessary to consummate the Transactions as contemplated hereby. Each of the Company Parties and SPAC shall use commercially reasonable efforts to cause the expiration or termination of the waiting, notice or review periods under any applicable Regulatory Authorization with respect to the Transactions as promptly as possible after the execution of this Agreement.

(b)    If the Company receives notice from the CSRC requiring it to complete a filing report with the CSRC in connection with the Transactions pursuant to the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies and supporting guidelines issued by the CSRC (effective from March 31, 2023), the Company shall use its reasonable best efforts to file with the CSRC the required filing report and other applicable documents.

(c)     With respect to each of the Regulatory Authorizations and any other requests, inquiries, Actions or other proceedings by or from Governmental Authorities, each of the Company Parties and SPAC shall: (i) diligently and expeditiously defend and use reasonable best efforts to obtain any necessary clearance, approval, consent, or Governmental Approval under Laws prescribed or enforceable by any Governmental Authority for the Transactions and to resolve any objections as may be asserted by any Governmental Authority with respect to the Transactions; and (ii) cooperate with each other in the defense and conduct of such matters. To the extent not prohibited by Law, each Party hereto shall keep the other Party reasonable informed regarding the status and any material developments regarding any Governmental Approval processes, and the Company Parties shall promptly furnish to SPAC, and SPAC shall promptly furnish to the Company, copies of any material, substantive notices or written communications received by such Party or any of its Affiliates from any third party or any Governmental Authority with respect to the Transactions, and each such party shall permit counsel to the other Parties an opportunity to review in advance, and each such Party shall consider in good faith the views of such counsel in connection with, any proposed material, substantive written communications by such party or its Affiliates to any Governmental Authority concerning the Transactions; provided, however, that none of the Parties shall enter into any agreement with any Governmental Authority relating to any Regulatory Authorization contemplated in this Agreement without the prior written consent of the other Parties. To the extent not prohibited by Law, the Company Parties agree to provide SPAC and its counsel, and SPAC agrees to provide the Company and its counsel, the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such Party and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the Transactions. Any such provisions of information, rights to participate or consultations between the parties may be made on a counsel-only or outside counsel-only basis to the extent required under applicable Law or as appropriate to protect sensitive business information or maintain attorney-client or other privilege; provided, that SPAC or the Company Parties, as appropriate, may redact materials to address reasonable privilege or confidentiality concerns, and to remove references concerning the valuation of the Company or SPAC’s consideration of the Transactions or other competitively sensitive material.

(d)     The Company, on the one hand, and SPAC, on the other, shall be responsible for and pay one-half (1/2) of the filing fees payable to the Governmental Authorities in connection with the Transactions at the time of any such filing.

7.10  Financing.

(a)     Prior to Closing, each of the Company and SPAC shall, and each of them shall cause its respective Subsidiaries, Affiliates and Representatives to, reasonably cooperate in a timely manner in connection with any financing arrangement the parties seek in connection with the Transactions (it being understood and agreed that the consummation of any such financing by the Company or SPAC shall be subject to the parties’ mutual agreement), including (a) by providing such information and assistance as the other party may reasonably request (including the Company providing such financial statements and other financial data relating to the Group as would be required if the Company were filing a general form for registration of securities under Form 10 following the consummation of the Transactions and a registration statement on Form F-1 for the resale of the securities sold in the PIPE Investment prior to or concurrently with the consummation of the Transactions, if any), (b) granting such access to the other party and its representatives as may be reasonably necessary for their due diligence, and (c) participating in a reasonable number

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of meetings, presentations, road shows, drafting sessions, due diligence sessions with respect to such financing efforts (including direct contact between senior management and other representatives of the Group at reasonable times and locations). All such cooperation, assistance and access shall be granted during normal business hours and shall be granted under conditions that shall not unreasonably interfere with the business and operations of the Company, SPAC, or their respective auditors.

(b)     SPAC and the Company shall use commercially reasonable efforts to obtain the PIPE Investment from investors mutually agreed upon between SPAC and the Company on terms and in amounts reasonably agreed upon by SPAC and the Company. SPAC and the Company agree, and shall cause the appropriate officers and employees thereof, to use reasonable best efforts to cooperate in connection with (i) the arrangement of any PIPE Investment, and (ii) the marketing of the Transactions in the public markets, including by (A) upon reasonable prior notice, participating in meetings, calls, drafting sessions, presentations, and due diligence sessions (including accounting due diligence sessions) and sessions with prospective investors at mutually agreeable times and locations and upon reasonable advance notice (including the participation in any relevant “roadshow”), (B) assisting with the preparation of customary materials, (C) providing the financial statements and such other financial information regarding the Company as is reasonably requested in connection therewith, subject to confidentiality obligations reasonably acceptable to the Company, (D) taking all corporate actions that are necessary or customary to obtain the PIPE Investment and market the Transactions, and (E) otherwise reasonably cooperating in the efforts to obtain the PIPE Investment and market the Transactions.

(c)     In the event SPAC and the Company obtain any PIPE Investment, each shall use its reasonable best efforts to (i) comply with their obligations under the Subscription Agreements, (ii) in the event that all conditions in the Subscription Agreements have been satisfied (other than conditions that by their nature are to be satisfied at Closing), consummate the transactions contemplated by the Subscription Agreements at or prior to Closing; and (iii) on the terms and subject to the conditions set forth in the Subscription Agreements, enforce their rights under the Subscription Agreements in the event that all conditions in the Subscription Agreements have been satisfied (other than conditions that by their nature are to be satisfied at Closing), to cause the applicable investor to contribute to the Company the applicable portion of the PIPE Investment set forth in the applicable Subscription Agreement at or prior to Closing. SPAC and the Company shall give each other prompt written notice upon (A) becoming aware of any breach or default by any party to any of the Subscription Agreements or any termination (or purported termination) of any of the Subscription Agreements, (B) the receipt of any written notice or other written communication from any party to any Subscription Agreement with respect to any actual, potential or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement or any provisions of any Subscription Agreement and (C) if SPAC or the Company does not expect the Company to receive all or any portion of the PIPE Investment on the terms, in the manner or from the sources contemplated by the Subscription Agreements, SPAC and the Company shall not permit, without each other the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), any amendment or modification to be made to, or any waiver of any provision or remedy under, or any replacements of, the Subscription Agreements.

7.11  Indemnification and Insurance.

(a)     From and after the Merger Effective Time, the Company agrees that it shall indemnify and hold harmless each present and former director and officer (in each case, solely to the extent acting in his or her capacity as such and to the extent such activities are related to the activities of SPAC) of the SPAC (the “SPAC Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Actions, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Merger Effective Time, whether asserted or claimed prior to, at or after the Merger Effective Time, to the fullest extent that SPAC would have been permitted under applicable Law and its Governing Documents in effect on the date of this Agreement to indemnify such SPAC Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, the Company shall (and shall cause its Subsidiaries (as applicable) to (i) maintain for a period of not less than six (6) years from the Merger Effective Time provisions in its Governing Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of SPAC Indemnified Parties that are no less favorable to those Persons than the provisions of the Governing Documents of SPAC, in each case, as of the date of this Agreement, and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law.

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(b)     For a period of six (6) years from the Merger Effective Time, the Company shall maintain in effect directors’ and officers’ liability insurance (the “D&O Tail”) covering those Persons who are currently covered by SPAC’s directors’ and officers’ liability insurance policies on terms not less favorable than the terms of such current insurance coverage, except that in no event shall the Company be required to pay an annual premium for such insurance in excess of 300% of the most expensive most recent aggregate annual premium paid or payable by any of SPAC or any entity of the Group for any such insurance policy for the 12-month period ended on the date of this Agreement; provided, however, that (i) SPAC may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six (6) year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Merger Effective Time, subject to the limitation of the annual premium mentioned in the foregoing sentence under this Section 7.11(b), and (ii) if any claim is asserted or made within such six (6)-year period, any insurance required to be maintained under this Section 7.11 shall be continued in respect of such claim until the final disposition thereof. The cost of the D&O Tail shall be borne by the Company.

(c)     The rights of the SPAC Indemnified Parties hereunder shall be in addition to, and not in limitation of, any other rights such person may have under the Company’s Governing Documents, any other indemnification arrangement, applicable Law or otherwise. The obligations of the Company under this Section 7.11 shall not be terminated or modified in such a manner as to materially adversely affect any SPAC Indemnified Parties without the consent of such SPAC Indemnified Parties.

(d)     Notwithstanding anything contained in this Agreement to the contrary, this Section 7.11 shall survive the consummation of the Merger and shall be binding, jointly and severally, on the Company and all successors and assigns of the Company and expressly are intended to benefit, and are enforceable by, each of the SPAC Indemnified Parties, each of whom is an intended third-party beneficiary of this Section 7.11. In the event that the Company or any of their successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, the Company shall ensure that proper provision shall be made so that the successors and assigns of the Company shall succeed to the obligations set forth in this Section 7.11.

7.12  Section 16 Matters. Prior to the Merger Effective Time, SPAC and the Company shall take all such steps as may be reasonably required (to the extent permitted under applicable Law) to cause any acquisitions of the Company Ordinary Shares (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities) resulting from the Transactions by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the Transactions to be exempt under Rule 16b-3 promulgated under the Exchange Act.

7.13  Trust Account Proceeds and Related Available Equity. Upon satisfaction or waiver of the conditions set forth in Article VIII and provision of notice thereof to the Trustee (which notice SPAC shall provide to the Trustee in accordance with the terms of the Trust Agreement), (i) in accordance with and pursuant to the Trust Agreement, at the Closing and concurrently with the Merger Effective Time, SPAC (A) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (B) shall cause the Trustee to, and the Trustee shall thereupon be obligated to (1) pay as and when due all amounts payable on account of the SPAC Shareholder Redemption amount to former SPAC Shareholders pursuant to their exercise of the SPAC Shareholder Redemption right, (2) pay the Unpaid Company Expenses and the Unpaid SPAC Expenses in accordance with Section 4.3, and (3) immediately thereafter, pay all remaining amounts then available in the Trust Account (if any) to a bank account designated by the Company for its immediate use (which, for the avoidance of doubt, shall include the payment of any outstanding amounts under any Working Capital Loan), in each case of (1), (2) and (3), by wire transfer of immediately available funds from the Trust Account, subject to any applicable terms of this Agreement and the Trust Agreement, and (ii) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

7.14  NYSE Listing. From the date hereof through the Merger Effective Time, SPAC shall ensure SPAC remains listed as a public company on NYSE.

7.15  SPAC Public Filings. From the date hereof through the Merger Effective Time, SPAC will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.

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7.16  Company Securities Listing. The Company Parties will use their commercially reasonable efforts to cause: (a) the Company’s initial listing application with the applicable Stock Exchange in connection with the Transactions to be approved; (b) the Company to satisfy all applicable initial listing requirements of the applicable Stock Exchange; and (c) the Company Ordinary Shares to be approved for listing on the applicable Stock Exchange (and SPAC shall reasonably cooperate in connection therewith), subject to official notice of issuance, in each case, as promptly as reasonably practicable after the date of this Agreement, and in any event prior to the Merger Effective Time. The Company shall pay all fees to be charged by the applicable Stock Exchange for listing of the Company Ordinary Shares.

7.17  Tax Matters.

(a)      Each of SPAC and the Company Parties shall (i) use its respective commercially reasonable efforts to cause the Transactions under this Agreement to qualify, and agree not to, and not to permit or cause any of their Affiliates or Subsidiaries to, take any action which to its knowledge could reasonably be expected to prevent, impair or impede the Transactions from qualifying, for the Intended Tax Treatment. Each of SPAC and the Company Parties shall report the Transactions consistently with the Intended Tax Treatment and the immediately preceding sentence unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code or a change in applicable Law. The Parties shall cooperate with each other and their respective tax counsel to document and support the Intended Tax Treatment.

(b)     For each taxable year ending on or after the Closing Date, (1) the Company shall determine its status as a “passive foreign investment company” within the meaning of Section 1297 of the Code (“PFIC”) and (2) the Company shall make such PFIC status determinations available to the shareholders of the Company electronically. If the Company determines that it is a PFIC for a taxable year ending on or after the Closing Date, the Company shall use commercially reasonable efforts to make electronically available a PFIC Annual Information Statement meeting the requirements of Treasury Regulation Section 1.1295-1(g), and provide such other information requested by the Company shareholders and their direct and/or indirect owners that are “United States” persons (within the meaning of Section 7701(a)(30) of the Code) and reasonably necessary to comply with the provisions of the Code with respect to PFICs, including making and complying with the requirements of a “Qualified Electing Fund” election pursuant to Section 1295 of the Code. Upon receiving a written request by a shareholder that has made (or whose direct and/or indirect owners have made) a “Qualified Electing Fund” election in accordance with applicable U.S. Treasury Regulations, the Company shall use commercially reasonable efforts to make available income statement and balance sheet data reasonably necessary for such shareholder (or direct and/or indirect owner of such shareholder) to comply with the requirements of such “Qualified Electing Fund” election. The obligations under this Section 7.17(b) shall survive after the Closing.

(c)     Public Notice 7 shall not apply with respect to the transactions contemplated by this Agreement and none of the Company Parties, SPAC, or the Merger Surviving Company shall have any obligation for Public Notice 7 Taxes as a result thereof.

7.18  No Trading. The Company Parties acknowledge and agree that they are aware, and that to the extent practicable, the Company Parties have made the Company’s Affiliates aware of, the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company hereby agrees that it shall not purchase or sell any securities of SPAC in violation of such Laws, or cause or encourage any Person to do the foregoing.

7.19  Shareholder Litigation. In the event that any shareholder litigation related to this Agreement or the other Transaction Agreements or the Transactions is brought or threatened in writing against SPAC or the Company Parties, or any of the respective members of their boards of directors, after the date of this Agreement and prior to the Merger Effective Time (the “Shareholder Litigation”), SPAC or the Company Parties, as applicable, shall promptly notify the other Party in writing of any such Shareholder Litigation and shall keep the other Party reasonably informed with respect to the status thereof.

7.20  Notices of Certain Events. During the period beginning on the date of this Agreement and ending on the earlier of the Closing and the date of the termination of this Agreement in accordance with Article IX, each of SPAC and the Company Parties shall reasonably promptly notify the other Party of:

(a)     any notice from any Person alleging or raising the possibility that the consent of such Person is or may be required in connection with the Transactions or that the Transactions might give rise to any material Action or other material rights by or on behalf of such Person or result in the loss of any material rights or privileges of the Company to any such Person or create any Lien on any of the Company’s or SPAC’s assets;

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(b)     any notice or other communication from any Governmental Authority that is material to the transactions contemplated by this Agreement or the Ancillary Agreements;

(c)     any material Actions commenced or threatened against, relating to or involving or otherwise affecting the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements;

(d)     any notice or other communication from the Company Shareholder relating to or involving the issuance, grant of or exercise of, any options, warrants or other rights to purchase or obtain any equity securities (including any redemption rights); provided, that the Company shall not, except with the prior written consent of SPAC, respond to any such notice or communication, or take any action in connection with the issuance or grant of any options, warrants or other rights to purchase or obtain such equity securities;

(e)     any fact, matter or circumstance that would or would be reasonably likely to give rise to or result in a Company Material Adverse Effect;

(f)      any fact, matter or circumstance that would or would be reasonably likely to give rise to or result in a material adverse effect on SPAC’s ability to consummate the Transactions; and

(g)     any material inaccuracy of any representation or warranty of such party contained in this Agreement at any time during the term hereof, or any failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, that would reasonably be expected to cause any of the conditions set forth in Article VIII not to be satisfied.

(h)     Notwithstanding anything to the contrary contained herein, any failure to give such notice pursuant to this Section 7.20 shall not give rise to any liability of the Company or SPAC or be taken into account in determining whether the conditions in Article VIII have been satisfied or give rise to any right of termination set forth in Article IX.

7.21  Third Party Consents. As soon as practicable after the date of this Agreement and in any event before the Closing Date, the Group shall use commercially reasonable efforts to make any required notification and obtain all applicable consent, waiver or approval required from the third party, if any, as set forth in Section 7.21 of Company Disclosure Letter (the “Third Party Consent”).

7.22  Warrant Agreement. Prior to the Closing, the Company, SPAC and the warrant agent thereunder shall negotiate in good faith the A&R Warrant Agreement or the Assignment, Assumption and Amendment Agreement, pursuant to which, among other things, SPAC shall assign to the Company, and the Company shall assume from SPAC, all of SPAC’s rights, interests and obligations in and under the Warrant Agreement, other than as disclosed in Section 7.22 of the Company Disclosure Letter, and the terms and conditions of the Warrant Agreement shall be amended and restated to, among other things, reflect the assumption of the SPAC Warrants by the Company as set forth in Section 3.7(a)(v).

7.23  Additional Covenants. As soon as practicable after the date of this Agreement and in any event before the Closing Date, the Group shall use its commercially reasonable efforts to perform or cause the performance of the additional covenants as disclosed in Section 7.23 of the Company Disclosure Letter.

Article VIII
CONDITIONS TO OBLIGATIONS

8.1    Conditions to Obligations of SPAC and the Company Parties. The obligations of SPAC and Company Parties to consummate, or cause to be consummated, the Transactions is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by all of such parties:

(a)     the SPAC Shareholder Approval shall have been obtained and shall remain in full force and effect;

(b)     there shall not be in force any Governmental Order, statute, rule or regulation enjoining or prohibiting the consummation of the Merger; provided, that the Governmental Authority issuing such Governmental Order has jurisdiction over the Parties hereto with respect to the Transactions;

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(c)     after deducting the SPAC Shareholder Redemptions amount, SPAC shall have at least US$5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act);

(d)     Company Ordinary Shares to be issued in connection with the Merger shall have been conditionally approved for initial listing on the applicable Stock Exchange, subject to official notice of issuance, and such approval shall be ongoing, and not revoked or withdrawn, as of the Closing Date;(e)          the Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn;

(f)      the Regulatory Authorizations shall have been obtained; and

(g)     the A&R Warrant Agreement or the Assignment, Assumption and Amendment Agreement has been duly executed and delivered by the Company, SPAC and the warrant agent thereunder.

8.2    Conditions to Obligations of SPAC. The obligations of SPAC to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by SPAC:

(a)     (i) the Company Fundamental Representations shall be true and correct in all material respects, in each case as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement or the Ancillary Agreements, (ii) the representation and warranty of the Company contained in the second sentence of Section 5.24 shall be true and correct as of the Closing Date in all respects, and (iii) each of the representations and warranties of the Company contained in this Agreement other than the Company Fundamental Representations and the second sentence of Section 5.24 (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and Company Material Adverse Effect or any similar qualification or exception) shall be true and correct in all material respects as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date, except for, in the case of this clause (iii) only, inaccuracies or omissions that would not reasonably be expected to have a Company Material Adverse Effect;

(b)     each of the covenants of the Company Parties under Section 7.1 (disregarding any qualifications and exceptions contained therein relating to materiality or any similar qualification or exception) and each of the covenants of the Company Parties contained in this Agreement other than Section 7.1, in each case to be performed as of or prior to the Closing shall have been performed in all material respects;

(c)     there shall not have occurred a Company Material Adverse Effect after the date of this Agreement;

(d)     the Company Capital Restructuring shall have been completed in accordance with its terms hereof and the A&R Company Charter; and

(e)     all Third Party Consents shall have been obtained, if any.

8.3    Conditions to the Obligations of the Company Parties. The obligations of the Company Parties to consummate, or cause to be consummated, the Transactions is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a)     (i) the representations and warranties of SPAC contained in the first and second sentences of Section 6.1 (SPAC Organization), Section 6.2 (Due Authorization), Section 6.3 (No Conflict), Section 6.7 (Governmental Authorities; Approvals), Section 6.4 (Litigation and Proceedings), Section 6.12 (Capitalization of SPAC), Section 6.13 (Brokers’ Fees), and Section 6.17 (SPAC Related Parties) (collectively, the “SPAC Fundamental Warranties”) shall be true and correct in all material respects as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement, (ii) the representation and warranty of SPAC contained in Section 6.10 shall be true and correct as of the Closing Date in all respects, and (iii) each of the representations and warranties of SPAC contained in this Agreement (other than the SPAC Fundamental Warranties and Section 6.10) (disregarding

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any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) shall be true and correct as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date, in each case, inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on SPAC’s ability to consummate the Transactions;

(b)     each of the covenants of SPAC to be performed as of or prior to the Closing shall have been performed in all material respects;

(c)     there shall have not been any Event that has had, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the SPAC’s ability to consummate the Transactions (a “SPAC Material Adverse Effect”); provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a SPAC Material Adverse Effect: (i) the announcement of this Agreement and consummation of the Transactions, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on relationships, contractual or otherwise, with any landlords, suppliers, business partners or employees of SPAC, (ii) the taking of any action by SPAC that is expressly required by this Agreement, or (iii) any action taken by, or at the written request of, the Company; and

(d)    the SPAC Units, SPAC Class A Ordinary Shares and SPAC Public Warrants shall remain listed on a Stock Exchange. SPAC shall have been in material compliance with the reporting requirements under the Exchange Act applicable to the SPAC.

Article IX
TERMINATION/EFFECTIVENESS

9.1    Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Closing:

(a)     by mutual written consent of both the Company and SPAC at any time;

(b)     by the Company or SPAC, if the Closing shall not have occurred by 5:00 p.m. (Hong Kong time) on September 16, 2025 (as such date may be extended pursuant to the terms of this Agreement); provided, however, that SPAC and the Company may mutually agree in writing to extend such date by a period of up to three (3) months if the Regulatory Authorizations shall not have been obtained (as may be extended, the “Agreement End Date”); provided that neither the Company nor SPAC may terminate this Agreement pursuant to this Section 9.1(b) if it is in material breach of any of its obligations hereunder and such material breach causes, or results in, either (i) the failure to satisfy the conditions to the obligations of the terminating party to consummate the Closing set forth in Article VIII prior to the Agreement End Date, or (ii) the failure of the Closing to have occurred prior to the Agreement End Date;

(c)     by the Company or SPAC, if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order, which has become final and non-appealable and has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger;

(d)     by the Company, if the SPAC Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the SPAC Shareholders’ Meeting duly convened therefor and at any adjournment or postponement thereof, as applicable;

(e)     by the Company, if the SPAC Board shall have made a Change in Recommendation;

(f)      by the Company, if there shall have been any event or occurrence that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the SPAC’s ability to consummate the Transactions;

(g)     by the Company, if SPAC is in material breach of any of its obligations hereunder and such material breach will result in the failure to satisfy the conditions to the obligations of the Company Parties to consummate the Closing set forth in Section 8.3, provided that if such material breaches are curable by SPAC, then, for a period of up to thirty (30) calendar days after receipt by SPAC of notice from the Company of such material breaches, but only as long as SPAC continues to use its reasonable best efforts to cure such material breaches, such termination by the Company shall be effective by the end of such thirty (30) calendar days;

(h)     by SPAC, if the Company has suffered or there is a Company Material Adverse Effect;

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(i)      by SPAC, if the Company Parties fail to receive the Regulatory Authorizations within 365 calendar days after the date of this Agreement; or if such Regulatory Authorizations are revoked, terminated or lose effect, provided that, if the Company provides a written confirmation prior to the deadline (or if later, the date on which SPAC notifies the Company it wants to terminate under this Section 9.1(i)) to SPAC, with reasonable evidence demonstrating that failure to obtain Regulatory Authorizations was due to curable defects, then, for sixty (60) calendar days from the delivery of such confirmation, any termination notice from SPAC under this Section 9.1(i) shall not be effective, as long as the Company Parties use their respective best efforts in such period to cure all such defects and seek the Regulatory Authorizations, and if by the end of the period the Regulatory Authorizations have not been obtained, any termination notice by SPAC under this Section 9.1(i) can be immediately effective;

(j)      by SPAC, if the Company Parties are in material breach of any of their respective obligations hereunder and such material breach will result in the failure to satisfy the conditions to the obligations of SPAC to consummate the Closing set forth in Section 8.2, provided that if such material breaches are curable by the Company Parties, then, for a period of up to thirty (30) calendar days after receipt by the Company of notice from SPAC of such material breaches, but only as long as the Company Parties continue to use their respective reasonable best efforts to cure such material breaches, such termination by SPAC shall be effective by the end of such thirty (30) calendar days; and

(k)     by the Company or SPAC, if, prior to the Agreement End Date, circumstances exist whereby conditional approval for the initial listing of the Company Ordinary Shares on the applicable Stock Exchange cannot be obtained due to an inability to meet the minimum listing requirements of such Stock Exchange.

9.2    Effect of Termination. In the event that this Agreement is validly terminated in accordance with Section 9.1, then each of the Parties hereto and each of their respective Affiliates, equityholders, and Representatives shall be relieved of its duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to any of the parties; provided, however, that notwithstanding anything herein to the contrary, (i) no such termination shall relieve any party from liability for any willful breach of this Agreement, willful misconduct or fraud by that party, and (ii) the provisions of this Section 9.2 and Article X and the Nondisclosure Agreement shall remain in full force and effect and survive any termination of this Agreement in accordance with its terms.

Article X
MISCELLANEOUS

10.1  Trust Account Waiver. Each of the Company Parties acknowledges that SPAC is a blank check company with the powers and privileges to effect a Business Combination. Each of the Company Parties further acknowledges that, as described in the prospectus dated June 7, 2024, available at www.sec.gov, substantially all of SPAC assets consist of the cash proceeds of SPAC’s initial public offering and private placements of its securities and substantially all of those proceeds have been deposited in a trust account for the benefit of SPAC, certain of its public shareholders and the underwriters of SPAC’s initial public offering (the “Trust Account”). Each of the Company Parties acknowledges that it has been advised by SPAC that funds in the Trust Account may be disbursed only in accordance with the Trust Agreement and SPAC’s Governing Documents. For and in consideration of SPAC entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, each of the Company Parties hereby irrevocably waives any right, title, interest or claim of any kind it has or may have in the future in or to any monies in the Trust Account and agree not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations, Contracts or agreements with SPAC; provided, that (x) nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against SPAC for legal relief against monies or other assets held outside the Trust Account, for specific performance or other equitable relief in connection with the consummation of the Transactions (including a claim for SPAC to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the SPAC Shareholder Redemptions) to the Company in accordance with the terms of this Agreement and the Trust Agreement) so long as such claim would not affect SPAC’s ability to fulfill its obligation to effectuate the SPAC Shareholder Redemptions, or for fraud, and (y) nothing herein shall serve to limit or prohibit any claims that the Company may have in the future against SPAC’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds).

10.2  Waiver. Each provision in this Agreement may only be waived by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such provision so waived is sought. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or

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agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

10.3  Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt by other than automatic means, whether electronic or otherwise), (b) when sent by email (with no automated reply, such as an out-of-office notification, no mail undeliverable notification or other rejection notice) or (c) one (1) Business Day following the day sent by an internationally recognized overnight courier (with written confirmation of receipt), in each case, at the following addresses or email addresses (or to such other address or email address as a party may have specified by notice given to the other Party pursuant to this provision):

(a)     If to SPAC, prior to the Closing, to:

Chenghe Acquisition II Co.
38 Beach Road #29-11
South Beach Tower
Singapore

Attention:           Richard Qi Li
Email:        richard.li@chenghecap.com

with copies (which shall not constitute actual or constructive notice) to:

Paul Hastings LLP
101 California Street, Forty-Eighth Floor
San Francisco, CA 94111
The United States

Attention:           Steve Camahort
                   Will Burns
                   Sean Monroe

Email:        stevecamahort@paulhastings.com
                   willburns@paulhastings.com
                   seanmonroe@paulhastings.com

(b)     If to any of the Company Parties, to:

Polibeli Group Ltd

Lt 49th Sahid Sudirman Centre,
Jl. Jenderal Sudirman No.Kav. 13-15 Lt 49,
RT.10/RW.11, Karet Tengsin, Kecamatan Tanah Abang,
Kota Jakarta Pusat, Daerah Khusus Ibukota Jakarta
Republic of Indonesia, 10220

Attention:           Hua Chen
Email:        cfo_office@polibeli.com

with copies (which shall not constitute actual or constructive notice) to:

Hogan Lovells
11/F, One Pacific Place
88 Queensway
Hong Kong

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Attention:           Stephanie Tang, Esq.
Email:        Stephanie.Tang@hoganlovells.com

or to such other address or addresses as the Parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

10.4  Assignment. No Party hereto shall assign this Agreement or any part hereof without the prior written consent of the other Parties and any such transfer without prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and assigns.

10.5  Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that (a) the SPAC Indemnified Parties (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 7.11, and (b) the Nonparty Affiliates are intended third-party beneficiaries of, and may enforce, Section 10.16.

10.6  Expenses. Except as otherwise set forth in this Agreement, each Party hereto shall be responsible for and pay its own expenses incurred in connection with this Agreement and the Transactions, including all fees of its legal counsel, investment bankers, brokers, finders, and other representatives or consultants; provided, that (i) if the Closing shall occur, the Company shall pay or cause to be paid the Unpaid Transaction Expenses in accordance with Section 4.3; (ii) if this Agreement is terminated by SPAC pursuant to Section 9.1(i), the Company shall pay and reimburse all out-of-pocket attorney fees incurred by SPAC and its Affiliates in connection with the preparation, negotiation and execution of the Transaction Agreements and the Transactions, by wire transfer of same day funds as promptly as reasonably practicable and, in any event, within ten (10) Business Days of the agreement by the Company Parties and SPAC of the amount of such fees payable; and (iii) if this Agreement is terminated by the Company pursuant to Section 9.1(e), SPAC shall pay and reimburse all out-of-pocket attorney fees incurred by the Company Parties and their respective Affiliates in connection with the preparation, negotiation and execution of the Transaction Agreements and the Transactions, by wire transfer of same day funds as promptly as reasonably practicable and, in any event, within ten (10) Business Days of the agreement by the Company Parties and SPAC of the amount of such fees payable. The Parties further agree that the payments set forth in this Section 10.6 shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) if this Agreement is terminated pursuant to Section 9.1; provided, that the foregoing shall not limit (x) each Party from liability for any willful breach of this Agreement, willful misconduct or fraud relating to events occurring prior to termination of this Agreement, or (y) the rights of each Party to seek specific performance or other injunctive relief under Section 10.15 in lieu of terminating this Agreement. No Party shall be liable to the other Parties for any indirect, punitive, special or consequential losses or damages arising out of this Agreement.

10.7  Governing Law; Jurisdiction.

(a)     This Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Agreement, shall be governed by and construed in accordance with the Laws of the State of New York without regard to the conflicts of law principles thereof that would subject such matter to the Laws of another jurisdiction. Notwithstanding the foregoing, the Merger and the exercise of appraisal and dissenters’ rights under the Cayman Companies Act, the fiduciary or other duties of the board of directors of SPAC, the Company and Merger Sub with respect of the Merger, shall in each case be construed, performed and enforced in accordance with the Laws of the Cayman Islands.

(b)     All Legal Proceedings arising under the Laws of the State of New York out of or relating to this Agreement shall be heard and determined exclusively in any federal court sitting in the Borough of Manhattan of The City of New York; provided, however, that if such federal court does not have jurisdiction over such Legal Proceedings, they shall be heard and determined exclusively in the Supreme Court of the State of New York, Commercial Division, sitting in the Borough of Manhattan of The City of New York (and any appellate court therefrom). Each of the Parties hereto agrees that mailing of process or other papers in connection with any such Legal Proceedings in the manner provided in Section 10.3 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the Parties hereto hereby (i) submits to the exclusive jurisdiction of the aforesaid courts for the purpose of any Legal Proceeding arising under the Laws of the State of New York out of or relating to this Agreement

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brought by any Party hereto, and (ii) irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Legal Proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder any claim that it is not personally subject to the jurisdiction of the aforesaid courts for any reason, other than the failure to serve process in accordance with this Section 10.7.

10.8     Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LEGAL REQUIREMENTS WHICH CANNOT BE WAIVED, EACH OF THE PARTIES AND ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY MAY DO SO ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS AGREEMENT, EACH OTHER TRANSACTION AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS, AND FOR ANY COUNTERCLAIM RELATING THERETO, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION AGREEMENTS AND THE CONSUMMATION OF THE TRANSACTIONS. FURTHERMORE, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

10.9    Company and SPAC Disclosure Letters. The Company Disclosure Letter and the SPAC Disclosure Letter (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Company Disclosure Letter and/or the SPAC Disclosure Letter (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the applicable Disclosure Letter, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of applicable Disclosure Letter if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes and shall not be deemed to constitute an acknowledgment by the Company or SPAC, as applicable that the matter is required to be disclosed by the terms of this Agreement, nor shall such disclosure be deemed (a) an admission of any breach or violation of any Contract or applicable Law, (b) an admission of any liability or obligation to any third party, or (c) to establish a standard of materiality.

10.10  Entire Agreement. (a) This Agreement (together with the Company Disclosure Letter and the SPAC Disclosure Letter), (b) the Registration Rights Agreement, the Subscription Agreements, the Lock-up Agreement, the Company Shareholder Support Agreement, the Sponsor Support Agreement and the Assumption, Assignment and Amendment Agreement or A&R Warrant Agreement (once prepared) (collectively, the “Ancillary Agreements”), (c) the confidentiality agreement, dated as of June 19, 2024, between SPAC and the Company (the “Nondisclosure Agreement”), (d) the other Transaction Agreements (including the Plan of Merger), and (e) any other documents and instruments and agreements among the Parties hereto as contemplated or referred to herein, constitute the entire agreement among the Parties to this Agreement relating to the Transactions and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties hereto or any of their respective Subsidiaries relating to the Transactions. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Transactions exist between such parties, except as expressly set forth in this Agreement and the Ancillary Agreements.

10.11  Amendments. Subject to applicable Law, the Parties hereto may modify or amend this Agreement, by written agreement executed and delivered by the duly authorized officers of each of the respective parties; provided, that no amendment shall be made to this Agreement after the Merger Effective Time; provided, further, that after receipt of SPAC Shareholder Approval, if any such amendment shall by applicable Law or SPAC’s Governing Documents require further approval of the SPAC Shareholders, the effectiveness of such amendment shall be subject to the approval of the SPAC Shareholders.

Annex A-60

10.12  Publicity.

(a)     All press releases or other public communications relating to the Transactions, and the method of the release for publication thereof, shall, prior to the Closing, be subject to the prior mutual approval of SPAC and the Company, which approval shall not be unreasonably withheld by any Party; provided, that no Party shall be required to obtain consent pursuant to this Section 10.12(a) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 10.12(a).

(b)     The restriction in Section 10.12(a) shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule; provided, however, that in such an event, the Party making the announcement shall use its commercially reasonable efforts to consult with the other Party in advance as to its form, content and timing.

10.13  Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

10.14  Headings; Counterparts. The table of contents and headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one (1) and the same instrument.

10.15  Enforcement. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of them in order to consummate the Merger) in accordance with its specified terms or otherwise breach or threaten to breach such provisions. The Parties acknowledge and agree that the Parties hereto shall be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof. Without limiting the foregoing, each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (i) there is adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or in equity. Any Party seeking an order or injunction to prevent breaches or threatened breaches and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

10.16  Non-Recourse. Except to the extent otherwise set forth in the Ancillary Agreements, all claims, obligations, liabilities, or causes of action (whether in contract or in tort, in law or in equity or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and such representations and warranties are those solely of) the Persons that are expressly identified as parties in the preamble to this Agreement (the “Contracting Parties”). No Person who is not a Contracting Party, including any current, former or future director, officer, employee, incorporator, member, partner, manager, shareholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor to any Contracting Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, shareholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance or breach (other than as set forth in the Ancillary Agreements), and, to the maximum extent permitted by Law, each Contracting Party hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such Nonparty Affiliates. Without limiting the foregoing, to the maximum extent permitted by Law, except to the extent otherwise set forth in the Ancillary Agreements: (a) each Contracting Party hereby waives and releases any and

Annex A-61

all rights, claims, demands, or causes of action that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of a Contracting Party or otherwise impose liability of a Contracting Party on any Nonparty Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise; and (b) each Contracting Party disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement.

10.17  Non-Survival. Except (x) as otherwise contemplated by Section 9.2, or (y) in the case of claims against a Person in respect of such Person’s willful misconduct or fraud, each of the representations and warranties in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations and warranties, shall not survive the Closing and shall terminate and expire upon the occurrence of the Merger Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained in this Agreement that by their terms expressly apply in whole or in part after the Closing, and then only with respect to any breaches occurring after the Closing and (b) this Article X.

10.18  Conflicts and Privilege. Each of the Parties hereby agrees on behalf of their respective successors and assigns (including after the Closing, the Merger Surviving Company) (all such parties, the “Acknowledging Parties”), that  any legal counsel (including Paul Hastings LLP (“PH”)) that represented SPAC or the Sponsor prior to the Closing,  may represent the Sponsor or SPAC or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Merger Surviving Company) (collectively, the “Sponsor Group”), in each case, solely in connection with any Action or obligation arising out of or relating to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby, notwithstanding its prior representation of the Sponsor, SPAC and its Subsidiaries, or other Acknowledging Parties. Each of the Parties, on behalf of itself and the Acknowledging Parties, hereby agrees that all legally privileged communications, between the Sponsor, SPAC, or its Subsidiaries, or any other member of the Sponsor Group, on the one hand, and PH (in its role as counsel to SPAC), on the other hand, made prior to the Closing, in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby, are privileged communications that do not pass to the Merger Surviving Company notwithstanding the Merger, and instead survive, remain with and are controlled by the Sponsor Group (the “Privileged Communications”), without any waiver thereof. The Parties, together with any of their successors or assigns, agree that no Person may use or rely on any of the Privileged Communications, whether located in the records or email server of the Merger Surviving Company and its Subsidiaries, in any Action against or involving any of the Parties after the Closing, and the Parties agree not to assert that any privilege has been waived as to the Privileged Communications, by virtue of the Merger. Notwithstanding the foregoing, any privileged communications or information shared by the Company prior to the Closing with SPAC or the Sponsor under a common interest agreement shall remain the privileged communications or information of the Merger Surviving Company.

[Remainder of page intentionally left blank]
Annex A-62

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

CHENGHE ACQUISITION II CO.
By:	/s/ Shibin Wang
Name:	Shibin Wang
Title:	Director

[Signature Page to Business Combination Agreement]

Annex A-63

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

POLIBELI GROUP LTD
By:	/s/ YAN Fucheng
Name:	YAN Fucheng
Title: Director
POLIBELI MERGER ONE LIMITED
By:	/s/ CHEN Hua
Name:	CHEN Hua
Title:	Director

[Signature Page to Business Combination Agreement]

Annex A-64

Annex A-1

Dated [Date]

Chenghe Acquisition II Co.

and

Polibeli Merger One Limited

_____________________________________________________

PLAN OF MERGER

_____________________________________________________

This plan of merger (Plan) is dated [Date]

parties:

1            Chenghe Acquisition II Co., an exempted company incorporated in the Cayman Islands and having its registered office at 89 Nexus Way, Camana Bay, Grand Cayman KY1-9009, Cayman Islands (the Surviving Company); and

2            Polibeli Merger One Limited, an exempted company incorporated in the Cayman Islands and having its registered office at the offices of Harneys Fiduciary (Cayman) Limited, 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman KY1-1002, Cayman Islands (the Merging Company)

(the Merging Company and the Surviving Company are together the Constituent Companies).

recitals:

A           On the date of this Plan, the Surviving Company has an authorised share capital of US$55,110 divided into three classes of shares comprising (i) 500,000,000 class A ordinary shares of a par value of US$0.0001 each, (ii) 50,000,000 class B ordinary shares of a par value of US$0.0001 each, of which 8,625,000 class A ordinary shares and 2,875,000 class B ordinary shares are in issue, and (iii) 1,000,000 preference shares of a par value of US$0.0001 each, of which no shares are in issue.

B           On the date of this Plan, the Merging Company has an authorised share capital of US$50,000 divided into 500,000,000 ordinary shares of US$0.0001 each, of which 500,000,000 ordinary shares are in issue.

C           The directors of the Constituent Companies deem it advisable that, and have resolved that, the Constituent Companies merge, pursuant to Part XVI of the Companies Act (Revised) of the Cayman Islands (the Companies Act) and upon the terms and conditions hereinafter set forth, intending that the business carried on by the Merging Company shall, from the Merger Effective Time (as defined below), be carried on by the Surviving Company.

agreement:

1            Merger

Upon the terms and subject to the conditions set forth below, at the Merger Effective Time (as defined in clause 2), the Merging Company shall be merged with and into the Surviving Company (the Merger), after which the separate existence of the Merging Company shall cease and the Surviving Company shall be the surviving entity and shall continue to operate under its current name.

2            Merger Effective Time

The Merger shall be effective on the time and date that the Plan is registered by the Registrar of Companies for the Cayman Islands (the Registrar) in accordance with section 233(13) of the Companies Act or at such later time or on such later date as may be agreed by the Surviving Company and Polibeli Group Ltd. (the Company) in writing (the Merger Effective Time).

3            Terms and conditions

3.1         Upon the Merger Effective Time (but not before), the rights, the property of every description including choses in action, business, undertaking, goodwill, benefits, immunities and privileges of each of the Constituent Companies shall vest in the Surviving Company in accordance with section 236(1)(b) of the Companies Act, and the Surviving Company shall become liable for and subject, in the same manner as the Constituent Companies, to all mortgages, charges and security interests, and all contracts, obligations, claims, debts and liabilities of each of the Constituent Companies in accordance with section 236(1)(c) of the Companies Act.

3.2         The terms and conditions of the Merger not otherwise defined or set out in this Plan are set out in the business combination agreement dated September [__], 2024 and made among the Company, the Surviving Company and the Merging Company (the Business Combination Agreement), a copy of which is annexed at Annexure 1 hereto.

Annex A-1-1

3.3         Upon the Merger Effective Time, the Merging Company shall be struck off from the Register of Companies.

4            Shares

4.1         Each ordinary share of the Merging Company issued and outstanding immediately prior to the Merger Effective Time shall be, by virtue of the Merger, automatically and without any action on the part of the holder thereof, cancelled and converted into one ordinary share of par value US$0.0001 per share, in the Surviving Company.

4.2         At the Merger Effective Time, the authorised share capital of the Surviving Company shall be US$50,000 divided into 500,000,000 ordinary shares of par value US$0.0001 each.

4.3         At the Merger Effective Time, and in the case of sub-paragraph (i) and (ii), immediately prior to the Merger Effective Time, by virtue of the Merger and without any action on the part of Surviving Company, Merging Company, the Company or any holder of securities of the Surviving Company:

(i)          each SPAC Unit (as defined in the Business Combination Agreement) outstanding immediately prior to the Merger Effective Time shall be automatically detached, and the holder thereof shall be deemed to hold one (1) class A ordinary share of the Surviving Company and one-half (1/2) of a SPAC Warrant in accordance with the terms of the Business Combination Agreement (the Unit Separation);

(ii)         each class B ordinary share of the Surviving Company that is issued and outstanding immediately prior to the Merger Effective Time shall be automatically converted into one (1) class A ordinary share of the Surviving Company in accordance with the memorandum and articles of association of the Surviving Company (such automatic conversion, the SPAC Class B Conversion) and each class B ordinary share of Surviving Company shall no longer be issued and outstanding and shall automatically be cancelled and cease to exist, and each holder of class B ordinary shares of the Surviving Company shall thereafter cease to have any rights with respect to such shares;

(iii)        each class A ordinary share of the Surviving Company (which, for the avoidance of doubt, includes the class A ordinary shares (A) issued in connection with the SPAC Class B Conversion and (B) held as a result of the Unit Separation) that is issued and outstanding (other than the SPAC Dissenting Shares (as defined in the Business Combination Agreement), Redeeming SPAC Shares (as defined in the Business Combination Agreement) and the shares set forth in sub-paragraph (vii) shall be cancelled in exchange for the right to receive one (1) newly issued, fully paid and non-assessable class A ordinary share of the Company; provided, that, in the event there is any issuance of equity securities of the Company between the Recapitalization (as defined in the Business Combination Agreement) and the Merger Effective Time (other than any issuance of equity securities in connection with the PIPE Investment (as defined in the Business Combination Agreement)), such right shall include the right to receive such additional number of class A ordinary shares of the Company as necessary to ensure that the percentage allocation of class A ordinary shares of the Company to all class A ordinary shares of the Surviving Company (as converted) would be no less than the percentage that would have been allocated thereto as if there were no such interim issuance (the aggregate number of class A ordinary shares of the Company thus issued to all holders of class A ordinary shares of the Surviving Company (other than the holders of the SPAC Dissenting Shares and Redeeming SPAC Shares) in connection with the Merger. All class A ordinary shares of the Surviving Company (other than the SPAC Dissenting Shares, Redeeming SPAC Shares and the shares set forth in sub-paragraph (vii)) shall no longer be issued and outstanding and shall be cancelled and cease to exist, and each holder of class A ordinary shares of the Surviving Company (other than the SPAC Dissenting Shares and Redeeming SPAC Shares, Redeeming SPAC Shares and the shares set forth in sub-paragraph (vii)) shall thereafter cease to have any rights with respect thereto, except for the right to receive the consideration set forth in this sub-paragraph (iii);

(iv)        each SPAC Dissenting Share issued and outstanding shall be cancelled and cease to exist in accordance with the Business Combination Agreement and shall carry no right other than the right to receive the applicable payment as set forth in the Business Combination Agreement;

Annex A-1-2

(v)         each SPAC Warrant that is outstanding and unexercised shall thereupon be converted into and become the right to receive a warrant to purchase one class A ordinary share of the Company (each, a Company Warrant) pursuant to the Assignment, Assumption and Amendment Agreement or the A&R Warrant Agreement (in each case, as defined in the Business Combination Agreement) (all Company Warrants issued to all holders of SPAC Warrants in connection with the Merger are referred to herein as the SPAC Exchange Warrants). On the terms and subject to the conditions set forth in the Assignment, Assumption and Amendment Agreement, all SPAC Warrants shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of SPAC Warrants shall thereafter cease to have any rights with respect thereto, except the right to receive the consideration set forth in this sub-paragraph (v);

(vi)        each Redeeming SPAC Share issued and outstanding immediately prior to the Merger Effective Time shall automatically be cancelled and cease to exist and shall thereafter represent only the right of the holder thereof to be paid a pro rata share of the SPAC Shareholder Redemption (as defined in the Business Combination Agreement) amount in accordance with the SPAC’s Governing Documents (as defined in the Business Combination Agreement); and

(vii)       notwithstanding sub-paragraphs (ii) and (iii) above or any other provision of the Business Combination Agreement to the contrary, if there are any ordinary shares of the Surviving Company or other classes of shares of the Surviving Company that are owned by the Surviving Company as treasury shares immediately prior to the Merger Effective Time, such shares shall be cancelled and shall cease to exist without any conversion thereof or payment or other consideration therefor.

4.4         Subject to the approval by special resolution of the shareholders of the Surviving Company, the current amended and restated memorandum and articles of association of the Surviving Company shall be amended and restated by the deletion in their entirety and the substitution in their place of the amended and restated memorandum and articles of association in the form annexed at Annexure 2 at the Merger Effective Time (the AR M&A).

4.5         At the Merger Effective time, the rights and restrictions attaching to the shares of the Surviving Company are set out in the AR M&A.

5            Directors

5.1         The names and addresses of the directors of the Surviving Company following the Merger are:

Name	Address
Chen Hua

Polibeli, Lt 49th Sahid Sudirman Centre, Jl. Jenderal Sudirman No. Kav. 13-15 Lt 49, RT.10/RW.11, Karet Tengsin, Kecamatan Tanah Abang, Kota Jakarta Pusat, Daerah Khusus Ibukota Jakarta, Republic of Indonesia, 10220

5.2         No amounts or benefits are paid or payable to any director of the Constituent Companies consequent upon the Merger.

6            Secured creditors

Neither of the Constituent Companies has any secured creditors, and as such, no consents to this Plan are required in accordance with section 233(8) of the Companies Act.

7            Approvals

7.1         This Plan has been approved by the board of directors of each of the Constituent Companies pursuant to section 233(3) of the Companies Act.

7.2         This Plan has been authorised by the shareholders of each of the Constituent Companies pursuant to section 233(6) of the Companies Act.

Annex A-1-3

7.3         Each of the Constituent Companies agrees and undertakes with the other that it will, and will procure that any director will give, execute and file with the Registrar such certificates, documents, declarations, undertakings and confirmations, and pay such fees, as may be required to be filed pursuant to section 233 of the Companies Act in order to consummate the Merger (the Filings).

7.4         The registered office of the Surviving Company shall be authorised to make the Filings with the Registrar upon instructions from the Constituent Companies.

8            Termination and amendment

At any time before the Merger Effective Time this Plan may be:

(a)         terminated by the board of directors of either of the Constituent Companies; or

(b)         amended by the board of directors of either of the Constituent Companies to:

(i)          change the Merger Effective Time (provided that the new Merger Effective Time complies with the Act) or to change any other matter permitted by Section 235(1) of the Companies Act; and

(ii)         effect any other changes to this Plan which the directors of either of the Constituent Companies deem advisable, provided that such changes do not materially adversely affect any rights of the shareholders of the Constituent Companies, as determined by the directors of both the Constituent Companies, respectively.

9            Counterparts

This Plan may be executed in counterparts.

10          Governing law

This Plan shall be governed by and construed in accordance with the laws of the Cayman Islands.

Annex A-1-4

Signed for and on behalf of Chenghe Acquisition II Co.

Signature
[Name]
Director

Annex A-1-5

Signed for and on behalf of Polibeli Merger One Limited

Signature
[Name]
Director

Annex A-1-6

ANNEXURE 1
The Business Combination Agreement

Annex A-1-7

ANNEXURE 2
Amended and Restated Memorandum and Articles of Association of the Surviving Company

Annex A-1-8

Annex B

THE COMPANIES ACT (AS REVISED) OF THE CAYMAN ISLANDS

AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION OF

Polibeli Group Ltd

An Exempted Company Limited By Shares

(adopted by a Special Resolution passed on [•], 2024 and effective immediately prior to the completion of the listing of the Company’s Class A Ordinary Shares)

1.      The name of the Company is Polibeli Group Ltd.

2.      The Registered Office of the Company is at Harneys Fiduciary (Cayman) Limited, 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman KY1-1002, Cayman Islands or at such other place as the Directors may from time to time decide.

3.      The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the Companies Act or any other law of the Cayman Islands.

4.      The Company shall have and be capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit as provided by the Companies Act.

5.      The Company will not trade in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the Company carried on outside the Cayman Islands; provided that nothing in this section shall be construed as to prevent the Company effecting and concluding contracts in the Cayman Islands, and exercising in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands.

6.      The liability of each Shareholder is limited to the amount, if any, unpaid on the Shares held by such Shareholder.

7.      The authorized share capital of the Company is US$50,000 divided into 5,000,000,000 shares of a par value of US$0.00001 each, comprising (i) 3,000,000,000 shares are designated as Class A Ordinary Shares of a par value of US$0.00001 each, and (ii) 1,000,000,000 shares are designated as Class B Ordinary Shares of a par value of US$0.00001 each, and (iii) 1,000,000,000 shares of a par value of US$0.00001 each of such class or classes (however designated) as the board of directors may determine in accordance with the Articles.

Subject to the Companies Act and the Articles, the Company shall have power to redeem or purchase any of its Shares and to increase or reduce its authorized share capital and to sub-divide or consolidate the said Shares or any of them and to issue all or any part of its capital whether original, redeemed, increased or reduced with or without any preference, priority, special privilege or other rights or subject to any postponement of rights or to any conditions or restrictions whatsoever and so that unless the conditions of issue shall otherwise expressly provide every issue of shares whether stated to be ordinary, preference or otherwise shall be subject to the powers on the part of the Company hereinbefore provided.

8.      The Company has the power contained in the Companies Act to deregister in the Cayman Islands and be registered by way of continuation in some other jurisdiction.

9.      Capitalized terms that are not defined in this Amended and Restated Memorandum of Association bear the same meanings as those given in the Amended and Restated Articles of Association of the Company.

Annex B-1

THE COMPANIES ACT (AS REVISED) OF THE CAYMAN ISLANDS

AMENDED AND RESTATED ARTICLES OF ASSOCIATION OF

Polibeli Group Ltd

An Exempted Company Limited By Shares

(adopted by a Special Resolution passed on [•], 2024 and effective immediately prior to the completion of the listing of the Company’s Class A Ordinary Shares)

TABLE A

The regulations contained or incorporated in Table ‘A’ in the First Schedule of the Companies Act shall not apply to the Company and the following Articles shall comprise the Articles of Association of the Company.

INTERPRETATION

1.      In these Articles the following defined terms will have the meanings ascribed to them, if not inconsistent with the subject or context:

“Affiliate”

means in respect of a Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person, and (i) in the case of a natural person, shall include, without limitation, such person’s spouse, parents, children, siblings, mother-in-law, father-in-law, brothers-in-law and sisters-in-law, a trust for the benefit of any of the foregoing, and a corporation, partnership or any other entity wholly or jointly owned by any of the foregoing, and (ii) in the case of an entity, shall include a partnership, a corporation or any other entity or any natural person which directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such entity. The term “control” shall mean the ownership, directly or indirectly, of shares possessing more than fifty percent (50%) of the voting power of the corporation, partnership or other entity (other than, in the case of a corporation, securities having such power only by reason of the happening of a contingency), or having the power to control the management or elect a majority of members to the board of directors or equivalent decision-making body of such corporation, partnership or other entity;

“Articles”	means these articles of association of the Company, as amended or substituted from time to time;
“Board” and “Board of Directors” and “Directors”	means the directors of the Company for the time being, or as the case may be, the directors assembled as a board or as a committee thereof;
“Chairman”	means the chairman of the Board of Directors;
“Class” or “Classes”	means any class or classes of Shares as may from time to time be issued by the Company;
“Class A Ordinary Share”	means an Ordinary Share of a par value of US$0.00001 in the capital of the Company, designated as a Class A Ordinary Shares and having the rights provided for in these Articles;

Annex B-2

“Class B Ordinary Share”	means an Ordinary Share of a par value of US$0.00001 in the capital of the Company, designated as a Class B Ordinary Share and having the rights provided for in these Articles;
“Commission”	means the Securities and Exchange Commission of the United States of America or any other federal agency for the time being administering the Securities Act;
“Communication Facilities”

means technology (including without limitation video, video-conferencing, internet or online conferencing applications, telephone or tele-conferencing and/or any other video-communications, internet or online conferencing application or telecommunications facilities) by means of which all natural persons participating in a meeting are capable of hearing and being heard by each other;

“Company”	means Polibeli Group Ltd, a Cayman Islands exempted company limited by shares;
“Companies Act”	means the Companies Act (As Revised) of the Cayman Islands and any statutory amendment or re-enactment thereof;
“Company’s Website”

means the main corporate/investor relations website of the Company, the address or domain name of which has been disclosed in any registration statement filed by the Company with the Commission in connection with its listing of any Shares, or which has otherwise been notified to Shareholders;

“Designated Stock Exchange”	means the stock exchange in the United States on which any Shares are listed for trading;
“Designated Stock Exchange Rules”	means the relevant code, rules and regulations, as amended, from time to time, applicable as a result of the original and continued listing of any Shares on the Designated Stock Exchange;
“electronic”

has the meaning given to it in the Electronic Transactions Act and any amendment thereto or re-enactments thereof for the time being in force and includes every other law incorporated therewith or substituted therefor;

“electronic communication”

means electronic posting to the Company’s Website, transmission to any number, address or internet website or other electronic delivery methods as otherwise decided and approved by not less than two-thirds of the vote of the Board;

“Electronic Transactions Act”	means the Electronic Transactions Act (As Revised) of the Cayman Islands and any statutory amendment or re-enactment thereof;
“electronic record”

has the meaning given to it in the Electronic Transactions Act and any amendment thereto or re-enactments thereof for the time being in force and includes every other law incorporated therewith or substituted therefor;

“Memorandum of Association”	means the memorandum of association of the Company, as amended or substituted from time to time;

Annex B-3

“Ordinary Resolution”

means a resolution:

(a)     passed by a simple majority of the votes cast by such Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy or, in the case of corporations, by their duly authorized representatives, at a general meeting of the Company held in accordance with these Articles; or

(b)    approved in writing by all of the Shareholders entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Shareholders and the effective date of the resolution so adopted shall be the date on which the instrument, or the last of such instruments, if more than one, is executed;

“Ordinary Share”	means a Class A Ordinary Share or a Class B Ordinary Share;
“paid up”	means paid up as to the par value in respect of the issue of any Shares and includes credited as paid up;
“Person”

means any natural person, firm, company, joint venture, partnership, corporation, association or other entity (whether or not having a separate legal personality) or any of them as the context so requires;

“Present”

means in respect of any Person, such Person’s presence at a general meeting of Shareholders (or any meeting of the holders of any Class of Shares), which may be satisfied by means of such Person or, if a corporation or other non-natural Person, its duly authorized representative (or, in the case of any Shareholder, a proxy which has been validly appointed by such Shareholder in accordance with these Articles), being: (a) physically present at the venue specified in the notice convening the meeting; or (b) in the case of any meeting at which Communication Facilities are permitted in accordance with these Articles, including any Virtual Meeting, connected by means of the use of such Communication Facilities in accordance with procedures specified in the notice convening such general meeting; and “Presence” shall be construed accordingly;

“Register”	means the register of Members of the Company maintained in accordance with the Companies Act;
“Registered Office”	means the registered office of the Company as required by the Companies Act;
“Seal”	means the common seal of the Company (if adopted) including any facsimile thereof;
“Secretary”	means any Person appointed by the Directors to perform any of the duties of the secretary of the Company;
“Securities Act”

means the Securities Act of 1933 of the United States of America, as amended, or any similar federal statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time;

Annex B-4

“Share”

means a share in the share capital of the Company. All references to “Shares” herein shall be deemed to be Shares of any or all Classes as the context may require. For the avoidance of doubt in these Articles the expression “Share” shall include a fraction of a Share;

“Shareholder” or “Member”	means a Person who is registered as the holder of one or more Shares in the Register;
“Share Premium Account”	means the share premium account established in accordance with these Articles and the Companies Act;
“signed”

means bearing a signature or representation of a signature affixed by mechanical means or an electronic symbol or process attached to or logically associated with an electronic communication and executed or adopted by a Person with the intent to sign the electronic communication;

“Special Resolution”

means a special resolution of the Company passed in accordance with the Companies Act, being a resolution:

(a)     passed by not less than two-thirds of the votes cast by such Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy or, in the case of corporations, by their duly authorized representatives, at a general meeting of the Company of which notice specifying the intention to propose the resolution as a special resolution has been duly given; or

(b)    approved in writing by all of the Shareholders entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Shareholders and the effective date of the special resolution so adopted shall be the date on which the instrument or the last of such instruments, if more than one, is executed;

“Treasury Share”	means a Share held in the name of the Company as a treasury share in accordance with the Companies Act;
“United States”	means the United States of America, its territories, its possessions and all areas subject to its jurisdiction; and
“Virtual Meeting”

means any general meeting of the Shareholders (or any meeting of the holders of any Class of Shares) at which the Shareholders (and any other permitted participants of such meeting, including without limitation the chairman of the meeting and any Directors) are permitted to be Present solely by means of Communication Facilities.

2.      In these Articles, save where the context requires otherwise:

(a)     words importing the singular number shall include the plural number and vice versa;

(b)    words importing the masculine gender only shall include the feminine gender and any Person as the context may require;

(c)     the word “may” shall be construed as permissive and the word “shall” shall be construed as imperative;

(d)    reference to a dollar or dollars (or US$) and to a cent or cents is reference to dollars and cents of the United States;

Annex B-5

(e)     reference to a statutory enactment shall include reference to any amendment or re-enactment thereof for the time being in force;

(f)     reference to any determination by the Directors shall be construed as a determination by the Directors in their sole and absolute discretion and shall be applicable either generally or in any particular case;

(g)    reference to “in writing” shall be construed as written or represented by any means reproducible in writing, including any form of print, lithograph, email, facsimile, photograph or telex or represented by any other substitute or format for storage or transmission for writing including in the form of an electronic record or partly one and partly another;

(h)    any requirements as to delivery under the Articles include delivery in the form of an electronic record or an electronic communication;

(i)      any requirements as to execution or signature under the Articles, including the execution of the Articles themselves, can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Act; and

(j)     Sections 8 and 19(3) of the Electronic Transactions Act shall not apply.

3.      Subject to the last two preceding Articles, any words defined in the Companies Act shall, if not inconsistent with the subject or context, bear the same meaning in these Articles.

PRELIMINARY

4.      The business of the Company may be conducted as the Directors see fit.

5.      The Registered Office shall be at such address in the Cayman Islands as the Directors may from time to time determine. The Company may in addition establish and maintain such other offices and places of business and agencies in such places as the Directors may from time to time determine.

6.      The expenses incurred in the formation of the Company and in connection with the offer for subscription and issue of Shares shall be paid by the Company. Such expenses may be amortized over such period as the Directors may determine and the amount so paid shall be charged against income and/or capital in the accounts of the Company as the Directors shall determine.

7.      The Directors shall keep, or cause to be kept, the Register at such place as the Directors may from time to time determine and, in the absence of any such determination, the Register shall be kept at the Registered Office.

SHARES

8.      Subject to these Articles, all Shares for the time being unissued shall be under the control of the Directors who may, in their absolute discretion and without the approval of the Members, cause the Company to:

(a)     issue, allot and dispose of Shares (including, without limitation, preferred shares) (whether in certificated form or non-certificated form) to such Persons, in such manner, on such terms and having such rights and being subject to such restrictions as they may from time to time determine;

(b)    grant rights over Shares or other securities to be issued in one or more classes or series as they deem necessary or appropriate and determine the designations, powers, preferences, privileges and other rights attaching to such Shares or securities, including dividend rights, voting rights, conversion rights, terms of redemption and liquidation preferences, any or all of which may be greater than the powers, preferences, privileges and rights associated with the then issued and outstanding Shares, at such times and on such other terms as they think proper; and

(c)     grant options with respect to Shares and issue warrants or similar instruments with respect thereto.

Annex B-6

9.      The Directors may authorize the division of Shares into any number of Classes and the different Classes shall be authorized, established and designated (or re-designated as the case may be) and the variations in the relative rights (including, without limitation, voting, dividend and redemption rights), restrictions, preferences, privileges and payment obligations as between the different Classes (if any) may be fixed and determined by the Directors or by an Ordinary Resolution. The Directors may issue Shares with such preferred or other rights, all or any of which may be greater than the rights of Ordinary Shares, at such time and on such terms as they may think appropriate. Notwithstanding Article 18, the Directors may issue from time to time, out of the authorized share capital of the Company (other than the authorized but unissued Ordinary Shares), series of preferred shares in their absolute discretion and without approval of the Members; provided, however, before any preferred shares of any such series are issued, the Directors shall by resolution of Directors determine, with respect to any series of preferred shares, the terms and rights of that series, including:

(a)     the designation of such series, the number of preferred shares to constitute such series and the subscription price thereof if different from the par value thereof;

(b)    whether the preferred shares of such series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights, which may be general or limited;

(c)     the dividends, if any, payable on such series, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, and the preference or relation which such dividends shall bear to the dividends payable on any shares of any other class or any other series of shares;

(d)    whether the preferred shares of such series shall be subject to redemption by the Company, and, if so, the times, prices and other conditions of such redemption;

(e)     whether the preferred shares of such series shall have any rights to receive any part of the assets available for distribution amongst the Members upon the liquidation of the Company, and, if so, the terms of such liquidation preference, and the relation which such liquidation preference shall bear to the entitlements of the holders of shares of any other class or any other series of shares;

(f)     whether the preferred shares of such series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the preferred shares of such series for retirement or other corporate purposes and the terms and provisions relative to the operation thereof;

(g)    whether the preferred shares of such series shall be convertible into, or exchangeable for, shares of any other class or any other series of preferred shares or any other securities and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange;

(h)    the limitations and restrictions, if any, to be effective while any preferred shares of such series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Company of, the existing shares or shares of any other class of shares or any other series of preferred shares;

(i)     the conditions or restrictions, if any, upon the creation of indebtedness of the Company or upon the issue of any additional shares, including additional shares of such series or of any other class of shares or any other series of preferred shares; and

(j)     any other powers, preferences and relative, participating, optional and other special rights, and any qualifications, limitations and restrictions thereof;

and, for such purposes, the Directors may reserve an appropriate number of Shares for the time being unissued. The Company shall not issue Shares to bearer.

Annex B-7

10.    The Company may insofar as may be permitted by law, pay a commission to any Person in consideration of his or her subscribing or agreeing to subscribe whether absolutely or conditionally for any Shares. Such commissions may be satisfied by the payment of cash or the lodgment of fully or partly paid-up Shares or partly in one way and partly in the other. The Company may also pay such brokerage as may be lawful on any issue of Shares.

11.    The Directors may refuse to accept any application for Shares, and may accept any application in whole or in part, for any reason or for no reason.

CLASS A ORDINARY SHARES AND CLASS B ORDINARY SHARES

12.    Holders of Class A Ordinary Shares and Class B Ordinary Shares shall at all times vote together as one class on all resolutions submitted to a vote by the Members. Each Class A Ordinary Share shall entitle the holder thereof to one (1) vote on all matters subject to vote at general meetings of the Company, and each Class B Ordinary Share shall entitle the holder thereof to ten (10) votes on all matters subject to vote at general meetings of the Company.

13.    Each Class B Ordinary Share is convertible into one (1) Class A Ordinary Share at any time at the option of the holder thereof. The right to convert shall be exercisable by the holder of the Class B Ordinary Share delivering a written notice to the Company that such holder elects to convert a specified number of Class B Ordinary Shares into Class A Ordinary Shares.

14.    Any conversion of Class B Ordinary Shares into Class A Ordinary Shares pursuant to these Articles shall be effected by means of the re-designation of each relevant Class B Ordinary Share as a Class A Ordinary Share. Such conversion shall become effective (i) in the case of any conversion effected pursuant to Article 13, forthwith upon the receipt by the Company of the written notice delivered to the Company as described in Article 13 (or at such later date as may be specified in such notice), or (ii) in the case of any automatic conversion effected pursuant to Article 15, forthwith upon occurrence of the event specified in Article 15 which triggers such automatic conversion, and the Company shall make entries in the Register to record the re-designation of the relevant Class B Ordinary Shares as Class A Ordinary Shares at the relevant time.

15.    Any number of Class B Ordinary Shares held by a holder thereof will be automatically and immediately converted into an equal number of Class A Ordinary Shares upon the occurrence of any of the following:

(a)     any direct or indirect sale, transfer, assignment or disposition of such number of Class B Ordinary Shares by the holder thereof or the direct or indirect transfer or assignment of the voting power attached to such number of Class B Ordinary Shares through voting proxy or otherwise to any person that is neither an Affiliate of such holder nor another holder of Class B Ordinary Shares or an Affiliate of such another holder;

for the avoidance of doubt, the creation of any pledge, charge, encumbrance or other third party right of whatever description on any of Class B Ordinary Shares to secure contractual or legal obligations shall not be deemed as a sale, transfer, assignment or disposition under this clause (a) unless and until any such pledge, charge, encumbrance or other third party right is enforced and results in a third party, which is neither an Affiliate of such holder nor another holder of Class B Ordinary Shares or an Affiliate of such another holder, holding directly or indirectly beneficial ownership or voting power through voting proxy or otherwise to the related Class B Ordinary Shares, in which case all the related Class B Ordinary Shares shall be automatically converted into the same number of Class A Ordinary Shares; or

(b)    any direct or indirect sale, transfer, assignment or disposition of a majority of the issued and outstanding voting securities of, or the direct or indirect transfer or assignment of the voting power attached to such voting securities through voting proxy or otherwise, or the direct or indirect sale, transfer, assignment or disposition of all or substantially all of the assets of, a holder of Class B Ordinary Shares that is an entity to any person that is neither an Affiliate of such holder nor another holder of Class B Ordinary Shares or an Affiliate of such holder;

for the avoidance of doubt, the creation of any pledge, charge, encumbrance or other third party right of whatever description on the issued and outstanding voting securities or the assets of a holder of Class B Ordinary Shares that is an entity to secure contractual or legal obligations shall not be deemed as

Annex B-8

a sale, transfer, assignment or disposition under this clause (b) unless and until any such pledge, charge, encumbrance or other third party right is enforced and results in a third party, which is neither an Affiliate of such holder nor another holder of Class B Ordinary Shares or an Affiliate of such another holder, holding directly or indirectly beneficial ownership or voting power through voting proxy or otherwise to the related issued and outstanding voting securities or the assets.

16.    Class A Ordinary Shares are not convertible into Class B Ordinary Shares under any circumstances.

17.    Save and except for voting rights and conversion rights as set out in Articles 12 to 16 (inclusive), Class A Ordinary Shares and the Class B Ordinary Shares shall rank pari passu with one another and shall have the same rights, preferences, privileges and restrictions.

MODIFICATION OF RIGHTS

18.    Whenever the capital of the Company is divided into different Classes the rights attached to any such Class may, subject to any rights or restrictions for the time being attached to any Class, only be materially adversely varied with the consent in writing of the holders of at least two-thirds (2/3) of the issued Shares of that Class or with the sanction of a Special Resolution passed at a separate meeting of the holders of the Shares of that Class. To every such separate meeting all the provisions of these Articles relating to general meetings of the Company or to the proceedings thereat shall, mutatis mutandis, apply, except that the necessary quorum shall be one or more Persons holding or representing by proxy at least one-third (1/3) in nominal or par value amount of the issued Shares of the relevant Class (but so that if at any adjourned meeting of such holders a quorum as above defined is not Present, those Shareholders who are Present shall form a quorum) and that, subject to any rights or restrictions for the time being attached to the Shares of that Class, every Shareholder of the Class shall on a poll have one vote for each Share of the Class held by him. For the purposes of this Article the Directors may treat all the Classes or any two or more Classes as forming one Class if they consider that all such Classes would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate Classes.

19.    The rights conferred upon the holders of the Shares of any Class issued with preferred or other rights shall not, subject to any rights or restrictions for the time being attached to the Shares of that Class, be deemed to be materially adversely varied by, inter alia, the creation, allotment or issue of further Shares ranking pari passu with or subsequent to them or the redemption or purchase of any Shares of any Class by the Company. The rights of the holders of Shares shall not be deemed to be materially adversely varied by the creation or issue of Shares with preferred or other rights including, without limitation, the creation of Shares with enhanced or weighted voting rights.

CERTIFICATES

20.    Every Person whose name is entered as a Member in the Register may, without payment and upon its written request, request a certificate within two calendar months after allotment or lodgment of transfer (or within such other period as the conditions of issue shall provide) in the form determined by the Directors. All certificates shall specify the Share or Shares held by that Person, provided that in respect of a Share or Shares held jointly by several Persons the Company shall not be bound to issue more than one certificate, and delivery of a certificate for a Share to one of several joint holders shall be sufficient delivery to all. All certificates for Shares shall be delivered personally or sent through the post addressed to the Member entitled thereto at the Member’s registered address as appearing in the Register.

21.    Every share certificate of the Company shall bear legends required under the applicable laws, including the Securities Act.

22.    Any two or more certificates representing Shares of any one Class held by any Member may at the Member’s request be cancelled and a single new certificate for such Shares issued in lieu on payment (if the Directors shall so require) of one dollar (US$1.00) or such smaller sum as the Directors shall determine.

Annex B-9

23.    If a share certificate shall be damaged or defaced or alleged to have been lost, stolen or destroyed, a new certificate representing the same Shares may be issued to the relevant Member upon request, subject to delivery up of the old certificate or (if alleged to have been lost, stolen or destroyed) compliance with such conditions as to evidence and indemnity and the payment of out-of-pocket expenses of the Company in connection with the request as the Directors may think fit.

24.    In the event that Shares are held jointly by several Persons, any request may be made by any one of the joint holders and if so made shall be binding on all of the joint holders.

FRACTIONAL SHARES

25.    The Directors may issue fractions of a Share and, if so issued, a fraction of a Share shall be subject to and carry the corresponding fraction of liabilities (whether with respect to nominal or par value, premium, contributions, calls or otherwise), limitations, preferences, privileges, qualifications, restrictions, rights (including, without prejudice to the generality of the foregoing, voting and participation rights) and other attributes of a whole Share. If more than one fraction of a Share of the same Class is issued to or acquired by the same Shareholder such fractions shall be accumulated.

LIEN

26.    The Company has a first and paramount lien on every Share (whether or not fully paid) for all amounts (whether presently payable or not) payable at a fixed time or called in respect of that Share. The Company also has a first and paramount lien on every Share registered in the name of a Person indebted or under liability to the Company (whether he is the sole registered holder of a Share or one of two or more joint holders) for all amounts owing by him/her or his/her estate to the Company (whether or not presently payable). The Directors may at any time declare a Share to be wholly or in part exempt from the provisions of this Article. The Company’s lien on a Share extends to any amount payable in respect of it, including but not limited to dividends.

27.    The Company may sell, in such manner as the Directors in their absolute discretion think fit, any Share on which the Company has a lien, but no sale shall be made unless an amount in respect of which the lien exists is presently payable nor until the expiration of fourteen (14) calendar days after a notice in writing, demanding payment of such part of the amount in respect of which the lien exists as is presently payable, has been given to the registered holder for the time being of the Share, or the Persons entitled thereto by reason of his or her death or bankruptcy.

28.    For giving effect to any such sale the Directors may authorize a Person to transfer the Shares sold to the purchaser thereof. The purchaser shall be registered as the holder of the Shares comprised in any such transfer and he shall not be bound to see to the application of the purchase money, nor shall his or her title to the Shares be affected by any irregularity or invalidity in the proceedings in reference to the sale.

29.    The proceeds of the sale after deduction of expenses, fees and commission incurred by the Company shall be received by the Company and applied in payment of such part of the amount in respect of which the lien exists as is presently payable, and the residue shall (subject to a like lien for sums not presently payable as existed upon the Shares prior to the sale) be paid to the Person entitled to the Shares immediately prior to the sale.

CALLS ON SHARES

30.    Subject to the terms of the allotment, the Directors may from time to time make calls upon the Shareholders in respect of any moneys unpaid on their Shares, and each Shareholder shall (subject to receiving at least fourteen (14) calendar days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on such Shares. A call shall be deemed to have been made at the time when the resolution of the Directors authorizing such call was passed.

31.    The joint holders of a Share shall be jointly and severally liable to pay calls in respect thereof.

Annex B-10

32.    If a sum called in respect of a Share is not paid before or on the day appointed for payment thereof, the Person from whom the sum is due shall pay interest upon the sum at the rate of eight percent (8%) per annum from the day appointed for the payment thereof to the time of the actual payment, but the Directors shall be at liberty to waive payment of that interest wholly or in part.

33.    The provisions of these Articles as to the liability of joint holders and as to payment of interest shall apply in the case of non-payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the amount of the Share, or by way of premium, as if the same had become payable by virtue of a call duly made and notified.

34.    The Directors may make arrangements with respect to the issue of partly paid Shares for a difference between the Shareholders, or the particular Shares, in the amount of calls to be paid and in the times of payment.

35.    The Directors may, if they think fit, receive from any Shareholder willing to advance the same all or any part of the moneys uncalled and unpaid upon any partly paid Shares held by him, and upon all or any of the moneys so advanced may (until the same would, but for such advance, become presently payable) pay interest at such rate (not exceeding without the sanction of an Ordinary Resolution, eight percent (8%) per annum) as may be agreed upon between the Shareholder paying the sum in advance and the Directors. No such sum paid in advance of calls shall entitle the Member paying such sum to any portion of a dividend declared in respect of any period prior to the date upon which such sum would, but for such payment, become presently payable.

FORFEITURE OF SHARES

36.    If a Shareholder fails to pay any call or instalment of a call in respect of partly paid Shares on the day appointed for payment, the Directors may, at any time thereafter during such time as any part of such call or instalment remains unpaid, serve a notice on such Shareholder requiring payment of so much of the call or instalment as is unpaid, together with any interest which may have accrued.

37.    The notice shall name a further day (not earlier than the expiration of fourteen (14) calendar days from the date of the notice) on or before which the payment required by the notice is to be made, and shall state that in the event of non-payment at or before the time appointed, the Shares in respect of which the call was made will be liable to be forfeited.

38.    If the requirements of any such notice as aforesaid are not complied with, any Share in respect of which the notice has been given may at any time thereafter, before the payment required by the notice has been made, be forfeited by a resolution of the Directors to that effect.

39.    A forfeited Share may be sold or otherwise disposed of on such terms and in such manner as the Directors think fit, and at any time before a sale or disposition the forfeiture may be cancelled on such terms as the Directors think fit.

40.    A Person whose Shares have been forfeited shall cease to be a Shareholder in respect of the forfeited Shares, but shall, notwithstanding, remain liable to pay to the Company all moneys which at the date of forfeiture were payable by him or her to the Company in respect of the Shares forfeited, but his or her liability shall cease if and when the Company receives payment in full of the amount unpaid on the Shares forfeited.

41.    A certificate in writing under the hand of a Director that a Share has been duly forfeited on a date stated in the certificate shall be conclusive evidence of the facts in the declaration as against all Persons claiming to be entitled to the Share.

42.    The Company may receive the consideration, if any, given for a Share on any sale or disposition thereof pursuant to the provisions of these Articles as to forfeiture and may execute a transfer of the Share in favor of the Person to whom the Share is sold or disposed of and that Person shall be registered as the holder of the Share and shall not be bound to see to the application of the purchase money, if any, nor shall his or her title to the Shares be affected by any irregularity or invalidity in the proceedings in reference to the disposition or sale.

Annex B-11

43.    The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which by the terms of issue of a Share becomes due and payable, whether on account of the amount of the Share, or by way of premium, as if the same had been payable by virtue of a call duly made and notified.

TRANSFER OF SHARES

44.    The instrument of transfer of any Share shall be in writing and in any usual or common form or such other form as the Directors may, in their absolute discretion, approve and be executed by or on behalf of the transferor and if in respect of a nil or partly paid up Share, or if so required by the Directors, shall also be executed on behalf of the transferee and shall be accompanied by the certificate (if any) of the Shares to which it relates and such other evidence as the Directors may reasonably require to show the right of the transferor to make the transfer. The transferor shall be deemed to remain a Shareholder until the name of the transferee is entered in the Register in respect of the relevant Shares.

45.    (a)     The Directors may in their absolute discretion decline to register any transfer of Shares which is not fully paid up or on which the Company has a lien.

(b)    The Directors may also decline to register any transfer of any Share unless:

(i)     the instrument of transfer is lodged with the Company, accompanied by the certificate for the Shares to which it relates and such other evidence as the Board may reasonably require to show the right of the transferor to make the transfer;

(ii)    the instrument of transfer is in respect of only one Class of Shares;

(iii)   the instrument of transfer is properly stamped, if required;

(iv)   in the case of a transfer to joint holders, the number of joint holders to whom the Share is to be transferred does not exceed four; and

(v)    a fee of such maximum sum as the Designated Stock Exchange may determine to be payable, or such lesser sum as the Board of Directors may from time to time require, is paid to the Company in respect thereof.

46.    The registration of transfers may, on ten (10) calendar days’ notice being given by advertisement in such one or more newspapers, by electronic means or by any other means in accordance with the Designated Stock Exchange Rules, be suspended and the Register closed at such times and for such periods as the Directors may, in their absolute discretion, from time to time determine, provided always that such registration of transfer shall not be suspended nor the Register closed for more than thirty (30) calendar days in any calendar year.

47.    All instruments of transfer that are registered shall be retained by the Company. If the Directors refuse to register a transfer of any Shares, they shall within three calendar months after the date on which the transfer was lodged with the Company send notice of the refusal to each of the transferor and the transferee.

TRANSMISSION OF SHARES

48.    The legal personal representative of a deceased sole holder of a Share shall be the only Person recognized by the Company as having any title to the Share. In the case of a Share registered in the name of two or more holders, the survivors or survivor, or the legal personal representatives of the deceased survivor, shall be the only Person recognized by the Company as having any title to the Share.

49.    Any Person becoming entitled to a Share in consequence of the death or bankruptcy of a Shareholder shall, upon such evidence being produced as may from time to time be required by the Directors, have the right either to be registered as a Shareholder in respect of the Share or, instead of being registered himself or herself, to make such transfer of the Share as the deceased or bankrupt Person could have made; but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the deceased or bankrupt Person before the death or bankruptcy.

Annex B-12

50.    A Person becoming entitled to a Share by reason of the death or bankruptcy of a Shareholder shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered Shareholder, except that he shall not, before being registered as a Shareholder in respect of the Share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company, provided however, that the Directors may at any time give notice requiring any such Person to elect either to be registered himself or herself or to transfer the Share, and if the notice is not complied with within ninety (90) calendar days, the Directors may thereafter withhold payment of all dividends, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

REGISTRATION OF EMPOWERING INSTRUMENTS

51.    The Company shall be entitled to charge a fee not exceeding one U.S. dollar (US$1.00) on the registration of every probate, letters of administration, certificate of death or marriage, power of attorney, notice in lieu of destrings, or other instrument.

ALTERATION OF SHARE CAPITAL

52.    The Company may from time to time by Ordinary Resolution increase the share capital by such sum, to be divided into Shares of such Classes and amount, as the resolution shall prescribe.

53.    The Company may by Ordinary Resolution:

(a)     increase its share capital by new Shares of such amount as it thinks expedient;

(b)    consolidate and divide all or any of its share capital into Shares of a larger amount than its existing Shares;

(c)     subdivide its Shares, or any of them, into Shares of an amount smaller than that fixed by the Memorandum, provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced Share shall be the same as it was in case of the Share from which the reduced Share is derived; and

(d)    cancel any Shares that, at the date of the passing of the resolution, have not been taken or agreed to be taken by any Person and diminish the amount of its share capital by the amount of the Shares so cancelled.

54.    The Company may by Special Resolution reduce its share capital and any capital redemption reserve in any manner authorized by the Companies Act.

REDEMPTION, PURCHASE AND SURRENDER OF SHARES

55.    Subject to the provisions of the Companies Act and these Articles, the Company may:

(a)     issue Shares that are to be redeemed or are liable to be redeemed at the option of the Shareholder or the Company. The redemption of Shares shall be effected in such manner and upon such terms as may be determined, before the issue of such Shares, by either the Board or by the Shareholders by Ordinary Resolution;

(b)    purchase its own Shares (including any redeemable Shares) on such terms and in such manner and terms as have been approved by the Board or by the Members by Ordinary Resolution, or are otherwise authorized by these Articles; and

(c)     make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Companies Act, including out of capital.

56.    The purchase of any Share shall not oblige the Company to purchase any other Share other than as may be required pursuant to applicable law and any other contractual obligations of the Company.

57.    The holder of the Shares being purchased shall be bound to deliver up to the Company the certificate(s) (if any) thereof for cancellation and thereupon the Company shall pay to him the purchase or redemption monies or consideration in respect thereof.

58.    The Directors may accept the surrender for no consideration of any fully paid Share.

Annex B-13

TREASURY SHARES

59.    The Directors may, prior to the purchase, redemption or surrender of any Share, determine that such Share shall be held as a Treasury Share.

60.    The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).

GENERAL MEETINGS

61.    All general meetings other than annual general meetings shall be called extraordinary general meetings.

62.    (a)    The Company may (but shall not be obliged to) in each calendar year hold a general meeting as its annual general meeting and shall specify the meeting as such in the notices calling it. The annual general meeting shall be held at such time and place as may be determined by the Directors.

(b)    At these meetings the report of the Directors (if any) shall be presented.

63.    (a)    Chairman or a majority of the Directors may call general meetings, and they shall on a Shareholders’ requisition forthwith proceed to convene an extraordinary general meeting of the Company.

(b)    A Shareholders’ requisition is a requisition of Members holding at the date of deposit of the requisition Shares which carry in aggregate not less than one-third (1/3) of all votes attaching to all issued and outstanding Shares of the Company that as at the date of the deposit carry the right to vote at general meetings of the Company.

(c)     The requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the Registered Office, and may consist of several documents in like form each signed by one or more requisitionists.

(d)    If there are no Directors as at the date of the deposit of the Shareholders’ requisition, or if the Directors do not within twenty-one (21) calendar days from the date of the deposit of the requisition duly proceed to convene a general meeting to be held within a further forty-five (45) calendar days, the requisitionists, or any of them representing more than one-half (1/2) of the total voting rights of all of them, may themselves convene a general meeting, but any meeting so convened shall not be held after the expiration of three calendar months after the expiration of the said forty-five (45) calendar days.

(e)     A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

NOTICE OF GENERAL MEETINGS

64.    At least seven (7) calendar days’ notice shall be given for any general meeting. Every notice shall be exclusive of the day on which it is given or deemed to be given and of the day for which it is given and shall specify the place (except in the case of a Virtual Meeting), the day and the hour of the meeting and the general nature of the business and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of these Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)     in the case of an annual general meeting, by all the Shareholders (or their proxies) entitled to attend and vote thereat; and

(b)    in the case of an extraordinary general meeting, by two-thirds (2/3) of the Shareholders having a right to attend and vote at the meeting and Present at the meeting.

65.    The accidental omission to give notice of a meeting to or the non-receipt of a notice of a meeting by any Shareholder shall not invalidate the proceedings at any meeting.

Annex B-14

PROCEEDINGS AT GENERAL MEETINGS

66.    No business except for the appointment of a chairman for the meeting shall be transacted at any general meeting unless a quorum of Shareholders is Present at the time when the meeting proceeds to business. One or more Shareholders holding Shares which carry in aggregate (or representing by proxy) not less than one-third (1/3) of all votes attaching to all Shares in issue and entitled to vote at such general meeting Present shall be a quorum for all purposes.

67.    If within half an hour from the time appointed for the meeting a quorum is not Present, the meeting shall be dissolved.

68.    If the Directors wish to make this facility available for a specific general meeting or all general meetings of the Company, Presence at the relevant general meeting of the Company may be by means of Communication Facilities. Without limiting the generality of the foregoing, the Directors may determine that any general meeting may be held as a Virtual Meeting. The notice of any general meeting at which Communication Facilities may be utilized (including any Virtual Meeting) must disclose the Communication Facilities that will be used, including the procedures to be followed by any Shareholder or other participant of the meeting who wishes to utilize such Communication Facilities for the purposes of attending and participating in such meeting, including attending and casting any vote thereat.

69.    The Chairman, if any, shall preside as chairman at every general meeting of the Company. If there is no such Chairman, or if at any general meeting he is not Present within fifteen minutes after the time appointed for holding the meeting or is unwilling to act as chairman of the meeting, any Director or Person nominated by the Directors Present at the meeting shall preside as chairman of that meeting, failing which the Shareholders Present shall choose any Person Present to be chairman of that meeting.

70.    The chairman of any general meeting (including any Virtual Meeting) shall be entitled to attend and participate at any such general meeting by means of Communication Facilities, and to act as the chairman of such general meeting, in which event the following provisions shall apply:

(a)     The chairman of the meeting shall be deemed to be Present at the meeting; and

(b)    If the Communication Facilities are interrupted or fail for any reason to enable the chairman of the meeting to hear and be heard by all other Persons participating in the meeting, then the other Directors Present at the meeting shall choose another Director Present to act as chairman of the meeting for the remainder of the meeting; provided that if no other Director is Present at the meeting, or if all the Directors Present decline to take the chair, then the meeting shall be automatically adjourned to the same day in the next week and at such time and place as shall be decided by the Board of Directors.

71.    The chairman of the meeting may with the consent of any general meeting at which a quorum is Present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a meeting, or adjourned meeting, is adjourned for fourteen (14) calendar days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Save as aforesaid it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.

72.    The Directors may cancel or postpone any duly convened general meeting at any time prior to such meeting, except for general meetings requisitioned by the Shareholders in accordance with these Articles, for any reason or for no reason, upon notice in writing to Shareholders. A postponement may be for a stated period of any length or indefinitely as the Directors may determine.

73.    At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands, unless a poll is (before or on the declaration of the result of the show of hands) demanded by the chairman of the meeting or any Shareholder holding not less than ten percent (10%) of the votes attaching to the Shares Present, and unless a poll is so demanded, a declaration by the chairman of the meeting that a resolution has, on a show of hands, been carried, or carried unanimously, or by a particular majority, or lost, and an entry to that effect in the book of the proceedings of the Company, shall be conclusive evidence of the fact, without proof of the number or proportion of the votes recorded in favor of, or against, that resolution.

Annex B-15

74.    If a poll is duly demanded it shall be taken in such manner as the chairman of the meeting directs, and the result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

75.    All questions submitted to a meeting shall be decided by an Ordinary Resolution except where a greater majority is required by these Articles or by the Companies Act. In the case of an equality of votes, whether on a show of hands or on a poll, the chairman of the meeting at which the show of hands takes place or at which the poll is demanded, shall be entitled to a second or casting vote.

76.    A poll demanded on the election of a chairman of the meeting or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time as the chairman of the meeting directs.

VOTES OF SHAREHOLDERS

77.    Subject to any rights and restrictions for the time being attached to any Share, on a show of hands every Shareholder Present at the meeting shall, at a general meeting of the Company, each have one vote and on a poll every Shareholder Present at the meeting shall have one (1) vote for each Class A Ordinary Share and ten (10) votes for each Class B Ordinary Share of which he is the holder.

78.    In the case of joint holders the vote of the senior who tenders a vote whether in person or by proxy (or, if a corporation or other non-natural person, by its duly authorized representative or proxy) shall be accepted to the exclusion of the votes of the other joint holders and for this purpose seniority shall be determined by the order in which the names stand in the Register.

79.    Shares carrying the right to vote that are held by a Shareholder of unsound mind, or in respect of whom an order has been made by any court having jurisdiction in lunacy, may be voted, whether on a show of hands or on a poll, by his or her committee, or other Person in the nature of a committee appointed by that court, and any such committee or other Person may vote in respect of such Shares by proxy.

80.    No Shareholder shall be entitled to vote at any general meeting of the Company unless all calls, if any, or other sums presently payable by him in respect of Shares carrying the right to vote held by him have been paid.

81.    On a poll votes may be given either personally or by proxy.

82.    Each Shareholder, other than a recognized clearing house (or its nominee(s)) or depositary (or its nominee(s)), may only appoint one proxy on a show of hand. The instrument appointing a proxy shall be in writing under the hand of the appointor or of his or her attorney duly authorized in writing or, if the appointor is a corporation, either under Seal or under the hand of an officer or attorney duly authorized. A proxy need not be a Shareholder.

83.    An instrument appointing a proxy may be in any usual or common form or such other form as the Directors may approve.

84.    The instrument appointing a proxy shall be deposited at the Registered Office or at such other place as is specified for that purpose in the notice convening the meeting, or in any instrument of proxy sent out by the Company:

(a)     not less than 48 hours before the time for holding the meeting or adjourned meeting at which the person named in the instrument proposes to vote; or

(b)    in the case of a poll taken more than 48 hours after it is demanded, be deposited as aforesaid after the poll has been demanded and not less than 24 hours before the time appointed for the taking of the poll; or

(c)     where the poll is not taken forthwith but is taken not more than 48 hours after it was demanded be delivered at the meeting at which the poll was demanded to the chairman of the meeting or to the secretary or to any Director;

Annex B-16

provided that the Directors may in the notice convening the meeting, or in an instrument of proxy sent out by the Company, direct that the instrument appointing a proxy may be deposited at such other time (no later than the time for holding the meeting or adjourned meeting) at the Registered Office or at such other place as is specified for that purpose in the notice convening the meeting, or in any instrument of proxy sent out by the Company. The chairman of the meeting may in any event at his or her discretion direct that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted shall be invalid.

85.    The instrument appointing a proxy shall be deemed to confer authority to demand or join in demanding a poll.

86.    A resolution in writing signed by all the Shareholders for the time being entitled to receive notice of and to attend and vote at general meetings of the Company (or being corporations by their duly authorized representatives) shall be as valid and effective as if the same had been passed at a general meeting of the Company duly convened and held.

CORPORATIONS ACTING BY REPRESENTATIVES AT MEETINGS

87.    Any corporation which is a Shareholder or a Director may by resolution of its directors or other governing body authorize such Person as it thinks fit to act as its representative at any meeting of the Company or of any meeting of holders of a Class or of the Directors or of a committee of Directors, and the Person so authorized shall be entitled to exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were an individual Shareholder or Director.

DEPOSITARY AND CLEARING HOUSES

88.    If a recognized clearing house (or its nominee(s)) or depositary (or its nominee(s)) is a Member of the Company it may, by resolution of its directors or other governing body or by power of attorney, authorize such Person(s) as it thinks fit to act as its representative(s) at any general meeting of the Company or of any Class of Shareholders provided that, if more than one Person is so authorized, the authorization shall specify the number and Class of Shares in respect of which each such Person is so authorized. A Person so authorized pursuant to this Article shall be entitled to exercise the same powers on behalf of the recognized clearing house (or its nominee(s)) or depositary (or its nominee(s)) which he represents as that recognized clearing house (or its nominee(s)) or depositary (or its nominee(s)) could exercise if it were an individual Member holding the number and Class of Shares specified in such authorization, including the right to vote individually on a show of hands.

DIRECTORS

89.    (a)    Unless otherwise determined by the Company in general meeting, the number of Directors shall not be less than three (3) Directors, the exact number of Directors to be determined from time to time by the Board of Directors.

(b)    The Board of Directors shall elect and appoint a Chairman by a majority of the Directors then in office, and the period for which the Chairman will hold office will also be determined by a majority of all of the Directors then in office. The Chairman shall preside as chairman at every meeting of the Board of Directors. To the extent the Chairman is not present at a meeting of the Board of Directors within fifteen minutes after the time appointed for holding the same, the attending Directors may choose one of their number to be the chairman of the meeting.

(c)     The Board may, by the affirmative vote of a simple majority of the Directors present and voting at a Board meeting, or the Company may by Ordinary Resolution appoint any person to be a Director.

(d)    The Board may, by the affirmative vote of a simple majority of the remaining Directors present and voting at a Board meeting, appoint any person as a Director, to fill a casual vacancy on the Board or as an addition to the existing Board.

(e)     A Director shall hold office until the expiration of his or her term or his or her successor shall have been elected and qualified, or until his or her office is otherwise vacated.

Annex B-17

90.    A Director may be removed from office by Ordinary Resolution (except with regard to the removal of the Chairman, who may only be removed from office by Special Resolution) of the Company, notwithstanding anything in these Articles or in any agreement between the Company and such Director (but without prejudice to any claim for damages under such agreement). The notice of any meeting at which a resolution to remove a Director shall be proposed or voted upon must contain a statement of the intention to remove that Director and such notice must be served on that Director not less than ten (10) calendar days before the meeting. Such Director is entitled to attend the meeting and be heard on the motion for his or her removal. A vacancy on the Board created by the removal of a Director under the previous sentence may be filled by Ordinary Resolution or by the affirmative vote of a simple majority of the remaining Directors present and voting at a Board meeting.

91.    The Board may, from time to time, and except as required by applicable law or Designated Stock Exchange Rules, adopt, institute, amend, modify or revoke the corporate governance policies or initiatives of the Company and determine on various corporate governance related matters of the Company as the Board shall determine by resolution of Directors from time to time.

92.    A Director shall not be required to hold any Shares in the Company by way of qualification. A Director who is not a Member of the Company shall nevertheless be entitled to attend and speak at general meetings.

93.    The remuneration of the Directors may be determined by the Directors or by Ordinary Resolution.

94.    The Directors shall be entitled to be paid for their travelling, hotel and other expenses properly incurred by them in going to, attending and returning from meetings of the Directors, or any committee of the Directors, or general meetings of the Company, or otherwise in connection with the business of the Company, or to receive such fixed allowance in respect thereof as may be determined by the Directors from time to time, or a combination partly of one such method and partly the other.

ALTERNATE DIRECTOR OR PROXY

95.    Any Director may in writing appoint another Person to be his or her alternate and, save to the extent provided otherwise in the form of appointment, such alternate shall have authority to sign written resolutions on behalf of the appointing Director, but shall not be required to sign such written resolutions where they have been signed by the appointing director, and to act in such Director’s place at any meeting of the Directors at which the appointing Director is unable to be present. Every such alternate shall be entitled to attend and vote at meetings of the Directors as a Director when the Director appointing him or her is not personally present and where he or she is a Director to have a separate vote on behalf of the Director he or she is representing in addition to his or her own vote. A Director may at any time in writing revoke the appointment of an alternate appointed by him or her. Such alternate shall be deemed for all purposes to be a Director and shall not be deemed to be the agent of the Director appointing him or her. The remuneration of such alternate shall be payable out of the remuneration of the Director appointing him or her and the proportion thereof shall be agreed between them.

96.    Any Director may appoint any Person, whether or not a Director, to be the proxy of that Director to attend and vote on his or her behalf, in accordance with instructions given by that Director, or in the absence of such instructions at the discretion of the proxy, at a meeting or meetings of the Directors which that Director is unable to attend personally. The instrument appointing the proxy shall be in writing under the hand of the appointing Director and shall be in any usual or common form or such other form as the Directors may approve, and must be lodged with the chairman of the meeting of the Directors at which such proxy is to be used, or first used, prior to the commencement of the meeting.

POWERS AND DUTIES OF DIRECTORS

97.    Subject to the Companies Act, these Articles and any resolutions passed in a general meeting, the business of the Company shall be managed by the Directors, who may pay all expenses incurred in setting up and registering the Company and may exercise all powers of the Company. No resolution passed by the Company in general meeting shall invalidate any prior act of the Directors that would have been valid if that resolution had not been passed.

Annex B-18

98.    Subject to these Articles, the Directors may from time to time appoint any natural person or corporation, whether or not a Director to hold such office in the Company as the Directors may think necessary for the administration of the Company, including but not limited to, chief executive officer, one or more other executive officers, president, one or more vice-presidents, treasurer, assistant treasurer, manager or controller, and for such term and at such remuneration (whether by way of salary or commission or participation in profits or partly in one way and partly in another), and with such powers and duties as the Directors may think fit. Any natural person or corporation so appointed by the Directors may be removed by the Directors. The Directors may also appoint one or more of their members to the office of managing director upon like terms, but any such appointment shall ipso facto terminate if any managing director ceases for any cause to be a Director, or if the Company by Ordinary Resolution resolves that his or her tenure of office be terminated.

99.    The Directors may appoint any natural person or corporation to be a Secretary (and if need be an assistant Secretary or assistant Secretaries) who shall hold office for such term, at such remuneration and upon such conditions and with such powers as they think fit. Any Secretary or assistant Secretary so appointed by the Directors may be removed by the Directors or by the Company by Ordinary Resolution.

100.  The Directors may delegate any of their powers to committees consisting of such member or members of their body as they think fit; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Directors.

101.  The Directors may from time to time and at any time by power of attorney (whether under Seal or under hand) or otherwise appoint any company, firm or Person or body of Persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys or authorized signatory (any such Person being an “Attorney” or “Authorized Signatory”, respectively) of the Company for such purposes and with such powers, authorities and discretion (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such power of attorney or other appointment may contain such provisions for the protection and convenience of Persons dealing with any such Attorney or Authorized Signatory as the Directors may think fit, and may also authorize any such Attorney or Authorized Signatory to delegate all or any of the powers, authorities and discretion vested in him or her.

102.  The Directors may from time to time provide for the management of the affairs of the Company in such manner as they shall think fit and the provisions contained in the three next following Articles shall not limit the general powers conferred by this Article.

103.  The Directors from time to time and at any time may establish any committees, local boards or agencies for managing any of the affairs of the Company and may appoint any natural person or corporation to be a member of such committees or local boards and may appoint any managers or agents of the Company and may fix the remuneration of any such natural person or corporation.

104.  The Directors from time to time and at any time may delegate to any such committee, local board, manager or agent any of the powers, authorities and discretions for the time being vested in the Directors and may authorize the members for the time being of any such local board, or any of them to fill any vacancies therein and to act notwithstanding vacancies and any such appointment or delegation may be made on such terms and subject to such conditions as the Directors may think fit and the Directors may at any time remove any natural person or corporation so appointed and may annul or vary any such delegation, but no Person dealing in good faith and without notice of any such annulment or variation shall be affected thereby.

105.  Any such delegates as aforesaid may be authorized by the Directors to sub-delegate all or any of the powers, authorities, and discretion for the time being vested in them.

BORROWING POWERS OF DIRECTORS

106.  The Directors may from time to time at their discretion exercise all the powers of the Company to raise or borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof, to issue debentures, debenture stock, bonds and other securities, whether outright or as collateral security for any debt, liability or obligation of the Company or of any third party.

Annex B-19

THE SEAL

107.  The Seal shall not be affixed to any instrument except by the authority of a resolution of the Directors provided always that such authority may be given prior to or after the affixing of the Seal and if given after may be in general form confirming a number of affixings of the Seal. The Seal shall be affixed in the presence of a Director or a Secretary (or an assistant Secretary) or in the presence of any one or more Persons as the Directors may appoint for the purpose and every Person as aforesaid shall sign every instrument to which the Seal is so affixed in their presence.

108.  The Company may maintain a facsimile of the Seal in such countries or places as the Directors may appoint and such facsimile Seal shall not be affixed to any instrument except by the authority of a resolution of the Directors provided always that such authority may be given prior to or after the affixing of such facsimile Seal and if given after may be in general form confirming a number of affixings of such facsimile Seal. The facsimile Seal shall be affixed in the presence of such Person or Persons as the Directors shall for this purpose appoint and such Person or Persons as aforesaid shall sign every instrument to which the facsimile Seal is so affixed in their presence and such affixing of the facsimile Seal and signing as aforesaid shall have the same meaning and effect as if the Seal had been affixed in the presence of and the instrument signed by a Director or a Secretary (or an assistant Secretary) or in the presence of any one or more Persons as the Directors may appoint for the purpose.

109.  Notwithstanding the foregoing, a Secretary or any assistant Secretary shall have the authority to affix the Seal, or the facsimile Seal, to any instrument for the purposes of attesting authenticity of the matter contained therein but which does not create any obligation binding on the Company.

DISQUALIFICATION OF DIRECTORS

110.  The office of Director shall be vacated, if the Director:

(a)     becomes bankrupt or makes any arrangement or composition with his or her creditors;

(b)    dies or is found to be or becomes of unsound mind;

(c)     resigns his or her office by notice in writing to the Company;

(d)    without special leave of absence from the Board, is absent from meetings of the Board for three (3) consecutive meetings and the Board resolves that his or her office be vacated; or

(e)     is removed from office pursuant to any other provision of these Articles.

PROCEEDINGS OF DIRECTORS

111.  The Directors may meet together (either within or outside the Cayman Islands) for the dispatch of business, adjourn, and otherwise regulate their meetings and proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. At any meeting of the Directors, each Director present in person or represented by his or her proxy or alternate shall be entitled to one vote. In case of an equality of votes the Chairman shall have a second or casting vote. A Director may, and a Secretary or assistant Secretary on the requisition of a Director shall, at any time summon a meeting of the Directors.

112.  A Director may participate in any meeting of the Directors, or of any committee appointed by the Directors of which such Director is a member, by means of telephone or similar communication equipment by way of which all Persons participating in such meeting can communicate with each other and such participation shall be deemed to constitute presence in person at the meeting.

113.  The quorum necessary for the transaction of the business of the Board may be fixed by the Directors, and unless so fixed, the quorum shall be a majority of Directors then in office, including the Chairman; provided, however, a quorum shall nevertheless exist at a meeting at which a quorum would exist but for the fact that the Chairman is voluntarily absent from the meeting and notifies the Board of his or her decision to be absent from that meeting, before or at the meeting. A Director represented by proxy or by an alternate Director at any meeting shall be deemed to be present for the purposes of determining whether or not a quorum is present.

Annex B-20

114.  A Director who is in any way, whether directly or indirectly, interested in a contract or transaction or proposed contract or transaction with the Company shall declare the nature of his or her interest at a meeting of the Directors. A general notice given to the Directors by any Director to the effect that he or she is a member of any specified company or firm and is to be regarded as interested in any contract or transaction which may thereafter be made with that company or firm shall be deemed a sufficient declaration of interest in regard to any contract so made or transaction so consummated. Subject to the Designated Stock Exchange Rules and disqualification by the chairman of the relevant Board meeting, a Director may vote in respect of any contract or transaction or proposed contract or transaction notwithstanding that he or she may be interested therein and if he does so his or her vote shall be counted and he or she may be counted in the quorum at any meeting of the Directors at which any such contract or transaction or proposed contract or transaction shall come before the meeting for consideration.

115.  A Director may hold any other office or place of profit under the Company (other than the office of auditor) in conjunction with his or her office of Director for such period and on such terms (as to remuneration and otherwise) as the Directors may determine and no Director or intending Director shall be disqualified by his or her office from contracting with the Company either with regard to his or her tenure of any such other office or place of profit or as vendor, purchaser, business partner or otherwise, nor shall any such contract or arrangement entered into by or on behalf of the Company in which any Director is in any way interested be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realized by any such contract or arrangement by reason of such Director holding that office or of the fiduciary relation thereby established. A Director, notwithstanding his or her interest, may be counted in the quorum present at any meeting of the Directors whereat he or she or any other Director is appointed to hold any such office or place of profit under the Company or whereat the terms of any such appointment are arranged and he or she may vote on any such appointment or arrangement.

116.  Any Director may act by himself or herself or through his or her firm in a professional capacity for the Company, and he/she or his/her firm shall be entitled to remuneration for professional services as if he or she were not a Director; provided that nothing herein contained shall authorize a Director or his or her firm to act as auditor to the Company.

117.  The Directors shall cause minutes to be made for the purpose of recording:

(a)     all appointments of officers made by the Directors;

(b)    the names of the Directors present at each meeting of the Directors and of any committee of the Directors; and

(c)     all resolutions and proceedings at all meetings of the Company, and of the Directors and of committees of Directors.

118.  When the chairman of a meeting of the Directors signs the minutes of such meeting the same shall be deemed to have been duly held notwithstanding that all the Directors have not actually come together or that there may have been a technical defect in the proceedings.

119.  A resolution in writing signed by all the Directors or all the members of a committee of Directors entitled to receive notice of a meeting of Directors or committee of Directors, as the case may be (an alternate Director, subject as provided otherwise in the terms of appointment of the alternate Director, being entitled to sign such a resolution on behalf of his or her appointer), shall be as valid and effectual as if it had been passed at a duly called and constituted meeting of Directors or committee of Directors, as the case may be. When signed a resolution may consist of several documents each signed by one or more of the Directors or his or her duly appointed alternate.

120.  The continuing Directors may act notwithstanding any vacancy in their body but if and for so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors, the continuing Directors may act for the purpose of increasing the number, or of summoning a general meeting of the Company, but for no other purpose.

Annex B-21

121.  Subject to any regulations imposed on it by the Directors, a committee appointed by the Directors may elect a chairman of its meetings. If no such chairman is elected, or if at any meeting the chairman is not present within fifteen minutes after the time appointed for holding the meeting, the committee members present may choose one of their members to be chairman of the meeting.

122.  A committee appointed by the Directors may meet and adjourn as it thinks proper. Subject to any regulations imposed on it by the Directors, questions arising at any meeting shall be determined by a majority of votes of the committee members present and in case of an equality of votes the chairman shall have a second or casting vote.

123.  All acts done by any meeting of the Directors or of a committee of Directors, or by any Person acting as a Director, shall notwithstanding that it be afterwards discovered that there was some defect in the appointment of any such Director or Person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such Person had been duly appointed and was qualified to be a Director.

PRESUMPTION OF ASSENT

124.  A Director who is present at a meeting of the Board of Directors at which an action on any Company matter is taken shall be presumed to have assented to the action taken unless his or her dissent shall be entered in the minutes of the meeting or unless he or she shall file his or her written dissent from such action with the person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favor of such action.

DIVIDENDS

125.  Subject to any rights and restrictions for the time being attached to any Shares, the Directors may from time to time declare dividends (including interim dividends) and other distributions on Shares in issue and authorize payment of the same out of the funds of the Company lawfully available therefor.

126.  Subject to any rights and restrictions for the time being attached to any Shares, the Company by Ordinary Resolution may declare dividends, but no dividend shall exceed the amount recommended by the Directors.

127.  The Directors may, before recommending or declaring any dividend, set aside out of the funds legally available for distribution such sums as they think proper as a reserve or reserves which shall, in the absolute discretion of the Directors, be applicable for meeting contingencies or for equalizing dividends or for any other purpose to which those funds may be properly applied, and pending such application may in the absolute discretion of the Directors, either be employed in the business of the Company or be invested in such investments (other than Shares of the Company) as the Directors may from time to time think fit.

128.  Any dividend payable in cash to the holder of Shares may be paid in any manner determined by the Directors. If paid by cheque it will be sent by mail addressed to the holder at his or her address in the Register, or addressed to such person and at such addresses as the holder may direct. Every such cheque or warrant shall, unless the holder or joint holders otherwise direct, be made payable to the order of the holder or, in the case of joint holders, to the order of the holder whose name stands first on the Register in respect of such Shares, and shall be sent at his or her or their risk and payment of the cheque or warrant by the bank on which it is drawn shall constitute a good discharge to the Company.

129.  The Directors may determine that a dividend shall be paid wholly or partly by the distribution of specific assets (which may consist of the shares or securities of any other company) and may settle all questions concerning such distribution. Without limiting the generality of the foregoing, the Directors may fix the value of such specific assets, may determine that cash payment shall be made to some Shareholders in lieu of specific assets and may vest any such specific assets in trustees on such terms as the Directors think fit.

130.  Subject to any rights and restrictions for the time being attached to any Shares, all dividends shall be declared and paid according to the amounts paid up on the Shares, but if and for so long as nothing is paid up on any of the Shares, dividends may be declared and paid according to the par value of the Shares. No amount paid on a Share in advance of calls shall, while carrying interest, be treated for the purposes of this Article as paid on the Share.

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131.  If several Persons are registered as joint holders of any Share, any of them may give effective receipts for any dividend or other moneys payable on or in respect of the Share.

132.  No dividend shall bear interest against the Company.

133.  Any dividend unclaimed after a period of six calendar years from the date of declaration of such dividend may be forfeited by the Board of Directors and, if so forfeited, shall revert to the Company.

ACCOUNTS, AUDIT AND ANNUAL RETURN AND DECLARATION

134.  The books of account relating to the Company’s affairs shall be kept in such manner as may be determined from time to time by the Directors.

135.  The books of account shall be kept at the Registered Office, or at such other place or places as the Directors think fit, and shall always be open to the inspection of the Directors.

136.  The Directors may from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Shareholders not being Directors, and no Shareholder (not being a Director) shall have any right to inspect any account or book or document of the Company except as conferred by law or authorized by the Directors or by Ordinary Resolution.

137.  The accounts relating to the Company’s affairs shall be audited in such manner and with such financial year end as may be determined from time to time by the Directors or failing any determination as aforesaid shall not be audited.

138.  The Directors may appoint an auditor of the Company who shall hold office until removed from office by a resolution of the Directors and may fix their remuneration.

139.  Every auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the auditors.

140.  The auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment, and at any time during their term of office, upon request of the Directors or any general meeting of the Members.

141.  The Directors in each calendar year shall prepare, or cause to be prepared, an annual return and declaration setting forth the particulars required by the Companies Act and deliver a copy thereof to the Registrar of Companies in the Cayman Islands.

CAPITALIZATION OF RESERVES

142.  Subject to the Companies Act, the Directors may:

(a)     resolve to capitalize an amount standing to the credit of reserves (including a Share Premium Account, capital redemption reserve and profit and loss account), which is available for distribution;

(b)    appropriate the sum resolved to be capitalized to the Shareholders in proportion to the nominal amount of Shares (whether or not fully paid) held by them respectively and apply that sum on their behalf in or towards:

(i)     paying up the amounts (if any) for the time being unpaid on Shares held by them respectively, or

(ii)    paying up in full unissued Shares or debentures of a nominal amount equal to that sum,

and allot the Shares or debentures, credited as fully paid, to the Shareholders (or as they may direct) in those proportions, or partly in one way and partly in the other, but the Share Premium Account, the capital redemption reserve and profits which are not available for distribution may, for the purposes of this Article, only be applied in paying up unissued Shares to be allotted to Shareholders credited as fully paid;

Annex B-23

(c)     make any arrangements they think fit to resolve a difficulty arising in the distribution of a capitalized reserve and in particular, without limitation, where Shares or debentures become distributable in fractions the Directors may deal with the fractions as they think fit;

(d)    authorize a Person to enter (on behalf of all the Shareholders concerned) into an agreement with the Company providing for either:

(i)     the allotment to the Shareholders respectively, credited as fully paid, of Shares or debentures to which they may be entitled on the capitalization, or

(ii)    the payment by the Company on behalf of the Shareholders (by the application of their respective proportions of the reserves resolved to be capitalized) of the amounts or part of the amounts remaining unpaid on their existing Shares, and any such agreement made under this authority being effective and binding on all those Shareholders; and

(e)     generally do all acts and things required to give effect to the resolution.

143.  Notwithstanding any provisions in these Articles and subject to the Companies Act, the Directors may resolve to capitalize an amount standing to the credit of reserves (including the share premium account, capital redemption reserve and profit and loss account) or otherwise available for distribution by applying such sum in paying up in full unissued Shares to be allotted and issued to:

(a)     employees (including Directors) or service providers of the Company or its Affiliates upon exercise or vesting of any options or awards granted under any share incentive scheme or employee benefit scheme or other arrangement which relates to such persons that has been adopted or approved by the Directors or the Members;

(b)    any trustee of any trust or administrator of any share incentive scheme or employee benefit scheme to whom shares are to be allotted and issued by the Company in connection with the operation of any share incentive scheme or employee benefit scheme or other arrangement which relates to such persons that has been adopted or approved by the Directors or Members; or

(c)     any service providers of the Company or its Affiliates upon exercise or vesting of any options or awards granted under any share incentive scheme or employee benefit scheme or other arrangement which relates to such persons that has been adopted or approved by the Directors or the Members.

SHARE PREMIUM ACCOUNT

144.  The Directors shall in accordance with the Companies Act establish a Share Premium Account and shall carry to the credit of such account from time to time a sum equal to the amount or value of the premium paid on the issue of any Share.

145.  There shall be debited to any Share Premium Account on the redemption or purchase of a Share the difference between the nominal value of such Share and the redemption or purchase price provided always that at the discretion of the Directors such sum may be paid out of the profits of the Company or, if permitted by the Companies Act, out of capital.

NOTICES

146.  Except as otherwise provided in these Articles, any notice or document may be served by the Company or by the Person entitled to give notice to any Shareholder either personally, or by posting it by airmail or a recognized courier service in a prepaid letter addressed to such Shareholder at his or her address as appearing in the Register, or by electronic mail to any electronic mail address such Shareholder may have specified in writing for the purpose of such service of notices, or by facsimile to any facsimile number such Shareholder may have specified in writing for the purpose of such service of notices, or by placing it on the Company’s Website should the Directors deem it appropriate. In the case of joint holders of a Share, all notices shall be given to that one of the joint holders whose name stands first in the Register in respect of the joint holding, and notice so given shall be sufficient notice to all the joint holders.

Annex B-24

147.  Notices sent from one country to another shall be sent or forwarded by prepaid airmail or a recognized courier service.

148.  Any Shareholder Present, either personally or by proxy, at any meeting of the Company shall for all purposes be deemed to have received due notice of such meeting and, where requisite, of the purposes for which such meeting was convened.

149.  Any notice or other document, if served by:

(a)     post, shall be deemed to have been served five (5) calendar days after the time when the letter containing the same is posted;

(b)    facsimile, shall be deemed to have been served upon production by the transmitting facsimile machine of a report confirming transmission of the facsimile in full to the facsimile number of the recipient;

(c)     recognized courier service, shall be deemed to have been served 48 hours after the time when the letter containing the same is delivered to the courier service; or

(d)    electronic means, shall be deemed to have been served immediately (i) upon the time of the transmission to the electronic mail address supplied by the Shareholder to the Company or (ii) upon the time of its placement on the Company’s Website.

In proving service by post or courier service it shall be sufficient to prove that the letter containing the notice or documents was properly addressed and duly posted or delivered to the courier service.

150.  Any notice or document delivered or sent by post to or left at the registered address of any Shareholder in accordance with the terms of these Articles shall notwithstanding that such Shareholder be then dead or bankrupt, and whether or not the Company has notice of his or her death or bankruptcy, be deemed to have been duly served in respect of any Share registered in the name of such Shareholder as sole or joint holder, unless his or her name shall at the time of the service of the notice or document have been removed from the Register as the holder of the Share, and such service shall for all purposes be deemed a sufficient service of such notice or document on all Persons interested (whether jointly with or as claiming through or under him) in the Share.

151.  Notice of every general meeting of the Company shall be given to:

(a)     all Shareholders holding Shares with the right to receive notice and who have supplied to the Company an address for the giving of notices to them; and

(b)    every Person entitled to a Share in consequence of the death or bankruptcy of a Shareholder, who but for his or her death or bankruptcy would be entitled to receive notice of the meeting.

No other Person shall be entitled to receive notices of general meetings.

INFORMATION

152.  Subject to the relevant laws, rules and regulations applicable to the Company, no Member shall be entitled to require discovery of any information in respect of any detail of the Company’s trading or any information which is or may be in the nature of a trade secret or secret process which may relate to the conduct of the business of the Company and which in the opinion of the Board would not be in the interests of the Members of the Company to communicate to the public.

153.  Subject to due compliance with the relevant laws, rules and regulations applicable to the Company, the Board shall be entitled to release or disclose any information in its possession, custody or control regarding the Company or its affairs to any of its Members including, without limitation, information contained in the Register and transfer books of the Company.

INDEMNITY

154.  Every Director (including for the purposes of this Article any alternate Director appointed pursuant to the provisions of these Articles), Secretary, assistant Secretary, or other officer for the time being and from time to time of the Company (but not including the Company’s auditors) and the personal representatives of the same (each an “Indemnified Person”) shall be indemnified and secured harmless against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such Indemnified Person, other

Annex B-25

than by reason of such Indemnified Person’s own dishonesty, willful default or fraud, in or about the conduct of the Company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his or her duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such Indemnified Person in defending (whether successfully or otherwise) any civil proceedings concerning the Company or its affairs in any court whether in the Cayman Islands or elsewhere.

155.  No Indemnified Person shall be liable:

(a)     for the acts, receipts, neglects, defaults or omissions of any other Director or officer or agent of the Company; or

(b)    for any loss on account of defect of title to any property of the Company; or

(c)     on account of the insufficiency of any security in or upon which any money of the Company shall be invested; or

(d)    for any loss incurred through any bank, broker or other similar Person; or

(e)     for any loss occasioned by any negligence, default, breach of duty, breach of trust, error of judgement or oversight on such Indemnified Person’s part; or

(f)     for any loss, damage or misfortune whatsoever which may happen in or arise from the execution or discharge of the duties, powers, authorities, or discretions of such Indemnified Person’s office or in relation thereto;

unless the same shall happen through such Indemnified Person’s own dishonesty, willful default or fraud.

FINANCIAL YEAR

156.  Unless the Directors otherwise prescribe, the financial year of the Company shall end on December 31st in each calendar year and shall begin on January 1st in each calendar year.

NON-RECOGNITION OF TRUSTS

157.  No Person shall be recognized by the Company as holding any Share upon any trust and the Company shall not, unless required by law, be bound by or be compelled in any way to recognize (even when having notice thereof) any equitable, contingent, future or partial interest in any Share or (except only as otherwise provided by these Articles or as the Companies Act requires) any other right in respect of any Share except an absolute right to the entirety thereof in each Shareholder registered in the Register.

WINDING UP

158.  If the Company shall be wound up the liquidator may, with the sanction of a Special Resolution of the Company and any other sanction required by the Companies Act, divide amongst the Members in species or in kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like sanction, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

159.  If the Company shall be wound up, and the assets available for distribution amongst the Members shall be insufficient to repay the whole of the share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them. If in a winding up the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise. This Article is without prejudice to the rights of the holders of Shares issued upon special terms and conditions.

Annex B-26

AMENDMENT OF ARTICLES OF ASSOCIATION

160.  Subject to the Companies Act, the Company may at any time and from time to time by Special Resolution alter or amend these Articles in whole or in part.

CLOSING OF REGISTER OR FIXING RECORD DATE

161.  For the purpose of determining those Shareholders that are entitled to receive notice of, attend or vote at any meeting of Shareholders or any adjournment thereof, or those Shareholders that are entitled to receive payment of any dividend, or in order to make a determination as to who is a Shareholder for any other purpose, the Directors may provide that the Register shall be closed for transfers for a stated period which shall not exceed in any case thirty (30) calendar days in any calendar year.

162.  In lieu of or apart from closing the Register, the Directors may fix in advance a date as the record date for any such determination of those Shareholders that are entitled to receive notice of, attend or vote at a meeting of the Shareholders and for the purpose of determining those Shareholders that are entitled to receive payment of any dividend the Directors may, at or within ninety (90) calendar days prior to the date of declaration of such dividend, fix a subsequent date as the record date for such determination.

163.   If the Register is not so closed and no record date is fixed for the determination of those Shareholders entitled to receive notice of, attend or vote at a meeting of Shareholders or those Shareholders that are entitled to receive payment of a dividend, the date on which notice of the meeting is posted or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Shareholders. When a determination of those Shareholders that are entitled to receive notice of, attend or vote at a meeting of Shareholders has been made as provided in this Article, such determination shall apply to any adjournment thereof.

REGISTRATION BY WAY OF CONTINUATION

164.  The Company may by Special Resolution resolve to be registered by way of continuation in a jurisdiction outside the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing. In furtherance of a resolution adopted pursuant to this Article, the Directors may cause an application to be made to the Registrar of Companies to deregister the Company in the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing and may cause all such further steps as they consider appropriate to be taken to effect the transfer by way of continuation of the Company.

DISCLOSURE

165.  The Directors, or any service providers (including the officers, the Secretary and the registered office provider of the Company) specifically authorized by the Directors, shall be entitled to disclose to any regulatory or judicial authority or to any stock exchange on which securities of the Company may from time to time be listed any information regarding the affairs of the Company including without limitation information contained in the Register and books of the Company.

MERGERS AND CONSOLIDATIONS

166.  The Company shall have the power to merge or consolidate with one or more other constituent companies (as defined in the Statute) upon such terms as the Directors may determine and (to the extent required by the Statute) with the approval of a Special Resolution.

EXCLUSIVE FORUM

167.  For the avoidance of doubt and without limiting the jurisdiction of the Cayman Courts to hear, settle and/or determine disputes related to the Company, the courts of the Cayman Islands shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any Director, officer, or other employee of the Company to the Company or the Members, (iii) any action asserting a claim arising pursuant to any provision of the Companies Act or these Articles including but not limited to any purchase or acquisition of Shares, security, or guarantee provided in consideration thereof, or (iv) any action asserting a claim against the Company which if brought in the United States would be a claim arising under the internal affairs doctrine (as such concept is recognized under the laws of the United States from time to time).

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168.  Unless the Company consents in writing to the selection of an alternative forum, the United States District Court for the Southern District of New York (or, if the United States District Court for the Southern District of New York lacks subject matter jurisdiction over a particular dispute, the state courts in New York County, New York) shall be the exclusive forum within the United States for the resolution of any complaint asserting a cause of action arising out of or relating in any way to the federal securities laws of the United States, regardless of whether such legal suit, action, or proceeding also involves parties other than the Company. Any person or entity purchasing or otherwise acquiring any Share or other securities in the Company shall be deemed to have notice of and consented to the provisions of this Article. Without prejudice to the foregoing, if the provision in this Article is held to be illegal, invalid or unenforceable under applicable law, the legality, validity or enforceability of the rest of these Articles shall not be affected and this Article shall be interpreted and construed to the maximum extent possible to apply in the relevant jurisdiction with whatever modification or deletion may be necessary so as best to give effect to the intention of the Company. Any person or entity purchasing or otherwise acquiring any share in or of the Company or other security of the Company whether by transfer, sale, operation of law or otherwise, shall be deemed to have notice of and have irrevocably agreed and consented to the provisions of this Article.

Annex B-28

Annex C

SPONSOR SUPPORT AGREEMENT

This Sponsor Support Agreement (this “Sponsor Agreement”) is dated as of September 16, 2024 by and among Chenghe Investment II Limited, a Cayman Islands limited liability company the (“Sponsor”) , Chenghe Acquisition II Co., a Cayman Islands exempted company limited by shares (“SPAC”), and Polibeli Group Ltd, a Cayman Islands limited liability company (the “Company”), and the directors and officers of SPAC set forth on Schedule A hereto (together with the Sponsor, each, a “Founder Shareholder” and collectively, the “Founder Shareholders”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, as of the date hereof, the Founder Shareholders are the holders of record and the “beneficial owners” (within the meaning of Rule 13d-3 under the Exchange Act) of (a) 2,875,000 SPAC Class B Ordinary Shares, (b) 266,875 SPAC private placement units, each private placement unit comprised of one SPAC Class A Ordinary Share, par value $0.0001 per share and one-half of one redeemable warrant to purchase one SPAC Class A ordinary share (the “Private Placement Units”), and (c) any other equity securities of SPAC (or any securities convertible into or exercisable or exchangeable for the equity securities of SPAC) acquired by such Founder Shareholders after the date of this Sponsor Agreement (all such securities set forth in clauses (a) through (c), being collectively referred to herein as “Subject Shares”);

WHEREAS, contemporaneously with the execution and delivery of this Sponsor Agreement, SPAC, the Company, Polibeli Merger One Limited, a Cayman Islands limited liability company and a direct wholly owned subsidiary of the Company (“Merger Sub”), have entered into a Business Combination Agreement (as amended, restated, modified or supplemented from time to time, the “Business Combination Agreement”), dated as of the date hereof;

WHEREAS, upon the terms and subject to the conditions of the Business Combination Agreement and in accordance with the applicable provisions of the Companies Act (As Revised) of the Cayman Islands, the parties thereto desire to enter into a business combination transaction, whereby at the Merger Effective Time, Merger Sub will merge with and into SPAC (the “Merger”), the separate corporate existence of Merger Sub will cease and SPAC will be the surviving corporation and a wholly owned subsidiary of the Company (the “Business Combination”);

WHEREAS, as a condition and inducement to the Company’s willingness to enter into the Business Combination Agreement and to consummate the transactions contemplated therein, the parties hereto desire to agree to certain matters as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

Article I
SPONSOR SUPPORT AGREEMENT; COVENANTS

1.1        Binding Effect of Business Combination Agreement. Each Founder Shareholder hereby acknowledges that it has read the Business Combination Agreement and this Sponsor Agreement and has had the opportunity to consult with its tax and legal advisors. Each Founder Shareholder shall be bound by and comply with Sections 7.6 (No Solicitation by SPAC) and 10.12 (Publicity) of the Business Combination Agreement (and any relevant definitions contained in any such Sections) as if such Founder Shareholder was an original signatory to the Business Combination Agreement with respect to such provisions.

1.2     New Shares. In the event that (a) any SPAC Ordinary Shares, SPAC Warrants or other equity securities of SPAC are issued to any Founder Shareholder after the date of this Sponsor Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of SPAC Ordinary Shares or

Annex C-1

SPAC Warrants of, on or affecting the SPAC Ordinary Shares or SPAC Warrants owned by such Founder Shareholder, (b) any Founder Shareholder purchases or otherwise acquires beneficial ownership of any SPAC Ordinary Shares, SPAC Warrants or other equity securities of SPAC after the date of this Sponsor Agreement and prior to the Closing, or (c) any Founder Shareholder acquires the right to vote or share in the voting of any SPAC Ordinary Shares or other equity securities of SPAC after the date of this Sponsor Agreement (such SPAC Ordinary Shares, SPAC Warrants or other equity securities of SPAC, collectively the “New Securities”), then such New Securities acquired or purchased by the Sponsors, as applicable, shall be subject to the terms of this Sponsor Agreement to the same extent as if they constituted the SPAC Ordinary Shares or SPAC Warrants owned by such Founder Shareholder respectively, as of the date hereof, subject to compliance with applicable Laws of the relevant Governmental Authority.

1.3        Closing Date Deliverables. On the Closing Date, the Sponsor and other parties thereto shall deliver to SPAC and the Company a duly executed copy of that certain Registration Rights Agreement, by and among SPAC, the Sponsor, certain of the Company’s shareholders or their respective Affiliates, as applicable, in substantially the form attached as Exhibit A to the Business Combination Agreement.

1.4        Founder Shareholder Agreements.

(a)       At any meeting of the shareholders of SPAC, however called, or at any adjournment thereof, or in any other circumstance in which the vote, consent or other approval of the shareholders of SPAC is sought from the date hereof until the Closing Date or, if earlier, the termination of the Business Combination Agreement, each Founder Shareholder shall (i) appear at each such meeting in person or by proxy or otherwise cause all of its Subject Shares to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of its Subject Shares:

(i)        in favor of each SPAC Transaction Proposal;

(ii)       against any Business Combination Proposal or any proposal relating to a Business Combination Proposal (in each case, other than the SPAC Transaction Proposals);

(iii)     against any merger agreement, business combination agreement, merger, scheme of arrangement, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by SPAC or any public offering of any equity securities of SPAC (other than the Business Combination Agreement and the transactions contemplated thereby);

(iv)      against any change in the business, management or board of directors of SPAC (other than in connection with the SPAC Transaction Proposals); and

(v)       against any proposal, action or agreement that would or would reasonably be expected to (A) impede, interfere with, delay, frustrate, prevent, result in termination or failure to consummate of, or nullify any provision of, this Sponsor Agreement, the Business Combination Agreement or the Transactions, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of SPAC under the Business Combination Agreement, (C) result in any of the conditions set forth in Article VIII of the Business Combination Agreement not being fulfilled or (D) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, SPAC.

Each Founder Shareholder hereby agrees on its own behalf that it shall not commit or agree to take any action inconsistent with the foregoing.

(b)       During the period commencing on the date hereof and ending on the earlier of (i) the Merger Effective Time and (ii) such date and time as the Business Combination Agreement shall be terminated in accordance with Section 9.1 thereof (the earlier of (i) and (ii), the “Expiration Time”), the Sponsor shall not modify or amend any Contract between or among the Sponsor or any of their respective Affiliates of the Sponsor (other than SPAC), on the one hand, and SPAC, on the other hand, without the prior written consent of the Company.

1.5        No Transfer. From the date of this Sponsor Agreement until the Expiration Time, each Founder Shareholder shall not, directly or indirectly, (a) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option, right or warrant to purchase or otherwise transfer, dispose of or agree to transfer or dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within

Annex C-2

the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder, with respect to any Subject Share, (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) publicly announce any intention to effect any transaction specified in clause (a) or (b) (the actions specified in clauses (a) to (c), collectively, “Transfer”), other than pursuant to the Merger. Notwithstanding the foregoing, such Founder Shareholder may make Transfers of the Subject Shares (A) pursuant to this Sponsor Agreement, (B) upon the consent of the Company and SPAC, (C) in the case of an individual, by gift to a member of one of the individual’s immediate family, to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person, (D) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual, (E) in the case of an individual, pursuant to a qualified domestic relations order, (F) in the case of an individual, pursuant to a charitable gift or contribution, and (G) in the case of an entity, by virtue of such Founder Shareholder’s Governing Documents upon liquidation or dissolution of such Founder Shareholder; provided that, in each case of clauses (A) through (G), the power to vote (including, without limitation, by proxy or power of attorney) and otherwise fulfill such Founder Shareholder’s obligations under this Sponsor Agreement is not relinquished, and as a condition to the effectiveness of any such Transfer, such transferee shall enter into a written agreement, in form and substance reasonably satisfactory to the Company and SPAC, agreeing to be bound by this Sponsor Agreement to the same extent as such Founder Shareholder was with respect to such transferred Subject Shares; provided, further, that in the case of clauses (D), (E) or (F), the transferee will not be required to assume voting obligations if the transferee’s assumption of such obligations would violate any applicable Laws, including any securities Laws, or would reasonably be expected to materially delay or impede the Registration Statement or Proxy Statement being declared effective under the Securities Act. Any action attempted to be taken in violation of the preceding sentence will be null and void.

1.6        Waiver of Appraisal and Dissenters’ Rights. Each Founder Shareholder hereby irrevocably waives, and agrees not to exercise or assert, any dissenters’ rights under Section 238 of the Cayman Act and any other similar statute in connection with the Transactions and the Business Combination Agreement.

1.7        Waiver of Anti-Dilution Protection. Each Founder Shareholder hereby waives, and agrees not to exercise, assert or claim, to the fullest extent permitted by applicable Law, the ability to adjust the Initial Conversion Ratio (as defined in the SPAC Charter) pursuant to Article 17 of the SPAC Articles in connection with the Transactions.

1.8        No Redemption. Each Founder Shareholder irrevocably and unconditionally agrees that, from the date hereof and until the Expiration Time, such Founder Shareholder shall not elect to cause SPAC to redeem any Subject Shares, or submit or surrender any of its Subject Shares for redemption, in connection with the Transactions.

1.9        No Inconsistent Agreement. Each Founder Shareholder hereby represents and covenants that such Founder Shareholder has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of such Founder Shareholder’s respective obligations hereunder.

Article II
REPRESENTATIONS AND WARRANTIES

2.1        Representations and Warranties of the Founder Shareholders. Each Founder Shareholder represents and warrants as of the date hereof to SPAC and the Company as follows:

(a)       Organization; Due Authorization. Such Founder Shareholder is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Sponsor Agreement and the consummation of the transactions contemplated hereby are within such Founder Shareholder’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of such Founder Shareholder. This Sponsor Agreement has been duly executed and delivered by such Founder Shareholder and, assuming due authorization, execution and delivery by the other parties to this Sponsor Agreement, this Sponsor Agreement constitutes a legally valid and binding obligation of such Founder Shareholder, enforceable against such Founder Shareholder in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting

Annex C-3

the availability of specific performance and other equitable remedies). If this Sponsor Agreement is being executed in a representative or fiduciary capacity, the Person signing this Sponsor Agreement has full power and authority to enter into this Sponsor Agreement on behalf of such Founder Shareholder.

(b)       Ownership. Such Founder Shareholder is, as of the date hereof, the record and beneficial owner (as defined in the Securities Act) of, and has good title to, the Subject Shares, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of the Subject Shares (other than transfer restrictions under the Securities Act)) affecting the Subject Shares, other than Liens pursuant to (i) this Sponsor Agreement, (ii) SPAC’s Governing Documents, (iii) the Business Combination Agreement, or (iv) any applicable securities Laws. The Subject Shares are the only equity securities in SPAC owned of record or beneficially by such Founder Shareholder on the date of this Sponsor Agreement, and none of the Subject Shares are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Shares, except as provided hereunder. Other than the Private Placement Units and the SPAC Warrants, such Founder Shareholder does not hold or own any rights to acquire (directly or indirectly) any equity securities of SPAC or any equity securities convertible into, or which can be exchanged for, equity securities of SPAC.

(c)       No Conflicts. The execution and delivery of this Sponsor Agreement by such Founder Shareholder, as applicable, does not, and the performance by such Founder Shareholder of its obligations hereunder will not, (i) conflict with or result in a violation of the organizational documents of such Founder Shareholder or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon such Founder Shareholder or its Subject Shares), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Founder Shareholder of its obligations under this Sponsor Agreement.

(d)       Litigation. There are no Actions pending against such Founder Shareholder, or to the knowledge of such Founder Shareholder, as applicable, threatened against such Founder Shareholder, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Founder Shareholder of its obligations under this Sponsor Agreement.

(e)       Brokerage Fees. Except as described on Section 5.13 of the SPAC Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Business Combination Agreement based upon arrangements made by such Founder Shareholder for which SPAC or any of its Affiliates may become liable.

(f)       Acknowledgment. Such Founder Shareholder understands and acknowledges that each of SPAC and the Company is entering into the Business Combination Agreement in reliance upon such Founder Shareholder’s execution and delivery of this Sponsor Agreement.

Article III
MISCELLANEOUS

3.1        Termination. This Sponsor Agreement and all of its provisions shall terminate and be of no further force or effect upon the earlier of (a) the Expiration Time, and (b) the written agreement of the Sponsor, SPAC, and the Company. Upon such termination of this Sponsor Agreement, all obligations of the parties under this Sponsor Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Sponsor Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Sponsor Agreement prior to such termination. This Article III shall survive the termination of this Sponsor Agreement.

3.2     Amendment. Subject to applicable Law, this Sponsor Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by SPAC, the Company and the Founder Shareholders.

3.3     Waiver. Each provision in this Sponsor Agreement may only be waived by written instrument making specific reference to this Sponsor Agreement signed by the party against whom enforcement of any such provision so waived is sought. No action taken pursuant to this Sponsor Agreement, including any investigation by

Annex C-4

or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Sponsor Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

3.4        Notices. All notices and other communications under this Sponsor Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt by other than automatic means, whether electronic or otherwise), (b) when sent by email (with no automated reply, such as an out-of-office notification, no mail undeliverable notification or other rejection notice), or (c) one (1) Business Day following the day sent by an internationally recognized overnight courier (with written confirmation of receipt), in each case, at the following addresses or email addresses (or to such other address or email address as a party may have specified by notice given to the other party pursuant to this provision):

If to SPAC:

Chenghe Acquisition II Co.
38 Beach Road #29-11
South Beach Tower
Singapore

Attention: Richard Qi Li
Email: richard.li@chenghecap.com

with copies (which shall not constitute actual or constructive notice) to:

Paul Hastings LLP
101 California Street, Forty-Eighth Floor
San Francisco, CA 94111
The United States

Attention: Steve Camahort

Will Burns
Sean Monroe

Email: stevecamahort@paulhastings.com

willburns@paulhastings.com
seanmonroe@paulhastings.com

If to any of the Company Parties, to:

Polibeli Group Ltd

Lt 49th Sahid Sudirman Centre,
Jl. Jenderal Sudirman No.Kav. 13-15 Lt 49,
RT.10/RW.11, Karet Tengsin, Kecamatan Tanah Abang,
Kota Jakarta Pusat, Daerah Khusus Ibukota Jakarta
Republic of Indonesia, 10220

Attention:	Hua Chen
Email:	cfo_office@polibeli.com

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with copies (which shall not constitute actual or constructive notice) to:

Hogan Lovells
11/F, One Pacific Place
88 Queensway
Hong Kong

Attention: Stephanie Tang, Esq.
Email: Stephanie.Tang@hoganlovells.com

If to the Sponsor:

Chenghe Investment II Limited
38 Beach Road #29-11
South Beach Tower
Singapore

Attention: Richard Qi Li
Email: richard.li@chenghecap.com

with a copy (which will not constitute actual or constructive notice) to:

Paul Hastings LLP
101 California Street, Forty-Eighth Floor
San Francisco, CA 94111
The United States

Attention: Steve Camahort

Will Burns
Sean Monroe

Email: stevecamahort@paulhastings.com

willburns@paulhastings.com
seanmonroe@paulhastings.com

or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice. If to a Founder Shareholder other than the Sponsor, to the address set forth under such Founder Shareholder’s signature to this Sponsor Agreement.

3.5        Assignment. No party hereto shall assign this Sponsor Agreement or any part hereof without the prior written consent of the other parties and any such transfer without prior written consent shall be void. Subject to the foregoing, this Sponsor Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

3.6        Rights of Third Parties. Nothing expressed or implied in this Sponsor Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Sponsor Agreement.

3.7        Governing Law; Jurisdiction. This Sponsor Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Sponsor Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Sponsor Agreement, shall be governed by and construed in accordance with the Laws of the State of New York without regard to the conflicts of law principles thereof that would subject such matter to the Laws of another jurisdiction. All legal proceedings arising under the Laws of the State of New York out of or relating to this Sponsor Agreement shall be heard and determined exclusively in any federal court sitting in the Borough of Manhattan of The City of New York; provided, however, that if such federal court does not have jurisdiction over such legal proceedings, they shall be heard and determined exclusively in the Supreme Court of the State of New York, Commercial Division, sitting in the Borough of Manhattan of The City of New York (and any appellate court therefrom). Each of the parties hereto agrees that mailing of process

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or other papers in connection with any such legal proceedings in the manner provided in Section 3.4 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby (i) submits to the exclusive jurisdiction of the aforesaid courts for the purpose of any legal proceeding arising under the Laws of the State of New York out of or relating to this Sponsor Agreement brought by any party hereto, and (ii) irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any legal proceeding with respect to this Sponsor Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Sponsor Agreement and the rights and obligations arising hereunder any claim that it is not personally subject to the jurisdiction of the aforesaid courts for any reason other than the failure to serve process in accordance with this Section 3.7.

3.8        Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LEGAL REQUIREMENTS WHICH CANNOT BE WAIVED, EACH OF THE PARTIES AND ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY MAY DO SO ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS SPONSOR AGREEMENT, EACH OTHER TRANSACTION AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS, AND FOR ANY COUNTERCLAIM RELATING THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS SPONSOR AGREEMENT, THE OTHER TRANSACTION AGREEMENTS AND THE CONSUMMATION OF THE TRANSACTIONS. FURTHERMORE, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

3.9        Entire Agreement. This Sponsor Agreement and the agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto to the extent they relate in any way to the subject matter hereof.

3.10      Severability. If any provision of this Sponsor Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Sponsor Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Sponsor Agreement, they shall take any actions necessary to render the remaining provisions of this Sponsor Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Sponsor Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

3.11      Headings; Counterparts. The headings in this Sponsor Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Sponsor Agreement. This Sponsor Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

3.12      Specific Performance. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Sponsor Agreement in accordance with its specified terms or otherwise breach or threaten to breach such provisions. The parties acknowledge and agree that the parties hereto shall be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Sponsor Agreement and to enforce specifically the terms and provisions hereof. Without limiting the foregoing, each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (i) there is adequate remedy at law, or (ii) an award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an order or injunction to prevent breaches or threatened breaches and to enforce specifically the terms and provisions of this Sponsor Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

[Remainder of page intentionally left blank]

Annex C-7

IN WITNESS WHEREOF, the Sponsor, SPAC, and the Company have each caused this Sponsor Support Agreement to be duly executed as of the date first written above.

SPONSOR:
CHENGHE INVESTMENT II LIMITED
By:	/s/ Richard Qi Li
Name:	Richard Qi Li
Title:	Director

[Signature Page to Sponsor Support Agreement]

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SPAC:
CHENGHE ACQUISITION II CO.
By:	/s/ Shibin Wang
Name:	Shibin Wang
Title:	Director

[Signature Page to Sponsor Support Agreement]

Annex C-9

Founder Shareholder
Richard Qi Li
(Name of Founder Shareholder – Please Print)
/s/ Richard Qi Li
(Signature)

Address:	8/F, Tower 4, The Lily, 129 Repulse Bay Road, Hong Kong

Email:	richard.li@chenghecap.com

[Signature Page to Sponsor Support Agreement]

Annex C-10

Founder Shareholder
Ning Ma
(Name of Founder Shareholder – Please Print)
/s/ Ning Ma
(Signature)

Address:	1805, 10 Dover Rise, Singapore

Email:	maning@lingfengcap.com

[Signature Page to Sponsor Support Agreement]

Annex C-11

Founder Shareholder
Kwan Sun
(Name of Founder Shareholder – Please Print)
/s/ Kwan Sun
(Signature)

Address:	13401 Tossa Lane, Austin TX 78729, United States

Email:	kwan.sun@millburnadvisory.com

[Signature Page to Sponsor Support Agreement]

Annex C-12

Founder Shareholder
James Zhang
(Name of Founder Shareholder – Please Print)
/s/ James Zhang
(Signature)

Address:	38B, Tung Chung Crescent Block 6, Tung Chung, Hong Kong

Email:	james.z.zhang@gmail.com

[Signature Page to Sponsor Support Agreement]

Annex C-13

COMPANY:
POLIBELI GROUP LTD
By:	/s/ Fucheng Yan
Name:	Fucheng Yan
Title:	Director

[Signature Page to Sponsor Support Agreement]

Annex C-14

Schedule A

FOUNDER SHAREHOLDERS

Richard Qi Li

Ning Ma

Kwan Sun

James Zhang

Annex C-15

Annex D

SHAREHOLDER SUPPORT AGREEMENT

This Shareholder Support Agreement (this “Agreement”) is dated as of September 16, 2024, by and among Chenghe Acquisition II Co., a Cayman Islands exempted company (“SPAC”), Xingyun International Company Limited, a Cayman Islands limited liability company (the “Company Shareholder”) and Polibeli Group Ltd, a Cayman Islands limited liability company (the “Company”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, as of the date hereof, the Company Shareholder is the holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of all Company Ordinary Shares (the “Subject Shares”);

WHEREAS, contemporaneously with the execution and delivery of this Agreement, SPAC, the Company, and Polibeli Merger One Limited, a Cayman Islands exempted company limited by shares and a direct wholly owned subsidiary of the Company (“Merger Sub”), have entered into a Business Combination Agreement (as amended, restated, modified or supplemented from time to time, together with any letter, schedule, attachment, appendix and exhibit attached or referenced thereto, the “Business Combination Agreement”), dated as of the date hereof;

WHEREAS, upon the terms and subject to the conditions of the Business Combination Agreement and in accordance with the applicable provisions of the Companies Act (As Revised) of the Cayman Islands, the parties thereto desire to enter into a business combination transaction, whereby at the Merger Effective Time, Merger Sub will merge with and into SPAC (the “Merger”), the separate corporate existence of Merger Sub will cease and SPAC will be the surviving corporation and a wholly owned subsidiary of the Company (the “Business Combination”);

WHEREAS, as a condition and inducement to SPAC’s willingness to enter into the Business Combination Agreement and to consummate the transactions contemplated therein, the parties hereto desire to agree to certain matters as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

Article I
SHAREHOLDER SUPPORT AGREEMENT; COVENANTS

1.1              Binding Effect of Business Combination Agreement. The Company Shareholder hereby acknowledges that it has read the Business Combination Agreement and this Agreement and has had the opportunity to consult with its tax and legal advisors. From the date hereof until the Expiration Time, the Company Shareholder shall be bound by and comply with Sections 6.5 (Exclusivity) and 9.12 (Publicity) of the Business Combination Agreement (and any relevant definitions contained in any such Sections) as if (i) the Company Shareholder was an original signatory to the Business Combination Agreement with respect to such provisions, and (ii) each reference to the “Group” or “Company Parties”, as applicable, contained in Section 6.5 of the Business Combination Agreement (other than Section 6.5(i) or Section 6.5(iii) thereof or for purposes of the definition of Acquisition Proposal) also referred to the Company Shareholder. For the purposes of this Agreement, “Expiration Time” means the earlier of (x) the Merger Effective Time and (y) such date and time as the Business Combination Agreement shall be terminated in accordance with Section 8.1 (Termination) thereof.

1.2              No Transfer. During the period commencing on the date hereof and ending on the Expiration Time, the Company Shareholder shall not (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, file (or participate in the filing of) a registration statement with the SEC (other than the Proxy Statement/Prospectus) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any Subject Shares, (ii) enter into any swap or other arrangement that transfers to

Annex D-1

another, in whole or in part, any of the economic consequences of ownership of any Subject Shares, or (iii) publicly announce any intention to effect any transaction, including the filing of a registration statement, specified in clause (i) or (ii), in each case of (i), (ii) and (iii), other than in connection with the Transactions (clauses (i), (ii) and (iii), collectively, a “Transfer”). Notwithstanding the foregoing, the Company Shareholder may make Transfers of the Subject Shares (A) pursuant to this Agreement, (B) upon the consent of the Company and SPAC, (C) by virtue of the Company Shareholder’s Governing Documents upon liquidation or dissolution of the Company Shareholder; provided that, in each case of clauses (A) through (C), the power to vote (including, without limitation, by proxy or power of attorney) and otherwise fulfill the Company Shareholder’s obligations under this Agreement is not relinquished, and as a condition to the effectiveness of any such Transfer, such transferee shall enter into a written agreement, in form and substance reasonably satisfactory to the Company and SPAC, agreeing to be bound by this Agreement to the same extent as the Company Shareholder was with respect to such transferred Subject Shares.

1.3              New Shares. In the event that (a) any Subject Shares or other equity securities of the Company are issued after the date of this Agreement and prior to the Closing pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of Subject Shares of, on or affecting the Subject Shares, (b) any Person purchases or otherwise acquires beneficial ownership of any Subject Shares or other equity securities of the Company after the date of this Agreement and prior to the Closing, or (c) any Person acquires the right to vote or share in the voting of any Subject Shares or other equity securities of the Company after the date of this Agreement and prior to the Closing (such Subject Shares or other equity securities of the Company, the “New Securities”), then such New Securities acquired or purchased shall be subject to the terms of this Agreement to the same extent as if they constituted the Subject Shares owned by the Company Shareholder as of the date hereof and, in the case of clause (b) or (c) above, the Person purchasing or acquiring ownership or voting rights in such shares shall execute and deliver a customary joinder to be bound by the terms of this Agreement.

1.4              Shareholder Agreements. During the period commencing on the date hereof and ending on the Expiration Time, the Company Shareholder hereby unconditionally and irrevocably agrees that, at any meeting of the shareholders of the Company (or any adjournment or postponement thereof), and in any action by written consent of the shareholders of the Company distributed by the board of directors of the Company or otherwise undertaken as contemplated by the Business Combination Agreement or the transactions contemplated thereby, the Company Shareholder shall, if a meeting is held, appear at the meeting, in person or by proxy, or otherwise cause its Subject Shares to be counted as present thereat for purposes of establishing a quorum, and the Company Shareholder shall vote or provide consent (or cause to be voted or consented), in person or by proxy, all of its Subject Shares:

(a)         to approve and adopt the Business Combination Agreement, and the documents contemplated therein to which the Company is a party and the transactions contemplated therein; including without limitation to granting any required consents and waivers in connection with the Business Combination Agreement, and the transactions contemplated therein pursuant to the Company’s Governing Documents or under any agreements between the Company and its respective shareholders, or otherwise sought with respect to the Business Combination Agreement or the transactions contemplated thereby;

(b)         in any circumstances upon which a consent or other approval is required under the Company’s Governing Documents or under any agreements between the Company and the Company Shareholder, or otherwise sought with respect to the Business Combination Agreement or the transactions contemplated thereby, to vote, consent or approve (or cause to be voted, consented or approved) all of the Company Shareholder’s Subject Shares held at such time in favor thereof;

(c)         against any acquisition agreement, merger agreement, or similar definitive agreement, or consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of the Company or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an Acquisition Proposal;

(d)         against preparation or taking any steps in connection with a public offering of any equity securities of the Company Parties, or a newly formed holding company of the Company Parties (other than in connection with the Business Combination Agreement or the Transactions); and

(e)         against any proposal, action or agreement that would (i) impede, interfere with, delay, postpone, frustrate, prevent or nullify any provision of this Agreement, the Business Combination Agreement or the Merger, (ii) result in a breach in any respect of any covenant, representation, warranty or any other obligation or

Annex D-2

agreement of the Company under the Business Combination Agreement, (iii) result in any of the conditions set forth in Article VIII of the Business Combination Agreement not being fulfilled, or (iv) change in any manner the voting rights of any share capital of the Company.

During the period commencing on the date hereof and ending on the Expiration Time, the Company Shareholder hereby agrees that it shall not commit or agree to take any action inconsistent with the foregoing.

1.5              No Challenges. The Company Shareholder agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against SPAC, the Company Parties or any of their respective successors or directors (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement, or (b) alleging a breach of any fiduciary duty of any person in connection with the evaluation, negotiation or entry into the Business Combination Agreement.

1.6             Registration Rights Agreement. The Company Shareholder will deliver, substantially simultaneously with the Merger Effective Time, a duly executed copy of the Registration Rights Agreement substantially in the form attached as Exhibit A to the Business Combination Agreement.

1.7              Further Assurances. The Company Shareholder shall execute and deliver, or cause to be delivered, such additional documents, and take, or cause to be taken, all such further actions and do, or cause to be done, all things reasonably necessary (including under applicable Laws), or reasonably requested by SPAC and the Company to effect the actions and consummate the Business Combination Agreement, and the other transactions contemplated by this Agreement and the Business Combination Agreement, in each case, on the terms and subject to the conditions set forth therein and herein, as applicable.

1.8              No Inconsistent Agreement. The Company Shareholder hereby represents and covenants that the Company Shareholder has not entered into, shall not enter into, and shall not grant a proxy or power of attorney to enter into any agreement or undertaking that would restrict, limit, be inconsistent with or interfere with the performance of the Company Shareholder’s obligations hereunder.

1.9              Consent to Disclosure. The Company Shareholder hereby consents to the publication and disclosure in the Proxy Statement/Prospectus (and, as and to the extent otherwise required by applicable securities Laws or the SEC or any other securities authorities, any other documents or communications provided by SPAC or the Company to any Governmental Authority or to securityholders of SPAC) of the Company Shareholder’s identity and beneficial ownership of Subject Shares and the nature of the Company Shareholder’s commitments, arrangements and understandings under and relating to this Agreement and, if deemed appropriate by SPAC or the Company, a copy of this Agreement. The Company Shareholder will promptly provide any information reasonably requested by SPAC or the Company for any regulatory application or filing made or approval sought in connection with the transactions contemplated by the Business Combination Agreement (including filings with the SEC).

Article II
REPRESENTATIONS AND WARRANTIES

2.1              Representations and Warranties of the Company Shareholder. The Company Shareholder represents and warrants as of the date hereof to SPAC and the Company as follows:

(a)          Organization; Due Authorization. The Company Shareholder is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within the Company Shareholder’s corporate, limited liability company or organizational powers and have been or will be duly authorized by all necessary corporate, limited liability company or organizational actions on the part of the Company Shareholder. The Company Shareholder has full legal capacity, right and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered by the Company Shareholder and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of the Company Shareholder, enforceable against the Company Shareholder in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies).

Annex D-3

(b)         Ownership. The Company Shareholder is the record and beneficial owner (as defined in the Securities Act) of, and has good title to, all of the Subject Shares, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subject Shares (other than transfer restrictions under the Securities Act)) affecting any such Subject Shares, other than Liens pursuant to (i) this Agreement, (ii) the Company’s Governing Documents, (iii) the Business Combination Agreement, or (iv) any applicable securities Laws. The Company Shareholder’s Subject Shares are the only equity securities in the Company, as applicable, owned of record or beneficially by the Company Shareholder on the date of this Agreement, and none of such Subject Shares are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Shares. Other than the Subject Shares, the Company Shareholder does not hold or own any rights to acquire (directly or indirectly) any equity securities in the Company.

(c)         No Conflicts. The execution and delivery of this Agreement by the Company Shareholder does not, and the performance by the Company Shareholder of its obligations hereunder will not, (i) conflict with or result in a violation of the Governing Documents of the Company Shareholder, (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon the Company Shareholder or the Subject Shares), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by the Company Shareholder of its obligations under this Agreement, or (iii) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Group, to the extent the creation of such Lien would prevent, enjoin or materially delay the performance by the Company Shareholder of its obligations under this Agreement.

(d)         Litigation. There are no Actions or other proceedings at law or in equity initiated or pending against the Company Shareholder, or to the knowledge of the Company Shareholder threatened against the Company Shareholder, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by the Company Shareholder of its obligations under this Agreement. To the knowledge of the Company Shareholder, there is no outstanding Governmental Order imposed upon the Company Shareholder which would prevent, enjoin or materially delay the performance by the Company Shareholder of its obligations under this Agreement.

(e)         Adequate Information. The Company Shareholder is a sophisticated shareholder and has adequate information concerning the business and financial condition of SPAC and the Company to make an informed decision regarding this Agreement and the transactions contemplated by the Business Combination Agreement, and has independently and without reliance upon SPAC or the Company and based on such information as the Company Shareholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. The Company Shareholder acknowledges that SPAC and the Company have not made and do not make any representation or warranty to the Company Shareholder, whether express or implied, of any kind or character except as expressly set forth in this Agreement. The Company Shareholder acknowledges that the agreements contained herein with respect to the Subject Shares held by the Company Shareholder are irrevocable.

(f)          Brokerage Fees. Except as described on Section 4.16 of the Company Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Business Combination Agreement based upon arrangements made by the Company Shareholder, for which the Company or any of its respective Affiliates may become liable.

(g)         Acknowledgment. The Company Shareholder understands and acknowledges that each of SPAC and the Company is entering into the Business Combination Agreement in reliance upon the Company Shareholder’s execution and delivery of this Agreement and the representations, warranties, covenants and other agreements of the Company Shareholder contained herein.

Article III
MISCELLANEOUS

3.1              Termination. This Agreement and all of its provisions shall terminate and be of no further force or effect upon the earlier of (a) the Expiration Time, (b) the written agreement of SPAC, the Company and the Company Shareholder. Upon such termination of this Agreement, all obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights

Annex D-4

against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Agreement prior to such termination. This Article III shall survive the termination of this Agreement.

3.2              Amendment. Subject to applicable Law, this Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by SPAC, the Company, and the Company Shareholder.

3.3              Waiver. Each provision in this Agreement may only be waived by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such provision so waived is sought. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

3.4              Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt by other than automatic means, whether electronic or otherwise), (b) when sent by email (with no automated reply, such as an out-of-office notification, no mail undeliverable notification or other rejection notice), or (c) one (1) Business Day following the day sent by an internationally recognized overnight courier (with written confirmation of receipt), in each case, at the following addresses or email addresses (or to such other address or email address as a party may have specified by notice given to the other party pursuant to this provision):

If to SPAC:

Chenghe Acquisition II Co.
38 Beach Road #29-11
South Beach Tower
Singapore

Attention:          Richard Qi Li

Email:                richard.li@chenghecap.com

with a copy (which shall not constitute actual or constructive notice) to:

Paul Hastings LLP

101 California Street, Forty-Eighth Floor

San Francisco, CA 94111

The United States

Attention:          Steve Camahort
                    Will Burns
                    Sean Monroe

Email:                stevecamahort@paulhastings.com
                    willburns@paulhastings.com
                    seanmonroe@paulhastings.com

If to the Company:

Polibeli Group Ltd
Lt 49th Sahid Sudirman Centre,
Jl. Jenderal Sudirman No.Kav. 13-15 Lt 49,
RT.10/RW.11, Karet Tengsin, Kecamatan Tanah Abang,
Kota Jakarta Pusat, Daerah Khusus Ibukota Jakarta
Republic of Indonesia, 10220

Attention:          Hua Chen
Email:                cfo_office@polibeli.com

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with a copy (which shall not constitute actual or constructive notice) to:

Hogan Lovells

11/F, One Pacific Place

88 Queensway

Hong Kong

Attention:          Stephanie Tang, Esq.
Email:                Stephanie.Tang@hoganlovells.com

If to the Company Shareholder:

XINGYUN INTERNATIONAL COMPANY LIMITED
Room 801, Building A,
NantouCity Lotus Plaza,
No. 3186 Nanshan Avenue,
Nanshan District,
Shenzhen, Guangdong Province, China

Attention:          Wang Wei

Email:                wang.wei@xingyungroup.com

with a copy (which shall not constitute actual or constructive notice) to:

Hogan Lovells
11/F, One Pacific Place
88 Queensway
Hong Kong

Attention:          Stephanie Tang, Esq.
Email:                Stephanie.Tang@hoganlovells.com

or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

3.5              Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties and any such transfer without prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

3.6              Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement.

3.7              Governing Law; Jurisdiction. This Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Agreement, shall be governed by and construed in accordance with the Laws of the State of New York without regard to the conflicts of law principles thereof that would subject such matter to the Laws of another jurisdiction. All legal proceedings arising under the Laws of the State of New York out of or relating to this Agreement shall be heard and determined exclusively in any federal court sitting in the Borough of Manhattan of The City of New York; provided, however, that if such federal court does not have jurisdiction over such legal proceedings, they shall be heard and determined exclusively in the Supreme Court of the State of New York, Commercial Division, sitting in the Borough of Manhattan of The City of New York (and any appellate court therefrom). Each of the parties hereto agrees that mailing of process or other papers in connection with any such legal proceedings in the manner provided in Section 3.4 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby (i) submits to the exclusive jurisdiction of the aforesaid courts for the purpose of any legal proceeding arising under the Laws of the State of New York out of or relating to this Agreement brought by any party hereto, and (ii) irrevocably waives, and

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agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any legal proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder any claim that it is not personally subject to the jurisdiction of the aforesaid courts for any reason other than the failure to serve process in accordance with this Section 3.7.

3.8              Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LEGAL REQUIREMENTS WHICH CANNOT BE WAIVED, EACH OF THE PARTIES AND ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY MAY DO SO ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS AGREEMENT, EACH OTHER TRANSACTION AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS, AND FOR ANY COUNTERCLAIM RELATING THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION AGREEMENTS AND THE CONSUMMATION OF THE TRANSACTIONS. FURTHERMORE, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

3.9              Entire Agreement. This Agreement and any other documents and instruments and agreements among the parties hereto as contemplated or referred to herein, constitute the entire agreement among the parties to this Agreement in respect of the subject matter hereof and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto. No representations, warranties, covenants, understandings, agreements, oral or otherwise, exist between such parties except as expressly set forth in this Agreement.

3.10            Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

3.11            Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

3.12            Specific Performance. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement in accordance with its specified terms or otherwise breach or threaten to breach such provisions. The parties acknowledge and agree that the parties hereto shall be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof. Without limiting the foregoing, each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (i) there is adequate remedy at law, or (ii) an award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an order or injunction to prevent breaches or threatened breaches and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

[Remainder of page intentionally left blank]

Annex D-7

IN WITNESS WHEREOF, the Company Shareholder, SPAC, and the Company have each caused this Shareholder Support Agreement to be duly executed as of the date first written above.

THE COMPANY SHAREHOLDER:
XINGYUN INTERNATIONAL COMPANY LIMITED
By:	/s/ Yanfeng Chen
Name:	Yanfeng Chen
Title:	Director

[Signature Page to Shareholder Support Agreement]

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IN WITNESS WHEREOF, the Company Shareholder, SPAC, and the Company have each caused this Shareholder Support Agreement to be duly executed as of the date first written above.

COMPANY:
POLIBELI GROUP LTD
By:	/s/ Fucheng Yan
Name:	Fucheng Yan
Title:	Director

[Signature Page to Shareholder Support Agreement]

Annex D-9

IN WITNESS WHEREOF, the Company Shareholder, SPAC, and the Company have each caused this Shareholder Support Agreement to be duly executed as of the date first written above.

SPAC:
CHENGHE ACQUISITION II CO.
By:	/s/ Shibin Wang
Name:	Shibin Wang
Title:	Director

[Signature Page to Shareholder Support Agreement]

Annex D-10

Annex E

REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (this “Agreement”) is entered into as of [_______], 2024 by and among:

(i)          Polibeli Group Ltd, a Cayman Islands exempted company limited by shares (the “Company”);

(ii)         Chenghe Acquisition II Co., a Cayman Islands exempted company (“SPAC”);

(iii)        XINGYUN INTERNATIONAL COMPANY LIMITED, a Cayman Islands limited liability company (the “Company Holder”); and

(iv)        certain equityholders and directors and officers of SPAC, listed on Schedule I hereto that will receive Company Ordinary Shares pursuant to the transactions contemplated by the Business Combination Agreement (as defined below) (each, a “SPAC Holder” and collectively, the “SPAC Holders,” together with the Company Holder and any Person or entity who hereafter becomes a party to this Agreement pursuant to Section 6.2 of this Agreement, each a “Holder” and collectively the “Holders”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Business Combination Agreement.

RECITALS

WHEREAS, the Company, Polibeli Merger One Limited, a Cayman Islands exempted company limited by shares and a direct wholly owned subsidiary of the Company (“Merger Sub”) and SPAC have entered into that certain Business Combination Agreement, dated as of [•], 2024 (as amended or supplemented from time to time, the “Business Combination Agreement”);

WHEREAS, upon the terms and subject to the conditions of the Business Combination Agreement and in accordance with the applicable provisions of the Companies Act (As Revised) of the Cayman Islands, the parties thereto desire to enter into a business combination transaction, whereby at the Merger Effective Time, Merger Sub will merge with and into SPAC (the “Merger”), the separate corporate existence of Merger Sub will cease and SPAC will be the surviving corporation and a wholly owned subsidiary of the Company (the “Business Combination”);

WHEREAS, SPAC and certain of the SPAC Holders are parties to that certain Registration and Rights Agreement, dated June 7, 2024 (as amended from time to time, the “Prior SPAC Agreement”);

WHEREAS, SPAC and the SPAC Holders desire to terminate the Prior SPAC Agreement in its entirety and to accept the rights created pursuant to this Agreement in lieu of the rights granted to them under the Prior SPAC Agreement; and

WHEREAS, the Company and the Company Holder desire to enter into this Agreement, pursuant to which the Company shall grant the Company Holder certain registration rights, as set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article 1
DEFINITIONS

The following capitalized terms used herein have the following meanings:

“Addendum Agreement” is defined in Section 6.2.

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Board, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement in order for the applicable Registration not to contain any Misstatement, (ii) would not be required to be made at such time if the Registration Statement were not being filed, and (iii) the Company has a bona fide business purpose for not making such information public.

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“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, its capacity as a sole or managing member or otherwise. The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; provided, that no Holder shall be deemed an Affiliate of the Company or any of its Subsidiaries for purposes of this Agreement and neither the Company nor any of its Subsidiaries shall be deemed an Affiliate of any Holder for purposes of this Agreement.

“Agreement” means this Agreement, as amended, restated, supplemented, or otherwise modified from time to time.

“Block Trade” means an offering and/or sale of Registrable Securities by any Holder on a block trade or underwritten basis (whether firm commitment or otherwise) without substantial marketing efforts prior to pricing, including, without limitation, a same day trade, overnight trade or similar transaction.

“Board” means the board of directors of the Company.

“Business Combination Agreement” is defined in the Recitals to this Agreement.

“Commission” means the SEC, or any other Federal agency then administering the Securities Act or the Exchange Act.

“Company” is defined in the Preamble to this Agreement.

“Company Holder” is defined in the Preamble to this Agreement.

“Demand Registration” is defined in Section 2.2.1.

“Demand Takedown” is defined in Section 2.1.6(a).

“Demanding Holder” is defined in Section 2.2.1.

“Effectiveness Period” is defined in Section 3.1.4.

“Form F-1” means a Registration Statement on Form F-1.

“Form F-1 Shelf” has the meaning assigned to such term in Section 2.1.1.

“Form F-3” means a Registration Statement on Form F-3 or any similar short-form registration that may be available at such time.

“Form F-3 Shelf” has the meaning assigned to such term in Section 2.1.1.

“Holder” shall have the meaning given in the Preamble to this Agreement, for so long as such Person or entity holds any Registrable Securities.

“Holder Indemnified Party” is defined in Section 4.1.

“Indemnified Party” is defined in Section 4.3.

“Indemnifying Party” is defined in Section 4.3.

“Maximum Number of Shares” is defined in Section 2.2.4.

“Merger” is defined in the Recitals to this Agreement.

“Merger Sub” is defined in the Recitals to this Agreement.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated therein, or necessary to make the statements therein (in the case of any Registration Statement, in the light of the circumstances under which they were made) not misleading.

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“New Registration Statement” is defined in Section 2.1.4.

“Notices” is defined in Section 6.5.

“NYSE” means the NYSE Group.

“Piggy-Back Registration” is defined in Section 2.3.1.

“Prior SPAC Agreement” is defined in the Recitals to this Agreement.

“Pro Rata” is defined in Section 2.2.4.

“Register,” “Registered” and “Registration” mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registrable Securities” means (a) any outstanding Company Ordinary Shares and Company Warrants (including Company Ordinary Shares issued or issuable upon the exercise, conversion, exchange or redemption of the Company Warrants) held by a Holder as of immediately following the Merger Effective Time, (b) any other equity security of the Company or any successor, issued or issuable with respect to any such Company Ordinary Shares in connection with the foregoing clause (a) by way of a share dividend or share split or in connection with a combination of shares, recapitalization, merger, consolidation, spin-off or reorganization; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (i) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged, in accordance with such Registration Statement; (ii) such securities shall have been otherwise transferred, and new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by the Company to the transferee; (iii) such securities shall have ceased to be outstanding; (iv) such securities have been sold without registration pursuant to Section 4(a)(1) of the Securities Act or Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission); or (v) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration Statement” means a registration statement filed by the Company with the Commission in compliance with the Securities Act and the rules and regulations promulgated thereunder for a public offering and sale of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities (other than a registration statement on Form F-4 or Form S-8, or their successors, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another entity).

“Requesting Holder” is defined in Section 2.1.6(a).

“Resale Shelf Registration Statement” is defined in Section 2.1.1.

“SEC” means the United States Securities and Exchange Commission.

“SEC Guidance” is defined in Section 2.1.4.

“Selling Holders” is defined in Section 2.1.6(a)(ii).

“SPAC” is defined in the Preamble to this Agreement.

“SPAC Holders” is defined in the Preamble to this Agreement.

“Subsequent Shelf” has the meaning assigned to such term in Section 2.1.3.

“Transfer” means to (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the Commission promulgated thereunder, with respect to any the Company Ordinary Shares, (ii) enter into any swap or other arrangement that transfers to another, in whole

Annex E-3

or in part, any of the economic consequences of ownership of any the Company Ordinary Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction, including the filing of a registration statement specified in clause (i) or (ii). Notwithstanding the foregoing, a Transfer shall not be deemed to include (x) any transfer for no consideration if the donee, trustee, heir or other transferee has agreed in writing to be bound by the same terms under this Agreement to the extent and for the duration that such terms remain in effect at the time of the Transfer or (y) a transfer by a Sponsor Party to another Sponsor Party.

“Underwriter” means a securities dealer who purchases any Registrable Securities as principal in an underwritten offering and not as part of such dealer’s market-making activities.

“Underwritten Demand Registration” means an underwritten public offering of Registrable Securities pursuant to a Demand Registration, as amended or supplemented.

“Underwritten Takedown” means an underwritten public offering of Registrable Securities pursuant to the Resale Shelf Registration Statement, as amended or supplemented.

Article 2
REGISTRATION RIGHTS.

2.1         Resale Shelf Registration Rights.

2.1.1      Registration Statement Covering Resale of Registrable Securities. Within sixty (60) calendar days following the Closing Date, the Company shall use its reasonable best efforts to prepare and file or cause to be prepared and filed with the Commission, a Registration Statement for a Shelf Registration on Form F-1 (the “Form F-1 Shelf”) or a Registration Statement for a Shelf Registration on Form F-3 (the “Form F-3 Shelf”, together with the Form F- 1 Shelf, the “Resale Shelf Registration Statement”, as the case may be), if the Company is then eligible to use a Form F-3 Shelf, in each case, for an offering to be made on a continuous or delayed basis pursuant to Rule 415 of the Securities Act registering the resale from time to time by Holders of all of the Registrable Securities (determined as of two (2) Business Days prior to such submission or filing). The Company shall use commercially reasonable efforts to cause the Resale Shelf Registration Statement to be declared effective as soon as possible after filing, but no later than the earlier of (a) the sixtieth (60th) calendar day following the filing date hereof if the Commission notifies the Company that it will “review” the Registration Statement, and (b) the tenth (10th) Business Day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review, and once effective, subject to the applicable Laws, to keep the Resale Shelf Registration Statement continuously effective under the Securities Act at all times until the expiration of the Effectiveness Period. In the event the Company files a Form F-1 Shelf, the Company shall use its commercially reasonable efforts to convert the Form F-1 Shelf (and any subsequent Resale Shelf Registration Statement) to a Form F-3 Shelf as soon as practicable after the Company is eligible to use a Form F-3 Shelf. The Company’s obligation under this Section 2.1.1, shall, for the avoidance of doubt, be subject to Section 3.2.

2.1.2      Notification and Distribution of Materials. The Company shall notify the Holders in writing of the effectiveness of the Resale Shelf Registration Statement and shall furnish to them, without charge, such number of copies of the Resale Shelf Registration Statement (including any amendments, supplements and exhibits), the Prospectus contained therein (including each preliminary prospectus and all related amendments and supplements) and any documents incorporated by reference in the Resale Shelf Registration Statement or such other documents as the Holders may reasonably request in order to facilitate the sale of the Registrable Securities in the manner described in the Resale Shelf Registration Statement.

2.1.3      Amendments and Supplements. Subject to the provisions of Section 2.1.1 above, the Company shall promptly prepare and file with the Commission from time to time such amendments and supplements to the Resale Shelf Registration Statement and Prospectus used in connection therewith, as may be necessary to keep the Resale Shelf Registration Statement effective and to comply with the provisions of the Securities Act, with respect to the disposition of all the Registrable Securities during the Effectiveness Period. If a Resale Shelf Registration Statement ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall use commercially reasonable efforts to as promptly as is reasonably practicable (a) cause such Resale Shelf Registration Statement to again become effective under the Securities Act (including using commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the
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effectiveness of such Resale Shelf Registration Statement), (b) amend such Resale Shelf Registration Statement in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Resale Shelf Registration Statement, or (c) prepare and file an additional Resale Shelf Registration Statement (a “Subsequent Shelf”) registering the resale of all Registrable Securities (determined as of two (2) Business Days prior to such filing), and pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. If a Subsequent Shelf is filed pursuant to this Section 2.1.3, the Company shall use commercially reasonable efforts to (a) cause such Subsequent Shelf to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof, and (b) keep such Subsequent Shelf continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf shall be on Form F-3 to the extent that the Company is eligible to use such form, and shall be an automatic shelf registration statement as defined in Rule 405 promulgated under the Securities Act if the Company is a well-known, seasoned issuer as defined in Rule 405 promulgated under the Securities Act, at the most recent applicable eligibility determination date. The Company’s obligation under this Section 2.1.3, shall, for the avoidance of doubt, be subject to Section 3.2.

2.1.4     Change in Registration. Notwithstanding the registration obligations set forth in this Section 2.1, in the event the Commission informs the Company that all of the Registrable Securities cannot, as a result of the application of Rule 415, be registered for resale as a secondary offering on a single registration statement, the Company agrees to promptly (i) inform each of the holders thereof and use its commercially reasonable efforts to file amendments to the Resale Shelf Registration Statement as required by the Commission and/or (ii) withdraw the Resale Shelf Registration Statement and file a new registration statement (a “New Registration Statement”), in either case covering the maximum number of Registrable Securities permitted to be registered by the Commission, on Form F-3 or such other form available, to register for resale the Registrable Securities as a secondary offering; provided, however, that prior to filing such amendment or New Registration Statement, the Company shall use its commercially reasonable efforts to advocate with the Commission for the registration of all of the Registrable Securities in accordance with any publicly-available, written or oral guidance; comments; requirements or requests of the Commission staff (the “SEC Guidance”), including without limitation, the Manual of Publicly Available Telephone Interpretations D.29. Notwithstanding any other provision of this Agreement, if any SEC Guidance sets forth a limitation of the number of Registrable Securities permitted to be registered on a particular Registration Statement as a secondary offering (and notwithstanding that the Company used commercially reasonable efforts to advocate with the Commission for the registration of all or a greater number of Registrable Securities), unless otherwise directed in writing by a Holder as to its Registrable Securities, the number of Registrable Securities to be registered on such Registration Statement will be reduced on a Pro Rata basis, based on the total number of Registrable Securities held by the Holders, and subject to a determination by the Commission that certain Holders must be reduced first, based on the number of Registrable Securities held by such Holders. In the event that the Company amends the Resale Shelf Registration Statement or files a New Registration Statement, as the case may be, under clauses (i) or (ii) above, the Company will use its commercially reasonable efforts to file with the Commission, as promptly as allowed by Commission or SEC Guidance provided to the Company or to registrants of securities in general, one or more registration statements on Form F-3 or such other form available, to register for resale those Registrable Securities that were not registered for resale on the Resale Shelf Registration Statement, as amended, or the New Registration Statement.

2.1.5      Notice of Certain Events. The Company shall promptly notify the Holders in writing of any request by the Commission for any amendment or supplement to, or additional information in connection with, the Resale Shelf Registration Statement required to be prepared and filed hereunder (or Prospectus relating thereto). The Company shall promptly notify each Holder, in writing, of the filing of the Resale Shelf Registration Statement or any Prospectus, amendment or supplement related thereto, or any post-effective amendment to the Resale Shelf Registration Statement, and of the effectiveness of any post-effective amendment.

2.1.6      Underwritten Takedown.

(a)         If the Company shall receive a request from the Holders of Registrable Securities with an estimated market value of at least US$25 million (the requesting holder(s) shall be referred to herein as the “Requesting Holder”) that the Company effect the Underwritten Takedown of all or any portion of the Requesting Holder’s Registrable Securities, and specifying the intended method of disposition thereof, then the Company shall promptly give notice of such requested Underwritten Takedown (each such request shall be referred to herein as a

Annex E-5

“Demand Takedown”) at least ten (10) Business Days prior to the anticipated filing date of the prospectus or supplement relating to such Demand Takedown to the other Holders, and thereupon shall use its commercially reasonable efforts to effect, as expeditiously as possible, the offering in such Underwritten Takedown of:

(i)    subject to the restrictions set forth in Section 2.2.4, all Registrable Securities for which the Requesting Holder has requested such offering under Section 2.1.6, and

(ii)   subject to the restrictions set forth in Section 2.2.4, all other Registrable Securities that any Holders of Registrable Securities (all such Holders, together with the Requesting Holder, the “Selling Holders”) have requested the Company to offer by request, received by the Company within seven (7) Business Days after such Holders receive the Company’s notice of the Demand Takedown, all to the extent necessary to permit the disposition (in accordance with the intended methods thereof as aforesaid) of the Registrable Securities so to be offered.

(b)         Promptly after the expiration of the seven (7) Business Day period referred to in Section 2.1.6(a)(ii), the Company will notify all Selling Holders of the identities of the other Selling Holders and the number of Registrable Securities requested to be included therein.

(c)         The Company shall only be required to effectuate no more than two (2) Underwritten Takedowns, after giving effect to Section 2.2.1.

(d)         If the managing underwriter in an Underwritten Takedown advises the Company and the Requesting Holder(s) that, in its view, the number of shares of Registrable Securities requested to be included in such underwritten offering exceeds the largest number of shares that can be sold without having an adverse effect on such offering, including the price at which such shares can be sold, the shares included in such Underwritten Takedown will be reduced by the Registrable Securities held by the Selling Holders (applied on a Pro Rata basis, based on the total number of Registrable Securities held by such Holders, subject to a determination by the Commission that certain Holders must be reduced first, based on the number of Registrable Securities held by such Holders).

2.1.7      Selection of Underwriters. The majority-in-interest of the Requesting Holders shall have the right to select an Underwriter or Underwriters in connection with such Underwritten Takedown, which Underwriter or Underwriters selected shall be approved by the Company. In connection with an Underwritten Takedown, the Company shall enter into customary agreements (including an underwriting agreement in customary form) and use commercially reasonable efforts to take such other actions as are reasonably required, in order to expedite or facilitate the disposition of the Registrable Securities in such Underwritten Takedown, including, if necessary, the engagement of a “qualified independent underwriter” in connection with the qualification of the underwriting arrangements with the Financial Industry Regulatory Authority, Inc.

2.1.8      Registrations effected pursuant to this Section 2.1 shall not be counted as Demand Registrations effected pursuant to Section 2.2.

2.1.9      Block Trades. Notwithstanding any other provision of this Agreement, if a Requesting Holder wishes to consummate a Block Trade (on either a Commission registered or non-registered basis), with a total offering price reasonably expected to exceed, in the aggregate, US$10,000,000, then notwithstanding the time periods and piggyback rights otherwise provided herein, such Requesting Holder shall, if it would like the assistance of the Company, endeavor to give the Company sufficient advance notice in order to prepare the appropriate documentation for such transaction. Such Requesting Holder, if requesting a Commission registered underwritten Block Trade, shall give the Company written notice of the transaction and the anticipated launch date of the transaction at least five (5) Business Days prior to the anticipated launch date of the transaction, and the Company shall as expeditiously as possible use commercially reasonable efforts to facilitate such Block Trade. Any Registration effected pursuant to this Section 2.1.9 shall be deemed an Underwritten Takedown, and within the cap on Underwritten Takedowns provided in Section 2.1.6(c). The Requesting Holder in a Block Trade shall have the right to select the Underwriters for such Block Trade (which shall consist of one or more reputable, nationally recognized investment banks), which shall be approved by the Company.

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2.2         Demand Registration.

2.2.1      Request for Registration. During such time when there is no effective Resale Shelf Registration Statement, at any time, and from time to time after the Merger Effective Time, if any, (i) the SPAC Holders who hold at least twenty per cent (20%) of the Registrable Securities held by all SPAC Holders or (ii) the Company Holder, as the case may be, may make a written demand for Registration under the Securities Act of all or any portion of their Registrable Securities on Form F-1 or any similar, long-form Registration or, if then available, on Form F-3. Each registration requested pursuant to this Section 2.2.1 is referred to herein as a “Demand Registration.” Any demand for a Demand Registration shall specify the number of shares of Registrable Securities proposed to be sold and the intended method(s) of distribution thereof. The Company will, within ten (10) Business Days of its receipt of the Demand Registration, notify all Holders that are Holders of Registrable Securities of the demand, and each such Holder of Registrable Securities who wishes to include all or a portion of such Holder’s Registrable Securities in the Demand Registration (each such Holder including shares of Registrable Securities in such registration, a “Demanding Holder”) shall so notify the Company within five (5) days after the receipt by the Holder of the notice from the Company. Upon any such request, the Demanding Holders shall be entitled to have their Registrable Securities included in the Demand Registration, subject to Section 2.2.4 and the provisos set forth in Section 3.1.1. The Company shall not be obligated to effect: (a) more than one (1) Demand Registration during any twelve (12)-month period; or (b) more than four (4) Underwritten Demand Registrations in respect of all Registrable Securities, in the aggregate, held by the Holders, provided that if the Registrable Securities sought to be included in the Registration pursuant to this Section 2.2.1 are not fully included in such Registration solely due to the action or inaction of the Company, then such Registration shall not be deemed to constitute a Demand Registration pursuant to this Section 2.2.1.

2.2.2      Effective Registration. A Registration will not count as a Demand Registration unless and until (i) the Registration Statement filed with the Commission with respect to such Demand Registration has been declared effective by the Commission and (ii) the Company has complied with all of its obligations under this Agreement with respect thereto in all material respects; provided, however, that if, after such Registration Statement has been declared effective, the offering of Registrable Securities pursuant to a Demand Registration is interfered with by any stop order or injunction of the Commission or any other governmental agency or court, the Registration Statement with respect to such Demand Registration will be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority-in-interest of the Demanding Holders thereafter elect to continue the offering.

2.2.3      Underwritten Offering. If the Demanding Holders so elect and such Holders so advise the Company as part of their written demand for a Demand Registration, the offering of such Registrable Securities pursuant to such Demand Registration shall be in the form of an underwritten offering with an estimated market value of at least US$50 million. In such an event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting, and the inclusion of such Holder’s Registrable Securities in the underwriting, to the extent provided herein. All Demanding Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected for such underwriting by the Holders initiating the Demand Registration, and subject to the approval of the Company, provided that such approval shall not be withheld by the Company unreasonably.

2.2.4      Reduction of Offering. If the managing Underwriter or Underwriters for a Demand Registration that is to be an underwritten offering advises the Company and the Demanding Holders in writing that the dollar amount or number of shares of Registrable Securities which the Demanding Holders desire to sell, taken together with all other the Company Ordinary Shares or other securities which the Company desires to sell and the Company Ordinary Shares, if any, as to which registration has been requested pursuant to written contractual piggy-back registration rights held by other shareholders of the Company who desire to sell, exceeds the maximum dollar amount or maximum number of shares that can be sold in such offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of shares, as applicable, the (“Maximum Number of Shares”)), then the Company shall include in such registration: (i) the Registrable Securities as to which Demand Registration has been requested by the Demanding Holders (pro rata in accordance with the number of shares that each such Person has requested be included in such registration, regardless of the number of shares held by each such Person (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Shares; (ii) to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (i), the Company

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Ordinary Shares or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares; (iii) to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (i) and (ii), the Company Ordinary Shares or other securities for the account of other Persons that the Company is obligated to register pursuant to written contractual arrangements with such Persons, as to which “piggy-back” registration has been requested by the Holders thereof, Pro Rata, that can be sold without exceeding the Maximum Number of Shares.

2.2.5      Withdrawal. If a majority-in-interest of the Demanding Holders disapprove of the terms of any underwriting or are not entitled to include all of their Registrable Securities in any offering, such majority-in-interest of the Demanding Holders may elect to withdraw from such offering by giving written notice to the Company and the Underwriter or Underwriters of their request to withdraw prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Demand Registration. If the majority-in-interest of the Demanding Holders withdraws from a proposed offering relating to a Demand Registration, then either the Demanding Holders shall reimburse the Company for the costs associated with the withdrawn registration (in which case such registration shall not count as a Demand Registration provided for in Section 2.2) or the withdrawn registration shall count as a Demand Registration provided for in Section 2.2.

2.3         Piggy-Back Registration.

2.3.1      Piggy-Back Rights. If the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities, by the Company for its own account or for shareholders of the Company for their account (or by the Company and by shareholders of the Company) including, without limitation, pursuant to Section 2.1, other than a Registration Statement (i) filed pursuant to Section 2.1 hereof; (ii) filed in connection with any employee stock option or other benefit plan, (iii) for an exchange offer or offering of securities solely to the Company Holder, (iv) for an offering of debt that is convertible into equity securities of the Company, (v) filed on Form F-4, related to any merger, acquisition or business combination, (vi) for a dividend reinvestment plan or (vii) filed in connection with a Block Trade by one or more holders of Registrable Securities in accordance with Section 2.1.9, then the Company shall (x) give written notice of such proposed filing to the Holders of Registrable Securities as soon as practicable but in no event less than ten (10) days before the anticipated filing date, which notice shall describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, of the offering, and (y) offer to the Holders of Registrable Securities in such notice the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within five (5) days following receipt of such notice (a “Piggy-Back Registration”). The Company shall cause such Registrable Securities to be included in such Piggy-Back Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of a proposed underwritten offering to permit the Registrable Securities requested to be included in a Piggy-Back Registration on the same terms and conditions as any similar securities of the Company, and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All Holders of Registrable Securities proposing to distribute their securities through a Piggy-Back Registration that involves an Underwriter or Underwriters shall enter into an underwriting agreement in customary form, with the Underwriter or Underwriters selected for such Piggy-Back Registration, which shall be approved by the Company.

2.3.2      Reduction of Offering. If the managing Underwriter or Underwriters for a Piggy-Back Registration that is to be an underwritten offering advises the Company and the Holders of Registrable Securities in writing that the dollar amount or number of the Company Ordinary Shares which the Company desires to sell, taken together with the Company Ordinary Shares, if any, as to which registration has been demanded pursuant to written contractual arrangements with Persons other than the Holders of Registrable Securities hereunder and the Registrable Securities as to which registration has been requested under this Section 2.3, exceeds the Maximum Number of Shares, then the Company shall include in any such registration:

(a)         If the Registration is undertaken for the Company’s account: (i) the Company Ordinary Shares or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares; and (ii) to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (i), the Company Ordinary Shares or other securities, if any, comprised of Registrable Securities, as to which registration has been requested pursuant to the terms hereof, that can be sold without exceeding the Maximum Number of Shares, Pro Rata; and (iii) to the extent that the Maximum Number of Shares has not been reached under the

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foregoing clauses (i) and (ii), the Company Ordinary Shares or other securities for the account of other persons that the Company is obligated to register pursuant to written contractual piggy-back registration rights with such Persons and that can be sold without exceeding the Maximum Number of Shares; and

(b)         If the registration is a “demand” registration undertaken at the demand of Persons other than the Holders of Registrable Securities, (i) the Company Ordinary Shares or other securities for the account of the demanding Persons that can be sold without exceeding the Maximum Number of Shares; (ii) to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (i), the Company Ordinary Shares or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares; (iii) to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (i) and (ii), the Company Ordinary Shares or other securities, if any, comprised of Registrable Securities, Pro Rata, as to which registration has been requested pursuant to the terms hereof, that can be sold without exceeding the Maximum Number of Shares; and (iv) to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (i), (ii) and (iii), the Company Ordinary Shares or other securities for the account of other Persons that the Company is obligated to register, pursuant to written contractual arrangements with such Persons, that can be sold without exceeding the Maximum Number of Shares.

2.3.3      Withdrawal. Any Holder of Registrable Securities may elect to withdraw such Holder’s request for inclusion of Registrable Securities in any Piggy-Back Registration by giving written notice to the Company of such request to withdraw, prior to the effectiveness of the Registration Statement. The Company (whether on its own determination or as the result of a withdrawal by Persons making a demand pursuant to written contractual obligations) may withdraw a Registration Statement at any time prior to the effectiveness of such Registration Statement. Notwithstanding any such withdrawal, the Company shall pay all expenses incurred by the Holders of Registrable Securities in connection with such Piggy-Back Registration, as provided in Section 3.3.

2.3.4      Unlimited Piggy-Back Rights. For purposes of clarity, any Registration effected pursuant to Section 2.3 hereof shall not be counted as a Registration pursuant to a Demand Registration effected under Section 2.2 hereof, and there shall be no limit on the number of Piggy-Back Registrations.

Article 3
REGISTRATION PROCEDURES.

3.1         Filings; Information. Whenever the Company is required to effect the registration of any Registrable Securities pursuant to Article 2 or effecting an underwritten Block Trade, the Company shall use commercially reasonable efforts to effect the registration and sale of such Registrable Securities in accordance with the intended method(s) of distribution thereof as expeditiously as practicable, and in connection with any such request:

3.1.1      Filing Registration Statement. The Company shall use commercially reasonable efforts to, as expeditiously as possible after receipt of a request for a Demand Registration pursuant to Section 2.2, prepare and file with the Commission a Registration Statement on any form for which the Company then qualifies or which counsel for the Company shall deem appropriate and which form shall be available for the sale of all Registrable Securities to be registered thereunder in accordance with the intended method(s) of distribution thereof, and shall use its commercially reasonable efforts to cause such Registration Statement to become effective and use its commercially reasonable efforts to keep it effective for the Effectiveness Period; provided, however, that the Company shall have the right to defer any Demand Registration for up to sixty (60) days, and any Piggy-Back Registration for such period as may be applicable to deferment of any “demand” registration to which such Piggy-Back Registration relates, in each case if the Company shall furnish to the Holders a certificate signed by the chief executive officer or chief financial officer of the Company stating that, in the good faith judgment of the Board, it would be materially detrimental to the Company and its shareholders for such Registration Statement to be effected at such time.

3.1.2     Limitations. The Company shall not have the right to exercise the right set forth in the immediately preceding section on more than one occasion for more than sixty (60) total days in aggregate during any twelve (12)-month period.

3.1.3     Copies. The Company shall, at least ten (10) days prior to filing a Registration Statement or prospectus, or any amendment or supplement thereto, furnish to the Holders of Registrable Securities included in such registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed,

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each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the prospectus included in such Registration Statement (including each preliminary prospectus), and such other documents as the Holders of Registrable Securities included in such registration or legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders.

3.1.4      Amendments and Supplements. The Company shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective and in compliance with the provisions of the Securities Act until all Registrable Securities and other securities covered by such Registration Statement have been disposed of in accordance with the intended method(s) of distribution set forth in such Registration Statement or such securities have been withdrawn (the “Effectiveness Period”).

3.1.5      Notification. After the filing of a Registration Statement, the Company shall promptly, and in no event more than five (5) Business Days after the occurrence of any of the events set forth in this section, notify the Holders of Registrable Securities included in such Registration Statement of such filing, and shall further notify such holders promptly and confirm such advice in writing in all events: (i) when such Registration Statement becomes effective; (ii) when any post-effective amendment to such Registration Statement becomes effective; (iii) the issuance or threatened issuance by the Commission of any stop order (and the Company shall take all actions required to prevent the entry of such stop order or to remove it if entered); and (iv) any request by the Commission for any amendment or supplement to such Registration Statement or any prospectus relating thereto or for additional information or of the occurrence of an event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of the securities covered by such Registration Statement, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The Company shall promptly make available to the holders of Registrable Securities included in such Registration Statement any such supplement or amendment prepared in connection with the immediate preceding proviso; provided, that before filing with the Commission a Registration Statement or prospectus or any amendment or supplement thereto, including documents incorporated by reference, the Company shall furnish to the holders of Registrable Securities included in such Registration Statement and to the legal counsel for any such holders, copies of all such documents proposed to be filed sufficiently in advance of filing to provide such holders and legal counsel with a reasonable opportunity to review such documents and comment thereon.

3.1.6      Securities Laws Compliance. The Company shall use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” Laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may reasonably request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other Governmental Authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph or subject itself to taxation in any such jurisdiction.

3.1.7      Agreements for Disposition. The Company shall use its commercially reasonable efforts to enter into customary agreements (including, if applicable, an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities. The representations, warranties and covenants of the Company in any underwriting agreement which are made to or for the benefit of any Underwriters, to the extent applicable, shall also be made to and for the benefit of the Holders of Registrable Securities included in such registration statement, and the representations, warranties and covenants of the Holders of Registrable Securities included in such registration statement in any underwriting agreement which are made to or for the benefit of any Underwriters, to the extent applicable, shall also be made to and for the benefit of the Company.

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3.1.8      Comfort Letter. The Company shall obtain a “cold comfort” letter from the Company’s independent registered public accountants or auditor in the event of an underwritten offering, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders.

3.1.9      Opinions. On the date the Registrable Securities are delivered for sale pursuant to any Registration, the Company shall obtain an opinion and an negative assurance letter, dated such date, of one (1) counsel representing the Company for the purposes of such Registration, addressed to the Holders participating in such Registration, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which as the Holders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to a majority in interest of the participating Holders.

3.1.10    Cooperation. The chief executive officer of the Company, the chief financial officer of the Company, the chief accounting officer of the Company and all other officers and members of the management of the Company shall cooperate fully in any offering of Registrable Securities hereunder, which cooperation shall include, without limitation, the preparation of the Registration Statement with respect to such offering and all other offering materials and related documents, and participation in meetings with Underwriters, attorneys, accountants and potential Holders. The Company shall use its reasonable efforts to make available the chief executive officer of the Company, the chief financial officer of the Company and all other officers and members of the management of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any underwritten offering.

3.1.11    Records. Upon execution of confidentiality agreements, the Company shall make available for inspection by the Holders of Registrable Securities included in such Registration Statement, any Underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other professional retained by any Holder of Registrable Securities included in such Registration Statement or any Underwriter, all financial and other records, pertinent corporate documents and properties of the Company, as shall be necessary to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors and employees to supply all information requested by any of them in connection with such Registration Statement.

3.1.12    Earnings Statement. The Company shall comply with all applicable rules and regulations of the Commission and the Securities Act, and make available to its shareholders, as soon as practicable, an earnings statement covering a period of twelve (12) months, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder.

3.1.13    Listing. The Company shall cause all Registrable Securities included in any Registration Statement to be listed on such exchanges or otherwise designated for trading in the same manner as similar securities issued by the Company are then listed or designated.

3.1.14    Market Stand-Off. In connection with any underwritten offering of equity securities of the Company (other than a Block Trade) in which a Holder participates, such Holder agrees that it shall not Transfer any the Company Ordinary Shares or other equity securities of the Company (other than those included in such offering pursuant to this Agreement), without the prior written consent of the Company, during the ninety (90)-day period (or such shorter time agreed to by the managing Underwriters) beginning on the date of pricing of such offering, except as expressly permitted by such lock-up agreement or in the event the managing Underwriters otherwise agree by written consent. Each Holder agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders); provided, that, such agreement shall not be materially more restrictive than any similar agreement entered into by the directors and executive officers of the Company participating in such underwritten offering; provided, further, that such agreement shall provide that any early release of any Holder from the provisions of the terms of such agreement shall be on a Pro Rata basis among all Holders.

3.2         Obligation to Suspend Distribution. Upon receipt of any notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each Holder of Registrable Securities included in any registration shall immediately discontinue disposition of such Registrable Securities, pursuant to the Registration Statement covering such Registrable Securities, until such Holder receives the supplemented or

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amended prospectus contemplated by Section 3.1.4 or it is advised by the Company in writing that the use of the Registration Statement can be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require the Company to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company control, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than thirty (30) days, determined in good faith by the Board to be necessary for such purpose. The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.2.

3.3         Registration Expenses. Except as set forth in Section 2.2.5, the Company shall bear all costs and expenses incurred in connection with the preparation, printing and distribution of the Resale Shelf Registration Statement pursuant to Section 2.1, any Demand Registration pursuant to Section 2.1, any Demand Takedown pursuant to Section 2.1.6(a)(i), any Piggy-Back Registration pursuant to Section 2.3, and all expenses incurred in performing or complying with its other obligations under this Agreement, whether or not the Registration Statement becomes effective, including, without limitation: (i) all registration and filing fees; (ii) fees and expenses of compliance with securities or “blue sky” Laws (including fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of the Registrable Securities); (iii) printing expenses; (iv) the Company’s internal expenses (including, without limitation, all salaries and expenses of its officers and employees); (v) the fees and expenses incurred in connection with the listing of the Registrable Securities as required by Section 3.1.13; (vi) Financial Industry Regulatory Authority fees; (vii) fees and disbursements of counsel for the Company and fees and expenses for independent certified public accountants retained by the Company; (viii) the fees and expenses of any special experts retained by the Company in connection with such registration, and (ix) the reasonable fees and expenses of one legal counsel selected by the Demanding Holders of a majority-in-interest of the Registrable Securities included in such registration, not to exceed $100,000 without the consent of the Company. The Company shall have no obligation to pay any underwriting discounts or selling commissions attributable to the Registrable Securities being sold by the Holders thereof, which underwriting discounts or selling commissions shall be borne by such Holders. Additionally, in an underwritten offering, all participating Holders and the Company shall bear the expenses of the Underwriter Pro Rata in proportion to the respective amount of shares each is selling in such offering.

3.4         Information. The Holders of Registrable Securities shall promptly provide such information as may reasonably be requested by the Company, or the managing Underwriter, if any, in connection with the preparation of any Registration Statement, including amendments and supplements thereto, in order to effect the registration of any Registrable Securities under the Securities Act and in connection with the Company’s obligation to comply with Federal and applicable state securities Laws.

Article 4
INDEMNIFICATION AND CONTRIBUTION.

4.1         Indemnification by the Company. The Company agrees to indemnify and hold harmless, to the fullest extent permitted by applicable Law, each Holder, and each of their respective officers, directors and agents, and each Person, if any, who controls such Holder (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) (each, a “Holder Indemnified Party”), from and against any losses, judgments, claims, damages or liabilities, whether joint or several, arising out of or based upon any untrue statement (or allegedly untrue statement) of a material fact contained in any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained in the Registration Statement, or any amendment or supplement to such Registration Statement, or arising out of or based upon any omission (or alleged omission) to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Company of the Securities Act or any rule or regulation promulgated thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such registration; and the Company shall promptly reimburse the Holder Indemnified Party for any legal and any other expenses reasonably incurred by such Holder Indemnified Party in connection with investigating and defending any such expense, loss, judgment, claim, damage, liability or Action; provided, however, that the Company will not be liable in any such case to the extent that any such expense, loss, claim, damage or liability arises out of or is based upon any untrue statement or allegedly untrue statement or omission or alleged omission

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made in such Registration Statement, preliminary prospectus, final prospectus, or summary prospectus, or any such amendment or supplement, in reliance upon and in conformity with information furnished to the Company, in writing, by such selling Holder expressly for use therein, or is based on any selling Holder’s violation of the federal securities Laws (including Regulation M) or failure to sell the Registrable Securities in accordance with the plan of distribution contained in the prospectus.

4.2         Indemnification by Holders of Registrable Securities. Each selling Holder of Registrable Securities will, in the event that any Registration is being effected under the Securities Act pursuant to this Agreement of any Registrable Securities held by such selling Holder, indemnify and hold harmless the Company, each of its directors, officers and agents, and each Person who controls the Company, and each other selling Holder and each other Person, if any, who controls another selling Holder within the meaning of the Securities Act, against any losses, claims, judgments, damages or liabilities, whether joint or several, insofar as such losses, claims, judgments, damages or liabilities (or Actions in respect thereof) arise out of or are based upon any untrue statement or allegedly untrue statement of a material fact contained in any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained in the Registration Statement, or any amendment or supplement to the Registration Statement, or arise out of or are based upon any omission or the alleged omission to state a material fact required to be stated therein or necessary to make the statement therein not misleading, if the statement or omission was made in reliance upon and in conformity with information furnished in writing to the Company by such selling Holder expressly for use therein, or is based on any selling Holder’s violation of the federal securities Laws (including without limitation to Regulation M and Securities Act, as well as any rule or regulation promulgated thereunder applicable to such Holder and relating to action or inaction required of such Holder in connection with any such registration) or failure to sell the Registrable Securities in accordance with the plan of distribution contained in the prospectus, and shall reimburse the Company, its directors, officers, agents and each Person who controls the Company, and each other selling Holder or their respective directors, officers, agents or controlling Persons for any legal or other expenses reasonably incurred by any of them in connection with investigation or defending any such loss, claim, damage, liability or Action. Each selling Holder’s indemnification obligations hereunder shall be several and not joint and shall be limited to the amount of any net proceeds actually received by such selling Holder in connection with such Registration.

4.3         Conduct of Indemnification Proceedings. Promptly after receipt by any Person of any notice of any loss, claim, damage or liability or any Action in respect of which indemnity may be sought pursuant to Sections 4.1 or 4.2, such Person (the “Indemnified Party”) shall, if a claim in respect thereof is to be made against any other Person for indemnification hereunder, notify such other Person (the “Indemnifying Party”) in writing of the loss, claim, judgment, damage, liability or Action; provided, however, that the failure by the Indemnified Party to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability which the Indemnifying Party may have to such Indemnified Party hereunder, except and solely to the extent the Indemnifying Party is actually prejudiced by such failure. If the Indemnified Party is seeking indemnification with respect to any claim or Action brought against the Indemnified Party, then the Indemnifying Party shall be entitled to participate in such claim or Action, and, to the extent that it wishes, jointly with all other Indemnifying Parties, to assume control of the defense thereof with counsel satisfactory to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume control of the defense of such claim or Action, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that in any Action in which both the Indemnified Party and the Indemnifying Party are named as defendants, the Indemnified Party shall have the right to employ separate counsel (but no more than one such separate counsel, which counsel is reasonably acceptable to the Indemnifying Party) to represent the Indemnified Party and its controlling Persons who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Indemnified Party against the Indemnifying Party, with the fees and expenses of such counsel to be paid by such Indemnifying Party if, based upon the written opinion of counsel of such Indemnified Party, representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, consent to entry of judgment or effect any settlement of any claim or pending or threatened proceeding in respect of which the Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such

Annex E-13

judgment or settlement includes an unconditional release of such Indemnified Party from all liability arising out of such claim or proceeding. The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the Indemnified Party and shall survive the transfer of Registrable Securities.

4.4         Contribution.

4.4.1      If the indemnification provided for in the foregoing Sections 4.1, 4.2 and 4.3 is unavailable to any Indemnified Party in respect of any loss, claim, damage, liability or Action referred to herein, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage, liability or Action in the foregoing Sections 4.1 or 4.2, as applicable, in such proportion as is appropriate to reflect the relative fault of the Indemnified Parties and the Indemnifying Parties in connection with the actions or omissions which resulted in such loss, claim, damage, liability or Action in the foregoing Sections 4.1 or 4.2, as applicable, as well as any other relevant equitable considerations. The relative fault of any Indemnified Party and any Indemnifying Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such Indemnified Party or such Indemnifying Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

4.4.2      The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.4.2 were determined by Pro Rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding Section 4.4.1.

4.4.3      The amount paid or payable by an Indemnified Party as a result of any loss, claim, damage, liability or Action referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses incurred by such Indemnified Party in connection with investigating or defending any such Action or claim. Notwithstanding the provisions of this Section 4.4, no Holder of Registrable Securities shall be required to contribute any amount in excess of the dollar amount of the net proceeds (after payment of any underwriting fees, discounts, commissions or taxes) actually received by such Holder from the sale of Registrable Securities which gave rise to such contribution obligation. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

Article 5
RE-SALE RIGHT AND RULE 144 REPORTING

5.1         Re-Sale Right. Subject to the lock-up provisions in the Transaction Documents, the Company shall, at its own cost, use its commercially reasonable efforts to assist the Holder in the sale or disposition of, and to enable the Holder to sell under Rule 144, the maximum number of its Registrable Securities, including, without limitation: (a) the prompt delivery of applicable instruction letters to the Company’s transfer agent to remove legends from the Holder’s share certificates, (b) causing the prompt delivery of appropriate legal opinions from the Company’s counsel in forms reasonably satisfactory to the Holder’s counsel, (c) if the Company has depositary receipts listed or traded on any exchange or inter-dealer quotation system, (i) the prompt delivery of instruction letters to the Company’s share registrar and depositary agent to convert the Holder’s securities into depositary receipts or vice versa, or similar instruments to be deposited in or transfer out of the Holder’s brokerage account(s), (ii) the prompt payment of all costs and fees related to such depositary facility, including conversion fees and maintenance fees for Registrable Securities held by the Holder, and (iii) taking any and all other steps necessary to facilitate the conversion into depositary receipts or similar instruments (for the avoidance of doubt, the Company shall not be obligated to pay any American depositary share issuance or transfer fees or expenses and stock transfer taxes in relation to any sale or disposition of the Registrable Securities).

5.2         Rule 144 Reporting. The Company agrees to use commercial reasonable efforts to: (a) make and keep public information available, as those terms are understood and defined in Rule 144, at all times; (b) file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and (c) furnish to the Holder promptly upon request (i) a written statement by the Company as to its compliance with the reporting requirements of Rule 144, the Securities Act and the Exchange Act, or its qualification as a registrant whose securities may be resold pursuant to Form F-3 (at any time after it so qualifies) in all material respects, (ii) a copy of the most recent annual or quarterly report of the Company,

Annex E-14

and (iii) such other reports and documents of the Company as the Holder may reasonably request in availing itself of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to Form F-3.

Article 6
MISCELLANEOUS.

6.1         Other Registration Rights and Arrangements. SPAC represents and warrants that no other shareholders of SPAC, other than a SPAC Holder has any right to require the Company to register any of the Company Ordinary Shares for sale or to include the Company Ordinary Shares in any registration filed by the Company for the sale of shares for its own account or for the account of any other Person. The Company represents and warrants, except as disclosed in Section 5.7(c) of the Company Disclosure Letter, that no other shareholder of the Company, other than the Company Holder, has any right to require the Company to register any of the Company Ordinary Shares for sale or to include the Company Ordinary Shares in any registration filed by the Company for the sale of shares for its own account or for the account of any other Person. SPAC and the SPAC Holders hereby terminate the Prior SPAC Agreement, which shall be of no further force and effect and is hereby superseded and replaced in its entirety by this Agreement.

6.2         Assignment; No Third Party Beneficiaries. This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part. This Agreement and the rights, duties and obligations of the Holders of Registrable Securities hereunder may be freely assigned or delegated by such Holder of Registrable Securities in conjunction with and to the extent of any permitted transfer of Registrable Securities by any such Holder. This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties hereto and their respective successors and assigns and the Holders of Registrable Securities and their respective successors and permitted assigns. This Agreement is not intended to confer any rights or benefits on any Persons that are not party hereto other than as expressly set forth in Article 4 and this Section 6.2. The rights of a Holder of Registrable Securities under this Agreement may be transferred by such a Holder to a transferee who acquires or holds Registrable Securities; provided, however, that such transferee has executed and delivered to the Company a properly completed agreement, to be bound by the terms of this Agreement substantially in form, attached hereto as Exhibit A (an “Addendum Agreement”), and the transferor shall have delivered to the Company, no later than thirty (30) days following the date of the transfer, written notification of such transfer setting forth the name of the transferor, the name and address of the transferee, and the number of Registrable Securities so transferred. The execution of an Addendum Agreement shall constitute a permitted amendment of this Agreement.

6.3         Amendments and Modifications. Upon the written consent of the Company, the Sponsor and the Holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment or modification hereto or waiver hereof that adversely affects one Holder, solely in his, her or its capacity as a holder of share capital of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

6.4         Term. This Agreement shall terminate upon the earlier of (i) the seventh (7th) anniversary of the date of this Agreement or (ii) the date as of which (a) all of the Registrable Securities have been sold, pursuant to a Registration Statement (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder (or any successor rule promulgated thereafter by the Commission)) or (b) the Holders of all Registrable Securities are permitted to sell the Registrable Securities under Rule 144 (or any similar provision) under the Securities Act without limitation on the amount of securities sold or the manner of sale; provided, further, that with respect to any Holder, such Holder will have no rights under this Agreement and all obligations of the Company to such Holder under this Agreement shall terminate upon the earliest date (x) such Holder ceases to hold any Registrable Securities and (y) such Holder is permitted to sell the

Annex E-15

Registrable Securities under Rule 144 (or any similar provision) under the Securities Act without limitation on the amount of securities sold or the manner of sale. Notwithstanding anything herein to the contrary, the provisions of this Article 6 (including with respect to any defined term as used therein, whether or not such defined term is defined therein) shall survive, and remain in full force and effect following, any termination of this Agreement.

6.5         Notices. All notices, demands, requests, consents, approvals or other communications (collectively, “Notices”) required or permitted to be given hereunder, or which are given with respect to this Agreement, shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt by other than automatic means, whether electronic or otherwise), (b) when sent by email (with no automated reply, such as an out-of-office notification, no mail undeliverable notification or other rejection notice), or (c) one (1) Business Day following the day sent by an internationally recognized overnight courier (with written confirmation of receipt), in each case, at the following addresses or email addresses (or to such other address or email address as a party may have specified by notice given to the other party pursuant to this provision):

If to the Company:

Polibeli Group Ltd

Lt 49th Sahid Sudirman Centre,
Jl. Jenderal Sudirman No.Kav. 13-15 Lt 49,
RT.10/RW.11, Karet Tengsin, Kecamatan Tanah Abang,
Kota Jakarta Pusat, Daerah Khusus Ibukota Jakarta
Republic of Indonesia, 10220

Attention:    Hua Chen
Email:          cfo_office@polibeli.com

with copies (which shall not constitute actual or constructive notice) to:

Hogan Lovells
11/F, One Pacific Place
88 Queensway
Hong Kong

Attention:    Stephanie Tang, Esq.
Email:          Stephanie.Tang@hoganlovells.com

If to Company Holder:

XINGYUN INTERNATIONAL COMPANY LIMITED
Room 801, Building A,
NantouCity Lotus Plaza,
No. 3186 Nanshan Avenue,
Nanshan District,
Shenzhen, Guangdong Province, China

Attention:    Wang Wei
Email:          wang.wei@xingyungroup.com

If to a SPAC Holder, to the address set forth under such SPAC Holder’s signature to this Agreement.

6.6         Governing Law; Jurisdiction. This Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Agreement, shall be governed by and construed in accordance with the Laws of the State of New York without regard to the conflicts of law principles thereof that would subject such matter to the Laws of another jurisdiction. All legal proceedings arising under the Laws of the State of New York out of or relating to this Agreement shall be heard and determined exclusively in any federal court sitting in the Borough of Manhattan of The City of New York,

Annex E-16

provided, however, that if such federal court does not have jurisdiction over such legal proceedings, they shall be heard and determined exclusively in the Supreme Court of the State of New York, Commercial Division, sitting in the Borough of Manhattan of The City of New York (and any appellate court therefrom). Each of the parties hereto agrees that mailing of process or other papers in connection with any such legal proceedings in the manner provided in Section 6.5 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby (i) submits to the exclusive jurisdiction of the aforesaid courts for the purpose of any legal proceeding arising under the Laws of the State of New York out of or relating to this Agreement brought by any party hereto, and (ii) irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any legal proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder any claim that it is not personally subject to the jurisdiction of the aforesaid courts for any reason other than the failure to serve process in accordance with this Section 6.6.

6.7         WAIVER OF TRIAL BY JURY. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LEGAL REQUIREMENTS WHICH CANNOT BE WAIVED, EACH OF THE PARTIES AND ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY MAY DO SO ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS AGREEMENT, EACH OTHER TRANSACTION AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS, AND FOR ANY COUNTERCLAIM RELATING THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION AGREEMENTS AND THE CONSUMMATION OF THE TRANSACTIONS. FURTHERMORE, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

6.8         Entire Agreement. This Agreement (including all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written, including without limitation the Prior SPAC Agreement.

6.9         Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

6.10       Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.11      Specific Performance The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement in accordance with its specified terms or otherwise breach or threaten to breach such provisions. The parties acknowledge and agree that the parties hereto shall be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof. Without limiting the foregoing, each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (i) there

Annex E-17

is adequate remedy at law, or (ii) an award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an order or injunction to prevent breaches or threatened breaches and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

6.12      Other Business Opportunities. The parties expressly acknowledge and agree that to the fullest extent permitted by applicable Law, and for the avoidance of doubt: (i) the Sponsor (including (a) its Affiliates, (b) any portfolio company in which it or any of its Affiliates or investment fund Affiliates have made a debt or equity investment (and vice versa), or (c) any of their respective limited partners, non-managing members (or other similar, direct or indirect investors)) has the right to, and shall have no duty (fiduciary, contractual or otherwise) not to, directly or indirectly engage in and possess interests in other business ventures of every type and description, including those engaged in the same or similar business activities or lines of business as the Company or any of its Subsidiaries or deemed to be competing with the Company or any of its Subsidiaries, on its own account, or in partnership with, or as an employee, officer, director or shareholder of any other Person; provided, that such employee, officer, director or shareholder of any other Person in his, her or its capacity as such, is in compliance with the confidentiality, non-competition, non-solicitation, non-interference and similar obligations, if and to the extent applicable, with no obligation to offer to the Company or any of its Subsidiaries, or any other Holder or holder of share capital of the Company the right to participate therein; (ii) the Sponsor (including (a) its Affiliates, (b) any portfolio company in which it or any of its Affiliates or investment fund Affiliates have made a debt or equity investment (and vice versa) or (c) any of their respective limited partners, non-managing members (or other similar, direct or indirect investors)) may invest in, or provide services to, any Person that directly or indirectly competes with the Company or any of its Subsidiaries; and (iii) in the event that the Sponsor (including (a) its Affiliates, (b) any portfolio company in which it or any of its Affiliates or investment fund Affiliates have made a debt or equity investment (and vice versa) or (c) any of their respective limited partners, non-managing members (or other similar, direct or indirect investors)) acquires knowledge of a potential transaction or matter that may be a corporate or other business opportunity for the Company or any of its Subsidiaries, such Person shall have no duty (fiduciary, contractual or otherwise) to communicate or present such corporate opportunity to the Company or any of its Subsidiaries or any other Holder or holder of share capital of the Company, as the case may be, and, notwithstanding any provision of this Agreement to the contrary, shall not be liable to the Company or any of its Subsidiaries or any other Holder or holder of share capital of the Company (or its respective Affiliates) for breach of any duty (fiduciary, contractual or otherwise) by reason of the fact that such Person, directly or indirectly, pursues or acquires such opportunity for itself, directs such opportunity to another Person or does not present such opportunity to the Company or any of its Subsidiaries or any other Holder or holder of share capital of the Company (or its respective Affiliates). For the avoidance of doubt, the parties acknowledge that this paragraph is intended to disclaim and renounce, to the fullest extent permitted by applicable Law, any right of the Company or any of its Subsidiaries or any Holder, with respect to the matters set forth herein, and this paragraph shall be construed to effect such disclaimer and renunciation to the fullest extent permitted by Law.

[Signature Page Follows]
Annex E-18

IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

POLIBELI GROUP LTD
By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

Annex E-19

IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

CHENGHE ACQUISITION II CO.
By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

Annex E-20

IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

XINGYUN INTERNATIONAL COMPANY LIMITED
By:
Name:
Title:

Annex E-21

IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

[SPAC HOLDER]

Name:
Email:
Address:

[Signature Page to Registration Rights Agreement]

Annex E-22

SCHEDULE I

SPAC HOLDERS

Annex E-23

EXHIBIT A

Addendum Agreement

This Addendum Agreement (“Addendum Agreement”) is executed on [•], 2024, by the undersigned (the “New Holder”) pursuant to the terms of that certain Registration Rights Agreement dated as of [•], 2024 (the “Agreement”), by and among the Company and the other parties thereto, as such Agreement may be amended, supplemented or otherwise modified from time to time. Capitalized terms used but not defined in this Addendum Agreement shall have the respective meanings ascribed to such terms in the Agreement. By the execution of this Addendum Agreement, the New Holder agrees as follows:

1. Acknowledgment. New Holder acknowledges that New Holder is acquiring certain Company Ordinary Shares (the “Shares”) as a transferee of such Shares from a party in such party’s capacity as a Holder of Registrable Securities under the Agreement, and after such transfer, New Holder shall be considered an “Holder” and a Holder of Registrable Securities for all purposes under the Agreement.

2. Agreement. New Holder hereby (a) agrees that the Shares shall be bound by and subject to the terms of the Agreement and (b) adopts the Agreement with the same force and effect as if the New Holder were originally a party thereto.

3. Notice. Any notice required or permitted by the Agreement shall be given to New Holder at the address or facsimile number listed below New Holder’s signature below.

NEW HOLDER:	ACCEPTED AND AGREED

Print Name: ___________________________________	POLIBELI GROUP, LTD

By: __________________________________________	By: __________________________________________

Annex E-24

Annex F

FORM OF LOCK-UP AGREEMENT

This Lock-Up Agreement (this “Agreement”) is made and entered into as of [______], 202[_], by and between Polibeli Group Ltd, a Cayman Islands limited liability company (the “Company”), and each of Chenghe Investment II Limited, a Cayman Islands limited liability company (“Sponsor”), the Persons set forth on Schedule I hereto (the “SPAC Key Holders”) and XINGYUN INTERNATIONAL COMPANY LIMITED, a Cayman Islands limited liability company (the “Company Holder”). The Sponsor, the SPAC Key Holders, the Company Holder and any Person who hereafter becomes a party to this Agreement pursuant to Section 2 are referred to herein, individually, as a “Holder” and, collectively, as the “Holders.” Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, Chenghe Acquisition II Co., a Cayman Islands exempted company (the “SPAC”), the Company, and Polibeli Merger One Limited, a Cayman Islands limited liability company and a direct wholly owned subsidiary of the Company (“Merger Sub”), have entered into that certain Business Combination Agreement, dated as of September [__], 2024 (as amended or supplemented from time to time, the “Business Combination Agreement”);

WHEREAS, upon the terms and subject to the conditions of the Business Combination Agreement and in accordance with the applicable provisions of the Companies Act (As Revised) of the Cayman Islands, the parties thereto desire to enter into a business combination transaction, whereby at the Merger Effective Time, Merger Sub will merge with and into SPAC (the “Merger”), the separate corporate existence of Merger Sub will cease and SPAC will be the surviving corporation and a wholly owned subsidiary of the Company (the “Business Combination”);

WHEREAS, in consideration for the benefits to be received by each Holder under the terms of the Business Combination Agreement and as a material inducement to SPAC agreeing to enter into and consummate the transactions contemplated by the Business Combination Agreement, the Company Holder agrees to enter into this Agreement and to be bound by the agreements, covenants and obligations contained in this Agreement; and

WHEREAS, in connection with the transactions contemplated by the Business Combination Agreement, and in view of the valuable consideration to be received by the parties thereunder, SPAC, Sponsor and each of the Holders desire to enter into this Agreement, pursuant to which the Holders’ Lock-Up Shares (as defined below) shall become subject to limitations on Transfer as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and intending to be legally bound hereby, the Company hereby agrees with each of the Holders as follows:

1. Definitions. The terms defined in this Section 1 shall, for all purposes of this Agreement, have the respective meanings set forth below:

(a) “Lock-Up Period” shall mean the period beginning on the Closing Date and ending on the date that is twelve (12) months after the Closing Date;

(b) “Lock-Up Shares” shall mean with respect to (i) the Sponsor, the SPAC Key Holders and their respective Permitted Transferees, the Company Ordinary Shares held by such Persons immediately following the Closing (excluding any PIPE Shares or Company Ordinary Shares acquired in the public market); (ii) the Company Holder and its respective Permitted Transferees, the Company Ordinary Shares held by such Persons immediately following the Closing (excluding any PIPE Shares or Company Ordinary Shares acquired in the public market); and (iii) the Company’s directors and executive officers, the Company Ordinary Shares issued to such Persons upon settlement or exercise of restricted stock units, stock options or other equity awards outstanding as of immediately following the Closing, as applicable;

Annex F-1

(c) “Permitted Transferee” shall mean any Person to whom a Holder is permitted to transfer Lock-Up Shares prior to the expiration of the Lock-Up Period pursuant to Section 2(b);

(d) “PIPE Shares” shall mean the Company Ordinary Shares sold in the PIPE Investment;

(e) “Transfer” shall mean the (i) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any Locked-Up Shares; (ii) entry into any swap or other arrangement that transfers to another Person, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such Locked-Up Shares, in cash or otherwise; or (iii) public announcement of any intention to effect any transaction, including the filing of a registration statement, as specified in clause (i) or (ii).

2. Lock-Up Provisions.

(a) Subject to Section 2(b), each Holder agrees that it shall not Transfer any Lock-Up Shares directly or indirectly held by such Holder until the end of the Lock-Up Period:

(b) Notwithstanding anything set forth in Section 2(a), each Holder or its respective Permitted Transferees may Transfer the Lock-Up Shares during the Lock-Up Period:

(i)       to (A) the Company’s officers or directors; (B) any affiliates or family members of the Company’s officers or directors; (C) any director, officer, employee, direct or indirect partners, members or equity holders of the Sponsor or the Sponsor Key Holders or any related investment funds or vehicles controlled or managed by such Persons or their respective affiliates; or (D) any direct or indirect partners, members or equity holders of such Holder, any affiliates of such Holder or any related investment funds or vehicles controlled or managed by such persons or entities or their respective affiliates;

(ii)      in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an affiliate of such individual or to a charitable organization;

(iii)     in the case of an individual, by virtue of laws of descent and distribution upon death of such individual;

(iv)     in the case of an individual, pursuant to a qualified domestic relations order;

(v)      to a nominee or custodian of a Person to whom a Transfer would be permitted under clauses (i) through (iv) above;

(vi)     to the partners, members or equity holders of such Holder by way of distribution in kind or otherwise, including, for the avoidance of doubt, where the Holder is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership;

(vii)    to the Company;

(viii)   the exercise of stock options, including through a “net” or “cashless” exercise, or receipt of shares upon vesting of restricted stock units granted pursuant to an equity incentive plan;

(ix)     forfeitures of Company Shares to satisfy tax withholding requirements upon the vesting of equity-based awards granted pursuant to an equity incentive plan;

(x)      in connection with (but subject to the completion of) a bona fide liquidation, merger, stock exchange, reorganization, tender offer or change of control approved by the board of directors of the Company (“Board of Directors”) or a duly authorized committee thereof or other similar transaction which results in all of the Company Holders having the right to exchange their Company Shares for cash, securities or other property subsequent to the Closing Date; or

(xi)     in connection with any legal, regulatory or other order;

Annex F-2

provided, however, that in the case of clauses (i) through (vi) such Permitted Transferees must enter into a written agreement with the Company agreeing to be bound by the transfer restrictions in this Section 2 or such transfer restrictions that are no less restrictive to such Permitted Transferee than the transfer restrictions in this Section 2.

(c) In order to enforce this Section 2, the Company may impose stop-transfer instructions with respect to the Lock-Up Shares until the end of the Lock-Up Period.

(d) For the avoidance of doubt, each Holder shall retain all of its rights as a shareholder of the Company with respect to the Lock-Up Shares during the Lock-Up Period, including the right to vote any Lock-Up Shares that such Holders is entitled to vote.

(e) If any Holder is granted a release or waiver from any lock-up agreement (such holder a “Triggering Holder”) executed in connection with the Closing prior to the expiration of the Lock-Up Period, then each other Holder shall also be granted an early release from their respective obligations hereunder on the same terms and on a pro-rata basis with respect to such number of Lock-Up Shares, rounded down to the nearest whole security, equal to the product of (i) the total percentage of Lock-Up Shares held by the Triggering Holder immediately following the consummation of the Closing that are being released from this Agreement multiplied by (ii) the total number of Lock-Up Shares held by the Holders immediately following the consummation of the Closing.

3. Miscellaneous.

(a) Amendment; Waiver. Upon (i) the written consent of the Company Holder; (ii) the written consent of the Sponsor; and (iii) the written consent of the Holders of a majority of the total Lock-Up Shares, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived by the Company, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects a Holder, solely in its capacity as a holder of Lock-Up Shares, shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

(b) Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt by other than automatic means, whether electronic or otherwise); (b) when sent by email (with no automated reply, such as an out-of-office notification, no mail undeliverable notification or other rejection notice); or (c) one (1) Business Day following the day sent by an internationally recognized overnight courier (with written confirmation of receipt), in each case, at the following addresses or email addresses (or to such other address or email address as a party may have specified by notice given to the other party pursuant to this provision):

If to the Company:

Polibeli Group Ltd
Lt 49th Sahid Sudirman Centre,
Jl. Jenderal Sudirman No.Kav. 13-15 Lt 49,
RT.10/RW.11, Karet Tengsin, Kecamatan Tanah Abang,
Kota Jakarta Pusat, Daerah Khusus Ibukota Jakarta
Republic of Indonesia, 10220
Attention:	Hua Chen
Email:	cfo_office@polibeli.com

Annex F-3

with a copy (which shall not constitute actual or constructive notice) to:

Hogan Lovells
11/F, One Pacific Place
88 Queensway
Hong Kong
Attention:	Stephanie Tang, Esq.
Email:	Stephanie.Tang@hoganlovells.com

If to the Company Holder:

XINGYUN INTERNATIONAL COMPANY LIMITED
Room 801, Building A,
NantouCity Lotus Plaza,
No. 3186 Nanshan Avenue,
Nanshan District,
Shenzhen, Guangdong Province, China
Attention:	Wang Wei
Email:	wang.wei@xingyungroup.com

with a copy (which shall not constitute actual or constructive notice) to:

Hogan Lovells
11/F, One Pacific Place
88 Queensway
Hong Kong
Attention:	Stephanie Tang, Esq.
Email:	Stephanie.Tang@hoganlovells.com

If to the Sponsor:

Chenghe Investment II Limited
38 Beach Road #29-11
South Beach Tower
Singapore
Attention:	Richard Qi Li
Email:	richard.li@chenghecap.com

with a copy (which shall not constitute notice) to:

Paul Hastings LLP
101 California Street, Forty-Eighth Floor
San Francisco, CA 94111
The United States
Attention:	Steve Camahort
Will Burns
Sean Monroe
Email:	stevecamahort@paulhastings.com
willburns@paulhastings.com
seanmonroe@paulhastings.com

If to any SPAC Key Holder, at such SPAC Key Holder’s address or email address as set forth on their signature page hereto.

Annex F-4

(c) Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties and any such transfer without prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

(d) Rights of Third Parties. Except with respect to any Non-Recourse Party (as defined below), nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement.

(e) Governing Law; Jurisdiction. This Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Agreement, shall be governed by and construed in accordance with the Laws of the State of New York without regard to the conflicts of law principles thereof that would subject such matter to the Laws of another jurisdiction. All legal proceedings arising under the Laws of the State of New York out of or relating to this Agreement shall be heard and determined exclusively in any federal court sitting in the Borough of Manhattan of The City of New York, provided, however, that if such federal court does not have jurisdiction over such legal proceedings, they shall be heard and determined exclusively in the Supreme Court of the State of New York, Commercial Division, sitting in the Borough of Manhattan of The City of New York (and any appellate court therefrom). Each of the parties hereto agrees that mailing of process or other papers in connection with any such legal proceedings in the manner provided in Section 3(b) or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby (i) submits to the exclusive jurisdiction of the aforesaid courts for the purpose of any legal proceeding arising under the Laws of the State of New York out of or relating to this Agreement brought by any party hereto; and (ii) irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any legal proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder any claim that it is not personally subject to the jurisdiction of the aforesaid courts for any reason other than the failure to serve process in accordance with this Section 3(e).

(f) Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LEGAL REQUIREMENTS WHICH CANNOT BE WAIVED, EACH OF THE PARTIES AND ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY MAY DO SO ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS AGREEMENT, EACH OTHER TRANSACTION AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS, AND FOR ANY COUNTERCLAIM RELATING THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION AGREEMENTS AND THE CONSUMMATION OF THE TRANSACTIONS. FURTHERMORE, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

(g) Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights, remedies or obligations of the Company or any of the Holders under any other agreement between any of the Holders and the Company, and nothing in any other agreement, certificate or instrument shall limit any of the rights, remedies or obligations of any of the Holders or the Company under this Agreement.

Annex F-5

(h) Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

(i) Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(j) Interpretation. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; and (iv) the term “or” means “and/or”. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(k) Specific Performance. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement in accordance with its specified terms or otherwise breach or threaten to breach such provisions. The parties acknowledge and agree that the parties hereto shall be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof. Without limiting the foregoing, each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (i) there is adequate remedy at law; or (ii) an award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an order or injunction to prevent breaches or threatened breaches and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

(l) No Recourse. This Agreement may only be enforced against, and any claim or cause of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, the transactions contemplated hereby or the subject matter hereof may only be made against the parties hereto and no past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, shareholder, agent, attorney or representative of any party hereto or any past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, shareholder, agent, attorney or representative of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.

(m) Several Liability. The liability of any Holder hereunder is several (and not joint). Notwithstanding any other provision of this Agreement, in no event will any Holder be liable for any other Holder’s breach of such other Holder’s obligations under this Agreement.

[Remainder of page intentionally left blank]

Annex F-6

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

POLIBELI GROUP LTD
By:
Name:
Title:

Annex F-7

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

CHENGHE INVESTMENT II LIMITED
By:
Name:
Title:

Annex F-8

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

XINGYUN INTERNATIONAL COMPANY LIMITED
By:
Name:
Title:

Annex F-9

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

[SPAC KEY HOLDER]

(Name of Holder – Please Print)

(Signature)

(Name of Signatory if the SPAC Key Holder is an entity – Please Print)

(Title of Signatory if the Holder is an entity – Please Print)
Address:

Email:

Annex F-10

Schedule I

SPAC KEY HOLDERS

Annex F-11

Annex G

Private and Confidential	September 16, 2024

Chenghe Acquisition II Co.
Attention: Board of Directors
Unit 2307, Tower One, Lippo Centre,
89 Queensway, Hong Kong

Fairness Opinion Letter

We understand that Chenghe Acquisition II Co. (“Chenghe” or “SPAC”) intends to enter into a business combination transaction (the “Transaction”) with Polibeli Group Ltd. (“Polibeli” or the “Company”) in accordance with the Business Combination Agreement (as defined below). In connection with the Transaction, Polibeli formed Polibeli Merger One Limited, an exempted company limited by shares incorporated under the laws of the Cayman Islands (“Merger Sub”). Pursuant to the Transaction, Merger Sub will merge with and into the SPAC in accordance with Part XVI of the Cayman Companies Act, with the SPAC being the surviving company and as a wholly owned subsidiary of Polibeli. Upon consummation of the Merger (as defined below), the separate corporate existence of Merger Sub shall cease and Merger Sub will be struck off the Register of Companies in the Cayman Islands, and the SPAC, as the surviving company of the merger, shall continue its corporate existence under the Laws of the Cayman Islands (the “Merger”). Capitalized terms used herein and not defined shall have the meaning given such terms in the Business Combination Agreement.

Pursuant to the Transaction, among other things, (i) on the Closing date, immediately prior to the effectiveness of the Merger, (a) the Company shall adopt and make effective the amended and restated memorandum and articles of association of the Company (the “A&R Charter”), (b) the authorized share capital of the Company shall be re-designated (the “Re-designation”) as (A) 3,000,000,000 shares of Company Class A Ordinary Shares of a par value of $0.0001 each (each, a “Company Class A Ordinary Share”) and (B) 1,000,000,000 shares of company Class B Ordinary Shares of a par value of $0.0001 each (each, a “Company Class B Ordinary Share,” and, together with the Company Class A Ordinary Shares, the “Company Ordinary Shares”) and (c) immediately following the Re-designation, each issued Company Ordinary Share will be recapitalized by multiplying each such Company Ordinary Share by a recapitalization factor equal to the quotient obtained by dividing the Base Equity Value of the Company of $3.60 billion (the “Base Equity Value”) by the quotient of dividing the number of aggregate fully diluted outstanding ordinary shares of the Company by $10.00 (each such recapitalized share, a “Company Share”), (ii) at the effective time of the Merger and by virtue thereof, (a) each SPAC Unit outstanding immediately prior to the Merger will be automatically detached and the holder thereof will be deemed to hold one (1) SPAC Class A Ordinary Share and one-half of a SPAC Warrant, (b) each SPAC Class B Ordinary Share that is issued and outstanding immediately prior to the Merger will be automatically converted into one (1) SPAC Class A Ordinary Share and each SPAC Class B Ordinary Share will cease to have any rights with respect to such shares, (c) each SPAC Class A Ordinary Share (other than those being redeemed or dissenting pursuant to the terms of the Business Combination Agreement) will be cancelled in exchange for the right to receive one (1) newly issued Company Share, and (d) each issued and outstanding warrant of SPAC will be converted into and become the right to receive a warrant to purchase one Company Share on the same terms and conditions as such SPAC warrant (the Company Shares issuable upon conversion of the SPAC Class A Ordinary Shares or Company warrants pursuant to clauses (c) and (d) above, the “Transaction Consideration”). The terms and conditions of the Transaction are more fully set forth in the Business Combination Agreement.

The Board of Directors of Chenghe (“you”) have engaged EntrepreneurShares LLC (“ERShares Valuation Services” or “us”) to render an opinion (this “Opinion”) as to the fairness, from a financial point of view to Chenghe and to the shareholders of Chenghe (other than Chenghe Investment II Limited (the “Sponsor”) or any of its affiliates, of the Transaction Consideration to be issued or paid to such shareholders in the Transaction.

Annex G-1

This Opinion is furnished solely to be utilized by the Board of Directors of Chenghe as only one input to consider in its process of analyzing the Transaction and it does not constitute a recommendation to any member of the Board of Directors, any stockholder of Chenghe, or any other person as to how such person should vote or act with respect to the Transaction. This Opinion is delivered to the Board of Directors of Chenghe subject to the conditions, scope of engagement, limitations and understanding set forth in this Opinion. Furthermore, no officer, director, employee or shareholder of ERShares Valuation Services shall be subjected to any personal liability whatsoever (other than for fraud, gross negligence, willful misconduct or bad faith) to any person, nor will any such claim be asserted by or on behalf of you or your affiliates against such person with respect to this Opinion other than against ERShares Valuation Services.

We have not been asked to opine on, and this Opinion does not express any views on, (i) any other terms of the Transaction (except as expressly addressed herein), (ii) Chenghe’s underlying business decision to proceed with or effect the Transaction, (iii) the merits of the Transaction relative to any alternative transaction or business strategy that may be available to Chenghe, (iv) the amount or nature of the compensation to any officer, director or employee, or any class of such persons relative to the compensation to be received by the holders of any class of securities, creditors or other constituencies of Chenghe or the Company in the Transaction, or relative to or in comparison with the Transaction Consideration, (v) the fairness of the Transaction to any particular group or class of securities, creditors, or other constituencies of Chenghe, other than those set forth in this Opinion, or (vi) the solvency, creditworthiness or fair value of the Company or any other participant in the Transaction under any applicable laws relating to bankruptcy, insolvency or similar matters.

In the course of our analyses for rendering this Opinion, we have made such reviews, analyses, and inquiries as we have deemed necessary and appropriate under the circumstances, including, without limitation:

1)	We have reviewed the following documents and sources of information in items (a) through (k):
	a.	Executed Non-Binding Letter of Intent dated June 19, 2024;
	b.	Draft of the Business Combination Agreement, by and among Chenghe, Merger Sub, Polibeli and the other parties thereto dated as of September 2, 2024 (the “Business Combination Agreement”);
	c.	The A&R Charter;
	d.	Polibeli Group Limited Combined draft audited financial statement for the years ended December 31, 2023 and 2022;
	e.	Polibeli’s 2024, 2025 & 2026 Forecast Model, for which we have no reason to dispute the underlying assumptions;
	f.	Polibeli’s Investor Presentation;
	g.	Polibeli’s Valuation Basis Document;
	h.	Polibeli’s publicly traded comparable companies outlined in the Valuation Basis Document;
	i.	Various Polibeli organizational and administrative documents we deemed necessary and appropriate to our analysis;
	j.	Polibeli’s Corporate Structure for the listing; and
	k.	Publicly available financial information of Chenghe, including Chenghe’s filings with the U.S. Securities and Exchange Commission (the “SEC”).

Annex G-2

2)

We met or otherwise communicated electronically with certain members of Chenghe’s and Polibeli’s senior and operating management to discuss Polibeli’s operations, historical financial results related to their entities, future prospects, and projected operations and performance;

3)	We considered publicly available data and stock market performance data of public companies we deem comparable to Polibeli and reviewed the industry and geography in which Polibeli operates;
4)	We considered, to the extent publicly available, the financial terms of certain other transactions which we considered relevant in evaluating the Transaction; and
5)	We conducted such other studies, analyses, inquiries, and investigations as we deemed appropriate, including economic, industry, geographical and Company- specific information.

The primary method used was a Market Method — Guideline Publicly Traded Companies as the basis for the fairness opinion assessment. These publicly traded comparable companies were independently obtained by us. The Guideline Publicly Traded Companies method encompass two approaches using both a broad overview as well as a narrow, direct subset of features/characteristics corresponding with the company. The broad subset is the Guideline Public Companies Method (“GPC”) which captures companies in a similar industry with similar characteristics within a GICS categorization. The narrow subset is the Guideline Company Method (“GCM”) which examines closely comparable companies in terms of industry, business lines, financial metrics etc. Management also provided comparable companies that were reviewed as secondary comparison and we included those deemed relevant for the fairness opinion assessment.

We also used a Guideline Transaction Method to support the fairness opinion assessment. These were independently obtained and examined by us.

In the course of our investigation, we have assumed and relied upon the accuracy and completeness of the financial statements, forecasts, projections and other information provided to us by Chenghe and the Company and we have further relied upon the assurances of management that they were unaware of any facts that would make the information provided to us incomplete or misleading in any material respect for the purposes of this Opinion. We have not assumed any responsibility for independent verification of such information or assurances. With respect to the Polibeli management 2024, 2025 & 2026 forecasts, we have been advised by Polibeli, and have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgements of the management of Polibeli as to the future financial performance of Polibeli.

Given Chenghe’s nature as a special purpose acquisition company, for purposes of our opinion and with Chenghe’s consent, we have assumed a value of $10.00 per share in calculating the value of the ordinary shares to be issued as the Transaction Consideration under the Business Combination Agreement, with such $10.00 value being based on Chenghe’s initial public offering price, and Chenghe’s approximate Trust Account cash per outstanding share of Chenghe Class A common stock (excluding, for the avoidance of doubt, the dilutive impact of the Chenghe Class B Shares or any warrants issued by Chenghe). In rendering our opinion, we do not express any view or opinion as to what the value of any ordinary shares will be when issued pursuant to the Transaction or the price or range of prices at which any shares of Chenghe Class A common stock or other securities and financial instruments of or relating to Chenghe may trade or otherwise be transferable at any time before or after announcement or consummation of the Transaction.

In arriving at our opinion, we have not performed any independent appraisal, or physical inspection, of the assets of the Company. Our analysis does not constitute an examination, review of, or compilation of prospective financial statements in accordance with standards established by the American Institute of Certified Public Accountants (“AICPA”). We do not express an opinion or any other form of assurance on the reasonableness of the underlying assumptions or whether any of the prospective financial statements, if used, are presented in conformity with AICPA presentation guidelines. We have also assumed that neither Chenghe nor the Company

Annex G-3

are currently involved in any material transaction other than the Transaction, and those activities undertaken in the ordinary course of conducting their businesses. We are not responsible for conclusions based on erroneous or incomplete information provided to us.

Our Opinion is predicated on our assumption that the final executed version of the Business Combination Agreement will not differ in any material respect from the draft Business Combination Agreement we have examined, that the conditions to the Transaction as set forth in the Business Combination Agreement will be satisfied, and that the Transaction will be consummated on a timely basis in the manner contemplated by the Business Combination Agreement. We have also assumed, that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Transaction, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, will be imposed that would have an adverse effect on Polibeli or the contemplated benefits of the Transaction.

Our Opinion is necessarily based on business, economic, market, and other conditions as they exist and can be evaluated by us at the date of this Opinion letter. It should be noted that although subsequent developments may affect this Opinion, we do not have any obligation to update, revise, or reaffirm our Opinion.

During the two years preceding the date of ERShares Valuation Services’ engagement with respect to this Opinion, we have not provided financial advisory services to the Company. ERShares Valuation Services may provide financial advisory services to parties in the Transaction in the future, for which ERShares Valuation Services may receive compensation.

We acknowledge and agree that this Opinion and a summary thereof may be filed with or included in or with any registration or proxy statement required to be filed by Merger Sub or Chenghe with the SEC and delivered to the holders of Chenghe’s or Polibeli’s securities in connection with the Transaction.

We have been retained by Chenghe to provide this Opinion in connection with the Transaction and will receive a fixed fee for our services, a portion of which became payable to us upon our engagement by Chenghe and a portion of which is payable upon delivery of this Opinion to the Board of Directors of Chenghe. Our fee is not contingent upon, or related to, the size of the Transaction Consideration.

Conclusion

Based on the work performed by us, and on the statements above, we are of the opinion that, as of the date of this Opinion, the Transaction Consideration to be issued or paid to the shareholders of Chenghe is fair from a financial point of view to Chenghe and the shareholders of Chenghe, other than the Sponsor and any of its affiliates.

Yours Sincerely,
/s/ Joel Shulman
Dr. Joel Shulman Ph.D., CFA CEO
EntrepreneurShares LLC

Annex G-4

The information in this preliminary proxy statement/prospectus is not complete and may be changed. The Registrant may not sell these securities until the Securities and Exchange Commission declares the registration statement effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction or state where the offer or sale is not permitted.

[RESALE PROSPECTUS ALTERNATE PAGE]

PRELIMINARY, SUBJECT TO COMPLETION, DATED MARCH 14, 2025

PROXY STATEMENT FOR EXTRAORDINARY GENERAL MEETING
OF SHAREHOLDERS OF CHENGHE ACQUISITION II CO. AND
PROSPECTUS FOR UP TO 30,102,200 Class a ORDINARY SHARES of polibeli group ltd

This proxy statement/prospectus covers the resale by Xingyun International Company Limited (the “Company Shareholder”) as described in the section entitled “Selling Shareholder,” of up to 30,102,200 Class A Ordinary Shares of Polibeli Group Ltd (“Company Class A Ordinary Shares”) to be received by it in the Business Combination (as defined below) at US$10.00 per Company Class A Ordinary Share. The Company Shareholder is deemed to be an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act. The Company Shareholder may sell all, some or none of such Company Class A Ordinary Shares. Polibeli Group Ltd (the “Company”) will not receive any proceeds from any such offer or sale by the Company Shareholder.

On September 16, 2024, Chenghe Acquisition II Co., a Cayman Islands exempted company with limited liability (“Chenghe”, “SPAC”, “we” or “our”), entered into a Business Combination Agreement (the “Business Combination Agreement”) with Polibeli Group Ltd, a Cayman Islands exempted company with limited liability (the “Company”), Polibeli Merger One Limited, a Cayman Islands exempted company with limited liability and a direct wholly owned subsidiary of the Company (“Merger Sub” and together with the Company, the “Company Parties”), pursuant to which, among other transactions, on the terms and subject to the conditions set forth therein, Merger Sub shall be merged with and into Chenghe with Chenghe being the surviving company and as a direct, wholly owned subsidiary of the Company (the “Merger” or “Business Combination”). The time of the closing of the Business Combination is referred to herein as the “Closing.” The date of the Closing of the Business Combination is referred to herein as the “Closing Date.”

Company Capital Restructuring

Pursuant to the Business Combination Agreement, on the Closing Date, immediately prior to the Merger Effective Time, the following actions shall take place or be effected (in the order set forth below):

(a)     The amended and restated memorandum and articles of association of the Company substantially in the form of Annex B attached to the accompanying proxy statement/prospectus (the “A&R Company Listing Articles”) shall be adopted and become effective.

(b)    Immediately prior to the Recapitalization, the authorized share capital of the Company of US$50,000 divided into 500,000,000 ordinary shares of par value US$0.0001 each shall be re-designated as (i) 3,000,000,000 shares of Company Class A ordinary shares of a par value of US$0.00001 each (each, a “Company Class A Ordinary Share”), (ii) 1,000,000,000 shares of Company Class B ordinary shares of a par value of US$0.00001 each (each, a “Company Class B Ordinary Share,” and together with the Company Class A Ordinary Shares, the “Company Ordinary Shares”), and (iii) 1,000,000,000 shares of such class or classes (however designated) as the Company Board may determine, from time to time, of a par value of US$0.00001 each in accordance with the A&R Company Listing Articles (the “Re-designation”), such that the authorized share capital of the Company shall be US$50,000.

(c)     Immediately following the Re-designation, each issued Company Ordinary Share shall be recapitalized by way of a repurchase in exchange for the issuance of such number of Company Ordinary Shares equal to the Recapitalization Factor (i.e., one such Company Ordinary Share multiplied by the Recapitalization Factor) (the “Recapitalization” and, together with the adoption of the A&R Company Listing Articles and the Re-designation, the “Company Capital Restructuring”), subject to any adjustment in relation to the issuance of fractional shares as set forth in the Business Combination Agreement.

The Merger

Pursuant to the Business Combination Agreement, at the Merger Effective Time, and in respect of the SPAC Class B Conversion, immediately prior to the Merger Effective Time, (i) each outstanding SPAC Unit (“SPAC Unit”), consisting of one (1) SPAC Class A Ordinary Share and one-half (1/2) of one (1) SPAC Warrant, will be automatically separated (“Unit Separation”) and the holder thereof will be deemed to hold one (1) SPAC Class A

Ordinary Share and one-half (1/2) of one (1) SPAC Warrant; (ii) each SPAC Class B Ordinary Share that is issued and outstanding immediately prior to the Merger Effective Time shall be automatically converted into one (1) SPAC Class A Ordinary Share (the “SPAC Class B Conversion”) and each SPAC Class B Ordinary Share shall no longer be issued and outstanding and shall automatically be cancelled and cease to exist; (iii) each SPAC Class A Ordinary Share (which for the avoidance of doubt, includes the SPAC Class A Ordinary Shares (A) issued in connection with the SPAC Class B Conversion; and (B) held as a result of Unit Separation) that is issued and outstanding (other than the SPAC Dissenting Shares (as defined in the Business Combination Agreement), Redeeming SPAC Shares (as defined in the Business Combination Agreement) and the shares set forth in Section 3.7(a)(vii) of the Business Combination Agreement) shall be converted into the right to receive one (1) Company Class A Ordinary Share; and (iv) each SPAC Warrant that is outstanding and unexercised shall be automatically converted into the right to receive a Company Warrant, pursuant to the A&R Warrant Agreement.

At the Closing, in accordance with the Cayman Companies Act, Merger Sub will merge with and into Chenghe, the separate corporate existence of Merger Sub will cease and Chenghe will be the surviving corporation and a wholly-owned subsidiary of the Company.

Following the Closing of the Business Combination, the Company Shareholder (as defined in the accompanying proxy statement/prospectus) is expected to hold a total of 360,000,000 Company Ordinary Shares, including 312,720,720 Company Class A Ordinary Shares and 47,279,280 Company Class B Ordinary Shares. Pursuant to the A&R Company Listing Articles, the Company Class B Ordinary Shares will be entitled to ten (10) votes per share compared to one (1) vote per share of the Company Class A Ordinary Shares. As a result, it is expected that the Company Shareholder will hold over 50% of the outstanding voting power of the Company following the Closing of the Business Combination: (1) assuming no redemption of SPAC Public Shares and the exercise of all issued and outstanding SPAC Warrants, it is estimated that the Company Shareholder will hold approximately 95.67% of the total Company Ordinary Shares and control approximately 97.97% of the voting power of Company Ordinary Shares; (2) assuming the intermediate (50%) redemption of SPAC Public Shares and the exercise of all issued and outstanding SPAC Warrants, it is estimated that the Company Shareholder will hold approximately 96.78% of the total Company Ordinary Shares and control approximately 98.50% of the voting power of Company Ordinary Shares; and (3) assuming the maximum (100%) redemption of SPAC Public Shares and the exercise of all issued and outstanding SPAC Warrants, it is estimated that the Company Shareholder will hold approximately 97.92% of the total Company Ordinary Shares and control approximately 99.04% of the voting power of Company Ordinary Shares. Therefore, the Company Shareholder will be able to exert significant control over matters requiring shareholder approval, including the election of director, amendment of organizational documents, and approval or major corporate transactions such as a change in control, merger, consolidation, or sale of assets. The Company will be a “controlled company” under the Stock Exchange Listing Rules. Although the Company does not intend to do so immediately following the consummation of the Business Combination, the Company may elect to rely on one or more of the exemptions to certain corporate governance requirements so long as it remains a “controlled company.” See the sections titled “Management of the Company After the Business Combination — Controlled Company Exemption” and “Beneficial Ownership of Company Securities After the Business Combination.” Following the Closing of the Business Combination, public shareholders will only receive Company Class A Ordinary Shares.

Sales of a substantial number of the Company Class A Ordinary Shares in the public market by the Selling Shareholder, or the perception that those sales might occur, could increase the volatility of and cause a significant decline in the market price of the Company Class A Ordinary Shares and could impar our ability to raise capital through the sale of additional equity securities.

See “Risk Factors — Sales of substantial amounts of the Company Class A Ordinary Shares by the Company Shareholder, or the perception that these sales could occur, could adversely affect the price of the Company Class A Ordinary Shares.”

Although the Company is not currently a public reporting company, following the effectiveness of the registration statement of which this proxy statement/prospectus is a part and the Closing, the Company will become subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).    The Company intends to apply for listing of the Company Ordinary Shares on either the New York Stock Exchange including the NYSE American LLC (“NYSE”) or the Nasdaq Stock Market LLC (“Nasdaq”) (either, the “Stock Exchange”), under the proposed symbol “PLBL,” to be effective at the consummation of the Business Combination. It is a condition of the consummation of the Business Combination that the Company Ordinary Shares are approved for listing on the Stock Exchange (subject only to official notice of issuance thereof). While trading on the Stock Exchange is expected to begin on the first Business Day following the date of completion of the Business Combination, there can be no assurance that the Company’s securities will be listed on the Stock Exchange or that a viable and active trading market will develop. The Company intends to apply for the listing of the Company Warrants on the Stock Exchange after the Closing. See “Risk Factors” beginning on page 21 for more information.

The Company is an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), and is therefore eligible to take advantage of certain reduced reporting requirements otherwise applicable to other public companies.

The Company is also a “foreign private issuer” as defined in the Exchange Act and will be exempt from certain rules under the Exchange Act that impose certain disclosure obligations and procedural requirements for proxy solicitations under Section 14 of the Exchange Act. In addition, the Company’s officers, directors and principal shareholders will be exempt from the reporting and “short-swing” profit recovery provisions under Section 16 of the Exchange Act. Moreover, the Company will not be required to file periodic reports and financial statements with the Securities and Exchange Commission as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. Accordingly, after the Business Combination, the Company Shareholder may receive less or different information about the Company than they would receive about a U.S. domestic public company. See “Risk Factors — the Company will be a foreign private issuer, and as a result, the Company will not be subject to U.S. proxy rules and will be subject to Exchange Act reporting obligations that, to some extent, are more lenient and less frequent than those of a U.S. domestic public company.”

The accompanying proxy statement/prospectus provides Chenghe Shareholders with detailed information about the Business Combination and other matters to be considered at the Extraordinary General Meeting. We encourage you to read the entire accompanying proxy statement/prospectus, including the Annexes and other documents referred to therein, carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 21 of the proxy statement/prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the Business Combination, or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

Investing in Chenghe and the Company’s securities involves a high degree of risk. Before making an investment decision, please read the information under the section entitled “Risk Factors” elsewhere in the accompanying proxy statement/prospectus and under similar headings or in any amendment or supplement to this proxy statement/prospectus.

This resale prospectus is dated            , 2025.

[RESALE PROSPECTUS ALTERNATE PAGE]

SELLING SHAREHOLDER

This section is part of the “resale prospectus” pertaining to the registration under the Securities Act of the potential resale by the Company Shareholder of up to 30,102,200 Company Class A Ordinary Shares (the “Resale Shares”) to be received it in the Business Combination. The Company Shareholder may sell all, some or none of such Company Class A Ordinary Shares. The Company will not receive any proceeds from any such offer or sale by the Company Shareholder.

The table below sets forth information with respect to the Company Shareholder’s beneficial ownership of the Resale Shares immediately following the Closing.

Immediately prior to the Merger Effective Time, each issued Company Ordinary Share will be recapitalized by way of a repurchase in exchange for the issuance of such number of Company Ordinary Shares equal to the Recapitalization Factor. As a result, immediately following the Closing, the Company Shareholder will hold 312,720,720 Company Class A Ordinary Shares (including the Resale Shares) and 47,279,280 Company Class B Ordinary Shares.

Pursuant to the terms of the Lock-Up Agreement to be entered into at the Closing, the Company Shareholder will agree not to transfer any Company Class A Ordinary Shares held by the Company Shareholder immediately after the Merger Effective Time during a period of twelve (12)-months from and after the Closing Date, subject to certain customary exceptions. Notwithstanding the foregoing, pursuant to a waiver to be agreed to concurrently with the entry into the Lock-Up Agreement at the Closing of the Business Combination, the Resale Shares will not be subject to such transfer restrictions and will be freely tradable immediately after the Merger Effective Time.

Because the Company Shareholder may, from time to time, sell, transfer or otherwise dispose of all, some or none of the Resale Shares covered by this proxy statement/prospectus, the Company cannot determine the number of such Resale Shares that will be sold, transferred or otherwise disposed of by the Company Shareholder, or the amount or percentage of the Resale Shares that will be beneficially held by the Company Shareholder upon termination of the resale.

Name of Beneficial Owners	Number of Company Ordinary Shares Received in Business Combination		Approximate Percentage of Ownership		Number of Resale Shares Received in Business Combination	Resale Shares Offered Hereby	Approximate Percentage of Ownership after resale(4)
Xingyun International Company Limited(1)	360,000,000	(2)	95.67	%(3)	30,102,200	30,102,200	87.67	%(3)
Total	360,000,000	(2)	95.67	%(3)	30,102,200	30,102,200	87.67	%(3)

____________

(1)      Xingyun International Company Limited is a company limited by shares incorporated under the laws of the Cayman Islands, with registered address at 4th Floor Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman KY1-1002, George Town, Cayman Islands. Through its subsidiaries and consolidated entities, Xingyun International engages in the business of global integrated digital supply chain with focuses on international consumer products trading, with business operations in Asia, the U.S., Europe and Australasia. Xingyun International Company Limited is jointly controlled by (i) Xingyun Group Limited, a BVI business company incorporated under the laws of the British Virgin Islands, which is wholly owned by Mr. Wei Wang; (ii) Eastern Bell International VII Limited, a BVI business company incorporated under the laws of the British Virgin Islands, and Dingyi II Overseas International Limited, a BVI business company incorporated under the laws of the British Virgin Islands. Eastern Bell International VII Limited is wholly owned by ShangHai DingXian Business Consulting Partnership (LP), a limited partnership incorporated under the laws of the PRC, and ultimately controlled by Mr. Li Yan. Dingyi II Overseas International Limited is wholly owned by Ningbo Dingxiang Venture Capital (Limited Partnership), a limited partnership incorporated under the laws of the PRC, and ultimately controlled by Mr. Li Yan; (iii) MPC V HK Limited, a limited company incorporated under the laws of Hong Kong. MPC V HK Limited is owned by MPC V L.P. and MPC V-A L.P.. The general partner of both MPC V L.P. and MPC V-A L.P. is MPC Management V L.P.. The general partner of MPC Management V L.P. is MPC GPGP V Ltd.. Mr. David Su is the controlling shareholder of MPC GPGP V Ltd.; (iv) TK Xingyun Investment Limited, an exempted company incorporated under the laws of the Cayman Islands. TK Xingyun Investment Limited is wholly owned by Taikang Life Insurance Co., Ltd., a limited liability company

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____________

incorporated under the laws of the PRC, and ultimately controlled by Mr. Dongsheng Chen; (v) YF Hermes Limited, a BVI business company incorporated under the laws of the British Virgin Islands. YF Hermes Limited is wholly owned by Yunfeng Fund IV, L.P., a private fund registered under the laws of the Cayman Islands, and ultimately controlled by Mr. Feng Yu; and (vi) Suzhou GSR United Phase III Equity Investment Partnership (Limited Partnership), a limited partnership incorporated under the laws of the PRC, and Suzhou Zhongxin Botong Jinshi Venture Capital Partnership (Limited Partnership), a limited partnership incorporated under the laws of the PRC, both of which are ultimately controlled by Mr. Xiaofeng Pan.

(2)      Includes 312,720,720 Company Class A Ordinary Shares and 47,279,280 Company Class B Ordinary Shares.

(3)      The percentages in the above table are calculated after giving effect of the exercise of any SPAC Warrants.

(4)      The percentage assumes the resale of all Resale Shares by the Company Shareholder.

Registration of the Resale Shares does not mean that such securities necessarily will be offered or sold. The Company will not receive any proceeds from any such offer or sale by the Company Shareholder.

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[RESALE PROSPECTUS ALTERNATE PAGE]

SELLING SHAREHOLDER PLAN OF DISTRIBUTION

The Company Shareholder and any of its pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of the Company Class A Ordinary Shares being offered under this resale prospectus on any stock exchange, market or trading facility on which shares of the Company Class A Ordinary Shares are traded or in private transactions, at US$10.00 per Company Class A Ordinary Share. The Company Shareholder may use any one or more of the following methods when disposing of shares:

•        ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•        block trades in which the broker-dealer will attempt to sell the shares as agent but may position; and resell a portion of the block as principal to facilitate the transaction;

•        purchases by a broker-dealer as principal and resales by the broker-dealer for its account;

•        an exchange distribution in accordance with the rules of the applicable exchange;

•        privately negotiated transactions;

•        coverage of short sales made after the date that the registration statement of which this resale prospectus is a part is declared effective by the SEC;

•        broker-dealers may agree with the Company Shareholder to sell a specified number of such shares at a stipulated price per share;

•        a combination of any of these methods of sale; and

•        any other method permitted pursuant to applicable law.

The Company Class A Ordinary Shares may also be sold under Rule 144 under the Securities Act, if available for the Company Shareholder, rather than under this resale prospectus. The Company Shareholder has the sole and absolute discretion not to accept any purchase offer or make any sale of shares if it deems the purchase price to be unsatisfactory at any particular time.

The Company Shareholder may pledge its shares to its brokers under the margin provisions of customer agreements. If the Company Shareholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

If broker-dealers are used in the sale of the Company Class A Ordinary Shares offered under this resale prospectus, the Company Shareholder will sell the Company Class A Ordinary Shares to such broker-dealers as principals. They may then resell the Company Class A Ordinary Shares to the public at varying prices determined by the broker-dealers at the time of resale. Broker-dealers engaged by the Company Shareholder may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Company Shareholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, which commissions as to a particular broker or dealer may be in excess of customary commissions to the extent permitted by applicable law.

The Company Shareholder and any broker-dealers or agents that are involved in selling the shares offered under this resale prospectus are deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. Commissions received by these broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting discount under the Securities Act. To the extent that broker-dealers are used in the sale of the Company Class A Ordinary Shares offered under this resale prospectus, any such broker-dealers or agents that are deemed to be underwriters may not sell shares offered under this resale prospectus unless and until the Company sets forth the names of the underwriters and the material details of their underwriting arrangements in a supplement to this resale prospectus or, if required, in a replacement resale prospectus included in a post-effective amendment to the registration statement of which this resale prospectus is a part.

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The Company Shareholder and any other persons participating in the sale or distribution of the shares offered under this resale prospectus will be subject to applicable provisions of the Exchange Act, and the rules and regulations under that act, including Regulation M. These provisions may restrict activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and other activities with respect to those securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

Any FINRA member firm participating in the resale, on behalf of the Company Shareholder, of the securities on a principal or agency basis shall satisfy the filing and disclosure requirements of Rule 5110 and NASD Notice to Members 88-101, and shall not receive compensation in excess of that allowable under FINRA rules, including Rule 5110, in connection with the resale of the securities by the Company Shareholder.

If any of the Company Class A Ordinary Shares offered for sale pursuant to this resale prospectus are transferred other than pursuant to a sale under this resale prospectus, then subsequent holders could not use this resale prospectus until a post-effective amendment or prospectus supplement, is filed, naming such holders. The Company offers no assurance as to whether the Company Shareholder will sell all or any portion of the shares offered under this resale prospectus.

The Company has agreed to pay all fees and expenses it incurs incident to the registration of the shares being offered under this resale prospectus. However, the Company Shareholder and subsequent purchaser is responsible for paying any discount, and similar selling expenses they incur.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of directors and officers

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

The A&R Company Listing Articles that will become effective immediately prior to the completion of Business Combination provide that the Company shall indemnify its directors and officers (each, an “indemnified person”) from and against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such indemnified person, other than by reason of such person’s own dishonesty, willful default or fraud, in or about the conduct of Company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his/her duties, powers, authorities or discretions, including, without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such indemnified person in defending (whether successfully or otherwise) any civil proceedings concerning Company or its affairs in any court whether in the Cayman Islands or elsewhere.

The Company will also be entering into indemnification agreements with its directors and officers under the laws of the Cayman Islands, pursuant to which the Company will agree to indemnify each such person and hold him or her harmless against expenses, judgments, fines and amounts payable under settlement agreements in connection with any threatened, pending or completed action, suit or proceeding to which he or she has been made a party or in which he became involved by reason of the fact that he or she is or was the Company’s director or officer. Except with respect to expenses to be reimbursed by the Company in the event that the indemnified person has been successful on the merits or otherwise in defense of the action, suit or proceeding, the Company’s obligations under the indemnification agreements will be subject to certain customary restrictions and exceptions.

In addition, the Company maintains standard policies of insurance under which coverage is provided to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and to the Company with respect to payments which may be made by it to such directors and officers pursuant to the above indemnification provision or otherwise as a matter of law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling our company under the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21. Exhibits and Financial Statements Schedules

(a) Exhibits.

Exhibit Number	Description
2.1#

Business Combination Agreement, dated as of September 16, 2024, by and among Chenghe Acquisition II Co., Polibeli Merger One Limited and Polibeli Group Ltd (included as Annex A to the proxy statement/prospectus).

2.2	Plan of Merger (included as Annex A-1 to the proxy statement/prospectus).
3.1	Memorandum and Articles of Association of Polibeli Group Ltd.
3.2	Form of Amended and Restated Memorandum and Articles of Association of Polibeli Group Ltd (included as Annex B to proxy statement/prospectus).
3.3*

Third Amended and Restated Memorandum and Articles of Association of Chenghe Acquisition II Co. (incorporated by reference to Exhibit 3.1 to Chenghe Acquisition II Co.’s Registration Statement on Form S-1 (File No. 333-279359) filed with the SEC on May 29, 2024).

4.1*

Specimen Unit Certificate of Chenghe Acquisition II Co. (incorporated by reference to Exhibit 4.1 to Chenghe Acquisition II Co.’s Registration Statement on Form S-1 (File No. 333-279359) filed with the SEC on May 29, 2024).

Exhibit Number	Description
4.2*

Specimen Class A Ordinary Share Certificate of Chenghe Acquisition II Co. (incorporated by reference to Exhibit 4.2 to Chenghe Acquisition II Co.’s Registration Statement on Form S-1 (File No. 333-279359) filed with the SEC on May 29, 2024).

4.3*

Specimen Warrant Certificate of Chenghe Acquisition II Co. (incorporated by reference to Exhibit 4.3 to Chenghe Acquisition II Co.’s Registration Statement on Form S-1 (File No. 333-279359) filed with the SEC on May 29, 2024).

4.4*

Warrant Agreement, dated as of June 7, 2024, by and between Chenghe Acquisition II Co. and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.1 to Chenghe Acquisition II Co.’s Current Report on Form 8-K (File No. 001-42123) filed with the SEC on June 13, 2024).

4.5	Specimen Ordinary Share Certificate of Polibeli Group Ltd.
4.6	Specimen Warrant Certificate of Polibeli Group Ltd (included in Exhibit 4.7).
4.7	Form of Amended & Restated Warrant Agreement by and among Chenghe Acquisition II Co., Polibeli Group Ltd and Continental Stock Transfer & Trust Company.
5.1	Form of opinion of Hogan Lovells as to the validity of the warrants of Polibeli Group Ltd to be issued.
5.2	Opinion of Harney Westwood & Riegels as to the validity of the ordinary shares of Polibeli Group Ltd to be issued.
5.3	Opinion of EntrepreneurShares Valuation Services (included as Annex G to the proxy statement/prospectus).
10.1

Sponsor Support Agreement, dated as of September 16, 2024, by and among Polibeli Group Ltd and Chenghe Acquisition II Co., Chenghe Investment II Limited (included as Annex C to the proxy statement/prospectus).

10.2#

Company Shareholder Support Agreement, dated as of September 16, 2024, by and among Polibeli Group Ltd, Chenghe Acquisition II Co., and shareholder of Polibeli Group Ltd (included as Annex D to the proxy statement/prospectus).

10.3	Form of Lock-Up Agreement by and among Polibeli Group Ltd, Chenghe Investment II Limited and certain other parties thereto (included as Annex F to the proxy statement/prospectus).
10.4

Form of Registration Rights Agreement by and among Polibeli Group Ltd, Chenghe Acquisition II Co., Chenghe Investment II Limited and certain other parties thereto (included as Annex E to the proxy statement/prospectus).

10.5	Form of Indemnification Agreement between Polibeli Group Ltd and its directors and executive officers.
10.6	Form of Executive Employment Agreement between Polibeli Group Ltd and its executive officers.
10.7	Loan Agreement between Hong Kong Xinyun Trading Limited and Tian Xing Cloud (Singapore) Supply Chain Pte. Ltd., dated April 1, 2024.
10.8	English Translation of Supplemental Agreement of Loan Agreement between Hong Kong Xinyun Trading Limited and Tian Xing Cloud (Singapore) Supply Chain Pte. Ltd., dated September 26, 2024.
10.9	2024 Equity Incentive Plan of Polibeli Group Ltd.
21.1	List of subsidiaries of Polibeli Group Ltd.
23.1	Consent of Marcum Asia CPAs LLP, an independent registered accounting firm for Polibeli Group Ltd.
23.2	Consent of Enrome LLP, an independent registered accounting firm for Chenghe Acquisition II Co.
23.3	Consent of Hogan Lovells (included in Exhibit 5.1).
23.4	Consent of Harney Westwood & Riegels (included in Exhibit 5.2).
23.5	Consent of Han Kun Law Offices.
23.6	Consent of EntrepreneurShares Valuation Services, an independent financial advisor for Chenghe Acquisition II Co.
24.1	Power of Attorney (included on signature page to the initial filing of the Registration Statement).
99.1	Form of Proxy for Extraordinary General Meeting.
99.2	Code of Business Conduct and Ethics of Polibeli Group Ltd.
99.3	Consent of Cong Cheng to be named as an Independent Director.
99.4	Consent of Asséré Marc to be named as an Independent Director.
107	Filing Fee Table

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*        Previously filed.

#        Schedules and exhibits to this Exhibit omitted pursuant to Regulation S-K Item 601(b)(2). The Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

Item 22. Undertakings

The undersigned registrant hereby undertakes:

•        To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

•        To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

•        To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

•        To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

•        That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

•        To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

•        To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (1)(d) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

•        Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

•        Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

•        The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

•        Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The registrant undertakes that every prospectus: (a) that is filed pursuant to the immediately preceding paragraph, or (b) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means; and (ii) to arrange or provide for a facility in the U.S. for the purpose of responding to such requests. The undertaking in subparagraph (i) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Jakarta, Indonesia on the 14th day of March, 2025.

Polibeli Group Ltd
By:	/s/ Fucheng Yan
Name:	Fucheng Yan
Title:	Director and Chairman

Power of Attorney

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Fucheng Yan as his true and lawful attorney-in-fact and agent, with full power to act alone, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement on Form F-4, and to sign any registration statement for the same offering covered by this registration statement that is to be effective on filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or resubstitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following person in the capacities and on the dates indicated:

Signature	Title	Date
/s/ Fucheng Yan	Director and Chairman	March 14, 2025
Fucheng Yan
/s/ Hua Chen	Chief Executive Officer	March 14, 2025
Hua Chen	(Principal Executive Officer)
/s/ Hua Chen	Principal Financial Officer	March 14, 2025
Hua Chen	(Principal Financial and Accounting Officer)

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Polibeli Group Ltd, has signed this registration statement or amendment thereto in New York, NY, on March 14, 2025.

By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice-President on behalf of Cogency Global Inc.

Pursuant to the requirements of the Securities Act of 1933, as amended, the co-registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Hong Kong on the 14th day of March, 2025.

Chenghe Acquisition II Co.
By:	/s/ Shibin Wang
Name:	Shibin Wang
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following person in the capacities and on the dates indicated:

Signature	Title	Date
/s/ Shibin Wang	Chief Executive Officer and	March 14, 2025
Shibin Wang	Chairman of Board of Directors (Principal Executive Officer)
/s/ Lyle Wang	Chief Financial Officer	March 14, 2025
Lyle Wang	(Principal Financial and Accounting Officer)

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this registration statement, solely in its capacity as the duly authorized representative of Chenghe Acquisition II Co., in the City of New York, New York, on March 14, 2025.

By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice President on behalf of Cogency Global Inc.